As filed with the Securities and Exchange Commission on October 10, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENBRIDGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada	4923	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

200, 425 - 1st Street S.W.

Calgary, Alberta T2P 3L8, Canada

Telephone: 1-403-231-3900

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Kelly L. Gray

Enbridge (U.S.) Inc.

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Robert E. Buckholz George J. Sampas Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone Number: (212) 558-4000	Tyler W. Robinson Vice President & Corporate Secretary Enbridge Inc. 200, 425 - 1st Street S.W. Calgary, Alberta T2P 3L8, Canada Telephone Number: 1-403-231-3900	William S. Anderson Bracewell LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 Telephone Number: (713) 221-2300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon consummation of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares	29,174,068	N/A	$979,081,722.08	$118,664.70

(1)

Represents the estimated maximum number of common shares of Enbridge Inc. (“Enbridge”) to be issuable upon completion of the merger with Enbridge Energy Management, L.L.C. (“EEQ”) described herein, at an exchange ratio of 0.335 of an Enbridge common share per listed share of EEQ, the consideration for the merger, based upon 87,086,769 outstanding shares of EEQ not already owned by Enbridge or entities it controls as of October 2, 2018.

(2)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (x) $33.56 (the average of the high and low prices of the Enbridge common shares, as reported on the New York Stock Exchange on October 2, 2018, rounded to the nearest cent) multiplied by (y) the estimated number of Enbridge common shares to be registered.

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $118,664.70, which is equal to 0.0001212 multiplied by the proposed maximum aggregate offering price of $979,081,722.08.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED OCTOBER 10, 2018

ENBRIDGE ENERGY MANAGEMENT, L.L.C.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[                ]

To the Shareholders of Enbridge Energy Management, L.L.C.:

On September 17, 2018, Enbridge Energy Management, L.L.C., which is referred to as “EEQ”, entered into an Agreement and Plan of Merger (which, as may be amended from time to time, is referred to as the “Merger Agreement”) with Enbridge Inc. (“Enbridge” or “ENB”), Winter Acquisition Sub I, Inc. (“Merger Sub”) and, solely for the purposes of Article I, Section 2.4 and Article X therein, Enbridge Energy Company, Inc. (the “General Partner”). The Merger Agreement provides that Merger Sub will be merged with and into EEQ, with EEQ being the surviving entity and becoming an indirect wholly owned subsidiary of Enbridge (the “Merger”). As a result of the Merger, Enbridge will acquire indirectly all of the outstanding listed shares of EEQ (the “Listed Shares”) that Enbridge and its subsidiaries do not already own.

A special committee composed of independent members of the board of directors of EEQ, which is referred to as the “Special Committee”, and the board of directors of EEQ, which is referred to as the “EEQ Board”, each have determined that the Merger is fair and reasonable to EEQ, including the holders of the outstanding Listed Shares (other than Enbridge and its affiliates), and have approved the Merger Agreement and the Merger. The approval of the Merger Agreement and the Merger by EEQ requires the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than Enbridge and its affiliates) entitled to vote on such matter at a meeting of the holders of Listed Shares. In addition, completion of the Merger is contingent upon the completion of the acquisition by Enbridge of all of the outstanding Class A common units of Enbridge Energy Partners, L.P. (“EEP”) (other than any Class A common units held by Enbridge and its affiliates) in the EEP merger (as defined below).

If the Merger and the EEP merger are successfully completed, each outstanding Listed Share not owned by Enbridge or any of its subsidiaries will be converted into the right to receive 0.335 of an Enbridge common share, which common shares are referred to as “Enbridge common shares” and such exchange ratio is referred to as the “Exchange Ratio”. Based on the number of Enbridge common shares, Listed Shares and EEP Class A common units that are outstanding as of October 2, 2018 (other than any Listed Shares or EEP Class A common units owned by Enbridge or its subsidiaries), the number of Enbridge common shares issued in exchange for Listed Shares as a result of the proposed Merger and the EEP merger would in the aggregate represent approximately 1.7% of the outstanding Enbridge common shares as of October 2, 2018 (or approximately 1.4% if the proposed Merger and the Other Merger Transactions described below were successfully completed, based on the number of Enbridge common shares expected to be issued in the proposed Merger and the Other Merger Transactions in accordance with the respective transaction agreements, and the number of outstanding Enbridge common shares and outstanding shares or units, as the case may be, of each of EEQ, EEP, SEP and ENF (each of SEP and ENF, as defined below), as of October 2, 2018). The actual number of Enbridge common shares issued in the Merger and the EEP merger will be determined by multiplying the Exchange Ratio by the number of issued and outstanding Listed Shares held by Unaffiliated EEP Unitholders and the exchange ratio in the EEP merger by the number of issued and outstanding Class A common units held by the public as of the closing date of the Merger. The actual number of Enbridge common shares issued in each of the SEP merger and the ENF plan of arrangement (each, as defined below) will be determined by multiplying the applicable exchange ratio by the number of publicly held shares or units of the acquired entity as of the closing date of each such transaction.

Enbridge has also entered into definitive agreements to acquire, in separate combination transactions, all of the outstanding equity securities that Enbridge does not already own of (1) EEP, (2) Spectra Energy Partners, LP (“SEP”), and (3) Enbridge Income Fund Holdings Inc. (“ENF”), which transactions are referred to separately as the “EEP merger”, the “SEP merger” and the “ENF plan of arrangement”, respectively, and collectively as the “Other Merger Transactions”.

Each of EEP and ENF will hold a special meeting of its shareholders to obtain their approval of the applicable merger agreement or plan of arrangement. SEP will solicit consents in order to obtain the requisite approval of the SEP unitholders. The completion of the Merger is conditioned upon the completion of the EEP merger; however, none of the EEP merger, the SEP merger or the ENF plan of arrangement is conditioned on the completion of the Merger or any of the Other Merger Transactions. The consents of Enbridge and its subsidiaries (other than SEP) to the SEP merger are sufficient to approve the SEP merger and the related merger agreement.

We are holding a special meeting of EEQ shareholders on [                ], [                ] at [                ] local time, at 5400 Westheimer Court, Houston, Texas 77056, to obtain your vote to approve the Merger Agreement. Your vote is very important, regardless of the number of Listed Shares that you own. The Merger cannot be completed unless a majority of the outstanding Listed Shares held by the Unaffiliated EEQ Shareholders are voted for the approval of the Merger Agreement at the special meeting. Therefore, your failure to vote your EEQ shares will have the same effect as a vote against approval of the Merger Agreement.

The Special Committee and the EEQ Board each recommend that EEQ shareholders vote FOR the approval of the Merger Agreement and FOR the proposals to waive and amend certain provisions of the limited liability company agreement of EEQ in connection therewith, and the EEQ Board recommends that EEQ shareholders vote FOR the adjournment of the special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

EEQ owns all of the i-units of EEP, and all of the units of EEP (other than the Class F units of EEP), including the i-units, will vote on the EEP merger. The manner in which EEQ will vote the i-units is established in the organizational documents of EEQ, which require that EEQ submit to a vote of the EEQ shareholders any matter, including the EEP merger, on which EEQ is entitled to vote the i-units. EEQ will vote its i-units on the EEP merger based upon the manner that the EEQ shareholders have voted their EEQ shares, “for,” “against” or “abstain” at the EEQ special meeting. As a result, the EEQ special meeting agenda includes two proposals related to the EEP merger to determine the manner in which EEQ will vote its i-units. The EEQ Board recommends that EEQ shareholders vote FOR the approval of the two proposals related to the EEP merger. In order to fully inform you with respect to the EEP merger, the accompanying proxy statement/prospectus includes the complete EEP proxy statement/prospectus as Annex D hereto.

The Listed Shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “EEQ”, and the Enbridge common shares are traded on the NYSE and the Toronto Stock Exchange (the “TSX”) under the symbol “ENB”. The last reported sale price of Enbridge common shares on the NYSE on October 9, 2018, was US$33.70. The last reported sale price of the Listed Shares on the NYSE on October 9, 2018, was US$11.37.

On behalf of the EEQ Board, I invite you to attend the special meeting. Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into it), which includes important information about the Merger Agreement, the proposed Merger, the Other Merger Transactions and the special meeting. Please pay particular attention to the section titled “Risk Factors ” beginning on page 34 of the accompanying proxy statement/prospectus.

On behalf of the EEQ Board, thank you for your continued support.

Sincerely,

Jeffrey A. Connelly
Chairman of the Board of Directors Enbridge Energy Management, L.L.C.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, THE APPROVAL OF THE MERGER AGREEMENT, THE ISSUANCE OF ENBRIDGE COMMON SHARES IN CONNECTION WITH THE MERGER OR ANY OTHER MERGER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Enbridge is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in the accompanying proxy statement/prospectus are residents of Canada, and that all or a substantial portion of the assets of Enbridge and said persons are located outside the United States.

The accompanying proxy statement/prospectus is dated [                ], and is first being mailed to EEQ shareholders on or about [                ].

ENBRIDGE ENERGY MANAGEMENT, L.L.C.

5400 Westheimer Court

Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Enbridge Energy Management, L.L.C.:

Notice is hereby given that a special meeting of shareholders of Enbridge Energy Management, L.L.C., a Delaware limited liability company, which is referred to as “EEQ”, will be held on [                ], [                ] at [                ], local time, at 5400 Westheimer Court, Houston, Texas 77056, solely for the following purposes:

•

Proposal 1: To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of September 17, 2018 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Enbridge Energy Management, L.L.C. (“EEQ”), Enbridge Inc. (“Enbridge” or “ENB”), Winter Acquisition Sub I, Inc. (“Merger Sub”) and, solely for purposes of Article I, Section 2.4 and Article X therein, Enbridge Energy Company, Inc. (the “General Partner”) (the “EEQ Merger Proposal”);

•

Proposal 2: To consider and vote on a proposal to waive Section 9.01(a)(v) of the Amended and Restated Limited Liability Company Agreement of EEQ, dated as of October 17, 2002, as amended (the “EEQ LLC Agreement”), in connection with the Merger (the “Waiver Proposal”);

•

Proposal 3: To consider and vote on a proposal to adopt an amendment to the EEQ LLC Agreement (the “EEQ LLC Agreement Amendment”) to increase certain voting rights to which the record holders of Listed Shares are entitled (the “EEQ LLC Agreement Amendment Proposal”);

•

Proposal 4: To consider and vote on a proposal to approve the adjournment of the special meeting from time to time, if necessary to solicit additional proxies if there are not sufficient votes to approve the EEQ Merger Proposal , the Waiver Proposal or the EEQ LLC Agreement Amendment Proposal, at the time of the special meeting (the “EEQ Adjournment Proposal”);

•

Proposal 5: To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of September 17, 2018 (as it may be amended from time to time, the “EEP merger agreement”), entered into by and among Enbridge Energy Partners, L.P. (“EEP”), the General Partner, EEQ, Enbridge, Enbridge (U.S.) Inc., Winter Acquisition Sub II, LLC and, solely for purposes of Article I, Article II and Article XI therein, Enbridge US Holdings Inc., in order to determine how the EEP i-units will be voted at the special meeting in which the EEP unitholders will vote on the EEP merger agreement (the “EEP special meeting”) on the proposal to approve the EEP merger agreement (the “EEP Merger Proposal”); and

•

Proposal 6: To consider and vote on a proposal to approve the adjournment of the EEP special meeting from time to time, if necessary to solicit additional proxies if there are not sufficient votes to approve the EEP merger agreement at the time of the EEP special meeting, in order to determine how the EEP i-units will be voted at the EEP special meeting on the proposal to approve the EEP merger agreement (the “EEP Adjournment Proposal”, together with the “EEQ Adjournment Proposal”, the “Adjournment Proposals”).

The EEQ Merger Proposal, the Waiver Proposal, the EEQ LLC Agreement Amendment Proposal and the Adjournment Proposals are referred to as the “Proposals”.

These items of business, including the Merger Agreement, the proposed Merger, the proposed Waiver and amendment to the EEQ LLC Agreement, are described in detail in the accompanying proxy statement/prospectus, and the proposals related to the EEP merger agreement and the EEP merger are described in detail in the EEP proxy statement/prospectus attached to the accompanying proxy statement/prospectus as Annex D.

A special committee composed of independent members of the board of directors of EEQ, which is referred to as the “Special Committee”, and the board of directors of EEQ, which is referred to as the “EEQ Board”, each have, acting in good faith, determined that the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Merger, and the EEQ LLC Agreement Amendment, are fair and reasonable to EEQ, including the holders of the outstanding Listed Shares (other than Enbridge and its affiliates), have approved the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Merger, and the EEQ LLC Agreement Amendment and recommend that the EEQ shareholders vote FOR the EEQ Merger Proposal, FOR the Waiver Proposal and FOR the EEQ LLC Agreement Amendment Proposal, and the EEQ Board recommends that the EEQ shareholders vote FOR the EEQ Adjournment Proposal.

The Special Committee and the EEQ Board and the board of directors of the General Partner, which is referred to as the “GP Board”, each have, acting in good faith, determined that the EEP merger agreement and the transactions contemplated by the EEP merger agreement, including the EEP merger, are fair and reasonable to EEP, including the holders of the outstanding units of EEP (other than Enbridge and its affiliates), have approved the Merger Agreement and the Merger and have recommended that the EEP unitholders, including EEQ, as the holder of EEP’s i-units, vote FOR the EEP Merger Proposal, and the EEQ Board has recommended that the EEP unitholders, including EEQ, as the holder of EEP’s i-units, vote FOR the EEP Adjournment Proposal. The EEQ Board recommends that EEQ shareholders vote FOR the EEP Merger Proposal and FOR the EEP Adjournment Proposal.

Only EEQ shareholders of record as of the close of business on [                ] are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of EEQ shareholders entitled to vote at the special meeting will be available in EEQ’s offices located at 5400 Westheimer Court, Houston, Texas 77056, during regular business hours for a period of ten days before the special meeting, and at the place of the special meeting during the meeting.

YOUR VOTE IS VERY IMPORTANT!

Approval of the EEQ Merger Proposal, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal by the EEQ shareholders are conditions to the consummation of the Merger and require the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Listed Shares owned by Enbridge, the General Partner, Merger Sub or any other direct or indirect wholly owned subsidiary of Enbridge and Listed Shares owned by EEQ or any direct or indirect wholly owned subsidiary of EEQ, and in each case not held on behalf of third parties (collectively, the “Excluded Shares”)) entitled to vote on such matters at a meeting of the holders of Listed Shares. Approval of the EEP merger agreement requires the affirmative vote or consent of (1) the holders of at least 66 2⁄3% of the outstanding EEP units (other than the EEP Class F units), and (2) the holders of a majority of the outstanding EEP Class A common units (other than EEP Class A common units held by Enbridge and its affiliates) and the outstanding EEP i-units (other than EEP i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the EEP special meeting or any adjournment or postponement thereof. Because the Merger is conditioned upon the completion of the EEP merger, a vote against or to abstain from voting on the proposal to approve the EEP merger agreement is indirectly a vote against the Merger Agreement. Your failure to vote your EEQ shares will have the same effect as a vote against the approval of the Merger Agreement and the EEP merger agreement.

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time by 11:59 p.m., Eastern Time, on the day before the special meeting. If your EEQ shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, please follow the instructions on the voting instruction card furnished to you by them.

We urge you to carefully read the accompanying proxy statement/prospectus, including all documents incorporated by reference into it, and its annexes before voting your EEQ shares at the special meeting or submitting your voting instructions by proxy.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING:

Please note that space limitations make it necessary to limit attendance to EEQ shareholders. Admission to the special meeting will be on a first-come, first-served basis. Registration will begin at [                ] a.m., and seating will begin at [                ]. EEQ shareholders will be asked to present valid picture identification, such as a driver’s license or passport. EEQ shareholders holding Listed Shares in brokerage accounts will also need to bring a copy of the voting instruction card that they received from their broker or other nominee in connection with the special meeting, or a brokerage statement reflecting share ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

By order of the board of directors,

Jeffrey A. Connelly
Chairman of the Board of Directors Enbridge Energy Management, L.L. C.

Houston, Texas

[                ]

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Enbridge and EEQ from other documents that Enbridge and EEQ have filed with the U.S. Securities and Exchange Commission, which is referred to as the “SEC”, and that are contained in or incorporated by reference herein. For a listing of documents incorporated by reference herein, please see the section titled “Where You Can Find More Information” beginning on page [        ] of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You will also be able to obtain copies of documents filed by Enbridge with the SEC from Enbridge’s website at https://www.enbridge.com/ under the “Investment Center” link and then under the heading “Reports and SEC Filings” or copies of documents filed by EEQ with the SEC by accessing EEQ’s website at https://www.enbridgemanagement.com/ under the “Investor Relations” link, and then under the heading “Financial Information”. The information contained on either of Enbridge’s or EEQ’s respective websites is not incorporated into this proxy statement/prospectus and is not a part of this proxy statement/prospectus.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Enbridge or EEQ, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Enbridge Energy Management, L.L.C.	Enbridge Inc.
5400 Westheimer Court Houston, Texas 77056 Attention: Corporate Secretary Telephone: 1-800-481-2804	200, 425 - 1st Street S.W. Calgary, Alberta T2P 3L8, Canada Attention: Investor Relations Telephone: 1-800-481-2804

In addition, if you have questions about the Merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact D.F. King & Co., Inc., EEQ’s proxy solicitor, at the address and telephone numbers listed below. You will not be charged for any of these documents that you request.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (800) 207-3159

Email: Enbridge@dfking.com

To obtain timely delivery of these documents prior to the special meeting, holders of EEQ shares must request the information no later than [                ] (which is five business days before the date of the special meeting) in order to receive them before the special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Enbridge (File No. 333-[                ]), constitutes a prospectus of Enbridge under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Enbridge common shares to be issued to holders of Listed Shares pursuant to the Merger Agreement.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of EEQ under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of EEQ shareholders, which is referred to as the “special meeting”, at which EEQ shareholders will be asked to consider and vote on and approve the EEQ Merger Proposal, the Waiver Proposal, the EEQ LLC Agreement Amendment Proposal and the EEP Merger Proposal. In order to fully inform the EEQ shareholders with respect to the EEP merger, this proxy statement/prospectus includes the complete EEP proxy statement/prospectus as Annex D.

We are responsible for the information contained in, and incorporated by reference into, this proxy statement/prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should bear in mind that although the information contained in, or incorporated by reference into, this proxy statement/prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this proxy statement/prospectus. Enbridge’s and EEQ’s business, financial condition, results of operations and prospects may have changed since those dates.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation.

Enbridge and EEQ have both contributed to the information contained in this proxy statement/prospectus. The information concerning Enbridge contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Enbridge, and information concerning EEQ contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by EEQ.

Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

CURRENCY EXCHANGE RATE DATA

The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the daily exchange rate as reported by the Bank of Canada. Such exchange rate on October 2, 2018 was C$1.2817 = US$1.00.

	Period End	Average	Low	High
Year ended December 31, (C$ per US$)
2017	1.2545	1.2986	1.2128	1.3743
2016	1.3427	1.3248	1.2544	1.4589
2015	1.3840	1.2787	1.1728	1.3990
2014	1.1601	1.1045	1.0614	1.1643
2013	1.0636	1.0299	0.9839	1.0697

	Low	High
Month ended, (C$ per US$)
October 2018 (through October 2, 2018)	1.2803	1.2817
September 2018	1.2905	1.3188
August 2018	1.2917	1.3152
July 2018	1.3017	1.3255
June 2018	1.2913	1.3310
May 2018	1.2775	1.3020
April 2018	1.2552	1.2908

Source:

Bank of Canada website. Exchange rates prior to 2017 in the tables above represent daily noon rates. Due to a change in calculation methodology of the rates published by the Bank of Canada, the exchange rates for 2017 onward represent daily average exchange rates.

FREQUENTLY USED TERMS

This proxy statement/prospectus generally does not use technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:

“Canadian Tax Act” refers to the Income Tax Act (Canada), including the regulations promulgated thereunder, as amended from time to time.

“Closing Date” refers to the date on which the Merger is completed.

“EEP” refers to Enbridge Energy Partners, L.P., a publicly-traded Delaware limited partnership.

“EEQ” refers to Enbridge Energy Management, L.L.C., a publicly-traded Delaware limited liability company.

“EEQ LLC Agreement” refers to the Amended and Restated Limited Liability Company Agreement of EEQ, dated as of October 17, 2002, as amended.

“EEQ shareholders” refers to holders of any EEQ shares.

“EEQ shares” refers to the Listed Shares and the Voting Shares of EEQ.

“Effective Time” refers to the time on the Closing Date at which the Merger becomes effective as specified in the certificate of merger of EEQ and Merger Sub to be filed with the Secretary of State of the State of Delaware.

“Enbridge” or “ENB” refers to Enbridge Inc., a Canadian corporation.

“Enbridge shareholders” refers to the holders of Enbridge common shares.

“Exchange Ratio” refers to 0.335 of a validly issued, fully paid and non-assessable Enbridge common share for each Listed Share held by Unaffiliated EEQ Shareholders.

“Excluded Shares” refers to Listed Shares owned by Enbridge, Enbridge Energy Company, Inc., Merger Sub or any other direct or indirect wholly owned subsidiary of Enbridge and Listed Shares owned by EEQ or any direct or indirect wholly owned subsidiary of EEQ, and in each case not held on behalf of third parties.

“General Partner” refers to Enbridge Energy Company, Inc., a Delaware corporation and the general partner of EEP.

“i-unit” refers to the i-units representing limited partner interests of EEP. All i-units are owned by EEQ and the i-units are not publicly traded.

“Listed Share” refers to each listed share of EEQ.

“Merger” refers to the proposed merger of Merger Sub with and into EEQ, pursuant to which EEQ will survive the merger as an indirect wholly owned subsidiary of Enbridge.

“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of September 17, 2018, entered into by and among EEQ, Enbridge, Merger Sub and, solely for purposes of Article I, Section 2.4 and Article X therein, Enbridge Energy Company, Inc.

“Merger Consideration” refers to the conversion of each issued and outstanding Listed Share immediately prior to the Effective Time (other than the Excluded Shares) into the right to receive 0.335 of a validly issued, fully paid and non-assessable Enbridge common share.

“Merger Sub” refers to Winter Acquisition Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Enbridge.

“Midcoast Transaction” refers to the sale by Enbridge (U.S.) Inc., an indirect subsidiary of Enbridge, of Midcoast Operating, L.P. and its subsidiaries (collectively, “Midcoast”) to AL Midcoast Holdings, LLC for cash proceeds of approximately US$1.1 billion less deposits and other customary closing items, as disclosed in Enbridge’s Current Report on Form 8-K, filed with the SEC on August 1, 2018.

“Record Date” refers to the close of business in New York, New York on [                ].

“special meeting” refers to the special meeting of the holders of outstanding EEQ shares to be held on [                ].

“Treaty” refers to the Canada-United States Income Tax Convention (1980).

“Unaffiliated EEQ Shareholder” refers to a holder of any Listed Shares, other than Enbridge and its affiliates.

“Voting Share” refers to each voting share of EEQ.

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QUESTIONS AND ANSWERS

The following section provides brief answers to certain questions that you may have regarding the Merger Agreement and the proposed Merger. Please note that this section does not address all issues that may be important to you as a holder of EEQ shares. Accordingly, you should carefully read this entire proxy statement/prospectus, including each of the annexes, and the documents that have been incorporated by reference into this proxy statement/prospectus. Please read the section titled “Where You Can Find More Information” beginning on page [        ].

Q:	Why am I receiving these materials?

A:

This proxy statement/prospectus is being provided by the EEQ Board to holders of EEQ shares in connection with the proposed Merger and the issuance of Enbridge common shares to holders of Listed Shares, and the Waiver and amendment to the EEQ LLC Agreement in connection with the proposed Merger.

Q:	What are the proposed transactions?

A:

Enbridge and EEQ have agreed that Enbridge will acquire EEQ by merging Merger Sub, a wholly owned subsidiary of Enbridge, with and into EEQ, with EEQ surviving the Merger as an indirect wholly owned subsidiary of Enbridge, under the terms of the Merger Agreement described in this proxy statement/prospectus and attached as Annex A to this proxy statement/prospectus. As a result of the Merger, each issued and outstanding Listed Share, other than the Excluded Shares, will be converted into the right to receive 0.335 of an Enbridge common share. The approximately 11.5 million Listed Shares and 7.4 Voting Shares owned by Enbridge and its subsidiaries, as of October 2, 2018, will remain outstanding and will not be affected by the Merger and no consideration will be delivered in respect thereof. The Merger will become effective at the Effective Time.

The completion of the Merger is conditioned upon, among other things, (1) the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matters at a meeting of the holders of Listed Shares to approve the waiver of Section 9.01(a)(v) of the EEQ LLC Agreement in connection with the Merger (the “Waiver”), the EEQ LLC Agreement Amendment and (2) the completion of the EEP merger.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by the EEQ Board.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], [ ] at [ ], local time, at 5400 Westheimer Court, Houston, Texas 77056.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	Merger Agreement: To approve the Merger Agreement and the Waiver;

•	Waiver: To approve the waiver of Section 9.01(a)(v) of the EEQ LLC Agreement in connection with the Merger;

•

EEQ LLC Agreement Amendment: To approve the adoption of the EEQ LLC Agreement Amendment to enfranchise each Listed Share with one vote on each matter submitted to a vote or consent of the record holders of Listed Shares;

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•

EEQ Adjournment: To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal on the Merger Agreement, the Waiver or the EEQ LLC Agreement Amendment;

•

EEP Merger Agreement: To approve the EEP merger Agreement in order to determine how the EEP i-units owned by EEQ will be voted at the EEP special meeting on the proposal to approve the EEP merger agreement; and

•

EEP Adjournment: To approve any motion to adjourn the special meeting from time to time to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal on the EEP merger agreement in order to determine how the EEP i-units owned by EEQ will be voted at the EEP special meeting on the proposal to approve the EEP Adjournment Proposal.

Q:	How do the Special Committee and the EEQ Board recommend that I vote on the proposals?

A:	The Special Committee and the EEQ Board each recommend that you vote:

•	“FOR” the EEQ Merger Proposal;

•	“FOR” the Waiver Proposal; and

•	“FOR” the EEQ LLC Agreement Amendment Proposal.

The EEQ Board recommends that you vote:

•	“FOR” any EEQ Adjournment Proposal;

•	“FOR” the EEP Merger Proposal; and

•	“FOR” any EEP Adjournment Proposal.

For a discussion of each proposal, see the sections titled “The Merger—Recommendation of the Special Committee” beginning on page [        ], titled “The Merger—Recommendation of the EEQ Board” beginning on page [        ] and “The Merger—Reasons for the Recommendation of the Special Committee” beginning on page [        ].

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of EEQ shares as of the close of business on [                ] will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. [                ] is referred to as the “Record Date” for the purposes of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:

A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at a meeting of the EEQ shareholders. A quorum of EEQ shareholders is required to approve the Proposals at the special meeting, but not to approve any adjournment of the meeting. The presence, in person or by proxy, of EEQ shareholders representing a majority of the Listed Shares outstanding on the Record Date, other than Listed Shares owned by the General Partner and its affiliates, will constitute a quorum for the special meeting.

Q:	What vote is required to approve the proposals?

A:

The approval of the EEQ Merger Proposal, including the approval of the Merger Agreement, and the approval of the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal in connection with the Merger each require the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matters at a meeting of the holders of Listed Shares.

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Pursuant to the terms of the EEQ LLC Agreement, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding EEQ shares represented either in person or by proxy at the special meeting, whether or not a quorum exists.

The EEQ shareholders cannot themselves approve the EEP merger agreement. The vote of the EEQ shareholders to approve the EEP Merger Proposal, including the EEP merger agreement, will determine only how the EEP i-units will be voted at the EEP special meeting. Approval of the EEP merger agreement requires the affirmative vote or consent of (1) the holders of at least 66 2⁄3% of the outstanding EEP units (other than the EEP Class F units), and (2) the holders of a majority of the outstanding EEP Class A common units (other than EEP Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the EEP special meeting or any adjournment or postponement thereof. If submitted to a vote of EEP unitholders, approval of an adjournment of the EEP special meeting to solicit additional proxies, if there are not sufficient votes to approve the EEP merger agreement at the time of the EEP special meeting, requires (1) if a quorum does not exist, the affirmative vote of the holders of a majority of the outstanding EEP units represented either in person or by proxy at the special meeting or (2) if a quorum does exist, the affirmative vote of 66 2⁄3% of the outstanding EEP units represented either in person or by proxy at the special meeting.

ENBRIDGE SHAREHOLDERS ARE NOT BEING ASKED FOR A CONSENT OR PROXY AND ENBRIDGE SHAREHOLDERS ARE REQUESTED NOT TO SEND ENBRIDGE A CONSENT OR PROXY.

Q:	How are votes counted?

A:

To adopt and approve the EEQ Merger Proposal, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or EEQ shares voting on the proposal to approve the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the proposal to approve the EEQ Merger Proposal, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal. Failure to submit your proxy or to attend the meeting will also have the same effect as a vote against the proposal to approve the EEQ Merger Proposal, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal. In addition, if your EEQ shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your EEQ shares on the proposal to approve the Merger Agreement in the absence of specific instructions from you. These non-voted EEQ shares will not be counted as present for purposes of determining a quorum and will have the effect of a vote against the approval of the Merger Agreement.

For any EEQ Adjournment Proposal, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as a vote against this proposal. Failure to submit your proxy and to attend the meeting will have no effect on the outcome of any vote to adjourn the special meeting if a quorum is not present. If a quorum is present, it will have the same effect as a vote against any adjournment proposal. In addition, if your EEQ shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your EEQ shares on this proposal in the absence of specific instructions from you. These non-voted EEQ shares will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of any vote of the EEQ shareholders to adjourn the special meeting unless a quorum is present.

For the EEP Merger Proposal, you may vote FOR, AGAINST or ABSTAIN. EEQ will vote the EEP i-units in accordance with the number of EEQ shares voted FOR, AGAINST or ABSTAIN with respect to the EEP merger. EEQ shares not voted with respect to the EEP merger will result in EEP i-units being voted as

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abstentions. At the EEP special meeting, abstentions will not be counted as votes cast or EEQ shares voting on the proposal to approve the EEP merger agreement but will count for the purpose of determining whether a quorum is present. If you abstain or do not vote your EEQ shares with respect to the EEP merger, it will have the same effect as if you voted against the proposal to approve the EEP merger agreement. In addition, if your EEQ shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your EEQ shares on the proposal to approve the EEP merger agreement in the absence of specific instructions from you. These non-voted shares will not be counted as present for purposes of determining a quorum at the EEP special meeting but will have the effect of a vote against the approval of the EEP merger agreement at the EEP special meeting. Because the Merger is contingent upon the EEP merger, a vote against or to abstain from voting on the proposal to approve the EEP merger agreement is indirectly a vote against the Merger Agreement.

For any EEP Adjournment Proposal, you may vote FOR, AGAINST or ABSTAIN. If submitted to a vote of EEP unitholders, EEQ will vote the EEQ i-units in accordance with the number of EEQ shares voted FOR, AGAINST or ABSTAIN at the special meeting. If you abstain or you do not vote your EEQ shares, it will have the same effect as a vote against this proposal. EEQ shares not voted will result in EEP i-units being voted as abstentions. In addition, if your EEQ shares are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary also will not be entitled to vote your EEQ shares on this proposal in the absence of specific instructions from you. These non-voted shares will not be counted as present for purposes of determining a quorum at the EEP special meeting and will also result in EEP i-units being voted as abstentions at the EEP special meeting. Accordingly, if you fail to vote your EEQ shares, it will have the same effect as a vote against any EEP Adjournment Proposal at the EEP special meeting.

If you sign your proxy card without indicating how you wish to vote, your shares will be voted FOR the approval of the EEQ Merger Proposal, FOR the approval of the Waiver Proposal, FOR the approval of the EEQ LLC Agreement Amendment Proposal, FOR the EEP Merger Proposal and FOR any Adjournment Proposal, and in accordance with the recommendations of the EEQ Board on any other matters properly brought before the special meeting or the EEP special meeting for a vote.

Q:	How do Enbridge and EEQ’s directors and executive officers intend to vote?

A:

As of October 2, 2018, Enbridge and its subsidiaries held in the aggregate approximately 11.5 million Listed Shares, representing approximately 11.7% of the outstanding Listed Shares, and approximately 7.4 Voting Shares, representing all of the outstanding Voting Shares. The directors and executive officers of EEQ who were not affiliates of the General Partner held and were entitled to vote, in the aggregate, Listed Shares representing approximately [                ]% of the outstanding Listed Shares.

Enbridge and its subsidiaries are generally not entitled to vote on the Merger Agreement, but Enbridge has agreed in the Merger Agreement that, subject to limited exceptions, it and its subsidiaries would vote their EEQ shares FOR the EEQ Merger Proposal, FOR the Waiver Proposal and FOR the EEQ LLC Agreement Amendment Proposal (in each case, to the extent that they are entitled to vote). In addition, we believe that Enbridge and its subsidiaries will vote FOR any applicable Adjournment Proposal and FOR the EEP Merger Proposal. We believe EEQ’s directors and executive officers who are not affiliates of the General Partner intend to vote all of their EEQ shares FOR the EEQ Merger Proposal, FOR the Waiver Proposal and FOR the EEQ LLC Agreement Amendment Proposal. We believe EEQ’s directors and executive officers intend to vote all of their EEQ shares FOR any applicable Adjournment Proposal and FOR the EEP Merger Proposal.

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Q:	How will the i-units of EEP be voted by EEQ with respect to the EEP merger?

A:

In any matter submitted by EEP for a vote of the holders of the i-units of EEP, including the EEP merger, the i-units of EEP will be voted by EEQ proportionately to the number of affirmative and negative votes cast by holders of the EEQ shares. At the special meeting, the EEP Merger Proposal will be submitted to a vote of EEQ’s shareholders. Following the conclusion of the EEQ shareholder vote at the special meeting, EEQ will vote the i-units of EEP held by it on the EEP merger in proportion to the number of affirmative and negative votes of EEQ voted with respect to the EEP merger at the EEP special meeting. The EEQ Board recommends that you vote FOR the proposals relating to the EEP merger agreement and the EEP special meeting.

Q:	What will happen to EEQ as a result of the Merger?

A:	If the Merger is successfully completed, Merger Sub will be merged with and into EEQ, with EEQ being the surviving entity, and EEQ will become an indirect wholly owned subsidiary of Enbridge.

Q:	What will holders of Listed Shares be entitled to receive in the Merger?

A:

At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any holder of EEQ securities, each Listed Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive 0.335 of an Enbridge common share, which is referred to as the “Merger Consideration”.

If the Exchange Ratio would result in an Unaffiliated EEQ Shareholder being entitled to receive, after aggregating all fractional shares to which such holder would otherwise be entitled to receive in connection with the Merger, a fraction of an Enbridge common share rounding to three decimal places, such holder will receive a cash payment (without interest, rounded down to the nearest cent) in lieu of such fractional Enbridge common share in an amount equal to the product obtained by multiplying (1) the amount of the fractional share interest in an Enbridge common share to which such holder would be entitled rounding to three decimal places and (2) an amount equal to the average of the volume-weighted average price per share of Enbridge common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Enbridge and EEQ) on the trading day immediately prior to the Effective Time for ten trading days ending on the fifth full business day immediately prior to the Closing Date. For additional information regarding exchange procedures, please read “The Merger Agreement—Exchange Procedures” beginning on page [        ].

Q:	What will happen to future dividends on my Listed Shares?

A:

Once the Merger is completed, former EEQ shareholders who surrender their Listed Shares in accordance with the Merger Agreement will be eligible, in their capacity as Enbridge shareholders, to receive dividends declared by the board of directors of Enbridge (the “Enbridge Board”) on Enbridge common shares, if any, after the Effective Time of the Merger. Enbridge has a sustained track record of declaring dividends on Enbridge common shares continuing through recent periods and has forecasted that it will continue to do so; however, there is no guarantee that the Enbridge Board will, in the future, declare dividends on Enbridge common shares. See the sections titled “Comparative Share Prices: Dividends” beginning on page [        ] and “Risk Factors—Risks Related to the Enbridge Common Shares—Enbridge may not pay any cash dividends to Enbridge shareholders, and Enbridge’s ability to declare and pay cash dividends to Enbridge shareholders, if any, in the future will depend on various factors, many of which are beyond Enbridge’s control” beginning on page [        ].

Q:	When do you expect the Merger to be completed?

A:

Enbridge and EEQ are working to complete the Merger as soon as possible. A number of conditions must be satisfied before Enbridge and EEQ can complete the Merger, including the completion of the EEP merger.

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For more information about these conditions, please read “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [ ] . Although Enbridge and EEQ cannot be sure when all of the conditions to the Merger will be satisfied, Enbridge and EEQ expect to complete the Merger as soon as practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Assuming timely satisfaction of the necessary closing conditions, Enbridge and EEQ currently expect the Closing Date to occur in the fourth quarter of 2018.

Q:	Does the Special Committee and the EEQ Board recommend that Unaffiliated EEQ Shareholders approve the EEQ Merger Proposal, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal?

A:	Yes. The Special Committee and the EEQ Board recommend that the Unaffiliated EEQ Shareholders approve the EEQ Merger Proposal, including the approval of the Merger Agreement and the Waiver Proposal.

The Special Committee and the EEQ Board considered the benefits of the Merger Agreement, the Merger, the Waiver, the EEQ LLC Agreement Amendment and the related transactions as well as the associated risks and, acting in good faith, unanimously (1) determined that the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment, are fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders, and (2) approved the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment on the terms and subject to the conditions set forth in the Merger Agreement. The Special Committee recommended that the EEQ Board approve the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment. The EEQ Board directed that the Merger Agreement, the waiver of Section 9.01(a)(v) of the LLC Agreement (the “Waiver”) and the EEQ LLC Agreement Amendment be submitted to the shareholders of EEQ for their approval. Each of the Special Committee and the EEQ Board recommends that the shareholders of EEQ approve the EEQ Merger Proposal, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal.

Q:	What happens if I transfer or sell my EEQ shares after the Record Date but before the special meeting or before completion of the Merger?

A:

The Record Date is earlier than the date of the special meeting and the date that the Merger is expected to be completed. If you transfer or sell your EEQ shares after the Record Date but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your EEQ shares through the completion of the Merger.

Q:	What do I need to do now?

A:

Please vote as soon as possible. Enbridge and EEQ urge you to read carefully this proxy statement/prospectus, including its annexes, and to consider how the Merger affects you as an EEQ shareholder. You should also carefully read the documents referenced under “Where You Can Find More Information”. In order to fully inform you with respect to the EEP merger, you are encouraged to read the complete EEP proxy statement/prospectus attached as Annex D hereto.

Q:	How do I vote?

A:

You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your EEQ shares will be represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your EEQ shares will be voted for approval of the Merger Agreement and for any adjournment proposal. If you fail to

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vote your EEQ shares, the effect will be a vote against approval of the Merger Agreement, but it will not affect the vote on any proposal to adjourn the special meeting unless a quorum is present. Because the Merger is contingent upon the EEP merger, a vote against or to abstain from voting on the proposal to approve the EEP merger agreement is indirectly a vote against the Merger Agreement.

If your EEQ shares are held by your banks, brokers, nominees, trust companies or other fiduciaries, see below.

Q:	Can I vote by telephone or electronically?

A:	If you hold your EEQ shares as an EEQ shareholder of record, you may vote by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

If your EEQ shares are held by your bank, broker, nominee, trust company or other fiduciary, often referred to as held in “street name”, please contact your bank, broker, nominee, trust company or other fiduciary to determine whether you will be able to vote by telephone or electronically.

Q:	If my EEQ shares are held in “street name” by my bank, in a brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote my EEQ shares for me?

A:	No. If you hold your EEQ shares in “street name” with a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee.

Q:	What does it mean if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your EEQ shares in more than one brokerage account, if you hold EEQ shares directly as a holder of record and also in “street name”, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your EEQ shares are voted.

Q:	May I change my vote?

A:

Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. If you are an EEQ shareholder of record and have properly completed and submitted your proxy card or proxy by telephone or the Internet, you may do this in a number of ways.

•	First, you may send EEQ a written notice stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new, later-dated proxy card.

If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Corporate Secretary of EEQ, at 5400 Westheimer Court, Houston, Texas 77056. You also may submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card. If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting.

Finally, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your EEQ shares are held in street name and you have instructed a bank, broker, nominee, trust company or other fiduciary to vote your EEQ shares, you must follow the directions received from your bank, broker, nominee, trust company or other fiduciary to change your vote or to vote at the special meeting.

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Q:	Should holders of Listed Shares tender their Listed Shares now?

A:

No. After the Merger is completed, holders of Listed Shares who hold their Listed Shares in certificated or book-entry form will receive written instructions for exchanging their Listed Shares. If you own Listed Shares in “street name”, the Merger Consideration should be credited to your account in accordance with the policies and procedures of your broker or nominee within a few days following the closing date of the Merger. More information on the documentation you are required to deliver to the Exchange Agent can be found in the section titled “The Merger Agreement—Exchange Procedures” beginning on page [        ].

Please do not send in your EEQ share certificates now.

Q:	Where will Listed Shares and Enbridge common shares trade after the Merger?

A:

Listed Shares will no longer be publicly traded following the Merger and will be delisted from the NYSE. Enbridge common shares will continue to trade on the NYSE and the TSX under the symbol “ENB” after the Merger.

Q:	What percentage of Enbridge common shares will current Unaffiliated EEQ Shareholders own after the successful consummation of the Merger?

A:

If the proposed Merger and the EEP merger are successful, Unaffiliated EEQ Shareholders will collectively receive 29,174,068 Enbridge common shares, which represents approximately 1.7% of the outstanding Enbridge common shares, based on the Exchange Ratio, the exchange ratio agreed in the EEP merger agreement, the number of outstanding Enbridge common shares, EEQ shares and EEP Class A common units (other than any Listed Shares and EEP Class A common units owned by Enbridge and its subsidiaries) as of October 2, 2018 (excluding any Enbridge common shares to be issued in connection with the SEP merger and the ENF plan of arrangement). If, in addition to the proposed Merger and the EEP merger, each Other Merger Transaction is successfully completed, the Merger Consideration would represent approximately 1.4% of the outstanding Enbridge common shares, based on the number of Enbridge common shares to be issued in the proposed Merger and the Other Merger Transactions pursuant to the respective merger agreements and arrangement agreement, and the number of outstanding Enbridge common shares and outstanding shares or units, as the case may be, of each of the EEQ, EEP, SEP and ENF, as of October 2, 2018. The actual number of Enbridge common shares issued in the Merger and the EEP merger will be determined by multiplying the Exchange Ratio by the number of issued and outstanding Listed Shares held by Unaffiliated EEP Unitholders and the exchange ratio in the EEP merger by the number of issued and outstanding Class A common units held by the public as of the closing date of the Merger. The actual number of Enbridge common shares issued in each of the SEP merger and the ENF plan of arrangement will be determined by multiplying the applicable exchange ratio by the number of publicly held shares or units of the acquired entity as of the closing date of each such transaction.

Q: Is	the Merger expected to be taxable to U.S. holders of Listed Shares for U.S. Federal Income Tax purposes?

A:

It is intended that, for U.S. federal income tax purposes, (i) the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and should not result in gain recognition to U.S. holders of Listed Shares except for any gain or loss that may result from the receipt by such holder of cash in lieu of a fractional Enbridge common share, and (ii) the Merger should not result in gain recognition to U.S. holders of Listed Shares pursuant to Section 367(a) of the Code, assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Enbridge following the Merger, provided that such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 (cumulatively, the “Intended Tax Treatment”). Neither EEQ nor Enbridge intends to request a ruling from

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the Internal Revenue Service (the “IRS”) regarding the United States federal income tax consequences of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

Assuming the Merger qualifies for the Intended Tax Treatment, the United States federal income tax consequences to U.S. holders (as defined herein) of Listed Shares generally are as follows:

•

A U.S. holder of Listed Shares receiving Enbridge common shares in exchange for Listed Shares pursuant to the Merger should not recognize any gain or loss, except for any gain or loss that may result from the receipt by such holder of cash in lieu of a fractional Enbridge common share.

•

A U.S. holder of Listed Shares who receives cash in lieu of a fractional Enbridge common share pursuant to the Merger generally should be treated as having received such fractional share in the Merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the Listed Shares surrendered which is allocable to the fractional share.

EEQ shareholders should read the sections titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ] and “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page [        ]) and consult their own tax advisors regarding the Canadian and United States federal income tax consequences of the Merger to them in their particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Q:	What are the expected U.S. federal income tax consequences for an EEQ shareholder as a result of the ownership of Enbridge common shares after the Merger is completed?

A:

Enbridge is a corporation organized under the laws of Canada that is treated as a corporation for U.S. federal income tax purposes, and thus, Enbridge and its subsidiaries (and not the Enbridge shareholders) are subject to taxation on their taxable income. A distribution of cash by Enbridge to a shareholder who is a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ]) will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of Enbridge’s current and accumulated “earnings and profits” as determined under U.S. federal income tax principles. Any portion of the cash distributed to Enbridge shareholders by Enbridge after the Merger that exceeds Enbridge’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s Enbridge common shares and, to the extent the distribution exceeds such shareholder’s adjusted tax basis, as capital gain from the sale or exchange of such Enbridge common shares. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each Enbridge shareholder should expect to generally treat distributions made by Enbridge as dividends. See the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ] for a more complete discussion of the expected U.S. federal income tax consequences of owning and disposing of Enbridge common shares received in the Merger.

Q:	What are the expected Canadian federal income tax consequences for an EEQ shareholder as a result of the ownership of Enbridge common shares after the Merger is completed?

A:

Dividends paid or credited, or deemed to be paid or credited, on Enbridge common shares to a Non-Canadian Resident Holder (as defined in the section titled “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page [        ]) generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident

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Holder who is a resident of the United States for purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%. Enbridge will be required to withhold the required amount of withholding tax from the dividend, and to remit the withheld tax to the CRA for the account of the Non-Canadian Resident Holder.

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Enbridge common shares, unless the shares are “taxable Canadian property” and the shares are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder at the time of the disposition. See the section titled “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page [        ] for a more complete discussion of the expected Canadian federal income tax consequences of owning and disposing of Enbridge common shares received in the Merger.

Q:	Are holders of Listed Shares entitled to appraisal rights?

A:	No. Holders of Listed Shares do not have appraisal rights under applicable law or contractual appraisal rights under the EEQ LLC Agreement or the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not completed for any reason, you will not receive any form of consideration for your Listed Shares in connection with the Merger. Instead, EEQ will remain a public limited liability company and the Listed Shares will continue to be listed and traded on the NYSE.

Q:	Enbridge has also entered into acquisition agreements in respect of the Other Merger Transactions. What impact will these transactions have on the Merger?

A:

Enbridge has also entered into acquisition agreements to acquire, in separate combination transactions, all of the outstanding equity securities that Enbridge does not already own of (i) EEP, (ii) SEP and (iii) ENF. The completion of the Merger is conditioned upon and subject to the completion of the EEP merger. In the event of the successful completion of any or all of the Other Merger Transactions, Enbridge expects to issue additional Enbridge common shares in exchange for the equity interests acquired in such transactions. See the section titled “Risk Factors—Risks Related to the Enbridge Common Shares—There may be future dilution of the Enbridge common shares, including as a result of any Enbridge common shares issued in connection with the Other Merger Transactions, which could adversely affect the market price of Enbridge common shares” beginning on page [        ].

Q:	Whom do I call if I have further questions about the Merger Agreement or the Merger?

A:

If you have any questions about the Merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the Merger.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (800) 207-3159

Email: Enbridge@dfking.com

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SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby and for a more complete description of the terms of the Merger Agreement, you should read carefully this entire proxy statement/prospectus, including the annexes, as well as the documents incorporated by reference into this proxy statement/prospectus, and the other documents to which you are referred. In addition, Enbridge and EEQ incorporate by reference important business and financial information about Enbridge and EEQ into this document, as further described in the section titled “Where You Can Find More Information” beginning on page [        ]. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page [        ]. Each item in this summary includes a page reference directing you to a more complete description of that item. In addition, in order to fully inform you with respect to the EEP merger, you are encouraged to read the complete EEP proxy statement/prospectus attached as Annex D hereto.

Information about the Companies (page [        ])

Enbridge Inc.

200, 425 - 1st Street S.W.

Calgary, Alberta T2P 3L8, Canada

Phone: 1-403-231-3900

Enbridge is a North American energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation assets. Enbridge delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline, and accounts for approximately 65% of United States-bound Canadian crude oil exports. Enbridge also moves approximately 20% of all natural gas consumed in the United States, serving key supply basins and demand markets. Its regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. Enbridge also has interests in more than 1,700 megawatts (MW) of net renewable power generation capacity in North America and Europe. Enbridge has ranked on the Global 100 Most Sustainable Corporations index for the past nine years. Enbridge was incorporated on April 13, 1970 under the Companies Ordinance of the Northwest Territories and was continued under the Canada Business Corporations Act (the “Canada Corporations Act”) on December 15, 1987. Enbridge indirectly holds all of the outstanding equity interests of Merger Sub, an indirect wholly owned subsidiary formed in Delaware for the sole purpose of completing the Merger.

Enbridge is a public company and the Enbridge common shares trade on both the TSX and the NYSE under the ticker symbol “ENB”. Enbridge’s principal executive offices are located at 200, 425 - 1st Street S.W., Calgary, Alberta T2P 3L8, Canada, and its telephone number is 1-403-231-3900.

Enbridge Energy Management, L.L.C.

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

EEQ is a publicly-traded Delaware limited liability company that is a limited partner of EEP, through its ownership of i-units, a special class of the EEP’s limited partner interests. EEQ’s only investment is its limited partner interest in EEP. EEQ is structured as an alternative to direct investment in master limited partnerships for investors without the complications associated with partnership tax reporting.

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As of October 2, 2018, EEQ owned approximately 21.9% of the outstanding units of EEP. At October 2, 2018, the General Partner owned 100% of EEQ’s 7.4 Voting Shares, as well as approximately 11.7% of the Listed Shares, which represent limited liability company interests in EEQ and are publicly traded on the NYSE. The remaining approximately 88.3% of the Listed Shares are held by the public.

EEQ’s performance depends entirely on the operations and management of EEP. Under a delegation of control agreement among EEQ, EEP and the General Partner, EEQ manages EEP’s business and affairs. The General Partner is an indirect, wholly-owned subsidiary of Enbridge.

Under the EEP Partnership Agreement, except for the available cash that EEP is required to retain in respect of the i-units, EEP distributes all of its available cash to the General Partner and limited partners on a quarterly basis. EEQ does not, however, receive distributions of cash in respect of the i-units EEQ owns and does not otherwise have any cash flow attributable to EEQ’s ownership of the i-units.

EEQ’s executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

Merger Sub

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

Merger Sub, a Delaware corporation and an indirect wholly owned subsidiary of Enbridge, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into EEQ. As a result, EEQ will survive the Merger as a wholly owned subsidiary of Enbridge. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

The Merger and the Merger Agreement (pages [        ] and [        ])

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Special Committee and the EEQ Board have unanimously approved the Merger Agreement. The Merger Agreement provides for the acquisition by Enbridge of the outstanding Listed Shares not already owned by Enbridge and its subsidiaries through the Merger of Merger Sub, a wholly owned subsidiary of Enbridge, with and into EEQ with EEQ continuing as the surviving company. Each Unaffiliated EEQ Shareholder will be entitled to receive 0.335 of an Enbridge common share in exchange for each Listed Share that such holder owns immediately prior to the Effective Time of the Merger.

Relationship of the Parties to the Merger Agreement (page [        ])

Under a delegation of control agreement among EEQ, the General Partner and EEP, the General Partner has delegated to EEQ, subject to limited exceptions, all of its rights and powers to manage and control the business

12

and affairs of EEP and its operating limited partnerships. All directors of the General Partner are elected annually and may be removed by Enbridge (U.S.) Inc., as the sole shareholder of the General Partner, an indirect and wholly owned subsidiary of Enbridge. All directors of EEQ are elected and may be removed by the General Partner, as the sole holder of the Voting Shares. All of the directors and executive officers of the General Partner hold identical positions with EEQ. Certain executive officers and directors of Enbridge are also executive officers and directors of the General Partner and EEQ. J. Herbert England serves as a member of the boards of directors of all three companies.

In addition to its indirect ownership of all of the outstanding Voting Shares, Enbridge also indirectly owns approximately 11.5 million Listed Shares, representing in the aggregate approximately 11.7% of EEQ’s total outstanding limited liability company interests.

See the section titled “The Merger—Relationship of the Parties to the Merger Agreement” beginning on page [        ].

Merger Consideration (page [        ])

At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any holder of EEQ securities, each Listed Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive Enbridge common shares in exchange for such holder’s Listed Shares at the Exchange Ratio. Enbridge will not issue any fractional Enbridge common shares in the Merger. For additional information regarding exchange procedures, please read “The Merger—Merger Consideration”.

Required Approval by the EEQ Shareholders (page [        ])

The approval of the Merger Agreement, the Merger and the Waiver by EEQ, and the approval of the EEQ LLC Agreement Amendment by EEQ require the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matters at a meeting of the holders of Listed Shares. The special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding EEQ shares represented either in person or by proxy at the special meeting, whether or not a quorum exists.

Recommendation of the Special Committee and the EEQ Board (page [        ])

The Special Committee and the EEQ Board considered the benefits of the Merger Agreement, the Merger, the Waiver, the EEQ LLC Agreement Amendment and the related transactions as well as the associated risks and, acting in good faith, unanimously (1) determined that the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment, are fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders, and (2) approved the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment on the terms and subject to the conditions set forth in the Merger Agreement. The Special Committee recommended that the EEQ Board approve the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment. The EEQ Board directed that the Merger Agreement, the Waiver and the EEQ LLC Agreement Amendment be submitted to the shareholders of EEQ for their approval. Each of the Special Committee and the EEQ Board recommends that the shareholders of EEQ approve the EEQ Merger Proposal, including the Merger, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal. For a discussion of the many factors considered by the Special Committee and the EEQ Board in making their determination and approval, please read “The Merger—Recommendation of the Special Committee” and “The Merger—Recommendation of the EEQ Board” beginning on page [        ].

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The Special Committee and the EEQ Board each recommend that EEQ shareholders vote FOR the approval of the EEQ Merger Proposal, FOR the approval of the Waiver Proposal and FOR the approval of the EEQ LLC Agreement Amendment Proposal, and the EEQ Board has recommended that EEQ shareholders vote FOR the adjournment of the special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve the EEQ Merger Proposal, the Waiver Proposal or the EEQ LLC Agreement Amendment Proposal at the time of the special meeting.

The EEQ Board recommends that the EEQ shareholders vote FOR the approval of the two proposals related to the EEP merger.

Reasons for the Recommendation of the Special Committee (page [        ])

The Special Committee consists of three independent directors: Jeffrey A. Connelly, William S. Waldheim and Dan S. Westbrook. The Special Committee retained Bracewell LLP (“Bracewell”) and Morris, Nichols, Arsht & Tunnell LLP (“MNAT”) as its independent legal advisors. The Special Committee also retained Morris James LLP (“Morris James”) as its independent legal advisor with respect to considering the Derivative Action (as defined below). In addition, the Special Committee retained Goldman Sachs & Co. LLC (“Goldman Sachs”) as its independent financial advisor. The Special Committee oversaw the performance of the legal and financial due diligence by its advisors, conducted an extensive review and evaluation of the Merger and conducted negotiations with Enbridge and its representatives with respect to the Exchange Ratio and the Merger Agreement.

The Special Committee considered the benefits of the Merger Agreement and the Merger, as well as the associated risks, and on September 17, 2018, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby and the EEQ LLC Agreement Amendment are fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders, (2) approved the Merger Agreement and the transactions contemplated thereby and the EEQ LLC Agreement Amendment, (3) approved the execution, delivery and performance of the Merger Agreement by EEQ, (4) recommended that the Board approve the Merger Agreement, the EEQ LLC Agreement Amendment, the execution, delivery and performance of the Merger Agreement by EEQ and the consummation of the transactions contemplated thereby and (5) recommended that the Board submit the Merger Agreement and the EEQ LLC Agreement Amendment to a vote of the EEQ shareholders and recommend the approval of the Merger Agreement and the transactions contemplated thereby and the EEQ LLC Agreement Amendment by the EEQ shareholders.

The Board directed that the Merger Agreement be submitted to the EEQ shareholders for their approval. The Board recommends that the EEQ shareholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Opinion of Goldman Sachs & Co. LLC, Financial Advisor to the Special Committee (page [        ])

Goldman Sachs delivered its opinion to the Special Committee that, as of September 17, 2018, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Enbridge and its affiliates) of Listed Shares.

The full text of the written opinion of Goldman Sachs, dated September 17, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Special Committee in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Listed Shares should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between the Special Committee, EEQ

14

and Goldman Sachs, EEQ has agreed to pay Goldman Sachs a transaction fee of US$3,000,000, US$200,000 of which became payable upon the execution of such engagement letter and the remainder of which became payable upon the execution of the Merger Agreement. Goldman Sachs may receive an additional fee of up to US$1,500,000 at the Special Committee’s sole discretion.

The Special Meeting (page [        ])

Date, Time and Place of the Special Meeting (page [        ])

The special meeting will be held on [                ], [                ] at [                ], local time, at 5400 Westheimer Court, Houston, Texas 77056.

Record Date; Outstanding EEQ Shares; Shares Entitled to Vote (page [        ])

The Record Date for the special meeting is [                ]. Only holders of outstanding EEQ shares as of the close of business on the Record Date will be entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

A complete list of EEQ shareholders entitled to vote at the special meeting will be available for inspection at EEQ’s principal place of business during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting. See the section titled “The Special Meeting—Record Date; Outstanding Shares; Shares Entitled to Vote” beginning on page [        ].

Required Vote (page [        ])

The approval of the EEQ Merger Proposal, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal by EEQ require the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matters at a meeting of the holders of Listed Shares. Accordingly, an EEQ shareholder’s failure to submit a proxy or to vote in person at the special meeting or to abstain from voting, or the failure of an EEQ shareholder who holds his or her EEQ shares in “street name” through a bank, broker, nominee, trust company or other fiduciary to give voting instructions to such bank, broker, nominee, trust company or other fiduciary, will have the same effect as a vote against approval of the Merger Agreement, the waiver of Section 9.01(a)(v) of the EEQ LLC Agreement in connection with the Merger and the EEQ LLC Agreement Amendment.

The special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding EEQ shares represented either in person or by proxy at the special meeting, whether or not a quorum exists.

Because the Merger is contingent upon the completion of the EEP merger, a vote against or to abstain from voting on the EEP Merger Proposal is indirectly a vote against the Merger Agreement. Pursuant to the EEP Partnership Agreement, adjournment of the EEP special meeting from time to time by limited partner action, if necessary to solicit additional proxies, if there are not sufficient votes to approve the EEP merger agreement at the time of the EEP special meeting, requires (1) if a quorum does not exist, the affirmative vote of the holders of a majority of the outstanding EEP units represented either in person or by proxy at the special meeting or (2) if a quorum does exist, the affirmative vote of 66 2⁄3% of the outstanding EEP units represented either in person or by proxy at the special meeting.

No Enbridge Shareholder Approval Required (page [        ])

The approval of the Merger Agreement and the Merger by Enbridge does not require the affirmative vote or consent of the Enbridge shareholders.

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Conditions to the Completion of the Merger (page [        ])

The completion of the Merger is subject to the concurrent consummation of the EEP merger. The completion of the merger is also subject to satisfaction or waiver of certain customary closing conditions, including (i) the Merger Agreement, the EEQ LLC Agreement Amendment and the Waiver having been approved by the affirmative vote of the holders of a majority of the outstanding Listed Shares, other than the Excluded Shares, entitled to vote on such matters at a meeting of the holders of Listed Shares (the “Requisite Company Vote”), (ii) the Enbridge common shares issuable in connection with the Merger having been approved for listing on the NYSE and the TSX, subject to official notice of issuance, (iii) the expiration or termination of any waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) the absence of any governmental order prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement and (v) the registration statement having become effective under the Securities Act. The obligations of Enbridge and Merger Sub to consummate the Merger are also conditioned upon the accuracy of the representations and warranties of EEQ as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers), the performance in all material respects by EEQ of all obligations required to be performed by EEQ under the Merger Agreement at or prior to closing .and receipt of an officer’s certificate evidencing the satisfaction of the foregoing. The obligation of EEQ to consummate the Merger is conditioned upon the accuracy of the representations and warranties of Enbridge and Merger Sub as of the date of the Merger Agreement and as of closing (subject to customary materiality qualifiers), the performance in all material respects by Enbridge and Merger Sub of all obligations required to be performed by them under the Merger Agreement at or prior to closing, receipt of an officer’s certificate evidencing the satisfaction of the foregoing and receipt of a tax opinion stating that the Merger should be treated as a reorganization under Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes.

Termination (page [        ])

Enbridge and EEQ may terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time of the Merger by mutual written consent of Enbridge and EEQ, by action of the Enbridge Board and the EEQ Board, with the approval of the Special Committee.

The Merger Agreement may also be terminated and the Merger abandoned by either the Enbridge Board or the EEQ Board, with the approval of the Special Committee, if:

•	the Merger has not been consummated by March 18, 2019 (the “Outside Date”);

•	the Requisite Company Vote is not obtained at the special meeting or at any adjournment or postponement thereof taken in accordance with the Merger Agreement;

•	any applicable law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and nonappealable; or

•	the EEP merger agreement has been terminated in accordance with its terms.

The Merger Agreement may be terminated and the Merger abandoned by Enbridge prior to the Effective Time if (i) the Special Committee changes its recommendation with respect to approval of the Merger Agreement prior to receipt of the Requisite Company Vote or (ii) there has been a breach by EEQ of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any such representation or warranty has become untrue after the date of the Merger Agreement, such that certain conditions to the obligations of Enbridge and Merger Sub to close would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date or, if curable prior to the Outside Date, is not cured within the earlier of 60 days after notice thereof is given by Enbridge to EEQ or the Outside Date. The Merger Agreement may be terminated and

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the Merger abandoned by EEQ (by action of the EEQ Board with Special Committee approval) prior to the Effective Time if there has been a breach by Enbridge or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any such representation or warranty has become untrue after the date of the Merger Agreement, such that certain conditions to the obligations of EEQ to close would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date or, if curable prior to the Outside Date, is not cured within the earlier of 60 days after notice thereof is given by EEQ to Enbridge or the Outside Date.

For further discussion, please read the section titled “The Merger Agreement—Termination” beginning on page [        ].

No Dissenters’ or Appraisal Rights (page [        ])

Holders of Listed Shares do not have appraisal rights under applicable law or contractual appraisal rights under the EEQ LLC Agreement or the Merger Agreement.

Regulatory Matters (page [        ])

In connection with the Merger, Enbridge intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE and the TSX.

In addition, to complete the Merger, EEQ and Enbridge must make certain filings, submissions and notices to obtain required authorizations, approvals, consents or expiration or termination of waiting periods from U.S. and Canadian governmental and regulatory bodies, including antitrust and other regulatory authorities. EEQ and Enbridge are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties’ completion of the Merger other than those described in the section titled “The Merger—Regulatory Approvals” beginning on page [        ].

Completion of the Merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the Federal Trade Commission, which is referred to as the “FTC”, and the Antitrust Division of the U.S. Department of Justice, which is referred to as the “DOJ”, and until the applicable waiting period (or any extension of the waiting period) has expired or has been terminated.

Litigation and Regulatory Reviews/Investigations Related to the Merger (page [        ])

Judy Mesirov v. Enbridge Energy Co., Inc. et al.

On July 20, 2015, plaintiff Peter Brinckerhoff, individually and as trustee of the Peter R. Brinckerhoff Trust, filed a Verified Class Action and Derivative Complaint in the Court of Chancery of the State of Delaware (the “Complaint”) against the General Partner, Enbridge, EEQ, Enbridge Pipelines (Alberta Clipper) L.L.C., Enbridge Energy, Limited Partnership, EEP, and the following individuals: Jeffrey A. Connelly, Rebecca B. Roberts, Dan A. Westbrook, J. Richard Bird, J. Herbert England, C. Gregory Harper, D. Guy Jarvis, Mark A. Maki, and John K. Whelen (collectively, the “Director Defendants”) (the “Derivative Action”).

On February 28, 2018, plaintiff Peter Brinckerhoff filed a Motion for Leave to File a Verified Third Amended Complaint and a Motion to Intervene on behalf of a proposed new plaintiff, Judy Mesirov (either plaintiff Peter Brinckerhoff or plaintiff July Mesirov, as applicable, the “Derivative Action Plaintiff”) (subsequently amended). On April 3, 2018, all defendants filed their briefs in support of their motions to dismiss the Third Amended Complaint. Plaintiff Peter Brinckerhoff has now been dismissed as a named plaintiff. All direct claims have now been dismissed. Currently, the claims remaining in the case are now derivative claims

17

(the “Derivative Claims”) for (i) breach of contract (including equitable remedies of rescission or reformation) against the General Partner, EEQ, Enbridge Energy Management, L.L.C., Enbridge, the Director Defendants, and Enbridge Pipelines (Alberta Clipper) L.L.C and Enbridge Energy, Limited Partnership and (ii) aiding and abetting a breach of contract against Simmons. On September 28, 2018, the Derivative Action Plaintiff filed a Fifth Amended Complaint, adding Enbridge and the Director Defendants as defendants to the Derivative Claims.

If the EEP merger closes and Enbridge acquires all of the outstanding Class A common units of EEP, the Derivative Action Plaintiff will lose standing to continue her Derivative Claims on behalf of EEP, and Enbridge will become the owner of such Derivative Claims, effectively extinguishing the Derivative Claims.  Trial in the Derivative Action is currently scheduled for the second quarter of 2019.

Security Ownership of Certain Beneficial Owners and Management/Directors of EEQ (page [        ])

As of October 2, 2018, Enbridge and its subsidiaries held in the aggregate approximately 11.5 million Listed Shares, representing approximately 11.7% of the outstanding Listed Shares, and approximately 7.4 Voting Shares, representing all of the outstanding Voting Shares. The directors and executive officers of EEQ who were not affiliates of the General Partner held and were entitled to vote, in the aggregate, Listed Shares representing approximately [        ]% of the outstanding Listed Shares.

Enbridge and its subsidiaries are generally not entitled to vote on the Merger Agreement, but Enbridge has agreed in the Merger Agreement that, subject to limited exceptions, it and its subsidiaries would vote their EEQ shares FOR the EEQ Merger Proposal, FOR the Waiver Proposal and FOR the EEQ LLC Agreement Amendment Proposal (in each case, to the extent that they are entitled to vote). In addition, we believe that Enbridge and its subsidiaries will vote FOR any applicable Adjournment Proposal and FOR the EEP Merger Proposal. We believe EEQ’s directors and executive officers who are not affiliates of the General Partner intend to vote all of their EEQ shares FOR the EEQ Merger Proposal, FOR the Waiver Proposal and FOR the EEQ LLC Agreement Amendment Proposal. We believe EEQ’s directors and executive officers intend to vote all of their EEQ shares FOR any applicable Adjournment Proposal and FOR the EEP Merger Proposal.

Interests of Directors and Executive Officers of EEQ in the Merger (page [        ])

EEQ does not have any employees. EEQ has entered into agreements with the General Partner and several of its affiliates to provide EEQ with the necessary services and support personnel, who act on EEQ’s behalf as EEQ’s agents. None of the individuals who has served as a director or executive officer at EEQ or Enbridge since the beginning of 2017 has any agreements or understandings with Enbridge, EEQ or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger.

EEQ’s directors and executive officers may have other interests in the Merger that may differ from, or are in addition to, the interests of EEQ shareholders generally. All directors and officers of the General Partner hold identical positions with EEQ. These interests include the following:

•	six of the ten directors of EEQ hold positions at Enbridge or its subsidiaries (other than EEQ or the General Partner);

•

seven directors, including three non-management directors, of EEQ own Enbridge common shares. Those directors, individually and in the aggregate, own shares representing less than 1% of the Enbridge common shares outstanding as of October 2, 2018;

•	all of the executive officers of EEQ hold positions at Enbridge or its subsidiaries (other than EEQ or the General Partner);

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•

11 individuals who serve as executive officers of EEQ own Enbridge common shares, which, individually and in the aggregate, represent less than 1% of the Enbridge common shares outstanding as of October 2, 2018;

•	the three directors on the Special Committee also serve on the EEP Special Committee;

•	seven of the ten directors of the General Partner and EEQ, including two directors on the Special Committee, are defendants in the Derivative Action; and

•

all of the directors and executive officers of EEQ have the right to indemnification under the EEQ LLC Agreement and the Merger Agreement. In addition, all of the directors and officers of Enbridge have the right to indemnification under the organizational documents of Enbridge and indemnification agreements with Enbridge.

The members of the Special Committee and the EEQ Board were aware of and considered these interests, among other matters, when they approved the Merger Agreement and when they recommended that EEQ shareholders approve the Merger. These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers of EEQ in the Merger” beginning on page [        ].

Material U.S. Federal Income Tax Consequences of the Merger (page [        ])

It is intended that, for U.S. federal income tax purposes, (i) the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and should not result in gain recognition to U.S. holders of Listed Shares except for any gain or loss that may result from the receipt by such holder of cash in lieu of a fractional Enbridge common share, and (ii) the Merger should not result in gain recognition to U.S. holders of Listed Shares pursuant to Section 367(a) of the Code, assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Enbridge following the Merger, provided that such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 (cumulatively, the “Intended Tax Treatment”). Neither EEQ nor Enbridge intends to request a ruling from the IRS regarding the United States federal income tax consequences of the Merger. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

Assuming the Merger qualifies for the Intended Tax Treatment, the United States federal income tax consequences to U.S. holders (as defined herein) of Listed Shares generally are as follows:

•

A U.S. holder of Listed Shares receiving Enbridge common shares in exchange for Listed Shares pursuant to the Merger should not recognize any gain or loss, except for any gain or loss that may result from the receipt by such holder of cash in lieu of a fractional Enbridge common share.

•

A U.S. holder of Listed Shares who receives cash in lieu of a fractional Enbridge common share pursuant to the Merger generally should be treated as having received such fractional share in the Merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the Listed Shares surrendered which is allocable to the fractional share.

EEQ shareholders should read the sections titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ] and “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page [        ]) and consult their own tax advisors regarding the Canadian and United States federal income tax consequences of the Merger to them in their particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Material Canadian Federal Income Tax Consequences of the Merger (page [        ])

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Listed Shares pursuant to the Merger, unless the Listed Shares are “taxable Canadian property”, and are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition. See the section titled “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page [        ].

Listing of Enbridge Common Shares (page [        ])

The completion of the Merger is conditioned upon the approval for listing of Enbridge common shares issuable pursuant to the Merger Agreement on the TSX and the NYSE, subject to official notice of issuance.

Delisting and Deregistration of the Listed Shares (page [        ])

Enbridge expects that, as promptly as practicable after the Effective Time, the Listed Shares currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Comparison of Rights of Enbridge Shareholders and EEQ Shareholders (page [        ])

The differences between the rights of Enbridge shareholders and EEQ shareholders result from differences between the organizational documents, governing law and type of organizational structure of Enbridge and EEQ. Enbridge is a Canadian corporation. As a result, EEQ shareholders who receive Enbridge common shares in the Merger will be principally governed by the Canada Corporations Act. EEQ is a Delaware limited liability company. Ownership interests in a Delaware limited liability company are fundamentally different from ownership interests in a Canadian corporation. The rights of Enbridge shareholders are governed by the Enbridge Articles of Continuance and Certificates and Articles of Amendment, which is referred to as “Enbridge’s articles”, Enbridge General By-Law No. 1, as amended, and Enbridge By-Law No. 2, which is referred to collectively as “Enbridge’s by-laws”, and the Canada Corporations Act. The rights of EEQ shareholders are governed by the EEQ LLC Agreement and the Delaware Limited Liability Company Act (the “DLLCA”). The key differences are described in the section titled “Comparison of Rights of Enbridge Shareholders and EEQ Shareholders” beginning on page [        ].

The Other Merger Transactions (page [        ])

On August 24, 2018, Enbridge and SEP announced that they entered into the SEP merger agreement on the same day under which Enbridge will acquire all of the outstanding public units of SEP, subject to the approval of the SEP unitholders. Under the terms of the SEP merger agreement, SEP public unitholders will receive 1.111 Enbridge common shares for each outstanding public unit of SEP.

On September 18, 2018, Enbridge and EEP announced that they entered into the EEP merger agreement on September 17, 2018 under which Enbridge will acquire all of the outstanding Class A common units of EEP, subject to the approval of the EEP unitholders. Under the terms of the EEP merger agreement, EEP unitholders (other than Enbridge and its subsidiaries) will receive 0.335 of an Enbridge common share for each Class A common unit of EEP, which is at parity with the exchange ratio in the Merger. The Merger is conditional upon the consummation of the EEP Merger.

Also on September 18, 2018, Enbridge and ENF announced that they entered into the arrangement agreement on September 17, 2018 (as amended, the “arrangement agreement”) under which Enbridge will acquire all of the issued and outstanding public common shares of ENF, subject to the approval of ENF

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shareholders. Under the terms of the arrangement agreement, each common share of ENF will be exchanged for 0.7350 of an Enbridge common share and cash of C$0.45 per common share of ENF, subject to adjustment for certain dividends declared on the Enbridge common shares and the common shares of ENF.

Risk Factors (page [        ])

The Merger and an investment in Enbridge common shares involve risks, some of which are related to the Merger. In considering the Merger, you should carefully consider the information about these risks set forth under the section titled “Risk Factors” beginning on page [        ], together with the other information included in, or incorporated by reference into, this proxy statement/prospectus.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENBRIDGE

The following table sets forth the selected historical consolidated financial data of Enbridge as of and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 were derived from Enbridge’s audited consolidated financial statements included in its annual reports on Form 10-K. The selected historical consolidated financial data as of June 30, 2018 and 2017 and for the six months ended June 30, 2018 and 2017 were derived from the unaudited consolidated interim financial statements of Enbridge included in its quarterly reports on Form 10-Q.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Enbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, including the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section titled “Where You Can Find More Information” beginning on page [        ].

	For the six months ended June 30,		For the fiscal years ended December 31,
	2018(1)	2017(1)	2017(1)	2016(1)	2015(1)	2014	2013
(millions of Canadian dollars, except per share amounts)	(Unaudited)
Consolidated Statements of Earnings:
Operating Revenues	$23,471	$22,262	$44,378	$34,560	$33,794	$37,641	$32,918
Operating Income	2,449	3,042	1,571	2,581	1,862	3,200	1,365
Earnings/(loss) from continuing operations	1,837	2,186	3,266	2,309	(159)	1,562	490
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	(143)	(465)	(407)	(240)	410	(203)	135
Earnings attributable to controlling interests	1,694	1,721	2,859	2,069	251	1,405	629
Earnings/(loss) attributable to common shareholders	1,516	1,557	2,529	1,776	(37)	1,154	446
Common Share Data:
Earnings/(loss) per common share
Basic	$0.90	$1.11	$1.66	$1.95	$(0.04)	$1.39	$0.55
Diluted	0.90	1.10	1.65	1.93	(0.04)	1.37	0.55
Dividends paid per common share	1.342	1.193	2.41	2.12	1.86	1.40	1.26

	As at June 30,		As at December 31,
	2018(1)	2017(1)	2017(1)	2016(1)	2015(1)	2014	2013
(millions of Canadian dollars)	(Unaudited)
Consolidated Statements of Financial Position:
Total Assets(2)	$165,436	$169,036	$162,093	$85,209	$84,154	$72,280	$57,196
Long-term debt, including capital leases, less current portion	59,940	62,081	60,865	36,494	39,391	33,423	22,357

(1)	Enbridge’s Consolidated Statements of Earnings and Consolidated Statements of Financial Position data reflect the following acquisitions, dispositions and impairment.

•	2018—Midcoast Operating, L.P. impairment, Line 10 impairment and other impairment

•	2017—The combination of Enbridge and Spectra Energy Corp (“Spectra Energy”) through a stock-for-stock merger transaction that closed on February 27, 2017, acquisition of public interest in

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Midcoast Energy Partners, L.P., the income tax benefit due to the enactment of the Tax Cuts and Jobs Act by the United States in December 2017 and other impairment

•	2016—Sandpiper Project impairment, gain on disposition of South Prairie Region assets, Tupper Plants acquisition and other impairment

•	2015—Goodwill impairment

(2)	Enbridge combined cash and cash equivalents and other amounts previously presented as bank indebtedness where the corresponding bank accounts are subject to pooling arrangements.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EEQ

The following table sets forth the selected historical consolidated financial data of EEQ as of and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 were derived from EEQ’s audited consolidated financial statements included in its annual reports on Form 10-K. The selected historical consolidated financial data as of June 30, 2018 and 2017 and for the six months ended June 30, 2018 and 2017 were derived from the unaudited consolidated interim financial statements of EEQ included in its quarterly reports on Form 10-Q.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in EEQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, including the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section titled “Where You Can Find More Information” beginning on page [        ].

	As of and for the six months ended June 30,		For the fiscal years ended December 31,
(millions of U.S. dollars, except per share amounts)	2018	2017(1)	2017(1)	2016(2)	2015(3)	2014	2013
	(Unaudited)
Equity income (loss) from investment in EEP	(4)	(5)	(43)	(122)	(380)	44	(26)
Income tax benefit (expense)	2	2	14	2	(132)	(17)	8
Net income (loss)	(2)	(3)	(29)	(120)	(512)	27	(18)
Net income (loss) per share, (basic and diluted)	(0.02)	(0.04)	(0.34)	(1.54)	(7.26)	0.41	(0.33)
Weighted average shares outstanding	92	84	86	78	71	66	54
Equivalent distribution value per share(4)	0.70	0.933	1.63	2.33	2.31	2.20	2.17
Number of additional shares distributed	5.67	3.76	7.94	8.57	4.98	4.56	3.77
Total assets	1	1	1	1	133	742	1,271

(1)

Equity loss from investment and net loss for the year ended December 31, 2017 were impacted by the discontinuance of equity method accounting at March 31, 2016, which limited the loss to the amortization of accumulated other comprehensive income.

(2)

Equity loss from investment and net loss for the year ended December 31, 2016 were affected by curing losses and by the discontinued application of the equity method of account when the carrying amount of an investment in EEP was reduced to zero. For further information, see EEQ’s Annual Report on Form 10-K for year ended December 31, 2017, incorporated by reference herein. This was also the cause of the decrease in total assets at December 31, 2016, when compared to total assets at December 31, 2015.

(3)

Net income for the year ended December 31, 2015 was affected by EEQ’s pre-tax pro-rated share of the allocation needed to cure the capital account deficits of EEP’s Class A common units and Class B common units of US$362 million. Net income was also impacted by the recognition of a full valuation allowance on EEQ’s deferred tax asset, which resulted in additional tax expense of US$275 million. For further information, see EEQ’s Annual Report on Form 10-K for year ended December 31, 2017, incorporated by reference herein. This was also the cause of the decrease in total assets at December 31, 2015, when compared to total assets at December 31, 2014.

(4)

Represents the cash distribution paid on each common unit of EEP for each period shown. As more fully discussed in EEQ’s Annual Report on Form 10-K for year ended December 31, 2017, EEQ receives distributions of additional i-units rather than cash.

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SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma consolidated financial information is derived from the unaudited pro forma consolidated statements of earnings of Enbridge for the six months ended June 30, 2018 and the year ended December 31, 2017, which have been prepared to give effect to the Merger, the Midcoast Transaction and the Other Merger Transactions, as if such transactions were completed on January 1, 2017, and the unaudited pro forma consolidated balance sheet of Enbridge at June 30, 2018, which has been prepared to give effect to such transactions on June 30, 2018. The following selected unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had such transactions taken place on January 1, 2017, for consolidated statements of earnings purposes, and June 30, 2018, for consolidated statements of financial position purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors” beginning on page [        ] of this proxy statement/prospectus. The following selected unaudited pro forma consolidated financial information should be read in conjunction with the section titled “Unaudited Pro Forma Consolidated Financial Statements” and related notes beginning on page F-1 of this proxy statement/prospectus.

	For the six months ended June 30, 2018	For the year ended December 31, 2017
(millions of Canadian dollars, except per share amounts)	(Unaudited)
Consolidated Statements of Earnings:
Operating Revenues	$22,077	$41,209
Operating Income	3,352	6,285
Earnings/(loss) from continuing operations	2,468	6,808
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	52	(39)
Earnings attributable to controlling interests	2,520	6,769
Earnings/(loss) attributable to common shareholders	2,342	6,439
Common Share Data:
Earnings / (loss) per common share
Basic	$1.18	$3.54
Diluted	1.18	3.52

As at June 30, 2018
(millions of Canadian dollars)	(Unaudited)
Pro Forma Condensed Consolidated Statements of Financial Position:
Total Assets	$165,462
Long-term debt, less current portion	59,940

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

Presented below are Enbridge’s and EEQ’s historical and pro forma per share data for the year ended December 31, 2017 and six months ended June 30, 2018. Except for the historical information for the year ended December 31, 2017, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of Enbridge and EEQ filed by each with the SEC, and incorporated by reference in this proxy statement/prospectus, and with the unaudited pro forma condensed consolidated financial statements included in the section titled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page [        ].

The pro forma consolidated and pro forma consolidated equivalent per share information gives effect to the Merger, the Midcoast Transaction and the Other Merger Transactions as if such transactions had been completed as of the applicable date. Such pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger, the Midcoast Transaction or Other Merger Transactions had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. The pro forma information, although helpful in illustrating the financial characteristics of the consolidated company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring, or other factors that may result as a consequence of the Merger or other transactions and, accordingly, does not attempt to predict or suggest future results.

	Six Months Ended	Year Ended
	June 30, 2018	December 31, 2017
Enbridge Historical Data: (C$)
Basic earnings per common share	$0.90	$1.66
Diluted earnings per common share	$0.90	$1.65
Dividends declared per common share for the period	$1.342	$2.41
Book value per share(1)	$36.23	$34.30

EEQ Historical Data: (US$)
Basic loss per Listed Share	$(0.02)	$(0.34)
Diluted loss per Listed Share	$(0.02)	$(0.34)
Dividends declared per Listed Share for the period(2)	$0.70	$1.633
Book value per Listed Share(1)	$0.01	$0.01

Pro Forma Consolidated Data—Enbridge: (C$)
Basic earnings per common share(3)	$1.18	$3.54
Diluted earnings per common share(3)	$1.18	$3.52
Dividends declared per common share for the period(4)	$1.342	$2.41
Book value per common share at period end(1), (5)	$35.64	$ n/a

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	Six Months Ended	Year Ended
	June 30, 2018	December 31, 2017

Equivalent Pro Forma Consolidated—EEQ(6): (C$)
Basic earnings per Listed Share	$0.40	$1.19
Diluted earnings per Listed Share	$0.40	$1.18
Dividends declared per Listed Share for the period	$0.45	$0.81
Book value per Listed Share at period end	$11.94	$ n/a

(1)

Historical book value per Enbridge common share or Listed Share represents total equity before noncontrolling interests and redeemable noncontrolling interests at period end divided by the number of Enbridge common shares or Listed Shares, as applicable, outstanding as of period end.

(2)

Under the terms of the EEQ LLC Agreement, except in connection with EEQ’s liquidation, EEQ does not pay distributions on the Listed Shares in cash, but instead makes distributions on the Listed Shares in additional shares or fractions of shares.

(3)

Amounts are included under “Pro Forma Results” in the unaudited pro forma condensed consolidated statement of earnings included under “Unaudited Pro Forma Condensed Consolidated Pro Forma Financial Statements” on p. [        ].

(4)

For the purpose of the pro forma financial information, it was assumed that all Enbridge common shares issued in connection with the Merger and Other Merger Transactions will receive the same dividend rate as existing Enbridge common shares. The actual dividend declared per share may differ from the pro forma information for the periods to which such transactions are given effect.

(5)	The pro forma consolidated data—Enbridge, book value per common share was calculated as follows (in Canadian dollars in millions, except per share amounts):

As of June 30, 2018
Pro forma total Enbridge Inc. shareholders’ equity	$71,681
Divided by: Pro forma consolidated number of shares outstanding as of date of record	2,011
Book value per share (pro forma)	$35.64

(6)	Determined by multiplying the pro forma consolidated data—Enbridge disclosed above by the Exchange Ratio of 0.335 of an Enbridge common share per each Listed Share.

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COMPARATIVE SHARE PRICES; DIVIDENDS

Enbridge common shares are currently listed on the TSX and the NYSE under the symbol “ENB” and the Listed Shares are currently listed on the NYSE under the symbol “EEQ”. The table below sets forth, for the periods indicated, the per share high and low sales prices for Enbridge common shares as reported on the TSX and the NYSE and for the Listed Shares as reported on the NYSE. Numbers have been rounded to the nearest whole cent.

	Enbridge Common Shares		Enbridge Common Shares		EEQ Listed Shares
	TSX		NYSE		NYSE
	High	Low	High	Low	High	Low
	(in C$)		(in US$)		(in US$)
Annual information for the past five calendar years
2017	58.28	43.91	44.52	34.39	26.53	12.03
2016	59.19	40.03	45.77	27.43	26.45	14.27
2015	66.14	40.17	54.43	29.19	39.62	19.11
2014	65.13	45.45	57.19	41.08	40.86	26.17
2013	49.17	41.47	47.87	39.70	32.85	26.72

Quarterly information for the past two years and subsequent quarters
2018
Fourth Quarter (through October 2, 2018)	42.92	41.70	33.50	32.55	11.31	11.00
Third Quarter	47.54	41.66	36.57	32.15	11.74	9.98
Second Quarter	47.50	37.36	36.11	29.00	10.27	8.38
First Quarter	51.04	38.08	41.21	29.54	14.81	8.51
2017
Fourth Quarter	52.59	43.91	42.10	34.39	16.23	12.03
Third Quarter	53.00	48.98	42.31	39.01	15.93	13.42
Second Quarter	57.75	49.61	42.92	37.37	19.00	14.45
First Quarter	58.28	53.87	44.52	40.25	26.53	16.50
2016
Fourth Quarter	59.18	53.91	45.09	39.70	26.45	22.17
Third Quarter	59.19	50.76	45.77	38.58	25.67	21.73
Second Quarter	55.05	48.73	43.39	37.02	23.46	16.47
First Quarter	51.31	40.03	39.40	27.43	23.12	14.27

The above table shows only historical data. You should obtain current market quotations for Enbridge common shares and Listed Shares, as the market prices of such securities will fluctuate between the date of this proxy statement/prospectus and the date on which the Merger is completed, at times in between and thereafter. You can obtain these quotations from publicly-available sources.

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Comparison of the Market Prices of Enbridge Common Shares and Listed Shares and Implied Value of the Merger Consideration Payable for Each Listed Share

The following table presents the closing price per share of Enbridge common shares on the TSX and the NYSE and of the Listed Shares on the NYSE, in each case on (a) September 17, 2018, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and (b) [                ], the last practicable trading day prior to the filing of this proxy statement/prospectus with the SEC. This table also shows the estimated implied value of the Merger Consideration payable for each Listed Share, which was calculated by multiplying the closing price of Enbridge common shares on the NYSE on those dates by the Exchange Ratio of 0.335.

	Enbridge common shares	Enbridge common shares	EEQ Listed Shares	Implied value per EEQ Listed Share
Date	TSX	NYSE	NYSE	NYSE
	(C$)	(US$)	(US$)	(US$)
September 17, 2018	$44.70	$34.28	$10.80	$11.48
[ ]	$	$	$	$

The market prices of Enbridge common shares and Listed Shares have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to, and in the case of Enbridge common shares, after, completion of the Merger. No assurance can be given concerning the market prices of Enbridge common shares or Listed Shares before completion of the Merger or of Enbridge common shares after completion of the Merger. The Exchange Ratio is fixed in the Merger Agreement, but the market price of Enbridge common shares (and therefore the value of the Merger Consideration) when received by EEQ shareholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to EEQ shareholders in determining whether to vote to approve the Merger Agreement and the Merger. EEQ shareholders are encouraged to obtain current market quotations for Enbridge common shares and Listed Shares and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. For more information, see the section titled “Where You Can Find More Information” beginning on page [        ].

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The table below sets forth the dividends declared per Enbridge common share and the dividends declared per Listed Share for the periods indicated.

	Enbridge	EEQ(1)
	(C$)	(US$)
Six Months Ended June 30, 2018	1.342	0.700
Year Ended December 31,
2017	2.413	1.633
Fourth Quarter	0.610	0.350
Third Quarter	0.610	0.350
Second Quarter	0.610	0.350
First Quarter	0.583	0.583
2016	2.120	2.332
Fourth Quarter	0.530	0.583
Third Quarter	0.530	0.583
Second Quarter	0.530	0.583
First Quarter	0.530	0.583
2015	1.860	2.306
Fourth Quarter	0.465	0.583
Third Quarter	0.465	0.583
Second Quarter	0.465	0.570
First Quarter	0.465	0.570
2014	1.400	2.197
Fourth Quarter	0.350	0.555
Third Quarter	0.350	0.555
Second Quarter	0.350	0.5435
First Quarter	0.350	0.5435
2013	1.260	2.174
Fourth Quarter	0.3150	0.5435
Third Quarter	0.3150	0.5435
Second Quarter	0.3150	0.5435
First Quarter	0.3150	0.5435

(1)

Under the terms of the EEQ LLC Agreement, except in connection with EEQ’s liquidation, EEQ does not pay distributions on the Listed Shares in cash, but instead makes distributions on the Listed Shares in additional shares or fractions of shares. At the same time that EEP makes a distribution on its common units and i-units, EEQ distributes on each of the Listed Shares that fraction of a share determined by dividing the amount of the cash distribution to be made by EEP on each common unit by the average market price of a Listed Share determined for the 10-day trading period ending on the trading day immediately prior to the ex-dividend date for the Listed Shares.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents to which Enbridge and EEQ refer you in this registration statement, of which this proxy statement/prospectus forms a part, as well as oral statements made or to be made by Enbridge and EEQ, contain both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements are typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included in, or incorporated by reference into, this proxy statement/prospectus include, but are not limited to, statements with respect to the following: the Merger; the Midcoast Transaction; each of the Other Merger Transactions; expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected earnings/(loss) per share; expected future cash flows; expected performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution, Green Power and Transmission, and Energy Services businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction (including potentially competitive projects); expected capital expenditures; expected equity funding requirements for Enbridge’s commercially secured growth capital; expected future growth and expansion opportunities; expectations about Enbridge’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions, including the Merger and the Other Merger Transactions; estimated future dividends; expected future actions of regulators; expected costs related to leak remediation and potential insurance recoveries; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the stock-for-stock merger transaction on February 27, 2017 between Enbridge and Spectra Energy, including Enbridge’s combined scale, financial flexibility, growth capital, future business prospects and performance; impact of the Canadian L3R Program on existing integrity programs; the sponsored vehicle strategy; dividend payout policy; dividend growth and dividend payout expectation; expectations on impact of hedging program; and expectations resulting from the successful execution of Enbridge’s 2018-2020 Strategic Plan.

Although the management of Enbridge and EEQ believe that these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and may not prove to be accurate, and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, future trends, levels of activity and achievements to differ materially from those matters expressed or implied by such statements. When considering forward-looking statements, readers and investors should keep in mind the risk factors and other cautionary statements described in the section titled “Risk Factors” beginning on page [        ]. Among the assumptions, risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•	the ability to complete the Merger, including as a result of the failure to satisfy a condition to completion of the Merger as specified in the Merger Agreement;

•	negative effects from the pendency of the Merger;

•	any delays or issues in negotiating the relevant documentation in relation to, and any failure to complete, any or all of the Other Merger Transactions;

•	the timing to consummate the Merger;

•	the focus of management time and attention on the Merger or the Other Merger Transactions and other disruptions arising from the Merger or the Other Merger Transactions;

•	the risk that the Merger may not be accretive, and may be dilutive, to Enbridge’s earnings per share, which may negatively affect the market price of Enbridge common shares;

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•	the possibility that Enbridge and EEQ will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by Enbridge or EEQ;

•	the risk that any announcements relating to the Merger could have adverse effects on the market price of Enbridge common shares or Listed Shares;

•	the failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory or other approvals;

•

that EEQ and Enbridge may be required to modify the terms and conditions of the Merger Agreement to achieve regulatory or shareholder approval, or that the anticipated benefits of the Merger are not realized as a result of such things as the strength or weakness of the economy and competitive factors in the areas where EEQ and Enbridge do business;

•	debt and equity market conditions, including the ability to access capital markets on favorable terms or at all, and the cost of debt and equity capital;

•	potential changes in the Enbridge share price which may negatively impact the value of consideration offered to EEQ shareholders;

•	the expected supply of and demand for crude oil, natural gas, natural gas liquids (“NGL”) and renewable energy;

•	prices of crude oil, natural gas, NGL and renewable energy;

•	competitive changes in Enbridge’s industry (including competition from the same and alternative energy sources);

•	exchange rates, including the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar;

•	inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals;

•	maintenance of support and regulatory approvals for Enbridge’s projects;

•	anticipated in-service dates for Enbridge’s projects and those of its competitors;

•	weather and natural disasters;

•	the timing and closing of the Other Merger Transactions and Enbridge’s announced dispositions;

•	the realization of anticipated benefits and synergies of the Merger, the merger transaction completed in February 2017 with Spectra Energy or the Other Merger Transactions;

•	the effects of existing and future governmental legislation;

•	the effects of future litigation;

•	acquisitions and the timing thereof and the success of integration plans and business plans;

•	impact of the dividend policy on Enbridge’s future cash flows;

•	credit ratings;

•	capital project funding;

•	expected EBITDA;

•	expected earnings/(loss);

•	expected earnings/(loss) per share; and

•	expected future cash flows and estimated future dividends.

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Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for services of Enbridge or EEP. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for services of Enbridge or EEP and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger and the Other Merger Transactions on us, expected EBITDA, earnings/(loss), earnings/(loss) per share, or estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Forward-looking statements of Enbridge and EEQ are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of the Merger, the merger transaction completed in February 2017 with Spectra Energy Corp and the Other Merger Transactions, operating performance, regulatory parameters, dispositions, dividend policy, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this proxy statement/prospectus and in EEQ’s other filings with United States securities regulators and Enbridge’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the future courses of action of Enbridge and EEP depend on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge and EEQ each assume no obligation to publicly update or revise any forward-looking statements made in this proxy statement/prospectus or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or EEQ or persons acting on behalf of Enbridge and EEQ, are expressly qualified in their entirety by these cautionary statements.

The aforementioned factors are difficult to predict and in many cases may be beyond Enbridge’s and EEQ’s control. Consequently, these forward-looking statements may not prove to be accurate. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on results of operations, financial condition, cash flows or dividends of Enbridge or EEQ. In view of these uncertainties, Enbridge and EEQ caution that investors should not place undue reliance on any forward-looking statements. All of the forward-looking statements Enbridge and EEQ make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under this heading and the information detailed (a) in Enbridge’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017 and Enbridge’s Quarterly Reports on Form 10-Q filed with the SEC for the quarterly periods ended March 31, 2018 and June 30, 2018, which are available at http://www.sec.gov, and (b) in EEQ’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017 and EEQ’s Quarterly Reports on Form 10-Q filed with the SEC for the quarterly periods ended March 31, 2018 and June 30, 2018, which are available at http://www.sec.gov. See the section titled “Where You Can Find More Information” beginning on page [        ]. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by applicable law, Enbridge and EEQ undertake no obligation to update or revise any forward-looking statement made in this proxy statement/prospectus to reflect new information, events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or EEQ or persons acting on their behalf, are expressly qualified in their entirety by these cautionary statements.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [        ], you should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the Merger. As an Enbridge shareholder following completion of the Merger, you will be subject to all risks inherent in the business of Enbridge in addition to the risks related to EEQ. The market value of your Enbridge common shares will reflect the performance of the business relative to, among other things, that of the competitors of Enbridge and EEQ and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in Enbridge’s and EEQ’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. See the section titled “Where You Can Find More Information” beginning on page [        ].

Risks Related to the Merger

The number of Enbridge common shares that holders of Listed Shares will be entitled to receive in the Merger is based upon a fixed Exchange Ratio and will not be adjusted in the event of any change in either the price of Enbridge common shares or the price of the Listed Shares.

The Exchange Ratio of 0.335 of an Enbridge common share per Listed Share is fixed, meaning that it does not change and is not dependent upon the relative values of Enbridge common shares and the Listed Shares. There will be no adjustment to the Exchange Ratio for changes in the market price of Enbridge common shares or the Listed Shares prior to the completion of the Merger. If the Merger is completed, there will be a time lapse between the date of this proxy statement/prospectus and the date on which holders of the Listed Shares who are entitled to receive the Merger Consideration actually receive such Merger Consideration. The market value of Enbridge common shares may fluctuate during and after this period as a result of a variety of factors, including general market and economic conditions, changes in Enbridge’s businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict and in many cases may be beyond the control of Enbridge and EEQ. Consequently, at the time EEQ shareholders must decide whether to approve the Merger Agreement, they will not know the actual market value of the Merger Consideration they will receive when the Merger is completed. The actual value of the Merger Consideration received by the holders of the Listed Shares at the completion of the Merger will depend on the market value of the Enbridge common shares at that time. This market value may differ, possibly materially, from the market value of Enbridge common shares at the time the Merger Agreement was entered into or at any other time. For additional information about the EEQ per share merger consideration, see the section titled “The Merger Agreement—Merger Consideration” beginning on page [        ].

The Merger Agreement may be terminated in accordance with its terms and there is no assurance when or if the Merger will be completed.

The completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, the requisite approval of the EEQ shareholders, the accuracy of representations and warranties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) and EEQ’s and Enbridge’s performance of their respective obligations under the Merger Agreement in all material respects. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Merger.

In addition, if the Merger is not completed by March 18, 2019, either Enbridge or EEQ may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time. In

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addition, Enbridge and EEQ may elect to terminate the Merger Agreement in certain other circumstances. Please read the section titled “The Merger Agreement—Termination” beginning on page [        ].

If the EEP merger is completed and there are delays in completing the Merger, or the Merger is not completed at all, the sole asset of EEQ would be interests in an entity that is no longer publicly traded.

EEQ’s only assets are i-units in EEP and, as a result, EEQ’s financial condition and results of operations are dependent upon the performance of EEP. On September 18, 2018, Enbridge announced that it had entered into a definitive agreement to acquire all of the outstanding equity securities that Enbridge does not already own of EEP. The closing of the EEP merger is not conditioned upon the consummation of the Merger and there is a risk that, if the EEP merger is completed but the Merger is not completed, the sole asset of EEQ would be interests in an entity that is no longer publicly traded.

The opinion rendered to the Special Committee by Goldman Sachs & Co. LLC (“Goldman Sachs”) on September 17, 2018 was necessarily based on economic, monetary, market and other conditions as in effect on, and financial forecasts and other information made available to Goldman Sachs as of, the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The Special Committee has not requested, and does not expect to request, an updated opinion from Goldman Sachs reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

The opinion rendered to the Special Committee by Goldman Sachs on September 17, 2018 was provided for the information and assistance of the Special Committee in connection with its consideration of the Merger. The opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and financial forecasts and other information made available to Goldman Sachs as of, the date of the opinion, which may have changed, or may change, after the date of the opinion. The Special Committee has not requested an updated opinion as of the date of this proxy statement/prospectus from Goldman Sachs and does not expect to request an updated opinion prior to completion of the Merger. Changes in the operations and prospects of Enbridge and EEQ, general market and economic conditions and other factors that may be beyond the control of Enbridge and EEQ, and on which the opinion was based, may have altered the value of Enbridge or EEQ or the prices of Enbridge common shares or the Listed Shares since the date of such opinion, or may alter such values and prices by the time the Merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Goldman Sachs rendered to the Special Committee, please read the section titled “The Merger—Opinion of Goldman Sachs & Co. LLC, Financial Advisor to the Special Committee” beginning on page [        ].

Failure to complete, or significant delays in completing, the Merger could negatively affect the trading prices of Enbridge common shares or the Listed Shares or the future business and financial results of Enbridge and EEQ.

The completion of the Merger is subject to certain customary closing conditions, including (i) the registration statement having become effective under the Securities Act, (ii) the receipt of requisite approvals of the Merger Agreement by the shareholders of EEQ, (iii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act, (iv) the Enbridge common shares issuable in connection with the Merger having been approved for listing on the NYSE and the TSX, subject to official notice of issuance, and (v) the absence of any governmental order prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The obligation of each party to consummate the Merger is also conditioned upon the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers).

There is no certainty that the various closing conditions will be satisfied and that the necessary approvals will be obtained. If these or other conditions are not satisfied or if there is a delay in the satisfaction of such

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conditions, then Enbridge and EEQ may not be able to complete the Merger timely or at all, and such failure or delay may have other adverse consequences. If the Merger is not completed or is delayed, Enbridge and EEQ will be subject to a number of risks, including:

•

Enbridge and EEQ may experience negative reactions from the financial markets, including negative impacts on the market price of Enbridge common shares and the Listed Shares, particularly to the extent that their current market price reflects a market assumption that the Merger will be completed;

•	Enbridge and EEQ will not realize the expected benefits of the combined company; and

•	some costs relating to the Merger, such as investment banking, legal and accounting fees, and financial printing and other related charges, must be paid even if the Merger is not completed.

Enbridge also expects to acquire all of the outstanding equity securities of each of EEP, SEP and ENF in the Other Merger Transactions, and Enbridge’s efforts to complete those transactions may result in delays in completing the Merger with EEQ or make it more difficult or time consuming than expected.

Enbridge announced that it had separately entered into definitive agreements to acquire, in separate combination transactions, all of the outstanding equity securities that Enbridge does not already own of SEP (announced on August 24, 2018) and EEP and ENF (each announced on September 18, 2018). EEP and ENF will each hold a special meeting of its shareholders to obtain their approval of the applicable merger agreement or arrangement agreement. SEP will solicit consents in order to obtain the requisite approval of the SEP unitholders. Completion of the Merger is contingent upon the completion of the EEP merger, while none of the EEP merger, the SEP merger or the ENF plan of arrangement are conditioned on the completion of any of such other transactions. The consents of Enbridge and its subsidiaries (other than SEP) to the SEP merger are sufficient to approve the SEP merger and the related merger agreement. Enbridge cannot predict whether the Other Merger Transactions will be approved by the requisite votes of security holders of the respective sponsored vehicles, whether all of the other conditions precedent to such transactions will be satisfied or, if so, the timing of the completion of such transactions. Enbridge’s efforts to complete those transactions may result in delays in completing the Merger with EEQ or make it more difficult or time consuming than expected.

The assumptions and estimates underlying the financial projections are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Enbridge and EEQ. As a result, the financial projections for Enbridge and EEQ may not be realized.

In performing its financial analyses and rendering its opinion regarding the fairness from a financial point of view to the holders (other than Enbridge and its affiliates) of the outstanding Listed Shares of the Exchange Ratio pursuant to the Merger Agreement, Goldman Sachs, the financial advisor to the Special Committee, reviewed and relied on, among other things, certain financial analyses and forecasts for EEP, certain financial analyses and forecasts for Enbridge stand alone, and certain financial analyses and forecasts for Enbridge pro forma for the Merger and the EEP merger, as adjusted by the Special Committee, in each case, as prepared by the management of Enbridge and approved for Goldman Sachs’ use by the Special Committee. These financial projections speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, within projected time frames or at all. The financial projections on which the Special Committee’s financial advisor based its opinion may not be realized.

In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the Exchange Ratio to EEQ and the Unaffiliated EEQ Shareholders, Goldman Sachs, the financial advisor to the Special Committee, reviewed and relied on, among other things, financial forecasts for Enbridge and EEQ prepared by management. These financial projections speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant

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economic, competitive, industry and other uncertainties, and may not be achieved in full, within projected time frames or at all. The financial projections on which the Special Committee’s financial advisor based its opinion may not be realized.

The unaudited pro forma condensed consolidated financial information and unaudited forecasted financial information included in this proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the Merger. Future results of Enbridge and EEQ may differ, possibly materially, from the unaudited pro forma condensed consolidated financial information and unaudited forecasted financial information presented in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial statements and unaudited forecasted financial information contained in this proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of Enbridge or EEQ prior to the Merger or following the Merger, the Midcoast Transaction and/or the Other Merger Transactions for several reasons. See the section titled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page [        ]. In addition, the Merger and post-Merger integration process, as well as the Other Merger Transactions, may give rise to unexpected liabilities and costs. Unexpected delays in completing the Merger or in completing the Other Merger Transactions may significantly increase the related costs and expenses incurred by Enbridge. The actual financial positions and results of operations of Enbridge and EEQ prior to the Merger and following the Merger, the Midcoast Transaction and the Other Merger Transactions may be different, possibly materially, from the unaudited pro forma condensed consolidated financial statements or forecasted financial information included in this proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed consolidated financial statements and forecasted financial information included in this proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of Enbridge common shares may cause a significant change in the purchase price used for Enbridge’s accounting purposes and the unaudited pro forma financial statements contained in this proxy statement/prospectus.

Enbridge and EEQ and their directors and officers may have interests that differ from your interests, and these interests may have influenced their decision to propose and to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The nature of the respective businesses of Enbridge and EEQ and their respective affiliates may give rise to conflicts of interest between Enbridge, EEQ and the General Partner. The interests of Enbridge, EEQ and the General Partner, and their directors and officers, as applicable, may differ from your interests as a result of the relationships among them. A conflict could be perceived to exist, for example, in connection with the number of Enbridge common shares offered as the Merger Consideration, particularly where two of the ten directors on the EEQ Board are executive officers of Enbridge.

EEQ does not have any employees. EEQ has entered into agreements with the General Partner and several of its affiliates to provide EEQ with the necessary services and support personnel, who act on EEQ’s behalf as EEQ’s agents. All directors of the General Partner are elected annually and may be removed by Enbridge (U.S.) Inc., as the sole shareholder of the General Partner, an indirect and wholly owned subsidiary of Enbridge. All directors of EEQ were elected and may be removed by the General Partner, as the sole holder of the Voting Shares.

In considering the recommendation of the EEQ Board to approve the Merger Proposal, you should consider that the directors and executive officers of Enbridge, the General Partner and EEQ may have other interests that

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differ from, or are in addition to, the interests of EEQ shareholders generally. These interests include the following:

•	six of the ten directors of EEQ also hold positions at Enbridge or its subsidiaries (other than EEQ or the General Partner);

•

seven directors, including three non-management directors, of EEQ own Enbridge common shares. Those directors, individually and in the aggregate, own shares representing less than 1% of the Enbridge common shares outstanding as of October 2, 2018;

•	all of the executive officers of EEQ hold positions at Enbridge or its subsidiaries (other than EEQ or the General Partner);

•

11 individuals who serve as executive officers of EEQ own Enbridge common shares, which, individually and in the aggregate, represent less than 1% of the Enbridge common shares outstanding as of October 2, 2018;

•	the three directors on the Special Committee also serve on the EEP Special Committee;

•	seven of the ten directors of the General Partner and EEQ, including two directors on the Special Committee, are defendants in the Derivative Action; and

•

all of the directors and executive officers of EEQ have the right to indemnification under the EEQ LLC Agreement and the Merger Agreement. In addition, all of the directors and officers of Enbridge have the right to indemnification under the organizational documents of Enbridge and indemnification agreements with Enbridge.

In addition, certain executive officers and directors of Enbridge are also executive officers and directors of EEQ and the General Partner. J. Herbert England serves as a member of the boards of directors of all three companies. The compensation received by the executive officers of Enbridge is paid to them in their capacities as executive officers of Enbridge, EEQ and the General Partner, as applicable. EEQ and the General Partner have the same directors and, with the exception of William Yardley, who is an executive officer of the General Partner only, have the same executive officers.

The following director and executive officers of Enbridge hold positions at EEQ and the General Partner:

Executive Officer/Director	EEQ / General Partner	Enbridge
J. Herbert England	Director	Director
D. Guy Jarvis	Director and Executive Vice President—Liquids Pipelines	Executive Vice President & President, Liquids Pipelines

John K. Whelen	Director	Executive Vice President & Chief Financial Officer

The members of the Special Committee and the EEQ Board were aware of and considered these interests, among other matters, when they approved the Merger Agreement and when they recommended that EEQ shareholders approve the Merger. These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers of EEQ in the Merger” beginning on page [        ].

Enbridge and EEQ will be subject to certain operating restrictions until the completion of the Merger.

The Merger Agreement generally restricts EEQ, without Enbridge’s consent, or Enbridge, without EEQ’s consent, from taking specified actions until the Merger occurs or the Merger Agreement terminates. These restrictions may prevent EEQ or Enbridge from taking actions that each respectively might otherwise consider beneficial. Please read the section titled “The Merger Agreement—Interim Operations” beginning on page [        ].

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Risks Related to the Enbridge Common Shares

The market price of Enbridge common shares will continue to fluctuate after the Merger.

Upon completion of the Merger, Unaffiliated EEQ Shareholders will become holders of Enbridge common shares. The market price of Enbridge common shares may fluctuate significantly following completion of the Merger and Unaffiliated EEQ Shareholders could lose some or all of the value of their investment in Enbridge common shares. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Enbridge common shares, regardless of Enbridge’s actual operating performance.

The market price of Enbridge common shares may be affected by factors different from those that historically have affected Listed Shares.

Upon completion of the Merger, Unaffiliated EEQ Shareholders will become holders of Enbridge common shares. The businesses of Enbridge differ from those of EEQ in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of Enbridge after the Merger, as well as the market price of Enbridge common shares, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of EEQ, and, in turn, the market price of the Listed Shares. For a discussion of the businesses of Enbridge and EEQ and of some important factors to consider in connection with those businesses, see the section titled “Information about the Companies” beginning on page [        ], and the documents incorporated by reference in the section titled “Where You Can Find More Information” beginning on page [        ], including, in particular, in the sections titled “Risk Factors” in each of Enbridge’s Annual Report on Form 10-K for the year ended December 31, 2017 and EEQ’s Annual Report on Form 10-K for the year ended December 31, 2017, in each case, as modified by subsequent reports filed by Enbridge and EEQ.

Holders of Enbridge common shares, which will be received by eligible holders of the Listed Shares as a result of the Merger, will have rights different from the current holders of Listed Shares.

Upon completion of the Merger, Unaffiliated EEQ Shareholders will no longer be shareholders of EEQ, and Unaffiliated EEQ Shareholders will become Enbridge shareholders. There are certain differences between the current rights of Unaffiliated EEQ Shareholders and the rights to which such shareholders will be entitled as Enbridge shareholders. See the section titled “Comparison of Rights of Enbridge Shareholders and EEQ Shareholders” beginning on page [        ] for a discussion of the different rights associated with Enbridge common shares.

Enbridge may not pay any cash dividends to Enbridge shareholders, and Enbridge’s ability to declare and pay cash dividends to Enbridge shareholders, if any, in the future will depend on various factors, many of which are beyond Enbridge’s control.

Unlike EEQ, Enbridge is not required to declare dividends of its available cash to its equityholders. The Enbridge Board may not declare dividends in the future. Should the Enbridge Board declare dividends on the Enbridge common shares in the future, the dividend yield of the Enbridge common shares may only be a fraction of the historical or projected dividend yield of the Listed Shares. Any payment of future dividends will be at the sole discretion of the Enbridge Board and will depend upon many factors, including the financial condition, earnings and capital requirements of its operating subsidiaries, covenants associated with certain debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by the Enbridge Board. For more information regarding Enbridge’s financial condition, earnings and capital requirements, level of indebtedness or legal, regulatory or contractual restrictions, please read Enbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated by reference herein.

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Enbridge declares its dividend in Canadian dollars. However, Enbridge delivers payment to U.S. holders of Enbridge common shares in U.S. dollars. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of dividend payments received by U.S. holders of Enbridge common shares.

Enbridge declares its dividend in Canadian dollars. However, Enbridge delivers payment to U.S. holders of Enbridge common shares in U.S. dollars. The U.S. dollar value of any cash payment for declared dividends to a U.S. holder of Enbridge common shares will be converted into U.S. dollars using the indicative rate of exchange for Canadian interbank transactions established by the Bank of Canada on the declared record date. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of any dividend payments received by U.S. holders of Enbridge common shares.

Enbridge is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

Enbridge is organized under the laws of Canada. A substantial portion of Enbridge’s assets are located outside the United States, and many of Enbridge’s directors and officers and some of the experts named in this proxy statement/prospectus (including in documents that are incorporated by reference into this proxy statement/prospectus) are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Enbridge and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Enbridge and such directors, officers or experts under the U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the U.S. federal securities laws.

There may be future dilution of the Enbridge common shares, including as a result of any Enbridge common shares issued in connection with the Other Merger Transactions, which could adversely affect the market price of Enbridge common shares.

If the Merger is successfully completed, Enbridge expects that it will issue to the Unaffiliated EEQ Shareholders approximately 29,174,068 Enbridge common shares at the Effective Time in connection with the proposed Merger, based on the number of Enbridge common shares and the estimated number of Listed Shares that are outstanding as of October 2, 2018 (not including any Enbridge common shares that would be expected to be issued upon the successful completion of the Other Merger Transactions, including the EEP merger). If the Other Merger Transactions are all also successfully completed in accordance with their respective transaction agreements, based on the number of outstanding shares or units, as the case may be, of SEP, EEP, EEQ and ENF, as of October 2, 2018, and the exchange ratio in each applicable transaction agreement, Enbridge expects that it will issue approximately 296,284,573 Enbridge common shares in aggregate upon the completion of the proposed Merger and those Other Merger Transactions. The actual number of Enbridge common shares issued in the Merger and the EEP merger will be determined by multiplying the Exchange Ratio by the number of issued and outstanding Listed Shares held by Unaffiliated EEP Unitholders and the exchange ratio in the EEP merger by the number of issued and outstanding Class A common units held by the public as of the closing date of the Merger. The actual number of Enbridge common shares issued in each of the SEP merger and the ENF plan of arrangement will be determined by multiplying the applicable exchange ratio by the number of publicly held shares or units of the acquired entity as of the closing date of each such transaction.

In addition, the Merger Agreement does not restrict Enbridge’s ability to issue additional Enbridge common shares prior to (with consent of each conflicts committee and special committee pursuant to the respective merger agreements and arrangement agreement applicable to the proposed Merger and the Other Merger Transactions) or following the Effective Time or thereafter. In the future (assuming such consents have been secured), Enbridge may issue additional Enbridge common shares to raise cash for its projects, operations, acquisitions or other purposes. Enbridge may also (assuming such consents have been secured) acquire interests in other

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companies by using a combination of cash and Enbridge common shares or just Enbridge common shares. Enbridge has issued securities convertible into, or exchangeable for, or that represent the right to receive, Enbridge common shares and may (assuming such consents have been secured) do so again in the future. Any of these events may dilute the ownership interests of current Enbridge common shares, reduce Enbridge’s earnings per share and have an adverse effect on the price of Enbridge common shares. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for Enbridge common shares. The increase in the number of Enbridge common shares may lead to sales of such Enbridge common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Enbridge common shares.

Sales of a substantial number of Enbridge common shares in the public market could adversely affect the market price of Enbridge common shares.

Sales of a substantial number of Enbridge common shares in the public market, or the perception that these sales may occur, could reduce the market price of Enbridge common shares.

Tax Risks Related to the Merger and the Ownership of Enbridge Common Shares Received in the Merger

In addition to reading the following risk factors, EEQ shareholders are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ] and “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page [        ] for a more complete discussion of the expected U.S. and Canadian federal income tax consequences of the Merger and owning and disposing of Enbridge common shares received in the Merger.

There is some risk that the IRS could challenge the conclusions set forth in the opinions and that such a challenge would be sustained by a court. If the conclusions in the tax opinions were to be challenged by the IRS and such challenge were to be sustained, U.S. holders of EEQ shares would recognize gain (and may not be allowed to recognize loss) based on the amount such a holder realizes in the Merger. None of the parties to the Merger intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Consequently there is no guarantee that the IRS will treat the Merger in the manner described above. If the IRS successfully challenges the treatment of the Merger, adverse U.S. federal income tax consequences may result.

Assuming the Merger qualifies for the Intended Tax Treatment, the United States federal income tax consequences to U.S. holders of EEQ shares generally are as follows:

•

A U.S. holder of EEQ shares receiving Enbridge common shares in exchange for EEQ shares pursuant to the Merger should not recognize any gain or loss, except for any gain or loss that may result from the receipt by such holder of cash in lieu of a fractional Enbridge common share.

•

A U.S. holder of EEQ shares who receives cash in lieu of a fractional Enbridge share pursuant to the Merger generally will be treated as having received such fractional share in the Merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the EEQ share surrendered which is allocable to the fractional share.

It is a condition to the completion of the Merger that EEQ receives an opinion from Vinson & Elkins L.L.P., dated as of the closing date, to the effect that (i) the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Merger should not result in gain being recognized by U.S. holders under Section 367(a) of the Code upon the exchange of EEQ share for Enbridge common shares in the

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merger (other than by a U.S. holder who is a “five-percent transferee shareholder” within the meaning of the rules under Treasury Regulations Section 1.367(a)-3(c) and who does not file the agreement with the IRS as described in Treasury Regulations Section 1.367(a)-3(c)(l)(iii)(B)). We believe that the conclusions in this opinion are accurate. However, they are not certain and are not binding on the IRS or any court. Although none of Enbridge, EEQ or Merger Sub intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger, there is some risk that the IRS could challenge the conclusions set forth in the opinion and that such a challenge would be sustained by a court. If the conclusions in the tax opinion were to be challenged by the IRS and such challenge were to be sustained, U.S. holders of EEQ shares would recognize gain (and may not be allowed to recognize loss) based on the amount such a holder realizes in the Merger. Because none of the parties to the Merger intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger, there is no guarantee that the IRS will treat the Merger in the manner described above. If the IRS successfully challenges the treatment of the Merger, adverse U.S. federal income tax consequences may result.

EEQ shareholders should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ] and consult their own tax advisors regarding the United States federal income tax consequences of the Merger to them in their particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends paid with respect to Enbridge common shares generally will be subject to withholding tax.

A distribution of cash by Enbridge to a shareholder who is a U.S. holder will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of Enbridge’s current or accumulated “earnings and profits”, as determined under U.S. federal income tax principles. A portion of the cash distributed to Enbridge shareholders by Enbridge after the Merger may exceed Enbridge’s current and accumulated earnings and profits. Cash distributions in excess of Enbridge’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such shareholder’s Enbridge common shares and, to the extent the cash distribution exceeds such shareholder’s adjusted tax basis, as gain from the sale or exchange of such Enbridge common shares. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each Enbridge shareholder should expect to generally treat distributions made by Enbridge as dividends.

Dividends paid or credited or deemed to be paid or credited on Enbridge common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%.

Please read “Material U.S. Federal Income Tax Consequences of the Merger” and “Material Canadian Federal Income Tax Consequences of the Merger” for a more complete discussion of certain U.S. and Canadian federal income tax consequences of owning and disposing of Enbridge common shares.

Future changes to U.S., Canadian and foreign tax laws could adversely affect the combined company.

The U.S. Congress, the Canadian House of Commons, the Organization for Economic Co-operation and Development, and other government agencies in jurisdictions where Enbridge and its affiliates do business have been focused on issues related to the taxation of multinational corporations. Specific attention has been paid to “base erosion and profit shifting”, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States, Canada and other countries in which Enbridge and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect the combined company.

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Further, there can be no assurance that applicable Canadian income tax laws, regulations or tax treaties will not be changed or interpreted in a manner that is, or that applicable taxing authorities will not take administrative positions that are, adverse to Enbridge and its shareholders. Such taxation authorities may also disagree with how Enbridge calculates or has in the past calculated its income for tax purposes. Any such event could adversely affect Enbridge, its share price or the dividends or other payments to be paid to shareholders of Enbridge.

Risks Related to Enbridge’s Business

You should read and consider risk factors specific to Enbridge’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of Enbridge’s Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents that are incorporated by reference herein. See the section titled “Where You Can Find More Information” beginning on page [        ] for the location of information incorporated by reference in this proxy statement/prospectus.

Risks Related to EEQ’s Business

You should read and consider risk factors specific to EEQ’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of EEQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents that are incorporated by reference herein. See the section titled “Where You Can Find More Information” beginning on page [        ] for the location of information incorporated by reference in this proxy statement/prospectus.

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INFORMATION ABOUT THE COMPANIES

Enbridge Inc.

200, 425 – 1st Street S.W.

Calgary, Alberta T2P 3L8, Canada

Phone: 1-403-231-3900

Enbridge is a North American energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation assets. Enbridge delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline, and accounts for approximately 65% of United States-bound Canadian crude oil exports. Enbridge also moves approximately 20% of all natural gas consumed in the United States, serving key supply basins and demand markets. Its regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. Enbridge also has interests in more than 1,700 megawatts (MW) of net renewable power generation capacity in North America and Europe. Enbridge has ranked on the Global 100 Most Sustainable Corporations index for the past nine years. Enbridge was incorporated on April 13, 1970 under the Companies Ordinance of the Northwest Territories and was continued under the Canada Corporations Act on December 15, 1987. Enbridge indirectly holds all of the outstanding equity interests of Merger Sub, an indirect wholly owned subsidiary formed in Delaware for the sole purpose of completing the Merger.

Enbridge is a public company and the Enbridge common shares trade on both the TSX and the NYSE under the ticker symbol “ENB”. Enbridge’s principal executive offices are located at 200, 425 – 1st Street S.W., Calgary, Alberta T2P 3L8, Canada, and its telephone number is 1-403-231-3900.

Additional information about Enbridge can be found on its website at http://www.enbridge.com. The information contained in, or that can be accessed through, Enbridge’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Enbridge, see the section titled “Where You Can Find More Information” beginning on page [        ].

Enbridge Energy Management, L.L.C.

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

EEQ is a publicly-traded Delaware limited liability company that is a limited partner of EEP, through its ownership of i-units, a special class of the EEP’s limited partner interests. EEQ’s only investment is its limited partner interest in EEP. EEQ is structured as an alternative to direct investment in master limited partnerships for investors without the complications associated with partnership tax reporting.

As of October 2, 2018, EEQ owned approximately 21.9% of the outstanding units of EEP. At October 2, 2018, the General Partner owned 100% of EEQ’s 7.4 Voting Shares, as well as approximately 11.7% of the Listed Shares, which represent limited liability company interests in EEQ and are publicly traded on the NYSE. The remaining approximately 88.3% of the Listed Shares are held by the public.

EEQ’s performance depends entirely on the operations and management of EEP. Under a delegation of control agreement among EEQ, EEP and the General Partner, EEQ manages EEP’s business and affairs. The General Partner is an indirect, wholly owned subsidiary of Enbridge.

Under the EEP Partnership Agreement, except for the available cash that EEP is required to retain in respect of the i-units, EEP distributes all of its available cash to the General Partner and limited partners on a quarterly basis. EEQ does not, however, receive distributions of cash in respect of the i-units EEQ owns and does not otherwise have any cash flow attributable to EEQ’s ownership of the i-units.

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EEQ’s executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

Additional information about EEQ can be found on its website at https://www.enbridgemanagement.com/. The information contained in, or that can be accessed through, EEQ’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about EEQ, see the section titled “Where You Can Find More Information” beginning on page [         ].

Merger Sub

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

Merger Sub, a Delaware corporation and an indirect wholly owned subsidiary of Enbridge, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into EEQ. As a result, EEQ will survive the Merger as a wholly owned subsidiary of Enbridge. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

Other Merger Transactions

On August 24, 2018, Enbridge and SEP announced that they entered into the SEP merger agreement on the same day under which Enbridge will acquire all of the outstanding public units of SEP, subject to the approval of the SEP unitholders. Under the terms of the SEP merger agreement, SEP public unitholders will receive 1.111 Enbridge common shares for each outstanding public unit of SEP.

On September 18, 2018, Enbridge and EEP announced that they entered into the EEP merger agreement on September 17, 2018 under which Enbridge will acquire all of the outstanding Class A common units of EEP, subject to the approval of the EEP unitholders. Under the terms of the EEP merger agreement, EEP unitholders (other than Enbridge and its subsidiaries) will receive 0.335 of an Enbridge common share for each Class A common unit of EEP, which is at parity with the exchange ratio in the Merger. The Merger is conditional upon the consummation of the EEP Merger.

Also on September 18, 2018, Enbridge and ENF announced that they entered into the arrangement agreement on September 17, 2018 under which Enbridge will acquire all of the issued and outstanding public common shares of ENF, subject to the approval of ENF shareholders. Under the terms of the arrangement agreement, each common share of ENF will be exchanged for 0.7350 of an Enbridge common share and cash of C$0.45 per common share of ENF, subject to adjustment for certain dividends declared on the Enbridge common shares and the common shares of ENF.

For more information on the Other Merger Transactions, see the section titled “Where You Can Find More Information” beginning on page [        ].

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The Special Meeting

EEQ is providing this proxy statement/prospectus to the EEQ shareholders for the solicitation of proxies to be voted at the special meeting that EEQ has called for the purposes described below. This proxy statement/prospectus is first being mailed to EEQ shareholders on or about [                ] and provides EEQ shareholders with the information they need to know about the Merger and the proposals to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held on [                ], [                ] at [                ], local time, at 5400 Westheimer Court, Houston, Texas 77056.

Purpose

At the special meeting, you will be asked to vote solely on the following proposals:

•	Proposal 1: To consider and vote on the EEQ Merger Proposal;

•	Proposal 2: To consider and vote on the Waiver Proposal;

•	Proposal 3: To consider and vote on the EEQ LLC Agreement Amendment Proposal;

•	Proposal 4: To consider and vote on the EEQ Adjournment Proposal;

•

Proposal 5: To consider and vote on the EEP Merger Proposal in order to determine how the EEP i-units will be voted at the special meeting in which the EEP unitholders will vote on the EEP merger agreement; and

•	Proposal 6: To consider and vote on the EEQ Adjournment Proposal in order to determine how the EEP i-units will be voted at the EEP special meeting on the proposal to approve the EEP merger agreement.

Special Committee and the EEQ Board Recommendation

The Special Committee recommends that you vote:

•	“FOR” the EEQ Merger Proposal;

•	“FOR” the Waiver Proposal; and

•	“FOR” the EEQ LLC Agreement Amendment Proposal.

The EEQ Board recommends that you vote:

•	“FOR” any EEQ Adjournment Proposal;

•	“FOR” the EEP Merger Proposal; and

•	“FOR” any EEP Adjournment Proposal.

The Special Committee and the EEQ Board considered the benefits of the Merger Agreement, the Merger, the Waiver, the EEQ LLC Agreement Amendment and the related transactions as well as the associated risks and, acting in good faith, unanimously (1) determined that the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment, are fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders, and (2) approved the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement

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Amendment on the terms and subject to the conditions set forth in the Merger Agreement. The Special Committee recommended that the EEQ Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The EEQ Board directed that the Merger Agreement, the Waiver and the EEQ LLC Agreement Amendment be submitted to the shareholders of EEQ for their approval. Each of the Special Committee and the EEQ Board recommends that the shareholders of EEQ approve the EEQ Merger Proposal, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal. See the sections titled “The Merger—Recommendation of the Special Committee” beginning on page [        ], “The Merger—Recommendation of the EEQ Board” beginning on page [        ] and “The Merger—Reasons for the Recommendation of the Special Committee” beginning on page [        ].

In considering the recommendation of the Special Committee and the EEQ Board with respect to the Merger Agreement and the transactions contemplated thereby, the Waiver and the EEQ LLC Agreement Amendment, you should be aware that some of EEQ’s directors and executive officers may have interests that are different from, or in addition to, the interests of EEQ shareholders more generally. See the section titled “The Merger—Relationship of the Parties to the Merger Agreement” beginning on page [        ].

See the complete EEP proxy statement/prospectus attached as Annex D to this proxy statement/prospectus for further detail regarding the EEP merger agreement and the related proposals.

Record Date; Outstanding EEQ Shares; Shares Entitled to Vote

The Record Date for the special meeting is [                ]. Only holders of outstanding EEQ shares as of the close of business on the Record Date will be entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. The General Partner and its affiliates are not entitled to vote Listed Shares owned by them on the EEQ Merger Proposal, the Waiver Proposal or the EEQ LLC Agreement Amendment Proposal and such Listed Shares are not considered outstanding for purposes of those Proposals.

As of October 2, 2018, there were 98,611,085.310591 Listed Shares issued and outstanding, of which 11,524,315.661566 were owned by Enbridge and its affiliates, and 7.434953 Voting Shares, all of which were owned by Enbridge and its affiliates. Each holder of Listed Shares is entitled to one vote for each share owned as of the Record Date on the matters for which such holder of Listed Shares is entitled to vote.

A complete list of EEQ shareholders entitled to vote at the special meeting will be available for inspection at the principal place of business of EEQ during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

Quorum

A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at a meeting of the EEQ shareholders. A quorum of EEQ shareholders is required to approve the Proposals at the special meeting, but not to approve any adjournment of the meeting. The presence, in person or by proxy, of EEQ shareholders representing a majority of the Listed Shares outstanding on the Record Date, other than Listed Shares owned by the General Partner and its affiliates, will constitute a quorum for the special meeting.

Required Vote

The approval of EEQ Merger Proposal, including the approval of the Merger Agreement, the Waiver Proposal and the EEQ LLC Agreement Amendment Proposal require the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matters at a meeting of the holders of Listed Shares. Pursuant to the terms of the EEQ LLC Agreement, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding EEQ shares represented either in person or by proxy at the special meeting, whether or not a quorum exists.

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The EEQ shareholders cannot themselves approve the EEP merger agreement. The vote of the EEQ shareholders to approve the EEP Merger Proposal, including the EEP merger agreement, will determine only how the EEP i-units will be voted at the EEP special meeting. Approval of the EEP merger agreement requires the affirmative vote or consent of (1) the holders of at least 66 2⁄3% of the outstanding EEP units (other than the EEP Class F units), and (2) the holders of a majority of the outstanding EEP Class A common units (other than EEP Class A common units held by Enbridge and its affiliates) and the outstanding EEP i-units (other than EEP i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the EEP special meeting or any adjournment or postponement thereof. If submitted to a vote of EEP unitholders, approval of an adjournment of the EEP special meeting from time to time to solicit additional proxies, if there are not sufficient votes to approve the EEP merger agreement at the time of the EEP special meeting, requires (1) if a quorum does not exist, the affirmative vote of the holders of a majority of the outstanding EEP units represented either in person or by proxy at the special meeting or (2) if a quorum does exist, the affirmative vote of 66 2⁄3% of the outstanding EEP units represented either in person or by proxy at the special meeting.

Share Ownership of and Voting by Enbridge and EEQ’s Directors and Executive Officers

As of October 2, 2018, Enbridge and its subsidiaries held in the aggregate approximately 11.5 million Listed Shares, representing approximately 11.7% of the outstanding Listed Shares, and approximately 7.4 Voting Shares, representing all of the outstanding Voting Shares. The directors and executive officers, and their affiliates, of EEQ who were not affiliates of the General Partner held and were entitled to vote, in the aggregate, Listed Shares representing approximately [    ]% of the outstanding Listed Shares.

Enbridge and its subsidiaries are generally not entitled to vote on the Merger Agreement, but Enbridge has agreed in the Merger Agreement that, subject to limited exceptions, it and its subsidiaries would vote their EEQ shares FOR the EEQ Merger Proposal, FOR the Waiver Proposal and FOR the EEQ LLC Agreement Amendment Proposal (in each case, to the extent that they are entitled to vote). In addition, we believe that Enbridge and its subsidiaries will vote FOR any applicable Adjournment Proposal and FOR the EEP Merger Proposal. We believe EEQ’s directors and executive officers who are not affiliates of the General Partner intend to vote all of their EEQ shares FOR the EEQ Merger Proposal, FOR the Waiver Proposal and FOR the EEQ LLC Agreement Amendment Proposal. We believe EEQ’s directors and executive officers intend to vote all of their EEQ shares FOR any applicable Adjournment Proposal and FOR the EEP Merger Proposal.

Voting of Shares by Holders of Record

If you are entitled to vote at the special meeting and hold your EEQ shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, we encourage you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your EEQ shares on your behalf in the manner you instruct. If you hold EEQ shares in your own name, you may submit a proxy for your EEQ shares by:

•	calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

•	accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When you submit a proxy by telephone or through the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

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All Listed Shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If an EEQ shareholder executes a proxy card without giving instructions, the EEQ shares represented by that proxy card will be voted FOR approval of the proposal to approve the EEQ Merger Proposal, FOR the approval of the Waiver Proposal, FOR the approval of the EEQ LLC Agreement Amendment Proposal, FOR the EEP Merger Proposal and FOR approval of any Adjournment Proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on [                ], [                ].

Voting of Shares Held in Street Name

If your EEQ shares are held in an account at a bank, broker, nominee, trust company or other fiduciary, you must instruct the bank, broker, nominee, trust company or other fiduciary on how to vote your EEQ shares by following the instructions that the bank, broker, nominee, trust company or other fiduciary provides to you with these proxy materials. Most banks, brokers, nominees, trust companies and other fiduciaries offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you hold your EEQ shares in a brokerage account and you do not provide voting instructions to your broker, your EEQ shares will not be voted on any proposal, as under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to approve the Merger Agreement or any adjournment proposal. Since there are no items on the agenda which your broker has discretionary authority to vote upon, there will be no broker non-votes present at the special meeting.

If you hold EEQ shares through a bank, broker, nominee, trust company or other fiduciary and wish to vote your EEQ shares in person at the special meeting, you must obtain a legal proxy from your bank, broker, nominee, trust company or other fiduciary and present it to the inspector with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are an EEQ shareholder of record, you can do this by:

•	sending a written notice stating that you revoke your proxy bearing a date later than the date of the proxy to EEQ at 5400 Westheimer Court, Houston, Texas 77056, Attn: Corporate Secretary;

•	submitting a valid, later-dated proxy by mail, telephone or Internet; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting.

If you hold your EEQ shares through a bank, broker, nominee, trust company or other fiduciary, you must follow the directions you receive from your bank, broker, nominee, trust company or other fiduciary, in order to revoke or change your vote.

Solicitation of Proxies

EEQ will bear all costs and expenses in connection with the solicitation of proxies from its shareholders, except that Enbridge has agreed to pay all expenses of printing and mailing this proxy statement/prospectus and

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all filing fees payable to the SEC in connection with this proxy statement/prospectus. In addition to the solicitation of proxies by mail, EEQ will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of EEQ shares and secure their voting instructions, if necessary. EEQ will reimburse the banks, brokers and other record holders for their reasonable expenses in taking those actions. EEQ has also made arrangements with D.F. King & Co., Inc. to assist in soliciting proxies and in communicating with EEQ shareholders and estimates that it will pay them a fee of approximately US$15,000, plus fees on a per call basis and reasonable out-of-pocket fees and expenses for these services.

EEQ shareholders should not send share certificates with their proxies. A letter of transmittal and instructions for the surrender of the EEQ share certificates will be mailed to EEQ shareholders shortly after the completion of the Merger.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits EEQ, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this proxy statement/prospectus to any household at which two or more shareholders reside if EEQ believes they are members of the same family. This rule is called “householding”, and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding EEQ shares, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournments

Adjournments may be made from time to time for the purpose of, among other things, soliciting additional proxies. The special meeting may be adjourned from time to time by the affirmative vote of the holders of a majority of the outstanding EEQ shares represented either in person or by proxy at the special meeting, whether or not a quorum exists. When a meeting of EEQ shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed if the time and place are announced at the meeting at which the adjournment is taken, unless such adjournment will be for more than 45 days. At the adjourned meeting, EEQ may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given. Proxies submitted by EEQ shareholders for use at the special meeting will be used at any adjournment or postponement of the special meeting. References to the special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Attending the Special Meeting

All holders of outstanding EEQ shares as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. Seating, however, is limited. Admission to the special meeting will be on a first-come, first-served basis. Registration will begin at [                ] a.m. local time, and seating will begin at [                ] a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Shareholders will be asked to present valid picture identification, such as a driver’s license or passport. Please note that if you hold your EEQ shares in street name, you will also need to bring a copy of the voting instruction card that you receive from your bank, broker, nominee, trust company or other fiduciary in connection with the special meeting or a brokerage statement reflecting your EEQ share ownership as of the close of business on the record date and check in at the registration desk at the special meeting.

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Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting, or would like additional copies, without charge, of this proxy statement/prospectus, please contact D.F. King & Co., Inc. toll-free at (800) 207-3159 (banks and brokers call collect at (212) 269-5550) or by email at Enbridge@dfking.com.

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PROPOSAL 1: THE EEQ MERGER PROPOSAL

EEQ shareholders are being asked to approve the Merger Agreement. Approval of the EEQ Merger Proposal is a condition to the closing of the Merger. If the EEQ Merger Proposal is not approved, the Merger will not occur. For a detailed discussion of the Merger and the Merger Agreement, see the sections titled “The Merger” beginning on page [        ] and “The Merger Agreement” beginning on page [        ].

Required Vote

The approval of the EEQ Merger Proposal, including the approval of the Merger Agreement, requires the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matter at a meeting of the holders of Listed Shares.

Vote Recommendation

The Special Committee and the EEQ Board recommend that EEQ shareholders vote “FOR” the approval of the EEQ Merger Proposal.

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PROPOSAL 2: THE WAIVER PROPOSAL

EEQ shareholders are being asked to approve the waiver of Section 9.01(a)(v) of the EEQ LLC Agreement. Under Section 9.01(a)(v) of the EEQ LLC Agreement, EEQ is not, except in certain circumstances, permitted to effect a merger or similar transaction involving EEQ. As a result, approval of the Waiver Proposal is a condition to the closing of the Merger. If the Waiver Proposal is not approved, the Merger will not occur. For a detailed discussion of the terms and conditions of the Merger, see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [        ].

Required Vote

The approval of the Waiver Proposal requires the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matter at a meeting of the holders of Listed Shares.

Vote Recommendation

The Special Committee and the EEQ Board recommends that EEQ shareholders vote “FOR” the approval of the Waiver Proposal.

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PROPOSAL 3: THE EEQ LLC AGREEMENT AMENDMENT PROPOSAL

EEQ shareholders are being asked to approve the EEQ LLC Agreement Amendment Proposal. The EEQ LLC Agreement Amendment contemplates the enfranchisement of the Listed Shares, with each Listed Share entitled to one vote per share, by providing that the holders of the Listed Shares would be entitled to vote with the holders of the Voting Shares as a single class on certain matters, including the election or removal of directors and any further amendments of the EEQ LLC Agreement.

The amendment of the EEQ LLC Agreement, as provided for by the EEQ LLC Agreement Amendment, is a condition to the closing of the Merger. Therefore, if the EEQ LLC Agreement is not amended, the Merger will not occur. For a detailed discussion of the terms and conditions of the Merger, see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [        ].

Required Vote

The approval of the EEQ LLC Agreement Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matter at a meeting of the holders of Listed Shares.

Vote Recommendation

The Special Committee and the EEQ Board recommend that EEQ shareholders vote “FOR” the approval of the EEQ LLC Agreement Amendment Proposal.

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PROPOSAL 4: THE EEQ ADJOURNMENT PROPOSAL

EEQ shareholders are being asked to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the above proposals, if there are insufficient votes at the time of such adjournment to approve such proposals. If, at the special meeting, the number of Listed Shares present or represented and voting in favor of the EEQ Merger Proposal, the Waiver Proposal or the EEQ LLC Agreement Amendment Proposal is insufficient to approve the corresponding proposal, EEQ may move to adjourn the special meeting from time to time in order to enable the EEQ Board to solicit additional proxies for approval of such proposals.

Required Vote

Pursuant to the terms of the EEQ LLC Agreement, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding EEQ shares represented either in person or by proxy at the special meeting, whether or not a quorum exists.

Vote Recommendation

The EEQ Board recommends that EEQ shareholders vote “FOR” the approval of the EEQ Adjournment Proposal.

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PROPOSAL 5: THE EEP MERGER PROPOSAL

EEQ shareholders are being asked to approve the EEP merger agreement. EEQ will vote its i-units in EEP on the EEP Merger Proposal in the same manner that the EEQ shareholders vote their EEQ shares on this proposal.

Because the Merger is contingent upon the EEP merger, a vote against or to abstain from voting on the proposal to approve the EEP merger agreement is indirectly a vote against the Merger Agreement. Please see the complete EEP proxy statement/prospectus attached as Annex D to this proxy statement/prospectus for further detail regarding the EEP merger agreement and this proposal.

Required Vote

Approval of the EEP merger agreement requires the affirmative vote by (1) the holders of at least 66 2⁄3% of the outstanding EEP units (other than the EEP Class F units), and (2) the holders of a majority of the outstanding EEP Class A common units (other than any EEP Class A common units held by Enbridge and its affiliates) and the outstanding EEP i-units (other than EEP i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the EEP special meeting or any adjournment or postponement thereof.

Vote Recommendation

The EEQ Board recommends that EEQ shareholders vote “FOR” the approval of the EEP Merger Proposal.

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PROPOSAL 6: THE EEP ADJOURNMENT PROPOSAL

EEQ shareholders are being asked to approve a proposal that will give the EEQ Board the authority to adjourn the EEP special meeting from time to time, if necessary to solicit additional proxies if there are not sufficient votes to approve the EEP merger agreement at the time of the EEP special meeting. EEQ will vote its i-units in EEP on EEP’s adjournment proposal in the same manner that the EEQ shareholders vote their EEQ shares on this proposal. Please see the complete EEP proxy statement/prospectus attached as Annex D to this proxy statement/prospectus for further detail regarding this proposal.

Required Vote

If submitted to a vote of EEP unitholders, approval of an adjournment of the EEP special meeting from time to time to solicit additional proxies, if there are not sufficient votes to approve the EEP merger agreement at the time of the EEP special meeting, requires (1) if a quorum does not exist, the affirmative vote of the holders of a majority of the outstanding EEP units represented either in person or by proxy at the special meeting or (2) if a quorum does exist, the affirmative vote of 66 2⁄3% of the outstanding EEP units represented either in person or by proxy at the special meeting.

Vote Recommendation

The EEQ Board recommends that EEQ shareholders vote “FOR” the approval of the EEP Adjournment Proposal.

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THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

The Merger Agreement provides that, upon the terms and conditions in the Merger Agreement, and in accordance with the EEQ LLC Agreement, the Delaware Limited Liability Company Act (“DLLCA”), at the Effective Time of the Merger, Merger Sub will be merged with and into EEQ, with EEQ being the surviving entity of the Merger and a wholly owned subsidiary of Enbridge.

Merger Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any holder of EEQ securities, each Listed Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive Enbridge common shares in exchange for such holder’s Listed Shares at the Exchange Ratio.

If the Exchange Ratio would result in an EEQ shareholder being entitled to receive, after aggregating all fractional shares to which such holder would otherwise be entitled to receive in connection with the Merger and rounding to three decimal places, a fraction of an Enbridge common share, such holder will receive a cash payment (without interest, rounded down to the nearest cent) in lieu of such fractional Enbridge common share in an amount equal to the product obtained by multiplying (1) the amount of the fractional share interest in an Enbridge common share to which such holder would be entitled and (2) an amount equal to the average of the volume-weighted average price per share of Enbridge common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Enbridge and EEQ) on the trading day immediately prior to the Effective Time for ten trading days ending on the fifth full business day immediately prior to the Closing Date.

Background of the Merger

The Enbridge Board and senior management of Enbridge, with the assistance of Enbridge’s financial and legal advisors, from time to time review and consider various potential strategic opportunities and alternatives in light of industry, regulatory and economic trends and developments. As part of such review, Enbridge has evaluated potential transactions, including various transactions with respect to its sponsored vehicles, to advance its strategic objective of streamlining Enbridge’s business to create value for Enbridge’s and its sponsored vehicles’ security holders.

On September 6, 2016, Enbridge and Spectra Energy announced that they had entered into a definitive merger agreement under which Enbridge and Spectra Energy would combine in a stock-for-stock merger transaction. In connection therewith, Enbridge began to conduct an internal review with the objective of improving EEP’s financial position and future outlook.

On January 27, 2017, in connection with their quarterly business updates, Enbridge and EEP announced that the strategic review of EEP was ongoing, and EEP was considering (a) the sustainability of EEP’s current level of distributions to unitholders, (b) further cost efficiency measures, (c) the potential extension of existing supportive actions by Enbridge with respect to EEP, (d) the sale of a portion or all of its remaining interests in the natural gas gathering and processing assets, including to Enbridge, and (e) potential further restructuring of the general partner incentive distribution rights.

On February 27, 2017, Enbridge and Spectra Energy completed their previously announced combination.

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On April 28, 2017, EEP announced that its strategic review had concluded, and it had taken several actions to strengthen EEP’s financial position and outlook, including modifying EEP’s capital structure, including its incentive distribution mechanism, and reducing quarterly distributions from US$0.583 per unit to US$0.350 per unit.

Following the conclusion of the strategic review of EEP, Enbridge continued throughout 2017 to evaluate and consider various potential strategic opportunities and alternatives, including with respect to EEP and its other sponsored vehicles.

On November 2, 2017, Enbridge filed with the SEC Amendment No. 4 to the Schedule 13D, filed by Enbridge and certain of its affiliates with the SEC on December 4, 2008 with respect to its investment in EEP (the “EEP Schedule 13D”). Enbridge disclosed in Amendment No. 4 to the EEP Schedule 13D that, as part of its ongoing evaluation of its investment in EEP, and alternatives to that investment, including a potential consolidation, acquisition or sale of assets or EEP units, or changes to EEP’s capital structure, Enbridge may, from time to time, formulate plans or proposals with respect to such matters and hold discussions with or make formal proposals to the EEQ Board, in its capacity as the board of directors of the delegate of the General Partner, other holders of EEP units or other third parties regarding such matters. Also on November 2, 2017, Enbridge filed with the SEC Amendment No. 2 to the Schedule 13D, filed by Enbridge and certain of its affiliates with the SEC on October 28, 2002 with respect to its investment in EEQ (the “EEQ Schedule 13D”). Enbridge disclosed in Amendment No. 2 to the EEQ Schedule 13D that, as part of its ongoing evaluation of its investment in EEQ, and alternatives to that investment, including a potential consolidation, acquisition or sale of assets or Listed Shares, or changes to EEQ’s capital structure, Enbridge may, from time to time, formulate plans or proposals with respect to such matters and hold discussions with or make formal proposals to the EEQ Board, in its capacity as the board of directors of EEQ, other holders of Listed Shares or other third parties regarding such matters.

On November 29, 2017, Enbridge announced the finalization of its strategic plan and financial outlook for 2018 through 2020, including Enbridge’s key objectives of growing organically, minimizing risk and streamlining Enbridge’s business.

On December 22, 2017, the United States implemented U.S. tax reform. The Tax Cuts and Jobs Act (“TCJA”) was signed into law and became enacted for tax purposes. Substantially all of the provisions of the TCJA are effective for taxation years beginning after December 31, 2017. The most significant change included in the TCJA was a reduction in the corporate federal income tax rate from 35% to 21%. This tax rate change caused EEP to reduce the income tax allowance component of the tolls in its Federal Energy Regulatory Commission (the “FERC”) regulated cost-of-service based Facility Surcharge Mechanism projects.

On February 15, 2018, EEP announced in connection with its quarterly business update that the total annual impact to EEP of U.S. tax reform was expected to be a US$55 million per year reduction to distributable cash flow, net of noncontrolling interests.

On March 15, 2018, the FERC revised a long-standing policy, announcing in a revised policy statement that it would no longer permit entities organized as master limited partnerships (“MLPs”) to recover an income tax allowance for interstate pipeline assets with cost-of-service rates. The FERC also, among other things, issued a notice seeking comment on how the FERC should address changes related to accumulated deferred income taxes (“ADIT”) (collectively, with the revised policy statement, the “March FERC Announcement”). The trading price of Enbridge’s, EEP’s and EEQ’s publicly-traded securities reacted negatively to the March FERC Announcement, including (a) Enbridge common shares closing 4.9% lower the day of the March FERC Announcement and 4.8% lower three weeks after the day of the March FERC Announcement, (b) the EEP Class A common units closing 17.3% lower the day of the March FERC Announcement and 23.7% lower three weeks after the day of the March FERC Announcement and (c) the Listed Shares closing 15.6% lower the day of the March FERC Announcement and 23.2% lower three weeks after the day of the March FERC Announcement,

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in each case, compared to their respective closing prices on the NYSE on the trading day immediately preceding the date of the March FERC Announcement.

On March 16, 2018, Enbridge announced that it was continuing to assess options to mitigate the effects of the March FERC Announcement on Enbridge’s sponsored vehicles, including through the acquisition of all of Enbridge’s sponsored vehicles by Enbridge, but that Enbridge did not expect a material impact to its previously disclosed 2018-2020 consolidated financial guidance as a result of the March FERC Announcement.

Also on March 16, 2018, EEP announced that, based on its preliminary assessment of the March FERC Announcement, the financial impact to EEP for 2018 was expected to be an approximate US$100 million reduction in revenues and US$60 million reduction to distributable cash flow, net of noncontrolling interests.

On April 24, 2018, the Enbridge Board held a telephonic meeting to discuss the financial effects of the March FERC Announcement on Enbridge, its sponsored vehicles, and the MLP market more broadly, as well as options with respect to minimizing those effects. Enbridge management highlighted the negative impact of the March FERC Announcement and the decline in the effectiveness of the MLP business model and recommended acceleration of Enbridge’s review of a potential corporate simplification.

Throughout April and May 2018, Enbridge management also developed updated projections for its sponsored vehicles, including extended five-year projections through 2022, in light of the March FERC Announcement and in connection with Enbridge’s review of a potential corporate simplification.

On May 9, 2018, in connection with its quarterly business update, EEP announced that the financial impact to EEP for 2018 from the combination of U.S. tax reform and the March FERC Announcement was expected to be a US$125 million reduction to distributable cash flow, net of noncontrolling interests, and exclusive of a payback of ADIT, and that EEP was continuing to evaluate options to mitigate the negative impact of the March FERC Announcement as previously announced.

On May 10, 2018, Enbridge released its quarterly report for the quarter ended March 31, 2018, which stated, among other things, that the March FERC Announcement was adversely affecting MLPs generally, including EEP, due to both the direct consequences of the changes in FERC policy and the possible negative impact on the longer-term availability of capital on attractive terms to EEP.

On May 16, 2018, the Enbridge Board held a telephonic meeting, which was also attended by representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofAML”) and Scotia Capital Inc., financial advisors to Enbridge, and Sullivan & Cromwell LLP (“S&C”) and McCarthy Tétrault LLP, legal advisors to Enbridge, to discuss Enbridge management’s conclusions and recommendations following completion of their review of a potential corporate simplification. Enbridge management noted that the unit and share prices of Enbridge’s sponsored vehicles, including EEP, weakened significantly following the March FERC Announcement, making them an ineffective source of capital for Enbridge, relative to alternative equity sources. Enbridge management also discussed potential alternatives to a buy-in of all of Enbridge’s sponsored vehicles, including maintaining Enbridge’s existing corporate structure or converting the sponsored vehicles into C-corporations for tax purposes but maintaining them as public vehicles. Following a discussion by the Enbridge Board of the potential risks and benefits of a buy-in of Enbridge’s sponsored vehicles and the viability of various alternatives, the Enbridge Board authorized Enbridge management to make an offer to each of its sponsored vehicles to acquire the outstanding public equity securities of the sponsored vehicles through separate combination transactions.

On May 17, 2018, representatives of Enbridge delivered a proposal (the “EEP Initial Proposal”) to the EEQ Board, in its capacity as the board of directors of the delegate of the General Partner, to acquire all of the outstanding EEP Class A common units not already owned by Enbridge and its affiliates through a merger between EEP and Winter Acquisition Sub II, LLC, at an exchange ratio of 0.3083 Enbridge common shares for

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each issued and outstanding publicly held EEP Class A common unit. On the same day, representatives of Enbridge delivered a separate proposal (the “EEQ Initial Proposal”) to the EEQ Board, in its capacity as the board of directors of EEQ, to acquire all of the outstanding Listed Shares not already owned by Enbridge and its affiliates through a merger between EEQ and Merger Sub, at an exchange ratio of 0.2887 Enbridge common shares for each issued and outstanding publicly held Listed Share. Also on the same day, representatives of Enbridge delivered proposals to each of SEP and ENF to acquire the outstanding publicly-traded equity securities of those sponsored vehicles, at exchange ratios of (a) 1.0123 Enbridge common shares for each issued and outstanding publicly held common unit of SEP, and (b) 0.7029 Enbridge common shares for each issued and outstanding publicly held common share of ENF.

On May 17, 2018, immediately following the delivery of the EEP Initial Proposal, EEQ Initial Proposal and the proposals with respect to SEP and ENF, Enbridge publicly announced that it had made such proposals and that Enbridge believed that both the direct consequences of the March FERC Announcement, as well as the adverse market effects following such announcement, weakened EEP and EEQ’s credit profile and made them ineffective and unreliable standalone financing vehicles to support Enbridge’s growth. Enbridge further announced that it believed that, on a standalone basis, EEP would face the cessation of distribution growth and potential reductions in cash distribution to unitholders as early as 2019. On the same day, Enbridge also amended its Schedule 13Ds with respect to its investments in SEP, EEP and EEQ.

On May 17, 2018, the EEQ Board held a telephonic meeting to discuss the offer received from Enbridge. Following that discussion, the EEQ Board, in its capacity as the board of directors of the delegate of the General Partner, formally constituted a special committee of the EEQ Board (the “EEP Special Committee” and together with the Special Committee, the “EEP/EEQ Special Committees”) and appointed Messrs. Connelly (Chair), Waldheim and Westbrook to serve on the EEP Special Committee. The EEQ Board, in its capacity as the board of directors of the delegate of the General Partner, authorized the EEP Special Committee to (a) review, evaluate, consider and negotiate the proposed acquisition by Enbridge, through a wholly owned subsidiary, of all of the EEP Class A common units that are not already owned by Enbridge and its affiliates (including the amount and form of consideration to be paid in connection therewith), (b) consider alternatives to such proposed transaction, if any, (c) approve or disapprove, as the case may be, such proposed transaction and the agreements related thereto, (d) make such recommendations to the EEQ Board as it deems appropriate, including whether or not the EEQ Board should approve such proposed transaction and the agreements related thereto, (e) make all determinations and take all actions with respect to such proposed transaction and the agreements related thereto as may be authorized and contemplated thereby, and (f) do all things that may, in the judgment of the Special Committee, be deemed necessary, appropriate or advisable to assist the EEQ Board in carrying out its responsibilities with respect to such proposed transaction.

Also on May 17, 2018, the EEQ Board, in its capacity as the board of directors of EEQ, also formally constituted the Special Committee and appointed Messrs. Connelly (Chair), Waldheim and Westbrook to the Special Committee. The EEQ Board, in its capacity as the board of directors of EEQ, authorized the Special Committee to (a) review, evaluate, consider and negotiate the proposed acquisition by Enbridge, through a wholly owned subsidiary, of all of the Listed Shares that are not already owned by Enbridge and its affiliates (including the amount and form of consideration to be paid in connection therewith), (b) consider alternatives to such proposed transaction, if any, (c) approve or disapprove, as the case may be, such proposed transaction and the agreements related thereto, (d) make such recommendations to the EEQ Board as it deems appropriate, including whether or not the EEQ Board should approve such proposed transaction, (e) make all determinations and take all actions with respect to such proposed transaction and the agreements related thereto as may be authorized and contemplated thereby, and (f) do all things that may, in the judgment of the Special Committee, be deemed necessary, appropriate or advisable to assist the EEQ Board in carrying out its responsibilities with respect to such proposed transaction. In establishing the EEP/EEQ Special Committees, the EEQ Board considered, among other things, that Mr. Connelly’s son was employed by Midcoast Operating, L.P. (“Midcoast”), which at the time was a subsidiary of Enbridge. Enbridge had previously announced on May 9, 2018, that it had entered into a definitive agreement to sell Midcoast and its subsidiaries, and such

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transaction was completed on August 1, 2018. The EEQ Board also took into consideration that Messrs. Connelly and Westbrook had previously served on the special committee of the EEQ Board that (in EEQ’s capacity as the delegate of the General Partner) reviewed and recommended the 2015 Transaction (the “2015 Special Committee”) and are named as defendants in the Derivative Action.

Throughout the process of considering the EEP Initial Proposal and the EEQ Initial Proposal, EEP and EEQ received communications from their respective unitholders and shareholders, which communications were provided to the EEP/EEQ Special Committees and their legal and respective financial advisors and considered by the EEP/EEQ Special Committees as part of the review process.

On May 17, 2018, Mr. Connelly contacted representatives of Bracewell regarding the potential engagement of Bracewell as legal advisor to the EEP/EEQ Special Committees. In connection with engaging Bracewell, the EEP/EEQ Special Committees considered, among other things, that Bracewell served as legal counsel to the 2015 Special Committee. An engagement letter dated May 17, 2018, detailing the terms of Bracewell’s engagement as legal advisor to the EEP Special Committee, was subsequently executed and an engagement letter dated May 17, 2018, detailing the terms of Bracewell’s engagement as legal advisor to the Special Committee, was subsequently executed.

Between May 17, 2018 and May 31, 2018, the EEP/EEQ Special Committees and Bracewell held discussions concerning whether the EEP Special Committee and the Special Committee should retain a single financial advisor for both committees or separate financial advisors for each committee. The EEP/EEQ Special Committees determined to retain separate financial advisors for each committee. On May 17, 2018, Mr. Connelly and representatives of Evercore Group L.L.C. (“Evercore”) discussed the potential engagement of Evercore as financial advisor to the EEP Special Committee. On May 17, 2018, Mr. Waldheim and representatives of Goldman Sachs discussed the potential engagement of Goldman Sachs as financial advisor to the Special Committee. Mr. Connelly also contacted representatives of a second investment bank regarding the potential engagement of such investment bank as financial advisor to the Special Committee.

On May 18, 2018, EEP and EEQ each issued a press release announcing the receipt of the EEP Initial Proposal and EEQ Initial Proposal, respectively, from Enbridge, and that the EEQ Board had established the EEP/EEQ Special Committees to review and consider such proposals.

On May 31, 2018, the EEP Special Committee held a meeting in person at the offices of Bracewell in Houston, Texas, with representatives of Bracewell and Evercore. Representatives of Bracewell provided an overview of the proposed Merger and the legal framework that governs the EEP Special Committee’s review, and representatives of Evercore provided an overview of the proposed Merger structure, process and timing. On June 4, 2018, Evercore delivered a disclosure letter regarding its relationships with Enbridge and its affiliates to the Special Committee and Bracewell. An engagement letter dated June 4, 2018, detailing the terms of Evercore’s engagement, was subsequently executed.

Also on May 31, 2018, the Special Committee held a meeting in person at the offices of Bracewell in Houston, Texas, with representatives of Bracewell. At such meeting, the Special Committee conducted interviews with two investment banks regarding their potential service as financial advisor to the Special Committee. Following such interviews, the Special Committee determined to retain Goldman Sachs as financial advisor to the Special Committee. On June 5, 2018, Goldman Sachs delivered an executed disclosure letter regarding certain of its relationships with Enbridge, EEP, ENF and SEP to the Special Committee and Bracewell. An engagement letter dated June 18, 2018, detailing the terms of Goldman Sachs’ engagement, was subsequently executed.

On June 3, 2018, the directors of the EEQ Board, in its capacity as the board of directors of the delegate of the General Partner, determined that (a) each member of the EEP Special Committee would receive a special retainer fee of US$40,000, plus US$1,500 for each related meeting of the EEP Special Committee (or

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subcommittee thereof) and an additional US$1,500 for any required travel to Houston, Texas for an in-person meeting, and (b) the Chair of the EEP Special Committee would receive an additional retainer fee of US$40,000. In the event that the EEP Merger is consummated, each member of the EEP Special Committee would receive an additional hourly fee of US$500 for any time spent in connection with any litigation arising out of their service on the EEP Special Committee. Also on June 3, 2018, the directors of the EEQ Board, in its capacity as the board of directors of EEQ, determined that (a) each member of the Special Committee would receive a special retainer fee of US$40,000, plus US$1,500 for each related meeting of the Special Committee (or subcommittee thereof) and an additional US$1,500 for any required travel to Houston, Texas for an in-person meeting, and (b) the Chair of the Special Committee would receive an additional retainer fee of US$40,000. In the event that the Merger is consummated, each member of the Special Committee would receive an additional hourly fee of US$500 for any time spent in connection with any litigation arising out of their service on the Special Committee.

On June 4, 2018, representatives of Bracewell held discussions with representatives of Friedlander & Gorris, P.A. (“Friedlander & Gorris”), counsel to the plaintiffs in the Derivative Action, concerning a possible meeting with the EEP/EEQ Special Committees and plaintiff’s counsel in the Derivative Action.

On June 5, 2018, members of Enbridge management, along with representatives of BofAML, S&C and Enbridge’s tax advisors, conducted an in-person presentation to the EEP/EEQ Special Committees at a joint meeting thereof, held at the offices of Enbridge in Houston, Texas. Representatives of Bracewell, Evercore and Goldman Sachs also were present during the meeting. During the meeting, representatives of Enbridge management explained to the EEP/EEQ Special Committees and their respective advisors the background to and strategic rationale for the proposed EEP merger, including, among other things, the decreasing fund flows and equity capital available to MLPs, industry trending toward simplification transactions and streamlined structures and the increasing focus on “self-funding” business models, the proposed Merger and the Other Merger Transactions, and Enbridge management’s five-year projections for Enbridge on a standalone basis and pro forma, taking into account the proposed EEP merger, the proposed Merger and the Other Merger Transactions, and standalone projections for EEP.

Also on June 5, 2018, after completion of the presentation from Enbridge management, the members of the EEP/EEQ Special Committees held a joint meeting with their respective advisors, including representatives of Bracewell, Evercore and Goldman Sachs, to discuss their initial impressions of the EEP Initial Proposal and the EEQ Initial Proposal and the process for evaluating the transactions. Also at the meeting, representatives of Bracewell advised the EEP/EEQ Special Committees that Friedlander & Gorris had requested a meeting with the EEP/EEQ Special Committees concerning the Derivative Action. Also at the meeting, each of the EEP Special Committee and the Special Committee determined to engage MNAT as special Delaware counsel to assist with its review of the EEP Initial Proposal and the EEQ Initial Proposal, respectively. In connection with engaging MNAT, the EEP/EEQ Special Committees considered, among other things, that MNAT is serving as legal counsel to certain defendants in the Derivative Action, including Messrs. Connelly and Westbrook. An engagement letter dated June 25, 2018, detailing the terms of MNAT’s engagement as legal advisor to the EEP Special Committee, was subsequently executed, and an engagement letter dated June 25, 2018, detailing the terms of MNAT’s engagement as legal advisor to the Special Committee, was subsequently executed.

On June 12, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell and MNAT. During the meeting, the EEP/EEQ Special Committees discussed and considered the current structure of the two committees and their respective advisors. They considered, in particular, whether the two committees should be comprised of different individuals and whether the two committees should have separate and non-overlapping legal and financial advisors. Representatives of Bracewell and MNAT provided an overview of the provisions in the EEP Partnership Agreement and the EEQ LLC Agreement relating to the EEP/EEQ Special Committees’ respective roles in reviewing the transactions, and the many considerations relating to the structure of the two committees including, among other considerations, that (a) the proposed EEP merger and the proposed Merger would be negotiated simultaneously but that EEP and EEQ were each negotiating with Enbridge and not with one another, (b) the proposed Merger was conditioned upon the consummation of the

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proposed EEP merger, (c) the standards governing the approval of related-party transactions are substantially the same for both EEP and EEQ, and that each of the EEP Partnership Agreement and the EEQ LLC Agreement provide that the fair and reasonable nature of a transaction shall be considered in the context of all similar or related transactions and (d) Messrs. Connelly, Waldheim and Westbrook owned EEP Class A common units and did not own Listed Shares. Also during the meeting, the EEP/EEQ Special Committees, together with their legal advisors, discussed certain challenges and considerations in evaluating the proposed EEP merger and the proposed Merger, respectively, including, among other things, the taxable nature of the proposed EEP merger to EEP unitholders, combined with the fact that the merger consideration consisted of Enbridge common shares, and the fact that the U.S. federal tax consequences of the proposed EEP merger would vary among EEP unitholders depending upon, among other things, the EEP unitholders’ individual tax characteristics and how long they had owned the EEP Class A common units. During the meeting and in light of the factors discussed with Bracewell and MNAT, Messrs. Connelly, Waldheim and Westbrook determined that each of the EEP Special Committee and the Special Committee would continue to be comprised of the same persons and be represented by a single set of legal advisors and separate financial advisors, as was currently the arrangement.

On June 13, 2018, representatives of Bracewell and MNAT held discussions with representatives of Friedlander & Gorris concerning a possible meeting with the EEP/EEQ Special Committees and plaintiff’s counsel in the Derivative Action.

On June 13, 2018, Enbridge opened an electronic data room to provide materials responsive to due diligence requests made by the EEP/EEQ Special Committees and their legal and respective financial advisors. From June 13, 2018, until the execution of the EEP merger agreement and the Merger Agreement, the EEP/EEQ Special Committees and their respective advisors conducted due diligence on Enbridge, EEP and EEQ, including through the review of materials made available in the data room and conference calls between representatives of the EEP/EEQ Special Committees and their respective advisors and representatives of Enbridge.

During the week of June 18, 2018, representatives of the EEP/EEQ Special Committees provided Enbridge initial due diligence requests with respect to certain legal and financial information of Enbridge.

On June 27, 2018, the EEP Special Committee held a telephonic meeting with representatives of Bracewell and Evercore. During the meeting, representatives of Evercore presented a preliminary analysis to the EEP Special Committee of the financial terms of the proposed EEP merger based on the financial projections received from EEP and Enbridge management (the “Management Projections”). Also during the meeting, representatives of Bracewell provided the EEP Special Committee with an overview of communications received from EEP unitholders and EEQ shareholders and a summary of the March FERC Announcement.

On June 28, 2018, the Minnesota Public Utilities Commission approved the issuance of a Certificate of Need and pipeline route for construction of Enbridge’s United States Line 3 Replacement Program in Minnesota (the “Line 3 Approval”). The Enbridge common shares closed 4.5% percent higher the day of the Line 3 Approval and 10.8% percent higher one week after the day of the Line 3 Approval, the EEP Class A common units closed 3.7% higher the day of the Line 3 Approval and 8.6% higher one week after the day of the Line 3 Approval, and the Listed Shares closed 2.5% higher the day of the Line 3 Approval and 8.9% higher one week after the day of the Line 3 Approval, in each case, compared to their respective closing prices on the NYSE on the trading day immediately preceding the date of the Line 3 Approval.

On June 28, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Goldman Sachs discussed with the Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed Merger. At the end of the meeting, after discussing Goldman Sachs’ presentation, the Special Committee engaged its advisors in a discussion of negotiating strategy including, among other things, whether to value the Listed Shares and the EEP Class A common units at parity for purposes of negotiation and whether to submit a joint responsive proposal to Enbridge for both the proposed Merger and the proposed EEP merger instead of separate responsive proposals,

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and the committee agreed to defer consideration of any potential counterproposal until after Goldman Sachs had received certain additional financial and other information from EEP and Enbridge and until after such time as the Special Committee had the opportunity to further consider the Derivative Action. Also during the meeting, representatives of Bracewell provided an overview of legal considerations relating to the proposed Merger, including, among other things, issues relating to the March FERC Announcement and a summary of purchase rights held by Enbridge and certain of its affiliates under the EEQ LLC Agreement and its legal advisors’ views on whether any of those purchase rights were implicated by the proposed Merger or the proposed EEP merger.

On July 6, 2018, representatives of S&C provided representatives of Bracewell with (a) an initial draft of the EEP merger agreement and (b) an initial draft of the Merger Agreement. The key economic terms of the initial draft merger agreements were consistent with the EEP Initial Proposal and the EEQ Initial Proposal, respectively.

On July 10, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Goldman Sachs discussed with the Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed Merger.

On July 11, 2018, the EEP Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. During the meeting, representatives of Evercore presented the EEP Special Committee with a preliminary analysis of the financial terms of the proposed EEP merger. The EEP Special Committee also discussed the fact that representatives of BofAML had advised Evercore prior to the meeting that Enbridge was unwilling to convert EEP into a C-corporation for tax purposes. Following the presentation, the EEP Special Committee and its advisors engaged in a discussion regarding Evercore’s presentation and the EEP Special Committee’s strategy for developing a potential responsive proposal to Enbridge including, among other things, whether to value the EEP Class A common units and the Listed Shares at parity for purposes of negotiation and whether to submit a joint responsive proposal for each of the proposed Merger and the proposed EEP merger, and the committee determined to prepare a joint responsive proposal to Enbridge in respect of both the proposed EEP merger and the proposed Merger and agreed to defer consideration of any potential counter proposal until after its advisors could complete additional diligence and until after such time as the EEP Special Committee had the opportunity to further consider the Derivative Action. The EEP Special Committee further determined to convene a joint meeting of the EEP/EEQ Special Committees and their respective advisors once the additional diligence had been completed. Also during the meeting, representatives of Bracewell provided an analysis of the potential U.S. federal tax impact of the proposed EEP merger utilizing information obtained from Enbridge management. Following discussion, the EEP Special Committee directed Evercore to request additional financial information with respect to tax matters from Enbridge management.

On July 13, 2018, the EEP/EEQ Special Committees held a joint meeting in person at the offices of Bracewell in Houston, Texas, with representatives of Bracewell, Evercore and Goldman Sachs. The purpose of the meeting was to evaluate information relating to the Derivative Action. The EEP Special Committee, the Special Committee, Bracewell, Evercore and Goldman Sachs were joined by representatives of the following organizations at different times and in separate meetings: (a) Brager, Eagel & Squire P.C. and Friedlander & Gorris, counsel to the plaintiffs in the Derivative Action, and (b) Paul Hastings LLP and MNAT (telephonically), counsel to certain defendants in the Derivative Action, including Messrs. Connelly and Westbrook. The EEP/EEQ Special Committees had requested the representatives’ views on the Derivative Action in order to review, evaluate and consider the Derivative Action and to determine the value in connection with its review of the proposed EEP merger and the proposed Merger, respectively. During the meeting with representatives of Brager, Eagel & Squire P.C. and Friedlander & Gorris, the representatives shared and discussed their views on the Derivative Action and estimated that damages in the Derivative Action were US$743.8 million plus interest of approximately US$186.0 million. Representatives of Brager, Eagel & Squire P.C. and Friedlander & Gorris also advised the EEP/EEQ Special Committees that they would be open to engaging in a mediation process with Enbridge with the objective of settling the Derivative Action. During the meeting with representatives of Paul Hastings LLP and MNAT, the representatives of Paul Hastings LLP shared and discussed their views on the Derivative Action.

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On July 13, 2018, the Derivative Action Plaintiff filed the Fourth Amended Complaint with respect to the Derivative Action with the Delaware Chancery Court, bringing derivative claims on behalf of EEP against the General Partner and EEQ, and bringing direct claims on behalf of the unitholders of EEP against the General Partner and Enbridge (the “Direct Claims”), among others, and alleging total damages in “an amount exceeding US$500 million” based in part upon the impact on such EEP unitholders of the special tax allocation which had been approved as part of the 2015 Transaction. The Derivative Action Plaintiff also contended that such special tax allocation unfairly reallocated tax obligations to public unitholders of EEP on more than US$880 million in EEP income.

On July 13, 2018 and July 16, 2018, representatives of Bracewell held telephonic meetings with representatives of S&C, in its capacity as counsel to Enbridge in the Derivative Action, to discuss certain matters related to the Derivative Action. During the meeting on July 16, 2018, representatives of S&C advised representatives of Bracewell that Enbridge was not prepared at that time to participate in the mediation process proposed by Brager, Eagel & Squire P.C. and Friedlander & Gorris.

On July 16, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Goldman Sachs discussed with the Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed Merger. Representatives of Bracewell then presented a summary of considerations that had been raised during prior meetings of each of the EEP Special Committee and the Special Committee regarding whether any responsive proposal to Enbridge in respect of each of the proposed transactions should value the Listed Shares and the EEP Class A common units at parity for purposes of negotiation and outlining certain related considerations, including that the EEP Class A common units and the Listed Shares each have historically traded at a premium and a discount relative to the other security at a given time.

On July 18, 2018, the EEP Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. During the meeting, representatives of Evercore presented the EEP Special Committee with a preliminary analysis of the financial terms of the proposed EEP merger. Representatives of Bracewell further discussed considerations relating to EEP’s contractual obligations with respect to its tariffs that establish the rates, terms and conditions under which each system provides service to its customers.

On July 18, 2018, after markets closed, the FERC issued a further order (the “July FERC Announcement”) that (a) dismissed all requests for rehearing of the March FERC Announcement and explained that the March FERC Announcement did not establish a binding rule, but was instead an expression of general policy that the FERC intended to follow in the future, and (b) provided guidance that if an MLP or other tax pass-through pipeline eliminates its income tax allowance from its cost of service pursuant to the March FERC Announcement, then ADIT will similarly be removed from its cost of service and MLP pipelines may also eliminate previously-accumulated sums in ADIT instead of flowing ADIT balances back to ratepayers. Enbridge common shares closed 3.0% higher the day after the July FERC Announcement, the EEP Class A common units closed 7.0% higher the day after the July FERC Announcement, and the Listed Shares closed 4.5% higher the day after the July FERC Announcement, in each case, compared to their respective closing prices on the NYSE on the date of the July FERC Announcement.

On July 20, 2018, the EEP/EEQ Special Committees each engaged Morris James as special Delaware counsel to assist with their review of the Derivative Action. In deciding to retain Morris James the EEP/EEQ Special Committees took into consideration, among other things, that (a) Morris James did not represent the 2015 Special Committee and was not involved in the Derivative Action, (b) Bracewell represented the 2015 Special Committee and (c) MNAT represents Messrs. Connelly and Westbrook in the Derivative Action. An engagement letter dated July 20, 2018, detailing the terms of Morris James’ engagements as legal advisor to each of the EEP Special Committee and the Special Committee was subsequently executed.

On July 21, 2018, representatives of Bracewell held a telephonic meeting with representatives of S&C, in its capacity as counsel to Enbridge in the Derivative Action, to discuss certain matters related to the Derivative Action.

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On July 23, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell and Morris James. At that meeting, the EEP/EEQ Special Committees discussed the process for reviewing and evaluating the Derivative Action as part of the EEP Special Committee’s review of the EEP Initial Proposal and the Special Committee’s review of the EEQ Initial Proposal. Following discussion at the meeting, each of the EEP Special Committee and the Special Committee adopted resolutions forming a sub-committee (the “Derivative Action Subcommittee”) of each committee and in each case comprised solely of Mr. Waldheim, who is not party to the Derivative Action, in order to review, evaluate and consider the Derivative Action and to determine the value, if any, of the Derivative Claims and materiality thereof and to make such recommendations to the EEP/EEQ Special Committees, in its capacity as a subcommittee of each such committee, as it deems appropriate. Mr. Waldheim did not evaluate the value of the Direct Claims in the Derivative Action. In considering whether to form the Derivative Action Subcommittee, the EEP/EEQ Special Committees took into consideration, among other things, that (a) Mr. Waldheim did not serve on the 2015 Special Committee and was not a defendant in the Derivative Action and (b) Messrs. Connelly and Westbrook are named as defendants in the Derivative Action.

On July 25, 2018, representatives of Bracewell met with representatives of Friedlander & Gorris in person at the offices of Bracewell in Houston, Texas, to discuss certain matters related to the Derivative Action. Representatives of Morris James joined the meeting by telephone.

On July 25, 2018, representatives of BofAML provided representatives of Evercore and Goldman Sachs with updated management projections, taking into account the July FERC Announcement, for EEP on a standalone basis, and on July 27, 2018, representatives of BofAML provided representatives of Evercore and Goldman Sachs with updated management projections, taking into account the July FERC Announcement, for Enbridge on a standalone basis and pro forma, taking into account various scenarios with respect to the buy-ins of EEP, EEQ, SEP and ENF (the “Revised Management Projections”).

Also on July 25, 2018 and August 1, 2018, at the direction of the EEP Special Committee, Evercore provided certain illustrative financial analysis of the 2015 Transaction, as of the date of the 2015 Transaction, to the Derivative Action Subcommittee for use in its analysis of the Derivative Claims.

On July 26, 2018, the EEP/EEQ Special Committees held a meeting in person at the offices of Bracewell in Houston, Texas, with representatives of Bracewell, Evercore and Goldman Sachs. Representatives of MNAT joined by telephone. At that meeting, representatives of Evercore and Goldman Sachs reviewed with the EEP/EEQ Special Committees a draft letter to Enbridge prepared by Evercore and Goldman Sachs at the request of the EEP Special Committee and the Special Committee, respectively, as a potential response by each of the EEP Special Committee and the Special Committee to the EEP Initial Proposal and the EEQ Initial Proposal, respectively. The Evercore and Goldman Sachs representatives explained to the EEP Special Committee and the Special Committee, respectively, that the FERC’s guidance regarding ADIT had prompted EEP and Enbridge management to prepare and deliver to the financial advisors the Revised Management Projections, and then the representatives provided the EEP/EEQ Special Committees a high-level overview of the key changes in the Revised Management Projections relative to the Management Projections. The Evercore and Goldman Sachs representatives and the EEP Special Committee and the Special Committee, respectively, then discussed various arguments to support negotiating for a higher exchange ratio in each of the proposed EEP merger and the proposed Merger. The Special Committee and the representatives of Goldman Sachs then discussed arguments to support negotiating for an exchange ratio in the proposed Merger equal to the exchange ratio in the proposed EEP merger. Also at the meeting, representatives of Bracewell explained that representatives of Friedlander & Gorris had met with representatives of Bracewell and Morris James on July 25, 2018, and that representatives of Bracewell had also met with representatives of S&C, in its capacity as counsel to Enbridge in the Derivative Action, on July 21, 2018, in each case to discuss certain matters related to the Derivative Action. Representatives of Bracewell then discussed potential additional conditions that the EEP/EEQ Special Committees could request in connection with the proposed transactions, including (a) that the EEP Special Committee could request the approval of the EEP merger agreement by the holders of a majority of the outstanding EEP Class A common

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units (other than EEP Class A common units held by Enbridge and its affiliates) and the outstanding i-units of EEP (other than i-units of EEP voted at the direction of Enbridge and its affiliates), entitled to vote on such matter at the EEP special meeting or any adjournment or postponement thereof, voting together as a single class (the “Majority of the Minority Vote”) and (b) that the Special Committee could request the proposed EEP merger be conditioned upon the consummation of the proposed Merger. Representatives of Bracewell further explained to the EEP/EEQ Special Committees that, if the proposed EEP merger is not conditioned upon the consummation of the proposed Merger, there would be a risk that if the proposed EEP merger is consummated but the proposed Merger is not consummated, the sole asset of EEQ would be interests in an entity that is no longer publicly traded.

On July 30, 2018, representatives of Friedlander & Gorris sent representatives of Bracewell a memorandum concerning the Derivative Action, who then distributed such memorandum to the Derivative Action Subcommittee and Morris James. The memorandum provided an update regarding some aspects of the Derivative Action Plaintiff’s litigation path and settlement path respecting the Derivative Action and the Derivative Action Plaintiff’s view of the merit and value of the Derivative Claims.

On July 31, 2018 and August 1, 2018, the Enbridge Board held its regular quarterly meeting, where members of Enbridge management provided an update to the Enbridge Board on the status and timeline of the negotiations with the EEP/EEQ Special Committees and the special committees of Enbridge’s other sponsored vehicles and on the July FERC Announcement.

On July 31, 2018, the Derivative Action Subcommittee held a telephonic meeting with representatives of Bracewell and Morris James. At the meeting, the Derivative Action Subcommittee received additional information relating to its ongoing consideration of the value, if any, of the Derivative Claims. Representatives of Bracewell and Morris James presented the legal advisors’ analysis relating to the standards applicable to the Derivative Action Subcommittee’s review and discussed the approach to the financial analysis of the Derivative Action. Representatives of Bracewell and Morris James also discussed with the Derivative Action Subcommittee the memorandum received from Friedlander & Gorris.

On August 2, 2018, in connection with its quarterly business update, EEP announced that, although assessing the near- and long-term implications of the July FERC Announcement would be challenging pending greater clarification from FERC, EEP estimated that the July FERC Announcement would result in a US$30 million positive impact to its distributable cash flow for 2018, assuming that the July FERC Announcement is retroactive to March 2018. EEP noted that this benefit to distributable cash flow partially offset the previously estimated US$120 million negative impact to EEP for 2018 of U.S. tax reform and the March FERC Announcement.

On August 2, 2018, the EEP Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. During the meeting, representatives of Evercore presented the EEP Special Committee with a preliminary analysis of the financial terms of the proposed EEP merger based on the Revised Management Projections. Also during the meeting, representatives of Bracewell and MNAT discussed with the EEP Special Committee whether to negotiate for the Majority of the Minority Vote, and the EEP Special Committee directed representatives of Bracewell to include such requirement in its revised draft of the EEP merger agreement. Representatives of Bracewell also provided the EEP Special Committee with an update on the status of the Derivative Action Subcommittee’s review process.

On August 2, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Goldman Sachs discussed with the Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed Merger. Also during the meeting, representatives of Bracewell and MNAT discussed with the Special Committee whether to negotiate for the proposed EEP merger to be conditioned upon the consummation of the proposed Merger, and the Special Committee directed representatives of Bracewell to include such a requirement in its revised draft of the Merger

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Agreement. Representatives of Bracewell also provided the Special Committee with an update on the status of the Derivative Action Subcommittee’s review process.

During the afternoon on August 2, 2018, the Derivative Action Subcommittee held a telephonic meeting with representatives of Bracewell, Morris James and Evercore. At the meeting, representatives of Bracewell and Morris James provided a summary of the analysis of the Derivative Action to date.

On August 3, 2018, representatives of Bracewell and Morris James held a telephonic meeting with a representative of S&C, in its capacity as counsel to Enbridge in the Derivative Action, to discuss certain matters related to the Derivative Action.

On August 3, 2018, in connection with its quarterly business update, Enbridge announced that there were many uncertainties with respect to implementation of the July FERC Announcement, including the potential for different outcomes as a result of rate case or customer challenges, and that while there would be varying impacts to each of Enbridge’s sponsored vehicles, on a consolidated basis, Enbridge did not expect a material impact to its results of operations or cash flows over the 2018 to 2020 horizon.

On August 9, 2018, the Derivative Action Subcommittee held a telephonic meeting with representatives of Bracewell and Morris James. Representatives of Bracewell and Morris James presented to the Derivative Action Subcommittee a detailed summary of the review and analysis of the Derivative Action and representatives of Morris James presented a proposed methodology to value the Derivative Claims. Throughout the process of reviewing and analyzing the Derivative Action, representatives of Bracewell and Morris James, among other things, analyzed all prior Court of Chancery and Delaware Supreme Court opinions involving the Derivative Action, reviewed the Fourth Amended Complaint, the Motion to Dismiss briefing and the transcript of the hearing on the Motion to Dismiss for the Derivative Action, met with Friedlander & Gorris and considered materials provided by them, met with Paul Hastings and met telphonically with S&C, reviewed transcripts of depositions held in the Derivative Action and reviewed various other documents, including certain deposition exhibits. To arrive at an estimated value of the Derivative Claims, the Derivative Action Subcommittee first identified a range of recoverable damages for each of the three primary categories of alleged damages. The Derivative Action Subcommittee then applied a risk adjustment (stated as a percentage) to the range of recoverable damages for each of the three primary categories of damages which was intended to reflect the Derivative Action Subcommittee’s views regarding the likelihood of the Derivative Action Plaintiff recovering the range of recoverable damages on each of the three categories of alleged damages, assuming the claims would be resolved through trial and subsequent appeal. The Derivative Action Subcommittee then applied estimated prejudgment interest to the risk adjusted amounts to arrive at an estimated value of the claims assuming the claims would be resolved through trial and appeal. To determine an estimated value of the claims assuming the claims would be resolved through a settlement short of a full trial and appeal, the Derivative Action Subcommittee applied an estimated settlement adjustment to reflect the process of compromise that would be anticipated to occur in order to achieve a settlement of the claims short of a full trial and appeal. Finally, the Derivative Action Subcommittee averaged the estimated value of the claims assuming the claims would be resolved through trial and appeal with the estimated value of the claims assuming the claims would be resolved through a settlement short of a full trial and appeal based on the assumption that either outcome was equally likely. Mr. Waldheim, in his capacity of the sole member of the Derivative Action Subcommittee, determined a risk adjusted range of values for the Derivative Claims of US$88.4 million to US$111.2 million (with a midpoint of US$99.8 million) (such midpoint, the “Estimated Derivative Claims Value”). Such value did not include any assessment of the value of any Direct Claims brought in the Derivative Action.

On August 9, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell and Morris James. Representatives of Bracewell and Morris James presented to the EEP/EEQ Special Committees a detailed summary of the Derivative Action Subcommittee’s review and analysis of the Derivative Action and representatives of Morris James provided a summary of the methodology used by the Derivative Action Subcommittee to value the Derivative Claims. The EEP/EEQ Special Committees accepted the

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range of values determined by the Derivative Action Subcommittee for the Derivative Claims and directed Bracewell to request that Evercore, on behalf of the EEP Special Committee, and Goldman Sachs, on behalf of the Special Committee, factor the Estimated Derivative Claims Value into their respective analysis of the proposed EEP merger and the proposed Merger prior to the meeting to be held on August 10, 2018.

On August 10, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. During the meeting, representatives of Evercore presented the EEP Special Committee with a preliminary analysis of the financial terms of the proposed EEP merger and representatives of Goldman Sachs presented to the Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed Merger. The EEP Special Committee and the Special Committee, with their respective advisors, reviewed, discussed and finalized a letter to Enbridge including a responsive proposal for the proposed EEP merger and the proposed Merger that included, among other things, an exchange ratio of 0.4000 Enbridge common shares for each issued and outstanding publicly held EEP Class A common unit and for each issued and outstanding publicly held Listed Share in the respective transactions. Following this discussion, the EEP/EEQ Special Committees determined to propose an exchange ratio of 0.4000 Enbridge common shares for each issued and outstanding publicly held EEP Class A common unit and for each issued and outstanding publicly held Listed Share in the respective transactions and directed Evercore and Goldman Sachs to deliver the letter as a responsive proposal to BofAML.

On August 13, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to deliver a counterproposal of 0.4000 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

Later on August 13, 2018, representatives of Evercore and Goldman Sachs, on behalf of the EEP/EEQ Special Committees, respectively, shared a letter with representatives of BofAML that communicated the EEP/EEQ Special Committees’ responsive proposal, including, among other things, an exchange ratio of 0.4000 Enbridge common shares for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share (the “August 13 Proposal”). The August 13 Proposal also included (a) the EEP Special Committee’s proposal that the proposed EEP merger be conditioned upon the Majority of the Minority Vote and (b) the Special Committee’s proposal that the proposed EEP merger be conditioned upon the consummation of the proposed Merger. The August 13 Proposal noted that the EEP/EEQ Special Committees believed that the EEP Initial Proposal and the EEQ Initial Proposal undervalued EEP and EEQ, respectively, and, among other things, did not attribute appropriate value to the Derivative Action. The August 13 Proposal explained that the EEP/EEQ Special Committees established the Derivative Action Subcommittee, consisting solely of Mr. Waldheim, with the authority to review, evaluate and consider the Derivative Action, and that the Derivative Action Subcommittee, in consultation with its legal and financial advisors, determined that an estimated value of the Derivative Claims was US$111.2 million, which value the EEP/EEQ Special Committees included in the August 13 Proposal upon the recommendation of the Derivative Action Subcommittee.

On August 14, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, representatives of Evercore and Goldman Sachs informed the EEP Special Committee and the Special Committee, respectively that they had delivered the EEP/EEQ Special Committees’ responsive proposal to BofAML, and that BofAML had thereafter indicated it had provided the responsive proposal to Enbridge.

On August 17, 2018, representatives of BofAML, on behalf of Enbridge, shared a letter with representatives of Evercore and representatives of Goldman Sachs (the “August 17 Letter”). In the August 17 Letter, Enbridge made counteroffers (a) to the EEP Special Committee of 0.3160 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and (b) to the Special Committee of 0.2960 Enbridge common shares in exchange for each issued and outstanding publicly held Listed Share. The August 17

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Letter noted that, based on the challenges EEP and EEQ continue to face, Enbridge believed that its offers represented an attractive alternative for EEP unitholders and EEQ shareholders, and Enbridge did not believe that the EEP/EEQ Special Committees’ identified value for the Derivative Claims were supported by relevant facts or applicable law, and that Enbridge ascribed no value to the Derivative Claims other than the costs associated with the defense of the Derivative Action. The August 17 Letter also noted that Enbridge’s counteroffer included the following conditions: (a) the EEP merger would not be conditioned on the closing of the Merger and (b) the Merger would not be subject to obtaining the Majority of the Minority Vote.

On August 20, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. The EEP Special Committee and the Special Committee discussed the August 17 Letter with their legal and respective financial advisors.

On August 24, 2018, Enbridge announced that it had entered into a definitive merger agreement with SEP to acquire all of the issued and outstanding SEP common units not currently owned by Enbridge and its affiliates at an exchange ratio of 1.111 Enbridge common shares for each issued and outstanding publicly held common unit of SEP.

On August 26, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. After considering and discussing the August 17 Letter with their legal and respective financial advisors, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML on behalf of the EEP Special Committee and the Special Committee, respectively, setting forth an exchange ratio of 0.3720 Enbridge common shares for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share. The EEP Special Committee further proposed that the EEP merger be conditioned upon the Majority of the Minority Vote, and the Special Committee further proposed that the EEP merger be conditioned upon the consummation of the Merger.

On August 27, 2018, at the respective direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to deliver a counterproposal of 0.3720 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

Later on August 27, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Goldman Sachs and Evercore shared a letter with representatives of BofAML that communicated the EEP/EEQ Special Committee’s responsive proposal, including, among other things, a proposed exchange ratio of 0.3720 Enbridge common shares for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding Listed Share (the “August 27 Proposal”). In the August 27 Proposal, the EEP/EEQ Special Committees noted that they did not believe the August 17 Proposal appropriately valued EEP and EEQ, including, among other things, the value of the Derivative Claims, which was reflected in the August 27 Proposal. The Special Committee maintained that the EEQ exchange ratio should be at parity with the EEP exchange ratio because the market has valued EEQ at parity with EEP, and a precedent transaction to the Merger, the acquisition by Kinder Morgan, Inc. of Kinder Morgan Energy Partners, L.P. (“KMP”) and Kinder Morgan Management, LLC (“KMR”), also assigned parity between the KMP units and KMR shares. In the August 27 Proposal, the EEP Special Committee also proposed that the EEP merger be conditioned upon the Majority of the Minority Vote and the Special Committee further proposed that the EEP merger be conditioned upon the consummation of the Merger.

On August 28, 2018, representatives of Goldman Sachs and representatives of Evercore requested from Enbridge management updated pro forma projections for Enbridge, taking into account the final SEP exchange ratio of 1.111 Enbridge common shares for each issued and outstanding publicly held common share of SEP. Later on August 28, 2018, Enbridge management provided such updated projections to the EEP/EEQ Special Committees.

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On August 29, 2018, Bracewell provided revised drafts of the EEP merger agreement and the Merger Agreement to S&C (the “August 29 Merger Agreement Drafts”). The August 29 Merger Agreement Drafts provided, among other things, (a) for the Majority of the Minority Vote requirement, (b) that the EEP merger is conditioned upon the consummation of the Merger, (c) that Enbridge would reimburse up to US$4 million of EEP’s expenses incurred in connection with the proposed EEP merger if the EEP merger agreement is terminated under certain circumstances and up to US$4 million of EEQ’s expenses incurred in connection with the proposed EEQ Merger if the Merger Agreement is terminated under certain circumstances, and (d) that EEP would pay distributions in respect of the EEP Class A common units for each completed calendar quarter ended prior to the closing date of the EEP merger in an amount not less than US$0.35 per EEP Class A common unit per calendar quarter. Both August 29 Merger Agreement Drafts also provided, among other things, for greater flexibility for EEP and EEQ, respectively, to entertain alternate proposals and respond to intervening events, and that the EEP Special Committee and the Special Committee would remain in place through closing of the EEP merger and the Merger, respectively.

On August 29, 2018, the Delaware Court of Chancery issued a memorandum decision in the Derivative Action (the “August 29 Mesirov Decision”). The August 29 Mesirov Decision, among other things, dismissed all Direct Claims against defendants and all non-contractual claims against defendants affiliated with Enbridge, while denying dismissal of derivative claims for, among other things, breach of contract.

On August 30, 2018, Wanda M. Opheim, Senior Vice President, Finance of Enbridge, called Mr. Connelly to advise him that Enbridge would be sending a response to the August 27 Proposal and to request that Mr. Connelly attend a breakfast meeting in Houston, Texas with Ms. Opheim and Vern D. Yu, Executive Vice President & Chief Development Officer of Enbridge, to discuss the status of negotiations with respect to the proposed EEP merger and the proposed Merger.

On August 30, 2018, representatives of BofAML, on behalf of Enbridge, shared a letter with representatives of Evercore and representatives of Goldman Sachs (the “August 30 Letter”). In the August 30 Letter, Enbridge made counteroffers (a) to the EEP Special Committee of 0.3200 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and (b) to the Special Committee of 0.2997 Enbridge common shares in exchange for each issued and outstanding publicly held Listed Share. The August 30 Letter noted that, while Enbridge was still evaluating the August 29 Merger Agreement Drafts, Enbridge continued to believe (a) the closing of the EEP merger should not be conditioned on the closing of the Merger, (b) the EEP merger should not be subject to obtaining the Majority of the Minority Vote, (c) the EEP Class A common units and the Listed Shares should not be valued at parity given the different market valuations of the EEP Class A common units and the Listed Shares, which reflect the different terms and other attributes applicable to those securities, and (d) the value of the Derivative Claims was, at best, the costs associated with the defense of such Derivative Action, particularly given Enbridge’s assessment of the August 29 Mesirov Decision.

On August 31, 2018, Messrs. Waldheim and Westbrook held a telephonic meeting with representatives of Bracewell to discuss the August 29 Mesirov Decision.

Later on August 31, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. After considering and discussing the August 30 Letter with their legal and respective financial advisors, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML setting forth an exchange ratio of 0.3650 Enbridge common shares for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share. The EEP Special Committee further proposed that the EEP merger be conditioned upon the Majority of the Minority Vote and the Special Committee further proposed that the EEP merger be conditioned upon the consummation of the Merger. The EEP/EEQ Special Committees and their legal and respective financial advisors also discussed Enbridge’s request for a breakfast meeting with Mr. Connelly and determined that the meeting would not be appropriate at that time given how far apart the parties were on price. Mr. Connelly subsequently sent an email to Ms. Opheim declining the meeting.

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Also on August 31, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. The Special Committee discussed the proposal that the Listed Shares and the EEP Class A common units be valued at parity for purposes of negotiation.

On September 1, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs shared a letter with representatives of BofAML that communicated the EEP/EEQ Special Committees’ responsive proposal, including, among other things, a counteroffer of 0.3650 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share (the “September 1 Proposal”). The September 1 Proposal reiterated the EEP/EEQ Special Committees’ requests that (a) the closing of the EEP merger be conditioned on the consummation of the Merger and (b) the EEP merger be conditioned on obtaining the Majority of the Minority Vote. The September 1 Proposal also noted that the Derivative Action Subcommittee had reviewed the August 29 Mesirov Decision and did not agree with Enbridge’s characterization of such decision, and that the August 29 Mesirov Decision did not change the Derivative Action Subcommittee’s prior determination of an estimated value of the Derivative Claims, which was reflected in the exchange ratio counterproposals presented in the September 1 Proposal.

On September 2, 2018, at the direction of the Special Committee, representatives of Goldman Sachs held a telephonic meeting with representatives of BofAML to further discuss the Special Committee’s proposal that the exchange ratio for the proposed Merger be treated at parity with the exchange ratio for the proposed EEP merger.

Between September 2, 2018 and September 3, 2018, Enbridge management and its advisors discussed internally the Special Committee’s proposal that the exchange ratio for the proposed Merger be treated at parity with the exchange ratio for the proposed EEP merger. Enbridge management considered, among other things, that (a) a precedent transaction to the Merger, the acquisition by Kinder Morgan, Inc. of KMP and KMR, also assigned parity between the KMP units and KMR shares, (b) the Listed Shares were created to be economically equivalent securities to the EEP Class A common units and therefore should have similar or near similar intrinsic valuations and (c) while Listed Shares have recently traded at a discount to EEP Class A common units, since the initial public offering of EEQ, there have been periods where Listed Shares have traded at parity with and at a premium to EEP Class A common units.

On September 3, 2018, representatives of BofAML, on behalf of Enbridge, shared a letter with representatives of Evercore and representatives of Goldman Sachs (the “September 3 Letter”). In the September 3 Letter, Enbridge made counteroffers to the EEP/EEQ Special Committees of 0.3200 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share. This counteroffer represented an increase in the exchange ratio in the proposed Merger to be treated at parity with the exchange ratio in the proposed EEP merger, but did not represent a change in the exchange ratio for EEP. Enbridge also conceded that the EEP merger would be conditioned on obtaining the Majority of the Minority Vote. However, Enbridge maintained its position that (a) the closing of the EEP merger should not be conditioned on the closing of the Merger, and (b) the value of the Derivative Claims was, at best, the costs associated with defending such Derivative Action.

On September 4, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell. The EEP/EEQ Special Committees discussed their initial views on the September 3 Letter and possible responses thereto.

On September 5, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed the September 3 Letter with their legal and respective financial advisors. After considering and discussing the September 3 Letter, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML setting forth an exchange ratio of 0.3500 Enbridge common shares for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

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Following the meeting on September 5, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to deliver a counterproposal of 0.3500 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

On September 8, 2018, representatives of BofAML, on behalf of Enbridge, called representatives of Evercore to convey Enbridge’s position that it was not willing at that time to increase its offer of 0.3200 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share, as Enbridge believed such exchanges ratios were appropriate for EEP and EEQ, and that Enbridge viewed its willingness to agree to parity between the EEP exchange ratio and the Exchange Ratio as a significant movement. Representatives of BofAML further communicated to representatives of Evercore that, notwithstanding Enbridge’s resolve in the exchange ratios it proposed, Enbridge was continuing to consider the EEP/EEQ Special Committees’ position.

On September 10, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed Enbridge’s September 8, 2018 response with their legal and respective financial advisors. The EEP/EEQ Special Committees engaged in a discussion of how Enbridge’s proposal compared to the various metrics on which it had evaluated the transactions and the current market price of the EEP Class A common units and the Listed Shares, and determined to reassert the offer made by the EEP/EEQ Special Committees on September 5, 2018. The EEP/EEQ Special Committees also considered whether it was appropriate to send a letter to the EEQ Board informing it that negotiations with Enbridge had reached an impasse and requesting that a discussion of the proposed transaction and alternatives thereto be included as an agenda item at the EEQ Board’s next meeting.

Following the meeting on September 10, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to convey that the EEP/EEQ Special Committees believed an exchange ratio of 0.3200 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share undervalued EEP and EEQ, and the EEP/EEQ Special Committees were unwilling to enter into an agreement with Enbridge at such exchange ratios. The representatives of Evercore and representatives of Goldman Sachs reasserted the offer made by the EEP/EEQ Special Committees on September 5, 2018, and indicated to representatives of BofAML that the EEP/EEQ Special Committees were drafting a letter to be sent to the EEQ Board. Following the conversation, representatives of BofAML contacted representatives of Evercore to discuss the EEP/EEQ Special Committees’ proposed timing with respect to sharing such letter with the EEQ Board.

Between September 8, 2018 and September 11, 2018, Enbridge management held a number of internal discussions as well as discussions with Enbridge’s legal and financial advisors with respect to the exchange ratio. Enbridge management decided to increase its proposed exchange ratios for EEP and EEQ based on, among other things, the fact that the July FERC Announcement strengthened EEP’s outlook as compared to when the EEP Initial Proposal was delivered and Enbridge management’s belief that completing the buy-ins would be compelling for EEP unitholders and EEQ and Enbridge shareholders.

On September 11, 2018, representatives of BofAML, on behalf of Enbridge, called representatives of Evercore and representatives of Goldman Sachs to deliver an increased offer of 0.3275 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

On September 13, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed Enbridge’s September 11, 2018 proposal with their legal and respective financial advisors.

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After considering and discussing Enbridge’s proposal, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML setting forth an exchange ratio of 0.3425 Enbridge common shares for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

Also on September 13, 2018, the EEP Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. Representatives of Evercore discussed with the EEP Special Committee the exchange ratio in the proposed Merger, which the Special Committee had successfully negotiated with Enbridge to be treated at parity with the exchange ratio in the proposed EEP merger, in order to confirm with the EEP Special Committee whether the EEP Special Committee wished to negotiate for a higher exchange ratio independent of the exchange ratio in the proposed Merger. The EEP Special Committee members considered the points raised by Evercore and determined not to take any action at the meeting.

Following the meetings on September 13, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to deliver a counterproposal of 0.3425 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

During the afternoon of September 13, 2018, representatives of BofAML, on behalf of Enbridge, called representatives of Evercore and representatives of Goldman Sachs to deliver a counterproposal of 0.3325 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

During the afternoon of September 13, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed Enbridge’s September 13, 2018 proposal with their legal and respective financial advisors. After considering and discussing Enbridge’s proposal, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML setting forth an exchange ratio of 0.3375 Enbridge common shares for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

Following the second joint committee meeting on September 13, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs followed up with representatives of BofAML later on September 13, 2018 to deliver a counterproposal of 0.3375 Enbridge common shares in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share.

During the evening of September 13, 2018, representatives of BofAML, on behalf of Enbridge, called representatives of Evercore and representatives of Goldman Sachs to deliver another counterproposal of 0.335 of an Enbridge common share in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share. Representatives of BofAML indicated that this was Enbridge’s “best and final” offer.

On September 14, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed Enbridge’s second proposal made on September 13, 2018, with their legal and respective financial advisors. The EEP Special Committee and the Special Committee discussed various matters relating to the proposed EEP merger and the proposed Merger, respectively, including the status of the draft merger agreements. Following additional discussion, it was the consensus of the EEP/EEQ Special Committees that, based upon the totality of the factors and circumstances considered by the EEP/EEQ Special Committees and taking into account the advice of their respective financial advisors, Enbridge’s second September 13, 2018 proposal represented the best terms that the EEP Special Committee would be able to negotiate with Enbridge in

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respect of the proposed EEP merger and the best terms that the Special Committee would be able to negotiate with Enbridge in respect of the proposed Merger.

On September 14, 2018, at the respective direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs communicated that the EEP Special Committee and the Special Committee, respectively, were prepared to approve the exchange ratio of 0.335 of an Enbridge common share in exchange for each issued and outstanding publicly held EEP Class A common unit and each issued and outstanding publicly held Listed Share in the respective transactions, subject to the negotiation of mutually agreeable definitive documentation and the receipt by each committee of a fairness opinion from its respective financial advisor.

On September 14, 2018, S&C shared with Bracewell revised drafts of the EEP merger agreement and the Merger Agreement. The revised draft EEP merger agreement, among other things, (a) provided for an amendment to the EEP Partnership Agreement to be adopted by the General Partner in accordance with the EEP Partnership Agreement, (b) rejected the EEP Special Committee’s proposal regarding distributions in respect of the EEP Class A common units and (c) rejected the Special Committee’s proposal that the EEP merger be conditioned upon the consummation of the Merger. The revised draft Merger Agreement, among other things, provided for an amendment to the EEQ LLC Agreement.

Between September 14, 2018 and September 17, 2018, Bracewell and S&C exchanged further drafts of the EEP merger agreement and discussed outstanding open issues with respect to the EEP merger agreement, including with respect to EEP’s payment of distributions between signing and closing and whether the EEP merger would be conditioned on the consummation of the Merger.

On September 17, 2018, the Enbridge Board, upon due consideration and discussion, unanimously (of those voting) (a) approved the EEP merger agreement and the Merger Agreement and the transactions contemplated thereby, including the EEP merger and the Merger, on the terms and subject to the conditions set forth in the EEP merger agreement and the Merger Agreement, respectively, and (b) approved the issuance of Enbridge common shares in connection therewith. The Enbridge Board also approved in the same meeting a definitive agreement between Enbridge and ENF and the issuance of Enbridge common shares in connection therewith.

On September 17, 2018, the EEP Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. During the meeting, representatives of Bracewell discussed an overview of legal matters, the nature of the Derivative Action and the fact that the EEP Special Committee considered the value of the Derivative Claims in its review and evaluation of the proposed EEP merger and that Evercore had considered the Estimated Derivative Claims Value in its analysis and the status of due diligence matters, and representatives of MNAT discussed the applicable legal standard for the EEP Special Committee’s review. Representatives of Bracewell provided an overview of the terms of the final draft of the EEP merger agreement, explained the final negotiated changes to the EEP merger agreement, answered questions from the EEP Special Committee regarding the agreement and also explained to the EEP Special Committee the terms of an amendment to the EEP Partnership Agreement that had been proposed by Enbridge in connection with and conditioned upon the consummation of the proposed EEP merger. Representatives of Evercore presented its financial analysis of the EEP exchange ratio (Evercore did not and does not express any view or opinion as to any term or aspect of the Merger, the Merger Agreement, or the transactions contemplated thereby). After further discussions and based on prior conclusions of the EEP Special Committee with respect to the risks and merits of the EEP merger transaction, the EEP Special Committee unanimously (a) determined that the EEP merger agreement and the transactions contemplated thereby are fair and reasonable to EEP, including the holders of outstanding EEP units (other than Enbridge and its affiliates), (b) approved the EEP merger agreement and the transactions contemplated thereby, (c) approved the execution, delivery and performance of the EEP merger agreement by EEP, (d) recommended that the EEQ Board approve the EEP merger agreement, the execution, delivery and performance of the EEP merger agreement by EEP and the consummation of the transactions contemplated thereby and (e) recommended that the EEQ Board submit the EEP merger agreement to a vote of

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the limited partners of EEP and recommend the approval of the EEP merger agreement and the transactions contemplated thereby by the limited partners of EEP.

On September 17, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Bracewell discussed an overview of legal matters, the nature of the Derivative Action and the fact that the Special Committee considered the value of the Derivative Claims in its review and evaluation of the proposed Merger and that Goldman Sachs had reflected the Estimated Derivative Claims Value in its analysis and the status of due diligence matters, and representatives of MNAT discussed the applicable legal standard for the Special Committee’s review. Representatives of Bracewell provided an overview of the terms of the final draft of the Merger Agreement, explained the final negotiated changes to the Merger Agreement, answered questions from the Special Committee regarding the agreement and also explained to the Special Committee the terms of the EEQ LLC Agreement Amendment that had been proposed by Enbridge in connection with and conditioned upon the consummation of the proposed Merger. Representatives of Goldman Sachs presented its illustrative financial analysis of the Exchange Ratio. At the request of the Special Committee, Goldman Sachs then delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 17, 2018, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Enbridge and its affiliates) of Listed Shares. After further discussions and based on prior conclusions of the Special Committee with respect to the risks and merits of the merger transaction, the Special Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders, (b) approved the Merger Agreement and the transactions contemplated thereby and the EEQ LLC Agreement Amendment, (c) approved the execution, delivery and performance of the Merger Agreement by EEQ, (d) recommended that the EEQ Board approve the Merger Agreement, the EEQ LLC Agreement Amendment, the execution, delivery and performance of the Merger Agreement by EEQ and the consummation of the transactions contemplated thereby and (e) recommended that the EEQ Board submit the Merger Agreement and the EEQ LLC Agreement Amendment to a vote of the EEQ shareholders and recommend the approval of the Merger Agreement and the transactions contemplated thereby and the EEQ LLC Agreement Amendment by the EEQ shareholders.

Later that day, based upon the recommendation of the EEP Special Committee, the EEQ Board, in its capacity as the board of directors of the delegate of the General Partner, acting in good faith, unanimously (a) determined that the EEP merger agreement and the transactions contemplated thereby, including the EEP merger, are fair and reasonable to EEP, including the holders of outstanding EEP units (other than Enbridge and its affiliates), (b) approved the EEP merger agreement and the transactions contemplated thereby, including the EEP merger, on the terms and subject to the conditions set forth in the EEP merger agreement, (c) recommended that the GP Board approve the EEP merger agreement and the transactions contemplated thereby, including the EEP merger, and (d) resolved to recommend that the limited partners of EEP approve the EEP merger agreement and the transactions contemplated thereby and directed that the EEP merger agreement be submitted to the limited partners of EEP for their approval. The EEQ Board, in its capacity as the board of directors of EEQ, based upon the recommendation of the Special Committee, also, acting in good faith, unanimously (a) determined that the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment are fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders, (b) approved the Merger Agreement, the transactions contemplated thereby and the EEQ LLC Agreement Amendment, on the terms and subject to the conditions set forth in the Merger Agreement and (c) resolved to recommend that holders of Listed Shares approve the Merger Agreement, the transactions contemplated thereby and the EEQ LLC Agreement Amendment, and waive Section 9.01(a)(v) of the EEQ LLC Agreement, and directed that the Merger Agreement be submitted to the holders of Listed Shares for their approval.

Also on September 17, 2018, based upon the recommendation of the EEQ Board, the GP Board, acting in good faith, unanimously (a) determined that the EEP merger agreement and the transactions contemplated thereby, including the EEP merger, are fair and reasonable to EEP, including the holders of outstanding EEP units (other than Enbridge and its affiliates), (b) approved the EEP merger agreement and the transactions

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contemplated thereby, including the EEP merger, on the terms and subject to the conditions set forth in the EEP merger agreement and (c) resolved to recommend that the limited partners of EEP approve the EEP merger agreement and the transactions contemplated thereby and directed that the EEP merger agreement be submitted to the limited partners of EEP for their approval.

Thereafter, on September 17, 2018, the EEP merger agreement was executed by the parties thereto and the Merger Agreement was executed by the parties thereto.

On September 18, 2018, prior to market open, Enbridge, EEP and EEQ issued a joint press release announcing the execution of the EEP merger agreement and the Merger Agreement, respectively. Enbridge also simultaneously issued a joint press release with ENF announcing its entry into a definitive agreement with respect to its acquisition of all of the outstanding publicly held shares of ENF.

Recommendation of the Special Committee

The Special Committee considered the benefits of the Merger Agreement, the Merger, the Waiver, the EEQ LLC Agreement Amendment and the related transactions as well as the associated risks and, acting in good faith, unanimously (1) determined that the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment, are fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders, and (2) approved the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment on the terms and subject to the conditions set forth in the Merger Agreement. The Special Committee recommended that the EEQ Board approve the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment.

Recommendation of the EEQ Board

Based upon the recommendation of the Special Committee, the EEQ Board, acting in good faith, unanimously determined that the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Merger, and the EEQ LLC Agreement Amendment, are fair and reasonable to EEQ and the Unaffiliated EEQ Shareholders, and approved the Merger Agreement, the transactions contemplated thereby, including the Merger, and the EEQ LLC Agreement Amendment, on the terms and subject to the conditions set forth in the Merger Agreement. The EEQ Board directed that the Merger Agreement, the Waiver and the EEQ LLC Agreement Amendment be submitted to the shareholders of EEQ for their approval. The EEQ Board recommends that the shareholders of EEQ approve the Merger Agreement, the transactions contemplated thereby, including the Merger, the Waiver and the EEQ LLC Agreement Amendment.

Reasons for the Recommendation of the Special Committee

In evaluating the Merger Agreement and the transactions contemplated thereby, the Special Committee considered information supplied by management of Enbridge and EEQ, consulted with its legal and financial advisors and considered a number of factors in reaching its determination, approval and recommendation. The Special Committee also consulted with its legal advisors regarding its duties and obligations.

The Special Committee viewed the following factors as being generally positive or favorable in coming to its determination, approval and recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger:

•

The Exchange Ratio of 0.335 of an Enbridge common share for each outstanding Listed Share held by the Unaffiliated EEQ Shareholders represents an implied market value of US$11.48 per Listed Share based on the closing price of Enbridge common shares on September 17, 2018, the last trading day before the public announcement of the Merger, and represents an implied premium of 21.6% to the closing price of Listed Shares on May 16, 2018, the last trading day before Enbridge made its initial proposal, and 22.4% to the 30-trading day volume-weighted average price of Listed Shares for the period ended on May 16, 2018.

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•

The financial analyses prepared by Goldman Sachs, as financial advisor to the Special Committee, and the oral opinion of Goldman Sachs delivered to the Special Committee on September 17, 2018, which was subsequently confirmed by delivery of a written opinion of Goldman Sachs, dated of even date therewith, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein (as more fully described below under “—Opinion of Goldman Sachs & Co. LLC, Financial Advisor to the Special Committee”), the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders (other than Enbridge and its affiliates) of Listed Shares.

•	Through negotiation, the Special Committee was able to increase the Exchange Ratio by 16% as compared to the exchange ratio that was first proposed by Enbridge on May 17, 2018.

•

The fact that the Merger is conditioned upon the consummation of the proposed EEP Merger, and the fact that the sole assets of EEQ consist of interests in EEP and if the proposed EEP Merger were to be consummated, EEQ would own interests in an entity that is no longer publicly traded.

•	The Special Committee’s belief that the Merger is likely to present the best opportunity to maximize value for the EEQ shareholders.

•

The Special Committee’s belief, based on statements from Enbridge, that Enbridge was unwilling to consider alternative transactions, including the reorganization of EEP into a c-corporation for tax purposes.

•

The Special Committee’s belief that it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of EEQ in light of Enbridge’s ownership of all of the voting shares of EEQ and approximately 11.68% of the outstanding Listed Shares, and it was unlikely that the Special Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of EEQ.

•

The Merger (i) should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and should not result in gain recognition to U.S. holders of Listed Shares except for any gain or loss that may result from the receipt by such holder of cash in lieu of a fractional Enbridge common share and (ii) generally should not result in gain recognition to EEQ shareholders that are not “five-percent transferee shareholders” pursuant to Section 367(a) of the Code.

•

The Special Committee’s belief that the merger consideration represented the highest consideration that could be obtained from a potential business combination transaction with Enbridge, that the Merger was more favorable to the EEQ shareholders than continuing to hold Listed Shares as a stand-alone entity, and that the merger consideration presents the best available opportunity to maximize value for EEQ shareholders in light of Enbridge’s stated position that it was unwilling to consider alternative transactions, such as converting EEP to a c-corporation for tax purposes.

•

The Special Committee’s assessment of the negative impact of recent regulatory changes on the long-term financial projections for EEP, including the impact on EEP’s financial outlook from the implementation of the TCJA, the March FERC Announcement and the July FERC Announcement.

•

The Special Committee’s belief, based on information received from Enbridge, that the International Joint Tariff Agreement between Enbridge Pipelines, Inc. and Enbridge Energy, Limited Partnership, effective May 6, 2011, could not be renegotiated to increase EEP’s revenue under such agreement.

•

The implications for the Unaffiliated EEQ Shareholders of remaining with the status quo rather than approving the Merger Agreement and the Merger in light of EEP’s expected need for continuing financial support from Enbridge.

•

Enbridge’s stated position that EEP would need to issue US$500 million of additional Class A common units during 2018 as reflected in the Revised Management Projection, and the Special Committee’s belief that holders of EEP Class A common units (the “EEP Unitholders”) would experience significant dilution if such issuance occurred.

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•

Enbridge’s stated position that EEP’s cost of capital is ineffective, EEP is no longer an effective financing vehicle for Enbridge and EEP’s valuation is not supportive of future asset contributions from Enbridge.

•

The implications for the Unaffiliated EEQ Shareholders of remaining with the status quo rather than approving the Merger Agreement and the Merger in light of Enbridge’s stated position that it intended to reduce the amount of quarterly cash distribution payments in respect of the Class A common units from US$1.40 per Class A common unit (on an annualized basis) to US$1.00 per Class A common unit (on an annualized basis) as reflected in the Revised Management Projections, and the corresponding impact such changes would have on distributions in respect of the Listed Shares.

•

The Special Committee’s belief, based on informal guidance received by management of Enbridge from credit rating agencies and provided to the Special Committee, that EEP could experience a downgrade in its credit rating in the near term based on information contained in the Revised Management Projections without a significant equity investment, which Enbridge intends to be in the form of additional EEP units issued to Enbridge.

•	The Special Committee’s belief that EEP would have access to greater financial and other resources and opportunities as a wholly owned subsidiary of Enbridge.

•

Upon completion of the Merger, EEQ shareholders will receive Enbridge common shares, which have substantially more liquidity than Listed Shares because of the Enbridge common shares’ significantly larger average daily trading volume, as well as Enbridge having a broader investor base and a larger public float.

•	The Merger will provide EEQ shareholders with equity ownership in a combined company that is anticipated to have certain benefits as compared to EEQ on a standalone basis:

•

The combined company will have an increased scale relative to EEQ and EEP and is anticipated to have stronger coverage with respect to dividends, which is expected to result in (1) greater market confidence, (2) an enhanced outlook for dividend growth and (3) better positioning for varying and uncertain industry and commodity pricing environments.

•	The combined company is anticipated to be capable of pursuing larger and more meaningful growth opportunities and capital projects than could have been pursued by EEQ and EEP alone.

•

The combined company will operate under a simplified corporate structure to create a stronger and more efficient company and which will, among other things, eliminate potential conflicts of interest between Enbridge, EEQ and EEP.

•

The combined company is anticipated to experience cost savings and other efficiencies, including reduced filing requirements with the Commission and other cost savings as a result of maintaining one public company rather than two.

•	The combined company will experience a step-up in tax basis resulting from the proposed EEP Merger and the SEP Merger.

•

Enbridge’s standalone credit metrics are stronger than EEQ’s, and the Merger will further strengthen the combined company’s balance sheet by retaining a higher proportion of internally generated cash flow, thereby reducing the amount of debt financing required to fund EEP’s growth capital expenditures.

•

The Exchange Ratio provided for pursuant to the Merger Agreement is fixed and therefore the implied value of the consideration payable to the Unaffiliated EEQ Shareholders will increase in the event the market price of Enbridge common shares increases relative to the market price of Listed Shares prior to the closing of the Merger.

•	The lack of significant regulatory hurdles to consummation of the Merger and, as a result, the fact that the Merger will likely be able to be consummated during the fourth quarter of 2018.

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•

The fact that the terms and conditions of the EEP Merger Agreement require EEP to continue to pay its regular quarterly cash distributions at historical levels for any completed quarters with a record date prior to the consummation of the EEP Merger, and that Enbridge and EEP will coordinate the payment of dividends, and the corresponding impact that EEP cash distributions have on distributions in respect of the Listed Shares.

•	The fact that the Merger Agreement requires Enbridge to pay US$4 million of costs incurred by EEQ if the Merger is not approved by the EEQ shareholders, subject to certain exceptions.

In addition, the Special Committee considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

•

The fact that EEQ shareholders are free to approve or reject the Merger, and approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matters at a meeting of the holders of Listed Shares.

•

The Board determined in the good faith exercise of its reasonable judgment to establish the Special Committee, composed of directors who are not officers of EEQ or officers, directors or employees of any affiliate of EEQ (other than serving as directors of the General Partner, for which EEQ acts as a delegate).

•

The Special Committee selected and retained its own legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, EEQ’s industry generally and EEQ particularly, as well as substantial experience advising other companies with respect to transactions similar to the Merger.

•	The terms and conditions of the Merger Agreement were determined through arm’s length negotiations between the Special Committee and Enbridge and their respective representatives and advisors.

•	The Special Committee had no obligation to approve or recommend any transaction.

Prior to approval of the Merger Agreement by the EEQ shareholders, the Merger Agreement affords EEQ flexibility to consider and evaluate superior proposals, and the Special Committee to change its recommendation in response to any such proposals and to certain intervening events, as follows:

•

EEQ is permitted, subject to certain limitations, to enter into or participate in discussions or negotiations with, or furnish information to, any person in response to an unsolicited written acquisition proposal for EEQ, if the Special Committee, after consultation with outside legal counsel and financial advisors, determines in good faith (1) that such acquisition proposal constitutes or is reasonably likely to result in, a proposal that, if consummated, would be more favorable to the Unaffiliated EEQ Shareholders than the Merger and is reasonably likely to be consummated on the proposed terms or (2) that such acquisition proposal did not result from a material breach of the Merger Agreement terms regarding a change in the Special Committee’s recommendation.

•

EEQ and the Special Committee are permitted, subject to certain limitations, to disclose to the Unaffiliated EEQ Shareholders (1) a position contemplated in connection with certain tender offers or (2) such information that the Special Committee, after consultation with outside legal counsel and financial advisors, determines in good faith that the failure to disclose such information would be materially adverse to the interests of EEQ or the Unaffiliated EEQ Shareholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or its obligations under the EEQ LLC Agreement.

•

The Special Committee is permitted, subject to certain limitations, to change its recommendation that the EEQ shareholders approve the Merger Agreement (1) if such change in recommendation occurs in response to receipt of a proposal that did not arise from or in connection with a breach of the no

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solicitation provisions in the Merger Agreement and the Special Committee, after consultation with outside legal counsel and financial advisors, determines in good faith that, if consummated, such transaction would be more favorable to the Unaffiliated EEQ Shareholders than the Merger and is reasonably likely to be consummated and (2) in response to an intervening event involving facts not known to the Special Committee at the time it made its recommendation if the Special Committee, after consultation with outside legal counsel and financial advisors, reasonably determines in good faith that failure to change its recommendation would be materially adverse to the interests of EEQ or the Unaffiliated EEQ Shareholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or its obligations under the EEQ LLC Agreement.

The Special Committee considered the following additional factors as being potentially negative or unfavorable in making its determination, approval and recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger:

•

The Special Committee’s view that the announcement of and market speculation regarding a possible simplification transaction that might involve Enbridge acquiring EEQ resulted in the recent trading price ratio of Enbridge common shares to Listed Shares being depressed, which, among other things, would negatively impact the premium for Listed Shares implied by the Exchange Ratio.

•

The Exchange Ratio is fixed and therefore the implied value of the consideration payable to the Unaffiliated EEQ Shareholders will decrease in the event the market price of Enbridge common shares decreases relative to the market price of Listed Shares prior to the closing of the Merger.

•

The Special Committee’s expectation that the EEP Merger will be dilutive to EEP’s distributable cash flow per limited partner unit and distribution per limited partner unit throughout the discrete forecast period.

•	The Special Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of EEQ.

•

The Merger Agreement’s limitations on the Special Committee’s ability to solicit or knowingly encourage other offers, and the conditions it places on the Special Committee’s ability to negotiate or discuss alternative proposals with third parties, to change the recommendation of the Board that EEQ shareholders vote to approve the Merger Agreement or to terminate the Merger Agreement to accept a superior proposal.

•

The Merger Agreement restricts the conduct of EEQ’s business prior to the completion of the Merger, which may delay or prevent EEQ from pursuing business opportunities that may arise pending the completion of the Merger.

•

EEQ has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, whether or not the Merger is completed, and EEQ is not entitled to reimbursement of such costs and expenses unless the Merger Agreement is terminated under certain circumstances.

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There is risk that management’s focus and resources for other strategic opportunities and operational matters could be diverted for an extended period of time while the parties work to complete the Merger and integration process and by any litigation that may occur in connection with the Merger.

•	Litigation may be commenced in connection with the Merger, and such litigation may increase costs and result in a diversion of management’s focus.

•	There is risk that the potential benefits expected to be realized in the Merger might not be fully realized, or might not be realized within the expected time period.

•	The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to EEQ’s normal business or negatively impact the trading price of Listed Shares.

•	EEQ shareholders are not entitled to appraisal rights under the Merger Agreement, the EEQ LLC Agreement or Delaware law.

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•	EEQ shareholders will be foregoing any potential benefits that could be realized by remaining shareholders of a standalone entity.

•	The Enbridge common shares may not trade at expected valuations.

•	The resulting combined company may not achieve its projected financial results or expected synergies.

•	Some of EEQ’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of the Unaffiliated EEQ Shareholders.

•

The risks of the type and nature described under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement and under the heading “Risk Factors” in the EEQ Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports it files under the Exchange Act. See “Where You Can Find More Information” beginning on page [        ].

The Special Committee considered all of the foregoing factors as a whole and, on balance, concluded that they supported a determination to approve the Merger Agreement. The foregoing discussion of the information and factors considered by the Special Committee includes the material factors, but is not exhaustive. In view of the wide variety of factors considered by the Special Committee in connection with its evaluation of the Merger and the complexity of these matters, the Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Special Committee evaluated the factors described above, among others, and reached a consensus that the Merger Agreement is fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders. In considering the factors described above, and any other factors, individual members of the Special Committee may have viewed factors differently or given weight or merit to different factors. The Special Committee approved the Merger Agreement and recommended it to the Board based on the totality of the information presented to and considered by it.

In considering the approval of the Merger Agreement by the Special Committee, you should be aware that EEQ’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of EEQ shareholders generally. The Special Committee was aware of these interests and considered them when approving the Merger Agreement. See “The Merger— Interests of Directors and Executive Officers of EEQ in the Merger” beginning on page [        ].

The explanation of the reasoning of the Special Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Goldman Sachs & Co. LLC, Financial Advisor to the Special Committee

Goldman Sachs rendered its opinion to the Special Committee that, as of September 17, 2018 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Enbridge and its affiliates) of Listed Shares.

The full text of the written opinion of Goldman Sachs, dated September 17, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Special Committee in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Listed Shares should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

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•	annual reports to shareholders and Annual Reports on Form 10-K of EEQ and Enbridge for the five years ended December 31, 2017;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of EEQ and Enbridge;

•	certain other communications from EEQ and Enbridge to their respective shareholders;

•	certain publicly-available research analyst reports for EEQ and Enbridge;

•

certain financial analyses and forecasts for EEP (the “EEP Forecasts”), certain financial analyses and forecasts for Enbridge standalone (the “Enbridge Standalone Forecasts”), and certain financial analyses and forecasts for Enbridge pro forma for the Merger and the EEP merger, as adjusted by the Special Committee (the “Enbridge Pro Forma Forecasts” and, together with the EEP Forecasts and the Enbridge Standalone Forecasts, the “Forecasts”), in each case, as prepared by the management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, including certain cost synergies projected by the management of Enbridge to result from the Merger and the EEP merger, as approved for Goldman Sachs’ use by the Special Committee (the “Estimated Cost Synergies”); and

•	the Estimated Derivative Claims Value, as prepared by the Derivative Action Subcommittee and approved for Goldman Sachs’ use by the Special Committee.

Goldman Sachs also held discussions with members of the senior management of Enbridge and members of the Special Committee regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of EEQ, EEP and Enbridge; reviewed the reported price and trading activity for the Listed Shares, Enbridge common shares and EEP’s Class A common units; compared certain financial and stock market information for EEQ, EEP and Enbridge with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the midstream oil and gas industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the Special Committee’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Special Committee’s consent that the Forecasts, including the Estimated Cost Synergies, and the Estimated Derivative Claims Value, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of EEQ, EEP or Enbridge or any of their respective subsidiaries and, except for the Estimated Derivative Claims Value, it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on EEQ, EEP or Enbridge or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement and that the EEP merger will be consummated in accordance with the terms of the EEP merger agreement, in each case, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of EEQ to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to EEQ; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, EEQ or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the Exchange Ratio pursuant to the Merger Agreement to the holders (other than Enbridge and its affiliates) of Listed Shares. Goldman Sachs’ opinion does not express any

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view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the EEP merger, the EEP merger agreement or the transactions contemplated thereby, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of EEQ; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EEQ, or class of such persons, in connection with the Merger, whether relative to the Exchange Ratio pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Enbridge common shares will trade at any time or as to the impact of the Merger on the solvency or viability of EEQ, EEP or Enbridge or the ability of EEQ, EEP or Enbridge to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 14, 2018 and is not necessarily indicative of current market conditions. At the instruction of the Special Committee, Goldman Sachs used the EEP Forecasts for purposes of its financial analyses of EEP and EEQ.

Following Goldman Sachs’ presentation to the Special Committee on September 17, 2018 (the “September 17 Presentation”), Goldman Sachs determined that a stock price used in the illustrative precedent premia paid analysis as the closing stock price of EEQ on May 16, 2018 (the “Utilized Stock Price”) was not correct. Goldman Sachs subsequently performed such analysis, as of September 17, 2018, using the correct stock price of EEQ on May 16, 2018 (the “Corrected Stock Price”). Such subsequent analysis performed by Goldman Sachs does not address any circumstances, developments or events occurring after September 17, 2018, which is the date of the written opinion of Goldman Sachs, and Goldman Sachs’ opinion set forth in its written opinion letter was provided only as of such date. Based upon and subject to the foregoing, Goldman Sachs confirmed to the Special Committee on October 2, 2018, that, had Goldman Sachs performed its financial analyses set forth in the September 17 Presentation using the Corrected Stock Price, there would have been no change to the conclusion set forth in the opinion letter of Goldman Sachs.

Illustrative Net Asset Value Analysis—EEQ Standalone. Using the EEP Forecasts, Goldman Sachs performed a discounted cash flow analysis of EEP to calculate indications of the present value of the future unlevered free cash flows that EEP could be expected to generate and the illustrative present value per Listed Share implied by such analysis. Using discount rates ranging from 6.5% to 7.5%, reflecting estimates of EEP’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2018 (i) estimates of unlevered free cash flow for EEP for July 1, 2018 through December 31, 2022, as calculated by Goldman Sachs using the EEP Forecasts and approved for Goldman Sachs’ use by the Special Committee and (ii) a range of illustrative terminal values for EEP, which were derived by applying an illustrative terminal value to EBITDA multiple range of 9.0x to 12.0x to estimated terminal year EBITDA for EEP, which estimated EBITDA was calculated by Goldman Sachs using the EEP Forecasts and approved for Goldman Sachs’ use by the Special Committee. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including EEP’s target capital structure weightings, the cost of long-term debt, and a beta for EEP, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to EBITDA multiple range for EEP was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, one-year

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forward EBITDA multiples implied by EEP’s and EEQ’s trading prices (and IBES estimates of EEP’s one-year forward EBITDA) over prior periods. Goldman Sachs derived a range of illustrative enterprise values for EEP by adding the range of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for EEP (i) the estimated amount of EEP’s net debt as of June 30, 2018, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee and (ii) an illustrative value of the General Partner’s ownership interest in EEP calculated using the percentage of EEP distributions estimated to be received by the General Partner for the twelve-month period ended June 30, 2019, as reflected in the EEP Forecasts, to derive a range of illustrative equity values for EEP. Goldman Sachs then divided the range of illustrative equity values for EEP by the number of fully diluted limited partner units of EEP (which included the i-units held by EEQ) as of September 14, 2018, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, and, at the instruction of the Special Committee, added to the resulting illustrative range of per share equity values for EEP an illustrative per share value for the Estimated Derivative Claims Value of US$0.22 (the “Illustrative Per Share Derivative Claim Valuation”), which Goldman Sachs calculated by dividing the Estimated Derivative Claims Value by the number of fully diluted limited partner units of EEP (which included the i-units held by EEQ) as of September 14, 2018, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, to derive an illustrative range of implied values per Listed Share of US$9.63 to US$17.58, which implied an illustrative range of exchange ratios of 0.2841x to 0.5186x based on the closing price per Enbridge common share of US$33.89 as of September 14, 2018.

Illustrative Discounted Cash Flow Analysis—Enbridge Standalone; Implied Exchange Ratio. Using the Enbridge Standalone Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of the Enbridge common shares on a standalone basis. Using discount rates ranging from 4.5% to 5.5%, reflecting estimates of Enbridge’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2018 (i) estimates of unlevered free cash flow for Enbridge for July 1, 2018 through December 31, 2022, as calculated by Goldman Sachs using the Enbridge Standalone Forecasts and approved for Goldman Sachs’ use by the Special Committee and (ii) a range of illustrative terminal values for Enbridge, which were derived by applying an illustrative terminal value to EBITDA multiple range of 11.5x to 13.5x to estimated terminal year EBITDA for Enbridge, which estimated EBITDA was calculated by Goldman Sachs using the Enbridge Standalone Forecasts and approved for Goldman Sachs’ use by the Special Committee. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Enbridge’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Enbridge, as well as certain financial metrics for the United States and Canadian financial markets generally. The illustrative terminal value to EBITDA multiple ranges for Enbridge were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, one-year forward EBITDA multiples implied by Enbridge’s trading prices (and IBES estimates of Enbridge’s one-year forward EBITDA) over prior periods. Goldman Sachs derived a range of illustrative enterprise values for Enbridge by adding the range of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Enbridge (i) the estimated amount of Enbridge’s net debt as of June 30, 2018, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, which was reduced, at the direction of the Special Committee, to reflect the anticipated use by Enbridge of net cash proceeds from the Renewable Asset Sale and the Canadian G&P Sale to pay down a portion of its outstanding debt; (ii) the estimated amount of Enbridge’s preferred equity as of June 30, 2018, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, and (iii) the market value of the non-controlling interests in Enbridge’s publicly traded sponsored vehicles (other than SEP) as of September 14, 2018, to derive a range of illustrative equity values for Enbridge. Goldman Sachs then divided the range of illustrative equity values of Enbridge by the number of fully diluted outstanding Enbridge common shares, which included an estimate of the Enbridge common shares to be issued by Enbridge in connection with its acquisition of SEP, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, to derive a range of illustrative values per Enbridge common share on a standalone basis of US$39.63 to US$55.13.

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Using the range of illustrative values per Listed Share and the range of illustrative values per Enbridge common share on a standalone basis calculated above, Goldman Sachs calculated an illustrative range of implied exchange ratios per Listed Share of 0.2429x to 0.3188x.

Illustrative Present Value of Future Share Price Analysis—EEQ Standalone. Goldman Sachs performed an illustrative analysis of the implied present values of illustrative future values per Listed Share on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the EEP Forecasts for each of the years 2018 to 2022. Goldman Sachs first calculated the implied values per EEP unit on a standalone basis as of December 31 for each of the years 2019 to 2021, by applying a range of illustrative one-year forward P/DCF multiples of 6.0x to 10.0x to estimated distributable cash flow per EEP unit for each of the years 2020 to 2022, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, which are referred to as the “2020 EEP DCF Estimate”, the “2021 EEP DCF Estimate” and the “2022 EEP DCF Estimate”, respectively. The illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, P/DCF multiples for EEP Class A common units implied by trading prices of EEP Class A common units (and Wall Street research estimates of EEP’s one-year forward distributable cash flows) over prior periods. Goldman Sachs then multiplied the illustrative range of implied values per EEP unit as of December 31 for each of the years 2019 to 2021 by the estimated number of i-units outstanding as of December 31 for each of 2019 to 2021, respectively, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, to derive an illustrative range of implied equity values for EEQ as of December 31 for each of 2019 to 2021, respectively. Goldman Sachs then discounted to present value as of June 30, 2018, using an illustrative range of discount rates of 8.5% to 10.5%, reflecting an estimate of EEQ’s cost of equity, the range of illustrative equity values it derived for EEQ as of December 31 for each of 2019 to 2021. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for EEP, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then divided the range of illustrative present equity values it derived for EEQ by the number of fully diluted outstanding Listed Shares as of September 14, 2018, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, and, at the instruction of the Special Committee, added to the resulting illustrative range of per share equity values for “EEQ” the Illustrative Per Share Derivative Claim Valuation of US$0.22 to derive a range of illustrative implied values per Listed Share of (i) US$10.07 to US$17.09 based on the 2020 EEP DCF Estimate, (ii) US$10.17 to US$17.59 based on the 2021 EEP DCF Estimate and (iii) US$10.33 to US$17.28 based on the 2022 EEP DCF Estimate. Using the range of illustrative implied values per Listed Share calculated above and the closing price per Enbridge common share of US$33.89 as of September 14, 2018, Goldman Sachs calculated an illustrative range of implied exchange ratios of 0.2971x to 0.5189x.

Illustrative Present Value of Future Share Price Analysis—Enbridge Standalone; Implied Exchange Ratio. Goldman Sachs performed an illustrative analysis of the implied present values per Enbridge common share on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used Enbridge Standalone Forecasts for each of the years 2018 to 2022. Goldman Sachs first calculated the implied values per Enbridge common share as of December 31 for each of the years 2019 to 2021, by applying a range of illustrative one-year forward P/DCF multiples of 10.0x to 13.0x to estimated distributable cash flow per Enbridge common share for each of the years 2020 to 2022, as provided by management of Enbridge and approved for Goldman Sachs’ use by the Special Committee, which are referred to as the “2020 Enbridge Standalone DCF Estimate”, the “2021 Enbridge Standalone DCF Estimate” and the “2022 Enbridge Standalone DCF Estimate”, respectively. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, P/DCF multiples for Enbridge common shares implied by trading prices of Enbridge common shares (and Wall Street research estimates of Enbridge’s one-year forward distributable cash flows) over prior periods. Goldman Sachs then discounted to present value as of June 30, 2018, using an illustrative range of discount rates of 5.5% to 7.5%, reflecting an estimate of Enbridge’s

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cost of equity, (i) the sum of (x) the theoretical future value per Enbridge common share as of December 31, 2019 and (y) the aggregate dividends per Enbridge common share estimated for July 1, 2018 to December 31, 2019 as calculated by Goldman Sachs using the Enbridge Standalone Forecasts and approved for Goldman Sachs’ use by the Special Committee; (ii) the sum of (x) the theoretical future value per Enbridge common share as of December 31, 2020 and (y) the aggregate dividends per Enbridge common share estimated for July 1, 2018 through December 31, 2020 as calculated by Goldman Sachs using the Enbridge Standalone Forecasts and approved for Goldman Sachs’ use by the Special Committee and (iii) the sum of (x) the theoretical future value per Enbridge common share as of December 31, 2021 and (y) the aggregate dividends per Enbridge common share estimated for July 1, 2018 to December 31, 2021 as calculated by Goldman Sachs using the Enbridge Standalone Forecasts and approved for Goldman Sachs’ use by the Special Committee. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Enbridge, as well as certain financial metrics for the United States and Canadian financial markets generally. This analysis resulted in a range of illustrative implied values per Enbridge common share of (i) US$38.63 to US$50.59 based on the 2020 Enbridge Standalone DCF Estimate, (ii) US$39.41 to US$51.81 based on the 2021 Enbridge Standalone DCF Estimate and (iii) US$41.15 to US$54.37 based on the 2022 Enbridge Standalone DCF Estimate. Using the range of illustrative implied present values per Listed Share on a standalone basis calculated above and the range of illustrative implied present values per Enbridge common share on a standalone basis calculated above, Goldman Sachs calculated an illustrative range of implied exchange ratios per Listed Share of 0.2607x to 0.3235x.

Illustrative Present Value of Future Share Price Analysis—Implied Valuation Uplift. Goldman Sachs performed an illustrative analysis of the implied present values per Enbridge common share pro forma for the Merger and the EEP merger and calculated the implied valuation uplift for the Listed Share upon consummation of the Merger and the EEP merger. Goldman Sachs first calculated the implied values per Enbridge common share as of December 31 for each of the years 2019 to 2021 by applying a range of illustrative one-year forward P/DCF multiples of 10.0x to 13.0x to estimated distributable cash flow per Enbridge common share for 2020 (the “2020 Enbridge Pro Forma DCF Estimate”), estimated distributable cash flow per Enbridge common share for 2021 (the “2021 Enbridge Pro Forma DCF Estimate”) and estimated distributable cash flow per Enbridge common share for 2022 (the “2022 Enbridge Pro Forma DCF Estimate”), in each case as calculated by Goldman Sachs using the Enbridge Pro Forma Forecasts and approved for Goldman Sachs’ use by the Special Committee. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, P/DCF multiples for Enbridge common shares implied by trading prices of Enbridge common shares (and Wall Street research estimates of Enbridge’s one-year forward distributable cash flows) over prior periods. Goldman Sachs then discounted to present value as of June 30, 2018, using an illustrative range of discount rates of 5.5% to 7.5%, reflecting an estimate of Enbridge’s cost of equity, (i) the sum of (x) the theoretical future value per Enbridge common share as of December 31, 2019 and (y) the aggregate dividends per Enbridge common share estimated for July 1, 2018 to December 31, 2019 as calculated by Goldman Sachs using the Enbridge Pro Forma Forecasts and approved for Goldman Sachs’ use by the Special Committee; (ii) the sum of (x) the theoretical future value per Enbridge common share as of December 31, 2020 and (y) the aggregate dividends per Enbridge common share estimated for July 1, 2018 through December 31, 2020 as calculated by Goldman Sachs using the Enbridge Pro Forma Forecasts and approved for Goldman Sachs’ use by the Special Committee and (iii) the sum of (x) the theoretical future value per Enbridge common share as of December 31, 2021 and (y) the aggregate dividends per Enbridge common share estimated for July 1, 2018 to December 31, 2021 as calculated by Goldman Sachs using the Enbridge Pro Forma Forecasts and approved for Goldman Sachs’ use by the Special Committee to derive a range of illustrative implied present values per Enbridge common share pro forma for the Merger and the EEP merger. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Enbridge, as well as certain financial metrics for the United States and Canadian financial markets generally. Goldman Sachs then calculated a range of illustrative implied values for the pro forma value to be received per Listed Share pursuant to the Merger Agreement by multiplying the implied present values per Enbridge common share pro forma for the Merger and the EEP merger derived from the above analysis by the Exchange Ratio. This analysis resulted in a range of illustrative implied values for the pro forma value to be

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received per Listed Share pursuant to the Merger Agreement of (i) US$13.13 to US$17.20 based on the 2020 Enbridge Pro Forma DCF Estimate, (ii) US$13.14 to US$17.28 based on the 2021 Enbridge Pro Forma DCF Estimate and (iii) US$13.96 to US$18.46 based on the 2022 Enbridge Pro Forma DCF Estimate.

Illustrative Precedent Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly-available information, the acquisition premia or discount for buy-in transactions involving master limited partnerships announced during the time period from September 2013 through September 14, 2018. For the entire period, using publicly-available information, Goldman Sachs calculated the discount / premia of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the relevant transaction, offer, or strategic review, as applicable. This analysis indicated a range of illustrative discount / premia of (9)% to 26%. Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative discount / premia of (9)% to 26% to the Corrected Stock Price per Listed Share of US$9.44 as of May 16, 2018 and calculated a range of implied equity values per Listed Share of US$8.63 to US$11.88, which implied a range of illustrative exchange ratios of 0.2547x to 0.3505x based on the closing price per Enbridge common share of US$33.89 as of September 14, 2018.1

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to EEQ, EEP or Enbridge or the contemplated transactions.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Special Committee as to the fairness from a financial point of view of the Exchange Ratio pursuant to the Merger Agreement to the holders (other than Enbridge and its affiliates) of the Listed Shares. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of EEQ, Enbridge, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Exchange Ratio was determined through arm’s length negotiations between the Special Committee and Enbridge and was recommended by the Special Committee and approved by the EEQ Board. Goldman Sachs provided advice to the Special Committee during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to the Special Committee or the EEQ Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.

As described above Goldman Sachs’ opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to recommend that the EEQ Board approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

[1]

In the September 17 Presentation, the range of implied equity values per Listed Share resulting from this analysis using the Utilized Stock Price was US$8.58 to US$11.81, which implied a range of illustrative exchange ratios of 0.2531x to 0.3484x based on the closing price per Enbridge common share of US$33.89 as of September 14, 2018.

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Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of EEQ, Enbridge, any of their respective affiliates, including EEP, and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to the Special Committee in connection with, and participated in certain of the negotiations leading to, the Merger. During the two year period ended September 17, 2018, the Investment Banking Division of Goldman Sachs has not been engaged by EEQ or its affiliates (except by Enbridge and its affiliates as described below) to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Enbridge and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as co-manager with respect to a public offering by SEP, an affiliate of Enbridge, of 3.375% senior notes due 2026 and 4.5% senior notes due 2045 (aggregate principal amount US$800 million) in October 2016. During the two year period ended September 17, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Enbridge and/or its affiliates of approximately US$150,000. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to EEQ, Enbridge and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated June 18, 2018, the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between the Special Committee, EEQ and Goldman Sachs provides for a transaction fee of US$3,000,000, US$200,000 of which became payable upon the execution of such engagement letter, and the remainder of which became payable upon the execution of the Merger Agreement. Goldman Sachs may receive an additional fee of up to US$1,500,000 at the Special Committee’s sole discretion. In addition, EEQ has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Unaudited Financial Projections of Enbridge and EEP

In connection with the proposed Merger, management of Enbridge provided financial projections relating to Enbridge and EEP. Because EEQ is structured as an alternative to direct investment in EEP and its only investment is its limited partner interest in EEP, only projections of EEP are provided below.

The financial projections were prepared for Enbridge and EEP, on a standalone basis and taking into account the final SEP exchange ratio of 1.111 Enbridge common shares for each issued and outstanding common unit of SEP not owned by Enbridge or its subsidiaries (without giving effect to any of the Merger, the EEP merger or the ENF plan of arrangement), and reflected during the periods presented the anticipated impacts of (i) the Midcoast Transaction, (ii) the March FERC Announcement and the July FERC Announcement (together, the “FERC Announcements”), (iii) the sale by Enbridge of certain renewable assets completed on August 1, 2018 (as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018) (the “Renewable Asset Sale”), and (iv) the expected completion of the transactions contemplated by the agreements entered into by Enbridge with Brookfield Infrastructure Partners L.P. and its institutional partners to sell Enbridge’s Canadian natural gas gathering and processing businesses for a cash purchase price of approximately C$4.31 billion (as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018) (the “Canadian G&P Sale”). The financial projections were also prepared for Enbridge, on a pro forma basis and taking into account the final SEP exchange ratio of 1.111 Enbridge common shares for each issued and

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outstanding common unit of SEP not owned by Enbridge or its subsidiaries, as well as the initial exchange ratios for EEP, EEQ and ENF proposed by Enbridge on May 17, 2018 for the acquisitions of the publicly held securities of those entities of (a) 0.3083 of an Enbridge common share for each issued and outstanding Class A common unit not owned by Enbridge or its subsidiaries, (b) 0.2887 of an Enbridge common share for each issued and outstanding Listed Share of EEQ not owned by Enbridge or its subsidiaries and (c) 0.7029 of an Enbridge common share for each issued and outstanding common share of ENF not owned by Enbridge or its subsidiaries, and reflected during the periods presented the anticipated impacts of (i) the Midcoast Transaction, (ii) the FERC Announcements, (iii) the Renewable Asset Sale, and (iv) the Canadian G&P Sale. These nonpublic financial projections were provided (a) to the Special Committee for Goldman Sachs’ use and consideration in its financial analysis and in preparation of its opinion to the Special Committee, and (b) for use and consideration in financial analysis prepared for the Enbridge Board. A summary of these projections is included below to give Unaffiliated EEQ Shareholders and holders of Enbridge common shares access to certain nonpublic unaudited prospective financial information that was made available to the Special Committee, Goldman Sachs, the EEQ Board and the Enbridge Board in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. None of Enbridge, EEP or EEQ or any of their affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any EEQ shareholder or Enbridge shareholder, or any other person regarding the ultimate performance of EEQ, EEP or Enbridge compared to the summarized information set forth below or that any such results will be achieved.

The summary financial projections set forth below summarize the financial projections made available to the legal and financial advisors to each of the parties to the Merger Agreement. The inclusion of the following summary financial projections in this proxy statement/prospectus should not be regarded as an indication that EEQ, EEP, Enbridge, or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary financial projections set forth below should not be relied upon as such.

The Enbridge and EEP financial projections were prepared in connection with the evaluation of the proposed Merger and for internal planning purposes only and not with a view toward public disclosure or guidance or toward compliance with generally accepted accounting principles in the U.S. (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Enbridge’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at such time, and presented, to the best of Enbridge management’s knowledge and belief, the expected course of action and expected future financial performance of Enbridge, EEP and EEQ. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results. The Enbridge prospective financial information was prepared by and is the responsibility of Enbridge’s management. None of PricewaterhouseCoopers LLP (“PwC”), PricewaterhouseCoopers LLP, Canada or any other independent registered public accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to such financial projections, including any prospective financial information contained therein. Accordingly, neither PwC nor any other independent registered public accounting firm expresses an opinion or any other form of assurance with respect thereto. The reports of PwC incorporated by reference into this proxy statement/prospectus with respect to Enbridge and EEQ relate to historical financial information of Enbridge and EEQ. Such reports do not extend to the financial projections included below and should not be read to do so. None of the EEQ Board, the Special Committee, the General Partner, EEQ, EEP, Enbridge, or the Enbridge Board gives any assurance regarding such financial projections. The Enbridge and EEP financial projections summarized below were prepared and provided to the Special Committee prior to the execution of the Merger Agreement on September 17, 2018. Such projections were prepared for Enbridge and EEP on a standalone basis, giving effect to the SEP merger in which the final SEP exchange ratio is 1.111 Enbridge common shares for each issued and outstanding common unit of SEP not owned by Enbridge or its subsidiaries (without giving effect to any of the Merger, the EEQ merger or the ENF plan of arrangement), and for Enbridge on a pro forma basis,

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giving effect to the SEP merger in which the final SEP exchange ratio is 1.111 Enbridge common shares for each issued and outstanding common unit of SEP not owned by Enbridge or its subsidiaries and giving effect to the initial exchange ratios proposed by Enbridge on May 17, 2018 for the acquisitions of the publicly held securities of EEP, EEQ and ENF of (a) 0.3083 of an Enbridge common share for each issued and outstanding Class A common unit not owned by Enbridge or its subsidiaries, (b) 0.2887 of an Enbridge common share for each issued and outstanding Listed Share of EEQ not owned by Enbridge or its subsidiaries and (c) 0.7029 of an Enbridge common share for each issued and outstanding common share of ENF not owned by Enbridge or its subsidiaries, respectively. The Enbridge and EEP financial projections do not take into account any circumstances or events occurring after the date they were prepared. Enbridge can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. ENBRIDGE DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE UNAUDITED PROSPECTIVE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL PROJECTIONS ARE NOT REALIZED, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

The internal financial projections of Enbridge and EEP are, in general, prepared by Enbridge primarily for internal use. Such internal financial projections are inherently subjective in nature, susceptible to interpretation and, accordingly, such financial projections may not be achieved. Such internal financial projections also reflect numerous assumptions made by management of Enbridge, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Enbridge. Enbridge’s management, consistent with past presentations to the EEQ Board and public guidance representations, develops its financial projections according to several criteria. Additionally, anticipated impacts from prospective capital expenditures were included within the financial projections. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial projections upon which the financial projections provided to the Special Committee were based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. Any inaccuracy of assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of EEQ, EEP and Enbridge. Although Enbridge’s management believes that there was a reasonable basis for its financial projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period. The projections are forward-looking statements and are subject to risks and uncertainties. Please read the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages [        ] and [        ], respectively.

In developing the financial projections provided to the Special Committee, Enbridge’s management made numerous material assumptions with respect to Enbridge and EEP for the period from 2018 to 2022, including:

•	capital expenditures and operating cash flows, including the related amounts and timing thereof;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flow from existing assets and business activities;

•	the Midcoast Transaction, FERC Announcements, Renewable Assets Sale and Canadian G&P Sale;

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•	management’s ability to mitigate the impact of the FERC Announcements, on a pre-merger basis, including planned rate case filings;

•	the prices and production of, and demand for, crude oil, natural gas, NGLs and other hydrocarbon products, which could impact volumes and margins;

•

the in-service dates of the significant competing liquids pipeline systems in Canada and the United States, which reflected a January 1, 2021 in-service date for TransCanada Corporation’s Keystone XL pipeline and an October 1, 2020 in-service date for the TransMountain Pipeline Expansion Project; and

•	other general business, market, and financial assumptions.

The summarized projected financial information for Enbridge and EEP set forth below was based on Enbridge’s and EEP’s standalone projected results for 2018 through 2022, adjusted for the material assumptions set out above, including the anticipated impacts of the SEP merger at the final exchange ratio for such transaction, the Midcoast Transaction, FERC Announcements, Renewable Assets Sale and Canadian G&P Sale, as applicable.

	Year ending December 31,
	2018	2019	2020	2021	2022
	(Millions of Canadian dollars)
Enbridge Adjusted EBITDA(1)	$12,509	$12,858	$14,778	$14,968	$16,578
Enbridge Adjusted Distributable Cash Flow(2)	$7,305	$8,037	$8,798	$9,079	$9,642
Enbridge Dividend per Enbridge Common Share(3)	$2.68	$2.95	$3.24	$3.41	$3.58

The above measures are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Enbridge’s computations of these measures may differ from similarly titled measures used by others.

(1)	Enbridge Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis.
(2)

Enbridge Adjusted Distributable Cash Flow is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors.

(3)

Number of Enbridge common shares reflects the final SEP exchange ratio of 1.111 Enbridge common shares for each issued and outstanding common unit of SEP not owned by Enbridge or its subsidiaries; does not reflect the Merger, the EEP merger or the ENF plan of arrangement.

	Year ending December 31,
	2018	2019	2020	2021	2022
	(Millions of US dollars, other than per unit amounts)
EEP Adjusted EBITDA(1)	$1,580	$1,673	$1,920	$1,992	$2,021
EEP Adjusted Distributable Cash Flow(2)	$724	$798	$962	$988	$1,015
EEP Distributions per limited partner unit	$1.40	$1.00	$1.20	$1.30	$1.40

The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EEP’s computations of these measures may differ from similarly titled measures used by others.

(1)	EEP Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors.
(2)

EEP Adjusted Distributable Cash Flow is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities, less distributions to noncontrolling interests and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors.

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The summarized projected financial information for Enbridge set forth below was based on Enbridge’s pro forma projected results for 2018 through 2022, adjusted for the material assumptions set out above, including the anticipated impacts of the SEP merger at the final exchange ratio for such transaction, the EEP, EEQ and ENF transactions at the initial exchange ratios for such transactions, the Midcoast Transaction, FERC Announcements, Renewable Assets Sale and Canadian G&P Sale.

	Year ending December 31,
	2018	2019	2020	2021	2022
	(Millions of Canadian dollars)
Enbridge Adjusted Distributable Cash Flow(1)	$7,305	$8,815	$9,926	$10,023	$10,866

The above measures are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Enbridge’s computations of these measures may differ from similarly titled measures used by others.

(1)

Enbridge Adjusted Distributable Cash Flow is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors.

Reasons of the Enbridge Board for the Merger

The Merger is expected to generate several benefits for Enbridge and its shareholders, including Unaffiliated EEQ Shareholders that will become Enbridge shareholders if the Merger is successfully completed:

•	Ownership in Core Businesses: The Merger will increase Enbridge’s ownership in its core businesses and further enhance its low-risk profile;

•

Simplified Corporate Structure: The Merger will significantly advance Enbridge’s strategy to simplify and streamline its corporate structure, which will further increase the transparency of its strong cash generating assets;

•

Cash Retention: The Merger, taken into account with the EEP merger, will result in Enbridge having higher retention of cash generated from the EEP assets, which will support continued strong dividend coverage and self-funded growth;

•

Enhanced Credit Profile: The Merger, taken into account with the EEP merger, will improve Enbridge’s credit profile due to the elimination of EEP public distributions, as well as opportunities to minimize structural subordination of Enbridge debt;

•	Tax Benefits: The Merger will provide significant benefits to Enbridge’s post-2020 outlook primarily due to tax optimization synergies;

•

Regulatory Uncertainty Benefits: The Merger will reduce risks related to uncertainty and potential unfavorable changes associated with regulatory tax policies applied to MLPs and incremental Enbridge support required by EEQ in difficult capital markets; and

•

Maintain Financial Profile: The Merger will result in no change to Enbridge’s consolidated EBITDA following the completion of the Merger since the assets held by EEQ are already managed and operated by Enbridge’s U.S. subsidiaries and consolidated for accounting purposes by Enbridge.

Regulatory Approvals

In connection with the Merger, Enbridge intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE and the TSX.

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In addition, to complete the Merger, EEQ and Enbridge must make certain filings, submissions and notices to obtain required authorizations, approvals, consents or expiration or termination of waiting periods from U.S. and Canadian governmental and regulatory bodies, including antitrust and other regulatory authorities. EEQ and Enbridge are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties’ completion of the Merger other than those described in this section.

Completion of the Merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period (or any extension of the waiting period) has expired or has been terminated.

Litigation and Regulatory Reviews/Investigations Related to the Merger

Judy Mesirov v. Enbridge Energy Co., Inc. et al.

On July 20, 2015, plaintiff Peter Brinckerhoff, individually and as trustee of the Peter R. Brinckerhoff Trust, filed a Verified Class Action and Derivative Complaint in the Court of Chancery of the State of Delaware against the General Partner, Enbridge, EEQ, Enbridge Pipelines (Alberta Clipper) L.L.C., Enbridge Energy, Limited Partnership, EEP and the following individuals: Jeffrey A. Connelly, Rebecca B. Roberts, Dan A. Westbrook, J. Richard Bird, J. Herbert England, C. Gregory Harper, D. Guy Jarvis, Mark A. Maki and John K. Whelen. The Complaint asserted both class action claims on behalf of holders of EEP’s Class A common units, as well as derivative claims brought on behalf of EEP (the “Derivative Claims”). The Derivative Action Plaintiff’s claims arose out of the January 2, 2015 repurchase (the “2015 Transaction”) by EEP of the General Partner’s 66.67% interest in the pipeline that runs from the Canadian international border near Neche, North Dakota to Superior, Wisconsin on EEP’s Lakehead System (the “Alberta Clipper Pipeline”). First, the Derivative Action Plaintiff alleged that the 2015 Transaction improperly amended the Sixth Amended and Restated Agreement of Limited Partnership of EEP (the “Sixth Amended and Restated EEP LPA”) without the consent of the holders of Outstanding EEP units, other than Enbridge and its affiliates (the “Unaffiliated EEP Unitholders”), so as to allocate to the Unaffiliated EEP Unitholders gross income that should have been allocated to the General Partner (the “Special Tax Allocation”). Second, the Derivative Action Plaintiff alleged that EEP paid an unfair price for the General Partner’s 66.67% interest in the Alberta Clipper Pipeline such that the 2015 Transaction breached the Sixth Amended and Restated EEP LPA because it was not fair and reasonable to EEP. The Complaint asserted claims for breach of fiduciary duty, breach of the covenant of good faith and fair dealing, breach of residual fiduciary duties, tortious interference, aiding and abetting, and rescission and reformation.

On April 29, 2016, the Court of Chancery granted Enbridge’s and the Director Defendants’ motion to dismiss and dismissed the case in its entirety. On May 26, 2016, the Derivative Action Plaintiff appealed that dismissal to the Delaware Supreme Court. On March 20, 2017, the Delaware Supreme Court reversed in part and affirmed in part the ruling of the Court of Chancery. Specifically, the Delaware Supreme Court affirmed that the enactment of the Special Tax Allocation did not breach the Sixth Amended and Restated EEP LPA, but reversed on the question of whether the Derivative Action Plaintiff had adequately alleged that the price EEP paid in the 2015 Transaction, including the Special Tax Allocation component, was fair and reasonable to EEP. On November 15, 2017, the Derivative Action Plaintiff filed a Verified Second Amended Complaint (the “Second Amended Complaint”). The Second Amended Complaint added Piper Jaffray & Co. as successor to Simmons & Company International (“Simmons”) as a direct defendant. Simmons acted as the financial advisor to the Special Committee of EEP in the 2015 Transaction. The Second Amended Complaint also revised many of the allegations against Enbridge and the Director Defendants. On December 18, 2017, all defendants except Simmons filed their brief in support of their motion to dismiss the Second Amended Complaint. On January 19, 2018, Simmons filed its brief in support of its motion to dismiss the Second Amended Complaint.

On February 28, 2018, the Derivative Action Plaintiff filed a Motion for Leave to File a Verified Third Amended Complaint and a Motion to Intervene on behalf of a proposed new plaintiff, Judy Mesirov

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(subsequently amended). On March 23, 2018, the Derivative Action Plaintiff filed a Verified Third Amended Complaint and a Motion for Voluntary Dismissal of the Derivative Action Plaintiff. On April 3, 2018, all defendants filed their briefs in support of their motions to dismiss the Third Amended Complaint. Plaintiff Peter Brinckerhoff has now been dismissed as a named plaintiff. The Derivative Action Plaintiff filed a Fourth Amended Complaint, which is substantially the same as the Third Amended Complaint except that it substitutes Judy Mesirov in place of Peter Brinckerhoff as the named plaintiff. On August 29, 2018, the Court granted in part and denied in part defendants’ Motions to Dismiss the Third (now Fourth) Amended Complaint. All direct claims have now been dismissed. Currently, the claims remaining in the case are now the Derivative Claims for (i) breach of contract (including equitable remedies of rescission or reformation) against the General Partner, EEQ, Enbridge Energy Management, L.L.C., Enbridge, the Director Defendants, and Enbridge Pipelines (Alberta Clipper) L.L.C and Enbridge Energy, Limited Partnership and (ii) aiding and abetting a breach of contract against Simmons. On September 28, 2018, the Derivative Action Plaintiff filed a Fifth Amended Complaint, adding Enbridge and the Director Defendants as defendants to the Derivative Claims.

If the EEP merger closes and Enbridge acquires all of the outstanding Class A common units of EEP, the Derivative Action Plaintiff will lose standing to continue her Derivative Claims on behalf of EEP, and Enbridge will become the owner of such Derivative Claims, effectively extinguishing the Derivative Claims. Trial in the Derivative Action is currently scheduled for the second quarter of 2019.

For a discussion of the Derivative Action Subcommittee, see the section titled “The Merger—Background of the Merger” beginning on page [        ].

Relationship of the Parties to the Merger Agreement

Under a delegation of control agreement among EEQ, the General Partner and EEP, the General Partner has delegated to EEQ, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of EEP and its operating limited partnerships. All directors of the General Partner are elected annually and may be removed by Enbridge (U.S.) Inc., as the sole shareholder of the General Partner, an indirect and wholly owned subsidiary of Enbridge. All directors of EEQ are elected and may be removed by the General Partner, as the sole holder of the Voting Shares. All of the directors and executive officers of the General Partner hold identical positions with EEQ. Certain executive officers and directors of Enbridge are also executive officers and directors of the General Partner and EEQ. J. Herbert England serves as a member of the boards of directors of all three companies. The compensation received by the executive officers of Enbridge is paid to them in their capacities as executive officers of Enbridge, the General Partner and EEQ, as applicable. The General Partner and EEQ have the same directors and, with the exception of William Yardley, who is an executive officer of the General Partner only, have the same executive officers.

In addition to its indirect ownership of all of the outstanding Voting Shares, Enbridge also indirectly owns approximately 11.5 million Listed Shares, representing in the aggregate approximately 11.7% of EEQ’s total outstanding limited liability company interests.

Interests of Directors and Executive Officers of EEQ in the Merger

In considering the recommendation of the Special Committee, the EEQ Board with respect to the Proposals, EEQ shareholders should be aware that certain of the directors and executive officers of Enbridge, EEQ and the General Partner have interests in the transaction that may differ from, or are in addition to, the interests of EEQ shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent they may be substantial, are described below. The members of the Special Committee and the EEQ Board were aware of and considered these interests and relationships, among other matters, when they approved the Merger Agreement and when the EEQ Board recommended that EEQ shareholders approve the Merger.

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Common Directors and Executive Officers

Certain executive officers of Enbridge are also directors and executive officers of EEQ and the General Partner. Enbridge compensates these officers for the performance of their duties to Enbridge, including in respect of the management of EEQ and the General Partner. Persons who are directors or officers of both Enbridge, EEQ and the General Partner owe duties to the equityholders of Enbridge, EEQ and the General Partner, as the case may be, and may have interests in the Merger that are different from the interests of EEQ shareholders generally.

The following chart sets forth, as of the date of this proxy statement/prospectus, the executive officers and directors of Enbridge who hold positions at EEQ and the General Partner.

Executive Officer/Director	EEQ / General Partner	Enbridge
J. Herbert England	Director	Director
D. Guy Jarvis	Director and Executive Vice President – Liquids Pipelines	Executive Vice President & President, Liquids Pipelines
John K. Whelen	Director	Executive Vice President & Chief Financial Officer

Six of the ten directors of EEQ and the General Partner hold positions at Enbridge or its subsidiaries (other than EEQ or the General Partner) and each executive officer of EEQ and the General Partner is currently serving, and is expected to continue to serve, as an executive or other officer of Enbridge or its subsidiaries following the Merger.

In addition, the Special Committee and the EEP Special Committee were comprised of the same three individuals, Messrs. Connelly, Waldheim and Westbrook. Messrs. Connelly, Waldheim and Westbrook each own Class A common units and do not own any Listed Shares.

Equity Interests of EEQ’s and the General Partner’s Directors and Executive Officers in EEQ and Enbridge

Three directors and three executive officers of EEQ and the General Partner beneficially own Listed Shares and will receive the applicable Merger Consideration in the Merger. Six directors of EEQ and the General Partner beneficially own EEP Class A common units and will receive the applicable merger consideration upon completion of the EEP merger in accordance with the EEP merger agreement. Please read the section titled “Security Ownership of Certain Beneficial Owners of EEQ—Security Ownership of the Management and Directors of EEQ and the General Partner” beginning on page [        ] for further detail.

All of the executive officers and seven directors, including three non-management directors, of EEQ and the General Partner beneficially own Enbridge common shares. Those individuals who own Enbridge common shares, and all of those individuals in the aggregate, hold Enbridge common shares representing less than 1% of Enbridge common shares outstanding as of October 2, 2018.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating the proposed Merger, including negotiating the terms and conditions of the Merger Agreement, the EEQ Board determined that each member of the Special Committee would receive (1) a retainer fee of US$40,000, plus (2) a fee of US$1,500 in cash for each meeting of the Special Committee (or subcommittee thereof), in addition to reimbursement of out-of-pocket expenses relating to such meeting, plus (3) with respect to any in-person meetings of the Special Committee, reimbursement of travel costs in connection with such meetings and, solely with respect to any members who attend such meetings from outside of the Houston metro area, an additional US$1,500 travel fee. In the event that the Merger is consummated, each member of the Special Committee would receive an additional hourly fee of US$500 for any time spent in

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connection with any litigation arising out of their service on the Special Committee. The Chairman of the Special Committee would receive an additional retainer fee of US$40,000. The compensation for the Chairman and members of the Special Committee was approved by the EEQ Board and was not, and is not, contingent upon the approval of the Merger Agreement and the completion of the Merger or any other transaction. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with their service on the Special Committee) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Executive Compensation

EEQ does not directly employ any of the individuals responsible for managing or operating its business. None of the individuals who have served as a director or executive officer at EEQ, the General Partner or Enbridge since the beginning of 2017 have any agreements or understandings with Enbridge, EEQ, the General Partner or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger and is reportable under Item 402(t) of Regulation S-K under the Securities Act, and thus no advisory vote pursuant to Rule 14a-21(c) of the Exchange Act is required to be included in the EEQ proxy in connection with this proxy statement/prospectus.

Indemnification

All of the directors and executive officers of EEQ have the right to indemnification under the EEQ LLC Agreement and the Merger Agreement. In addition, all of the directors of Enbridge and all of the officers of Enbridge have the right to indemnification under the organizational documents of Enbridge and indemnification agreements with Enbridge.

Indemnification and Insurance

The parties to the Merger Agreement have agreed that, from and after the Effective Time, to the fullest extent permitted under applicable law, each of Enbridge and EEQ, as the surviving entity, will jointly and severally indemnify, defend and hold harmless (subject to certain conditions regarding the advancement of expenses and applicable law) each present and former director and officer of EEQ, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration, or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (each, a “Proceeding”), in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with the transactions contemplated by the Merger Agreement and actions to enforce the indemnification provisions in the Merger Agreement or any other indemnification or the advancement right of any Indemnified Party.

In addition, the Merger Agreement contains certain obligations related to the maintenance of directors’ and officers’ liability insurance for the directors and officers covered under EEQ’s existing policies and fiduciary liability insurance for persons covered under EEQ’s existing policies with respect to matters existing or occurring at or prior to the Effective Time of the Merger.

Listing of Enbridge Common Shares

The completion of the Merger is conditioned upon the approval for listing of Enbridge common shares issuable pursuant to the Merger Agreement on the TSX and the NYSE, subject to official notice of issuance.

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The Waiver

Under Section 9.01(a)(v) of the EEQ LLC Agreement, EEQ is not, except in certain circumstances, permitted to effect a merger or similar transaction involving EEQ. Accordingly, in connection with your approval of the Merger and the Merger Agreement, your approval to waive the covenant under Section 9.01(a)(v) of the EEQ LLC Agreement is being solicited. The full text of the EEQ LLC Agreement is incorporated by reference into the EEQ Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement/prospectus.

The EEQ LLC Agreement Amendment

The EEQ LLC Agreement Amendment contemplates the enfranchisement of the Listed Shares, with each Listed Share entitled to one vote per share, by providing that the holders of the Listed Shares would be entitled to vote with the holders of the Voting Shares as a single class on certain matters, including the election or removal of directors and any further amendments of the EEQ LLC Agreement.

The amendment of the EEQ LLC Agreement, as provided for by the EEQ LLC Agreement Amendment, is a condition to the closing of the Merger. Therefore, if the EEQ LLC Agreement is not amended, the Merger will not occur.

In order to fully inform you with respect to the EEQ LLC Agreement Amendment, a copy of the complete text of the EEQ LLC Agreement Amendment is attached as Annex C to this proxy statement/prospectus. See also the EEQ LLC Agreement, which is incorporated by reference herein in its entirety.

Delisting and Deregistration of the Listed Shares

Enbridge expects that, as promptly as practicable after the Effective Time, the Listed Shares currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Required Approval by the EEQ Shareholders

The approval of the EEQ Merger Proposal, including the approval of the Merger Agreement and the EEQ LLC Agreement Amendment Proposal require the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than the Excluded Shares) entitled to vote on such matters at a meeting of the holders of Listed Shares.

No Dissenters’ or Appraisal Rights

Holders of Listed Shares do not have appraisal rights under applicable law or contractual appraisal rights under the EEQ LLC Agreement or the Merger Agreement.

No Enbridge Shareholder Approval Required

The approval of the Merger Agreement and the Merger by Enbridge does not require the affirmative vote or consent of Enbridge shareholders.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. Because Enbridge controlled EEQ both before and after the completion of the Merger, the changes in Enbridge’s ownership interest in EEQ will be accounted for as an equity transaction and no gain or loss will be recognized in the condensed consolidated statements of earnings resulting from the Merger. In addition, consistent with ASC 740, Income Taxes, the tax effects of the Merger is presented in additional paid-in capital.

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THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement, which was executed on September 17, 2018. The description of the Merger Agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety, because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Enbridge, EEQ, or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or in Enbridge’s or EEQ’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Enbridge or EEQ, as applicable, contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Enbridge, EEQ, and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Enbridge, EEQ and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the disclosure letters that EEQ and Enbridge delivered to each other in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. You should not rely on the Merger Agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Enbridge, EEQ or Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

The Merger Agreement provides that, upon the terms and conditions in the Merger Agreement, and in accordance with the EEQ LLC Agreement, the Delaware General Corporation Law and the DLLCA, at the Effective Time of the Merger, Merger Sub will be merged with and into EEQ, with EEQ being the sole surviving entity of the Merger and an indirect wholly owned subsidiary of Enbridge (the “Surviving Entity”).

Closing and Effective Time of the Merger

The closing of the Merger (the “Closing”) will take place on the third business day following the day on which the last to be satisfied or waived of the conditions to the completion of the Merger, described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [        ] (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied, or that may be waived at Closing, but subject to the satisfaction or waiver of those conditions), have been satisfied or waived in accordance with the Merger Agreement or at such other date, time or place (or by means of remote communication) as EEQ and Enbridge may mutually agree in writing. If the parties to the EEP merger are ready, willing and able to consummate the EEP merger substantially

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simultaneously with the Merger, then each of the Merger and the EEP merger shall be consummated substantially concurrently on the same date.

Assuming timely satisfaction of the necessary closing conditions, the parties currently expect the Closing to occur in the fourth quarter of 2018. The Merger will become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the Certificate of Merger.

Amendment of the EEQ LLC Agreement

Immediately prior to the Effective Time of the Merger, the General Partner, as record holder of all of the voting shares of EEQ, will amend the EEQ LLC Agreement as set forth in Exhibit A to the Merger Agreement (the EEQ LLC Agreement Amendment). Such amendment contemplates the enfranchisement of Listed Shares and is a condition to the closing of the Merger. Therefore, if the EEQ LLC Agreement is not amended, as provided for by the EEQ LLC Agreement Amendment, the Merger will not occur.

Organizational Documents of the Surviving Entity

At the Effective Time, (a) the certificate of formation of EEQ as in effect immediately prior to the Effective Time will continue as the certificate of formation of the Surviving Entity, until duly amended as provided therein or by applicable law, and (b) the EEQ LLC Agreement, as amended by the EEQ LLC Agreement Amendment, will remain unchanged and will continue as the limited liability company agreement of the Surviving Entity, until duly amended as provided therein or by applicable law, and in each case any further amendments or restatements must be consistent with the obligations set forth in the Merger Agreement.

Merger Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of the parties or EEQ shareholders, each EEQ Listed Share issued and outstanding, other than Excluded Shares (each such Listed Share, an “Eligible Share”) will be converted into the right to receive 0.335 of an Enbridge common share (such number of Enbridge common shares, the “Merger Consideration”).

Each Eligible Share, upon being converted into the right to receive the Merger Consideration, and each certificate and each book-entry account formerly representing any Eligible Shares, will thereafter represent only the right to receive the Merger Consideration with respect to such Eligible Shares, and the right, if any, to receive cash in lieu of fractional shares and any dividends or other distributions declared by Enbridge in respect of Enbridge common shares, the record date for which is at or after the Effective Time.

No fractional Enbridge common shares will be issued upon the conversion of Listed Shares. All fractional Enbridge common shares that a holder of Eligible Shares would otherwise be entitled to receive will be aggregated and rounded to three decimal places. Such holder of Eligible Shares will be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in an Enbridge common share to which such holder would otherwise be entitled and (b) an amount equal to the average of the volume-weighted average price per share of Enbridge common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Enbridge and EEQ) on the trading day immediately prior to the Effective Time for ten trading days ending on the fifth full business day immediately prior to the Closing Date.

At the Effective Time, by virtue of the Merger and without further action on the part of the parties or any holder of any limited liability company interests in EEQ, each Excluded Share will remain outstanding as a Listed Share in the Surviving Entity and each voting share will remain outstanding as a voting share in the Surviving Entity, in each case, unaffected by the Merger.

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At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the parties, all shares of common stock in Merger Sub issued and outstanding immediately prior to the Effective Time will cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

United States Tax Treatment of the Merger

For U.S. federal income tax purposes, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Merger Agreement is intended to be and is adopted as a part of a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

Exchange Procedures

Immediately prior to the Effective Time, Enbridge will deposit, or cause to be deposited, with a nationally recognized financial institution or trust company selected by Enbridge with EEQ’s prior approval (which will not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares upon Closing, an aggregate number of Enbridge common shares to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of Eligible Shares and an aggregate amount of cash comprising approximately the amounts required to be delivered in lieu of any fractional shares. In addition, Enbridge will deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled, with both a record date and payment date after the Effective Time and prior to the surrender of such Eligible Shares, as further described in the section titled “The Merger Agreement—Dividends with Respect to Unexchanged Listed Shares” beginning on page [        ]. Such Enbridge common shares, cash in lieu of fractional shares and the amount of any dividends or other distributions deposited with the Exchange Agent collectively constitute the “Exchange Fund”.

With respect to certificates, as promptly as reasonably practicable after the Effective Time (and in any event within three business days thereafter), the Surviving Entity will cause the Exchange Agent to mail to each holder of record of each certificate (a) notice advising such holders of the effectiveness of the Merger, (b) a letter of transmittal in customary form, which will specify that delivery will be effected, and risk of loss and title to a certificate will pass, only upon delivery of the certificate (or an affidavit of loss in lieu of the certificate with the posting of a bond as indemnity) to the Exchange Agent and (c) instructions for surrendering a certificate (or the making of an affidavit of loss in lieu of a certificate and the posting of a bond as indemnity) to the Exchange Agent.

Upon surrender to the Exchange Agent of a certificate (or an affidavit of loss in lieu of a certificate with the posting of a bond as indemnity) together with a duly executed and completed letter of transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Entity will cause the Exchange Agent to mail to each holder of record of any certificate in exchange therefor, as promptly as reasonably practicable thereafter, (a) a statement reflecting the number of whole Enbridge common shares, if any, that such holder is entitled to receive in the name of such record holder and (b) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive. Any certificate that has been so surrendered will be cancelled by the Exchange Agent.

With respect to book-entry shares not held through The Depository Trust Company (“DTC”), as promptly as reasonably practicable after the Effective Time (and in any event within three business days thereafter), the Surviving Entity will cause the Exchange Agent to mail to each holder of record of a non-DTC book-entry share, (a) notice advising such holders of the effectiveness of the Merger, (b) a statement reflecting the number of whole Enbridge common shares, if any, that such holder is entitled to receive pursuant to the Merger Agreement and in the name of such record holder and (c) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such

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holder has the right to receive. Any holder of an Eligible Share that is duplicatively evidenced by both a certificate and book-entry account will not receive the notice, statement and check contemplated by the preceding paragraph with respect to such Eligible Share, but will surrender the applicable certificate in accordance with the procedures set forth above regarding the surrender of certificates to receive the Merger Consideration and any other amounts due under the Merger Agreement with respect to such Eligible Share, and no additional Merger Consideration or other amounts under the Merger Agreement will accrue or be payable to the duplicative book-entry account for such Eligible Share.

With respect to book-entry shares held through DTC, Enbridge and EEQ will cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or distributions, in each case, that such holder has the right to receive pursuant to the terms of the Merger Agreement.

No interest will be paid or accrued on any amount payable for Eligible Shares.

In the event of a transfer of ownership of any certificate that is not registered in the transfer books of EEQ as of the Effective Time, the proper number of Enbridge common shares, together with a check for any cash (after giving effect to any required tax withholdings) to be paid upon due surrender of the certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Exchange Agent. Until surrendered, each certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or other distributions. With respect to book-entry shares, payment of the applicable Merger Consideration and any cash in lieu of fractional shares and any unpaid dividends or other distributions will only be made to the person in whose name such book-entry shares are registered in the stock transfer books of EEQ as of the Effective Time.

Dividends with Respect to Unexchanged Listed Shares

All Enbridge common shares to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Enbridge in respect of the Enbridge common shares, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all Enbridge common shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of Enbridge common shares will be paid to any holder with respect to any unsurrendered certificate until the certificate (or affidavit of loss in lieu of the certificate with the posting of a bond as indemnity) is surrendered for exchange. Subject to applicable law, following such surrender, dividends or distributions with respect to Enbridge common shares issued in exchange for Eligible Shares will be paid to the holders of record of such Eligible Shares, without interest, (a) promptly after the time of such surrender for any dividends or other distributions payable with respect to Enbridge common shares with a record date after the Effective Time but a payment date prior to surrender and (b) at the appropriate payment date for any dividends or other distributions payable with respect to Enbridge common shares with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

Termination of the Exchange Fund

Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Enbridge common shares) that remains unclaimed as of the date that is 12 months following the Effective Time will be delivered to Enbridge. Any holder of Eligible Shares will thereafter be entitled to look only to

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Enbridge for delivery of the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive without interest. None of the Surviving Entity, Enbridge, the Exchange Agent or any other person will be liable to any former holder of Listed Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund which remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any governmental entity, will, to the extent permitted by applicable law, become the property of Enbridge, free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen or Destroyed Share Certificates

In the event that any certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or other distributions, in each case, payable or issuable had such lost, stolen or destroyed certificate been surrendered.

Withholding Rights

Each of Enbridge, Merger Sub, EEQ, the Exchange Agent and the Surviving Entity will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement, without duplication, such amounts, which may include Enbridge common shares, as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by, Enbridge, Merger Sub, EEQ, the Exchange Agent or the Surviving Entity, as applicable, such withheld amounts (a) will be timely remitted by Enbridge, Merger Sub, EEQ, the Exchange Agent or the Surviving Entity, as applicable, to the applicable governmental entity, and (b) to the extent such withheld amounts are remitted to the appropriate governmental entity, will be treated for all purposes of the Merger Agreement as having been paid to the holder of Listed Shares in respect of which such deduction and withholding was made by Enbridge, Merger Sub, EEQ, the Exchange Agent or the Surviving Entity, as applicable. If withholding is taken in Enbridge common shares, Enbridge, Merger Sub, EEQ, the Surviving Entity and the Exchange Agent, as applicable, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate governmental entity.

Adjustments to Prevent Dilution

If, from the date of the Merger Agreement to the earlier of the Effective Time and termination of the Merger Agreement, the issued and outstanding Listed Share or securities convertible or exchangeable into or exercisable for Listed Shares or the issued and outstanding Enbridge common shares or securities convertible or exchangeable into or exercisable for Enbridge common shares, will have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution (other than as required by the EEQ LLC Agreement), recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period will have been declared, then the Merger Consideration (and the Exchange Ratio) will be equitably adjusted to provide the holders of Listed Shares and Enbridge the same economic effect as contemplated by the Merger Agreement prior to such event, and such items so adjusted will, from and after the date of such event, be the Merger Consideration (and the Exchange Ratio).

No Dissenters’ Rights

No dissenters’ or appraisal rights will be available with respect to the Merger or the other transactions contemplated by the Merger Agreement.

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Representations and Warranties

The Merger Agreement contains customary representations and warranties by EEQ that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by EEQ to the SEC (including the exhibits and schedules thereto) prior to the date of the Merger Agreement or in the disclosure letter delivered by EEQ to Enbridge in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to do business of EEQ;

•	the capital structure of EEQ, including regarding:

•	the number of issued and outstanding Listed Shares and voting shares;

•	the due authorization and validity of the Listed Shares and voting shares, and the limited liability company interests represented thereby;

•

the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Listed Shares on any matter; and

•

the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or similar rights;

•

the corporate power, authority and approval relating to the execution, delivery and performance of EEQ’s, obligations under the Merger Agreement and waiver of Section 9.01(a)(v) of the EEQ LLC Agreement, subject to the approval by the affirmative vote of the holders of a majority of the outstanding Listed Shares (other than Excluded Shares) entitled to vote on the matters;

•

the Special Committee’s unanimous determination that the Merger Agreement, Merger and EEQ LLC Agreement Amendment, are fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders, and recommendation that the holders of the Listed Shares approve the Merger Agreement, transactions contemplated thereby, EEQ LLC Agreement Amendment and waiver of Section 9.01(a)(v) of the EEQ LLC Agreement;

•

the EEQ Board’s unanimous determination that the Merger Agreement, Merger and EEQ LLC Agreement Amendment, are fair and reasonable to EEQ, including the Unaffiliated EEQ Shareholders, and recommendation that the holders of the Listed Shares approve the Merger Agreement, transactions contemplated thereby, EEQ LLC Agreement Amendment and waiver of Section 9.01(a)(v) of the EEQ LLC Agreement;

•

government filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

•

the execution, delivery and performance of the Merger Agreement by EEQ not contravening, violating, resulting in a breach of or otherwise conflicting with the organizational documents of EEQ or the material contracts of EEQ or resulting in the creation of any lien on any of the assets or businesses of EEQ under any such material contract;

•	filings with the SEC since December 31, 2016, the financial statements included therein and the maintenance of a system of internal controls;

•	the absence of a Material Adverse Effect with respect to EEQ since December 31, 2017;

•	the absence of any Proceedings pending or, to the knowledge of EEQ, threatened in writing against EEQ;

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•	the absence of certain undisclosed liabilities or obligations, other than those incurred in the ordinary course since December 31, 2017;

•	the absence of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any governmental entity against EEQ;

•

compliance with applicable laws and the possession of and compliance with licenses and permits necessary to the conduct of business as presently conducted, none of which will cease to be effective as a result of the Merger;

•	environmental matters;

•	tax matters;

•	real property;

•	certain material contracts;

•	the opinion of Goldman Sachs, as financial advisor to the Special Committee; and

•	the absence of undisclosed broker or finders fees.

The Merger Agreement also contains customary representations and warranties by Enbridge and Merger Sub that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by Enbridge to the SEC (including the exhibits and schedules thereto) or filed on the System for Electronic Document Analysis and Retrieval maintained by the Canadian securities regulators prior to the date of the Merger Agreement or in the disclosure letter delivered by Enbridge to EEQ in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to do business of Enbridge and its subsidiaries (other than EEQ);

•	the capital structure of Enbridge and Merger Sub, including regarding:

•	the number of Enbridge common shares and preference shares issued and outstanding;

•	the due authorization and validity of all outstanding Enbridge common shares;

•

the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with Enbridge shareholders on any matter;

•

the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or similar rights; and

•	Enbridge’s 100% indirect ownership of Merger Sub and Merger Sub’s lack of assets, liabilities or obligations of any nature other than those incident to its formation in connection with the Merger;

•	the corporate power, authority and approval relating to the execution, delivery and performance of Enbridge’s and Merger Sub’s obligations under the Merger Agreement;

•

government filings, notices, reports, consents, registrations, approvals, permits or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

•

the execution, delivery and performance of the Merger Agreement by Enbridge not contravening, violating, resulting in a breach of or otherwise conflicting with the organizational documents of Enbridge or its subsidiaries (other than EEQ) or the material contracts of Enbridge or resulting in the creation of any lien on any of the assets or businesses of any of Enbridge or its subsidiaries (other than EEQ) under any such material contract;

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•	filings with the SEC since December 31, 2016, the financial statements included therein and the maintenance of a system of internal controls;

•	the absence of a Material Adverse Effect with respect to Enbridge and its subsidiaries (other than EEQ), taken as a whole, since December 31, 2017;

•	the absence of any Proceedings pending or, to the knowledge of Enbridge, threatened in writing against Enbridge or its subsidiaries (other than EEQ);

•	the absence of certain undisclosed liabilities or obligations, other than those incurred in the ordinary course since December 31, 2017;

•	the absence of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any governmental entity against Enbridge or its subsidiaries (other than EEQ);

•	compliance with applicable laws and the possession of and compliance with licenses and permits necessary to the conduct of business, none of which will cease to be effective as a result of the Merger;

•	environmental matters;

•	tax matters;

•	real property;

•	certain material contracts;

•	the absence of undisclosed broker or finders fees;

•	insurance; and

•	Enbridge having provided to EEQ a correct and complete copy of the EEP merger agreement.

Many of the representations and warranties contained in the Merger Agreement are qualified by a “Material Adverse Effect” standard (that is, they would not be deemed untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Enbridge or EEQ) and/or by a general materiality standard.

A “Material Adverse Effect” means with respect to EEQ or Enbridge, as applicable, any effect, event, development, change or occurrence, individually or in the aggregate with any other events, developments, changes, or occurrences, that is materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of Enbridge and its subsidiaries (other than EEQ) or EEQ, in each case taken as a whole, except that none of the following, alone or in combination, will be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

•

effects, events, developments, changes or occurrences affecting the economy, credit, capital, securities or financial markets, or political, regulatory or business conditions, in general in the U.S., Canada or elsewhere in the world;

•

effects that are the result of factors affecting the energy products gathering, drilling, processing, treating, transportation, storage, marketing and other related industries, markets or geographical areas in which such party and its subsidiaries conduct their respective businesses (including any change in the prices of energy products, industry margins or any regulatory changes or changes in applicable law);

•

effects caused by the entry into, announcement or performance of the transactions contemplated by the Merger Agreement, including the Merger, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, governmental entities or employees or any transaction litigation or actions taken or requirements imposed by any governmental entity in connection with the transactions contemplated by the Merger Agreement, including the Merger;

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•	changes or modifications in GAAP or applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of the Merger Agreement;

•

any effect resulting from any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any law, decision or protocol or any other legislative or political conditions or policy or practices of any governmental entity;

•

changes in stock price, trading volume, or credit rating or any failure by such party to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

•

any effect, event, development, change or occurrence resulting from acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster or acts of God, whether or not caused by any person;

•

the performance by any party of its obligations under the Merger Agreement, including any action taken or omitted to be taken at the request or with the consent of Enbridge, with respect to EEQ, or at the request or with the consent of EEQ with respect to Enbridge, as applicable;

•

any effect, event, development, change, occurrence or announcement of an effect, event, development, change or occurrence affecting the credit rating or other rating of financial strength of such party or any of its subsidiaries or any of their respective securities (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

•

a decline in the market price, or change in trading volume, of the Listed Shares on the NYSE or the Enbridge common shares on the TSX or the NYSE, as applicable (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

•

any Proceeding commenced by or involving any current or former member, partner, unitholder or stockholder of such person, on their own behalf or on behalf of such person, arising out of or related to the Merger Agreement or the transactions contemplated thereby; or

•

effects, events, developments, changes or occurrences caused by the entry into, announcement, consummation or performance of, or failure to enter into or consummate the Other Merger Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, governmental entities or employees or any litigation related to certain other transactions involving Enbridge or actions taken or requirements imposed by any governmental entity in connection with certain other transactions involving Enbridge.

However, with respect to the first, second, fourth, fifth and seventh bullets listed above, such effect, event, development, change or occurrence will be taken into account in determining whether a Material Adverse Effect has occurred to the extent that it disproportionately adversely affects such party and its subsidiaries compared to other companies operating in the industries in which such party and its subsidiaries operate.

Interim Operations

Under the terms of the Merger Agreement, EEQ and Enbridge have agreed that, after the date of the Merger Agreement and prior to the Effective Time, except as contemplated by the Merger Agreement, required by law or contract in effect as of the date of the Merger Agreement or agreed upon by the parties in writing (which

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approval will not be unreasonably withheld, conditioned or delayed), the business of each of Enbridge and EEQ and their respective subsidiaries will be conducted in the ordinary course and each of Enbridge and EEQ and their respective subsidiaries will use their commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, distributors, creditors, lessors, employees and business associates. EEQ and Enbridge have also agreed that, after the date of the Merger Agreement and prior to the Effective Time, except as, among other things (a) contemplated by the Merger Agreement or in any contract entered into by Enbridge with respect to the Other Merger Transactions, (b) required by law or the terms of any material contract of either Enbridge or EEQ, or (c) as approved in writing by the other party (which approval shall not be unreasonably withheld, conditioned or delayed), EEQ and Enbridge will not, and will not permit their respective subsidiaries to:

•	make any material change to the nature of its business and operations;

•

make any change to its organizational documents as in effect on the date of the Merger Agreement in any manner that would reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of the party to satisfy any of the conditions to, or consummation of, the Merger or the Other Merger Transactions;

•

merge or consolidate itself or any of its subsidiaries with any other person or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except such transactions solely between or among, or solely involving, the party and one or more of its wholly owned subsidiaries, or a subsidiary of such party and one or more wholly owned subsidiaries of such subsidiary, as would not reasonably be expected to result in a Material Adverse Effect with respect to EEQ or Enbridge, as applicable, or as would not reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such party to satisfy any of the conditions to, or consummation of, the Merger or the Other Merger Transactions;

•

except as required by the EEQ LLC Agreement, issue, sell, grant, transfer or authorize the issuance, sale or grant, or otherwise enter into any contract with respect to the voting of, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable (other than the issuance of partnership interests, limited liability company interests, shares of capital stock or equity interests (A) by its wholly owned subsidiary to it or another of its wholly owned subsidiaries or (B) in respect of equity-based awards outstanding as of the date of the Merger Agreement in accordance with their terms and, as applicable, the plan documents as in effect on the date of the Merger Agreement), or securities convertible or exchangeable into or exercisable for any such partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or any options, warrants or other rights of any kind to acquire any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or such convertible or exchangeable securities;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or securities convertible or exchangeable for such interests, as applicable;

•

waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Material Adverse Effect on EEQ or Enbridge, as applicable;

•

other than in the ordinary course, make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle any material tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on the party’s most recent consolidated balance sheet included in the public filings of EEQ or Enbridge, as applicable, or surrender any right to claim a refund of a material amount of taxes;

•	make any material change to its accounting policies, except as may be required as a result of a change in GAAP;

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•	make or declare any dividends or distributions to the holders of EEP common units or Enbridge common shares, in each case, other than in the ordinary course; or

•	agree, authorize or commit to do any of the foregoing.

Change in Recommendation

No Solicitation. Except as expressly permitted by the Merger Agreement, EEQ will not, and none of its subsidiaries nor any of the directors, officers or employees of it or its subsidiaries will, and EEQ will instruct its and its subsidiaries’ directors, officers, principals, partners, managers, members (if such person is a member-managed limited liability company or similar entity), employees, consultants, investment bankers, financial advisors, legal counsel, attorneys-in-fact, accountants or other advisors, agents or other representatives of such person, in each case acting in their capacity as such (the “Representatives”) not to, directly or indirectly:

•	initiate, solicit, propose, encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

engage in, continue or otherwise participate in any discussions with or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•	provide any non-public information to any person in connection with any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

•	otherwise facilitate any effort or attempt to make an acquisition proposal.

No act or failure to act by Enbridge or any of its affiliates or Representatives will be a violation or breach of the above.

Exceptions. Prior to the time, but not after, the approval of the Merger Agreement, the transactions contemplated thereby, the EEQ LLC Agreement Amendment and the waiver of Section 9.01(a)(v) of the EEQ LLC Agreement by the affirmative vote of the holders of a majority of the outstanding Listed Shares, other than Excluded Shares (the “Requisite Company Vote”) is obtained, in response to an unsolicited, bona fide written acquisition proposal that did not arise from or in connection with a material breach of certain obligations set forth in the Merger Agreement, EEQ may:

•

provide information in response to a request therefor (including non-public information regarding EEQ) to the person who made such acquisition proposal, provided that such information has previously been made available to, or is made available to, Enbridge prior to or concurrently with the time such information is made available to such person and, prior to furnishing any such information, EEQ receives from the person making such acquisition proposal an executed confidentiality agreement containing customary terms (it being understood that such confidentiality agreement need not contain a standstill provision prohibiting the making or amending of an acquisition proposal); and

•

participate in any discussions or negotiations with any such person regarding such acquisition proposal; in each case, if, and only if, prior to taking any action described above, the Special Committee determines in good faith after consultation with outside legal counsel, based on the information then available and after consultation with its financial advisor, that such acquisition proposal (a) constitutes a superior proposal or would reasonably be expected to result in a superior proposal and (b) did not result from a breach of the provisions related to a change in recommendation in the Merger Agreement.

Notice of Acquisition Proposals. EEQ will promptly (and, in any event, within 24 hours) give notice to Enbridge if (a) any inquiries, proposals or offers with respect to an acquisition proposal are received by; (b) any non-public information is requested in connection with any acquisition proposal from; or (c) any discussions or negotiations with respect to an acquisition proposal are sought to be initiated or continued with, it or any of its

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Representatives, setting forth in such notice the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter will keep Enbridge reasonably informed, on a current basis (and, in any event, within 24 hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

No Change in Recommendation. Except as permitted by the Merger Agreement, the Special Committee agrees it will not:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the recommendation of the EEQ Board that the holders of Listed Shares approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the EEQ LLC Agreement Amendment and the waiver of Section 9.01(a)(v) (the “Company Recommendation”) in a manner adverse to Enbridge;

•	fail to include the Company Recommendation in the proxy statement/prospectus;

•

fail to recommend, within ten business days after the commencement of such acquisition proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding Listed Shares (other than by Enbridge or an affiliate of Enbridge), against acceptance of such tender offer or exchange offer by its shareholders;

•

approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, other than a confidentiality agreement referred to in the Merger Agreement relating to any acquisition proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the above, a “Change of Recommendation”); or

•	except as expressly permitted by the Merger Agreement, recommend that EEQ enter into an Alternative Acquisition Agreement.

Prior to the time Requisite Company Vote is obtained, the Special Committee may effect a Change of Recommendation if (a) an unsolicited, bona fide written acquisition proposal that did not arise from or in connection with a breach of the obligations set forth in the Merger Agreement is received by EEQ and is not withdrawn, and (b) the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such acquisition proposal constitutes a superior proposal. However, a Change of Recommendation may not be made unless and until EEQ has given Enbridge written notice of such action and the basis thereof five days in advance (unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the special meeting, as may be adjusted, in which case such notice will be provided as far in advance as practicable), which notice will set forth in writing that the Special Committee intends to consider whether to take such action and comply in form, substance and delivery with the provisions of the Merger Agreement. After giving such notice and prior to effecting such Change of Recommendation, EEQ will negotiate in good faith with Enbridge (to the extent Enbridge wishes to negotiate) to make such revisions to the terms of the Merger Agreement as would permit the Special Committee not to effect a Change of Recommendation in response thereto. At the end of the five-day period (or such shorter period as is permitted), prior to taking action to effect a Change of Recommendation, the Special Committee shall take into account any changes to the terms of the Merger Agreement proposed by Enbridge in writing and any other information offered by Enbridge in response to the notice, and will have determined in good faith, after consultation with outside legal counsel and its financial advisor, that the superior proposal would continue to constitute a superior proposal if such changes offered in writing were to be given effect. Any modification to any acquisition proposal will be deemed to be a new acquisition proposal, except that the advance written notice obligation will be reduced to three days.

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Prior to the time Requisite Company Vote is obtained, the Special Committee may also effect a Change of Recommendation in response to an effect, event, development, change or occurrence that is not known or reasonably foreseeable to or by the Special Committee as of the date of the Merger Agreement (or if known, the consequences of which were not known to or by the Special Committee as of the date of the Merger Agreement), which effect, event development, change or occurrence (or consequences) becomes known to or by the Special Committee prior to Requisite Company Vote having been obtained (an “Intervening Event”) if the Special Committee has reasonably determined in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to do so would be materially adverse to the interests of EEQ or the Unaffiliated EEQ Shareholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or obligations under the EEQ LLC Agreement. However, a Change of Recommendation may not be made unless and until EEQ has given Enbridge written notice of such action and the basis thereof five days in advance (unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the special meeting, as may be adjusted, in which case such notice will be provided as far in advance as practicable), which notice will set forth in writing that the Special Committee intends to consider whether to take such action and a reasonably detailed description of such Intervening Event. After giving such notice and prior to effecting such Change of Recommendation, EEQ will negotiate in good faith with Enbridge (to the extent Enbridge wishes to negotiate) to make such revisions to the terms of the Merger Agreement as would permit the Special Committee not to effect a Change of Recommendation in response thereto. At the end of the five-day period (or such shorter period as is permitted), prior to taking action to effect a Change of Recommendation, the Special Committee will take into account any changes to the terms of the Merger Agreement proposed by Enbridge in writing and any other information offered by Enbridge in response to the notice, and will have determined in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to effect a Change of Recommendation would continue to be materially adverse to the interests of EEQ or the Unaffiliated EEQ Shareholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or obligations under the EEQ LLC Agreement.

Certain Permitted Disclosures. The Merger Agreement does not prohibit EEQ or the Special Committee from disclosures to the Unaffiliated EEQ Shareholders of a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or any disclosure the Special Committee has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be materially adverse to the interests of EEQ or the Unaffiliated EEQ Shareholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or obligations under the EEQ LLC Agreement.

Existing Discussions. EEQ will, and will cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted with respect to any acquisition proposal, or proposal that would reasonably be expected to lead to an acquisition proposal. EEQ will promptly deliver a written notice to each such person providing only that EEQ is ending all discussions and negotiations with such person with respect to any acquisition proposal, or proposal or transaction that would reasonably be expected to lead to an acquisition proposal and informing such persons of the obligations undertaken in the Merger Agreement, which notice will also request the prompt return or destruction of all confidential information concerning EEQ and any of its subsidiaries furnished to such person by or on behalf of EEQ or any of its subsidiaries, as applicable.

Proxy Statement/Prospectus Filing; Information Supplied

As promptly as reasonably practicable after the date of the Merger Agreement, EEQ will prepare and file with the SEC the proxy statement/prospectus relating to the special meeting (as amended and supplemented from time to time) and Enbridge will prepare and file with the SEC the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. Each of EEQ and Enbridge have agreed to use their respective reasonable best efforts to respond promptly to comments from the SEC and have the registration statement declared effective under the Securities Act as promptly as practicable after such filing, to promptly thereafter mail the proxy statement/prospectus (including the registration statement) to the holder of Listed Shares and to

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maintain the effectiveness of the registration statement for as long as necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement or until the Merger Agreement is terminated in accordance with its terms.

Each of Enbridge and EEQ will promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the registration statement or the proxy statement/prospectus or for additional information and will promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the registration statement or proxy statement/prospectus.

Additionally, each of Enbridge and EEQ will provide the other party and their respective legal counsel with a reasonable opportunity to review and comment on drafts of the proxy statement/prospectus, the registration statement and other documents related to the special meeting or the issuance of the Enbridge common shares in respect of the Merger, prior to filing such documents with the applicable governmental entity and mailing such documents to the holders of Listed Shares. All comments reasonably and promptly proposed by the other party or its legal counsel will be included and all information relating to Enbridge and its subsidiaries (not including EEQ) or EEQ and its subsidiaries included in the proxy statement/prospectus and the registration statement will be in form and content satisfactory to Enbridge or EEQ, respectively, acting reasonably.

Shareholders Meeting

EEQ has agreed to take, in accordance with applicable law and its organizational documents, all action necessary to convene the special meeting, as promptly as reasonably practicable after the registration statement is declared effective and the SEC advises it has no further comments on the proxy statement/prospectus, to consider and vote upon the approval of the Merger Agreement and to cause such vote to be taken, and will not postpone or adjourn such meeting except to the extent required by law or pursuant to the Merger Agreement. If EEQ delivers a notice of an intent to make a Change of Recommendation within the five days prior to the Original Date (as defined below) or any date that the special meeting is scheduled to be held thereafter in accordance with the terms of the Merger Agreement, if directed by Enbridge, EEQ will as promptly as practicable thereafter postpone or adjourn the special meeting for up to ten days in accordance with Enbridge’s direction. Subject to limited exceptions, the EEQ Board will recommend such approval and will take all lawful action to solicit such approval.

EEQ has also agreed to provide Enbridge with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports) and to give written notice to Enbridge one day prior to the special meeting and, if requested, on the day of, but prior to, the special meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote have been obtained. However, if, on a date that is two business days prior to the date the special meeting is scheduled (in either case, the “Original Date”), (a) EEQ has not received proxies representing the Requisite Company Vote, whether or not a quorum is present or (b) it is necessary to ensure that any supplement or amendment to the proxy statement/prospectus is required to be delivered, EEQ may, or if Enbridge so requests, will, postpone or adjourn, or make one or more successive postponements or adjournments of, the special meeting as long as the date of the special meeting is not postponed or adjourned more than ten days in connection with any one postponement or adjournment or more than an aggregate of 20 days from the Original Date.

EEQ’s obligation to hold the special meeting will not be affected by the making of a Change of Recommendation and its obligations will not be affected by the commencement of or announcement or disclosure of or communication to EEQ of any acquisition proposal. EEQ will not submit to the vote of the holders of Listed Shares any acquisition proposal (whether or not a superior proposal) prior to the vote of the holders of Listed Shares with respect to the Requisite Company Vote at the special meeting.

Cooperation; Efforts to Consummate

On the terms and subject to the conditions of the Merger Agreement, EEQ and Enbridge have each agreed to cooperate with each other and use, and cause their respective subsidiaries to use, its respective reasonable best

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efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including (a) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of the Merger Agreement the notification and report form required under the HSR Act), (b) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement and (c) defending any Proceedings challenging the Merger Agreement or any of the other transactions contemplated by the Merger Agreement and seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and any other transactions contemplated by the Merger Agreement. However, no parties will be required to hold separate or make any divestiture of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by the Merger Agreement.

Subject to applicable law relating to the exchange of information, Enbridge will have the right to direct all matters with any governmental entity consistent with its obligations under the Merger Agreement. However, Enbridge and EEQ will have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with all of the information relating to Enbridge or EEQ, as applicable, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the Merger and any other transactions contemplated by the Merger Agreement (including the proxy statement/prospectus). Neither EEQ nor Enbridge shall permit any of its officers or other Representatives to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the Merger or any other transactions contemplated by the Merger Agreement unless it consults with the other parties in advance and, to the extent permitted by such governmental entity, gives the other parties the opportunity to attend and participate thereat. EEQ will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Merger and any other transactions contemplated by the Merger Agreement without the prior written consent of Enbridge (which may be withheld in Enbridge’s sole discretion). In exercising the foregoing rights, each of EEQ and Enbridge will act reasonably and as promptly as reasonably practicable.

Stock Exchange Listing and Delisting

Enbridge will use its reasonable best efforts to cause the Enbridge common shares to be issued in the Merger to be approved for listing on the NYSE and the TSX, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, EEQ will cooperate with Enbridge and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Listed Shares from the NYSE and the deregistration of the Listed Shares under the Exchange Act as promptly as practicable after the Effective Time.

Expenses

Whether or not the Merger is consummated, subject to expense reimbursement described below in “—Payment of EEQ Expenses”, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, including all fees and expenses of its Representatives, will be paid by the party incurring such expenses, except that Enbridge will pay for any filing fees with respect to the registration statement of which this proxy statement/prospectus forms a part, the costs and expenses of printing and mailing this proxy statement/prospectus and any filing fees in connection with the HSR Act.

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Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, to the fullest extent permitted under applicable law, each of Enbridge and the Surviving Entity will jointly and severally indemnify, defend and hold harmless each present and former, determined as of the Effective Time, director and officer of EEQ and General Partner, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened proceeding, in each case, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with the transactions contemplated by the Merger Agreement, including the Merger, and actions to enforce indemnification or advancements rights of any Indemnified Party. Enbridge and the Surviving Entity will also advance expenses as incurred in each case described above to the fullest extent permitted under applicable law. However, any person to whom expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such person is not entitled to indemnification.

In addition, Enbridge will maintain in effect, or cause to be maintained in effect, (a) the insurance liability coverage of the existing directors’ and officers’ insurance policies for directors and officers of EEQ and General Partner and (b) EEQ’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date of the Merger Agreement, in each case, for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”), with terms, conditions and limits of liability that are at least as favorable to the insureds as provided in the existing policies providing such coverage as of the date of the Merger Agreement. However, in no event during the Tail Period will Enbridge be required to expend more on the annual cost of the D&O Insurance than an amount per year equal to 300 percent of the current annual premiums charged to EEQ by Enbridge for such insurance, except that if the cost of such insurance coverage exceeds such amount, the Surviving Entity will have the option to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If Enbridge in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity, Enbridge may, but will be under no obligation to, prior to the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of the D&O Insurance for the Tail Period with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger).

During the Tail Period, Enbridge will honor, and will cause EEQ, General Partner and EEP to honor, all rights to indemnification, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto as in effect as of the date of the Merger Agreement in favor of any Indemnified Party as provided in the organizational documents of EEQ, General Partner, EEP and their respective subsidiaries or any indemnification agreement between such Indemnified Party and EEQ, General Partner, EEP or any of their respective subsidiaries, in each case, as in effect on the date of the Merger Agreement, and all of such rights will survive the Merger and any other transactions contemplated by the Merger Agreement unchanged and will not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

If Enbridge or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving person of such consolidation or merger, or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions will be made so that the successors and assigns of Enbridge or the Surviving Entity, as applicable, will assume all of the indemnification and D&O Insurance obligations.

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The rights of the Indemnified Parties will be in addition to any rights such Indemnified Parties may have under the organizational documents of EEQ, General Partner, EEP or any of their respective subsidiaries or under any applicable laws or contracts. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each Indemnified Person.

Transaction Litigation

In the event that any shareholder litigation related to the Merger Agreement or any transactions contemplated thereby, including the Merger, is brought, or, to EEQ’s knowledge, threatened, against EEQ or any members of the EEQ Board from and following the date of the Merger Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), EEQ will as promptly as reasonably practicable notify Enbridge of such Transaction Litigation and will keep Enbridge reasonably informed with respect to the status thereof. EEQ will give Enbridge the opportunity to participate in the defense or settlement and will consider in good faith Enbridge’s advice with respect to such Transaction Litigation. EEQ, however, will in any event control such defense or settlement, and the disclosure of information to Enbridge in connection therewith will be subject to the provisions set forth in the Merger Agreement. EEQ has agreed not to settle any Transaction Litigation without the prior written consent of Enbridge (which consent will not be unreasonably withheld, conditioned or delayed).

Voting

Enbridge has covenanted and agrees that, until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, at the special meeting or any other meeting or vote of or in connection with any approval of holders of EEQ securities, however called, Enbridge will vote, or cause to be voted, to the extent entitled to vote, all EEQ securities then owned beneficially or of record by it or any of its subsidiaries, as of the record date for such meeting, in favor of (a) the approval of the Merger Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof, including the waiver of Section 9.01(a)(v) of the EEQ LLC Agreement, and (b) for purposes of determining the manner in which the i-units are voted, the approval of the EEP merger agreement (as it may be amended or otherwise modified from time to time) and the EEP merger and the approval of any actions required in furtherance thereof.

Special Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Enbridge will not and will not permit any of its subsidiaries to take any action intended to cause EEQ to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee, or remove or cause the removal of any director of the EEQ Board that is a member of the Special Committee either as a director or as a member of the such committee. However, this will not apply to the filling, in accordance with the provisions of the EEQ LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of EEQ or the EEQ Board is permitted or required pursuant to the Merger Agreement, such determination, decision, approval, consent, waiver or agreement must be authorized by the Special Committee.

Performance by the EEQ Board

Enbridge will cause EEQ to comply with the provisions of the Merger Agreement. Any actions or inactions by EEQ will not be deemed to be breaches or violations or failures to perform by EEQ of any of the provisions of the Merger Agreement if such action or inaction was or was not taken, as applicable, at the direction of Enbridge, any of its subsidiaries (other than EEQ) or any of their respective officers.

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Conditions to the Completion of the Merger

Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•	Shareholder Approval. The Merger Agreement must have been duly approved by holders of Listed Shares constituting the Requisite Company Vote in accordance with applicable law and the EEQ LLC Agreement.

•

Listing. The Enbridge common shares issuable to the holders of Listed Shares pursuant to the Merger Agreement must have been authorized for listing on the NYSE and TSX, subject to official notice of issuance.

•

Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement, including the Merger, under the HSR Act must have expired or been earlier terminated.

•

No Orders. There must not have been enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) by any governmental entity of competent jurisdiction that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

•

Registration Statement. The registration statement must have become effective in accordance with the provisions of the Securities Act and must not be the subject of any stop order suspending its effectiveness issued by the SEC and any proceedings for that purpose must not have been commenced or been threatened by the SEC unless subsequently withdrawn.

•

Consummation of EEP Merger. All of the conditions set forth in the EEP merger agreement must have been satisfied or irrevocably waived (if permitted under applicable law) in writing by the applicable parties thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the EEP merger agreement), and the parties thereto must be ready, willing and able to consummate the EEP merger.

The obligations of Enbridge and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Enbridge at or prior to the Effective Time of the following conditions:

•	Representations and Warranties.

•

Each of the representations and warranties of EEQ relating to authority, approval and fairness and absence of certain changes set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time);

•

The representations and warranties of EEQ relating to the capital structure of EEQ set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and

•

Each other representation and warranty of EEQ must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without

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giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to EEQ.

•	Performance of Obligations. EEQ will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

•	Closing Certificate. Enbridge and Merger Sub must have received a certificate signed on behalf of EEQ by an executive officer of EEQ certifying that the conditions set forth above have been satisfied.

The obligations of EEQ to effect the Merger is also subject to the satisfaction or waiver by EEQ at or prior to the Closing of the following conditions:

•	Representations and Warranties.

•

Each of the representations and warranties of Enbridge and Merger Sub relating to authority, approval and absence of certain changes set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time);

•

The representations and warranties of Enbridge relating to the capital structure of Enbridge and Merger Sub set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and

•

Each other representation and warranty of Enbridge and Merger Sub must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Enbridge.

•

Performance of Obligations. Each of Enbridge and Merger Sub will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

•

Closing Certificate. EEQ must have received a certificate signed on behalf of Enbridge and Merger Sub by an executive officer of Enbridge certifying that the conditions set forth above have been satisfied.

Tax Opinion. EEQ must have received a written opinion of Vinson & Elkins LLP (or another nationally recognized tax counsel reasonably acceptable to EEQ and Enbridge), in form and substance reasonably satisfactory to the EEQ Board and dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion and subject to the qualifications and limitations as may be set forth therein, for United States federal income tax purposes, the Merger should be treated as a reorganization qualifying under Section 368(a) of the Code.

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Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Enbridge and EEQ, by action of the Enbridge Board and the EEQ Board, with approval of the Special Committee.

The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Enbridge Board or the EEQ Board, with the approval of the Special Committee, if:

•	the Merger has not been consummated by March 18, 2019 (the “Outside Date”);

•	the Requisite Company Vote has not been obtained at the special meeting or at any adjournment or postponement thereof taken in accordance with the Merger Agreement;

•	any law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable; or

•	the EEP merger agreement has been terminated in accordance with its terms.

provided that the right to terminate the Merger Agreement as described above, except as to the Requisite Company Vote, will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

In addition, the Merger Agreement may be terminated and the Merger may be abandoned by the Enbridge Board if (a) prior to the time the Requisite Company Vote is obtained, the Special Committee has made a Change of Recommendation; or (b) at any time prior to the Effective Time there has been a breach by EEQ of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of EEQ has become untrue, in either case, such that certain conditions to obligations of Enbridge and Merger Sub would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date or, if curable prior to the Outside Date, is not cured within the earlier of 60 days after written notice thereof is given by Enbridge to EEQ or the Outside Date.

The Merger Agreement may be terminated and the Merger may be abandoned by the EEQ Board, with approval of the Special Committee, if, at any time prior to the Effective Time, there has been a breach by Enbridge or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any such representation or warranty of Enbridge or Merger Sub will have become untrue, in either case, such that certain conditions to obligations of EEQ would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, is not cured within the earlier of 60 days after written notice thereof is given by EEQ to Enbridge or the Outside Date.

However, the right of Enbridge or EEQ to terminate the Merger Agreement as described above will not be available to Enbridge or EEQ if such party has breached in any material respect its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Under the Merger Agreement, any determination by EEQ to terminate the Merger Agreement must be approved by the Special Committee.

In the event of the termination of the Merger Agreement and the abandonment of the Merger, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party (or any of its Representatives or affiliates). However, no such termination will relieve any party to the Merger Agreement of any liability or damages to the other party to the Merger Agreement resulting from any intentional and willful material breach of, or intentional and willful material failure to perform under, the Merger Agreement. The

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provisions or agreements of the parties related to definitions, interpretation and construction, survival of certain provisions, payment/allocation of expenses, the effect of termination and abandonment and payment of EEQ expenses in the event of termination will survive the termination of the Merger Agreement.

Payment of EEQ Expenses

If the Merger Agreement is terminated (a) by EEQ due to a breach by Enbridge or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement such that EEQ’s closing condition is not satisfied or (b) by EEQ or Enbridge due to the Merger not having been consummated by the Outside Date or failure to obtain the Requisite Company Vote, Enbridge will pay to EEQ by wire transfer of immediately available funds to an account designated by EEQ an amount equal to EEQ’s expenses up to a maximum amount of US$4.0 million, and such payment will be made within five business days after such termination.

Modification or Amendment

Subject to the provisions of applicable law and provisions of the Merger Agreement related to indemnification and directors’ and officers’ insurance, at any time prior to the Effective Time, the Merger Agreement may be amended, modified or waived, if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification or waiver, by each of the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendments, modifications or waivers by EEQ must be approved by the Special Committee.

Waiver of Conditions

The conditions to each of the parties’ obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are for the sole benefit of such party and may be waived by such party, in whole or in part, to the extent permitted by applicable law. Any such waiver will only be effective if made in writing and executed by the party against whom the waiver is to be effective. However, EEQ may not make or authorize any such waiver without the prior approval of the Special Committee.

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MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

In General

This summary is based on the description of the Merger set out in this proxy statement/prospectus, the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies and practices of the Canada Revenue Agency (which is referred to as the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which is referred to as the “proposed amendments”) and assumes that all proposed amendments will be enacted in the form proposed; however, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Merger. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder’s particular status and circumstances, including the country in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders should consult their own tax advisors for advice with respect to the income tax consequences of the Merger in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

This summary does not discuss any non-Canadian income or other tax consequences of the Merger. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the Merger may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult with their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them.

Application

The following summary describes the principal Canadian federal income tax considerations in respect of the Merger generally applicable under the Canadian Tax Act to a beneficial owner of Listed Shares who disposes, or is deemed to have disposed, of Listed Shares pursuant to the Merger and who, for the purposes of the Canadian Tax Act and at all relevant times, (i) deals at arm’s length with and is not affiliated with Enbridge, Merger Sub or EEQ; and (ii) holds all Listed Shares, and will hold all Enbridge common shares acquired pursuant to the Merger (which is referred to, collectively, in this portion of the summary as the “Securities”) as capital property (each of which is referred to in this portion of the summary as a “Holder”). Generally, the Securities will be considered to be capital property to a Holder for purposes of the Canadian Tax Act provided that the Holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.

Canadian Currency

For the purposes of the Canadian Tax Act, where an amount that is relevant in computing a taxpayer’s “Canadian tax results” is expressed in a currency other than Canadian dollars, the amount must be converted to Canadian dollars using the indicative rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day on which the amount arose, or such other rate of exchange as is acceptable to the CRA.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act is not, and is not deemed to be, a resident of Canada and does not use or hold,

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and is not deemed to use or hold, Listed Shares and will not use or hold, or be deemed to use or hold, Enbridge common shares in a business carried on in Canada (which is referred to in this portion of the summary as a “Non-Canadian Resident Holder”). This portion of the summary is not generally applicable to a Non-Canadian Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an “authorized foreign bank” (as defined in the Canadian Tax Act).

The following portion of the summary assumes that the Securities will not constitute “taxable Canadian property” to any particular Non-Canadian Resident Holder at any time. Generally, the securities will not constitute taxable Canadian property to a Non-Canadian Resident Holder at a particular time provided that the applicable shares are listed at that time on a designated stock exchange (which includes the TSX and the NYSE), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder does not deal at arm’s length and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the equity securities of EEQ or Enbridge, as the case may be, and (ii) more than 50% of the fair market value of the Listed Shares or Enbridge common shares, as the case may be, was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian Tax Act), (C) “timber resource properties” (as defined in the Canadian Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. In certain circumstances set out in the Canadian Tax Act, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property.”

Disposition Pursuant to the Merger

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Listed Shares, unless the shares are “taxable Canadian property” and the shares are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder at the time of the disposition.

Non-Canadian Resident Holders whose Listed Shares are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their Listed Shares constitute treaty-protected property.

Dividends on Enbridge Common Shares (Post-Merger)

Dividends paid or credited, or deemed to be paid or credited, on Enbridge common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for the purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%. Enbridge will be required to withhold the required amount of withholding tax from the dividend, and to remit the withheld tax to the CRA for the account of the Non-Canadian Resident Holder.

Disposition of Enbridge Common Shares (Post-Merger)

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Enbridge common shares, unless the common shares are “taxable Canadian property” and the common shares are not “treaty-protected property” (as these terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition.

Non-Canadian Resident Holders whose Enbridge common shares are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their Enbridge common shares constitute treaty-protected property.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Certain U.S. Federal Income Tax Consequences

The following is a general discussion of the material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of Listed Shares and the ownership and disposition of Enbridge common shares received by such U.S. holders pursuant to the Merger. This discussion is limited to U.S. holders who hold their Listed Shares, and will hold their Enbridge common shares received pursuant to the Merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, any of which changes could affect the accuracy of the statements and conclusions set forth herein.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations”, “passive foreign investment companies”, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell Listed Shares under the constructive sale provisions of the Code;

•	persons that acquired Listed Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	holders of options, or holders of restricted units or bonus units, granted under any benefit plan;

•	persons whose functional currency is not the U.S. dollar;

•

holders of Listed Shares that hold such Listed Shares as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction;

•	persons who own or will acquire (directly, indirectly or by attribution) 10% or more of the total combined voting power or value of the outstanding Enbridge common shares;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold Listed Shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

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ALL HOLDERS OF LISTED SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF ENBRIDGE COMMON SHARES RECEIVED PURSUANT TO THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

U.S. Holder Defined

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Listed Shares, or of Enbridge common shares after the Merger, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Listed Shares, or will own Enbridge common shares received pursuant to the Merger, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and upon certain determinations made at the partner level. Persons that for U.S. federal income tax purposes are treated as partners in a partnership holding Listed Shares, or that will hold Enbridge common shares received pursuant to the Merger, should consult their own tax advisors regarding the tax consequences to them of the Merger and the ownership and disposition of Enbridge common shares after the Merger.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Listed Shares

The discussion in this section is addressed to holders of Listed Shares who are U.S. holders for U.S. federal income tax purposes.

In General

It is intended that, for U.S. federal income tax purposes, (i) the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and should not result in gain recognition to U.S. holders of Listed Shares except for any gain or loss that may result from the receipt by such holder of cash in lieu of a fractional Enbridge common share and (ii) the Merger generally should not result in gain recognition to EEQ shareholders that are not “five-percent transferee shareholders” pursuant to Section 367(a) of the Code (the “Intended Tax Treatment”). It is a condition to the completion of the Merger that EEQ receives an opinion from Vinson & Elkins L.L.P., dated as of the closing date, that (i) the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Merger should not result in gain being recognized by U.S. holders under Section 367(a) of the Code upon the exchange of Listed Shares for Enbridge common shares in the Merger (other than by a U.S. holder who is a “five- percent transferee shareholder” within the meaning of the rules under Treasury Regulations Section 1.367(a)-3(c) and who does not file the agreement with the IRS as described in Treasury Regulations Section 1.367(a)-3(c)(l)(iii)(B)). This opinion will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the Merger in the manner contemplated by the Merger Agreement, and covenants and representations made by Enbridge and EEQ, including those contained in representation letters of Enbridge and

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EEQ. If any of those assumptions, covenants, or representations is inaccurate, the opinion may not be relied upon, and the U.S. federal income tax consequences of the Merger could differ from those discussed here. In addition, the conclusions in the opinion are not certain, and they are not binding on the IRS or any court, and none of Enbridge, EEQ, or Merger Sub intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and Section 367(a) of the Code does not apply, then:

•

A U.S. holder of Listed Shares should not recognize income, gain, or loss upon the U.S. holder’s receipt of Enbridge common shares in exchange for the U.S. holder’s Listed Shares in the Merger except for any gain or loss that may result from the receipt by such U.S. holder of cash in lieu of a fractional Enbridge common share (as discussed below);

•

The aggregate tax basis of the Enbridge common shares received by a U.S. holder in the Merger (including any fractional Enbridge common shares deemed received and redeemed as described below) should be equal to the U.S. holder’s aggregate tax basis in the Listed Shares surrendered; and

•

The holding period for the Enbridge common shares received in the Merger (including any fractional Enbridge common shares deemed received and redeemed as described below) should include the U.S. holder’s holding period of the Listed Shares surrendered.

Where a U.S. holder acquired different blocks of Listed Shares at different times and at different prices, such U.S. holder’s tax basis and holding period of such Listed Shares may be determined with reference to each block of Listed Shares.

If the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder of Listed Shares would recognize taxable gain or loss on the Merger equal to the difference, if any, between the fair market value of the Enbridge common shares received and the amount of cash in lieu of a fractional Enbridge common share received in the Merger and the U.S. holder’s tax basis in the Listed Shares surrendered by the U.S. holder in the Merger. In general, such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for the U.S. holder’s Listed Shares at the time of the exchange is greater than one year. Long-term capital gain of non-corporate stockholders is subject to reduced rates of taxation.

Taxation under Section 367(a) of the Code and Five-Percent Transferee Shareholders

Section 367(a) of the Code and the applicable U.S. Treasury Regulations promulgated thereunder provide that when a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. We believe that the Merger should satisfy such requirements and should not result in a U.S. holder of Listed Shares being required to recognize gain because of the application of Section 367(a) of the Code.

However, even if the Merger is afforded non-recognition treatment, a U.S. holder who is a five-percent transferee shareholder, as defined in the applicable Treasury Regulations under Section 367(a) of the Code, with respect to Enbridge after the Merger should qualify for non-recognition treatment as described in this proxy statement/prospectus only if the U.S. holder files a “gain recognition agreement,” as defined in the Treasury Regulations, with the IRS. Any U.S. holder of Listed Shares who will be a five-percent transferee shareholder with respect to Enbridge after the Merger is urged to consult with his, her, or its tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with that filing. If, at the effective time of the Merger, any requirement for the Merger to qualify for the Intended Tax Treatment is

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not satisfied, a U.S. holder of Listed Shares would recognize gain (but may not be able to recognize loss) in an amount equal to the excess, if any, of the fair market value of the Enbridge common shares and the amount of cash in lieu of a fractional Enbridge common share received in the Merger over such holder’s tax basis in the Listed Shares surrendered. Gain must be calculated separately for each block of Listed Shares exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain so recognized generally would be long-term capital gain if the U.S. holder’s holding period in a particular block of Listed Shares exceeds one year at the effective time of the Merger. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in Enbridge common shares received in the Merger would begin on the day following the Merger.

Cash in Lieu of a Fractional Enbridge Common Share

A U.S. holder of Listed Shares who receives cash in lieu of a fractional Enbridge common share in the Merger generally will be treated as having received such fractional Enbridge common share in the Merger and then as having received cash in redemption of such fractional Enbridge common share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional Enbridge common share and the portion of the U.S. holder’s aggregate tax basis in the Listed Shares surrendered which is allocable to the fractional Enbridge common share. This gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for the Listed Shares is more than one year at the effective time of the Merger. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting on the Merger

Payments of cash made to a U.S. holder (other than U.S. holders that are exempt recipients, such as corporations) will be subject to information reporting. In addition, United States federal “backup withholding” may apply to such cash payments unless the U.S. holder of Listed Shares:

•	provides a correct taxpayer identification number and any other required information to the exchange agent; or

•	is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding does not constitute an additional tax, but rather an advance payment of tax, which may be allowed as a refund or credit against a U.S. holder’s United States federal income tax liability if the required information is supplied to the IRS.

Certain U.S. Federal Income Tax Consequences of Owning and Disposing of Enbridge Common Shares Received in the Merger

Dividends

Under the U.S. federal income tax laws, and subject to the passive foreign investment company, which is referred to as “PFIC”, rules discussed below, a U.S. holder generally will be required to treat distributions received with respect to its Enbridge common shares (including any Canadian taxes withheld from such distribution) as dividend income to the extent of Enbridge’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and subject to U.S. federal income taxation. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the Enbridge shareholder’s basis in the Enbridge common shares and thereafter as capital gain. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax

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principles. Accordingly, each Enbridge shareholder should expect to generally treat distributions made by Enbridge as dividends. If the Enbridge shareholder is a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable at the preferential rates applicable to long-term capital gains, provided that such Enbridge shareholder holds the Enbridge common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends Enbridge pays with respect to Enbridge common shares generally will be qualified dividend income.

Each Enbridge shareholder must include any Canadian tax withheld from the dividend payment in this gross amount even though such shareholder does not in fact receive the dividend. The dividend is taxable to each Enbridge shareholder when such shareholder receives the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that each Enbridge shareholder must include in their income as a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in such shareholder’s income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the Enbridge shareholder includes the dividend payment in income to the date such shareholder converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such foreign exchange gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to certain limitations, Canadian tax withheld in accordance with the Treaty and paid over to Canada will be creditable or deductible against the Enbridge shareholder’s U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available under Canadian law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against an Enbridge shareholder’s U.S. federal income tax liability.

Dividends will be income from sources outside the United States and will, depending on each Enbridge shareholder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to such shareholder. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Capital Gains

Subject to the PFIC rules discussed below, if an Enbridge shareholder is a U.S. holder and such shareholder sells or otherwise disposes of their Enbridge common shares in a taxable disposition, such Enbridge shareholder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and such shareholder’s tax basis (determined in U.S. dollars) in their Enbridge common shares. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

Special U.S. federal income tax rules apply to U.S. persons owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value (determined on the basis of a quarterly average) of its assets are considered “passive assets” (generally, assets that generate passive income).

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Enbridge believes that Enbridge common shares should not be treated as stock of a PFIC for U.S. federal income tax purposes and Enbridge does not anticipate becoming a PFIC in the foreseeable future, but this conclusion is a factual determination that is made annually and thus may be subject to change. If Enbridge were to be treated as a PFIC for any taxable year during which a U.S. holder owns Enbridge common shares, the U.S. holder generally would be subject to adverse rules, regardless of whether Enbridge continued to be classified as a PFIC. Gain realized on the sale or other disposition of the Enbridge common shares would in general not be treated as capital gain. Instead, unless an Enbridge shareholder elects to be taxed annually on a mark-to-market basis with respect to its Enbridge common shares, such Enbridge shareholder would be treated as if it had realized such gain and certain “excess distributions” ratably over the Enbridge shareholder’s holding period for the Enbridge common shares and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Dividends that an Enbridge shareholder receives from Enbridge will not be eligible for the tax rates applicable to qualified dividend income if Enbridge is treated as a PFIC with respect to an Enbridge shareholder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. U.S. holders are urged to consult their own tax advisors regarding the application of this reporting requirement to their ownership of the Enbridge common shares.

Backup Withholding and Information Reporting

If an Enbridge shareholder is a noncorporate U.S. holder, information reporting requirements generally will apply to dividend payments or other taxable distributions made to such Enbridge shareholder within the United States, and the payment of proceeds to such Enbridge shareholder from the sale of Enbridge common shares effected in the United States or through a United States office of a broker.

In addition, backup withholding may apply to such payments if an Enbridge shareholder fails to comply with applicable certification requirements or is notified by the IRS that such shareholder has failed to report all interest and dividends required to be shown on its federal income tax returns.

Payment of the proceeds from the sale of Enbridge common shares effected through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected through a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

Enbridge shareholders generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such shareholder’s income tax liability by filing a refund claim with the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any state, local or non-United States tax consequences. Each EEQ shareholder should consult its own tax advisors concerning the U.S. federal income tax consequences of the Merger and the ownership of Enbridge common shares in light of such shareholder’s particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

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COMPARISON OF RIGHTS OF ENBRIDGE SHAREHOLDERS AND EEQ SHAREHOLDERS

This section describes the material differences between the rights of Enbridge shareholders and the rights of EEQ shareholders. Enbridge is formed under the federal laws of Canada and, accordingly, the rights of Enbridge shareholders are principally governed by the Canada Business Corporations Act, which is referred to as the “Canada Corporations Act”. EEQ is formed under the laws of the State of Delaware and the rights of EEQ shareholders are governed by the EEQ LLC Agreement and the Delaware Limited Liability Company Act, which is referred to as the “DLLCA”.

The differences between the rights of Enbridge shareholders and EEQ shareholders result from differences between the organizational documents, governing law and type of corporate structure of Enbridge and EEQ. Enbridge is a Canadian corporation and EEQ is a Delaware limited liability company. Ownership interests in a Delaware limited liability company are fundamentally different from ownership interests in a Canadian corporation. The rights of Enbridge shareholders are governed by the Enbridge Articles of Continuance and Certificates of Amendment, which is referred to as “Enbridge’s articles”, Enbridge General By-Law No. 1, as amended, and Enbridge By-Law No. 2, which is referred to collectively as “Enbridge’s by-laws”, and the Canada Corporations Act. The rights of EEQ shareholders are governed by the EEQ LLC Agreement and the DLLCA.

As a result of the Merger, EEQ shareholders that receive Merger Consideration in respect of their EEQ share will become Enbridge shareholders. Accordingly, once the Merger is completed, the rights of EEQ shareholders as Enbridge shareholders will be governed by Enbridge’s articles, Enbridge’s by-laws and the Canada Corporations Act. There are many differences between the rights of EEQ shareholders and the rights of Enbridge shareholders. Some of these, such as distribution/dividend and voting rights, are significant.

The following description summarizes the material differences that may affect the rights of Enbridge shareholders and EEQ shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. EEQ shareholders should read carefully the relevant provisions of the Canada Corporations Act and the DLLCA, Enbridge’s articles, Enbridge’s by-laws, the EEQ LLC Agreement and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an Enbridge shareholder and the rights of an EEQ shareholder. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the applicable governing document. This summary is qualified in its entirety by reference to the full text of each of Enbridge’s articles, Enbridge’s by-laws and the EEQ LLC Agreement. For information on how to obtain a copy of these documents, see the section titled “Where You Can Find More Information” beginning on page [        ].

Enbridge Shareholders	EEQ Shareholders
PURPOSE AND TERM OF EXISTENCE

Neither Enbridge’s articles nor Enbridge’s by-laws provide a stated purpose.	EEQ’s stated purposes are to beneficially own limited partner interests in EEP, to manage and control the business and affairs of EEP and its subsidiaries and to engage in any lawful business, purpose or activity related to any of the foregoing.

Enbridge is to have perpetual existence.	EEQ is to have perpetual existence, unless sooner terminated or merged out of existence in accordance with the terms of the EEQ LLC Agreement.

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Enbridge Shareholders					EEQ Shareholders
AUTHORIZED, ISSUED AND OUTSTANDING CAPITAL

The authorized share capital of Enbridge consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series.

As of October 2, 2018, Enbridge had 1,724,354,289 common shares issued and outstanding and the following preference shares issued and outstanding:

As of October 2, 2018, EEQ had 98,611,085.310591 Listed Shares issued and outstanding (as such term is defined in the EEQ LLC Agreement), of which 11,524,315.661566 were owned by Enbridge and its affiliates, and 7.4 Voting Shares, all of which were owned by Enbridge and its affiliates.

The EEQ LLC Agreement includes provisions that are intended to maintain a one-to-one ratio between the number of i-units owned by EEQ and EEQ’s outstanding shares. EEQ may issue an unlimited number of additional Listed Shares and Voting Shares without the approval of any EEQ shareholders. EEQ also may issue shares other than Listed Shares and Voting Shares, subject to approval by the holders of Listed Shares.

Preference Shares Series	Number	Per Share Base Redemption Value	Redemption and Conversion Option Date(1)	Right to Convert into
Series A	5,000,000	C$25	—
Series B	18,269,812	C$25	June 1, 2022	Series C
Series C	1,730,188	C$25	June 1, 2022	Series B
Series D	18,000,000	C$25	March 1, 2023	Series E
Series F	20,000,000	C$25	June 1, 2023	Series G
Series H	14,000,000	C$25	September 1, 2023	Series I
Series J	8,000,000	US$25	June 1, 2022	Series K
Series L	16,000,000	US$25	September 1, 2022	Series M
Series N	18,000,000	C$25	December 1, 2018	Series O
Series P	16,000,000	C$25	March 1, 2019	Series Q
Series R	16,000,000	C$25	June 1, 2019	Series S
Series 1	16,000,000	US$25	June 1, 2023	Series 2
Series 3	24,000,000	C$25	September 1, 2019	Series 4
Series 5	8,000,000	US$25	March 1, 2019	Series 6
Series 7	10,000,000	C$25	March 1, 2019	Series 8
Series 9	11,000,000	C$25	December 1, 2019	Series 10
Series 11	20,000,000	C$25	March 1, 2020	Series 12
Series 13	14,000,000	C$25	June 1, 2020	Series 14
Series 15	11,000,000	C$25	September 1, 2020	Series 16
Series 17	30,000,000	C$25	March 1, 2022	Series 18
Series 19	20,000,000	C$25	March 1, 2023	Series 20

(1)   Preference Shares, Series A may be redeemed any time at Enbridge’s option. For all other series of preference shares, Enbridge may, at its option, redeem all or a portion of the outstanding preference shares for the per share base redemption value (as set forth in the table above) plus all accrued and unpaid dividends on the applicable redemption and conversion option date (as set forth in the table above) and on every fifth anniversary thereafter.

Holders of Enbridge common shares and preference shares are entitled to all of the applicable rights and obligations provided under the Canada Corporations Act and Enbridge’s articles and Enbridge’s by-laws, as applicable, with certain additional rights attaching to any series of preference shares. However, none of the existing preference shares carry the right to be convertible into or exchangeable for Enbridge common shares, directly or indirectly.

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Enbridge Shareholders	EEQ Shareholders

Under the Canada Corporations Act, the Enbridge Board, without shareholder approval, may approve the issuance of authorized but unissued Enbridge common shares or preference shares, including one or more new series of preference shares.

The number of authorized Enbridge common shares or preference shares of Enbridge may be reduced (but not below the number of issued Enbridge common shares or preference shares of Enbridge, as applicable) through an amendment of Enbridge’s articles authorized by a special resolution of Enbridge shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the Canada Corporations Act.

Repurchases/Redemptions

Under the Canada Corporations Act, Enbridge may repurchase its own shares, provided that there are no reasonable grounds for believing that (i) Enbridge is, or after the payment for the purchase of such shares would be, unable to pay its liabilities as they become due and (ii) the realizable value of Enbridge’s assets would after the payment for the purchase of such shares be less than the aggregate of Enbridge’s liabilities and the stated capital of all classes of Enbridge’s shares.

Under the Canada Corporations Act, Enbridge may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price, or as calculated according to a formula, stated in the articles; provided that Enbridge may only purchase or redeem its redeemable shares if there are no reasonable grounds for believing that (i) Enbridge is, or after the payment for the purchase or redemption of such shares would be, unable to pay its liabilities as they become due and (ii) the realizable value of Enbridge’s assets would after the payment for the purchase or redemption of such shares be less than the aggregate of Enbridge’s liabilities and the amount that would be required to pay the holders of Enbridge’s shares that have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

DIVIDENDS AND OTHER DISTRIBUTIONS
Under the Canada Corporations Act, the Enbridge Board may declare and pay dividends to the holders of Enbridge common shares or Enbridge preference shares provided there are no reasonable grounds for	Under the terms of the EEQ LLC Agreement, except in connection with its liquidation, EEQ does not pay distributions on its shares in cash. Instead, EEQ makes distributions on its shares in additional shares or

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Enbridge Shareholders			EEQ Shareholders

believing that: (i) Enbridge is, or would after the payment be, unable to pay its liabilities as they become due; and (ii) the realizable value of Enbridge’s assets would as a result of the payment be less than the aggregate of Enbridge’s liabilities and the stated capital of all classes of Enbridge’s shares.

Pursuant to Enbridge’s articles and the Canada Corporations Act, Enbridge shareholders are entitled to receive dividends if, as and when, declared by the directors of Enbridge, subject to prior satisfaction of preferential dividends applicable to any preference shares. The preference shares of each series rank on a parity with the preference shares of every other series with respect to dividends and are entitled to a preference over the Enbridge common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends.

The outstanding series of preference shares of Enbridge have the following annual dividend entitlements, for the initial fixed period, as applicable:

fractions of shares. At the same time that EEP makes any cash distribution on its EEP common units, EEQ distributes on each of its Listed Shares and Voting Shares that fraction of a Listed Share or Voting Share, as applicable, determined by dividing the amount of the cash distribution to be made by EEP on each EEP common unit by the average market price of a Listed Share determined for the ten consecutive trading days immediately prior to the ex-dividend date for the shares. Each fractional share will be represented by a fraction that is calculated to six decimal places (without rounding), disregarding any calculation that would result in a fractional interest in excess of one-millionth of a share.

EEP distributes or retains for reinvestment an amount equal to 100% of its available cash to its EEP unitholders of record on the applicable record date and its general partner within approximately 45 days after the end of each quarter. Available cash is generally, for any calendar quarter, all of EEP’s cash receipts from all sources, including cash received from its subsidiaries, net reductions in reserves and, as determined by its general partner, all or any portion of additional cash and cash equivalents resulting from working capital borrowings made subsequent to the end of the applicable quarter less cash disbursements and net additions to reserves.

The EEP Partnership Agreement provides for distributions to the extent of available cash to EEP Class A and Class B common unitholders, EEP Class E unitholders and the general partner of EEP (the “General Partner”) in cash and to EEQ in additional i-units except in the event of a liquidation or dissolution. Therefore, generally, nonliquidating distributions will be made in cash to owners of EEP Class A and Class B common units, EEP Class E units and the General Partner and in additional i-units to EEQ.

EEQ also will distribute to owners of its shares additional shares if owners of EEP common units receive a cash distribution or other cash payment on their common units other than a regular quarterly distribution. In that event, EEQ will distribute on each Listed Share or Voting Share that fraction of a Listed Share or Voting Share, as applicable, determined by dividing the cash distribution declared by EEP on each EEP Class A and Class B common unit by the average market price of a Listed Share determined for a ten consecutive trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.

Preference Shares Series	Dividend Yield	Dividend Amount
Series A	5.5%	C$1.375
Series B	3.42%	C$0.85360
Series C	3-month treasury bill + 2.40%	—
Series D	4.46%	C$1.115
Series F	4.69%	C$1.17225
Series H	4.38%	C$1.0940
Series J	4.89%	US$1.22160
Series L	4.96%	US$1.23972
Series N	4.0%	C$1.00
Series P	4.0%	C$1.00
Series R	4.0%	C$1.00
Series 1	5.95%	US$1.48728
Series 3	4.0%	C$1.00
Series 5	4.4%	US$1.10
Series 7	4.4%	C$1.10
Series 9	4.4%	C$1.10
Series 11	4.4%	C$1.10
Series 13	4.4%	C$1.10
Series 15	4.4%	C$1.10
Series 17	5.15%	C$1.28750
Series 19	4.90%	C$1.22500

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Enbridge Shareholders	EEQ Shareholders
BUSINESS COMBINATIONS

Under the Canada Corporations Act, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of Enbridge other than in the ordinary course of business of Enbridge, including pursuant to an amalgamation (other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation in accordance with the provisions of the Canada Corporations Act) and an arrangement, as defined in the Canada Corporations Act, or a dissolution of Enbridge, is generally required to be approved by special resolution, being 66 2⁄3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enbridge shareholders.

Additionally, Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, which is referred to as “MI 61-101”, of the Canadian Securities Administrators contains detailed requirements in connection with “related party transactions” and “business combinations”. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, acquiring or combining the related party, issuing securities or assuming liabilities. “Related party”, as defined in MI 61-101, includes:

•  directors and senior officers of the issuer;

•  holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities; and

•  holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

A “business combination” means, generally, any amalgamation, arrangement, consolidation, amendment to share terms or other transaction, as a consequence of which the interest of a holder of an equity security may be terminated without the holder’s consent that involves a related party who is either a party to the transaction or will receive a benefit as a result of the transaction that is not available to other shareholders.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction or business combination where a meeting is required and, subject to certain exceptions,

The EEQ LLC Agreement prohibits the EEQ Board from effecting a liquidation, merger, recapitalization or similar transaction involving EEQ, without the prior approval of the holders of a majority of the outstanding Listed Shares, excluding Listed Shares held by Enbridge and its affiliates.

The EEQ LLC Agreement contains provisions that may discourage a person or group from attempting to take control of EEQ or EEP or otherwise change management. For example, in addition to other provisions described in this section, the EEQ LLC Agreement provides that if at any time any person or group, other than the holders of Voting Shares and their affiliates, acquires beneficial ownership of 20% or more of the aggregate number of EEP Class A and Class B common units and Listed Shares on a combined basis, that person or group will lose voting rights on its Listed Shares and those Listed Shares will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

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Enbridge Shareholders	EEQ Shareholders

the preparation of a formal valuation of the subject matter of the related party transaction or business combination and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction or business combination unless, in addition to any other required shareholder approvals, the disinterested shareholders of the issuer have approved the related party transaction or business combination by a simple majority of the votes cast.

The Canada Corporations Act provides that if an offer is made to shareholders of a distributing corporation, as defined in the Canada Corporations Act, such as Enbridge, at approximately the same time to acquire all of the shares of a class of issued shares, including an offer made by a distributing corporation to repurchase all of the shares of a class of its shares, which is referred to as a “takeover bid”, and such offer is accepted within 120 days of the takeover bid by holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the takeover bid relates, then the offeror is entitled to acquire the shares held by those holders of securities of that class who did not accept the takeover bid either on the same terms on which the offeror acquired shares under the takeover bid or for payment of the fair value of such holder’s shares as determined in accordance with the dissent right procedures under the Canada Corporations Act.

Enbridge has a shareholder rights plan, which is referred to as the “shareholder rights plan”, that is designed to encourage the fair treatment of shareholders in connection with any takeover bid for Enbridge. Rights issued under the shareholder rights plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the outstanding Enbridge common shares without complying with certain provisions set out in the shareholder rights plan or without approval of the Enbridge Board. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase Enbridge common shares at a 50% discount to the market price at that time.

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Enbridge Shareholders	EEQ Shareholders
APPRAISAL RIGHTS

The Canada Corporations Act provides that Enbridge shareholders are entitled to exercise dissent rights and to be paid the fair value of their shares as determined in accordance with the provisions of the Canada Corporations Act, if Enbridge:

•  is subject to an order in respect of an “arrangement” (as such term is defined in the Canada Corporations Act) in accordance with the provisions of the Canada Corporations Act;

•  resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

•  resolves to amend its articles to add, change or remove any restriction on the business or businesses that Enbridge may carry on;

•  resolves to amalgamate, other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation, in each case in accordance with the provisions of the Canada Corporations Act;

•  resolves to be continued under the laws of another jurisdiction;

•  resolves to sell, lease or exchange all or substantially all its property other than in the ordinary course of business; or

•  resolves to carry out a “going-private transaction” or a “squeeze-out transaction” (as such terms are defined in the Canada Corporations Act).

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization (as defined in the Canada Corporations Act) or by a court order made in connection with an action for an oppression remedy.

EEQ shareholders are not entitled to dissenters’ rights of appraisal in the event of a merger or consolidation, a sale of all or substantially all of the assets of EEQ or any other transaction or event.

MANAGEMENT BY BOARD OF DIRECTORS

In accordance with the Canada Corporations Act, Enbridge’s business and affairs are managed by the Enbridge Board.

Enbridge’s articles provide that the number of directors will be determined by the Enbridge Board from time to time, but will in no case be less than one or more than

Pursuant to the EEQ LLC Agreement, the business and affairs of EEQ will be managed by or under the direction of the EEQ Board, and, subject to the direction of the EEQ Board, the EEQ officers.

The EEQ LLC Agreement provides that the EEQ Board will consist of one or more members, the

135

Enbridge Shareholders	EEQ Shareholders

15. Enbridge’s by-laws provide that until the termination of the 2019 annual general meeting of the Enbridge shareholders, the Enbridge Board will be comprised of 13 directors, of which:

•  five must be individuals who were directors of Spectra Energy immediately prior to February 27, 2017 (the “2017 Effective Time”) and their permitted replacement directors who take office after the 2017 Effective Time who are nominated in accordance with the by-laws, as amended, who are referred to as the “continuing Spectra directors”; and

•  eight must be individuals who were directors of Enbridge immediately prior to the 2017 Effective Time and their permitted replacement directors who take office after the 2017 Effective Time who are nominated in accordance with the by-laws, as amended, who are referred to as the “continuing Enbridge directors”.

The Canada Corporations Act requires that at least 25% of the directors of Enbridge (or if Enbridge ever has less than four directors, at least one director) must be resident Canadians.

The Enbridge Board may delegate certain of its duties to various committees, with the number of directors on each committee determined by the Enbridge Board. Until the termination of the 2019 annual general meeting of the Enbridge shareholders, each committee must contain a pro rata share of, or minimum of one, continuing Spectra directors in proportion to the number of continuing Spectra directors and continuing Enbridge directors on the Enbridge Board, unless otherwise approved by the affirmative vote of at least 75% of the entire Enbridge Board.

number of which to be determined from time to time by approval of a majority of the holders of the Voting Shares. The holders of Listed Shares have no right to nominate or elect directors.

The EEQ Board may, by resolution of a majority of directors, designate committees. Each committee, to the extent provided in the resolution of the EEQ Board, will have and may exercise all the powers and authority of the EEQ Board in the management of the business and affairs of EEQ.

NOMINATION AND ELECTION OF DIRECTORS

Pursuant to Enbridge’s by-laws, directors of Enbridge are elected at the annual meeting of shareholders or at a special meeting of shareholders called for such purpose and hold office until the close of the next annual meeting of shareholders or until their successors are elected.

Nominations of directors can generally be made by the Enbridge Board, by or at the direction or request of one or more shareholders or by a nominating shareholder, as defined in Enbridge’s by-laws. However, for any meeting called for the election of directors prior to the 2019 annual general meeting of the shareholders, the

Each director will serve until his or her successor has been duly elected and qualified or until such director’s death, resignation or removal.

The record holders of the Voting Shares have the sole authority with respect to the election of directors. Any vacancies on the EEQ Board are to be filled by nominees elected by a majority of the holders of Voting Shares. The holders of Voting Shares are entitled to one vote per Voting Share.

The holders of Listed Shares have no right to nominate or elect directors.

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Enbridge Shareholders	EEQ Shareholders

continuing Spectra directors and continuing Enbridge directors will have exclusive authority to nominate, on behalf of the Enbridge Board, nominees to fill the seats of any continuing Spectra directors or continuing Enbridge directors, respectively, unless otherwise determined by the affirmative vote of at least 75% of the entire board.

The election of directors of Enbridge currently occurs pursuant to a plurality voting standard, which provides that shares may only be voted “for” or “withheld” from voting. As a result, in situations where there are not more nominees than directors to be elected, only a single vote in favor of a director is required to elect such director. In situations where there are more nominees than directors to be elected, the nominees receiving the highest number of “for” votes are elected.

In light of the current plurality voting standard and as a requirement of the rules of the TSX, the Enbridge Board has adopted a “majority voting” policy which provides that any nominee for director in an uncontested election who receives more withheld votes than for votes (i.e., the nominee is not elected by at least a majority of 50% + 1 vote) will immediately tender their resignation and will not participate in any meeting of the Enbridge Board or any committee thereof at which the resignation is considered. The Enbridge Board, on the recommendation of the Enbridge Governance Committee, will determine whether or not to accept the resignation within 90 days after the date of the meeting, and will accept the resignation absent exceptional circumstances. Enbridge will promptly issue a news release with the decision of the Enbridge Board, and if the Enbridge Board determines not to accept a resignation, the news release will state the reasons for that decision. The director’s resignation will be effective when accepted by the Enbridge Board. If the Enbridge Board accepts the director’s resignation, it can appoint a new director to fill the vacancy.

Recent amendments to the Canada Corporations Act that have not yet to come into force and effect as of the date of this proxy statement/prospectus provide for a majority voting standard, replacing the current plurality voting standard, which provides that director nominees can only be elected in uncontested elections if the number of votes cast in favor of such nominee director represents a majority (i.e., the nominee is required to be elected by at least a majority of 50% + 1 vote) of the votes cast for or against them. Incumbent directors who

137

Enbridge Shareholders	EEQ Shareholders

do not meet this majority voting requirement will be able to remain in office until the earlier of 90 days after the date of their election or the day when their successor is appointed or elected.

Under the Canada Corporations Act, cumulative voting is only permitted if the articles of a corporation specifically provide for it. Enbridge’s articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS

The Canada Corporations Act and Enbridge’s by-laws provide that Enbridge shareholders may, by a resolution passed at a special meeting of Enbridge shareholders, remove any director or directors from office with or without cause. Notwithstanding the foregoing, pursuant to Enbridge’s bylaws, prior to the 2019 annual general meeting of shareholders, Enbridge shall not call a special meeting in which the removal of any continuing Spectra director would be proposed (other than as required pursuant to a valid shareholder requisition under the Canada Corporations Act.)

In accordance with the rules of the TSX, Enbridge has adopted a “majority voting” policy providing that a director receiving more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Enbridge Board promptly following the applicable shareholder meeting. The Enbridge Board will then consider whether to accept or reject the resignation. See the information set forth in “—Nomination and Election of Directors” above for further details regarding Enbridge’s majority voting policy and recent related amendments to the Canada Corporations Act.

The record holders of the Voting Shares have the sole authority with respect to removal of directors. Any director, or the entire EEQ Board, may be removed at any time, with or without cause, by approval of the holders of a majority of the Voting Shares. The holders of Voting Shares are entitled to one vote per Voting Share.

A director may resign at any time upon written notice to the Board or secretary of EEQ.

FILLING VACANCIES ON THE BOARD

The Canada Corporations Act generally allows a vacancy on the board of directors to be filled by a quorum of directors, except for a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

Pursuant to Enbridge’s by-laws, vacancies in the Enbridge Board may, except as described below, be filled for the remainder of the term of office from among persons qualified for election by the remaining directors if constituting a quorum. Otherwise, such vacancies will be filled at the next annual meeting of

Vacancies existing on the EEQ Board are to be filled by nominees elected by the majority of the holders of the Voting Shares. Any director chosen to fill a vacancy will hold office until his or her successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

138

Enbridge Shareholders	EEQ Shareholders

shareholders at which directors for the ensuing year are to be elected or at a special meeting of shareholders called for that purpose. If at any time the directors in office do not constitute a quorum, the remaining director(s) will call a special meeting of shareholders to fill the vacancies.

However, until the termination of the 2019 annual general meeting of the Enbridge shareholders, any vacancies on the Enbridge Board created by the cessation of service of a continuing Spectra director or continuing Enbridge director will be filled by a nominee selected by the continuing Spectra directors and continuing Enbridge directors, respectively, unless otherwise approved by the affirmative vote of at least 75% of the entire board. Subject to provisions regarding the non-executive Chairman term, the continuing Spectra directors and continuing Enbridge directors will have all the power and may exercise all the authority of the Enbridge Board to fill all vacancies on the Enbridge Board created by the cessation of service of a continuing Spectra director or continuing Enbridge director, respectively, prior to the 2019 annual general meeting of the Enbridge shareholders, provided that in the case of a vacancy created by the cessation of service of a continuing Spectra director, any nominee that was not a director of Spectra immediately prior to the Effective Time will be subject to the approval of the continuing Enbridge directors, not to be unreasonably withheld, delayed or conditioned.

PURCHASE PROVISIONS
Not applicable.

Optional Purchase. The purchase provisions (as are defined in the EEQ LLC Agreement) provide that if at any time Enbridge and its affiliates own 80% or more of the outstanding Listed Shares, Enbridge has the right, but not the obligation, to purchase all (but not less than all) of the outstanding Listed Shares that Enbridge and its affiliates do not own. The price at which Enbridge may make the optional purchase is equal to 110% of the greater of:

•  the average market price for the Listed Shares for the ten consecutive trading days ending on the fifth trading day prior to the date the notice of the purchase is given; and

•  the highest price Enbridge or its affiliates paid for Listed Shares during the 90 calendar day period ending on the day prior to the date the notice of purchase is given.

139

Enbridge Shareholders	EEQ Shareholders

If the price described above is to be paid in securities, the value of such securities will be the closing price on the date of purchase of the Listed Shares. If the price described above is to be paid in consideration other than cash or securities, the value of such other consideration is to be determined by the Enbridge Board.

The purchase provisions and the EEP Partnership Agreement each provides that if at any time Enbridge and its affiliates own 85% or more of the outstanding EEP common units and the outstanding Listed Shares on a combined basis, then Enbridge has the right to purchase all (but not less than all) of the shares that Enbridge and its affiliates do not own, but only if the General Partner of EEP elects to purchase all of the EEP Class A and Class B common units that Enbridge and its affiliates do not own. The price at which Enbridge and the General Partner of EEP may make the optional purchase is equal to the greatest of:

•  the average market price of the EEP Class A and Class B common units for the 20 consecutive trading days ending five days prior to the date on which the notice of the purchase is given;

•  the highest price Enbridge or its affiliates paid for EEP Class A and Class B common units during the 90-day period ending on the day prior to the date the notice of purchase is given;

•  the average market price of the Listed Shares for the 20 consecutive trading days ending five days prior to the date on which the notice of the purchase is given; and

•  the highest price Enbridge or its affiliates paid for the Listed Shares during the 90-day period ending on the day prior to the date the notice of purchase is given.

If the price described above is to be paid in securities, the value of such securities will be the closing price on the date of purchase of the Listed Shares or common units. If the price described above is to be paid in consideration other than cash or securities, the value of such consideration is to be determined by the Enbridge Board.

Special Purchase. Under the terms of the purchase provisions, upon the occurrence of a special purchase event, Enbridge will be required to purchase all of the outstanding Listed Shares that it and its affiliates do not own at a purchase price equal to the higher of the

140

Enbridge Shareholders	EEQ Shareholders

average market price for the Listed Shares and the average market price for EEP Class A and Class B common units as determined, in each case, by the ten consecutive trading day period ending on the trading day immediately prior to the date of the applicable event. A special purchase event means any of the following events, of which Enbridge and its affiliates have notified EEQ and EEP, prior to its occurrence, will constitute a special event and was not consented to by the record holders of EEP units or Listed Shares, as applicable:

•  the aggregate amount of distributions or other payments by EEP on the EEP Class A and Class B common units (other than distributions or payments made in common units or similar EEP Class A and Class B common unit securities, which are securities that are in all material respects the same as the i-units, but including distributions and other payments pursuant to an issuer tender offer by EEP) during the immediately preceding 360-day period exceeding 50% of the average market price of a EEP Class A common unit during the 10 consecutive trading day period ending on the last trading day prior to the first day of such 360-day period;

•  the merger of EEP with or into another person in any case where EEP is not the surviving entity, or the sale of all or substantially all of the assets of EEP and its subsidiaries, taken as a whole, to another person, unless in the transaction:

•  the only consideration EEQ receives in exchange for all of its i-units is a similar i-unit security of the person that is the surviving entity or that purchased the assets; and

•  the only consideration received by the holders of EEP Class A and Class B common units is similar common unit securities and/or cash, and the amount of cash received per EEP Class A and Class B common unit does not exceed 33 1⁄3% of the average market price of an EEP Class A common unit for the 10 consecutive trading day period ending on the trading day immediately preceding the execution of the definitive agreement for the transaction; and

141

Enbridge Shareholders	EEQ Shareholders

•  Enbridge or its affiliates taking any action that would result in Enbridge and its affiliates ceasing to be the beneficial owners of more than 50% of the total voting power of all shares of capital stock of the General Partner of EEP, unless following the occurrence of such action:

•  another person becomes the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the General Partner, which is referred to as the “controlling entity”;

•  the controlling entity is organized under the laws of a state in the United States;

•  the controlling entity has long-term unsecured debt with an investment grade credit rating, as determined by Moody’s Investor Services, Inc. and Standard & Poor’s Rating Service, or any successors thereto, immediately prior to the event that results in the controlling entity becoming the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the General Partner; and

•  the controlling entity assumes all obligations of Enbridge or its affiliates to EEQ and to the holders of the Listed Shares under the purchase provisions and the Tax Indemnification Agreement between EEQ and Enbridge, dated as of October 17, 2002, respectively.

PREEMPTIVE RIGHTS
Enbridge shareholders have no preemptive rights to acquire newly issued Enbridge common shares or other securities.	EEQ shareholders have no preemptive rights to acquire additional EEQ shares or other securities.

AMENDMENT OF GOVERNING DOCUMENTS

Under the Canada Corporations Act, certain amendments to Enbridge’s articles require approval by special resolution, being 66 2⁄3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enbridge shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the Canada Corporations Act.

The Enbridge Board may by resolution, make, amend or repeal any by-law that regulates the business or affairs of Enbridge. Where the directors make, amend or repeal a by-law, they are required under the Canada

Amendments to the EEQ LLC Agreement, including the purchase provisions, generally may be made by a majority of the holders of Voting Shares without the approval of any other EEQ shareholder. However, for any amendment that would:

•  have a material adverse effect on the EEQ or the powers, preferences or rights of the Listed Shares, as determined in the sole discretion of the EEQ Board or

•  reduce the time for any notice to which the holders of Listed Shares may be entitled,

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Enbridge Shareholders	EEQ Shareholders

Corporations Act to submit the by-law, or the amendment or repeal of a by-law, to the Enbridge shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, by an ordinary resolution. If the by-law, amendment or repeal is rejected by shareholders, or the directors do not submit the by-law, amendment or repeal to the shareholders as required, the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Until the termination of the 2019 annual general meeting of the Enbridge shareholders, any amendments, modifications or repeals of certain clauses related to the composition of the board, nomination and election of continuing Spectra directors and the continuing Enbridge directors, and amendments to those clauses, or the adoption, amendment or modification of any by-law provisions to be inconsistent with such clauses, must be approved by an affirmative vote of at least 75% of the entire Enbridge Board and the applicable vote required under the Canada Corporations Act.

Until the termination of the 2020 annual general meeting of the Enbridge shareholders, any amendments, modifications or repeals of certain clauses related to the Chair of the Enbridge Board, and amendments to those clauses, or the adoption, amendment or modification of any by-law provisions to be inconsistent with such clauses, must be approved by an affirmative vote of at least 75% of the entire board, which shall in no case be less than 10 directors, and the applicable vote required under the Canada Corporations Act.

the holders of no less than the aggregate percentage of outstanding Listed Shares, excluding any Listed Shares held by the holders of the Voting Shares and their affiliates, required to approve such matter must approve such amendment.

The EEQ LLC Agreement provides that the following amendments will not be deemed to have a material adverse effect on the powers, preferences or rights of the Listed Shares:

•  any amendment that is necessary or desirable to comply with applicable law, compliance with which the EEQ Board determines in its sole discretion to be in the best interests of EEQ and its shareholders;

•  any amendment that is required to effect the intent of the provisions of, or is otherwise contemplated by, the EEQ LLC Agreement, including the purchase provisions; and

•  any amendment to the purchase provisions that the holders of a majority of Voting Shares deem appropriate in their good faith discretion and are agreed to by the purchaser to accommodate:

•  any merger of EEP, whether or not EEP is the survivor, that is the subject of a vote of the holders of EEP units but does not constitute a special event, as defined in the purchase provisions;

•  any recapitalization, reorganization or similar transaction of EEP, in each case that is the subject of a vote of the holders of EEP units, but does not constitute a special event; or

•  the assumption of the obligations of the purchaser under the purchase provisions by any person who becomes a controlling entity and satisfies certain requirements set forth in the definition of a special event in the purchase provisions.

MEETINGS OF SHAREHOLDERS

Pursuant to the Canada Corporations Act and Enbridge’s by-laws, meetings of Enbridge shareholders will be held at a place in Canada determined by the directors.

Under the Canada Corporations Act, the Enbridge Board must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual

Meetings of the EEQ shareholders may be called by the EEQ Board, the chairman of the board, the president or the holders of the Voting Shares. Meetings at which the EEQ shares are entitled to vote on any matter submitted to EEQ by EEP for a vote of i-units will be held at the same time and place as the meeting of the holder of the i-Units.

143

Enbridge Shareholders	EEQ Shareholders

meeting but no later than six months after the end of Enbridge’s preceding financial year.

At an annual meeting, shareholders will receive the financial statements of Enbridge and the auditor’s report, elect directors of Enbridge and appoint Enbridge’s auditor. All other business that may properly come before an annual meeting of shareholders or any business coming before a special meeting of shareholders is considered special business. For special business to be properly brought before a meeting, it must be specified in the notice of meeting and include (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

The Enbridge Board may call a special meeting of shareholders at any time.

In addition, holders of five percent or more of the outstanding shares of Enbridge that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting under the applicable provisions of the Canada Corporations Act. The requisition must state the business to be transacted at the meeting. The Enbridge Board must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise, the shareholder may call the meeting. The Enbridge Board is not required to call a meeting upon receiving a requisition by a shareholder if:

•  the business stated in the requisition is of a proscribed nature;

•  a record date has already been fixed and notice provided in respect of a meeting; or

•  the Enbridge Board has already called a meeting and given notice of such meeting.

The holders of Listed Shares do not have the right or power to call a meeting of shareholders, determine the time and place of any such meeting or present any matter to be voted on at any such meeting.

RECORD DATES
Under the Canada Corporations Act, the Enbridge Board may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend or entitled to participate in a liquidation distribution or for any other purpose, other than to establish a shareholder’s right to receive notice of or to vote at a meeting, which record date must be not more than 60 days before the day on which the particular action is to be taken. If no record date is fixed by the Enbridge Board, the record date will be at the close of business on the day on which the directors pass the resolution in respect of the applicable action.	Generally, for purposes of determining EEQ shareholders entitled to notice of or to vote at a meeting of EEQ shareholders or give written approval without a meeting, the EEQ Board may set a record date, which will not be less than 10 nor more than 60 days before the date of the meeting or, in the case of approval without a meeting, the date by which EEQ shareholders must provide such approvals.

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Enbridge Shareholders	EEQ Shareholders

Under the Canada Corporations Act, the Enbridge Board may fix a record date for the purpose of determining shareholders entitled to receive notice of and vote at a meeting of shareholders, which record date must be not less than 21 days and not more than 60 days before the date of the meeting. If no record date is fixed by the Enbridge Board, the record date for the determination of shareholders entitled to receive notice of or vote at a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given.

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (i) by advertisement in a newspaper published or distributed in the place where Enbridge has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (ii) by written notice to each stock exchange in Canada on which the shares of Enbridge are listed for trading.

NOTICE OF MEETINGS

Under the Canada Corporations Act, notice of the time and place of a meeting of Enbridge shareholders must be given not less than 21 days and not more than 60 days before the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting.

Notice of a meeting of shareholders at which special business is to be transacted must state (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

Notice of a meeting must be given in writing by mail or other means of written communication. The notice will be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

ADJOURNMENT OF SHAREHOLDER MEETINGS
The chair of any meeting of Enbridge shareholders may, with the consent of the meeting, and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If a meeting of the Enbridge shareholders is adjourned for less than 30 days, it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of Enbridge shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting will be given as for an original meeting, in accordance with the provisions of the Canada Corporations Act.	When a meeting of EEQ shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed if the time and place are announced at the meeting at which the adjournment is taken, unless such adjournment will be for more than 45 days. At the adjourned meeting, EEQ may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given.

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Enbridge Shareholders	EEQ Shareholders
QUORUM
Enbridge’s by-laws provide that a quorum for the transaction of business at a meeting of shareholders will be three persons present and holding, or representing by proxy, at least 25% of the issued and outstanding shares having the right to vote at the meeting.	At any meeting of EEQ shareholders, the holders of a majority of the outstanding EEQ shares of the class or series or classes or series for which a meeting has been called represented in person or by proxy will constitute a quorum of such class or series or classes or series unless any such action by EEQ shareholders requires approval by holders of a greater percentage of outstanding EEQ shares, in which case the quorum will be such greater percentage.

VOTING RIGHTS

Each Enbridge common share entitles the holder on a record date to one vote at all meetings of Enbridge shareholders, except meetings at which only holders of another specified class or series of shares are entitled to vote.

Except as required by law, including the Canada Corporations Act, holders of the preference shares of Enbridge will not be entitled to receive notice of, to attend or to vote at any meeting of the Enbridge shareholders, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

The EEQ LLC Agreement provides that the holders of outstanding Listed Shares, except those Listed Shares held by the holders of the Voting Shares and their affiliates, are entitled to vote on the following matters:

•  any proposed issuance of any new class or series of securities into which the interests in EEQ may be divided, other than the Voting Shares and the Listed Shares;

•  certain dissolution matters requiring the approval of the holders of the outstanding Listed Shares, including not to effect a liquidation, merger, recapitalization or similar transaction of EEQ;

•  any amendment or waiver of certain covenants as provided in the EEQ LLC Agreement;

•  any amendment or waiver of the covenant regarding special events, as defined in the purchase provisions, as provided for in the purchase provisions;

•  any matter for which the approval of the record holders of outstanding Listed Shares is required pursuant to the Delegation of Control Agreement; and

•  certain amendments as described in “—Amendment of Governing Documents” above.

Listed Shares do not entitle their holders to vote on the election of directors.

In addition to the matters described above and under “— Authorized Capital”, holders of Listed Shares are entitled to vote on any matter submitted to EEQ by EEP for a vote of i-Units. EEQ will vote the i-Units

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Enbridge Shareholders	EEQ Shareholders

in the same way that EEQ’s shareholders vote their EEQ shares for or against a matter, including non-votes or abstentions. In general, the i-Units, EEP Class A and Class B common units and EEP Class E units will vote together as a single class, with each i-Unit, common unit and Class E unit having one vote. The i-Units generally vote separately as a class on:

•  amendments to the EEP partnership agreement that would have a material adverse effect on the holders of the i-Units;

•  the removal of the General Partner of EEP; and

•  the transfer to a single transferee by the General Partner of all its interest as a general partner of EEP.

The EEQ shares owned by the holders of EEQ Voting Shares and their affiliates generally are entitled to vote on any matter submitted to EEQ as the owner of i-Units. Voting Shares owned by the holders of EEQ Voting Shares or their affiliates will not, however, be entitled to vote on the matters described below when submitted to a vote of shareholders to determine how the i-Units should be voted:

•  a proposed conversion of EEP into another type of legal entity and certain related amendments to the EEP Partnership Agreement;

•  a proposed removal of the General Partner and election of a successor general partner;

•  a proposed transfer of all of the General Partner’s interest as the General Partner to a single transferee, and the admission of any successor transferee as a successor general partner;

•  election of a successor General Partner upon the withdrawal of the General Partner; and

•  a proposed amendment to the EEP Partnership Agreement that requires the vote of the i-Units as a separate class.

When any EEQ shares, including Voting Shares and Listed Shares owned by Enbridge and its affiliates, are not entitled to vote as described above, they will be treated as not outstanding. Therefore, they will not be included in the numerator of the number of EEQ shares voting for approval or the denominator of the

147

Enbridge Shareholders	EEQ Shareholders

number of EEQ shares outstanding in determining whether the required percentage has been voted to approve a matter. Similarly, a number of i-Units equal to the number of EEQ shares, including Voting Shares and Listed Shares owned by Enbridge and its affiliates, will be treated as not being outstanding and will not be included in the numerator or denominator in determining if the required percentage of i-Units or total EEP common units has been voted to approve a matter.

A person or group owning 20% or more of the aggregate number of issued and outstanding EEP common units and Listed Shares is not entitled to vote its Listed Shares. Therefore, such shares will not be included in the numerator of the number of EEQ shares voting for approval or the denominator of the numbers of EEQ shares outstanding in determining whether the required percentage has been voted to approve a matter. This limitation does not apply to the holders of EEQ Voting Shares and their affiliates, including Enbridge, although, as described above, there are a number of matters on which the holders of EEQ Voting Shares and their affiliates may not vote.

ACTION BY WRITTEN CONSENT
The Canada Corporations Act allows any matters required to be voted on at a meeting to be approved by Enbridge shareholders pursuant to a written resolution signed by all of the shareholders entitled to vote on the matter.	Any action that may be taken at a meeting of EEQ shareholders may be taken without a meeting if written consents are signed by the EEQ shareholders (holding not less than the minimum percentage of the shares that would be necessary to take such action at a meeting at which all the shares entitled to vote on such matter were present and voted).

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under Enbridge’s by-laws, an eligible Enbridge shareholder wishing to nominate a director for election to the Enbridge Board is required to provide notice to Enbridge, in proper form, within the following time periods:

•  in the case of an annual meeting (including a meeting that is both an annual and special meeting) of Enbridge shareholders, not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the meeting was made, notice of the nomination will be made not later than the close of business on the 10th day following the first public announcement of the date of the meeting; and

The holders of Listed Shares are not entitled to make proposals or to nominate directors.

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Enbridge Shareholders	EEQ Shareholders

•  in the case of a special meeting (which is not also an annual meeting) of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made.

A nomination must include certain specified information in order to be in proper form.

INDEMNIFICATION AND LIMITATION ON LIABILITY

Under the Canada Corporations Act, Enbridge may indemnify its directors and officers, its former directors and officers or another individual who acts or acted at Enbridge’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which is referred to as an “indemnifiable person”, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in respect of any civil, criminal, administrative, investigative or other proceeding in which the indemnifiable person is involved because of that association with Enbridge or other entity, provided that:

•  the indemnifiable person acted honestly and in good faith with a view to the best interests of Enbridge, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Enbridge’s request; and

•  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnifiable person had reasonable grounds for believing that the indemnifiable person’s conduct was lawful.

Enbridge may advance funds to an indemnifiable person for the costs, charges and expenses of a proceeding referred to above, provided, however, that the indemnifiable person will repay the funds if the individual does not fulfill the abovementioned conditions.

An indemnifiable person is also entitled to indemnity from Enbridge in respect of all costs, charges and expenses reasonably incurred by the indemnifiable person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the indemnifiable person is subject

Section 18-108 of the Delaware LLC Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the EEQ LLC Agreement, EEQ will, to the extent that the indemnification provisions of the EEP Partnership Agreement and the Delegation of Control Agreement do not fully indemnify any record holders of Voting Shares and any of their affiliates, any person who is or was an officer, director, employee, partner, agent or trustee of any record holders of the Voting Shares, EEQ or any of their affiliates, or any person who is or was serving at the request of EEQ in another entity in a similar capacity, sometimes referred to as indemnitees in the EEQ LLC Agreement, to the fullest extent permitted by law, indemnify any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a record holder of the Voting Shares or any of its affiliates, a person who is or was an officer, director, employee, partner, agent or trustee of a record holder of the Voting Shares, EEQ or any of its affiliates, or a person who is or was serving at the request of EEQ in another entity in a similar capacity; provided, however, the indemnitee acted in good faith and in the manner which the indemnitee believed to be in, or not opposed to, the best interests of EEQ, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

149

Enbridge Shareholders	EEQ Shareholders

because of the indemnifiable person’s association with Enbridge or other entity, if the indemnifiable person:

•  was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the indemnifiable person ought to have done; and

•  fulfills the conditions first set out above.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the requirements first mentioned above.

Under Enbridge’s by-laws, Enbridge will indemnify a director or officer of Enbridge, a former director or officer of Enbridge, or another individual who acts or acted at Enbridge’s request as a director or officer, or an individual acting in a similar capacity, of another entity, to the extent permitted and in accordance with the Canada Corporations Act.

In addition, Enbridge may, under the Canada Corporations Act and its by-laws, purchase and maintain insurance for the benefit of an indemnifiable person against such liabilities and in such amounts as the Enbridge Board may from time to time determine and are permitted by the Canada Corporations Act.

Any indemnification as described above will only be made out of EEQ’s assets. No EEQ shareholder will be personally liable to effectuate this indemnification. the General Partner may purchase and maintain insurance against liabilities asserted against and expenses incurred by persons for EEQ’s activities, as the EEQ Board determines, regardless of whether EEQ would have the power to indemnify such person against liabilities under the EEQ LLC Agreement. In addition to the other more specific provisions limiting the obligations of the indemnitees, the EEQ LLC Agreement provides that no indemnitee will be liable for monetary damages to EEQ, the shareholders, assignees or any other person for a breach of such indemnitee’s fiduciary duty if such indemnitee acted in good faith and in a manner which such indemnitee reasonably believed to be in, or not opposed to, the best interests of EEQ and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful.

The indemnification provided by the EEQ LLC Agreement, as described above, are secondary to the indemnification provided to the indemnitees by the EEP Partnership Agreement, Delegation of Control Agreement or any other agreement.

Under the EEP Partnership Agreement and the Delegation of Control agreement, EEP will, to the fullest extent permitted by law, indemnify EEQ and any person who is or was a manager, officer or director of EEQ, or otherwise covered by the EEP Partnership Agreement; provided, that in each case the indemnitee acted in good faith and in the manner which the indemnitee believed to be in, or not opposed to, the best interests of EEQ, and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful.

CONFLICTS OF INTEREST; FIDUCIARY DUTIES
Under the Canada Corporations Act, the directors of Enbridge owe a statutory fiduciary duty to Enbridge. The directors have a duty to manage, or supervise the management of, the business and affairs of Enbridge. In exercising their powers and discharging their duties, the directors must act honestly and in good faith with a view to the best interests of Enbridge and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; provided, that the directors consider the interests of stakeholders	The EEQ LLC Agreement contains provisions that restrict or eliminate fiduciary and other duties owed by EEQ’s Board to EEQ and the shareholders pursuant to the provisions of Section 18-1101 of the DLLCA. The EEQ LLC Agreement contains provisions that prohibit the shareholders from advancing claims arising from conduct by the EEQ Board that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the EEQ LLC Agreement permits the

150

Enbridge Shareholders	EEQ Shareholders

and make a decision that is reasonable in light of conflicting interests, Canadian courts will not generally question the decision. Canadian courts will scrutinize the process by which the directors make their decisions and the apparent objectives of their actions. If business decisions have been made honestly, prudently, in good faith and on reasonable and rational grounds, Canadian courts will generally decline to substitute their own opinion for that of the board of directors, even where subsequent events may cast doubt on the board of directors’ determination.

Each of the directors of Enbridge must disclose to Enbridge, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with Enbridge, if the director:

•  is a party to the contract or transaction;

•  is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or

•  has a material interest in a party to the contract or transaction.

A director who discloses such a conflict of interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his or her remuneration as a director, officer, employee, agent or mandatory of Enbridge or an affiliate, is for indemnity or insurance of directors of Enbridge, or is with an affiliate of Enbridge.

Where Enbridge enters into a material contract or transaction with a director of Enbridge, or with another person or entity of which a director of Enbridge is a director or officer or in which a director of Enbridge has a material interest, the director or officer is not accountable to Enbridge or its shareholders if:

•  disclosure of the interest was made as described above;

•  the directors of Enbridge approved the contract or transaction; and

•  the contract or transaction was reasonable and fair to Enbridge when it was approved.

Despite the foregoing, even if a director’s interest is not disclosed as described above, provided the director was acting honestly and in good faith, such director is not accountable to Enbridge or to its shareholders in respect

EEQ Board to make a number of decisions in its “sole discretion”. This entitles the EEQ Board to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, any EEQ shareholder or any assignee.

Except as set out in the EEQ LLC Agreement, EEQ’s directors, Enbridge and their affiliates have no obligations, by virtue of the relationships established pursuant to the EEQ LLC Agreement, to take or refrain from taking any action that may impact EEQ or its shareholders.

The EEQ LLC Agreement provides that indemnitee is permitted to compete with EEQ and any EEQ shareholder and is not restricted from engaging in any business, and no such activity shall breach any duty to EEQ or any EEQ shareholder. Neither EEQ, any EEQ shareholder nor any other person shall have any rights by virtue of the EEQ LLC Agreement, by law or otherwise in any business ventures of any such indemnitee and such indemnitees shall have no obligation to offer any interest in any such business ventures to EEQ, any EEQ shareholder or any other person.

The EEQ LLC Agreement provides that no contract or transaction between EEQ, on one hand, and the holder of Voting Shares, any affiliate thereof or any other entity, on the other, in which an officer or director of EEQ beneficially owns an interest or of which such officer or director is an affiliate, or between EEQ, on one hand, and any of its officers or directors, on the other, will be void or voidable for this reason or because the officer or director is present at or participates in the meeting of the EEQ Board that authorizes the contract or transaction, or because his vote is counted for such purpose, if such contract or transaction is:

•  approved by a committee of the EEQ Board composed solely of members who have no interest in the contract or transaction;

•  on terms no less favorable than those generally being provided to or available from unrelated third parties, as determined in the sole discretion of the EEQ Board; or

•  fair, taking into account the totality of the relationships between the parties involved, including other transactions between the parties, as determined in the sole discretion of the EEQ Board.

151

Enbridge Shareholders	EEQ Shareholders

of a transaction or contract in which the director has an interest, provided that:

•  the contract or transaction is approved or confirmed by special resolution at a meeting of the Enbridge shareholders;

•  disclosure of the interest was made to the Enbridge shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

•  the contract or transaction was reasonable and fair to Enbridge when it was approved or confirmed.

In addition, directors of Enbridge are required to certify compliance with Enbridge’s Statement on Business Conduct on an annual basis.

Enbridge shareholders are not required to disclose their interests in shares of Enbridge, except in limited circumstances, including when nominating a candidate for election as a director, making certain other shareholder proposals or requisitioning a meeting of shareholders in accordance with each of the Canada Corporations Act and Enbridge’s by-laws.

In addition, pursuant to applicable Canadian securities laws, an Enbridge shareholder is required to disclose their interest in Enbridge’s shares where such shareholder’s holdings equal or exceed 10% of the voting rights attached to the voting securities.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EEQ

To EEQ’s knowledge, the following tables set forth certain information regarding the beneficial ownership of Listed Shares as of the close of business on October 2, 2018 (except as noted in the footnotes below) and with respect to: each person known by EEQ, based on public filings, to beneficially own 5% or more of the outstanding Listed Shares; each member of EEQ Board; each named executive officer of EEQ; and the members of the EEQ Board and EEQ’s current executive officers as a group.

EEQ has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, EEQ believes, based on the information furnished to EEQ, that the persons and entities named in the table below have sole voting and investment power with respect to all of the Listed Shares that he, she or it beneficially owns.

The percentage of each class of EEQ shares beneficially owned is based on 98,611,085 Listed Shares outstanding as of October 2, 2018. EEQ is a publicly-traded limited liability company of which Enbridge and its affiliates owns approximately 11,524,316 Listed Shares, representing 11.7% of the outstanding Listed Shares, and 7.4 Voting Shares, representing 100% of the Voting Shares, in each case as of October  2, 2018.

Owners of More than Five Percent of the Outstanding Listed Shares

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Enbridge Energy Company, Inc. 5400 Westheimer Court Houston, TX 77056(2)	11,524,315.661566	11.7%
Energy Income Partners, LLC 10 Wright Street Westport, CT 06880(3)	14,331,530	14.5%
Kayne Anderson Capital Advisors, L.P. 1800 Avenue of Stars, Third Floor Los Angeles, CA 90067(4)	9,898,613	10.0%
First Trust Portfolios L. P., First Trust Advisors L.P. and The Charger Corporation 120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187(5)	13,072,494	13.3%
Maple-Brown Abbott Ltd Level 31, 259 George Street Sydney NSW 2000	4,979,149	5.0%

(1)

As of October 2, 2018, there were 98,611,085.310591 Listed Shares and 7.434953 Voting Shares issued and outstanding. In all cases, EEQ will vote, or refrain from voting, the EEP’s i-units that EEQ owns in the manner that the owners of EEQ’s shares, including EEQ’s voting shares, vote, or refrain from voting, EEP’S shares through the provisions in the EEP Partnership Agreement and the EEQ LLC Agreement. The number of EEQ’s outstanding shares and the number of the EEP’s i-units will at all times be equal.

(2)	The General Partner also owns 7.434953 or 100%, of the Voting Shares, which are not Listed Shares.
(3)

Energy Income Partners, LLC, James J. Murchie, Eva Pao, Linda A. Longville, Saul Ballesteros and John Tysseland jointly reported in their Schedule 13G, filed January 10, 2018, that: (a) they each have shared voting power and shared dispositive power of 14,331,530 of Listed Shares; (b) Energy Income Partners, LLC serves as a sub-adviser to certain registered investment companies advised by First Trust Advisors LP (“Sub Advised Funds”); (c) as of December 31, 2017 the Sub Advised Funds owned 14.4% of Listed Shares; (d) James J. Murchie, Eva Pao and John Tysseland are the portfolio managers with respect to portfolios managed by Energy Income Partners, LLC; and (e) Linda A. Longville and Saul Ballesteros are control persons of Energy Income Partners, LLC.

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(4)

Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne reported shared voting power and shared dispositive power of 9,898,613 shares in its amendment to its Schedule 13G, filed January 9, 2018. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the shares reported, except those attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne disclaims beneficial ownership of the shares reported, except those held by him or attributable to him by virtue of his limited partnership interests in the limited partnerships, his indirect interest in the interest of Kayne Anderson Capital Advisors, L.P. in the limited partnerships and his ownership of common stock of the registered investment company.

(5)

On its joint Schedule 13G, filed January 16, 2018, First Trust Portfolios L.P., First Trust Advisors L. P., and The Charger Corporation, reported shared voting and shared dispositive power as to an aggregate of 13,072,494 shares by First Trust Advisors L.P. and The Charger Corporation.

Security Ownership of the Management and Directors of EEQ and the General Partner

The table below shows the Listed Shares (rounded to the nearest whole number) beneficially owned as of October 2, 2018 by (i) each director (who was serving as a director as of that date) and nominee for director, (ii) each named executive officer and (iii) all current directors and executive officers as a group, in each case of EEQ and the General Partner(8). In addition, the table also presents the ownership of Enbridge common shares owned of record or beneficially as of October 2, 2018, by each of the individuals referred to in clauses (i), (ii) and (iii). Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is 5400 Westheimer Court, Houston, Texas 77056.

Name of Beneficial Owner	Number of EEQ Listed Shares Beneficially Owned(1)	Percent of Class	Number of Class A Common Units of EEP Beneficially Owned(1)	Percent of Class	Number of Enbridge Common Shares Beneficially Owned(1)	Percent of Class
Jeffrey A. Connelly(2)	—	—	20,000	*	—	—
J. Richard Bird(3)	135,796	*	—	—	399,827	*
David Bryson	—	—	—	—	390,801	*
J. Herbert England	—	—	8,626	*	22,523	*
D. Guy Jarvis	—	—	—	—	451,808	*
Christopher J. Johnston	1,628	*	—	—	57,252	*
Mark A. Maki	8,391	*	4,000	*	391,757	*
Stephen J. Neyland(4)(5)	12,385	*	1,200	*	213,360	*
Laura Buss Sayavedra	—	—	—	—	18,814	*
Bradley F. Shamla	—	—	—	—	351,093	*
William S. Waldheim(6)	—	—	6,000	*	—	—
Dan A. Westbrook(7)	—	—	23,000	*	—	—
John K. Whelen	—	—	—	—	762,952	*
All executive officers, directors and nominees as a group (18 persons)	158,200	*	62,826	*	4,394,219	*

*	Represents less than 1%.
(1)

Unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to all of the Listed Shares, Class A common units of EEP or Enbridge common shares attributed to him or her.

(2)

The 20,000 Class A common units of EEP deemed beneficially owned by Mr. Connelly, 20,000 Class A common units are held in the Susan K. Connelly Family Trust, of which Mr. Connelly is the trustee and a beneficiary.

(3)	The Listed Shares owned by Mr. Bird are held by an investment holding corporation over which he exercises full control and direction.
(4)	The Listed Shares beneficially owned by Mr. Neyland are held in a Family Trust for which Mr. Neyland is a co-trustee as well as a beneficiary.

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(5)	The 1,200 Class A common units beneficially owned by Mr. Neyland are held by a Family Trust for which Mr. Neyland is a co-trustee as well as a beneficiary.
(6)	The 6,000 Class A common units beneficially held by Mr. Waldheim are held in the Waldheim Family Trust.
(7)

Of the 23,000 Class A common units deemed beneficially owned by Mr. Westbrook, 16,000 Class A common units are held by The Westbrook Trust, for which Mr. Westbrook is the trustee and beneficiary, and 7,000 Class A common units are held by the Mary Ruth Westbrook Trust, for which Mr. Westbrook is the sole trustee and beneficiary.

(8)	Mr. Yardley is an executive officer of the General Partner only. The totals in the table above reflect the applicable holdings of Mr. Yardley.

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DESCRIPTION OF ENBRIDGE COMMON SHARES

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of Enbridge common shares. The following description is subject to, and qualified by reference to, the terms and provisions of Enbridge’s articles and by-laws. Enbridge is authorized to issue an unlimited number of Enbridge common shares.

Enbridge Common Shares

Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

Under the dividend reinvestment and share purchase plan of the Corporation, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.

The registrar and transfer agent for the common shares in Canada is AST Trust Company (Canada) (formerly CST Trust Company) at its principal transfer offices in Vancouver, British Columbia, Calgary, Alberta, Toronto, Ontario and Montréal, Québec. The co-registrar and co-transfer agent for the common shares in the United States is American Stock Transfer & Trust Company LLC at its principal office in Brooklyn, New York.

Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any takeover bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, reference should be made to the Shareholder Rights Plan, a copy of which may be obtained by contacting the Director, Investor Relations, Enbridge, 200, 425-1st Street S.W., Calgary, Alberta T2P 3L8, Canada; telephone: 1-800-481-2804; fax: 1-403-231-5780; email: investor.relations@enbridge.com.

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NO DISSENTERS’ RIGHTS

Holders of the Listed Shares are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law or the EEQ LLC Agreement in connection with the Merger.

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LEGAL MATTERS

The validity of the Enbridge common shares to be issued in connection with the Merger and being offered hereby will be passed upon for Enbridge by McCarthy Tétrault LLP. Certain U.S. federal income tax consequences of the Merger will be passed upon for Enbridge by Vinson & Elkins LLP.

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EXPERTS

Enbridge

The consolidated financial statements of Enbridge, and the related financial statement schedules, as of December 31, 2017 and 2016 and for the three years ended December 31, 2017 incorporated by reference in this proxy statement/prospectus from the Enbridge annual report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Enbridge’s internal control over financial reporting, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

EEQ

The consolidated financial statements of EEQ and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

Enbridge is a Canadian corporation. While Enbridge has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this proxy statement/prospectus, it may not be possible for investors to enforce outside the United States judgments against Enbridge obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of Enbridge are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the EEQ Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before EEQ shareholders at the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the EEQ Board.

SHAREHOLDER PROPOSALS

EEQ

Under the DLLCA and the EEQ LLC Agreement, EEQ is not required to hold an annual meeting of its shareholders. Ownership of EEQ shares does not entitle EEQ shareholders to make proposals at the special meeting. Under the EEQ LLC Agreement, only the EEQ Board, the chairman of the EEQ Board, the President or a record holder of Voting Shares may call a meeting.

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Enbridge

Under the Canada Corporations Act, an eligible Enbridge shareholder who intends to submit a shareholder proposal to be considered for inclusion in the management information circular and proxy for the Enbridge 2018 annual meeting of shareholders must submit the proposal to the Corporate Secretary of Enbridge by [                ], at Enbridge’s head office located at 200, 425-1st Street S.W. Calgary, Alberta T2P 3L8, Canada. Enbridge will not be required to include in any management information circular and proxy any shareholder proposal that does not meet all the requirements for such inclusion established by the Canada Corporations Act or pursuant to Enbridge’s by-laws. For further information regarding the notice requirements for Enbridge shareholder nominations and proposals, see the section titled “Comparison of Rights of Enbridge Shareholders and EEQ Shareholders—Shareholder Proposals and Director Nominations” beginning on page [        ].

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. As permitted by the Exchange Act, unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own Listed Shares in an account at the same broker, bank or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as “householding”. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A holder of Listed Shares who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, or calling collect (212) 269-5550 or toll-free (800) 207-3159. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

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WHERE YOU CAN FIND MORE INFORMATION

Both Enbridge and EEQ file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either Enbridge or EEQ files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the Public Reference Room. In addition, Enbridge and EEQ file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain many of these documents, free of charge, from Enbridge’s website at https://www.enbridge.com/ under the “Investment Center” link and then under the heading “Reports and SEC Filings” or from EEQ by accessing EEQ’s website at https://www.enbridgemanagement.com/ under the “Investor Relations” link, and then under the heading “Financial Information”. The information contained on either of Enbridge’s or EEQ’s respective websites is not incorporated into this proxy statement/prospectus and is not a part of this proxy statement/prospectus.

Enbridge has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows Enbridge and EEQ to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Enbridge:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 16, 2018;

•

The portions of the Enbridge Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2018 that are incorporated by reference into Part III of the Enbridge Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 3, 2018;

•

Current Reports on Form 8-K filed with the SEC on January 22, 2018, January 30, 2018, February 28, 2018, March 1, 2018, April 12, 2018 (both Current Reports on Form 8-K filed on such date), May 10, 2018 (relating to the 2018 Annual Meeting of Shareholders), May 17, 2018, July 27, 2018, August 1, 2018, August 3, 2018, August 24, 2018, September 18, 2018 and September 19, 2018;

•

The description of Enbridge share capital contained in the registration statement on Form F-10, filed on September 15, 2017, and any other amendments or reports filed for the purpose of updating that description; and

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•

Annual Report of Employee Stock Purchase, Savings and Similar Plans on Form 11-K for the fiscal year ended December 31, 2017, filed with the SEC on June 29, 2018 (both Annual Reports of Employee Stock Purchase, Savings and Similar Plans on Form 11-K filed on such date), as amended on August 30, 2018 (both amendments to the Annual Reports of Employee Stock Purchase, Savings and Similar Plans on Form 11-K filed on such date).

This document also incorporates by reference the following documents that have previously been filed with the SEC by EEQ:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 16, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 3, 2018;

•	Current Reports on Form 8-K filed with the SEC on September 18, 2018 and September 19, 2018; and

•

The description of Listed Shares contained in the registration statement on Form 8-A (as amended), filed with the SEC on July 8, 2002 and as amended on July 10, 2002, and any other amendments or reports filed for the purpose of updating that description.

In addition, Enbridge and EEQ are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by Enbridge on [                ], and prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement/prospectus and prior to the date on which the Merger is consummated; provided, however, that Enbridge and EEQ are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Enbridge or EEQ, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Enbridge Energy Management, L.L.C.	Enbridge Inc.
5400 Westheimer Court Houston, Texas 77056 Attention: Corporate Secretary Telephone: 1-800-481-2804	200, 425-1st Street S.W. Calgary, Alberta T2P 3L8, Canada Attention: Investor Relations Telephone: 1-800-481-2804

In addition, if you have questions about the Merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact D.F. King & Co., Inc., EEQ’s proxy solicitor, address and telephone numbers listed below. You will not be charged for any of these documents that you request.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (800) 207-3159

Email: Enbridge@dfking.com

162

To obtain timely delivery of these documents prior to the special meeting, holders of EEQ shares must request the information no later than [        ] (which is five business days before the date of the special meeting) in order to receive them before the special meeting.

We are responsible for the information contained in, and incorporated by reference into, this proxy statement/prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should bear in mind that although the information contained in, or incorporated by reference into, this proxy statement/prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this proxy statement/prospectus. Enbridge’s and EEQ’s business, financial condition, results of operations and prospects may have changed since those dates.

163

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

ENBRIDGE INC.

F-1

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

On September 17, 2018, Enbridge entered into separate definitive agreements, under which Enbridge has agreed to acquire all of the publicly held Class A common units of EEP and publicly held EEQ shares not already owned by Enbridge or its subsidiaries in share-for-unit and share-for-share transactions. Upon the closing of each of the EEP merger and the Merger, each EEP Class A common unit and each EEQ listed share, other than those held by Enbridge or its subsidiaries, will be converted into the right to receive 0.335 of an Enbridge common share (the EEP merger and the Merger are referred to collectively as the “EEP and EEQ Mergers”). The value of Enbridge common shares to be provided to the Unaffiliated EEP Unitholders and Unaffiliated EEQ Shareholders, based on the publicly held securities outstanding and the closing price of the Enbridge common shares traded on the TSX as at October 2, 2018, would total approximately C$3.1 billion and C$1.2 billion, respectively.

The accompanying unaudited pro forma condensed consolidated statements of financial position as at June 30, 2018, and the unaudited pro forma condensed consolidated statements of earnings for the six months ended June 30, 2018, and the year ended December 31, 2017 (collectively, the “Unaudited Pro Forma Statements”), have been prepared in accordance with generally accepted accounting principles in the United States of America and Regulation S-X. Accounting policies used in the preparation of the Unaudited Pro Forma Statements are consistent with those disclosed in the audited consolidated financial statements of Enbridge, EEP and EEQ as at and for the year ended December 31, 2017, and the unaudited consolidated financial statements of Enbridge, EEP and EEQ as at and for the six months ended June 30, 2018. The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed consolidated financial statements.

Because the completion of the Merger is conditioned upon the EEP merger, the effects of the EEP and EEQ Mergers are reflected in the Unaudited Pro Forma Statements, collectively. In addition to the EEP and EEQ Mergers, the Unaudited Pro Forma Statements give effect to the Midcoast Transaction and the SEP and ENF Transactions, as defined and described below:(1)

•

As disclosed in Enbridge’s Current Report on Form 8-K filed on August 1, 2018, Enbridge’s indirect subsidiary, Enbridge (U.S.) Inc. closed the sale of its indirect subsidiary Midcoast Operating, L.P. and its subsidiaries (collectively, “Midcoast”, and such transaction, the “Midcoast Transaction”) to AL Midcoast Holdings, LLC for cash proceeds of approximately US$1.1 billion less deposits and other customary closing items.

•

On August 24, 2018, Enbridge entered into a definitive agreement to acquire all of the outstanding public common units of Spectra Energy Partners, LP (“SEP”) and on September 17, 2018, Enbridge entered into definitive agreement to acquire all of the outstanding public shares of Enbridge Income Fund Holdings Inc. (“ENF”) (collectively, and not including the EEP and EEQ Mergers, the “SEP and ENF Transactions”). The outstanding common units of SEP and common shares of ENF, in each case not owned by Enbridge or its subsidiaries, are referred to herein as the “outstanding public equity securities” of such entities.

The Unaudited Pro Forma Statements included herein have been derived from available preliminary information, certain assumptions that Enbridge believes are reasonable under the circumstances and the audited

(1)

The Unaudited Pro Forma Statements do not give effect to the (a) sale by Enbridge of certain renewable assets completed on August 1, 2018, as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference herein, or (b) expected completion of the transactions contemplated by the agreements entered into by Enbridge with Brookfield Infrastructure Partners L.P. and its institutional partners to sell Enbridge’s Canadian natural gas gathering and processing businesses for a cash purchase price of approximately C$4.31 billion, as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference herein.

F-2

consolidated financial statements of Enbridge as of and for the year ended December 31, 2017, and the unaudited consolidated interim financial statements of Enbridge as of and for the six months ended June 30, 2018.

The pro forma adjustments have been prepared as if the Midcoast Transaction, the EEP and EEQ Mergers and the SEP and ENF Transactions occurred on June 30, 2018, in the case of the unaudited pro forma condensed consolidated statements of financial position, and on January 1, 2017, in the case of the unaudited pro forma condensed consolidated statements of earnings for the six months ended June 30, 2018 and the year ended December 31, 2017. The Unaudited Pro Forma Statements should be read in conjunction with the related notes, which are included herein, and the financial statements and notes included in Enbridge’s Annual Report on Form 10-K for the year ended December 31, 2017, Enbridge’s Quarterly Report on Form 10-Q for the six months ended June 30, 2018, EEP’s Annual Report on Form 10-K for the year ended December 31, 2017, EEP’s Quarterly Report on Form 10-Q for the six months ended June 30, 2018, EEQ’s Annual Report on Form 10-K for the year ended December 31, 2017, and EEQ’s Quarterly Report on Form 10-Q for the six months ended June 30, 2018, each incorporated by reference herein.

Because Enbridge controls EEP, EEQ, SEP and Enbridge Income Fund (“EIF”) (a consolidated subsidiary of Enbridge with its noncontrolling interests held by ENF, whose business is limited to its investment in EIF) before and after the EEP and EEQ Mergers and SEP and ENF Transactions, if consummated, the changes in Enbridge’s ownership interest in EEP, EEQ, SEP and ENF will be accounted for as equity transactions and no gains or losses will be recognized in Enbridge’s condensed consolidated statements of earnings resulting from such transactions. In addition, the tax effects of such transactions are presented in additional paid-in capital. Since the Enbridge historical financial information includes the accounts of EEP, EEQ and SEP, the historical financial information of those entities has not been shown separately. The pro forma adjustments related to the historical balances of ENF (an equity investment of Enbridge), after inter-company eliminations, are included in the “SEP and ENF Transactions Adjustments” column in the Unaudited Pro Forma Statements.

The Unaudited Pro Forma Statements do not necessarily reflect what Enbridge’s financial position and results of operations would have been if it had wholly owned EEP and EEQ during the periods presented or had consummated the Midcoast Transaction and/or SEP and ENF Transactions as at the date to which such transactions are given effect. In addition, they are not necessarily indicative of its future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events that are (i) directly attributable to Enbridge’s transactions with EEP and EEQ, the Midcoast Transaction and the SEP and ENF Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statements of earnings, expected to have a continuing impact on Enbridge. The actual adjustments may differ from the pro forma adjustments.

F-3

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

As at June 30, 2018	Enbridge Historical	Midcoast Transaction Adjustments	Notes		Pro Forma Subtotal	EEP and EEQ Mergers Adjustments	Notes		Pro Forma Subtotal	SEP and ENF Transactions Adjustments	Notes		Pro Forma Results
(millions of C$)
Assets
Current assets	7,984	1,133	(a	),(b)	9,117	—			9,117	(85)	(s	),(v)	9,032
Property, plant and equipment, net	94,058	—			94,058	—			94,058	—			94,058
Long-term investments	16,391	—			16,391	—			16,391	(25)	(t	)	16,366
Goodwill	35,436	—			35,436	—			35,436	—			35,436
Other long-term assets	11,567	(993)	(a	),(j)	10,574	—			10,574	(4)	(u	)	10,570

Total assets	165,436	140			165,576	—			165,576	(114)			165,462

Liabilities and equity
Current liabilities	14,313	(269)	(a	),(k)	14,044	—			14,044	(148)	(s	)	13,896
Long-term debt	59,940	—			59,940	—			59,940	—			59,940
Other long-term liabilities	8,589	317	(a	),(k)	8,906	—			8,906	—			8,906
Deferred income taxes	9,929	82	(f	)	10,011	(984)	(l	),(m)	9,027	54	(u	)	9,081

Total liabilities	92,771	130			92,901	(984)			91,917	(94)			91,823

Redeemable noncontrolling interests	4,433				4,433				4,433	(4,433)	(x	)	—
Equity
Share Capital
Preference shares	7,747	—			7,747	—			7,747	—			7,747
Common shares	51,548	—			51,548	4,321	(n	)	55,869	8,342	(v	)	64,211
Additional paid-in capital	4,311	—			4,311	(3,310)	(o	)	1,001	186	(w	)	1,187
Deficit	(2,649)	10	(g	)	(2,639)	—			(2,639)	—			(2,639)
Accumulated other comprehensive income	1,277	—			1,277	—			1,277	—			1,277
Reciprocal shareholding	(102)	—			(102)	—			(102)	—			(102)

Total Enbridge Inc. shareholders’ equity	62,132	10			62,142	1,011			63,153	8,528			71,681
Noncontrolling interests	6,100	—			6,100	(27)	(p	)	6,073	(4,115)	(x	)	1,958

	68,232	10			68,242	984			69,226	4,413			73,639

Total liabilities and equity	165,436	140			165,576	—			165,576	(114)			165,462

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

F-4

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

Six months ended June 30, 2018	Enbridge Historical	Midcoast Transaction Adjustments	Notes		Pro Forma Subtotal	EEP and EEQ Mergers Adjustments	Notes		Pro Forma Subtotal	SEP and ENF Transactions Adjustments	Notes		Pro Forma Results
(millions of C$, except per share amounts)
Operating revenues
Commodity sales	13,719	(1,309)	(c	)	12,410	—			12,410	—			12,410
Gas distribution sales	2,782	—			2,782	—			2,782	—			2,782
Transportation and other services	6,970	(85)	(c	)	6,885	—			6,885	—			6,885

Total operating revenues	23,471	(1,394)			22,077	—			22,077	—			22,077

Operating expenses
Commodity costs	13,275	(1,214)	(c	)	12,061	—			12,061	—			12,061
Gas distribution costs	1,745	—			1,745	—			1,745	—			1,745
Operating and administrative	3,277	(159)	(d	)	3,118	(2)	(r	)	3,116	(3)	(z	)	3,113
Depreciation and amortization	1,653	(5)	(d	)	1,648	—			1,648	—			1,648
Impairment of long-lived assets	1,072	(914)	(d	)	158	—			158	—			158

Total operating expenses	21,022	(2,292)			18,730	(2)			18,728	(3)			18,725

Operating income	2,449	898			3,347	2			3,349	3			3,352
Income from equity investments	698	(35)	(e	)	663	—			663	—			663
Other expense	(134)	(1)	(e	)	(135)	—			(135)	—			(135)
Interest expense	(1,346)	—			(1,346)	—			(1,346)	—			(1,346)

Earnings before income taxes	1,667	862			2,529	2			2,531	3			2,534
Income tax recovery/(expense)	170	(197)	(f	)	(27)	(1)	(l	)	(28)	(38)	(u	)	(66)

Earnings	1,837	665			2,502	1			2,503	(35)			2,468
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	(143)	—			(143)	—			(143)	195	(y	)	52

Earnings attributable to controlling interests	1,694	665			2,359	1			2,360	160			2,520
Preference share dividends	(178)	—			(178)	—			(178)	—			(178)

Earnings attributable to common shareholders	1,516	665			2,181	1			2,182	160			2,342

Earnings per common share attributable to common shareholders	0.90				1.29				1.22				1.18

Diluted earnings per common share attributable to common shareholders	0.90				1.29				1.22				1.18

Weighted average common shares outstanding	1,690				1,690				1,791				1,986

Diluted weighted average common shares outstanding	1,693				1,693				1,794				1,989

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

F-5

Year ended December 31, 2017	Enbridge Historical	Midcoast Transaction Adjustments	Notes		Pro Forma Subtotal	EEP and EEQ Mergers Adjustments	Notes		Pro Forma Subtotal	SEP and ENF Transactions Adjustments	Notes		Pro Forma Results
(millions of C$, except per share amounts)
Operating revenues
Commodity sales	26,286	(3,002)	(c	)	23,284	—			23,284	—			23,284
Gas distribution sales	4,215	—			4,215	—			4,215	—			4,215
Transportation and other services	13,877	(167)	(c	)	13,710	—			13,710	—			13,710

Total operating revenues	44,378	(3,169)			41,209	—			41,209	—			41,209

Operating expenses
Commodity costs	26,065	(2,830)	(c	)	23,235	—			23,235	—			23,235
Gas distribution costs	2,572	—			2,572	—			2,572	—			2,572
Operating and administrative	6,442	(345)	(d	),(i)	6,097	—			6,097	(1)	(z	)	6,096
Depreciation and amortization	3,163	(213)	(d	)	2,950	—			2,950	—			2,950
Impairment of long-lived assets	4,463	(4,392)	(d	)	71	—			71	—			71
Impairment of goodwill	102	(102)	(d	)	—	—			—	—			—

Total operating expenses	42,807	(7,882)			34,925	—			34,925	(1)			34,924

Operating income	1,571	4,713			6,284	—			6,284	1			6,285
Income from equity investments	1,102	(48)	(e	)	1,054	—			1,054	—			1,054
Other income	452	1	(e	)	453	—			453	—			453
Interest expense	(2,556)	(1)	(e	)	(2,557)				(2,557)	—			(2,557)

Earnings before income taxes	569	4,665			5,234	—			5,234	1			5,235
Income tax recovery	2,697	(1,075)	(f	)	1,622	(38)	(l	)	1,584	(11)	(u	)	1,573

Earnings	3,266	3,590			6,856	(38)			6,818	(10)			6,808
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(407)	29	(h	)	(378)	131	(q	)	(247)	208	(y	)	(39)

Earnings attributable to controlling interests	2,859	3,619			6,478	93			6,571	198			6,769
Preference share dividends	(330)	—			(330)	—			(330)	—			(330)

Earnings attributable to common shareholders	2,529	3,619			6,148	93			6,241	198			6,439

Earnings per common share attributable to common shareholders	1.66				4.03				3.84				3.54

Diluted earnings per common share attributable to common shareholders	1.65				4.01				3.82				3.52

Weighted average common shares outstanding	1,525				1,525				1,626				1,821

Diluted weighted average common shares outstanding	1,532				1,532				1,633				1,827

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

F-6

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

BASIS OF PRESENTATION

The pro forma adjustments are based on the best information available and assumptions that we believe are factually supportable and directly attributable to the related transactions; however, such adjustments are subject to change. In addition, with respect to the unaudited pro forma condensed consolidated statements of earnings, pro forma adjustments have been made only for items that are expected to have a continuing impact on the consolidated results.

The Unaudited Pro Forma Statements are for illustrative and informational purposes only and are not intended to reflect what Enbridge’s consolidated statements of earnings would have been had the EEP and EEQ Mergers, the Midcoast Transaction and the SEP and ENF Transactions occurred on the dates indicated and are not necessarily indicative of Enbridge’s future consolidated statements of earnings.

The pro forma adjustments to the condensed consolidated statements of earnings, where applicable, have been translated from the United States Dollar to the Canadian Dollar using the year-to-date average rate for the period presented, except for impairments, which have been translated at the monthly average rate for the month incurred. The pro forma adjustments to the condensed consolidated statement of financial position, where applicable, have been translated from the United States Dollar to the Canadian Dollar using the spot rate as at June 30, 2018.

The impact of the Midcoast Transaction is included in the “Midcoast Transaction Adjustments” column, and the impact of the SEP and ENF Transactions is included in the “SEP and ENF Transactions Adjustments” column in the Unaudited Pro Forma Statements. These adjustments have been prepared on the same basis as the EEP and EEQ Mergers.

For the purpose of calculating the pro forma Basic and Diluted earnings per common share attributable to common shareholders, the historical weighted average number of Enbridge common shares outstanding during the period has been adjusted to give pro forma effect to the number of Enbridge common shares required to acquire the outstanding public equity securities of SEP, EEP, EEQ and ENF as at October 2, 2018.

The following is the estimated consideration for the EEP and EEQ Mergers and SEP and ENF Transactions (in millions of Canadian dollars, except per unit/share amounts).

Consideration
EEP
EEP public units exchanged(3)	216
EEP exchange ratio(1)	0.335
Enbridge common shares assumed to be issued	72
EEQ
EEQ public shares exchanged(3)	87
EEQ exchange ratio(1)	0.335
Enbridge common shares assumed to be issued	29
SEP
SEP public units exchanged(3)	82
SEP exchange ratio(2)	1.111
Enbridge common shares assumed to be issued	91

F-7

Consideration
ENF
ENF public shares exchanged(3)	141
ENF exchange ratio(2)	0.735
Enbridge common shares assumed to be issued	104
Cash paid per ENF common share(2)	$0.45
Total cash paid for ENF common shares	$63
Consideration
Total Enbridge common shares assumed to be issued	296
Enbridge common shares closing price as of October 2, 2018	$42.78

Consideration—Enbridge common shares	$12,663
Consideration—cash paid for ENF common shares	$63

Total consideration(4)	$12,726

1.	Per the separate definitive agreements for the EEP and EEQ Mergers, the exchange ratio is 0.335 of an Enbridge common share per each EEP Class A common unit and each EEQ listed share.
2.	Refer to note (v) below for further details on the exchange ratios.
3.	Reflects publicly held EEP, EEQ, SEP and ENF shares or units, as applicable, as of October 2, 2018.
4.

A C$1 increase in the price of an Enbridge common share would increase the total consideration by approximately C$296, and decrease the additional paid-in capital by approximately C$258 for purposes of these Unaudited Pro Forma Statements.

PRO FORMA ADJUSTMENTS

The Unaudited Pro Forma Statements reflect the following adjustments:

Midcoast Transaction Adjustments

(a)	Reflects the elimination of assets and liabilities attributable to Midcoast.

(b)	Represents the receipt of cash consideration of US$1.1 billion at the closing of the Midcoast Transaction.

(c)	Reflects the elimination of Operating revenues and Commodity costs of Midcoast.

(d)

Reflects the elimination of Operating and administrative expenses, Depreciation and amortization, Impairment of long-lived assets and Impairment of goodwill attributable to Midcoast. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated as a result of the disposition.

(e)	Reflects the elimination of non-operating income and expenses relating to Midcoast.

(f)

Represents the estimated income tax and deferred income tax effects of the Midcoast Transaction pro forma adjustments for the periods presented. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(g)

Reflects a gain of C$10 million arising from the Midcoast Transaction based upon the cumulative pro forma adjustments to the unaudited statement of financial position as at June 30, 2018. This estimated gain has not been reflected in the pro forma consolidated statement of earnings as it is considered to be nonrecurring in nature. No adjustment has been made to the sale proceeds to give effect to any working capital adjustments or other potential post-closing adjustments under the terms of the purchase agreement.

(h)	Reflects the elimination of Noncontrolling interests included in Enbridge’s historical Consolidated Statements of Earnings relating to Midcoast.

F-8

(i)

Reflects the elimination of US$11 million of incremental transaction costs associated with completing the Midcoast Transaction, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in Enbridge’s historical financial statements for the year ended December 31, 2017.

(j)	Includes the derecognition of US$199 million (C$262 million) of goodwill relating to Enbridge’s sale of Midcoast.

(k)	Reflects a liability of US$298 million (C$393 million) to satisfy future volume commitments retained by Enbridge, of which US$53 million (C$70 million) is expected to be settled in the next 12 months.

The EEP and EEQ Mergers Adjustments

(l)

Reflects the estimated income tax and deferred income tax effects of the EEP and EEQ Mergers pro forma adjustments for the periods presented. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(m)

Reflects the reversal of the full valuation allowance of approximately C$270 million on EEQ’s deferred tax asset. Upon the close of the EEP and EEQ Mergers, EEQ’s valuation allowance is expected to be fully reversed with the deferred tax asset carried up to Enbridge.

(n)

Reflects the issuance of Enbridge common shares in exchange for the outstanding public equity securities of EEP and EEQ. EEP unitholders will receive 0.335 of an Enbridge common share per each EEP Class A common unit. EEQ unitholders will receive 0.335 of an Enbridge common share per each EEQ listed share. The adjustments have been calculated using the number of outstanding public equity securities of EEP and EEQ, as applicable, and the closing share price of Enbridge common shares traded on TSX as at October 2, 2018.

(o)

Reflects the impact on Additional paid-in capital associated with the acquisition of the outstanding public equity securities of EEP and EEQ. It represents the difference between the fair value of Enbridge common shares issued and the respective Noncontrolling interests that are eliminated upon the acquisition of the related outstanding public equity securities, as well as any tax effects of the transactions.

(p)	Reflects the elimination of Noncontrolling interests included in Enbridge’s historical Consolidated Statements of Financial Position relating to EEP and EEQ.

(q)	Reflects the elimination of Earnings attributable to noncontrolling interests included in Enbridge’s historical Consolidated Statements of Earnings relating to EEP and EEQ.

(r)

Reflects the elimination of incremental transaction costs associated with the acquisition of the outstanding public equity securities of EEP and EEQ, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in Enbridge’s historical Consolidated Statements of Earnings.

SEP and ENF Transactions Adjustments

(s)	Reflects the assets and liabilities relating to the consolidation of ENF upon the completion of the ENF plan of arrangement, which is historically accounted for as an equity method investment.

(t)	Reflects the removal of Enbridge’s equity investment in ENF.

(u)

Reflects the estimated income tax and deferred income tax effects of the SEP and ENF Transactions pro forma adjustments for the periods presented. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(v)

Reflects the issuance of Enbridge common shares in exchange for the outstanding public equity securities of SEP and ENF, and cash payment in exchange for ENF common shares. As part of the SEP and ENF Transactions, holders of the outstanding public equity securities of SEP and ENF will receive 1.111 and

F-9

0.735, respectively, of an Enbridge common share per each of their outstanding public equity securities. In addition, unaffiliated ENF shareholders will receive a cash payment of C$0.45 per ENF common share held by such shareholders, as well as the entitlement to receive the dividends on Enbridge common shares, as further described in the Enbridge’s Current Report on Form 8-K filed on September 18, 2018. For the purposes of determining the cash paid per ENF common share, it has been assumed that the ENF plan of arrangement will close prior to Enbridge declaring a dividend on the Enbridge common shares and ENF declaring a dividend on the ENF common shares. The value of Enbridge common shares to be provided has been calculated using the number of outstanding public equity securities of SEP and ENF, as applicable, and the closing share price of Enbridge common shares traded on TSX as at October 2, 2018.

(w)

Reflects the impact on Additional paid-in capital associated with the acquisition of the outstanding public equity securities of SEP and ENF. It represents the difference between the fair value of Enbridge common shares issued and the respective Noncontrolling interests and Redeemable noncontrolling interests that are eliminated upon the acquisition of the related outstanding public equity securities, as well as any tax effects of the transactions.

(x)

Reflects the elimination of Noncontrolling interests and Redeemable noncontrolling interests included in Enbridge’s historical Consolidated Statements of Financial Position relating to SEP and EIF (a consolidated subsidiary of Enbridge with its noncontrolling interests held by ENF, whose business is limited to its investment in EIF).

(y)

Reflects the elimination of Earnings attributable to noncontrolling interests and redeemable noncontrolling interests included in Enbridge’s historical Consolidated Statements of Earnings relating to SEP and EIF (a consolidated subsidiary of Enbridge with its noncontrolling interests held by ENF, whose business is limited to its investment in EIF).

(z)

Reflects the elimination of incremental transaction costs associated with the acquisition of the outstanding public equity securities of SEP and ENF in the SEP and ENF Transactions, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in Enbridge’s historical Consolidated Statements of Earnings.

The following summarizes the pro forma adjustment to components of Total Enbridge Shareholders’ Equity, Noncontrolling interests and Redeemable noncontrolling interests.

	Enbridge Common Shares	Additional Paid-in Capital	Accumulated Deficit	Total Enbridge Shareholders’ Equity	Noncontrolling Interests	Redeemable Noncontrolling Interests
Midcoast Transaction Gain on disposition	—	—	10	10	—	—
EEP
Common Shares issued	3,080	(3,080)	—	—	—	—
Eliminates noncontrolling interest related to EEP	—	(8)	—	(8)	8	—
Deferred tax adjustments	—	714	—	714	—	—
EEQ
Common Shares issued	1,241	(1,241)	—	—	—	—
Eliminates noncontrolling interest related to EEQ	—	35	—	35	(35)	—
Deferred tax adjustments	—	270	—	270	—	—

F-10

	Enbridge Common Shares	Additional Paid-in Capital	Accumulated Deficit	Total Enbridge Shareholders’ Equity	Noncontrolling interests	Redeemable noncontrolling interests
SEP
Common Shares issued	3,893	(3,893)	—	—	—	—
Eliminates noncontrolling interest related to SEP	—	4,115	—	4,115	(4,115)
Deferred tax adjustments		(54)		(54)
ENF
Common Shares issued	4,449	(4,449)	—	—	—	—
Eliminates redeemable noncontrolling interest related to ENF	—	4,433	—	4,433	—	(4,433)
Deferred tax adjustments	—	(4)	—	(4)	—	—
Cash paid for ENF common shares		(63)		(63)		—
Other pro forma adjustments related to ENF	—	101	—	101	—	—

Total Pro Forma Adjustments	12,663	(3,124)	10	9,549	(4,142)	(4,433)

F-11

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

ENBRIDGE ENERGY MANAGEMENT, L.L.C.,

ENBRIDGE INC.,

WINTER ACQUISITION SUB I, INC.

and, solely for purposes of ARTICLE I, Section 2.4 and ARTICLE X,

ENBRIDGE ENERGY COMPANY, INC.

Dated as of September 17, 2018

A-1

A-2

5.10	Tax Matters	A-23
5.11	Property	A-23
5.12	Company Material Contracts	A-24
5.13	Opinion of Financial Advisor	A-24
5.14	Brokers and Finders	A-24
5.15	No Other Representations or Warranties	A-24

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

6.1	Organization, Good Standing and Qualification	A-25
6.2	Capital Structure of Parent; Capitalization of Merger Sub	A-25
6.3	Authority; Approval	A-26
6.4	Governmental Filings; No Violations	A-26
6.5	Parent Reports; Financial Statements	A-26
6.6	Absence of Certain Changes	A-27
6.7	Litigation and Liabilities	A-27
6.8	Compliance with Laws; Licenses	A-28
6.9	Environmental Matters	A-28
6.10	Tax Matters	A-28
6.11	Property	A-29
6.12	Parent Material Contracts	A-29
6.13	Brokers and Finders	A-30
6.14	Insurance	A-30
6.15	EEP Merger Agreement	A-30
6.16	No Other Representations or Warranties	A-30

ARTICLE VII

Covenants

7.1	Interim Operations	A-30
7.2	Change in Recommendation	A-32
7.3	Prospectus/Proxy Filing; Information Supplied	A-35
7.4	Shareholders Meeting	A-36
7.5	Cooperation; Efforts to Consummate	A-36
7.6	Status; Notifications	A-37
7.7	Information; Access and Reports	A-37
7.8	Stock Exchange Listing and Delisting	A-38
7.9	Expenses	A-38
7.10	Indemnification; Directors’ and Officers’ Insurance	A-38
7.11	Takeover Statutes	A-40
7.12	Section 16 Matters	A-40
7.13	Transaction Litigation	A-40
7.14	Voting	A-40
7.15	Special Committee	A-41
7.16	Performance by Company	A-41

ARTICLE VIII

Conditions

8.1	Conditions to Obligation of Each Party	A-41
8.2	Conditions to Obligation of Parent and Merger Sub	A-42
8.3	Conditions to Obligation of the Company	A-42

A-3

ARTICLE IX

Termination

9.1	Termination by Mutual Written Consent	A-43
9.2	Termination by Either Parent or the Company	A-43
9.3	Termination by Parent	A-43
9.4	Termination by the Company	A-44
9.5	Effect of Termination and Abandonment	A-44
9.6	Payment of Company Expenses	A-44

ARTICLE X

Miscellaneous and General

10.1	Survival	A-44
10.2	Modification or Amendment; Waiver	A-44
10.3	Counterparts	A-45
10.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	A-45
10.5	Specific Performance	A-46
10.6	Notices	A-46
10.7	Entire Agreement	A-48
10.8	Third-Party Beneficiaries	A-48
10.9	Non-Recourse	A-48
10.10	Fulfillment of Obligations	A-49
10.11	Severability	A-49
10.12	Successors and Assigns	A-49

Exhibit A Form of Company Agreement Amendment

A-4

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2018, is entered into by and among Enbridge Energy Management, L.L.C., a Delaware limited liability company (the “Company”), Enbridge Inc., a Canadian corporation (“Parent”), Winter Acquisition Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for purposes of ARTICLE I, Section 2.4 and ARTICLE X, Enbridge Energy Company, Inc., a Delaware corporation (“EECI” and, together with the Company, Parent and Merger Sub, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware General Corporation Law (“DGCL”);

WHEREAS, the special committee composed of the independent members (the “Special Committee”) of the board of directors of the Company (the “Company Board”) has, acting in good faith, unanimously (a) determined, based upon the facts and circumstances it deemed relevant, reasonable or appropriate to its decision, that this Agreement, the transactions contemplated by this Agreement, including the Merger (the “Transactions”), and the Company Agreement Amendment are fair and reasonable to the Company, including the holders of Listed Shares (other than Parent and its Affiliates) (the “Public Shareholders”), (b) approved this Agreement, the Company Agreement Amendment and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (c) recommended that the Company Board approve this Agreement, the Company Agreement Amendment and the Transactions;

WHEREAS, the Company Board, upon the recommendation of the Special Committee, has, acting in good faith, unanimously (a) determined that this Agreement, the Company Agreement Amendment and the Transactions are fair and reasonable to the Company, including the Public Shareholders, (b) approved this Agreement, the Company Agreement Amendment and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (c) resolved to recommend that the holders of Listed Shares approve the Transactions, this Agreement and the Company Agreement Amendment, and waive Section 9.05(a)(v) of the Company Agreement (the “Company Recommendation”) and directed that this Agreement be submitted to the holders of Listed Shares for their approval;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (of those voting) (a) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (b) approved the issuance of Parent’s common shares (the “Parent Common Stock”), in connection with the Transactions, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

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NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION AND CONSTRUCTION

1.1 Definitions. For the purposes of this Agreement, except as otherwise expressly provided herein, the following terms have meanings set forth in this Section 1.1:

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case, other than the Transactions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for purposes of this Agreement, prior to the Closing, the Company shall not be considered an Affiliate of Parent or any of Parent’s other Affiliates, nor shall Parent or any of Parent’s Affiliates be considered Affiliates of the Company or any of its Subsidiaries.

“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York or in Calgary, Alberta, Canada are required or authorized by Law to close.

“Canadian Securities Laws” means all applicable securities Laws in each of the provinces and territories of Canada and the respective rules and regulations made thereunder, together with applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulators.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Code” means the Internal Revenue Code of 1986.

“Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 17, 2002, as amended.

“Company Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Company, including such expenses of the Special Committee, in connection with this Agreement and the Transactions up to a maximum amount of $4.0 million.

A-6

“Company Material Adverse Effect” means a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

“Company Securities” has the meaning set forth in the Company Agreement.

“Company Shareholders Meeting” means the meeting of holders of Listed Shares of the Company to be held in connection with the Merger and to determine the manner in which I-Units shall be voted with respect to the EEP Merger Agreement, as may be adjourned or postponed from time to time.

“Contract” means any legally binding written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“DTC” means The Depositary Trust Company.

“EEP” means Enbridge Energy Partners, L.P., a Delaware limited partnership.

“EEP Merger” means the merger of Winter Acquisition Sub II, LLC with and into EEP, with EEP surviving such merger, as provided in the EEP Merger Agreement.

“EEP Merger Agreement” means the Agreement and Plan of Merger, dated September 17, 2018, among Parent, EEP, Enbridge Energy Company Inc., the Company, Enbridge (U.S.) Inc., Winter Acquisition Sub II, LLC and, for certain purposes set forth therein, Enbridge US Holdings Inc., as may be amended from time to time in compliance with the applicable provisions thereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

“Effect” means any effect, event, development, change or occurrence.

“Energy Products” means, collectively, natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids.

“Environmental Law” means any Law relating to (a) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement.

“Environmental Permit” means all Licenses required under Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means Listed Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Listed Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

A-7

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Entity with jurisdiction over the environment, natural resources, or workplace health or occupational safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“I-Units” has the meaning set forth in the Company Agreement.

“Intervening Event” means any Effect that is not known or reasonably foreseeable to or by the Special Committee as of the date of this Agreement (or if known, the consequences of which were not known by the Special Committee as of the date of this Agreement), which Effect (or consequences) becomes known to or by the Special Committee prior to the Requisite Company Vote having been obtained; provided, however, that in no event shall any of the following constitute or be deemed to be an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequences thereof, (ii) any action taken by any Party pursuant to and in compliance with the covenants and agreements set forth in this Agreement, and the consequences of any such action, (iii) changes in the Energy Products gathering, processing, treating, transportation and storage industries, (iv) the fact that, in and of itself, the Company exceeds internal or published projections, or (v) changes, in and of themselves, in the market price of the Listed Shares.

“Knowledge” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Company Disclosure Letter, and (b) with respect to Parent or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Parent Disclosure Letter, in each case, after reasonable inquiry.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Listed Share” has the meaning set forth in the Company Agreement.

“Material Adverse Effect”, with respect to Parent or the Company, means any Effect that, individually or in the aggregate with any other Effect, is materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of such Party and its Subsidiaries, in each case taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) Effects affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in general in the U.S., Canada or elsewhere in the world;

(b) Effects that are the result of factors affecting the Energy Products gathering, drilling, processing, treating, transportation, storage, marketing and other related industries, markets or geographical areas in which such Party and its Subsidiaries conduct their respective businesses (including any change in the prices of Energy Products, industry margins or any regulatory changes or changes in applicable Law);

A-8

(c) Effects caused by the entry into, announcement or performance of the Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, Governmental Entities or employees or any Transaction Litigation or actions taken or requirements imposed by any Governmental Entity in connection with the Transactions;

(d) changes or modifications in GAAP or applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of this Agreement;

(e) any Effect resulting from any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any Law, decision or protocol or any other legislative or political conditions or policy or practices of any Governmental Entity;

(f) changes in stock price, trading volume or credit rating or any failure by such Party to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(g) any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster or acts of God, whether or not caused by any Person;

(h) the performance by any Party of its obligations under this Agreement, including any action taken or omitted to be taken at the request or with the consent of Parent, with respect to the Company, or at the request or with the consent of the Company, with respect to Parent, as applicable;

(i) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of such Party or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(j) a decline in the market price, or change in trading volume, of the Listed Shares on the NYSE or the shares of Parent Common Stock on the TSX or the NYSE, as applicable; provided that the exception in this clause (j) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(k) any Proceeding commenced by or involving any current or former member, partner, unitholder or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the Transactions; or

(l) Effects caused by the entry into, announcement, consummation or performance of, or failure to enter into or consummate, the Other Parent Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, Governmental Entities or employees or any litigation related to the Other Parent Transactions or actions taken or requirements imposed by any Governmental Entity in connection with the Other Parent Transactions;

provided, further, that, with respect to clauses (a), (b), (d), (e) and (g), such Effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent it disproportionately adversely affects such Party and its Subsidiaries compared to other companies operating in the industries in which such Party and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

A-9

“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents; (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents; and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Parent Transactions” means any and all potential transactions entered into between Parent, on the one hand, and any of EEP, Spectra Energy Partners, LP, or Enbridge Income Fund Holdings Inc., on the other hand, pursuant to which Parent acquires ownership, directly or indirectly, of all equity interests of the respective counterparty, whether prior to, concurrently with or subsequent to the date of this Agreement, including, for the avoidance of doubt, the EEP Merger.

“Outstanding” has the meaning set forth in the Company Agreement.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such person, in each case acting in their capacity as such.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person; provided, however, that when used with respect to Parent, the term “Subsidiary” shall not include the Company, and that when used with respect to the Company, the term “Subsidiary” shall not include EEP and its Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal that would result in a Person or group (as defined under Section 13 of the Exchange Act), other than Parent or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the

A-10

Company, as applicable) or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Company that the Special Committee has determined in good faith, after consultation with outside legal counsel and its financial advisor, that (a) if consummated, would result in a transaction more favorable to the Public Shareholders, from a financial point of view, than the Merger (after taking into account any revisions to the terms of this Agreement proposed by the Company pursuant to Section 7.2(d)(ii) and the time likely to be required to consummate such Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and shareholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal; provided that any requisite vote or consent of Parent or its Affiliates that may be required to effect the proposal shall not be taken into account in determining whether a proposal is reasonably likely to be consummated.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto and (b) any liability for the payment of amounts described in clause (a) of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Trading Day” means any day on which the NYSE is open for trading.

“TSX” means the Toronto Stock Exchange.

“Willful Breach” means, subject to Section 7.16, an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

1.2 Additional Definitions. For the purposes of this Agreement, the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Agreement	Preamble
Aggregate Merger Consideration	3.1
Alternative Acquisition Agreement	7.2(d)(i)(D)
Company Agreement Amendment	2.4
Applicable Date	5.5(a)
Bankruptcy and Equity Exception	5.3(a)
Book-Entry Share	3.2
Certificate	3.2
Certificate of Merger	2.3
Change of Recommendation	7.2(d)(i)(D)
Chosen Courts	10.4(b)

A-11

Closing	2.2
Closing Date	2.2
Company	Preamble
Company Approvals	5.4(a)
Company Board	Recitals
Company Disclosure Letter	ARTICLE V
Company Material Contracts	5.12(a)
Company Recommendation	Recitals
Company Reports	5.5(a)
D&O Insurance	7.10(b)
DGCL	Recitals
DLLCA	Recitals
EECI	Preamble
Effective Time	2.3
Eligible Shares	3.1
Encumber	5.11
Encumbrance	5.11
Exchange Agent	4.1
Exchange Fund	4.1
Exchange Ratio	4.1
Indemnified Parties	7.10(a)
Letter of Transmittal	4.2(a)
Merger	Recitals
Merger Consideration	3.1
Merger Sub	Preamble
Non-DTC Book-Entry Share	4.2(b)
Original Date	7.4(b)
Outside Date	9.2(a)
Parent	Preamble
Parent Approvals	6.4
Parent Board	Recitals
Parent Capital Stock	6.2(a)
Parent Common Stock	Recitals
Parent Disclosure Letter	ARTICLE VI
Parent Material Contract	6.12(a)
Parent Reports	6.5(a)
Party/Parties	Preamble
Preference Shares	6.2(a)
Proxy/Prospectus	7.3(a)
Public Shareholders	Recitals
Registration Statement	7.3(a)
Requisite Company Vote	5.3(a)
Special Committee	Recitals
Surviving Entity	2.1
Tail Period	7.10(b)
Transaction Litigation	7.13
Transactions	Recitals
Voting Shares	5.2(a)

A-12

1.3 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, schedule and exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto”, “hereof”, “hereby”, “herein”, “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein or in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, the term “dollars” and the symbol “$” mean United States Dollars, and currency amounts referenced in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter are in United States Dollars.

(e) Except as otherwise expressly provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

(f) Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) The Company Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE V or ARTICLE VI, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.

(h) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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ARTICLE II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and DLLCA and the separate existence of Merger Sub shall thereupon cease; (b) the Company shall be the surviving limited liability company in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and from and after the Effective Time, shall be a Subsidiary of Parent, and the separate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in ARTICLE III; and (c) the Merger shall have such other effects as provided in the DLLCA and the DGCL, in each case, except as expressly set forth in this Agreement.

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied) or that may be waived at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date, time or place (or by means of remote communication) as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). If the parties to the EEP Merger are ready, willing and able to consummate the EEP Merger substantially simultaneously with the Merger, then each of the Merger and the EEP Merger shall be consummated substantially concurrently on the same date in the sequence set forth in Section 2.2 of the Parent Disclosure Letter.

2.3 Effective Time. As soon as practicable following, and on the date of, the Closing, the Company will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Company Agreement, the DGCL and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

2.4 Amendment of Company Agreement. Immediately prior to the Effective Time of the Merger, EECI, as record holder of all of the Voting Shares of the Company, shall amend the Company Agreement as set forth in Exhibit A hereto (the “Company Agreement Amendment”).

2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of formation of the Company as in effect immediately prior to the Effective Time shall continue as the certificate of formation of the Surviving Entity, until duly amended as provided therein or by applicable Law, and (b) the Company Agreement, as amended by the Company Agreement Amendment, shall remain unchanged and shall continue as the limited liability company agreement of the Surviving Entity, until duly amended as provided therein or by applicable Law, and in each case any further amendments or restatements must be consistent with the obligations set forth in Section 7.10 of this Agreement.

ARTICLE III

MERGER CONSIDERATION; EFFECT OF THE MERGER ON COMPANY SECURITIES

3.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any Company Securities, each Listed Share issued and outstanding immediately

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prior to the Effective Time other than Excluded Shares (each such Listed Share, an “Eligible Share”) shall be exchanged for the right to receive 0.335 shares of Parent Common Stock (such ratio, the “Exchange Ratio”, such number of shares of Parent Common Stock, the “Merger Consideration”, and the aggregate of such number of shares of Parent Common Stock to be exchanged for the Eligible Shares, the “Aggregate Merger Consideration”).

3.2 Conversion of Listed Shares. Each Eligible Share, upon being converted into the right to receive the Merger Consideration pursuant to this Section 3.2, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration with respect to such Eligible Share(s) and the right, if any, to receive, pursuant to Section 4.5, cash in lieu of fractional shares into which such Eligible Share(s) have been converted pursuant to this Section 3.2 and any dividends or other distributions pursuant to Section 4.3.

3.3 Treatment of Excluded Shares and Other Parent-Owned Company Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any limited liability company interests of the Company, each (i) Excluded Share shall remain outstanding as a Listed Share in the Surviving Entity, and (ii) Voting Share shall remain outstanding as a Voting Share in the Surviving Entity, in each case, unaffected by the Merger.

3.4 Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, all shares of common stock in Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

3.5 Tax Treatment of the Merger. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a part of a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

ARTICLE IV

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

4.1 Exchange Agent. At or immediately prior to the Effective Time, Parent shall deposit or cause to be deposited with a nationally recognized financial institution or trust company selected by Parent with the Company’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares upon Closing, (a) an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of Eligible Shares pursuant to Section 3.1 and (b) an aggregate amount of cash comprising approximately the amounts required to be delivered in respect of Eligible Shares pursuant to Section 4.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 4.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such shares of Parent Common Stock, cash in lieu of fractional shares payable pursuant to Section 4.5 and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 4.1 are referred to collectively in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than the purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by Parent. Any interest or other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Parent. To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be

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made in cash by the Exchange Agent hereunder, Parent shall promptly replace or restore the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to fully satisfy such cash payment obligations. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any former holder of Eligible Shares to receive the Merger Consideration as provided in this Agreement.

4.2 Procedures for Surrender.

(a) With respect to Certificates, as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) notice advising such holders of the effectiveness of the Merger; (ii) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) to the Exchange Agent (the “Letter of Transmittal”); and (iii) instructions for surrendering a Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable thereafter, (x) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to ARTICLE III in the name of such record holder and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this ARTICLE IV. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b) With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holders of the effectiveness of the Merger; (ii) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to ARTICLE III in the name of such record holder; and (iii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this ARTICLE IV. Notwithstanding the foregoing, any holder of an Eligible Share that is duplicatively evidenced by both a Certificate and a book-entry account shall not receive the notice, statement and check contemplated by the immediately preceding sentence with respect to such Eligible Share, but shall surrender the applicable Certificate in accordance with the procedures set forth in Section 4.2(a) to receive the Merger Consideration and any other amounts due under this Agreement with respect to such Eligible Share, and no additional Merger Consideration or other amounts under this Agreement will accrue or be payable to the duplicative book-entry account for such Eligible Share.

(c) With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this ARTICLE IV.

(d) No interest will be paid or accrued on any amount payable for Eligible Shares pursuant to this ARTICLE IV.

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4.3 Distributions with Respect to Unsurrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. Subject to Section 4.5, no dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder with respect to any unsurrendered Certificate until the Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) is surrendered for exchange in accordance with this ARTICLE IV. Subject to applicable Law, following such surrender, dividends or distributions with respect to the Parent Common Stock issued in exchange for Eligible Shares in accordance with this ARTICLE IV shall be paid to the holders of record of such Eligible Shares, without interest, (a) promptly after the time of such surrender for any dividends or other distributions with a record date after the Effective Time but a payment date prior to surrender and (b) at the appropriate payment date for any dividends or other distributions payable with respect to shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

4.4 Transfers.

(a) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Eligible Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such Eligible Shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(b) With respect to Certificates, in the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Company as of the Effective Time, the proper number of shares of Parent Common Stock, together with a check for any cash (after giving effect to any required Tax withholdings as provided in Section 4.8) to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Until surrendered as contemplated by this Section 4.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this ARTICLE IV.

(c) With respect to Book-Entry Shares, payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this ARTICLE IV, shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time.

4.5 Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued upon the conversion of Listed Shares pursuant to Section 3.1. All fractional shares of Parent Common Stock that a holder of Eligible Shares would be otherwise entitled to receive pursuant to Section 3.1, but for this Section 4.5, shall be aggregated and rounded to three decimal places, and such holder shall be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 4.5, be entitled to receive pursuant to Section 3.1, aggregated and rounded to three decimal points, and (b) an amount equal to the average of the volume-weighted average price per share of Parent Common Stock on the New York Stock Exchange as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Parent and the Company on the Trading Day immediately prior to the Effective Time for ten Trading Days ending on the fifth full Business Day

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immediately prior to the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 4.5 to any dividends, distributions, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

4.6 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed as of the date that is twelve months following the Effective Time shall be delivered to Parent. Any holder of Eligible Shares who has not theretofore complied with this ARTICLE IV shall thereafter look only to Parent for delivery of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this ARTICLE IV, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Listed Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

4.7 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this ARTICLE IV, had such lost, stolen or destroyed Certificate been surrendered.

4.8 Withholding Rights. Each of Parent, Merger Sub, the Company, the Exchange Agent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Company, the Exchange Agent or the Surviving Entity, as applicable, such withheld amounts (a) shall be timely remitted by Parent, Merger Sub, the Company, the Exchange Agent or the Surviving Entity, as applicable, to the applicable Governmental Entity, and (b) to the extent such withheld amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the holder of Listed Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Company, the Exchange Agent or the Surviving Entity, as applicable. If withholding is taken in shares of Parent Common Stock, Parent, Merger Sub, the Company, the Surviving Entity and the Exchange Agent, as applicable, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

4.9 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with ARTICLE IX, the issued and outstanding Listed Shares or securities convertible or exchangeable into or exercisable for Listed Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution (other than a distribution required by Section 4.01

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of the Company Agreement), recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration (and the Exchange Ratio) shall be equitably adjusted to provide the holders of Listed Shares and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Merger Consideration (and the Exchange Ratio). Nothing in this Section 4.9 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

4.10 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE V, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1 Organization, Good Standing and Qualification. The Company has no Subsidiaries. The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.2 Capital Structure of the Company.

(a) As of the close of business on September 14, 2018, the issued and outstanding limited liability company interests of the Company consisted of: (i) 98,611,085.3105910 Listed Shares, of which 11,524,315.6615660 were owned, directly or indirectly, by Parent; and (ii) 7.434953 Voting Shares representing limited liability company interests in the Company (“Voting Shares”), all of which were owned, directly or indirectly, by Parent; and (iii) no other equity interests or other voting securities of the Company were issued or outstanding. All of the outstanding Listed Shares and Voting Shares, and the limited liability company interests represented thereby, have been duly authorized and validly issued in accordance with the Company Agreement and are fully paid (to the extent required under the Company Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA and the Company Agreement).

(b) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the holders of Listed Shares of the Company on any matter. Except as set forth in Section 5.2(b) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements,

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calls, commitments or rights of any kind that obligate the Company to issue or to sell any Company Securities or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

5.3 Authority; Approval and Fairness.

(a) The Company has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only to (i) approval of this Agreement and the Company Agreement Amendment and (ii) waiver of Section 9.01(a)(v) of the Company Agreement by the affirmative vote of the holders of a majority of the Outstanding Listed Shares entitled to vote (which shall not include Excluded Shares) on such matter at a meeting of holders of Listed Shares of the Company duly called and held for such purpose (clauses (i) and (ii), together, the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) As of the date of this Agreement, the Special Committee has, acting in good faith, unanimously (i) determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate to its decision, that this Agreement, the Company Agreement Amendment and the Transactions are fair and reasonable to the Company, including the Public Shareholders, (ii) approved this Agreement, the Company Agreement Amendment and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (iii) recommended that the Company Board approve this Agreement, the Company Agreement Amendment and the Transactions.

(c) As of the date of this Agreement, the Company Board, upon the recommendation of the Special Committee, has, acting in good faith, unanimously (i) determined that this Agreement, the Company Agreement Amendment and the Transactions are fair and reasonable to the Company, including the Public Shareholders, (ii) approved this Agreement, the Company Agreement Amendment and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (iii) resolved to recommend that the holders of Listed Shares approve the Transactions, this Agreement and the Company Agreement Amendment and waive Section 9.05(a)(v) of the Company Agreement and directed that this Agreement be submitted to the holders of Listed Shares of the Company for their approval.

5.4 Governmental Filings; No Violations; Certain Contracts; Etc.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the DLLCA and the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with the NYSE and (iv) under state securities, takeover, public utility and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be made or obtained by the Company with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Subject to obtaining the Requisite Company Vote, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of the Company; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with

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notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Company Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of the Company under any such Company Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Company Material Adverse Effect.

5.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2016 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements (x) in any Company Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date of this Agreement or (y) with respect to information supplied in writing by or on behalf of Parent, as to which the Company makes no representation or warranty. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Company Reports.

(b) Each of the statements of financial position included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the financial position of the Company as of its date and each of the statements of comprehensive income, statements of shareholders’ equity and statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC.

(c) The Company makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13A-15 under the Exchange Act) as required by Rule 13A-15 under the Exchange Act and applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

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5.6 Absence of Certain Changes. Since December 31, 2017, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

5.7 Litigation and Liabilities.

(a) Except as set forth in Company Reports, there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except for obligations and liabilities (i) reflected or reserved against in the Company’s consolidated statements of financial position (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, or (ii) incurred in the Ordinary Course since December 31, 2017, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or the notes thereto), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) As of the date of this Agreement, neither the Company nor any of its properties or assets is party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Notwithstanding anything contained in this Section 5.7, no representation or warranty shall be deemed to be made in this Section 5.7 in respect of environmental matters.

5.8 Compliance with Laws; Licenses.

(a) The business of the Company is not currently being conducted, and at no time since the Applicable Date has been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Licenses shall cease to be effective as a result of the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 5.8, no representation or warranty shall be deemed to be made in this Section 5.8 in respect of environmental matters.

5.9 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) since January 1, 2013, the Company is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits; (b) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) as of the date of this Agreement, no suspension or cancellation of any Environmental Permit is pending or threatened in writing; (d) no property currently or formerly owned, leased or operated by the Company (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance requiring remediation or other action pursuant to any Environmental Law; (e) as of the date of this Agreement, there are no Proceedings pending or threatened in writing against the Company or involving any real property currently or formerly owned, operated or leased by or for the Company alleging noncompliance with, or liability

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under, any Environmental Law; and (f) the Company is not subject to any Governmental Order with any Governmental Entity or any indemnity or other agreement with any third party that imposes any current or future obligations under any Environmental Law.

5.10 Tax Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate in all material respects.

(b) All Taxes owed by the Company that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the statements of financial position of the Company included in the Company Reports.

(c) Except as set forth in Section 5.10(c) of the Company Disclosure Letter, to the Knowledge of the Company, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company. There are no Proceedings pending or threatened in writing regarding any material Taxes of the Company or the assets of the Company.

(d) Except as set forth in Section 5.10(d) of the Company Disclosure Letter, the Company is not a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes).

(e) The Company has no liability for Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor.

(f) The Company has not been, within the past two years or otherwise, as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of Tax Law.

5.11 Property. The Company owns and has good title to all of its owned real property and good title to all of its owned personal property, and has valid leasehold interests in all of its leased real properties free and clear of all pledges, liens, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restrictions on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions) and except those existing or arising pursuant to the applicable governing documents of such entities (each, an “Encumbrance”, and any action of correlative meaning, to “Encumber”), in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Encumbrances permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All leases under which the Company leases any real or personal property are valid and effective against the Company and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by the Company or, to the Knowledge of the Company, the counterparties thereto, or any event which, with notice

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or lapse of time or both, would become a material default by the Company or, to the Knowledge of the Company, the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.12 Company Material Contracts.

(a) Except for this Agreement and except for Contracts filed with or publicly furnished to the SEC by the Company prior to the date of this Agreement, as of the date of this Agreement, the Company is not a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, “Company Material Contract”).

(b) Each Company Material Contract is valid and binding on the Company, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any such Company Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.13 Opinion of Financial Advisor. The Special Committee has received the opinion of Goldman Sachs & Co. LLC (the financial advisor to the Special Committee), dated as of September 17, 2018, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders (other than Parent and its Affiliates) of Listed Shares. A copy of such opinion letter will be made available to Parent as soon as practicable following the date of this Agreement on a confidential basis solely for informational purposes (it being agreed that such opinion is solely for the benefit of the Special Committee and may not be relied upon by Parent or Merger Sub).

5.14 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Special Committee has engaged Goldman Sachs & Co. LLC as its financial advisor. The Company has made available to Parent correct and complete copies of all Contracts pursuant to which Goldman Sachs & Co. LLC is entitled to any fees and expenses in connection with any of the Transactions.

5.15 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE V, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and the Company hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by the Company in this ARTICLE V, written information made available to Parent, Merger Sub or any of their respective Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.15 shall limit Parent’s or Merger Sub’s remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by the Company in this ARTICLE V.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Reports filed with or furnished to the SEC or filed on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Regulators prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VI, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company that:

6.1 Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.2 Capital Structure of Parent; Capitalization of Merger Sub.

(a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, of which 1,724,340,802 shares were outstanding as of the close of business on September 14, 2018, and an unlimited number of preference shares, issuable in series (“Preference Shares”), of which 5,000,000 Series A Preference Shares, 18,269,812 Series B Preference Shares, 1,730,188 Series C Preference Shares, 18,000,000 Series D Preference Shares, 20,000,000 Series F Preference Shares, 14,000,000 Series H Preference Shares, 8,000,000 Series J Preference Shares, 16,000,000 Series L Preference Shares, 18,000,000 Series N Preference Shares, 16,000,000 Series P Preference Shares, 16,000,000 Series R Preference Shares, 16,000,000 Series 1 Preference Shares, 24,000,000 Series 3 Preference Shares, 8,000,000 Series 5 Preference Shares, 10,000,000 Series 7 Preference Shares, 11,000,000 Series 9 Preference Shares, 20,000,000 Series 11 Preference Shares, 14,000,000 Series 13 Preference Shares, 11,000,000 Series 15 Preference Shares, 30,000,000 Series 17 Preference Shares and 20,000,000 Series 19 Preference Shares were issued and outstanding as of the date of this Agreement (collectively, the “Parent Capital Stock”). All of the outstanding shares of Parent Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable.

(b) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth in Section 6.2 of the Parent Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of Parent Capital Stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c) All of the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

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6.3 Authority; Approval.

(a) No vote of holders of Parent Capital Stock is necessary to approve this Agreement and the Transactions, including the issuance of shares of Parent Common Stock as the Aggregate Merger Consideration. Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only to approval of this Agreement by Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued by it pursuant to ARTICLE V of this Agreement. The shares of Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The shares of Parent Common Stock, when issued, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

6.4 Governmental Filings; No Violations.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the Canada Business Corporations Act, (ii) under the HSR Act, the Exchange Act, the Securities Act and applicable Canadian Securities Laws, (iii) required to be made with the NYSE and the TSX, and (iv) state or provincial securities, takeover, public utility and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or Merger Sub with, nor are any required to be made or obtained by Parent or Merger Sub with or from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of any of Parent or its Subsidiaries; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Parent Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of any of Parent or its Subsidiaries under any such Parent Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

6.5 Parent Reports; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act and with applicable Canadian Securities Regulators since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and applicable Canadian

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Securities Laws. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements in any Parent Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC or with applicable Canadian Securities Regulators prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC or applicable Canadian Securities Regulators with respect to the Parent Reports.

(b) Each of the consolidated statements of financial position included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of comprehensive income, changes in equity and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC or Canadian Securities Regulators.

(c) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act and with applicable Canadian Securities Regulators, as applicable. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13A-15 under the Exchange Act) as required by Rule 13A-15 under the Exchange Act, the applicable listing standards of the TSX and applicable Canadian Securities Laws. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act and applicable Canadian Securities Laws are recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC and Canadian Securities Regulators, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

6.6 Absence of Certain Changes. Since December 31, 2017, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

6.7 Litigation and Liabilities.

(a) Except as set forth in the Parent Reports, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent, any of its Subsidiaries or any of their respective properties or assets except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Except for obligations and liabilities (i) reflected or reserved against in Parent’s consolidated statements of financial position (and the notes thereto) included in the Parent Reports filed prior to the date of

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this Agreement or (ii) incurred in the Ordinary Course since December 31, 2017, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated statement of financial position (or notes thereto) of Parent and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) As of the date of this Agreement, neither Parent, nor any of its Subsidiaries nor any of their respective properties or assets are a party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Notwithstanding anything contained in this Section 6.7, no representation or warranty shall be deemed to be made in this Section 6.7 in respect of environmental matters.

6.8 Compliance with Laws; Licenses.

(a) The businesses of each of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct their respective businesses as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No Licenses shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 6.8, no representation or warranty shall be deemed to be made in this Section 6.8 in respect of environmental matters.

6.9 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) since January 1, 2013, each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits; (b) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) as of the date of this Agreement, no suspension or cancellation of any Environmental Permit is pending or threatened in writing; (d) no property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance requiring remediation or other action pursuant to any Environmental Law; (e) as of the date of this Agreement, there are no Proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any Environmental Law; and (f) neither Parent nor any of its Subsidiaries is subject to any Governmental Order with any Governmental Entity or any indemnity or other agreement with any third party that imposes any current or future obligations under any Environmental Law.

6.10 Tax Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate in all material respects.

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(b) All Taxes owed by Parent and each of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the consolidated statement of financial position of Parent and its consolidated Subsidiaries included in the Parent Reports.

(c) Except as set forth in Section 6.10(c) of the Parent Disclosure Letter, to the Knowledge of Parent, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no Proceedings pending or threatened in writing regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.

(d) Except as set forth in Section 6.10(d) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any (i) agreement or arrangement exclusively between or among Parent and its Subsidiaries or (ii) customary Tax indemnification provisions in commercial agreements not primarily related to Taxes).

(e) Neither Parent nor any of its Subsidiaries has any liability for Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor.

(f) Neither Parent nor any of its Subsidiaries has been, within the past two years or otherwise, as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of Tax Law.

6.11 Property. Parent or a Subsidiary of Parent owns and has good title to all of its owned real property and good title to all of its owned personal property, and has valid leasehold interests in all of its leased real properties free and clear of all Encumbrances, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Encumbrances permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and, to the Knowledge of Parent, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.12 Parent Material Contracts.

(a) Except for this Agreement and except for Contracts filed with or publicly furnished to the SEC or filed on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Regulators by Parent or any of its Subsidiaries prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, “Parent Material Contract”).

(b) Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, as applicable, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as would not,

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individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no default under any such Parent Material Contracts by Parent or its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.13 Brokers and Finders. Neither Parent, nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions, except that Parent has employed Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital Inc. as its financial advisors.

6.14 Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the Energy Products gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of or indication of an intention not to renew, any such insurance policy has been received by Parent or any of its Subsidiaries other than in the Ordinary Course.

6.15 EEP Merger Agreement. Parent has provided the Company a correct and complete copy of the EEP Merger Agreement.

6.16 No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE VI, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of Parent and Merger Sub hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent or Merger Sub in this ARTICLE VI, written information made available to the Company or any of its Affiliates or Representatives in the course of their evaluation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 6.16 shall limit the Company’s remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by Parent and Merger Sub in this

ARTICLE VII

COVENANTS

7.1 Interim Operations.

(a) Each of the Company and Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent or the Company, as applicable, shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed)), and except as otherwise expressly contemplated by this Agreement, as provided in any Contract in effect as of the date of this Agreement, or as required by applicable Law, the business of it and its Subsidiaries shall be

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conducted in the Ordinary Course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except as otherwise expressly: (i) contemplated by this Agreement; (ii) contemplated by any Contract entered into prior to, concurrently with or after the date of this Agreement by Parent with respect to the Other Parent Transactions (as such Contract may be amended, supplemented or otherwise modified from time to time); (iii) required by applicable Law or the terms of any Contract in effect on the date of this Agreement, (iv) as approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by the other Party; or (v) set forth in the corresponding subsection of Section 7.1 of the Company Disclosure Letter, as it relates to the Company and its Subsidiaries, or on Section 7.1 of the Parent Disclosure Letter, as it relates to Parent and its Subsidiaries, each Party, on its own account, shall not and shall not permit its Subsidiaries to:

(i) make any material change to the nature of its business and operations;

(ii) make any change to its Organizational Documents as in effect on the date of this Agreement in any manner that would reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

(iii) (A) merge or consolidate itself or any of its Subsidiaries with any other Person (expressly excluding, for the avoidance of doubt, any of the Other Parent Transactions), or (B) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case, except (1) such transactions solely between or among, or solely involving, such Party and one or more of its wholly owned Subsidiaries, or a Subsidiary of such Party and one or more wholly owned Subsidiaries of such Subsidiary, (2) as would not reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (3) as would not reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

(iv) except as required by the Company Agreement, issue, sell, grant, transfer or authorize the issuance, sale or grant, or otherwise enter into any Contract with respect to the voting of, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable (other than the issuance of partnership interests, limited liability company interests, shares of capital stock or equity interests (A) by its wholly owned Subsidiary to it or another of its wholly owned Subsidiaries or (B) in respect of equity-based awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement), or securities convertible or exchangeable into or exercisable for any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or any options, warrants or other rights of any kind to acquire any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or such convertible or exchangeable securities;

(v) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or securities convertible or exchangeable into or exercisable for any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable;

(vi) waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable;

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(vii) other than in the Ordinary Course, make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle any material Tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on such Party’s most recent consolidated balance sheet included in the Parent Reports or Company Reports, as applicable, or surrender any right to claim a refund of a material amount of Taxes;

(viii) make any material changes with respect to accounting policies, except as required by changes in GAAP;

(ix) make or declare any dividends or distributions to the holders of Common Units or Parent Common Stock, in each case, other than in the Ordinary Course; or

(x) agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, a Party’s obligations under Section 7.1(a) to take an action or not to take an action, or to cause its Subsidiaries to take an action or not to take an action, shall, with respect to any Persons (and their respective Subsidiaries) controlled by such Party, or in which such Party otherwise has a voting interest, but that are not wholly owned Subsidiaries of such Party or have public equity holders, only apply (i) to the extent permitted by the organizational documents and governance arrangements of such entity and its subsidiaries, (ii) to the extent a Party is authorized and empowered to bind such entity and its subsidiaries and (iii) to the extent permitted by the Party’s or its Subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders.

7.2 Change in Recommendation.

(a) No Solicitation. Except as expressly permitted by this Section 7.2, the Company shall not, and none of its Subsidiaries nor any of the directors, officers or employees of it or its Subsidiaries shall, and the Company shall instruct its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit, propose, encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(iii) provide any non-public information to any Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(iv) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

It is understood and agreed that no act or failure to act by Parent or any of its Affiliates or Representatives shall be a violation or breach of this Section 7.2 by the Company.

(b) Exceptions. Notwithstanding anything in this Section 7.2(b) to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal that did not arise from or in connection with a material breach of the obligations set forth in this Section 7.2, the Company may:

(i) provide information in response to a request therefor (including non-public information regarding the Company or any of its Subsidiaries) to the Person who made such Acquisition Proposal, provided that such information has previously been made available to, or is made available to, Parent prior to or

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concurrently with the time such information is made available to such Person and, prior to furnishing any such information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement containing customary terms (it being understood that such confidentiality agreement need not contain a standstill provision prohibiting the making or amending of an Acquisition Proposal); and

(ii) participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Special Committee determines in good faith after consultation with outside legal counsel, based on the information then available and after consultation with its financial advisor, that such Acquisition Proposal (A) constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) such Acquisition Proposal did not result from a breach of this Section 7.2.

(c) Notice of Acquisition Proposals. The Company shall promptly (and, in any event, within 24 hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by; (ii) any non-public information is requested in connection with any Acquisition Proposal from; or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a current basis (and, in any event, within 24 hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

(d) No Change of Recommendation.

(i) Except as permitted by Section 7.2(d)(ii), Section 7.2(d)(iii) and Section 7.2(e), the Special Committee agrees it shall not:

(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent;

(B) fail to include the Company Recommendation in the Proxy/Prospectus;

(C) fail to recommend, within ten Business Days after the commencement of such Acquisition Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding Listed Shares (other than by Parent or an Affiliate of Parent), against acceptance of such tender offer or exchange offer by its shareholders;

(D) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 7.2(a) entered into in compliance with Section 7.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), a “Change of Recommendation”); or

(E) except as expressly permitted by, and after compliance with, Section 7.2(d)(ii), recommend that the Company to enter into an Alternative Acquisition Agreement.

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time the Requisite Company Vote is obtained, the Special Committee may effect a Change of Recommendation if (A) an

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unsolicited, bona fide written Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in Section 7.2(a) is received by the Company and is not withdrawn, and (B) the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that a Change of Recommendation may not be made unless and until the Company has given Parent written notice of such action and the basis thereof five days in advance (unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the Company Shareholders Meeting, as may be adjusted pursuant to Section 7.4, in which case such notice shall be provided as far in advance as practicable), which notice shall set forth in writing that the Special Committee intends to consider whether to take such action and comply in form, substance and delivery with the provisions of Section 7.2(c). After giving such notice and prior to effecting such Change of Recommendation the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the Special Committee not to effect a Change of Recommendation in response thereto. At the end of the five day period (or such shorter period as is permitted by this Section 7.2(d)(ii)), prior to taking action to effect a Change of Recommendation, the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and shall have determined in good faith after consultation with outside legal counsel and its financial advisor that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing were to be given effect. Any modification to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 7.2(c) and this Section 7.2(d)(ii) except that the advance written notice obligation set forth in this Section 7.2(d)(ii) shall be reduced to three days.

(iii) Notwithstanding anything in this Agreement to the contrary, prior to the time the Requisite Company Vote is obtained, the Special Committee may effect a Change of Recommendation in response to an Intervening Event if the Special Committee has reasonably determined in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to do so would be materially adverse to the interests of the Company or the Public Shareholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable Law or obligations under the Company Agreement; provided, however, that a Change of Recommendation may not be made unless and until the Company has given Parent written notice of such action and the basis thereof five days in advance (unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the Company Shareholders Meeting, as may be adjusted pursuant to Section 7.4, in which case such notice shall be provided as far in advance as practicable), which notice shall set forth in writing that the Special Committee intends to consider whether to take such action and a reasonably detailed description of such Intervening Event. After giving such notice and prior to effecting such Change of Recommendation the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the Special Committee not to effect a Change of Recommendation in response thereto. At the end of the five day period (or such shorter period as is permitted by this Section 7.2(d)(iii)), prior to taking action to effect a Change of Recommendation, the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and shall have determined in good faith after consultation with outside legal counsel and its financial advisor that the failure to effect a Change of Recommendation would continue to be materially adverse to the interests of the Company or the Public Shareholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable Law or obligations under the Company Agreement.

(e) Certain Permitted Disclosure. Nothing contained in this Section 7.2 or elsewhere in this Agreement shall prohibit the Company or the Special Committee from disclosures to the Public Shareholders of: (A) a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (B) any disclosure the Special Committee has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be materially adverse to the interests of the Company or the Public Shareholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable Law or obligations under the Company Agreement.

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(f) Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly deliver a written notice to each such Person providing only that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal and informing such Persons of the obligations undertaken in this Section 7.2 which notice shall also request the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries, as applicable.

7.3 Prospectus/Proxy Filing; Information Supplied.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy/Prospectus”), and Parent shall prepare and file with the SEC, Parent’s registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”, with the Proxy/Prospectus constituting a part thereof). Parent and the Company each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, to promptly thereafter mail the Proxy/Prospectus (including the Registration Statement) to the holders of Listed Shares of the Company, and to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions or until this Agreement is terminated in accordance with its terms.

(b) Each of the Company and Parent shall promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Registration Statement or the Proxy/Prospectus or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Registration Statement or Proxy/Prospectus.

(c) Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of Listed Shares of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent further agrees that, if prior to the Closing Date, it should become aware of any information that would cause any of the statements in the Proxy/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the Proxy/Prospectus) not false or misleading, it will promptly inform the other Party thereof and, subject to Section 7.3(d), take the steps necessary to correct such information in an amendment or supplement to the Proxy/Prospectus or the Registration Statement.

(d) Each of Parent and the Company will provide the other Party and their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy/Prospectus, the Registration Statement and other documents related to the Company Shareholders Meeting or the issuance of the shares of Parent Common Stock in respect of the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the holders of Listed Shares of the Company. Each Party will include in the

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Proxy/Prospectus, the Registration Statement and such other documents related to the Company Shareholders Meeting or the issuance of the shares of Parent Common Stock in respect of the Merger all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and its Subsidiaries included in the Proxy/Prospectus and the Registration Statement shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company and its Subsidiaries included in the Proxy/Prospectus and the Registration Statement shall be in form and content satisfactory to the Company, acting reasonably.

7.4 Shareholders Meeting.

(a) The Company will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Company Shareholders Meeting as promptly as reasonably practicable after the Registration Statement is declared effective and the SEC advises it has no further comments on the Proxy/Prospectus to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law or pursuant to Section 7.4(b). Notwithstanding the foregoing, if the partnership delivers a notice of an intent to make a Change of Recommendation pursuant to Section 7.2(d)(ii) or Section 7.2(d)(iii) within the five days prior to the Original Date or any date that the Company Shareholders Meeting is scheduled to be held thereafter in accordance with the terms of this Section 7.4, if directed by Parent, the Company shall as promptly as practicable thereafter postpone or adjourn the Company Shareholders Meeting for up to ten days in accordance with Parent’s direction. Subject to Section 7.2 of this Agreement, the Company Board shall recommend such approval and shall take all lawful action to solicit such approval.

(b) The Company agrees (i) to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports) and (ii) to give written notice to Parent one day prior to the Company Shareholders Meeting and, if requested, on the day of, but prior to, the Company Shareholders Meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote have been obtained. Notwithstanding the foregoing, if, on a date that is two Business Days prior to the date the Company Shareholders Meeting is scheduled (in either case, the “Original Date”), (A) the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present or (B) it is necessary to ensure that any supplement or amendment to the Proxy/Prospectus is required to be delivered, the Company may, or if Parent so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Shareholders Meeting as long as the date of the Company Shareholders Meeting is not postponed or adjourned more than ten days in connection with any one postponement or adjournment or more than an aggregate of twenty days from the Original Date in reliance on the preceding sentence.

(c) Without limiting the generality of the foregoing, the Company agrees that its obligation to hold the Company Shareholders Meeting pursuant to this Section 7.4(c) shall not be affected by the making of a Change of Recommendation and its obligations pursuant to this Section 7.4(c) shall not be affected by the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal. The Company agrees that it shall not submit to the vote of the holders of Listed Shares any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Requisite Company Vote at the Company Shareholders Meeting.

7.5 Cooperation; Efforts to Consummate.

(a) On the terms and subject to the conditions of this Agreement, each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as

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promptly as reasonably practicable after the date of this Agreement the notification and report form required under the HSR Act), (ii) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions and (iii) defending any Proceedings challenging this Agreement or the Transactions and seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Merger and the Transactions. Notwithstanding the foregoing, nothing in this Agreement will require any Party to hold separate or make any divestiture of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

(b) Subject to applicable Law relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy/Prospectus). Neither the Company nor Parent shall permit any of its officers or other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat. The Company shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Parent (which consent, subject to this Section 7.5, may be withheld in Parent’s sole discretion). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

7.6 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of their Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions. The Company and Parent each shall give prompt notice to the other of any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 7.6 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Company Disclosure Letter or Parent Disclosure Letter, as applicable.

7.7 Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 7.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other Party, furnish the other Party and its Representatives with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be required in connection with the Proxy/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(b) The foregoing provisions of this Section 7.7 shall not require and shall not be construed to require either the Company or Parent to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Parent, as applicable, would (i) violate the terms of any confidentiality provisions in any agreement with a third party

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entered into prior to the date of this Agreement; (ii) result in a violation of applicable Law; (iii) waive the protection of any attorney-client privilege; or (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability.

(c) No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent or Merger Sub set forth in this Agreement.

7.8 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE and the TSX, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Listed Shares from the NYSE and the deregistration of the Listed Shares under the Exchange Act as promptly as practicable after the Effective Time.

7.9 Expenses. Except as otherwise provided in this Section 7.9 or Section 9.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that Parent shall pay for (a) any filing fees with respect to the Registration Statement, (b) the costs and expenses of printing and mailing of the Proxy/Prospectus and (c) any filing fees in connection with the HSR Act.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Law, each of Parent and the Surviving Entity agrees that it will jointly and severally (i) indemnify, defend and hold harmless each present and former (determined as of the Effective Time) director and officer of the Company and EECI, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened Proceeding, in each case, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (A) the Transactions, and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and (ii) advance expenses as incurred in each case described in clause (i) to the fullest extent permitted under applicable Law; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b) Parent shall maintain in effect, or cause to be maintained in effect, (i) the insurance liability coverage of the existing directors’ and officers’ insurance policies for directors and officers of the Company and EECI, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date of this Agreement, in each case, for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”), with terms, conditions and limits of liability that are at least as favorable to the insureds as provided in the existing policies providing such coverage as of the date of this Agreement; provided, however, that in no event during the Tail Period shall parent be required to expend more on the annual cost of the D&O Insurance than an amount per year equal to 300 percent of the current annual premiums charged to the Company by Parent for such insurance; and provided, further, that if the cost of

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such insurance coverage exceeds such amount, the Surviving Entity shall have the option to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If Parent in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 7.10(b), Parent may, but shall be under no obligation to, prior to the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of the D&O Insurance for the Tail Period with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(c) Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Entity of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) Parent or the Surviving Entity shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Parent nor the Surviving Entity will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Entity elects not to assume such defense or legal counsel or the Indemnified Party advises that there are issues which raise conflicts of interest between Parent or the Surviving Entity and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and Parent or the Surviving Entity shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Parent and the Surviving Entity shall be obligated pursuant to this Section 7.10(c) to pay for only one firm of legal counsel for all Indemnified Parties with respect to any Proceeding in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects to assume such defense, and Parent and the Surviving Entity shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects to assume such defense and Parent and the Surviving Entity shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects not to assume such defense; and (iv) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d) During the Tail Period, Parent shall honor (and shall cause the Company, EECI and EEP to honor) all rights to indemnification, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto as in effect as of the date of this Agreement in favor of any Indemnified Party as provided in the Organizational Documents of the Company, EECI, EEP and their respective Subsidiaries or any indemnification agreement between such Indemnified Party and the Company, EECI, EEP or any of their respective Subsidiaries, in each case, as in effect on the date of this Agreement, and all of such rights shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e) If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall assume all of the obligations set forth in this Section 7.10.

(f) The rights of the Indemnified Parties under this Section 7.10 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company, EECI, EEP or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to,

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shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, EECI, EEP or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 7.10 is not prior to or in substitution of any such claims under such policies).

(g) This Section 7.10 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.10. Any right of an Indemnified Party pursuant to this Section 7.10 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

7.11 Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation is or may become applicable to the Transactions, each of Parent and the Company and the Parent Board and the Company Board, respectively, shall grant such approvals and use reasonable best efforts to take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.12 Section 16 Matters. The Company and Parent, and the Company Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.13 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the Transactions is brought, or, to the Company’s Knowledge, threatened, against the Company or any members of the Company Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Company shall as promptly as reasonably practicable notify Parent of such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided that the Company shall in any event control such defense or settlement and the disclosure of information to Parent in connection therewith shall be subject to the provisions of Section 7.7; provided, further, that the Company shall not agree to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.14 Voting. Parent covenants and agrees that, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, at the Company Shareholders Meeting or any other meeting or vote of or in connection with any approval of holders of Company Securities, however called, Parent will vote, or cause to be voted, to the extent entitled to vote, all Company Securities then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of (a) the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof, including the waiver of Section 9.01(a)(v) of the Company Agreement, and (b) for purposes of determining the manner in which the I-Units are voted, the approval of the EEP Merger Agreement (as it may be amended or otherwise modified from time to time) and the EEP Merger and the approval of any actions required in furtherance thereof.

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7.15 Special Committee.

(a) Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 7.15 shall not apply to the filling, in accordance with the provisions of the Company Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

(b) Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Company or the Company Board is permitted or required pursuant to this Agreement, such determination, decision, approval, consent, waiver or agreement must be authorized by the Special Committee.

7.16 Performance by Company. Parent shall cause the Company to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Company shall not be deemed to be breaches or violations or failures to perform by the Company of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent, any of its Subsidiaries or any of their respective officers.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been duly approved by holders of Listed Shares constituting the Requisite Company Vote in accordance with applicable Law and the Company Agreement.

(b) Listing. The shares of Parent Common Stock issuable to the holders of Listed Shares pursuant to this Agreement shall have been authorized for listing on the NYSE and the TSX, subject to official notice of issuance.

(c) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

(d) Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or been threatened in writing by the SEC, unless subsequently withdrawn.

(f) Consummation of EEP Merger. All of the conditions set forth in the EEP Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable parties thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the EEP Merger Agreement), and the parties thereto shall be ready, willing and able to consummate the EEP Merger.

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8.2 Conditions to Obligation of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 5.3 (Authority; Approval and Fairness) and Section 5.6 (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of the Company set forth in Section 5.2 (Capital Structure of the Company) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and (iii) each other representation and warranty of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Company Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Closing Certificate. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

8.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 6.3 (Authority; Approval) and Section 6.6 (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of Parent set forth in Section 6.2 (Capital Structure of Parent; Capitalization of Merger Sub) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and (iii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Parent Material Adverse Effect set forth therein) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received a written opinion of Vinson & Elkins LLP (or another nationally recognized tax counsel reasonably acceptable to the Company and Parent), in form and substance reasonably satisfactory to the Company Board and dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion and subject to the qualifications and limitations as may be set forth therein, for United States federal income tax purposes, the Merger should be treated as a reorganization qualifying under Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations contained in certificates of officers of the Company, Parent and Merger Sub, reasonably satisfactory in form and substance to such counsel and dated as of the Closing Date.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company by action of the Parent Board and the Company Board, with approval of the Special Committee.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Parent Board or the Company Board, with approval of the Special Committee, if:

(a) the Merger shall not have been consummated by March 18, 2019 (the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(b) the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement;

(c) any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

(d) if the EEP Merger Agreement shall have been terminated in accordance with its terms.

9.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by the Parent Board if:

(a) prior to the time the Requisite Company Vote is obtained, the Special Committee shall have made a Change of Recommendation; or

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(b) at any time prior to the Effective Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty days after the giving of notice thereof by Parent to the Company or (ii) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(b) shall not be available to Parent if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

9.4 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company Board, with approval of the Special Committee, if, at any time prior to the Effective Time, there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case, such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (a) sixty days after the giving of notice thereof by the Company to Parent or (b) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4 shall not be available to the Company if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

9.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement and (b) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall survive the termination of this Agreement.

9.6 Payment of Company Expenses. If this Agreement is terminated by (a) the Company pursuant to the provisions of Section 9.4 or (b) the Company or Parent pursuant to the provisions of Section 9.2(a) or 9.2(b), Parent shall pay to the Company by wire transfer of immediately available funds an account designated by the Company an amount equal to the Company Expenses, and such payment shall be made within five (5) Business Days after such termination.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. ARTICLE I, this ARTICLE X and the agreements of the Company, Parent and Merger Sub contained in ARTICLE III, ARTICLE IV, Section 7.9 (Expenses) and Section 7.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the Effective Time. ARTICLE I, this ARTICLE X and the agreements of the Company, Parent and Merger Sub contained in Section 7.9 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and Section 9.6 (Payment of Company Expenses) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement.

10.2 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 7.10 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended,

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modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification or waiver, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that, in the case of amendments, modifications or waivers by the Company, any such amendments, modifications or waivers must be approved by the Special Committee. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party, in whole or in part, to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective; provided, further, that the Company may not make or authorize any such waiver without the prior approval of the Special Committee.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY

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IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES: (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

10.5 Specific Performance.

(a) Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including by a Party’s failing to take such actions as are required of such Party hereunder in order to consummate the Transactions), immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts, provided that such Party seeking specific performance, injunction or other equitable remedy pursuant to this Section 10.5 is not in material default under this Agreement. Each Party agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

(b) To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.

10.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and delivered in person or by courier service, by registered or certified mail, return receipt requested, or sent by email; provided that any email transmission must e promptly confirmed by telephone or email. Such communications shall be sent to the respective Parties at the following street addresses or email

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addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.6:

If to the Company:

Enbridge Energy Management, L.L.C.
5400 Westheimer Court
Houston, TX 77056
Attention:	Corporate Secretary
Telephone:	(713) 627-5400
Email:	USCorporateSecretary@enbridge.com

with a copy to the Special Committee’s legal counsel (which shall not constitute notice):

Bracewell LLP
Suite 2300
711 Louisiana Street
Houston, TX 77002
Attention:	Will Anderson
Telephone:	(713) 221-1122
Email:	will.anderson@bracewell.com

If to Parent:

Enbridge Inc.
200 Fifth Avenue Place
425 1st Street S.W.
Calgary, Alberta, Canada
T2P 3L8
Attention:	Corporate Secretary
Telephone:	(201) 231-5935
Email:	corporatesecretary@enbridge.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	George J. Sampas
Telephone:	(212) 558-4000
Email:	sampasg@sullcrom.com

If to Merger Sub:

5400 Westheimer Court
Houston, TX 77056
Attention:	Corporate Secretary
Telephone:	(713) 627-5400
Email:	USCorporateSecretary@enbridge.com

A-47

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	George J. Sampas
Telephone:	(212) 558-4000
Email:	sampasg@sullcrom.com

10.7 Entire Agreement.

(a) This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters.

(b) Each Party acknowledges the provisions set forth in Section 5.15 (No Other Representations or Warranties) and Section 6.16 (No Other Representations or Warranties) and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter or any certificates delivered pursuant to this Agreement: (i) no Party has made or is making any other representations, warranties, statements, information or inducements; (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements; and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements provided to such Party by the other Party, in each case for clauses (i), (ii) and (iii), oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto.

10.8 Third-Party Beneficiaries. Except for, from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 7.10 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with

A-48

respect to such Party. No past, present or future director employee (including any officer), incorporator, manager, member, partner, stockholder, shareholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 10.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

10.10 Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

10.11 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 10.10, and any attempted or purported assignment or delegation in violation of this Section 10.12 shall be null and void; provided, however, that Parent may designate another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Company with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other wholly owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly owned Subsidiary as of the date of such designation; provided, further, that any such designation shall not prevent or materially impede or materially delay the consummation of the Transactions or otherwise adversely affect the rights of the shareholders of the Company under this Agreement in any material respect.

A-49

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

ENBRIDGE ENERGY MANAGEMENT, L.L.C.

By	/s/ Laura J. Buss Sayavedra
	Name:	Laura J. Buss Sayavedra
	Title:	Vice President

ENBRIDGE INC.

By	/s/ Al Monaco
	Name:	Al Monaco
	Title:	President & Chief Executive Officer

By	/s/ Tyler W. Robinson
	Name:	Tyler W. Robinson
	Title:	Vice President & Corporate Secretary

WINTER ACQUISITION SUB I, INC.

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

[Signature Page to Agreement and Plan of Merger]

ENBRIDGE ENERGY COMPANY, INC.

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Company Agreement Amendment

AMENDMENT NO. 3

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ENBRIDGE ENERGY MANAGEMENT, L.L.C.

[●] [●], 20[●]

This Amendment No. 3 (this “Amendment No. 3”) to the Amended and Restated Limited Liability Company Agreement (as amended to date, the “LLC Agreement”) of Enbridge Energy Management, L.L.C. (the “Company”) is hereby adopted by Enbridge Energy Company, Inc., a Delaware corporation (the “Sole Voting Shareholder”), as the sole Record Holder of Voting Shares of the Company. Capitalized terms used but not defined herein are used as defined in the LLC Agreement.

RECITALS

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated [●], 2018 (the “Merger Agreement”), among the Company, the Enbridge Inc., Winter Acquisition Sub I, Inc. and, solely for the purposes set forth therein, the Sole Voting Shareholder;

WHEREAS, pursuant to the Merger Agreement, this Amendment No. 3 was submitted to the Record Holders of Listed Shares for their approval;

WHEREAS, the Requisite Company Vote (as defined in the Merger Agreement) of Amendment No. 3 was obtained on [●], 2018; and

WHEREAS, pursuant to Section 8.01(a) of the LLC Agreement, the following amendment to the LLC Agreement has been approved by the Sole Voting Shareholder.

NOW THEREFORE, the Sole Voting Shareholder does hereby amend the LLC Agreement as follows:

Section	1. Amendments.

a. Section 4.03(b) of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

“The Record Holders of Listed Shares shall be entitled to one vote per Listed Share on matters submitted to a vote or consent of the Record Holders of Listed Shares, as provided in Section 4.03(c) and elsewhere in this Agreement.”

b. Section 4.03(d) of the LLC Agreement is hereby deleted in its entirety.

c. Section 4.03(e) of the LLC Agreement is hereby deleted in its entirety.

d. Section 5.02(a) of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

“Number. The Board shall consist of one or more members, the number thereof to be determined from time to time by approval of the Record Holders of a majority of the Voting Shares and Outstanding Listed Shares, voting as a single class.”

e. Section 5.02(b) of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

“Election of Directors; Term. The Record Holders of Voting Shares and Outstanding Listed Shares, voting as a single class, shall have the sole authority with respect to the election and removal of Directors as provided in this Section 5.02(b). Vacancies existing from time to time on the Board of Directors (including vacancies created by virtue of an increase by the Record Holders of Voting Shares and Outstanding Listed Shares, voting as a single class, in the number of Directors constituting the entire Board of Directors pursuant to Section 5.02(a)) shall be filled by nominees elected by the Record Holders of a majority of the Voting Shares and Outstanding Listed Shares, voting as a single class. Each Director shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. Any Director may resign at any time upon written notice to the Board of Directors or to the Secretary of the Company. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, no acceptance of such resignation shall be necessary for such resignation to become effective. Any Director or the entire Board of Directors may be removed at any time, with or without cause, by approval of the Record Holders of a majority of the Voting Shares and Outstanding Listed Shares, voting as a single class. No Person shall be qualified to be elected or re-elected as a Director of the Company after attaining the age of 70 years, except to the extent that any such election or re-election is first approved by the affirmative vote of Record Holders owning a majority of the outstanding Voting Shares and Outstanding Listed Shares, voting as a single class, which approval may be limited to a single election or re-election or for such other specified period as set forth in such approval authorization.”

f. Section 8.01(a) of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

“Any provision of this Agreement, including the Purchase Provisions, may be amended by the Record Holders of a majority of Voting Shares and Outstanding Listed Shares, voting as a single class.”

Section 2. General Authority. The appropriate officers of the Sole Voting Shareholder are hereby authorized to make such further clarifying and conforming changes to the LLC Agreement as they deem necessary or appropriate, and to interpret the LLC Agreement, to give effect to the intent and purpose of this Amendment No. 3.

Section 3. Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment No. 3 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the sole Record Holder of Voting Shares has executed this Amendment No. 3 as of [●][●], 20[●].

SOLE VOTING SHAREHOLDER

ENBRIDGE ENERGY COMPANY, INC.

By:
Name:
Title:

Annex B

PERSONAL AND CONFIDENTIAL

September 17, 2018

Special Committee of the Board of Directors

Enbridge Energy Management, L.L.C.

5400 Westheimer Court

Houston, Texas 77056

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Enbridge Inc. (“Parent”) and its affiliates) of the outstanding Listed Shares (as defined in the Agreement hereinafter identified) of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of September 17, 2018 (the “Agreement”), by and among Parent, Winter Acquisition Sub I, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), Enbridge Energy Management, L.L.C. (the “Company”) and, solely for purposes of Article I, Section 2.4 and Article X of the Agreement, Enbridge Energy Company, Inc. Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and each outstanding Listed Share (other than the Excluded Shares (as defined in the Agreement)) will be converted into the right to receive 0.335 common shares, no par value (the “Parent Common Shares”), of Parent (the “Exchange Ratio”). We understand that, substantially concurrent with the consummation of the Merger, an affiliate of Parent will merge (the “EEP Merger”) with and into Enbridge Energy Partners, L.P. (“EEP”), an affiliate of the Company of which the Company is a limited partner by virtue of its ownership of I-Units (as defined in the Agreement) of EEP, in accordance with the terms of the EEP Merger Agreement (as defined in the Agreement).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates, including EEP, and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which became payable upon the execution of the Agreement, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to a public offering by Spectra Energy Partners, LP, an affiliate of Parent, of 3.375% senior notes due 2026 and 4.5% senior notes due 2045 (aggregate principal amount $800 million) in October 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five years ended December 31, 2017; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly-available research analyst reports for the Company and Parent; certain financial analyses and forecasts

B-1

Special Committee of the Board of Directors

Enbridge Energy Management, L.L.C.

September 17, 2018

for EEP, certain financial analyses and forecasts for Parent stand alone, and certain financial analyses and forecasts for Parent pro forma for the Transaction and the EEP Merger, in each case, as prepared by the management of Parent and approved for our use by the Special Committee (the “Forecasts”), including certain cost synergies projected by the management of Parent to result from the Transaction and the EEP Merger, as approved for our use by the Special Committee (the “Estimated Cost Synergies”); and an estimated value of certain derivative claims brought by the EEP unitholders on behalf of EEP, as prepared by the Derivative Action Subcommittee of the Special Committee and approved for our use by the Special Committee (the “Claims Estimate”). We have also held discussions with members of the senior management of Parent and members of the Special Committee regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company, EEP and Parent; reviewed the reported price and trading activity for the Listed Shares, Parent Common Shares and EEP’s Class A Common Units; compared certain financial and stock market information for the Company, EEP and Parent with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the midstream oil and gas industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Estimated Cost Synergies, and the Claims Estimate, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, EEP or Parent or any of their respective subsidiaries and, except for the Claims Estimate, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, EEP or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement and that the EEP Merger will be consummated in accordance with the terms of the EEP Merger Agreement, in each case, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than the Parent and its affiliates) of Listed Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the EEP Merger, the EEP Merger Agreement or the transactions contemplated thereby, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the

B-2

Special Committee of the Board of Directors

Enbridge Energy Management, L.L.C.

September 17, 2018

Agreement or otherwise. We are not expressing any opinion as to the prices at which Parent Common Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, EEP or Parent or the ability of the Company, EEP or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Listed Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Parent and its affiliates) of Listed Shares.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)

B-3

ANNEX C

AMENDMENT NO. 3

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ENBRIDGE ENERGY MANAGEMENT, L.L.C.

[●] [●], 20[●]

This Amendment No. 3 (this “Amendment No. 3”) to the Amended and Restated Limited Liability Company Agreement (as amended to date, the “LLC Agreement”) of Enbridge Energy Management, L.L.C. (the “Company”) is hereby adopted by Enbridge Energy Company, Inc., a Delaware corporation (the “Sole Voting Shareholder”), as the sole Record Holder of Voting Shares of the Company. Capitalized terms used but not defined herein are used as defined in the LLC Agreement.

RECITALS

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated [●], 2018 (the “Merger Agreement”), among the Company, the Enbridge Inc., Winter Acquisition Sub I, Inc. and, solely for the purposes set forth therein, the Sole Voting Shareholder;

WHEREAS, pursuant to the Merger Agreement, this Amendment No. 3 was submitted to the Record Holders of Listed Shares for their approval;

WHEREAS, the Requisite Company Vote (as defined in the Merger Agreement) of Amendment No. 3 was obtained on [●], 2018; and

WHEREAS, pursuant to Section 8.01(a) of the LLC Agreement, the following amendment to the LLC Agreement has been approved by the Sole Voting Shareholder.

NOW THEREFORE, the Sole Voting Shareholder does hereby amend the LLC Agreement as follows:

Section	1. Amendments.

a.    Section 4.03(b) of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

“The Record Holders of Listed Shares shall be entitled to one vote per Listed Share on matters submitted to a vote or consent of the Record Holders of Listed Shares, as provided in Section 4.03(c) and elsewhere in this Agreement.”

b.    Section 4.03(d) of the LLC Agreement is hereby deleted in its entirety.

c.    Section 4.03(e) of the LLC Agreement is hereby deleted in its entirety.

d.    Section 5.02(a) of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

“Number. The Board shall consist of one or more members, the number thereof to be determined from time to time by approval of the Record Holders of a majority of the Voting Shares and Outstanding Listed Shares, voting as a single class.”

C-1

e.    Section 5.02(b) of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

“Election of Directors; Term. The Record Holders of Voting Shares and Outstanding Listed Shares, voting as a single class, shall have the sole authority with respect to the election and removal of Directors as provided in this Section 5.02(b). Vacancies existing from time to time on the Board of Directors (including vacancies created by virtue of an increase by the Record Holders of Voting Shares and Outstanding Listed Shares, voting as a single class, in the number of Directors constituting the entire Board of Directors pursuant to Section 5.02(a)) shall be filled by nominees elected by the Record Holders of a majority of the Voting Shares and Outstanding Listed Shares, voting as a single class. Each Director shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. Any Director may resign at any time upon written notice to the Board of Directors or to the Secretary of the Company. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, no acceptance of such resignation shall be necessary for such resignation to become effective. Any Director or the entire Board of Directors may be removed at any time, with or without cause, by approval of the Record Holders of a majority of the Voting Shares and Outstanding Listed Shares, voting as a single class. No Person shall be qualified to be elected or re-elected as a Director of the Company after attaining the age of 70 years, except to the extent that any such election or re-election is first approved by the affirmative vote of Record Holders owning a majority of the outstanding Voting Shares and Outstanding Listed Shares, voting as a single class, which approval may be limited to a single election or re-election or for such other specified period as set forth in such approval authorization.”

f.    Section 8.01(a) of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

“Any provision of this Agreement, including the Purchase Provisions, may be amended by the Record Holders of a majority of Voting Shares and Outstanding Listed Shares, voting as a single class.”

Section 2.    General Authority. The appropriate officers of the Sole Voting Shareholder are hereby authorized to make such further clarifying and conforming changes to the LLC Agreement as they deem necessary or appropriate, and to interpret the LLC Agreement, to give effect to the intent and purpose of this Amendment No. 3.

Section 3.    Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

Section 4.    Governing Law. This Amendment No. 3 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the sole Record Holder of Voting Shares has executed this Amendment No. 3 as of [●][●], 20[●].

SOLE VOTING SHAREHOLDER

ENBRIDGE ENERGY COMPANY, INC.

By:
Name:
Title:

C-2

The information in this document is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ANNEX D—EEP Proxy Statement/Prospectus

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED

OCTOBER 10, 2018

ENBRIDGE ENERGY PARTNERS, L.P.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[                    ]

To the Unitholders of Enbridge Energy Partners, L.P.:

On September 17, 2018, Enbridge Energy Partners, L.P., which is referred to as “EEP”, entered into an Agreement and Plan of Merger (which, as may be amended from time to time, is referred to as the “Merger Agreement”) with the general partner of EEP, which is Enbridge Energy Company, Inc. (the “General Partner”), Enbridge Energy Management, L.L.C., which is the delegate of the General Partner (the “GP Delegate” or “EEQ”), Enbridge Inc. (“Enbridge”), Enbridge (U.S.) Inc., Winter Acquisition Sub II, LLC (“Merger Sub”) and, solely for the purposes of Article I, Article II and Article XI therein, Enbridge US Holdings Inc. The Merger Agreement provides that Merger Sub will be merged with and into EEP, with EEP being the surviving entity and becoming an indirect wholly owned subsidiary of Enbridge (the “Merger”). As a result of the Merger, Enbridge will acquire indirectly all of the outstanding Class A common units representing limited partner interests in EEP (the “Class A common units”) that Enbridge and its subsidiaries do not already own.

A special committee composed of independent members of the board of directors of the GP Delegate, which is referred to as the “Special Committee”, the board of directors of the GP Delegate, which is referred to as the “GP Delegate Board”, and the board of directors of the General Partner, which is referred to as the “GP Board”, each have determined that the Merger is fair and reasonable to EEP, including the holders of the outstanding units of EEP (other than Enbridge and its affiliates), and have approved the Merger Agreement and the Merger. The approval of the Merger Agreement and the Merger by EEP requires the affirmative vote of (1) the holders of at least 66 2⁄3% of the outstanding EEP units (excluding the Class F units of EEP), and (2) the holders of a majority of the outstanding Class A common units (other than any Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the special meeting or any adjournment or postponement thereof.

If the Merger is successfully completed, each outstanding Class A common unit not owned by Enbridge or any of its subsidiaries will be converted into the right to receive 0.335 of an Enbridge common share, which common shares are referred to as “Enbridge common shares” and such exchange ratio is referred to as the “Exchange Ratio”. Based on the number of Enbridge common shares and Class A common units that are outstanding as of October 2, 2018 (other than any Class A common units owned by Enbridge or its subsidiaries), the number of Enbridge common shares issued in exchange for Class A units as a result of the proposed Merger would represent approximately 4.0% of the Enbridge common shares outstanding (or approximately 3.6% if the proposed Merger and the Other Merger Transactions were successfully completed, based on the number of Enbridge common shares expected to be issued in the proposed Merger and the Other Merger Transactions (as defined and described below) in accordance with the respective transaction agreements, and the number of outstanding Enbridge common shares and outstanding shares or units, as the case may be, of each of EEP, EEQ, SEP and ENF (each of SEP and ENF, as defined below), as of October 2, 2018). The actual number of Enbridge common shares issued in the Merger will be determined by multiplying the Exchange Ratio by the number of issued and outstanding Class A common units held by Unaffiliated EEP Unitholders as of the closing date of the Merger. The actual number of Enbridge common shares issued in each of the Other Merger Transactions will be determined by multiplying the applicable exchange ratio by the number of publicly held shares or units of the acquired entity as of the closing date of each such transaction.

Enbridge has also entered into definitive agreements to acquire, in separate combination transactions, all of the outstanding equity securities that Enbridge does not already own of (1) the GP Delegate, (2) Spectra Energy Partners, LP (“SEP”), and (3) Enbridge Income Fund Holdings Inc. (“ENF”), which transactions are referred to separately as the “EEQ merger”, the “SEP merger” and the “ENF plan of arrangement”, respectively, and collectively as the “Other Merger Transactions”.

Each of EEQ and ENF will hold a special meeting of its shareholders to obtain their approval of the applicable merger agreement or plan of arrangement. SEP will solicit consents in order to obtain the requisite approval of the SEP unitholders. Completion of the EEQ merger is contingent on the completion of the Merger, while none of the Merger, the SEP merger or the ENF plan of arrangement are conditioned on the completion of any of the Other Merger Transactions. The consents of Enbridge and its subsidiaries (other than SEP) to the SEP merger are sufficient to approve the SEP merger and the related merger agreement.

We are holding a special meeting of EEP unitholders on [            ], [            ] at [            ], local time, at 5400 Westheimer Court, Houston, Texas 77056, to obtain your vote to approve the Merger Agreement. Your vote is very important, regardless of the number of EEP units that you own. The Merger cannot be completed unless two-thirds of the outstanding EEP units (excluding the Class F units of EEP) and a majority of the outstanding Class A common units and i-units (other than Class A common units held by or i-units voted at the direction of Enbridge and its affiliates, and voting as a single class) are voted for the approval of the Merger Agreement at the special meeting. Therefore, your failure to vote your EEP units will have the same effect as a vote against approval of the Merger Agreement.

The Special Committee, the GP Delegate Board and the GP Board each recommend that EEP unitholders vote FOR the approval of the Merger Agreement, and the GP Delegate Board and the GP Board each recommend that EEP unitholders vote FOR the adjournment of the special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

The Class A common units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “EEP”, and the Enbridge common shares are traded on the NYSE and the Toronto Stock Exchange (the “TSX”) under the symbol “ENB”. The last reported sale price of Enbridge common shares on the NYSE on October 9, 2018, was US$33.70. The last reported sale price of the Class A common units on the NYSE on October 9, 2018, was US$11.40.

On behalf of the GP Board, I invite you to attend the special meeting. Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into it), which includes important information about the Merger Agreement, the proposed Merger, the Other Merger Transactions and the special meeting. Please pay particular attention to the section titled “Risk Factors” beginning on page [        ] of the accompanying proxy statement/prospectus.

On behalf of the GP Board, thank you for your continued support.

Sincerely,

Jeffrey A. Connelly

Chairman of the Board of Directors

Enbridge Energy Company, Inc., as the general

partner of Enbridge Energy Partners, L.P.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, THE APPROVAL OF THE MERGER AGREEMENT, THE ISSUANCE OF ENBRIDGE COMMON SHARES IN CONNECTION WITH THE MERGER OR ANY OTHER MERGER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Enbridge is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in the accompanying proxy statement/prospectus are residents of Canada, and that all or a substantial portion of the assets of Enbridge and said persons are located outside the United States.

The accompanying proxy statement/prospectus is dated [                    ], and is first being mailed to EEP unitholders on or about [            ].

ENBRIDGE ENERGY PARTNERS, L.P.

5400 Westheimer Court

Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the Unitholders of Enbridge Energy Partners, L.P.:

Notice is hereby given that a special meeting of unitholders of Enbridge Energy Partners, L.P., a Delaware limited partnership, which is referred to as “EEP”, will be held on [            ], [            ] at [            ], local time, at 5400 Westheimer Court, Houston, Texas 77056, solely for the following purposes:

•

Proposal 1: To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of September 17, 2018 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Enbridge Energy Partners, L.P. (“EEP”), Enbridge Energy Company, Inc. (the “General Partner”), Enbridge Energy Management, L.L.C. (the “GP Delegate”), Enbridge Inc. (“Enbridge”), Enbridge (U.S.) Inc., Winter Acquisition Sub II, LLC (“Merger Sub”) and, solely for purposes of Article I, Article II and Article XI therein, Enbridge US Holdings Inc.; and

•

Proposal 2: To consider and vote on a proposal to approve the adjournment of the special meeting from time to time, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

These items of business, including the Merger Agreement and the proposed Merger, are described in detail in the accompanying proxy statement/prospectus.

A special committee composed of independent members of the board of directors of the GP Delegate, which is referred to as the “Special Committee”, the board of directors of the GP Delegate, which is referred to as the “GP Delegate Board”, and the board of directors of the General Partner, which is referred to as the “GP Board”, each have, acting in good faith, determined that the Merger is fair and reasonable to EEP, including the holders of the outstanding units of EEP (other than Enbridge and its affiliates), have approved the Merger Agreement and the Merger and recommend that the EEP unitholders vote FOR the proposal to approve the Merger Agreement, and the GP Delegate Board and the GP Board each recommend that EEP unitholders vote FOR the adjournment of the special meeting from time to time if necessary to solicit additional proxies in favor of such approval.

Only EEP unitholders of record as of the close of business on [                    ] are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of EEP unitholders entitled to vote at the special meeting will be available in EEP’s offices located at 5400 Westheimer Court, Houston, Texas 77056, during regular business hours for a period of ten days before the special meeting, and at the place of the special meeting during the meeting.

YOUR VOTE IS VERY IMPORTANT!

Approval of the Merger Agreement by the holders of the EEP units (other than the Class F units of EEP, the “Outstanding EEP units”) is a condition to the consummation of the Merger and requires the affirmative vote of (1) the holders of at least 66 2⁄3% of the Outstanding EEP units, and (2) the holders of a majority of the outstanding Class A common units (other than any Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the special meeting or any adjournment or postponement thereof. Therefore, your vote is very important. Your failure to vote your EEP units will have the same effect as a vote against the approval of the Merger Agreement. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time by 11:59 p.m., Eastern Time, on the day before the special meeting. If your EEP units are held in the name of a bank, broker, nominee, trust company or other fiduciary, please follow the instructions on the voting instruction card furnished to you by them.

We urge you to carefully read the accompanying proxy statement/prospectus, including all documents incorporated by reference into it, and its annexes before voting your EEP units at the special meeting or submitting your voting instructions by proxy.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING:

Please note that space limitations make it necessary to limit attendance to EEP unitholders. Admission to the special meeting will be on a first-come, first-served basis. Registration will begin at [            ] a.m., and seating will begin at [                ]. EEP unitholders will be asked to present valid picture identification, such as a driver’s license or passport. EEP unitholders holding Class A common units in brokerage accounts will also need to bring a copy of the voting instruction card that they receive from their broker or other nominee in connection with the special meeting or a brokerage statement reflecting unit ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

By order of the board of directors,

Jeffrey A. Connelly

Chairman of the Board of Directors

Enbridge Energy Company, Inc., as the general

partner of Enbridge Energy Partners, L.P.

Houston, Texas

[            ]

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Enbridge and EEP from other documents that Enbridge and EEP have filed with the U.S. Securities and Exchange Commission, which is referred to as the “SEC”, and that are contained in or incorporated by reference herein. For a listing of documents incorporated by reference herein, please see the section titled “Where You Can Find More Information” beginning on page [        ] of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You will also be able to obtain copies of documents filed by Enbridge with the SEC from Enbridge’s website at https://www.enbridge.com/ under the “Investment Center” link and then under the heading “Reports and SEC Filings” or copies of documents filed by EEP with the SEC by accessing EEP’s website at https://www.enbridgepartners.com/ under the “Investor Relations” link, and then under the heading “Financial Information”. The information contained on either of Enbridge’s or EEP’s respective websites is not incorporated into this proxy statement/prospectus and is not a part of this proxy statement/prospectus.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Enbridge or EEP, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Enbridge Energy Partners, L.P.	Enbridge Inc.
5400 Westheimer Court Houston, Texas 77056 Attention: Corporate Secretary Telephone: 1-800-481-2804	200, 425 - 1st Street S.W. Calgary, Alberta T2P 3L8, Canada Attention: Investor Relations Telephone: 1-800-481-2804

In addition, if you have questions about the Merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact D.F. King & Co., Inc., EEP’s proxy solicitor, at the address and telephone numbers listed below. You will not be charged for any of these documents that you request.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (800) 549-6746

Email: Enbridge@dfking.com

To obtain timely delivery of these documents prior to the special meeting, holders of EEP units must request the information no later than [            ] (which is five business days before the date of the special meeting) in order to receive them before the special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Enbridge (File No. 333-[            ]), constitutes a prospectus of Enbridge under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Enbridge common shares to be issued to holders of Class A common units pursuant to the Merger Agreement.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of EEP under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of EEP unitholders, which is referred to as the “special meeting”, at which EEP unitholders will be asked to consider and vote on, among other matters, a proposal to approve the Merger Agreement.

We are responsible for the information contained in, and incorporated by reference into, this proxy statement/prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should bear in mind that although the information contained in, or incorporated by reference into, this proxy statement/prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this proxy statement/prospectus. Enbridge’s and EEP’s business, financial condition, results of operations and prospects may have changed since those dates.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation.

Enbridge and EEP have both contributed to the information contained in this proxy statement/prospectus. The information concerning Enbridge contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by Enbridge, and information concerning EEP contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by EEP.

Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

CURRENCY EXCHANGE RATE DATA

The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the daily exchange rate as reported by the Bank of Canada. Such exchange rate on October 2, 2018 was C$1.2817 = US$1.00.

	Period End	Average	Low	High
Year ended December 31, (C$ per US$)
2017	1.2545	1.2986	1.2128	1.3743
2016	1.3427	1.3248	1.2544	1.4589
2015	1.3840	1.2787	1.1728	1.3990
2014	1.1601	1.1045	1.0614	1.1643
2013	1.0636	1.0299	0.9839	1.0697

	Low	High
Month ended, (C$ per US$)
October 2018 (through October 2, 2018)	1.2803	1.2817
September 2018	1.2905	1.3188
August 2018	1.2917	1.3152
July 2018	1.3017	1.3255
June 2018	1.2913	1.3310
May 2018	1.2775	1.3020
April 2018	1.2552	1.2908

Source:

Bank of Canada website. Exchange rates prior to 2017 in the tables above represent daily noon rates. Due to a change in calculation methodology of the rates published by the Bank of Canada, the exchange rates for 2017 onward represent daily average exchange rates.

FREQUENTLY USED TERMS

This proxy statement/prospectus generally does not use technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:

“Canadian Tax Act” refers to the Income Tax Act (Canada), including the regulations promulgated thereunder, as amended from time to time.

“Class A common units” refers to the Class A common units representing limited partner interests in EEP.

“Class B common units” refers to the Class B common units representing limited partner interests in EEP. All outstanding Class B common units are held by the General Partner and have similar rights to the Class A common units, except with respect to certain allocations of taxable income. Class B common units are not publicly traded.

“Class E units” refers to the Class E units representing limited partner interests in EEP, all of which are held by the General Partner. There is no established public trading market for the Class E units.

“Class F units” refers to the Class F units representing limited partner interests in EEP, all of which are held by the General Partner. There is no established public trading market for the Class F units.

“Closing Date” refers to the date on which the Merger is completed.

“EEP” refers to Enbridge Energy Partners, L.P., a publicly-traded Delaware limited partnership.

“EEP Partnership Agreement” refers to the Eighth Amended and Restated Agreement of Limited Partnership of EEP, dated as of April 27, 2017, as amended.

“EEP unitholders” refers to holders of any EEP unit.

“EEP units” refers to the Class A common units, the Class B common units, the Class E units, the Class F units and the i-units of EEP.

“Effective Time” refers to the time on the Closing Date at which the Merger becomes effective as specified in the certificate of merger of EEP and Merger Sub to be filed with the Secretary of State of the State of Delaware.

“Enbridge” refers to Enbridge Inc., a Canadian corporation.

“Enbridge shareholders” refers to the holders of Enbridge common shares.

“Exchange Ratio” refers to 0.335 of a validly issued, fully paid and non-assessable Enbridge common share for each Class A common unit.

“Excluded Units” refers to Class A common units owned by Enbridge, the General Partner, Merger Sub or any other direct or indirect wholly owned subsidiary of Enbridge and Class A common units owned by the General Partner, the GP Delegate or EEP or any direct or indirect wholly owned subsidiary of EEP, and in each case not held on behalf of third parties.

“General Partner” refers to Enbridge Energy Company, Inc., a Delaware corporation and the general partner of EEP.

“GP Delegate” or “EEQ” refers to Enbridge Energy Management, L.L.C., a Delaware limited liability company and the delegate of the General Partner.

“i-unit” refers to the i-units representing limited partner interests of EEP. All i-units are owned by the GP Delegate and the i-units are not publicly traded.

“Majority of the Minority Vote” refers to the approval of the Merger Agreement by the holders of a majority of the outstanding Class A common units (other than Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of Enbridge and its affiliates), entitled to vote on such matter at the special meeting or any adjournment or postponement thereof, voting together as a single class.

“Merger” refers to the proposed merger of Merger Sub with and into EEP, pursuant to which EEP will survive the merger as an indirect wholly owned subsidiary of Enbridge.

“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of September 17, 2018, entered into by and among EEP, the General Partner, the GP Delegate, Enbridge, Enbridge (U.S.) Inc., Merger Sub and, solely for purposes of Article I, Article II and Article XI therein, Enbridge US Holdings Inc.

“Merger Consideration” refers to the conversion of each issued and outstanding Class A common unit immediately prior to the Effective Time (other than the Excluded Units) into the right to receive 0.335 of a validly issued, fully paid and non-assessable Enbridge common share.

“Merger Sub” refers to Winter Acquisition Sub II, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Enbridge.

“Midcoast Transaction” refers to the sale by Enbridge (U.S.) Inc., an indirect subsidiary of Enbridge, of Midcoast Operating, L.P. and its subsidiaries (collectively, “Midcoast”) to AL Midcoast Holdings, LLC for cash proceeds of approximately US$1.1 billion less deposits and other customary closing items, as disclosed in Enbridge’s Current Report on Form 8-K, filed with the SEC on August 1, 2018.

“Outstanding EEP units” refers to the EEP units, excluding the Class F units of EEP. Holders of Outstanding EEP units are entitled to vote at the special meeting.

“Record Date” refers to the close of business in New York, New York on [                    ].

“special meeting” refers to the special meeting of the holders of outstanding EEP units to be held on [                    ].

“Treaty” refers to the Canada-United States Income Tax Convention (1980).

“Unaffiliated EEP Unitholders” refers to the holders of Outstanding EEP units, other than Enbridge and its affiliates.

-i-

-ii-

-iii-

Withholding Rights	105

Adjustments to Prevent Dilution	105

No Dissenters’ Rights	105

Representations and Warranties	105

Interim Operations	109

Change in Recommendation	111

Prospectus/Proxy Filing; Information Supplied	113

Unitholders Meeting	114

Cooperation; Efforts to Consummate	114

Stock Exchange Listing and Delisting	115

Expenses	115

Indemnification; Directors’ and Officers’ Insurance	116

Distributions	117

Transaction Litigation	117

Voting	117

Special Committee	118

Performance by General Partner	118

Conditions to the Completion of the Merger	118

Termination	120

Payment of EEP Expenses	121

Modification or Amendment	121

Waiver of Conditions	121

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	122

In General	122

Holders Not Resident in Canada	123

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	125

Certain U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Class A Common Units	126

Each U.S. holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.	127

Certain U.S. Federal Income Tax Consequences of Owning and Disposing of Enbridge Common Shares Received in the Merger	128

COMPARISON OF RIGHTS OF ENBRIDGE SHAREHOLDERS AND EEP UNITHOLDERS	131

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EEP	156

Owners of More than Five Percent of the Outstanding Units of EEP	156

Security Ownership of the Management and Directors of EEP	157

-iv-

-v-

QUESTIONS AND ANSWERS

The following section provides brief answers to certain questions that you may have regarding the Merger Agreement and the proposed Merger. Please note that this section does not address all issues that may be important to you as a holder of EEP units. Accordingly, you should carefully read this entire proxy statement/prospectus, including each of the annexes, and the documents that have been incorporated by reference into this proxy statement/prospectus. Please read the section titled “Where You Can Find More Information” beginning on page [        ].

Q:	Why am I receiving these materials?

A:

This proxy statement/prospectus is being provided by the GP Board to holders of EEP units in connection with the proposed Merger and the issuance of Enbridge common shares to holders of Class A common units in connection with the proposed Merger.

Q:	What is the proposed transaction?

A:

Enbridge and EEP have agreed that Enbridge will acquire EEP by merging Merger Sub, a wholly owned subsidiary of Enbridge, with and into EEP, with EEP surviving the Merger as an indirect wholly owned subsidiary of Enbridge, under the terms of the Merger Agreement described in this proxy statement/prospectus and attached as Annex A to this proxy statement/prospectus. As a result of the Merger, each issued and outstanding Class A common unit, other than the Excluded Units, will be converted into the right to receive 0.335 of an Enbridge common share. The Excluded Units will remain outstanding and will not be affected by the Merger and no consideration will be delivered in respect thereof.

The Merger will become effective at the Effective Time.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by the GP Board.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], [ ] at [ ], local time, at 5400 Westheimer Court, Houston, Texas 77056.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	Merger Agreement: To approve the Merger Agreement; and

•

Adjournment: To approve any motion to adjourn the special meeting from time to time to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal on the Merger Agreement.

Q:	How do the Special Committee, the GP Delegate Board and the GP Board recommend that I vote on the proposals?

A:	The Special Committee recommends that you vote:

•	“FOR” the proposal to approve the Merger Agreement.

The GP Delegate Board and the GP Board each recommend that you vote:

•	“FOR” the proposal to approve the Merger Agreement; and

•	“FOR” any adjournment proposal.

For a discussion of each proposal, see the sections titled “The Merger—Recommendation of the Special Committee” beginning on page [        ], “The Merger—Recommendation of the GP Delegate Board” beginning on page [        ], “The Merger—Recommendation of the GP Board” beginning on page [        ] and “The Merger—Reasons for the Recommendation of the Special Committee” beginning on page [        ].

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of Outstanding EEP units as of the close of business on [            ], will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. [            ] is referred to as the “Record Date” for the purposes of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:

A quorum is the number of units that must be present, in person or by proxy, in order for business to be transacted at a meeting of the EEP unitholders. A quorum of EEP unitholders is required to approve the Merger Agreement at the special meeting, but not to approve any adjournment of the meeting. The presence, in person or by proxy, of EEP unitholders representing 66 2⁄3% of the Outstanding EEP units on the Record Date will constitute a quorum for the special meeting.

Q:	What vote is required to approve the proposals?

A:

The approval of the Merger Agreement and the Merger by EEP requires the affirmative vote by (1) the holders of at least 66 2⁄3% of the Outstanding EEP units, and (2) the holders of a majority of the outstanding Class A common units (other than any Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the special meeting or any adjournment or postponement thereof. Pursuant to the terms of the EEP Partnership Agreement, the General Partner may adjourn the special meeting from time to time without limited partner action as described under “The Special Meeting—Adjournments”. Adjournment of the special meeting by EEP limited partner action requires (1) if a quorum does not exist, the affirmative vote of the holders of a majority of the outstanding EEP units represented either in person or by proxy at the special meeting or (2) if a quorum does exist, the affirmative vote of 66 2⁄3% of the outstanding EEP units represented either in person or by proxy at the special meeting.

Pursuant to the terms of the Merger Agreement, Enbridge and certain of its subsidiaries, which as of October 2, 2018 beneficially owned approximately 148.3 million Outstanding EEP units (inclusive of the approximately 11.5 million i-units corresponding to the number of shares of the GP Delegate indirectly owned by Enbridge) representing approximately 32.9% of the Outstanding EEP units, have agreed that, at the special meeting and at any meeting of holders of listed shares of EEQ held for the purpose of determining how the i-units shall be voted, it will vote, or cause to be voted, to the extent permitted under the organizational documents of EEQ, any EEP units or listed shares of EEQ then owned beneficially or of record by it or any of its subsidiaries, in favor of the approval of the Merger Agreement.

ENBRIDGE SHAREHOLDERS ARE NOT BEING ASKED FOR A CONSENT OR PROXY AND ENBRIDGE SHAREHOLDERS ARE REQUESTED NOT TO SEND ENBRIDGE A CONSENT OR PROXY.

Q:	How are votes counted?

A:

For the proposal to approve the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or EEP units voting on the proposal to approve the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the proposal to approve the Merger Agreement. Failure to submit your proxy or to attend the meeting will also have the same effect as a vote against the proposal to approve the Merger Agreement. In addition, if your EEP units are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your EEP units on the proposal to approve the Merger Agreement in the absence of specific instructions from you. These non-voted EEP units will not be counted as present for purposes of determining a quorum and will have the effect of a vote against the approval of the Merger Agreement.

For any adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as a vote against this proposal. Failure to submit your proxy and to attend the meeting will have no effect on the outcome of any vote to adjourn the special meeting if a quorum is not present. If a quorum is present, it will have the same effect as a vote against any adjournment proposal. In addition, if your EEP units are held in the name of a bank, broker, nominee, trust company or other fiduciary, your bank, broker, nominee, trust company or other fiduciary will not be entitled to vote your EEP units on this proposal in the absence of specific instructions from you. These non-voted EEP units will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of any vote of the EEP limited partners to adjourn the special meeting unless a quorum is present.

If you sign your proxy card without indicating how you wish to vote, your shares will be voted FOR the approval of the Merger Agreement and FOR any adjournment proposal, and in accordance with the recommendations of the GP Delegate Board and the GP Board on any other matters properly brought before the meeting for a vote.

Q:	How do Enbridge and the General Partner’s and the GP Delegate’s directors and executive officers intend to vote?

A:

As of October 2, 2018, Enbridge and its subsidiaries (other than the GP Delegate) held and were entitled to vote, in the aggregate, Class A common units, Class B common units and Class E units of EEP, and the GP Delegate’s shares corresponding to i-units of EEP, representing approximately 32.9% of the Outstanding EEP units, and the directors and executive officers of the General Partner and the GP Delegate held and were entitled to vote, in the aggregate, Class A common units and the GP Delegate’s shares corresponding to EEP i-units representing approximately [    ]% of the Outstanding EEP units. Enbridge has agreed in the Merger Agreement that, subject to limited exceptions, it and its subsidiaries would vote their EEP units and the listed and voting shares of the GP Delegate (which are referred to as the “EEQ shares”) FOR the Merger Agreement proposal, and Enbridge believes that Enbridge and its subsidiaries intend to vote their EEP units and EEQ shares FOR any adjournment proposal. Enbridge believes the General Partner’s and the GP Delegate’s directors and executive officers intend to vote all of their EEP units and EEQ shares FOR the Merger Agreement proposal and FOR any adjournment proposal. The GP Delegate will submit the Merger Agreement proposal and any adjournment proposal to a vote of the GP Delegate shareholders to determine how the GP Delegate will vote the i-units of EEP at the special meeting.

Q:	How will the i-units be voted by the GP Delegate with respect to the Merger?

A:

In any matter submitted by EEP for a vote of the holders of the i-units of EEP, including the Merger, the i-units of EEP will be voted by the GP Delegate proportionately to the number of affirmative and negative votes cast by holders of the EEQ shares. The Merger will be submitted to a vote of the GP Delegate’s shareholders. Following the conclusion of such GP Delegate’s shareholder vote, the GP Delegate will vote the i-units of EEP held by it on the Merger in proportion to the number of affirmative and negative votes of the GP Delegate voted with respect to the Merger at the special meeting.

Q:	What will happen to EEP as a result of the Merger?

A:	If the Merger is successfully completed, Merger Sub will be merged with and into EEP, with EEP being the surviving entity, and EEP will become an indirect wholly owned subsidiary of Enbridge.

Q:	What will holders of Class A common units be entitled to receive in the Merger?

A:

At the Effective Time of the Merger, each Class A common unit issued and outstanding (other than the Excluded Units) will be converted into the right to receive 0.335 of an Enbridge common share, which is referred to as the “Merger Consideration”.

If the Exchange Ratio would result in an Unaffiliated EEP Unitholder being entitled to receive, after aggregating all fractional units which such holder would otherwise be entitled to receive in connection with the Merger, a fraction of an Enbridge common share rounding to three decimal places, such holder will receive a cash payment (without interest, rounded down to the nearest cent) in lieu of such fractional Enbridge common share in an amount equal to the product obtained by multiplying (1) the amount of the fractional share interest in an Enbridge common share to which such holder would be entitled rounding to three decimal places and (2) an amount equal to the average of the volume-weighted average price per share of Enbridge common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Enbridge and EEP) on the trading day immediately prior to the Effective Time for ten trading days ending on the fifth full business day immediately prior to the Closing Date. For additional information regarding exchange procedures, please read “The Merger Agreement—Exchange Procedures” beginning on page [        ].

Q:	What will happen to future distributions on my Class A common units?

A:

Once the Merger is completed, former EEP unitholders who surrender their Class A common units in accordance with the Merger Agreement will be eligible, in their capacity as Enbridge shareholders, to receive dividends declared by the board of directors of Enbridge (the “Enbridge Board”) on Enbridge common shares, if any, after the Effective Time of the Merger. Enbridge has a sustained track record of declaring dividends on Enbridge common shares continuing through recent periods and has forecasted that it will continue to do so; however, there is no guarantee that the Enbridge Board will, in the future, declare dividends on Enbridge common shares. See the sections titled “Comparative Share and Unit Prices: Dividends and Distributions” beginning on page [        ] and “Risk Factors—Risks Related to the Enbridge Common Shares—Enbridge may not pay any cash dividends to Enbridge shareholders, and Enbridge’s ability to declare and pay cash dividends to Enbridge shareholders, if any, in the future will depend on various factors, many of which are beyond Enbridge’s control” beginning on page [        ].

Q:	When do you expect the Merger to be completed?

A:

Enbridge and EEP are working to complete the Merger as soon as possible. A number of conditions must be satisfied before Enbridge and EEP can complete the Merger. For more information about these conditions, please read “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [        ]. Although Enbridge and EEP cannot be sure when all of the conditions to the Merger will be satisfied, Enbridge and EEP expect to complete the Merger as soon as practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Assuming timely satisfaction of the necessary closing conditions, Enbridge and EEP currently expect the Closing Date to occur in the fourth quarter of 2018.

Q:	Does the Special Committee, the GP Delegate Board and the GP Board recommend that Unaffiliated EEP Unitholders approve the Merger Agreement and the Merger?

A:	Yes. The Special Committee, the GP Delegate Board and the GP Board recommend that the Unaffiliated EEP Unitholders approve the Merger Agreement and the Merger.

The Special Committee, the GP Delegate Board and the GP Board considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, acting in good faith, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to EEP, including the Unaffiliated EEP Unitholders, and (2) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. The Special Committee recommended that the GP Delegate Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The GP Delegate Board recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The GP Board directed that the Merger Agreement be submitted to the limited partners of EEP for their approval. Each of the GP Delegate Board and the GP Board recommends that the limited partners of EEP approve the Merger Agreement and the Merger.

Q:	What happens if I transfer or sell my EEP units after the Record Date but before the special meeting or before completion of the Merger?

A:

The Record Date is earlier than the date of the special meeting and the date that the Merger is expected to be completed. If you transfer or sell your EEP units after the Record Date but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your EEP units through the completion of the Merger.

Q:	What do I need to do now?

A:

Please vote as soon as possible. Enbridge and EEP urge you to read carefully this proxy statement/prospectus, including its annexes, and to consider how the Merger affects you as an EEP unitholder. You should also carefully read the documents referenced under “Where You Can Find More Information”.

Q:	How do I vote?

A:

You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your EEP units will be represented at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your EEP units will be voted for approval of the Merger Agreement and for any adjournment proposal. If you fail to vote your EEP units, the effect will be a vote against approval of the Merger Agreement, but it will not affect the vote on any proposal to adjourn the special meeting unless a quorum is present.

If your EEP units are held by your bank, broker, nominee, trust company or other fiduciary, see below.

Q:	Can I vote by telephone or electronically?

A:	If you hold your EEP units as an EEP unitholder of record, you may vote by telephone or by the Internet by following the instructions set forth on the enclosed proxy card.

If your EEP units are held by your bank, broker, nominee, trust company or other fiduciary, often referred to as held in “street name”, please contact your bank, broker, nominee, trust company or other fiduciary to determine whether you will be able to vote by telephone or electronically.

Q:	If my EEP units are held in “street name” by my bank, in a brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote my EEP units for me?

A:	No, if you hold your EEP units in “street name” with a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee.

Q:	What does it mean if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your EEP units in more than one brokerage account, if you hold EEP units directly as a holder of record and also in “street name”, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your EEP units are voted.

Q:	May I change my vote?

A:

Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. If you are an EEP unitholder of record and have properly completed and submitted your proxy card or proxy by telephone or the Internet, you may do this in a number of ways.

•	First, you may send EEP a written notice stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new, later-dated proxy card.

If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Corporate Secretary of the GP Delegate, at 5400 Westheimer Court, Houston, Texas 77056. You also may submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card. If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting.

Finally, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your EEP units are held in street name and you have instructed a bank, broker, nominee, trust company or other fiduciary to vote your EEP units, you must follow the directions received from your bank, broker, nominee, trust company or other fiduciary to change your vote or to vote at the special meeting.

Q:	Should holders of Class A common units tender their Class A common units now?

A:

No. After the Merger is completed, holders of Class A common units who hold their Class A common units in certificated or book-entry form will receive written instructions for exchanging their Class A common units. If you own Class A common units in “street name”, the Merger Consideration should be credited to your account in accordance with the policies and procedures of your broker or nominee within a few days following the closing date of the Merger. More information on the documentation you are required to deliver to the Exchange Agent can be found in the section titled “The Merger Agreement—Exchange Procedures” beginning on page [        ].

Please do not send in your EEP unit certificates now.

Q:	Where will Class A common units and Enbridge common shares trade after the Merger?

A:

Class A common units will no longer be publicly traded following the Merger and will be delisted from the NYSE. Enbridge common shares will continue to trade on the NYSE and the TSX under the symbol “ENB” after the Merger.

Q:	What percentage of Enbridge common shares will current Unaffiliated EEP Unitholders own after the successful consummation of the proposed Merger?

A:

If the proposed Merger is successfully completed, Unaffiliated EEP Unitholders would collectively receive 72,256,181 Enbridge common shares, which represents approximately 4.0% of the outstanding Enbridge common shares based on the Exchange Ratio and the number of outstanding Enbridge common shares and Class A common units (other than the Excluded Units) as of October 2, 2018 (excluding any Enbridge common shares to be issued in connection with the Other Merger Transactions). If, in addition to the proposed Merger, each Other Merger Transaction is successfully completed, the Merger Consideration would represent approximately 3.6% of the outstanding Enbridge common shares, based on the number of Enbridge common shares to be issued in the proposed Merger and the Other Merger Transactions pursuant to the respective merger agreements and arrangement agreement, and the number of outstanding Enbridge common shares and outstanding shares or units, as the case may be, of each of EEQ, SEP and ENF, as of October 2, 2018. The actual number of Enbridge common shares issued in the Merger will be determined by multiplying the Exchange Ratio by the number of issued and outstanding Class A common units held by Unaffiliated EEP Unitholders as of the closing date of the Merger. The actual number of Enbridge common shares issued in each of the Other Merger Transactions will be determined by multiplying the applicable exchange ratio by the number of publicly held shares or units of the acquired entity as of the closing date of each such transaction.

Q:	What are the expected U.S. federal income tax consequences to an EEP unitholder as a result of the Merger?

A:

The receipt of Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for Class A common units pursuant to the Merger Agreement should be a taxable transaction to U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ]) for U.S. federal income tax purposes. In such case, a U.S. holder will generally recognize gain or loss on the receipt of Enbridge common shares and/or any cash received in lieu of fractional shares in exchange for Class A common units, generally taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by EEP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of EEP’s income may become available to offset a portion of the gain recognized by such U.S. holder. For more information, see the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ] for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger.

Q:	What are the expected U.S. federal income tax consequences for an EEP unitholder as a result of the ownership of Enbridge common shares after the Merger is completed?

A:

Enbridge is a corporation organized under the laws of Canada that is treated as a corporation for U.S. federal income tax purposes, and thus, Enbridge and its subsidiaries (and not the Enbridge shareholders) are subject to taxation on their taxable income. A distribution of cash by Enbridge to a shareholder who is a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ]) will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of Enbridge’s current and accumulated “earnings and profits” as determined under U.S. federal income tax principles. Any portion of the cash distributed to Enbridge shareholders by Enbridge after the Merger that exceeds Enbridge’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s Enbridge common shares and, to the extent the distribution exceeds such shareholder’s adjusted tax basis, as capital gain from the sale or exchange of such Enbridge common shares. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each Enbridge shareholder should expect to generally treat distributions made by Enbridge as dividends. See the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ] for a more complete discussion of the expected U.S. federal income tax consequences of owning and disposing of Enbridge common shares received in the Merger.

Q:	What are the expected Canadian federal income tax consequences for an EEP unitholder as a result of the ownership of Enbridge common shares after the Merger is completed?

A:

Dividends paid or credited or deemed to be paid or credited on Enbridge common shares to a Non-Canadian Resident Holder (as defined in the section titled “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page [        ]) generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%. Enbridge will be required to withhold the required amount of withholding tax from the dividend, and to remit the withheld tax to the CRA for the account of the Non-Canadian Resident Holder.

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Enbridge common shares, unless the shares are “taxable Canadian property” and the shares are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition. See the section titled “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page [        ] for a more complete discussion of the expected Canadian federal income tax consequences of owning and disposing of Enbridge common shares received in the Merger.

Q:	Are holders of Class A common units entitled to appraisal rights?

A:	No. Holders of Class A common units do not have appraisal rights under applicable law or contractual appraisal rights under the EEP Partnership Agreement or the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not completed for any reason, you will not receive any form of consideration for your Class A common units in connection with the Merger. Instead, EEP will remain a public limited partnership and the Class A common units will continue to be listed and traded on the NYSE.

Q:	Enbridge has also entered into acquisition agreements in respect of the Other Merger Transactions. What impact will these transactions have on the Merger?

A:

Enbridge has also entered into acquisition agreements to acquire, in separate combination transactions, all of the outstanding equity securities that Enbridge does not already own of (1) EEQ, (2) SEP and (3) ENF. The completion of the Merger is not conditioned upon or subject to the completion of any of the Other Merger Transactions. In the event of the successful completion of any or all of the Other Merger Transactions, Enbridge expects to issue additional Enbridge common shares in exchange for the equity interests acquired in such transactions. See the section titled “Risk Factors—Risks Related to the Enbridge Common Shares—

There may be future dilution of the Enbridge common shares, including as a result of any Enbridge common shares issued in connection with the Other Merger Transactions, which could adversely affect the market price of Enbridge common shares” beginning on page [ ].

Q:	Whom do I call if I have further questions about the Merger Agreement or the Merger?

A:

If you have any questions about the Merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the Merger.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (800) 549-6746

Email: Enbridge@dfking.com

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby and for a more complete description of the terms of the Merger Agreement, you should read carefully this entire proxy statement/prospectus, including the annexes, as well as the documents incorporated by reference into this proxy statement/prospectus, and the other documents to which you are referred. In addition, Enbridge and EEP incorporate by reference important business and financial information about Enbridge and EEP into this document, as further described in the section titled “Where You Can Find More Information” beginning on page [        ]. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page [        ]. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information about the Companies (page [        ])

Enbridge Inc.

200, 425 - 1st Street S.W.

Calgary, Alberta T2P 3L8, Canada

Phone: 1-403-231-3900

Enbridge is a North American energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation assets. Enbridge delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline, and accounts for approximately 65% of United States-bound Canadian crude oil exports. Enbridge also moves approximately 20% of all natural gas consumed in the United States, serving key supply basins and demand markets. Its regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. Enbridge also has interests in more than 1,700 megawatts (MW) of net renewable power generation capacity in North America and Europe. Enbridge has ranked on the Global 100 Most Sustainable Corporations index for the past nine years. Enbridge was incorporated on April 13, 1970 under the Companies Ordinance of the Northwest Territories and was continued under the Canada Business Corporations Act (the “Canada Corporations Act”) on December 15, 1987. Enbridge indirectly holds all of the outstanding equity interests of Merger Sub, an indirect wholly owned subsidiary formed in Delaware for the sole purpose of completing the Merger.

Enbridge is a public company and the Enbridge common shares trade on both the TSX and the NYSE under the ticker symbol “ENB”. Enbridge’s principal executive offices are located at 200, 425 - 1st Street S.W., Calgary, Alberta T2P 3L8, Canada, and its telephone number is 1-403-231-3900.

Enbridge Energy Partners, L.P.

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

EEP is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transportation and marketing assets in the United States. EEP was formed in 1991 by the General Partner to own and operate the Lakehead System, which is the U.S. portion of a crude oil and liquid petroleum pipeline system extending from western

Canada through the upper and lower Great Lakes region of the United States to eastern Canada (Mainline System). A subsidiary of Enbridge owns the Canadian portion of the Mainline System. Enbridge is the ultimate parent of the General Partner.

The GP Delegate is a Delaware limited liability company that was formed in May 2002 to manage EEP’s business and affairs. Under a delegation of control agreement, the General Partner delegated substantially all of its power and authority to manage and control EEP’s business and affairs to the GP Delegate. The General Partner, through its direct ownership of the voting shares of the GP Delegate, elects all of the directors of the GP Delegate. The GP Delegate is the sole owner of all of EEP’s i-units.

EEP’s executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

Merger Sub

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

Merger Sub, a Delaware limited liability company and an indirect wholly owned subsidiary of Enbridge, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into EEP. As a result, EEP will survive the Merger as a wholly owned subsidiary of Enbridge. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

The Merger and the Merger Agreement (pages [        ] and [        ])

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Special Committee, the GP Delegate Board and the GP Board have unanimously approved the Merger Agreement. The Merger Agreement provides for the acquisition by Enbridge of the outstanding Class A common units not already owned by Enbridge and its subsidiaries through the merger of Merger Sub, a wholly owned subsidiary of Enbridge, with and into EEP with EEP continuing as the surviving company. Each Unaffiliated EEP Unitholder will be entitled to receive 0.335 of an Enbridge common share in exchange for each Class A common unit that such holder owns immediately prior to the Effective Time of the Merger.

Relationship of the Parties to the Merger Agreement (page [        ])

Enbridge indirectly owns all of the common stock of the General Partner, the general partner of EEP, which owns approximately 148.3 million units of EEP (inclusive of the approximately 11.5 million i-units corresponding to the number of shares of the GP Delegate indirectly owned by Enbridge). These units, which, as of October 2, 2018, consist of approximately 110.8 million Class A common units, 7.8 million Class B common units, 18.1 million Class E units, 1,000 Class F units and approximately 11.5 million i-units (corresponding to the number of shares of the GP Delegate indirectly owned by Enbridge), represent approximately 32.9% of the total outstanding limited partner interests of EEP. In addition, the General Partner owns an effective 2% interest in EEP and its operating partnerships resulting from its general partnership interest in EEP. Together, these limited partner and general partner interests represent approximately 34.2% of EEP’s total effective ownership and economic interest.

The General Partner has delegated to the GP Delegate, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of EEP and its operating limited partnerships. The General Partner also owns all of the voting shares of the GP Delegate, which are the only shares entitled to vote in the election of the GP Delegate’s directors. The GP Delegate owns all of the outstanding i-units of EEP. Enbridge indirectly owns approximately 11.5 million listed shares of the GP Delegate, representing in the aggregate approximately 11.7% of the GP Delegate’s total outstanding limited liability company interests.

Certain executive officers and directors of Enbridge are also executive officers and directors of the General Partner and the GP Delegate. J. Herbert England serves as a member of the boards of directors of all three companies.

See the section titled “The Merger—Relationship of the Parties to the Merger Agreement” beginning on page [        ].

Merger Consideration (page [        ])

At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any holder of EEP partnership interests, each Class A common unit issued and outstanding immediately prior to the Effective Time (other than the Excluded Units) will be converted into the right to receive Enbridge common shares in exchange for such holder’s Class A common units at the Exchange Ratio. Enbridge will not issue any fractional Enbridge common shares in the Merger. For additional information regarding exchange procedures, please read “The Merger—Merger Consideration”.

Required Approval by the EEP Unitholders (page [        ])

The approval of the Merger Agreement and the Merger by EEP requires the affirmative vote by (1) the holders of at least 66 2⁄3% of the Outstanding EEP units, and (2) the holders of a majority of the outstanding Class A common units (other than any Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the special meeting or any adjournment or postponement thereof. Pursuant to the terms of the Merger Agreement, Enbridge and certain of its subsidiaries, which as of October 2, 2018 beneficially owned approximately 148.3 million Outstanding EEP units (inclusive of the approximately 11.5 million i-units corresponding to the number of shares of the GP Delegate indirectly owned by Enbridge) representing approximately 32.9% of the Outstanding EEP units, have agreed that, at the special meeting and at any meeting of holders of listed shares of EEQ held for the purpose of determining how the i-units shall be voted, it will vote, or cause to be voted, to the extent permitted under the organizational documents of EEQ, any EEP units or listed shares of EEQ then owned beneficially or of record by it or any of its subsidiaries, in favor of the approval of the Merger Agreement.

Recommendation of the Special Committee, GP Delegate Board and the GP Board (page [        ])

The Special Committee, the GP Delegate Board and the GP Board considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, acting in good faith, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the

Merger, are fair and reasonable to EEP, including the Unaffiliated EEP Unitholders, and (2) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. The Special Committee recommended that the GP Delegate Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The GP Delegate Board recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The GP Board directed that the Merger Agreement be submitted to the limited partners of EEP for their approval. Each of the GP Delegate Board and the GP Board recommends that the limited partners of EEP approve the Merger Agreement and the Merger. For a discussion of the many factors considered by the Special Committee, the GP Delegate Board and the GP Board in making their determination and approval, please read “The Merger—Recommendation of the Special Committee”, “ —Recommendation of the GP Delegate Board” and “—Recommendation of the GP Board” beginning on page [        ].

The Special Committee, the GP Delegate Board and the GP Board each recommend that EEP unitholders vote FOR the approval of the Merger Agreement and FOR the adjournment of the special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

Reasons for the Recommendation of the Special Committee (page [        ])

The Special Committee consists of three independent directors: Jeffrey A. Connelly, William S. Waldheim and Dan S. Westbrook. The Special Committee retained Bracewell LLP (“Bracewell”) and Morris, Nichols, Arsht & Tunnell LLP (“MNAT”) as its independent legal advisors. The Special Committee also retained Morris James LLP (“Morris James”) as its independent legal advisor with respect to considering the Derivative Action (as defined below). In addition, the Special Committee retained Evercore Group L.L.C. (“Evercore”) as its independent financial advisor. The Special Committee oversaw the performance of the legal and financial due diligence by its advisors, conducted an extensive review and evaluation of the Merger and conducted negotiations with Enbridge and its representatives with respect to the Exchange Ratio and the Merger Agreement.

The Special Committee considered the benefits of the Merger Agreement and the Merger, as well as the associated risks, and on September 17, 2018, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to EEP, including the Unaffiliated EEP Unitholders, (2) approved the Merger Agreement and the transactions contemplated thereby, (3) approved the execution, delivery and performance of the Merger Agreement by EEP, (4) recommended that the GP Delegate Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement by EEP and the consummation of the transactions contemplated thereby and (5) recommended that the GP Delegate Board submit the Merger Agreement to a vote of the limited partners of EEP and recommend the approval of the Merger Agreement and the transactions contemplated thereby by the limited partners of EEP.

The GP Delegate Board directed that the Merger Agreement be submitted to the limited partners of EEP for their approval. The GP Delegate Board recommends that the limited partners of EEP approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Opinion of Evercore—Financial Advisor to the Special Committee (page [        ])

The Special Committee retained Evercore to act as its financial advisor in connection with evaluating the proposed Merger. At the request of the Special Committee, at a meeting of the Special Committee held on September 17, 2018, Evercore rendered its oral opinion to the Special Committee (subsequently confirmed in writing) that, as of September 17, 2018, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion as set forth therein, the Exchange Ratio was fair, from a financial point of view, to EEP and the holders of Class A common units other than Enbridge and its affiliates. The full text of Evercore’s written opinion, dated as of September 17, 2018, to the Special Committee, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The description of Evercore’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Evercore’s written opinion.

Evercore’s opinion was prepared for the information and benefit of the Special Committee and for the purpose of providing an opinion to the Special Committee as to the fairness of the Exchange Ratio, from a financial point of view, to EEP and the holders of the Class A common units other than Enbridge and its affiliates. Evercore did not express any opinion on any other term, aspect or implication of the Merger. Evercore expressed no opinion as to the relative merits of the Merger as compared to other transactions or business or financial strategies that might be available to EEP, at the date of the opinion or in the future, including any potential transaction or strategy reviewed by Evercore, nor did it address the underlying business decision of Enbridge or EEP to engage in the Merger or use the Exchange Ratio. Neither Evercore’s opinion, the summary of such opinion nor the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to the Special Committee, the GP Delegate Board, the holders of the Class A common units or any other persons in respect of the Merger, including as to how any holder of Class A common units or i-units of EEP or any holder of listed shares of EEQ should vote or act in respect of the Merger or any other transaction.

The Special Meeting (page [        ])

Date, Time and Place of the Special Meeting (page [        ])

The special meeting will be held on [            ], [            ] at [            ], local time, at 5400 Westheimer Court, Houston, Texas 77056.

Record Date; Outstanding EEP Units; Units Entitled to Vote (page [        ])

The Record Date for the special meeting is [            ]. Only holders of Outstanding EEP units as of the close of business on the Record Date will be entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

A complete list of EEP unitholders entitled to vote at the special meeting will be available for inspection at EEP’s principal place of business during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting. See the section titled “The Special Meeting—Record Date; Outstanding EEP Units; Units Entitled to Vote” beginning on page [        ].

Required Vote (page [        ])

The approval of the Merger Agreement and the Merger by EEP requires the affirmative vote or consent of (1) the holders of at least 66 2⁄3% of the Outstanding EEP units, and (2) the holders of a majority of the outstanding Class A common units (other than Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the special meeting or any adjournment or postponement thereof (clauses (1) and (2) together, the “Unitholder Approval”). Accordingly, an EEP unitholder’s failure to submit a proxy or to vote in person at the special meeting or to abstain from voting, or the failure of an EEP unitholder who holds his or her EEP units in “street name” through a bank, broker, nominee, trust company or other fiduciary to give voting instructions to such bank, broker, nominee, trust company or other fiduciary, will have the same effect as a vote against approval of the Merger Agreement.

Adjournment of the special meeting from time to time by limited partner action, if necessary to solicit additional proxies, if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting, requires (1) if a quorum does not exist, the affirmative vote of the holders of a majority of the Outstanding EEP units represented either in person or by proxy at the special meeting or (2) if a quorum does exist, the affirmative vote of 66 2⁄3% of the Outstanding EEP units represented either in person or by proxy at the special meeting. Abstentions will have the same effect as a vote against the proposal to adjourn the special meeting. EEP units not in attendance at the special meeting and for which no proxy has been submitted will have no effect on the outcome of any vote to adjourn the special meeting if a quorum is not present. If a quorum is present, they would have the same effect as a vote against any adjournment proposal.

No Enbridge Shareholder Approval Required (page [        ])

The approval of the Merger Agreement and the Merger by Enbridge does not require the affirmative vote or consent of the Enbridge shareholders.

Conditions to the Completion of the Merger (page [        ])

The completion of the Merger is subject to certain customary closing conditions, including (1) the receipt of the Unitholder Approval, (2) the Enbridge common shares issuable in connection with the Merger having been approved for listing on the NYSE and the TSX, subject to official notice of issuance, (3) the expiration or termination of any waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (4) the absence of any governmental order prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement and (5) the registration statement having become effective under the Securities Act. The obligations of Enbridge, Enbridge (U.S.) Inc. and Merger Sub to consummate the Merger are also conditioned upon the accuracy of the representations and warranties of EEP, the General Partner and the GP Delegate as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers), the performance in all material respects by EEP of all obligations required to be performed by EEP under the Merger Agreement at or prior to closing and receipt of an officer’s certificate evidencing the satisfaction of the foregoing. The obligations of EEP, the General Partner and the GP Delegate to consummate the Merger are conditioned upon the accuracy of the representations and warranties of Enbridge, Enbridge (U.S.) Inc. and Merger Sub as of the date of the Merger Agreement and as of closing (subject to customary materiality qualifiers), the performance in all material respects by Enbridge, Enbridge (U.S.) Inc. and Merger Sub of all obligations required to be performed by them under the Merger Agreement at or prior to closing and receipt of an officer’s certificate evidencing the satisfaction of the foregoing.

Termination (page [        ])

Enbridge and EEP may terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time of the Merger by mutual written consent of Enbridge and EEP, by action of the Enbridge Board and the GP Delegate Board with the approval of the Special Committee.

The Merger Agreement may also be terminated and the Merger abandoned by either the Enbridge Board or the GP Delegate Board, with the approval of the Special Committee, if:

•	the Merger has not been consummated by March 18, 2019 (the “Outside Date”);

•	Unitholder Approval is not obtained at the special meeting or at any adjournment or postponement thereof taken in accordance with the Merger Agreement; or

•	any applicable law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and nonappealable.

The Merger Agreement may be terminated and the Merger abandoned by Enbridge prior to the Effective Time if (1) the Special Committee changes its recommendation with respect to approval of the Merger Agreement prior to receipt of the Unitholder Approval or (2) there has been a breach by EEP of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any such representation or warranty has become untrue after the date of the Merger Agreement, such that certain conditions to the obligations of Enbridge, Enbridge (U.S.) Inc. and Merger Sub to close would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date or, if curable prior to the Outside Date, is not cured within the earlier of 60 days after notice thereof is given by Enbridge to EEP or the Outside Date. The Merger Agreement may be terminated and the Merger abandoned by EEP (by action of the GP Delegate Board with Special Committee approval) prior to the Effective Time if there has been a breach by Enbridge, Enbridge (U.S.) Inc. or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any such representation or warranty has become untrue after the date of the Merger Agreement, such that certain conditions to the obligations of EEP, the GP Delegate and the General Partner to close would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date or, if curable prior to the Outside Date, is not cured within the earlier of 60 days after notice thereof is given by EEP to Enbridge or the Outside Date.

For further discussion, please read the section titled “The Merger Agreement—Termination” beginning on page [        ].

No Dissenters’ or Appraisal Rights (page [        ])

Holders of Class A common units do not have appraisal rights under applicable law or contractual appraisal rights under the EEP Partnership Agreement or the Merger Agreement.

Regulatory Matters (page [        ])

In connection with the Merger, Enbridge intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE and the TSX.

In addition, to complete the Merger, EEP and Enbridge must make certain filings, submissions and notices to obtain required authorizations, approvals, consents or expiration or termination of waiting periods from U.S. and Canadian governmental and regulatory bodies, including antitrust and other regulatory authorities. EEP and Enbridge are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties’ completion of the Merger other than those described in the section titled “The Merger—Regulatory Approvals” beginning on page [        ].

Completion of the Merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the Federal Trade Commission, which is referred to as the “FTC”, and the Antitrust Division of the U.S. Department of Justice, which is referred to as the “DOJ”, and until the applicable waiting period (or any extension of the waiting period) has expired or has been terminated.

Litigation and Regulatory Reviews/Investigations Related to the Merger (page [        ])

Judy Mesirov v. Enbridge Energy Co., Inc. et al.

On July 20, 2015, plaintiff Peter Brinckerhoff, individually and as trustee of the Peter R. Brinckerhoff Trust, filed a Verified Class Action and Derivative Complaint in the Court of Chancery of the State of Delaware (the “Complaint”) against the General Partner, Enbridge, EEQ, Enbridge Pipelines (Alberta Clipper) L.L.C., Enbridge Energy, Limited Partnership, EEP, and the following individuals: Jeffrey A. Connelly, Rebecca B. Roberts, Dan A. Westbrook, J. Richard Bird, J. Herbert England, C. Gregory Harper, D. Guy Jarvis, Mark A. Maki, and John K. Whelen (collectively, the “Director Defendants”) (the “Derivative Action”).

On February 28, 2018, plaintiff Peter Brinckerhoff filed a Motion for Leave to File a Verified Third Amended Complaint and a Motion to Intervene on behalf of a proposed new plaintiff, Judy Mesirov (either plaintiff Peter Brinckerhoff or plaintiff July Mesirov, as applicable, the “Derivative Action Plaintiff”) (subsequently amended). On April 3, 2018, all defendants filed their briefs in support of their motions to dismiss the Third Amended Complaint. Plaintiff Peter Brinckerhoff has now been dismissed as a named plaintiff. All direct claims have now been dismissed. Currently, the claims remaining in the case are now the Derivative Claims for (i) breach of contract (including equitable remedies of rescission or reformation) against the General Partner, EEQ, Enbridge Energy Management, L.L.C., Enbridge, the Director Defendants, and Enbridge Pipelines (Alberta Clipper) L.L.C and Enbridge Energy, Limited Partnership and (ii) aiding and abetting a breach of contract against Simmons. On September 28, 2018, the Derivative Action Plaintiff filed a Fifth Amended Complaint, adding Enbridge and the Director Defendants as defendants to the Derivative Claims.

If the Merger closes and Enbridge acquires all of the outstanding Class A common units of EEP, the Derivative Action Plaintiff will lose standing to continue her Derivative Claims on behalf of EEP, and Enbridge will become the owner of such Derivative Claims, effectively extinguishing the Derivative Claims.  Trial in the Derivative Action is currently scheduled for the second quarter of 2019.

Security Ownership of Certain Beneficial Owners and Management/Directors of EEP (page [        ])

As of October 2, 2018, Enbridge and its subsidiaries (other than the GP Delegate) held and were entitled to vote, in the aggregate, Class A common units, Class B common units and Class E units of EEP, and the GP Delegate’s shares corresponding to i-units of EEP, representing in the aggregate approximately 32.9% of the Outstanding EEP units, and the directors and executive officers of the General Partner and the GP Delegate held and were entitled to vote, in the aggregate, Class A common units and the GP Delegate’s shares corresponding to i-units of EEP, representing approximately [    ]% of the Outstanding EEP units. Enbridge has agreed in the Merger Agreement that, subject to limited exceptions, it and its subsidiaries would vote their respective EEP units and EEQ shares FOR the Merger Agreement proposal, and we believe that Enbridge and its subsidiaries intend to vote their respective EEP units and EEQ shares FOR any adjournment proposal. Enbridge believes that the General Partner’s and the GP Delegate’s directors and executive officers intend to vote all of their EEP units and EEQ shares FOR the Merger Agreement proposal and FOR any adjournment proposal. The GP Delegate will submit the Merger Agreement proposal and any adjournment proposal to a vote of the GP Delegate shareholders to determine how the GP Delegate will vote the EEP i-units at the special meeting.

Interests of Directors and Executive Officers of the GP Delegate and General Partner in the Merger (page [        ])

EEP does not have any employees and relies on the GP Delegate to manage the conduct of EEP’s business. None of the individuals who has served as a director or executive officer at the GP Delegate or Enbridge since the beginning of 2017 has any agreements or understandings with Enbridge, EEP, the GP Delegate or the General Partner or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger.

The General Partner’s and the GP Delegate’s directors and executive officers may have other interests in the Merger that may differ from, or are in addition to, the interests of EEP unitholders generally. These interests include the following:

•	six of the ten directors of the General Partner and GP Delegate hold positions at Enbridge or its subsidiaries (other than the General Partner and the GP Delegate);

•

seven directors, including three non-management directors of the General Partner and GP Delegate own Enbridge common shares. Those directors, individually and in the aggregate, own shares representing less than 1% of the Enbridge common shares outstanding as of October 2, 2018;

•	all of the executive officers of the General Partner and the GP Delegate hold positions at Enbridge or its subsidiaries (other than the General Partner or the GP Delegate);

•

12 individuals who serve as executive officers of the General Partner, and 11 individuals who serve as executive officers of the GP Delegate, own Enbridge common shares, which, individually and in the aggregate, represent less than 1% of the Enbridge common shares outstanding as of October 2, 2018;

•	the three directors on the Special Committee also serve on the EEQ Special Committee;

•	seven of the ten directors of the General Partner and the GP Delegate, including two directors on the Special Committee, are defendants in the Derivative Action; and

•

all of the directors and executive officers of the General Partner and GP Delegate have the right to indemnification under the EEP Partnership Agreement and the Merger Agreement. In addition, all of the directors and officers of Enbridge have the right to indemnification under the organizational documents of Enbridge and indemnification agreements with Enbridge.

The members of the Special Committee, GP Delegate Board and GP Board were aware of and considered these interests, among other matters, when they approved the Merger Agreement and when they recommended that EEP unitholders approve the Merger. These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers of the GP Delegate and the General Partner in the Merger” beginning on page [        ].

Material U.S. Federal Income Tax Consequences of the Merger (page [        ])

The receipt of Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for the Class A common units pursuant to the Merger Agreement should be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ]).

In such case, a U.S. holder who receives Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for Class A common units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•

the sum of (1) the fair market value of Enbridge common shares received, (2) the amount of any cash received and (3) such U.S. holder’s share of EEP’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. holder’s adjusted tax basis in the Class A common units exchanged therefor (which includes such U.S. holder’s share of EEP’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by EEP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of EEP’s income may become available to offset a portion of the gain recognized by such U.S. holder.

The U.S. federal income tax consequences of the Merger to an EEP unitholder will depend on such unitholder’s own personal tax situation. Accordingly, each EEP unitholder is strongly urged to consult its tax advisor for a full understanding of the particular tax consequences of the Merger to such unitholder.

For additional information, read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ].

Material Canadian Federal Income Tax Consequences of the Merger (page [        ])

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Class A common units pursuant to the Merger, unless the Class A common units are “taxable Canadian property”, and are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition. See the section titled “Material Canadian Federal Income Tax Consequences of the Merger” beginning on page [         ].

Listing of Enbridge Common Shares (page [        ])

The completion of the Merger is conditioned upon the approval for listing of Enbridge common shares issuable pursuant to the Merger Agreement on the TSX and the NYSE, subject to official notice of issuance.

Delisting and Deregistration of the Class A Common Units (page [        ])

Enbridge expects that, as promptly as practicable after the Effective Time, the Class A common units currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Comparison of Rights of Enbridge Shareholders and EEP Unitholders (page [        ])

The differences between the rights of Enbridge shareholders and EEP unitholders result from differences between the organizational documents, governing law and type of organizational structure of Enbridge and EEP. Enbridge is a Canadian corporation. As a result, EEP unitholders who receive Enbridge common shares in the Merger will be principally governed by the Canada Corporations Act. EEP is a Delaware limited partnership. Ownership interests in a Delaware limited partnership are fundamentally different from ownership interests in a Canadian corporation. The rights of Enbridge shareholders are governed by the Enbridge Articles of Continuance and Certificates and Articles of Amendment, which is referred to as “Enbridge’s articles”, Enbridge General By-Law No. 1, as amended, and Enbridge By-Law No. 2, which is referred to collectively as “Enbridge’s by-laws”, and the Canada Corporations Act. The rights of EEP unitholders are governed by the EEP Partnership

Agreement and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”). The key differences are described in the section titled “Comparison of Rights of Enbridge Shareholders and EEP Unitholders” beginning on page [        ].

The Other Merger Transactions (page [        ])

On August 24, 2018, Enbridge and SEP announced that they entered into the SEP merger agreement on the same day under which Enbridge will acquire all of the outstanding public units of SEP, subject to the approval of the SEP unitholders. Under the terms of the SEP merger agreement, SEP public unitholders will receive 1.111 Enbridge common shares for each outstanding public unit of SEP.

On September 18, 2018, Enbridge and EEQ announced that they entered into the EEQ merger agreement on September 17, 2018 under which Enbridge will acquire all of the outstanding public listed shares of EEQ, subject to the approval of the EEQ shareholders. Under the terms of the EEQ merger agreement, EEQ public shareholders will receive 0.335 of an Enbridge common share for each listed share of EEQ, which is at parity with the exchange ratio in the Merger. The EEQ merger is conditioned upon the consummation of the Merger.

Also on September 18, 2018, Enbridge and ENF announced that they entered into the arrangement agreement on September 17, 2018 (as amended, the “arrangement agreement”) under which Enbridge will acquire all of the issued and outstanding public common shares of ENF, subject to the approval of ENF shareholders. Under the terms of the arrangement agreement, each common share of ENF will be exchanged for 0.7350 of an Enbridge common share and cash of C$0.45 per common share of ENF, subject to adjustment for certain dividends declared on the Enbridge common shares and the common shares of ENF.

Risk Factors (page [        ])

The Merger and an investment in Enbridge common shares involve risks, some of which are related to the Merger. In considering the Merger, you should carefully consider the information about these risks set forth under the section titled “Risk Factors” beginning on page [        ], together with the other information included in, or incorporated by reference into, this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENBRIDGE

The following table sets forth the selected historical consolidated financial data of Enbridge as of and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 were derived from Enbridge’s audited consolidated financial statements included in its annual reports on Form 10-K. The selected historical consolidated financial data as of June 30, 2018 and 2017 and for the six months ended June 30, 2018 and 2017 were derived from the unaudited consolidated interim financial statements of Enbridge included in its quarterly reports on Form 10-Q.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Enbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, including the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section titled “Where You Can Find More Information” beginning on page [        ].

	For the six months ended June 30,		For the fiscal years ended December 31,
	2018(1)	2017(1)	2017(1)	2016(1)	2015(1)	2014	2013
(millions of Canadian dollars, except per share amounts)	(Unaudited)
Consolidated Statements of Earnings:
Operating Revenues	$23,471	$22,262	$44,378	$34,560	$33,794	$37,641	$32,918
Operating Income	2,449	3,042	1,571	2,581	1,862	3,200	1,365
Earnings/(loss) from continuing operations	1,837	2,186	3,266	2,309	(159)	1,562	490
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	(143)	(465)	(407)	(240)	410	(203)	135
Earnings attributable to controlling interests	1,694	1,721	2,859	2,069	251	1,405	629
Earnings/(loss) attributable to common shareholders	1,516	1,557	2,529	1,776	(37)	1,154	446
Common Share Data:
Earnings/(loss) per common share
Basic	$0.90	$1.11	$1.66	$1.95	$(0.04)	$1.39	$0.55
Diluted	0.90	1.10	1.65	1.93	(0.04)	1.37	0.55
Dividends paid per common share	1.342	1.193	2.41	2.12	1.86	1.40	1.26

	As at June 30,		As at December 31,
	2018(1)	2017(1)	2017(1)	2016(1)	2015(1)	2014	2013
(millions of Canadian dollars)	(Unaudited)
Consolidated Statements of Financial Position:
Total Assets(2)	$165,436	$169,036	$162,093	$85,209	$84,154	$72,280	$57,196
Long-term debt, including capital leases, less current portion	59,940	62,081	60,865	36,494	39,391	33,423	22,357

(1)	Enbridge’s Consolidated Statements of Earnings and Consolidated Statements of Financial Position data reflect the following acquisitions, dispositions and impairment.

2018—Midcoast Operating, L.P. impairment, Line 10 impairment and other impairment

2017—The combination of Enbridge and Spectra Energy Corp (“Spectra Energy”) through a stock-for-stock merger transaction that closed on February 27, 2017, acquisition of public interest in Midcoast Energy Partners, L.P., the income tax benefit due to the enactment of the Tax Cuts and Jobs Act by the United States in December 2017 and other impairment

2016—Sandpiper Project impairment, gain on disposition of South Prairie Region assets, Tupper Plants acquisition and other impairment

2015—Goodwill impairment

(2)	Enbridge combined cash and cash equivalents and other amounts previously presented as bank indebtedness where the corresponding bank accounts are subject to pooling arrangements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EEP

The following table sets forth the selected historical consolidated financial data of EEP as of and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 were derived from EEP’s audited consolidated financial statements included in its annual reports on Form 10-K. The selected historical consolidated financial data as of June 30, 2018 and 2017 and for the six months ended June 30, 2018 and 2017 were derived from the unaudited consolidated interim financial statements of EEP included in its quarterly reports on Form 10-Q.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in EEP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, including the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section titled “Where You Can Find More Information” beginning on page [        ].

	For the six months ended June 30,		For the fiscal years ended December 31,
	2018	2017(1)	2017(1)(2)	2016(1)	2015(1)	2014(1)	2013(1)
(in millions of United States dollars, except per unit amounts)	(Unaudited)
Statement of Income Data:
Operating Revenues(2)	$1,129	$1,201	$2,428	$2,516	$2,303	$2,070	$1,524
Operating Income(3)	477	580	1,121	481	964	934	375
Income from continuing operations(3)	359	411	708	116	739	596	143
Income (loss) from discontinued operations, net of tax	—	(57)	(57)	(157)	(285)	144	17
Net income (loss)	359	354	651	(41)	454	740	160
Net income (loss)—controlling interests	169	158	245	(162)	132	372	5
Net income (loss) from continuing operations	145	172	237	(268)	119	74	(123)
Net income (loss) attributable to common units and i-units	145	134	200	(377)	(85)	218	5

Unit Data:
Net income (loss) per common unit and i-unit (basic and diluted) from continuing operations	0.34	0.46	0.60	(0.77)	0.35	0.23	(0.39)
Net income (loss) per common unit and i-unit	0.34	0.36	0.50	(1.08)	(0.25)	0.67	(0.33)
Cash distributions paid per limited partner unit(4)	0.700	0.933	1.633	2.332	2.306	2.197	2.174

	As at June 30,		As at December 31,
	2018	2017(1)	2017(1)	2016(1)	2015(1)	2014(1)	2013(1)
(in millions of United States dollars)	(Unaudited)
Statements of Financial Position Data:
Total Assets(5)	$14,835	$14,667	$14,828	$18,110	$18,774	$17,727	$14,881
Long-term debt, excluding current maturities	6,133	6,479	6,366	7,066	6,838	5,895	4,421
Loans from General Partner and affiliate	750	421	610	750	—	—	306
Due to General Partner and affiliates	51	39	—	328	238	148	47
Other long-term liabilities	158	205	178	197	189	169	20

(1)

On June 28, 2017, EEP completed the sale of all its interest in its Midcoast gas gathering and processing business to the General Partner. This sale represented a strategic shift in EEP’s business and as a result, the results of operations and financial position of EEP’s natural gas business from the periods presented are reflected as discontinued operations.

(2)	EEP’s statements of income and financial position reflect the following dispositions:

Date of Disposition	Description of Disposition
December 2017	The disposition of unnecessary pipe related to the Sandpiper Project
March 2017	The disposition of the Ozark Pipeline system

(3)

Operating income for the year ended December 31, 2016 was impacted by a US$757 million asset impairment charge in relation to the Sandpiper project. For more information, see EEP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated by reference herein.

(4)

On April 28, 2017, EEP announced the conclusion of its strategic review. As a result, of the strategic review, EEP reduced its quarterly distributions from US$0.583 per unit to US$0.35 per unit. For more information, see EEP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated by reference herein.

(5)

Total assets for the years ended December 31, 2016, 2015, 2014, and 2013 are inclusive of amounts attributable to the interest in EEP’s Midcoast gas gathering and processing business which was sold to the General Partner on June 28, 2017.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma consolidated financial information is derived from the unaudited pro forma consolidated statements of earnings of Enbridge for the six months ended June 30, 2018 and the year ended December 31, 2017, which have been prepared to give effect to the Merger, the Midcoast Transaction and the Other Merger Transactions, as if such transactions were completed on January 1, 2017, and the unaudited pro forma consolidated balance sheet of Enbridge at June 30, 2018, which has been prepared to give effect to such transactions on June 30, 2018. The following selected unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had such transactions taken place on January 1, 2017, for consolidated statements of earnings purposes, and June 30, 2018, for consolidated statements of financial position purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors” beginning on page [        ] of this proxy statement/prospectus. The following selected unaudited pro forma consolidated financial information should be read in conjunction with the section titled “Unaudited Pro Forma Consolidated Financial Statements” and related notes beginning on page F-1 of this proxy statement/prospectus.

	For the six months ended June 30, 2018	For the year ended December 31, 2017
(millions of Canadian dollars, except per share amounts)	(Unaudited)
Consolidated Statements of Earnings:
Operating Revenues	$22,077	$41,209
Operating Income	3,352	6,285
Earnings/(loss) from continuing operations	2,468	6,808
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	52	(39)
Earnings attributable to controlling interests	2,520	6,769
Earnings/(loss) attributable to common shareholders	2,342	6,439

Common Share Data:
Earnings / (loss) per common share
Basic	$1.18	$3.54
Diluted	1.18	3.52

As at June 30, 2018
(millions of Canadian dollars)	(Unaudited)
Pro Forma Condensed Consolidated Statements of Financial Position:
Total Assets	$165,462
Long-term debt, less current portion	59,940

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE AND PER UNIT FINANCIAL INFORMATION

Presented below are Enbridge’s and EEP’s historical and pro forma per share/unit data for the year ended December 31, 2017 and six months ended June 30, 2018. Except for the historical information for the year ended December 31, 2017, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of Enbridge and EEP filed by each with the SEC, and incorporated by reference in this proxy statement/prospectus, and with the unaudited pro forma condensed consolidated financial statements included in the section titled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page [        ].

The pro forma consolidated and pro forma consolidated equivalent per share information gives effect to the Merger, the Midcoast Transaction and the Other Merger Transactions as if such transactions had been completed as of the applicable date. Such pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger, the Midcoast Transaction or Other Merger Transactions had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. The pro forma information, although helpful in illustrating the financial characteristics of the consolidated company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring, or other factors that may result as a consequence of the Merger or other transactions and, accordingly, does not attempt to predict or suggest future results.

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Enbridge Historical Data: (C$)
Basic earnings per common share	$0.90		$1.66
Diluted earnings per common share	$0.90		$1.65
Dividends declared per common share for the period	$1.342		$2.41
Book value per share(1)	$36.23		$34.30

EEP Historical Data: (US$)
Basic earnings per Class A common unit and i-unit	$0.34		$0.50
Diluted earnings per Class A common unit and i-unit	$0.34		$0.50
Distributions declared per Class A common unit and i-unit for the period	$0.70		$1.633
Book value per Class A common unit and i-unit(1)	$4.03		$4.25

Pro Forma Consolidated Data—Enbridge: (C$)
Basic earnings per common share(2)	$1.18		$3.54
Diluted earnings per common share(2)	$1.18		$3.52
Dividends declared per common share for the period(3)	$1.342		$2.41
Book value per common share at period end(1), (4)	$35.64	$	n/a

Equivalent Pro Forma Consolidated—EEP(5): (C$)
Basic earnings per Class A common unit	$0.40		$1.19
Diluted earnings per Class A common unit	$0.40		$1.18
Cash distributions paid for the period per Class A common unit	$0.45		$0.81
Book value per Class A common unit at period end	$11.94	$	n/a

(1)

Historical book value per Enbridge common share or Class A common unit and i-unit represents total equity before noncontrolling interests and redeemable noncontrolling interests at period end divided by the number of Enbridge common shares or Class A common units and i-units, as applicable, outstanding as of period end.

(2)

Amounts are included under “Pro Forma Results” in the unaudited pro forma condensed consolidated statement of earnings included under “Unaudited Pro Forma Condensed Consolidated Pro Forma Financial Statements” on p. [        ].

(3)

For the purpose of the pro forma financial information, it was assumed that all Enbridge common shares issued in connection with the Merger and Other Merger Transactions will receive the same dividend rate as existing Enbridge common shares. The actual dividend declared per share may differ from the pro forma information for the periods to which such transactions are given effect.

(4)	The pro forma consolidated data—Enbridge, book value per common share was calculated as follows (in Canadian dollars in millions, except per share amounts):

As of June 30, 2018
Pro forma total Enbridge Inc. shareholders’ equity	$71,681
Divided by: Pro forma consolidated number of shares outstanding as of date of record	2,011
Book value per share (pro forma)	$35.64

(5)	Determined by multiplying the pro forma consolidated data—Enbridge disclosed above by the Exchange Ratio of 0.335 of an Enbridge common share for each Class A common unit.

COMPARATIVE SHARE AND UNIT PRICES; DIVIDENDS AND DISTRIBUTIONS

Enbridge common shares are currently listed on the TSX and the NYSE under the symbol “ENB” and the Class A common units are currently listed on the NYSE under the symbol “EEP”. The table below sets forth, for the periods indicated, the per share high and low sales prices for Enbridge common shares as reported on the TSX and the NYSE and for the Class A common units as reported on the NYSE. Numbers have been rounded to the nearest whole cent.

	Enbridge Common Shares		Enbridge Common Shares		EEP Class A Common Units
	TSX		NYSE		NYSE
	High	Low	High	Low	High	Low
	(in C$)		(in US$)		(in US$)
Annual information for the past five calendar years
2017	58.28	43.91	44.52	34.39	26.17	12.25
2016	59.19	40.03	45.77	27.43	26.37	14.27
2015	66.14	40.17	54.43	29.19	41.39	19.31
2014	65.13	45.45	57.19	41.08	41.68	26.00
2013	49.17	41.47	47.87	37.90	33.49	27.01
Quarterly information for the past two years and subsequent quarters
2018
Fourth Quarter (through October 2, 2018)	42.92	41.70	33.50	32.55	11.34	11.02
Third Quarter	47.54	41.66	36.57	32.15	11.90	10.55
Second Quarter	47.50	37.36	36.11	29.00	10.95	8.89
First Quarter	51.04	38.08	41.21	29.54	15.56	9.05
2017
Fourth Quarter	52.59	43.91	42.10	34.39	16.34	12.25
Third Quarter	53.00	48.98	42.31	39.01	16.63	13.87
Second Quarter	57.75	49.61	42.92	37.37	19.64	14.68
First Quarter	58.28	53.87	44.52	40.25	26.17	16.95
2016
Fourth Quarter	59.18	53.91	45.09	39.70	26.37	21.78
Third Quarter	59.19	50.76	45.77	38.58	25.49	21.97
Second Quarter	55.05	48.73	43.39	37.02	23.46	16.86
First Quarter	51.31	40.03	39.40	27.43	24.22	14.27

The above table shows only historical data. You should obtain current market quotations for Enbridge common shares and Class A common units, as the market prices of such securities will fluctuate between the date of this proxy statement/prospectus and the date on which the Merger is completed, at times in between and thereafter. You can obtain these quotations from publicly-available sources.

Comparison of the Market Prices of Enbridge Common Shares and Class A Common Units and Implied Value of the Merger Consideration Payable for Each Class A Common Unit

The following table presents the closing price per share of Enbridge common shares on the TSX and the NYSE and of the Class A common units on the NYSE, in each case on (a) September 17, 2018, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and (b) [            ], the last practicable trading day prior to the filing of this proxy statement/prospectus with the SEC. This table also shows the estimated implied value of the Merger Consideration payable for each Class A common unit, which was calculated by multiplying the closing price of Enbridge common shares on the NYSE on those dates by the Exchange Ratio of 0.335.

	Enbridge common shares	Enbridge common shares	Class A common units	Implied value per Class A common unit
Date	TSX	NYSE	NYSE	NYSE
	(C$)	(US$)	(US$)	(US$)
September 17, 2018	$44.70	$34.28	$11.25	$11.48
[ ]	$	$	$	$

The market prices of Enbridge common shares and Class A common units have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to, and in the case of Enbridge common shares, after, completion of the Merger. No assurance can be given concerning the market prices of Enbridge common shares or Class A common units before completion of the Merger or of Enbridge common shares after completion of the Merger. The Exchange Ratio is fixed in the Merger Agreement, but the market price of Enbridge common shares (and therefore the value of the Merger Consideration) when received by EEP unitholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to EEP unitholders in determining whether to vote to approve the Merger Agreement and the Merger. EEP unitholders are encouraged to obtain current market quotations for Enbridge common shares and Class A common units and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. For more information, see the section titled “Where You Can Find More Information” beginning on page [        ].

The table below sets forth the dividends declared per Enbridge common share and the distributions declared per Class A common unit for the periods indicated.

	Enbridge	EEP
	(C$)	(US$)
Six Months Ended June 30, 2018	1.342	0.700
Year Ended December 31,
2017	2.413	1.633
Fourth Quarter	0.610	0.350
Third Quarter	0.610	0.350
Second Quarter	0.610	0.350
First Quarter	0.583	0.583
2016	2.120	2.332
Fourth Quarter	0.530	0.583
Third Quarter	0.530	0.583
Second Quarter	0.530	0.583
First Quarter	0.530	0.583
2015	1.860	2.306
Fourth Quarter	0.465	0.583
Third Quarter	0.465	0.583
Second Quarter	0.465	0.570
First Quarter	0.465	0.570
2014	1.400	2.197
Fourth Quarter	0.350	0.555
Third Quarter	0.350	0.555
Second Quarter	0.350	0.5435
First Quarter	0.350	0.5435

	Enbridge	EEP
	(C$)	(US$)
2013	1.260	2.174
Fourth Quarter	0.3150	0.5435
Third Quarter	0.3150	0.5435
Second Quarter	0.3150	0.5435
First Quarter	0.3150	0.5435

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents to which Enbridge and EEP refer you in this registration statement, of which this proxy statement/prospectus forms a part, as well as oral statements made or to be made by Enbridge and EEP, contain both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements are typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included in, or incorporated by reference into, this proxy statement/prospectus include, but are not limited to, statements with respect to the following: the Merger; the Midcoast Transaction; each of the Other Merger Transactions; expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected earnings/(loss) per share; expected future cash flows; expected performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution, Green Power and Transmission, and Energy Services businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction (including potentially competitive projects); expected capital expenditures; expected equity funding requirements for Enbridge’s commercially secured growth capital; expected future growth and expansion opportunities; expectations about Enbridge’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions, including the Merger and the Other Merger Transactions; estimated future dividends; expected future actions of regulators; expected costs related to leak remediation and potential insurance recoveries; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the stock-for-stock merger transaction on February 27, 2017 between Enbridge and Spectra Energy, including Enbridge’s combined scale, financial flexibility, growth capital, future business prospects and performance; impact of the Canadian L3R Program on existing integrity programs; the sponsored vehicle strategy; dividend payout policy; dividend growth and dividend payout expectation; expectations on impact of hedging program; and expectations resulting from the successful execution of Enbridge’s 2018-2020 Strategic Plan.

Although the management of Enbridge and EEP believe that these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and may not prove to be accurate, and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, future trends, levels of activity and achievements to differ materially from those matters expressed or implied by such statements. When considering forward-looking statements, readers and investors should keep in mind the risk factors and other cautionary statements described in the section titled “Risk Factors” beginning on page [        ]. Among the assumptions, risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•	the ability to complete the Merger, including as a result of the failure to satisfy a condition to completion of the Merger as specified in the Merger Agreement;

•	negative effects from the pendency of the Merger;

•	any delays or issues in negotiating the relevant documentation in relation to, and any failure to complete, any or all of the Other Merger Transactions;

•	the timing to consummate the Merger;

•	the focus of management time and attention on the Merger or the Other Merger Transactions and other disruptions arising from the Merger or the Other Merger Transactions;

•	the risk that the Merger may not be accretive, and may be dilutive, to Enbridge’s earnings per share, which may negatively affect the market price of Enbridge common shares;

•	the possibility that Enbridge and EEP will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by Enbridge or EEP;

•	the risk that any announcements relating to the Merger could have adverse effects on the market price of Enbridge common shares or Class A common units;

•	the failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory or other approvals;

•

that EEP and Enbridge may be required to modify the terms and conditions of the Merger Agreement to achieve regulatory or unitholder approval, or that the anticipated benefits of the Merger are not realized as a result of such things as the strength or weakness of the economy and competitive factors in the areas where EEP and Enbridge do business;

•	debt and equity market conditions, including the ability to access capital markets on favorable terms or at all, and the cost of debt and equity capital;

•	potential changes in the Enbridge share price which may negatively impact the value of consideration offered to EEP unitholders;

•	the expected supply of and demand for crude oil, natural gas, natural gas liquids (“NGL”) and renewable energy;

•	prices of crude oil, natural gas, NGL and renewable energy;

•	competitive changes in Enbridge’s industry (including competition from the same and alternative energy sources);

•	exchange rates, including the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar;

•	inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals;

•	maintenance of support and regulatory approvals for Enbridge’s projects;

•	anticipated in-service dates for Enbridge’s projects and those of its competitors;

•	weather and natural disasters;

•	the timing and closing of the Other Merger Transactions and Enbridge’s announced dispositions;

•	the realization of anticipated benefits and synergies of the Merger, the merger transaction completed in February 2017 with Spectra Energy or the Other Merger Transactions;

•	the effects of existing and future governmental legislation;

•	the effects of future litigation;

•	acquisitions and the timing thereof and the success of integration plans and business plans;

•	impact of the dividend policy on Enbridge’s future cash flows;

•	credit ratings;

•	capital project funding;

•	expected EBITDA;

•	expected earnings/(loss);

•	expected earnings/(loss) per share; and

•	expected future cash flows and estimated future dividends.

Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for services of Enbridge or EEP. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for services of Enbridge or EEP and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger and the Other Merger Transactions on us, expected EBITDA, earnings/(loss), earnings/(loss) per share, or estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Forward-looking statements of Enbridge and EEP are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of the Merger, the merger transaction completed in February 2017 with Spectra Energy and the Other Merger Transactions, operating performance, regulatory parameters, dispositions, dividend policy, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this proxy statement/prospectus and in EEP’s other filings with United States securities regulators and other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the future courses of action of Enbridge and SEP depend on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge and EEP each assume no obligation to publicly update or revise any forward-looking statements made in this proxy statement/prospectus or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or EEP or persons acting on behalf of Enbridge or EEP, are expressly qualified in their entirety by these cautionary statements.

The aforementioned factors are difficult to predict and in many cases may be beyond Enbridge’s and EEP’s control. Consequently, these forward-looking statements may not prove to be accurate. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on results of operations, financial condition, cash flows or dividends/distributions of Enbridge or EEP. In view of these uncertainties, Enbridge and EEP caution that investors should not place undue reliance on any forward-looking statements. All of the forward-looking statements Enbridge and EEP make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under this heading and the information detailed (a) in Enbridge’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017 and Enbridge’s Quarterly Reports on Form 10-Q filed with the SEC for the quarterly periods ended March 31, 2018 and June 30, 2018, which are available at http://www.sec.gov, and (b) in EEP’s Annual Report on Form 10-K

filed with the SEC for the fiscal year ended December 31, 2017 and EEP’s Quarterly Reports on Form 10-Q filed with the SEC for the quarterly periods ended March 31, 2018 and June 30, 2018, which are available at http://www.sec.gov. See the section titled “Where You Can Find More Information” beginning on page [        ]. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by applicable law, Enbridge and EEP undertake no obligation to update or revise any forward-looking statement made in this proxy statement/prospectus to reflect new information, events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or EEP or persons acting on their behalf, are expressly qualified in their entirety by these cautionary statements.

RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [        ], you should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the Merger. As an Enbridge shareholder following completion of the Merger, you will be subject to all risks inherent in the business of Enbridge in addition to the risks related to EEP. The market value of your Enbridge common shares will reflect the performance of the business relative to, among other things, that of the competitors of Enbridge and EEP and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in Enbridge’s and EEP’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. See the section titled “Where You Can Find More Information” beginning on page [        ].

Risks Related to the Merger

The number of Enbridge common shares that holders of Class A common units will be entitled to receive in the Merger is based upon a fixed Exchange Ratio and will not be adjusted in the event of any change in either the price of Enbridge common shares or the price of Class A common units.

The Exchange Ratio of 0.335 of an Enbridge common share per Class A common unit is fixed, meaning that it does not change and is not dependent upon the relative values of Enbridge common shares and Class A common units. There will be no adjustment to the Exchange Ratio for changes in the market price of Enbridge common shares or Class A common units prior to the completion of the Merger. If the Merger is completed, there will be a time lapse between the date of this proxy statement/prospectus and the date on which holders of the Class A common units who are entitled to receive the Merger Consideration actually receive such Merger Consideration. The market value of Enbridge common shares may fluctuate during and after this period as a result of a variety of factors, including general market and economic conditions, changes in Enbridge’s businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict and in many cases may be beyond the control of Enbridge and EEP. Consequently, at the time EEP unitholders must decide whether to approve the Merger Agreement, they will not know the actual market value of the Merger Consideration they will receive when the Merger is completed. The actual value of the Merger Consideration received by the holders of the Class A common units at the completion of the Merger will depend on the market value of the Enbridge common shares at that time. This market value may differ, possibly materially, from the market value of Enbridge common shares at the time the Merger Agreement was entered into or at any other time. For additional information about the EEP per unit merger consideration, see the section titled “The Merger Agreement—Merger Consideration” beginning on page [        ].

The Merger Agreement may be terminated in accordance with its terms and there is no assurance when or if the Merger will be completed.

The completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, the requisite approval of the EEQ shareholders, including the receipt of the Majority of the Minority Vote, the accuracy of representations and warranties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) and EEP’s and Enbridge’s performance of their respective obligations under the Merger Agreement in all material respects. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Merger.

In addition, if the Merger is not completed by March 18, 2019, either Enbridge or EEP may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time. In addition, Enbridge and EEP may elect to terminate the Merger Agreement in certain other circumstances. Please read the section titled “The Merger Agreement—Termination” beginning on page [        ].

The opinion rendered to the Special Committee by Evercore on September 17, 2018, was based on Evercore’s financial analyses performed by Evercore and reviewed with the Special Committee, which considered financial, economic, market and other conditions then in effect, and financial forecasts and other data provided by management of Enbridge and EEP, as applicable, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The Special Committee has not requested, and does not expect to request, an updated opinion from Evercore reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

The opinion rendered to the Special Committee by Evercore on September 17, 2018, was provided in connection with, and at the time of, the evaluation of the Merger and the Merger Agreement by the Special Committee. The opinion was based on the financial analyses performed by Evercore and reviewed with the Special Committee, which considered financial, economic, market and other conditions then in effect, and financial forecasts and data provided by management of Enbridge and EEP, as of the date of the opinion, which may have changed, or may change, after the date of the opinion. The Special Committee has not requested an updated opinion as of the date of this proxy statement/prospectus from Evercore and does not expect to request an updated opinion prior to completion of the Merger. Changes in the operations and prospects of Enbridge and EEP, general market and economic conditions and other factors that may be beyond the control of Enbridge and EEP, and on which the opinion was based, may have altered the value of Enbridge or EEP or the prices of Enbridge common shares or Class A common units since the date of such opinion, or may alter such values and prices by the time the Merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Evercore rendered to the Special Committee, please read the section titled “The Merger—Opinion of Evercore—Financial Advisor to the Special Committee” beginning on page [        ].

Failure to complete, or significant delays in completing, the Merger could negatively affect the trading prices of Enbridge common shares or the Class A common units or the future business and financial results of Enbridge and EEP.

The completion of the Merger is subject to certain customary closing conditions, including (1) the registration statement having become effective under the Securities Act, (2) the receipt of requisite approvals of the Merger Agreement by the limited partners of EEP, including the receipt of the Majority of the Minority Vote, (3) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act, (4) the Enbridge common shares issuable in connection with the Merger having been approved for listing on the NYSE and the TSX, subject to official notice of issuance, and (5) the absence of any governmental order prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The obligation of each party to consummate the Merger is also conditioned upon the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers).

There is no certainty that the various closing conditions will be satisfied and that the necessary approvals will be obtained. If these or other conditions are not satisfied or if there is a delay in the satisfaction of such conditions, then Enbridge and EEP may not be able to complete the Merger timely or at all, and such failure or delay may have other adverse consequences. If the Merger is not completed or is delayed, Enbridge and EEP will be subject to a number of risks, including:

•

Enbridge and EEP may experience negative reactions from the financial markets, including negative impacts on the market price of Enbridge common shares and Class A common units, particularly to the extent that their current market price reflects a market assumption that the Merger will be completed;

•	Enbridge and EEP will not realize the expected benefits of the combined company; and

•	some costs relating to the Merger, such as investment banking, legal and accounting fees, and financial printing and other related charges, must be paid even if the Merger is not completed.

Enbridge also expects to acquire all of the outstanding equity securities of each of EEQ, SEP and ENF in the Other Merger Transactions, and Enbridge’s efforts to complete those transactions may result in delays in completing the Merger with EEP or make it more difficult or time consuming than expected.

Enbridge announced that it had separately entered into definitive agreements to acquire, in separate combination transactions, all of the outstanding equity securities that Enbridge does not already own of SEP (announced on August 24, 2018) and EEQ and ENF (each announced on September 18, 2018). EEQ and ENF will each hold a special meeting of its shareholders to obtain their approval of the applicable merger agreement or arrangement agreement. SEP will solicit consents in order to obtain the requisite approval of the SEP unitholders. Completion of the EEQ merger is contingent on the completion of the Merger, while none of the Merger, the SEP merger or the ENF arrangement agreement are conditioned on the completion of any of such other transactions. The consents of Enbridge and its subsidiaries (other than SEP) to the SEP merger are sufficient to approve the SEP merger and the related merger agreement. Enbridge cannot predict whether the Other Merger Transactions will be approved by the requisite votes of security holders of the respective sponsored vehicles, whether all of the other conditions precedent to such transactions will be satisfied or, if so, the timing of the completion of such transactions. Enbridge’s efforts to complete those transactions may result in delays in completing the Merger with EEP or make it more difficult or time consuming than expected.

The assumptions and estimates underlying the financial projections are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Enbridge and EEP. As a result, the financial projections for Enbridge and EEP may not be realized.

In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the Exchange Ratio to EEP and the holders of Class A common units other than Enbridge and its affiliates, Evercore, the financial advisor to the Special Committee, reviewed and relied on, among other things, financial forecasts and other data for Enbridge and EEP prepared by management of Enbridge and EEP, as applicable. These financial projections speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, within projected time frames or at all. The financial projections on which the Special Committee’s financial advisor based its opinion may not be realized.

The unaudited pro forma condensed consolidated financial information and unaudited forecasted financial information included in this proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the Merger. Future results of Enbridge and EEP may differ, possibly materially, from the unaudited pro forma condensed consolidated financial information and unaudited forecasted financial information presented in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated financial statements and unaudited forecasted financial information contained in this proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of Enbridge or EEP prior to the Merger or following the Merger, the Midcoast Transaction and/or the Other Merger Transactions for several reasons. See the section titled “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page [        ]. In addition, the Merger and post-Merger integration process, as well as the Other Merger Transactions, may give rise to unexpected liabilities and costs. Unexpected delays in completing the Merger, or in completing the Other Merger Transactions, may significantly increase the related costs and expenses incurred by Enbridge. The actual financial positions and results of operations of Enbridge and EEP prior to the Merger and following the Merger, the Midcoast Transaction and the Other Merger Transactions may be different, possibly materially, from the unaudited pro forma condensed consolidated financial statements or forecasted financial information included in this proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed consolidated financial statements and forecasted financial information included in this proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of Enbridge common shares may cause a significant change in the purchase price used for Enbridge’s accounting purposes and the unaudited pro forma financial statements contained in this proxy statement/prospectus.

Enbridge, the GP Delegate and the General Partner and their directors and officers may have interests that differ from your interests, and these interests may have influenced their decision to propose and to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The nature of the respective businesses of Enbridge and EEP and their respective affiliates may give rise to conflicts of interest between Enbridge, the General Partner and the GP Delegate, which manages the affairs and business of EEP through a delegation of control agreement among EEP, the General Partner and the GP Delegate. The interests of Enbridge, the General Partner and the GP Delegate, and their directors and officers, as applicable, may differ from your interests as a result of the relationships among them. A conflict could be perceived to exist, for example, in connection with the number of Enbridge common shares offered as the Merger Consideration, particularly where two of the ten directors on the GP Delegate Board and the GP Board are executive officers of Enbridge.

EEP does not have any employees and relies on the GP Delegate to manage the conduct of EEP’s business. All directors of the General Partner are elected annually and may be removed by Enbridge (U.S.) Inc., as the sole shareholder of the General Partner, an indirect and wholly owned subsidiary of Enbridge. All directors of EEQ were elected and may be removed by the General Partner, as the sole holder of EEQ’s voting shares.

Furthermore, the EEP Partnership Agreement contains provisions that limit the General Partner and GP Delegate’s fiduciary duties to EEP or any EEP unitholders, and the resolution or course of action in respect of any actual or potential conflict of interest will not constitute a breach of the EEP Partnership Agreement, or any agreement contemplated thereby, if such resolution or course of action is, or by operation of the EEP Partnership Agreement, is deemed to be, fair and reasonable to EEP.

In considering the recommendation of the GP Delegate Board and the GP Board to approve the Merger proposal, you should consider that the directors and executive officers of Enbridge, the General Partner and the GP Delegate may have other interests that differ from, or are in addition to, the interests of EEP unitholders generally. These interests include the following:

•	six of the ten directors of the General Partner and GP Delegate also hold positions at Enbridge or its subsidiaries (other than the General Partner or the GP Delegate);

•

seven directors, including three non-management directors of the General Partner and GP Delegate own Enbridge common shares. Those directors, individually and in the aggregate, own shares representing less than 1% of the Enbridge common shares outstanding as of October 2, 2018;

•	all of the executive officers of the General Partner and the GP Delegate hold positions at Enbridge or its subsidiaries (other than the General Partner or the GP Delegate);

•

12 individuals who serve as executive officers of the General Partner, and 11 individuals who serve as executive officers of the GP Delegate, own Enbridge common shares, which, individually and in the aggregate, represent less than 1% of the Enbridge common shares outstanding as of October 2, 2018;

•	the three directors on the Special Committee also serve on the EEQ Special Committee;

•	seven of the ten directors of the General Partner and the GP Delegate, including two directors on the Special Committee, are defendants in the Derivative Action; and

•

all of the directors and executive officers of the General Partner and GP Delegate have the right to indemnification under the EEP Partnership Agreement and the Merger Agreement. In addition, all of the directors and officers of Enbridge have the right to indemnification under the organizational documents of Enbridge and indemnification agreements with Enbridge.

In addition, certain executive officers and directors of Enbridge are also executive officers and directors of the General Partner and the GP Delegate. J. Herbert England serves as a member of the boards of directors of all three companies. The compensation received by the executive officers of Enbridge is paid to them in their capacities as executive officers of Enbridge, the General Partner and the GP Delegate, as applicable. The General Partner and the GP Delegate have the same directors and, with the exception of William Yardley, who is an executive officer of the General Partner only, have the same executive officers.

The following director and executive officers of Enbridge hold positions at the General Partner and the GP Delegate:

Executive Officer/Director	General Partner / GP Delegate	Enbridge
J. Herbert England	Director	Director
D. Guy Jarvis	Director and Executive Vice President—Liquids Pipelines	Executive Vice President & President, Liquids Pipelines
John K. Whelen	Director	Executive Vice President & Chief Financial Officer

The members of the Special Committee, GP Delegate Board and GP Board were aware of and considered these interests, among other matters, when they approved the Merger Agreement and when they recommended that EEP unitholders approve the Merger. These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers of the GP Delegate and the General Partner in the Merger” beginning on page [        ].

EEP effectively does not have the ability to enter into certain alternatives to the Merger that are not approved by Enbridge.

As of October 2, 2018, Enbridge and its subsidiaries (other than the GP Delegate) held and were entitled to vote, in the aggregate, Class A common units, Class B common units and Class E units of EEP, and the GP Delegate’s shares corresponding to i-units of EEP, representing approximately 32.9% of the Outstanding EEP units. Accordingly, certain alternative transactions to the Merger entered into by EEP would need to be approved by Enbridge. Because Enbridge controls the voting of approximately 32.9% of the Outstanding EEP units, Enbridge can effectively block EEP from entering into alternative transactions to the Merger that require the approval of the EEP unitholders representing two-thirds of the outstanding EEP units that Enbridge does not support, which could discourage third parties that may have an interest in acquiring all or a significant part of EEP from considering or proposing that transaction.

Enbridge and EEP will be subject to certain operating restrictions until the completion of the Merger.

The Merger Agreement generally restricts EEP, without Enbridge’s consent, or Enbridge, without EEP’s consent, from taking specified actions until the Merger occurs or the Merger Agreement terminates. These restrictions may prevent EEP or Enbridge from taking actions that each respectively might otherwise consider beneficial. Please read the section titled “The Merger Agreement—Interim Operations” beginning on page [        ].

Risks Related to the Enbridge Common Shares

The market price of Enbridge common shares will continue to fluctuate after the Merger.

Upon completion of the Merger, Unaffiliated EEP Unitholders will become holders of Enbridge common shares. The market price of Enbridge common shares may fluctuate significantly following completion of the Merger and Unaffiliated EEP Unitholders could lose some or all of the value of their investment in Enbridge common shares. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Enbridge common shares, regardless of Enbridge’s actual operating performance.

The market price of Enbridge common shares may be affected by factors different from those that historically have affected Class A common units.

Upon completion of the Merger, Unaffiliated EEP Unitholders will become holders of Enbridge common shares. The businesses of Enbridge differ from those of EEP in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of Enbridge after the Merger, as well as the market price of Enbridge common shares, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of EEP, and, in turn, the market price of the Class A common units. For a discussion of the businesses of Enbridge and EEP and of some important factors to consider in connection with those businesses, see the section titled “Information about the Companies” beginning on page [        ], and the documents incorporated by reference in the section titled “Where You Can Find More Information” beginning on page [        ], including, in particular, in the sections titled “Risk Factors” in each of Enbridge’s Annual Report on Form 10-K for the year ended December 31, 2017 and EEP’s Annual Report on Form 10-K for the year ended December 31, 2017, in each case, as modified by subsequent reports filed by Enbridge and EEP.

Holders of Enbridge common shares, which will be received by eligible holders of the Class A common units as a result of the Merger, will have rights different from the current holders of Class A common units.

Upon completion of the Merger, Unaffiliated EEP Unitholders will no longer be unitholders of EEP, and Unaffiliated EEP Unitholders will become Enbridge shareholders. There are certain differences between the current rights of Unaffiliated EEP Unitholders and the rights to which such unitholders will be entitled as Enbridge shareholders. See the section titled “Comparison of Rights of Enbridge Shareholders and EEP Unitholders” beginning on page [        ] for a discussion of the different rights associated with Enbridge common shares.

Enbridge may not pay any cash dividends to Enbridge shareholders, and Enbridge’s ability to declare and pay cash dividends to Enbridge shareholders, if any, in the future will depend on various factors, many of which are beyond Enbridge’s control.

Unlike EEP, Enbridge is not required to declare dividends of its available cash to its equity holders. The Enbridge Board may not declare dividends in the future. Should the Enbridge Board declare dividends on the Enbridge common shares in the future, the dividend yield of the Enbridge common shares may only be a fraction of the historical or projected dividend yield of the Class A common units. Any payment of future dividends will be at the sole discretion of the Enbridge Board and will depend upon many factors, including the financial condition, earnings and capital requirements of its operating subsidiaries, covenants associated with certain debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by the Enbridge Board. For more information regarding Enbridge’s financial condition, earnings and capital requirements, level of indebtedness or legal, regulatory or contractual restrictions, please read Enbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, incorporated by reference herein.

Enbridge declares its dividend in Canadian dollars. However, Enbridge delivers payment to U.S. holders of Enbridge common shares in U.S. dollars. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of dividend payments received by U.S. holders of Enbridge common shares.

Enbridge declares its dividend in Canadian dollars. However, Enbridge delivers payment to U.S. holders of Enbridge common shares in U.S. dollars. The U.S. dollar value of any cash payment for declared dividends to a U.S. holder of Enbridge common shares will be converted into U.S. dollars using the indicative rate of exchange for Canadian interbank transactions established by the Bank of Canada on the declared record date. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of any dividend payments received by U.S. holders of Enbridge common shares.

Enbridge is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

Enbridge is organized under the laws of Canada. A substantial portion of Enbridge’s assets are located outside the United States, and many of Enbridge’s directors and officers and some of the experts named in this proxy statement/prospectus (including in documents that are incorporated by reference into this proxy statement/prospectus) are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Enbridge and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Enbridge and such directors, officers or experts under the U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the U.S. federal securities laws.

There may be future dilution of the Enbridge common shares, including as a result of any Enbridge common shares issued in connection with the Other Merger Transactions, which could adversely affect the market price of Enbridge common shares.

If the Merger is successfully completed, Enbridge expects that it will issue to the Unaffiliated EEP Unitholders approximately 72,256,181 Enbridge common shares at the Effective Time in connection with the

Merger, based on the number of Enbridge common shares and the estimated number of Class A common units that are outstanding as of October 2, 2018 (not including any Enbridge common shares that would be expected to be issued upon the successful completion of the Other Merger Transactions). If the Other Merger Transactions are all also successfully completed in accordance with their respective transaction agreements, based on the number of outstanding shares or units, as the case may be, of EEP, EEQ, SEP and ENF, as of October 2, 2018, and the exchange ratio in each applicable transaction agreement, Enbridge expects that it will issue approximately 296,284,573 Enbridge common shares in aggregate upon the completion of the proposed Merger and those Other Merger Transactions. The actual number of Enbridge common shares issued in the Merger will be determined by multiplying the Exchange Ratio by the number of issued and outstanding Class A common units held by Unaffiliated EEP Unitholders as of the closing date of the Merger. The actual number of Enbridge common shares issued in each of the Other Merger Transactions will be determined by multiplying the applicable exchange ratio by the number of publicly held shares or units of the acquired entity as of the closing date of each such transaction.

In addition, the Merger Agreement does not restrict Enbridge’s ability to issue additional Enbridge common shares prior to (with consent of each conflicts committee and special committee pursuant to the respective merger agreements and arrangement agreement applicable to the proposed Merger and the Other Merger Transactions) or following the Effective Time or thereafter. In the future (assuming such consents have been secured), Enbridge may issue additional Enbridge common shares to raise cash for its projects, operations, acquisitions or other purposes. Enbridge may also (assuming such consents have been secured) acquire interests in other companies by using a combination of cash and Enbridge common shares or just Enbridge common shares. Enbridge has issued securities convertible into, or exchangeable for, or that represent the right to receive, Enbridge common shares and may (assuming such consents have been secured) do so again in the future. Any of these events may dilute the ownership interests of current Enbridge common shares, reduce Enbridge’s earnings per share and have an adverse effect on the price of Enbridge common shares. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for Enbridge common shares. The increase in the number of Enbridge common shares may lead to sales of such Enbridge common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Enbridge common shares.

Sales of a substantial number of Enbridge common shares in the public market could adversely affect the market price of Enbridge common shares.

Sales of a substantial number of Enbridge common shares in the public market, or the perception that these sales may occur, could reduce the market price of Enbridge common shares.

Tax Risks Related to the Merger and the Ownership of Enbridge Common Shares Received in the Merger

In addition to reading the following risk factors, EEP unitholders are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” and “Material Canadian Federal Income Tax Consequences of the Merger” for a more complete discussion of the expected U.S. and Canadian federal income tax consequences of the Merger and owning and disposing of Enbridge common shares received in the Merger.

The Merger should be a taxable transaction for U.S. federal income tax purposes and, in such case, the resulting tax liability of an EEP unitholder, if any, will depend on such unitholder’s particular situation. The tax liability of an EEP unitholder as a result of the Merger could be more than expected.

EEP unitholders will receive Enbridge common shares and cash in lieu of fractional shares, if any, as the Merger Consideration. Although EEP unitholders will receive no cash consideration other than any cash received in lieu of fractional shares, if any, the Merger should be treated as a taxable sale by EEP unitholders for U.S. federal income tax purposes. In such case, as a result of the Merger, an EEP unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and the unitholder’s adjusted tax basis in the Class A common units. The amount of gain or loss recognized by each EEP unitholder in the Merger will vary depending on each unitholder’s particular situation, including the value of the Enbridge common shares and the amount of cash in lieu of fractional shares, if any, received by each unitholder in the Merger, the adjusted tax basis of the Class A common units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

Because the value of any Enbridge common shares received in the Merger will not be known until the Effective Time of the Merger, an EEP unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of an EEP unitholder’s allocable share of EEP’s net taxable income decrease such EEP unitholder’s tax basis in its Class A common units, the amount, if any, of such prior excess distributions with respect to such Class A common units will, in effect, become taxable income to an EEP unitholder if the aggregate value of the consideration received in the Merger is greater than such EEP unitholder’s adjusted tax basis in its Class A common units, even if the aggregate value of the consideration received in the Merger is less than such EEP unitholder’s original cost basis in its Class A common units. Furthermore, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by EEP.

For a more complete discussion of certain U.S. federal income tax consequences of the Merger, please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ].

The U.S. federal income tax treatment of EEP unitholders with respect to owning and disposing of any Enbridge common shares received in the Merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their Class A common units and dividends paid with respect to Enbridge common shares generally will be subject to withholding tax.

EEP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each EEP unitholder is required to take into account such unitholder’s share of items of income, gain, loss, and deduction of EEP in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such EEP unitholder by EEP. A distribution of cash by EEP to an EEP unitholder who is a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [        ]) is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the EEP unitholder’s adjusted tax basis in its Class A common units. In contrast, Enbridge is classified as a corporation for U.S. federal income tax purposes, and thus, Enbridge and its subsidiaries (and not the Enbridge shareholders) are subject to taxation on their taxable income. A distribution of cash by Enbridge to a shareholder who is a U.S. holder will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of Enbridge’s current or accumulated “earnings and profits”, as determined under U.S. federal income tax principles. A portion of the cash distributed to Enbridge shareholders by Enbridge after the Merger may exceed Enbridge’s current and accumulated earnings and profits. Cash distributions in excess of Enbridge’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such shareholder’s Enbridge common shares and, to the extent the cash distribution exceeds such shareholder’s adjusted tax basis, as gain from the sale or exchange of such Enbridge common shares. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each Enbridge shareholder should expect to generally treat distributions made by Enbridge as dividends.

Dividends paid or credited or deemed to be paid or credited on Enbridge common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%.

Please read “Material U.S. Federal Income Tax Consequences of the Merger” and “Material Canadian Federal Income Tax Consequences of the Merger” for a more complete discussion of certain U.S. and Canadian federal income tax consequences of owning and disposing of Enbridge common shares.

Future changes to U.S., Canadian and foreign tax laws could adversely affect the combined company.

The U.S. Congress, the Canadian House of Commons, the Organization for Economic Co-operation and Development, and other government agencies in jurisdictions where Enbridge and its affiliates do business have been focused on issues related to the taxation of multinational corporations. Specific attention has been paid to “base erosion and profit shifting”, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States, Canada and other countries in which Enbridge and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect the combined company.

Further, there can be no assurance that applicable Canadian income tax laws, regulations or tax treaties will not be changed or interpreted in a manner that is, or that applicable taxing authorities will not take administrative positions that are, adverse to Enbridge and its shareholders. Such taxation authorities may also disagree with how Enbridge calculates or has in the past calculated its income for tax purposes. Any such event could adversely affect Enbridge, its share price or the dividends or other payments to be paid to shareholders of Enbridge.

Risks Related to Enbridge’s Business

You should read and consider risk factors specific to Enbridge’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of Enbridge’s Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents that are incorporated by reference herein. See the section titled “Where You Can Find More Information” beginning on page [        ] for the location of information incorporated by reference in this proxy statement/prospectus.

Risks Related to EEP’s Business

You should read and consider risk factors specific to EEP’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of EEP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents that are incorporated by reference herein. See the section titled “Where You Can Find More Information” beginning on page [        ] for the location of information incorporated by reference in this proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

Enbridge Inc.

200, 425 - 1st Street S.W.

Calgary, Alberta T2P 3L8, Canada

Phone: 1-403-231-3900

Enbridge is a North American energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation assets. Enbridge delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline, and accounts for approximately 65% of United States-bound Canadian crude oil exports. Enbridge also moves approximately 20% of all natural gas consumed in the United States, serving key supply basins and demand markets. Its regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. Enbridge also has interests in more than 1,700 megawatts (MW) of net renewable power generation capacity in North America and Europe. Enbridge has ranked on the Global 100 Most Sustainable Corporations index for the past nine years. Enbridge was incorporated on April 13, 1970 under the Companies Ordinance of the Northwest Territories and was continued under the Canada Corporations Act on December 15, 1987. Enbridge indirectly holds all of the outstanding equity interests of Merger Sub, an indirect wholly owned subsidiary formed in Delaware for the sole purpose of completing the Merger.

Enbridge is a public company and the Enbridge common shares trade on both the TSX and the NYSE under the ticker symbol “ENB”. Enbridge’s principal executive offices are located at 200, 425 - 1st Street S.W., Calgary, Alberta T2P 3L8, Canada, and its telephone number is 1-403-231-3900.

Additional information about Enbridge can be found on its website at http://www.enbridge.com. The information contained in, or that can be accessed through, Enbridge’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about Enbridge, see the section titled “Where You Can Find More Information” beginning on page [        ].

Enbridge Energy Partners, L.P.

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

EEP is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transportation and marketing assets in the United States. EEP was formed in 1991 by the General Partner to own and operate the Lakehead System, which is the U.S. portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada (Mainline System). A subsidiary of Enbridge owns the Canadian portion of the Mainline System. Enbridge is the ultimate parent of the General Partner.

The GP Delegate is a Delaware limited liability company that was formed in May 2002 to manage EEP’s business and affairs. Under a delegation of control agreement, the General Partner delegated substantially all of its power and authority to manage and control EEP’s business and affairs to the GP Delegate. The General Partner, through its direct ownership of the voting shares of the GP Delegate, elects all of the directors of the GP Delegate. The GP Delegate is the sole owner of all of EEP’s i-units.

EEP’s executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

Additional information about EEP can be found on its website at https://www.enbridgepartners.com. The information contained in, or that can be accessed through, EEP’s website is not intended to be incorporated into this proxy statement/prospectus. For additional information about EEP, see the section titled “Where You Can Find More Information” beginning on page [        ].

Merger Sub

5400 Westheimer Court

Houston, Texas 77056

Phone: (713) 627-5400

Merger Sub, a Delaware limited liability company and an indirect wholly owned subsidiary of Enbridge, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into EEP. As a result, EEP will survive the Merger as a wholly owned subsidiary of Enbridge. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

Merger Sub’s principal executive offices are located at 5400 Westheimer Court, Houston, Texas 77056, and its telephone number is (713) 627-5400.

Other Merger Transactions

On August 24, 2018, Enbridge and SEP announced that they entered into the SEP merger agreement on the same day under which Enbridge will acquire all of the outstanding public units of SEP, subject to the approval of the SEP unitholders. Under the terms of the SEP merger agreement, SEP public unitholders will receive 1.111 Enbridge common shares for each outstanding public unit of SEP.

On September 18, 2018, Enbridge and EEQ announced that they entered into the EEQ merger agreement on September 17, 2018 under which Enbridge will acquire all of the outstanding public listed shares of EEQ, subject to the approval of the EEQ shareholders. Under the terms of the EEQ merger agreement, EEQ public shareholders will receive 0.335 of an Enbridge common share for each listed share of EEQ, which is at parity with the exchange ratio in the Merger. The EEQ merger is conditioned upon the consummation of the Merger.

Also on September 18, 2018, Enbridge and ENF announced that they entered into the arrangement agreement on September 17, 2018 under which Enbridge will acquire all of the issued and outstanding public common shares of ENF, subject to the approval of ENF shareholders. Under the terms of the ENF arrangement agreement, each common share of ENF will be exchanged for 0.7350 of an Enbridge common share and cash of C$0.45 per common share of ENF, subject to adjustment for certain dividends declared on the Enbridge common shares and the common shares of ENF.

For more information on the Other Merger Transactions, see the section titled “Where You Can Find More Information” beginning on page [        ].

THE SPECIAL MEETING

EEP is providing this proxy statement/prospectus to the EEP unitholders for the solicitation of proxies to be voted at the special meeting that EEP has called for the purposes described below. This proxy statement/prospectus is first being mailed to EEP unitholders on or about [            ] and provides EEP unitholders with the information they need to know about the Merger and the proposals to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held on [            ], [            ] at [            ], local time, at 5400 Westheimer Court, Houston, Texas 77056.

Purpose

At the special meeting, you will be asked to vote solely on the following proposals:

•	Proposal 1: To consider and vote on a proposal to approve the Merger Agreement; and

•

Proposal 2: To consider and vote on a proposal to approve the adjournment of the special meeting from time to time, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

Special Committee Recommendation

The Special Committee recommends that you vote:

•	Proposal 1: FOR approval of the Merger Agreement.

The GP Delegate Board and the GP Board Recommendation

The GP Delegate Board and the GP Board each recommend that you vote:

•	Proposal 1: FOR approval of the Merger Agreement; and

•

Proposal 2: FOR the adjournment of the special meeting from time to time, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

The Special Committee, the GP Delegate Board and the GP Board, acting in good faith, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to EEP, including the Unaffiliated EEP Unitholders, (2) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (3) resolved to recommend approval of the Merger Agreement to the EEP unitholders. See the sections titled “The Merger—Recommendation of the Special Committee” beginning on page [        ], “The Merger—Recommendation of the GP Delegate” beginning on page [        ], “The Merger—Recommendation of the GP Board” beginning on page [        ] and “The Merger—Reasons for the Recommendation of the Special Committee” beginning on page [        ].

In considering the recommendation of the Special Committee, the GP Delegate Board and the GP Board with respect to the Merger Agreement and the transactions contemplated thereby, you should be aware that some of the GP Delegate’s and the General Partner’s directors and executive officers may have interests that are different from, or in addition to, the interests of EEP unitholders more generally. See the section titled “The Merger—Relationship of the Parties to the Merger Agreement” beginning on page [        ].

Record Date; Outstanding EEP Units; Units Entitled to Vote

The Record Date for the special meeting is [            ]. Only holders of Outstanding EEP units as of the close of business on the Record Date will be entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

As of October 2, 2018, there were 326,517,110 Class A common units, 7.8 million Class B common units, 18.1 million Class E units and 98.6 million i-units of EEP outstanding and that would be entitled to vote at the special meeting. Each holder as of the Record Date of Class A common units, Class B common units, Class E units and i-units of EEP is entitled to one vote for each unit owned. Class F units of EEP have no voting rights and therefore holders of Class F units are not entitled to any votes for their respective Class F units at the special meeting.

A complete list of EEP unitholders entitled to vote at the special meeting will be available for inspection at the principal place of business of EEP during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

Quorum

A quorum of EEP unitholders is required to approve the Merger Agreement at the special meeting, but not to approve any adjournment of the meeting. The presence, in person or by proxy, of EEP unitholders representing 66 2⁄3% of the Outstanding EEP units on the Record Date will constitute a quorum for the special meeting. Any abstentions will be counted as present in determining whether a quorum is present at the special meeting.

Required Vote

The approval of the Merger Agreement and the Merger by EEP requires the affirmative vote by, (1) the holders of 66 2⁄3% of the Outstanding EEP units, and (2) the holders of a majority of the outstanding Class A common units (other than any Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of, Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the special meeting or any adjournment or postponement thereof, must vote in favor of approval of the Merger Agreement. Accordingly, an EEP unitholder’s failure to submit a proxy or to vote in person at the special meeting or to abstain from voting, or the failure of an EEP unitholder who holds his or her EEP units in “street name” through a bank, broker, nominee, trust company or other fiduciary to give voting instructions to such bank, broker, nominee, trust company or other fiduciary, will have the same effect as a vote against approval of the Merger Agreement.

Adjournment of the special meeting from time to time by limited partner action, if necessary to solicit additional proxies, if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting, requires (1) if a quorum does not exist, the affirmative vote of the holders of a majority of the Outstanding EEP units represented either in person or by proxy at the special meeting or (2) if a quorum does exist, the affirmative vote of 66 2⁄3% of the Outstanding EEP units represented either in person or by proxy at the special meeting. Abstentions will have the same effect as a vote against the proposal to adjourn the special meeting. EEP units not represented in person at the special meeting and for which no proxy has been submitted will have no effect on the outcome of any vote to adjourn the special meeting if a quorum is not present. If a quorum is present, they would have the same effect as a vote against any adjournment proposal.

Unit Ownership of and Voting by Enbridge and the General Partner’s and GP Delegate’s Directors and Executive Officers

As of October 2, 2018, Enbridge and its subsidiaries (other than the GP Delegate) held and were entitled to vote, in the aggregate, Class A common units, Class B common units and Class E units of EEP, and the GP

Delegate’s shares corresponding to i-units of EEP, representing approximately 32.9% of the Outstanding EEP units, and the directors and executive officers, and their affiliates, of the General Partner and the GP Delegate held and were entitled to vote, in the aggregate, Class A common units and the GP Delegate’s shares corresponding to i-units of EEP, representing approximately [    ]% of the Outstanding EEP units. Enbridge has agreed in the Merger Agreement that, subject to limited exceptions, it and its subsidiaries would vote their respective EEP units and EEQ shares FOR the Merger Agreement proposal, and we believe that Enbridge and its subsidiaries intend to vote their respective EEP units and EEQ shares FOR any adjournment proposal. We believe the General Partner’s and the GP Delegate’s directors and executive officers intend to vote all of their respective EEP units and EEQ shares FOR the Merger Agreement proposal and FOR any adjournment proposal. The GP Delegate will submit the Merger Agreement proposal and any adjournment proposal to a vote of the GP Delegate shareholders to determine how the GP Delegate will vote the EEP i-units at the special meeting.

Voting of Units by Holders of Record

If you are entitled to vote at the special meeting and hold your EEP units in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, we encourage you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your units are voted. A proxy is a legal designation of another person to vote your EEP units on your behalf in the manner you instruct. If you hold EEP units in your own name, you may submit a proxy for your EEP units by:

•	calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

•	accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When you submit a proxy by telephone or through the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All outstanding EEP units represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If an EEP unitholder executes a proxy card without giving instructions, the EEP units represented by that proxy card will be voted FOR approval of the proposal to approve the Merger Agreement and FOR approval of any adjournment proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on [            ], [            ].

Voting of Units Held in Street Name

If your EEP units are held in an account at a bank, broker, nominee, trust company or other fiduciary, you must instruct the bank, broker, nominee, trust company or other fiduciary on how to vote your EEP units by following the instructions that the bank, broker, nominee, trust company or other fiduciary provides to you with these proxy materials. Most banks, brokers, nominees, trust companies and other fiduciaries offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you hold your EEP units in a brokerage account and you do not provide voting instructions to your broker, your EEP units will not be voted on any proposal, as under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to approve the Merger Agreement or any adjournment proposal. Since there are no items on the agenda which your broker has discretionary authority to vote upon, there will be no broker non-votes present at the special meeting.

If you hold EEP units through a bank, broker, nominee, trust company or other fiduciary and wish to vote your EEP units in person at the special meeting, you must obtain a legal proxy from your bank, broker, nominee, trust company or other fiduciary and present it to the inspector with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are an EEP unitholder of record, you can do this by:

•	sending a written notice stating that you revoke your proxy bearing a date later than the date of the proxy to EEP at 5400 Westheimer Court, Houston, Texas 77056, Attn: Corporate Secretary;

•	submitting a valid, later-dated proxy by mail, telephone or Internet; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m., Eastern Time, on the day before the special meeting.

If you hold your EEP units through a bank, broker, nominee, trust company or other fiduciary, you must follow the directions you receive from your bank, broker, nominee, trust company or other fiduciary, in order to revoke or change your vote.

Solicitation of Proxies

EEP will bear all costs and expenses in connection with the solicitation of proxies from its unitholders, except that Enbridge has agreed to pay all expenses of printing and mailing this proxy statement/prospectus and all filing fees payable to the SEC in connection with this proxy statement/prospectus. In addition to the solicitation of proxies by mail, EEP will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of EEP units and secure their voting instructions, if necessary. EEP will reimburse the banks, brokers and other record holders for their reasonable expenses in taking those actions. EEP has also made arrangements with D.F. King & Co., Inc. to assist in soliciting proxies and in communicating with EEP unitholders and estimates that it will pay them a fee of approximately US$15,000, plus fees on a per call basis and reasonable out-of-pocket fees and expenses for these services.

EEP Unitholders should not send unit certificates with their proxies. A letter of transmittal and instructions for the surrender of the EEP unit certificates will be mailed to EEP Unitholders shortly after the completion of the Merger.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits EEP, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this proxy statement/prospectus to any household at which two or more unitholders reside if EEP believes they are members of the same family. This rule is called “householding”, and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding EEP units, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournments

Adjournments may be made from time to time for the purpose of, among other things, soliciting additional proxies. Adjournment of the special meeting by EEP limited partner action requires (1) if a quorum does not exist, the affirmative vote of the holders of a majority of the Outstanding EEP units represented either in person or by proxy at the special meeting or (2) if a quorum does exist, the affirmative vote of 66 2⁄3% of the outstanding EEP units represented in person or by proxy at the special meeting. EEP is not required to notify EEP unitholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, EEP may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. References to the special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Attending the Special Meeting

All holders of outstanding EEP units as of the close of business on the record date, or their duly appointed proxies, may attend the special meeting. Seating, however, is limited. Admission to the special meeting will be on a first-come, first-served basis. Registration will begin at [            ] local time, and seating will begin at [            ] local time. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Unitholders will be asked to present valid picture identification, such as a driver’s license or passport. Please note that if you hold your EEP units in street name, you will also need to bring a copy of the voting instruction card that you receive from your bank, broker, nominee, trust company or other fiduciary in connection with the special meeting or a brokerage statement reflecting your EEP unit ownership as of the close of business on the record date and check in at the registration desk at the special meeting.

Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting, or would like additional copies, without charge, of this proxy statement/prospectus, please contact D.F. King & Co., Inc. toll-free at (800) 549-6746 (banks and brokers call collect at (212) 269-5550) or by email at Enbridge@dfking.com.

PROPOSAL 1: THE MERGER PROPOSAL

EEP Unitholders are being asked to approve the Merger Agreement. Approval of the Merger Agreement and the Merger is a condition to the closing of the Merger. If the Merger Agreement is not approved, the Merger will not occur. For a detailed discussion of the Merger and the Merger Agreement, see the sections titled “The Merger” beginning on page [        ] and “The Merger Agreement” beginning on page [        ].

Required Vote

The approval of the Merger Agreement and the Merger by EEP requires the affirmative vote by (1) the holders of at least 66 2⁄3% of the Outstanding EEP units, and (2) the holders of a majority of the outstanding Class A common units (other than any Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the special meeting or any adjournment or postponement thereof.

Vote Recommendation

The Special Committee, the GP Delegate Board and the GP Board recommend that EEP Unitholders vote “FOR” the approval of the Merger Agreement and the Merger.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL

EEP Unitholders are being asked to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement, if there are insufficient votes at the time of such adjournment to approve such proposal. If, at the special meeting, the number of Class A common units present or represented and voting in favor of the approval of the Merger Agreement is insufficient to approve the corresponding proposal, the General Partner may move to adjourn the special meeting from time to time for the purpose of soliciting additional proxies for approval of such proposals.

Required Vote

If submitted to a vote of EEP Unitholders, approval of an adjournment of the special meeting from time to time to solicit additional proxies, if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting, requires (1) if a quorum does not exist, the affirmative vote of the holders of a majority of the Outstanding EEP units represented either in person or by proxy at the special meeting or (2) if a quorum does exist, the affirmative vote of 66 2⁄3% of the Outstanding EEP units represented either in person or by proxy at the special meeting.

Vote Recommendation

The GP Delegate Board and the GP Board recommend that EEP Unitholders vote “FOR” the approval of the Adjournment Proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

The Merger Agreement provides that, upon the terms and conditions in the Merger Agreement, and in accordance with the EEP Partnership Agreement, the Delaware Limited Liability Company Act (“DLLCA”) and the DRULPA, at the Effective Time of the Merger, Merger Sub will be merged with and into EEP, with EEP being the surviving entity of the Merger and a wholly owned subsidiary of Enbridge.

Merger Consideration

At the Effective Time, by virtue of the merger and without any action on the part of the parties or any holder of EEP partnership interests, each Class A common unit issued and outstanding immediately prior to the Effective Time (other than the Excluded Units) will be converted into the right to receive Enbridge common shares in exchange for such holder’s Class A common units at the Exchange Ratio.

If the Exchange Ratio would result in an EEP unitholder being entitled to receive, after aggregating all fractional units which such holder would otherwise be entitled to receive in connection with the Merger and rounding to three decimal places, a fraction of an Enbridge common share, such holder will receive a cash payment (without interest, rounded down to the nearest cent) in lieu of such fractional Enbridge common share in an amount equal to the product obtained by multiplying (1) the amount of the fractional share interest in an Enbridge common share to which such holder would be entitled and (2) an amount equal to the average of the volume-weighted average price per share of Enbridge common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Enbridge and EEP) on the trading day immediately prior to the Effective Time for ten trading days ending on the fifth full business day immediately prior to the Closing Date.

Background of the Merger

The Enbridge Board and senior management of Enbridge, with the assistance of Enbridge’s financial and legal advisors, from time to time review and consider various potential strategic opportunities and alternatives in light of industry, regulatory and economic trends and developments. As part of such review, Enbridge has evaluated potential transactions, including various transactions with respect to its sponsored vehicles, to advance its strategic objective of streamlining Enbridge’s business to create value for Enbridge’s and its sponsored vehicles’ security holders.

On September 6, 2016, Enbridge and Spectra Energy announced that they had entered into a definitive merger agreement under which Enbridge and Spectra Energy would combine in a stock-for-stock merger transaction. In connection therewith, Enbridge began to conduct an internal review with the objective of improving EEP’s financial position and future outlook.

On January 27, 2017, in connection with their quarterly business updates, Enbridge and EEP announced that the strategic review of EEP was ongoing, and EEP was considering (a) the sustainability of EEP’s current level of distributions to unitholders, (b) further cost efficiency measures, (c) the potential extension of existing supportive actions by Enbridge with respect to EEP, (d) the sale of a portion or all of its remaining interests in the natural gas gathering and processing assets, including to Enbridge, and (e) potential further restructuring of the general partner incentive distribution rights.

On February 27, 2017, Enbridge and Spectra Energy completed their previously announced combination.

On April 28, 2017, EEP announced that its strategic review had concluded, and it had taken several actions to strengthen EEP’s financial position and outlook, including modifying EEP’s capital structure, including its incentive distribution mechanism, and reducing quarterly distributions from US$0.583 per unit to US$0.350 per unit.

Following the conclusion of the strategic review of EEP, Enbridge continued throughout 2017 to evaluate and consider various potential strategic opportunities and alternatives, including with respect to EEP and its other sponsored vehicles.

On November 2, 2017, Enbridge filed with the SEC Amendment No. 4 to the Schedule 13D, filed by Enbridge and certain of its affiliates with the SEC on December 4, 2008 with respect to its investment in EEP (the “EEP Schedule 13D”). Enbridge disclosed in Amendment No. 4 to the EEP Schedule 13D that, as part of its ongoing evaluation of its investment in EEP, and alternatives to that investment, including a potential consolidation, acquisition or sale of assets or EEP units, or changes to EEP’s capital structure, Enbridge may, from time to time, formulate plans or proposals with respect to such matters and hold discussions with or make formal proposals to the GP Delegate Board, in its capacity as the board of directors of the delegate of the General Partner, other holders of EEP units or other third parties regarding such matters. Also on November 2, 2017, Enbridge filed with the SEC Amendment No. 2 to the Schedule 13D, filed by Enbridge and certain of its affiliates with the SEC on October 28, 2002 with respect to its investment in EEQ (the “EEQ Schedule 13D”). Enbridge disclosed in Amendment No. 2 to the EEQ Schedule 13D that, as part of its ongoing evaluation of its investment in EEQ, and alternatives to that investment, including a potential consolidation, acquisition or sale of assets or listed shares of EEQ, or changes to EEQ’s capital structure, Enbridge may, from time to time, formulate plans or proposals with respect to such matters and hold discussions with or make formal proposals to the GP Delegate Board, in its capacity as the board of directors of EEQ, other holders of listed shares of EEQ or other third parties regarding such matters.

On November 29, 2017, Enbridge announced the finalization of its strategic plan and financial outlook for 2018 through 2020, including Enbridge’s key objectives of growing organically, minimizing risk and streamlining Enbridge’s business.

On December 22, 2017, the United States implemented U.S. tax reform. The Tax Cuts and Jobs Act (“TCJA”) was signed into law and became enacted for tax purposes. Substantially all of the provisions of the TCJA are effective for taxation years beginning after December 31, 2017. The most significant change included in the TCJA was a reduction in the corporate federal income tax rate from 35% to 21%. This tax rate change caused EEP to reduce the income tax allowance component of the tolls in its Federal Energy Regulatory Commission (the “FERC”) regulated cost-of-service based Facility Surcharge Mechanism projects.

On February 15, 2018, EEP announced in connection with its quarterly business update that the total annual impact to EEP of U.S. tax reform was expected to be a US$55 million per year reduction to distributable cash flow, net of noncontrolling interests.

On March 15, 2018, the FERC revised a long-standing policy, announcing in a revised policy statement that it would no longer permit entities organized as master limited partnerships (“MLPs”) to recover an income tax allowance for interstate pipeline assets with cost-of-service rates. The FERC also, among other things, issued a notice seeking comment on how the FERC should address changes related to accumulated deferred income taxes (“ADIT”) (collectively, with the revised policy statement, the “March FERC Announcement”). The trading price of Enbridge’s, EEP’s and EEQ’s publicly-traded securities reacted negatively to the March FERC Announcement, including (a) Enbridge common shares closing 4.9% lower the day of the March FERC

Announcement and 4.8% lower three weeks after the day of the March FERC Announcement, (b) the Class A common units closing 17.3% lower the day of the March FERC Announcement and 23.7% lower three weeks after the day of the March FERC Announcement and (c) the listed shares of EEQ closing 15.6% lower the day of the March FERC Announcement and 23.2% lower three weeks after the day of the March FERC Announcement, in each case, compared to their respective closing prices on the NYSE on the trading day immediately preceding the date of the March FERC Announcement.

On March 16, 2018, Enbridge announced that it was continuing to assess options to mitigate the effects of the March FERC Announcement on Enbridge’s sponsored vehicles, including through the acquisition of all of Enbridge’s sponsored vehicles by Enbridge, but that Enbridge did not expect a material impact to its previously disclosed 2018-2020 consolidated financial guidance as a result of the March FERC Announcement.

Also on March 16, 2018, EEP announced that, based on its preliminary assessment of the March FERC Announcement, the financial impact to EEP for 2018 was expected to be an approximate US$100 million reduction in revenues and US$60 million reduction to distributable cash flow, net of noncontrolling interests.

On April 24, 2018, the Enbridge Board held a telephonic meeting to discuss the financial effects of the March FERC Announcement on Enbridge, its sponsored vehicles, and the MLP market more broadly, as well as options with respect to minimizing those effects. Enbridge management highlighted the negative impact of the March FERC Announcement and the decline in the effectiveness of the MLP business model and recommended acceleration of Enbridge’s review of a potential corporate simplification.

Throughout April and May 2018, Enbridge management also developed updated projections for its sponsored vehicles, including extended five-year projections through 2022, in light of the March FERC Announcement and in connection with Enbridge’s review of a potential corporate simplification.

On May 9, 2018, in connection with its quarterly business update, EEP announced that the financial impact to EEP for 2018 from the combination of U.S. tax reform and the March FERC Announcement was expected to be a US$125 million reduction to distributable cash flow, net of noncontrolling interests, and exclusive of a payback of ADIT, and that EEP was continuing to evaluate options to mitigate the negative impact of the March FERC Announcement as previously announced.

On May 10, 2018, Enbridge released its quarterly report for the quarter ended March 31, 2018, which stated, among other things, that the March FERC Announcement was adversely affecting MLPs generally, including EEP, due to both the direct consequences of the changes in FERC policy and the possible negative impact on the longer-term availability of capital on attractive terms to EEP.

On May 16, 2018, the Enbridge Board held a telephonic meeting, which was also attended by representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofAML”) and Scotia Capital Inc., financial advisors to Enbridge, and Sullivan & Cromwell LLP (“S&C”) and McCarthy Tétrault LLP, legal advisors to Enbridge, to discuss Enbridge management’s conclusions and recommendations following completion of their review of a potential corporate simplification. Enbridge management noted that the unit and share prices of Enbridge’s sponsored vehicles, including EEP, weakened significantly following the March FERC Announcement, making them an ineffective source of capital for Enbridge, relative to alternative equity sources. Enbridge management also discussed potential alternatives to a buy-in of all of Enbridge’s sponsored vehicles, including maintaining Enbridge’s existing corporate structure or converting the sponsored vehicles into C-corporations for tax purposes but maintaining them as public vehicles. Following a discussion by the Enbridge Board of the potential risks and benefits of a buy-in of Enbridge’s sponsored vehicles and the viability of various alternatives, the Enbridge Board authorized Enbridge management to make an offer to each of its sponsored vehicles to acquire the outstanding public equity securities of the sponsored vehicles through separate combination transactions.

On May 17, 2018, representatives of Enbridge delivered a proposal (the “EEP Initial Proposal”) to the GP Delegate Board, in its capacity as the board of directors of the delegate of the General Partner, to acquire all of the outstanding Class A common units not already owned by Enbridge and its affiliates through a merger between EEP and Merger Sub, at an exchange ratio of 0.3083 Enbridge common shares for each issued and outstanding publicly held Class A common unit. On the same day, representatives of Enbridge delivered a separate proposal (the “EEQ Initial Proposal”) to the GP Delegate Board, in its capacity as the board of directors of EEQ, to acquire all of the outstanding listed shares of EEQ not already owned by Enbridge and its affiliates through a merger between EEQ and Winter Acquisition Sub I, Inc., at an exchange ratio of 0.2887 Enbridge common shares for each issued and outstanding publicly held listed share of EEQ. Also on the same day, representatives of Enbridge delivered proposals to each of SEP and ENF to acquire the outstanding publicly-traded equity securities of those sponsored vehicles, at exchange ratios of (a) 1.0123 Enbridge common shares for each issued and outstanding publicly held common unit of SEP, and (b) 0.7029 Enbridge common shares for each issued and outstanding publicly held common share of ENF.

On May 17, 2018, immediately following the delivery of the EEP Initial Proposal, EEQ Initial Proposal and the proposals with respect to SEP and ENF, Enbridge publicly announced that it had made such proposals and that Enbridge believed that both the direct consequences of the March FERC Announcement, as well as the adverse market effects following such announcement, weakened EEP and EEQ’s credit profile and made them ineffective and unreliable standalone financing vehicles to support Enbridge’s growth. Enbridge further announced that it believed that, on a standalone basis, EEP would face the cessation of distribution growth and potential reductions in cash distribution to unitholders as early as 2019. On the same day, Enbridge also amended its Schedule 13Ds with respect to its investments in SEP, EEP and EEQ.

On May 17, 2018, the GP Delegate Board held a telephonic meeting to discuss the offer received from Enbridge. Following that discussion, the GP Delegate Board, in its capacity as the board of directors of the delegate of the General Partner, formally constituted the Special Committee and appointed Messrs. Connelly (Chair), Waldheim and Westbrook to serve on the Special Committee. The GP Delegate Board, in its capacity as the board of directors of the delegate of the General Partner, authorized the Special Committee to (a) review, evaluate, consider and negotiate the proposed acquisition by Enbridge, through a wholly owned subsidiary, of all of the Class A common units that are not already owned by Enbridge and its affiliates (including the amount and form of consideration to be paid in connection therewith), (b) consider alternatives to such proposed transaction, if any, (c) approve or disapprove, as the case may be, such proposed transaction and the agreements related thereto, (d) make such recommendations to the GP Delegate Board as it deems appropriate, including whether or not the GP Delegate Board should approve such proposed transaction and the agreements related thereto, (e) make all determinations and take all actions with respect to such proposed transaction and the agreements related thereto as may be authorized and contemplated thereby, and (f) do all things that may, in the judgment of the Special Committee, be deemed necessary, appropriate or advisable to assist the GP Delegate Board in carrying out its responsibilities with respect to such proposed transaction.

Also on May 17, 2018, the GP Delegate Board, in its capacity as the board of directors of EEQ, also formally constituted a special committee of the board of directors of EEQ (the “EEQ Special Committee” and together with the Special Committee, the “EEP/EEQ Special Committees”) and appointed Messrs. Connelly (Chair), Waldheim and Westbrook to the EEQ Special Committee. The GP Delegate Board, in its capacity as the board of directors of EEQ, authorized the EEQ Special Committee to (a) review, evaluate, consider and negotiate the proposed acquisition by Enbridge, through a wholly owned subsidiary, of all of the listed shares of EEQ that are not already owned by Enbridge and its affiliates (including the amount and form of consideration to be paid in connection therewith), (b) consider alternatives to such proposed transaction, if any, (c) approve or disapprove, as the case may be, such proposed transaction and the agreements related thereto, (d) make such recommendations to the GP Delegate Board as it deems appropriate, including whether or not the GP Delegate Board should approve such proposed transaction, (e) make all determinations and take all actions with respect to such proposed transaction and the agreements related thereto as may be authorized and contemplated thereby, and (f) do all things that may, in the judgment of the EEQ Special Committee, be deemed necessary, appropriate or advisable to assist the GP Delegate Board in carrying out its responsibilities with respect to such proposed transaction. In establishing the EEP/EEQ Special Committees, the GP Delegate Board considered, among other things, that Mr. Connelly’s son was employed by Midcoast Operating, L.P. (“Midcoast”), which at the time was a subsidiary of Enbridge. Enbridge had previously announced on May 9, 2018, that it had entered into a definitive agreement to sell Midcoast and its subsidiaries, and such transaction was completed on August 1, 2018. The GP Delegate Board also took into consideration that Messrs. Connelly and Westbrook had previously served on the special committee of the GP Delegate Board that reviewed and recommended the 2015 Transaction (the “2015 Special Committee”) and are named as defendants in the Derivative Action.

Throughout the process of considering the EEP Initial Proposal and the EEQ Initial Proposal, EEP and EEQ received communications from their respective unitholders and shareholders, which communications were provided to the EEP/EEQ Special Committees and their legal and respective financial advisors and considered by the EEP/EEQ Special Committees as part of the review process.

On May 17, 2018, Mr. Connelly contacted representatives of Bracewell regarding the potential engagement of Bracewell as legal advisor to the EEP/EEQ Special Committees. In connection with engaging Bracewell, the EEP/EEQ Special Committees considered, among other things, that Bracewell served as legal counsel to the 2015 Special Committee. An engagement letter dated May 17, 2018, detailing the terms of Bracewell’s engagement as legal advisor to the Special Committee, was subsequently executed and an engagement letter dated May 17, 2018, detailing the terms of Bracewell’s engagement as legal advisor to the EEQ Special Committee, was subsequently executed.

Between May 17, 2018 and May 31, 2018, the EEP/EEQ Special Committees and Bracewell held discussions concerning whether the Special Committee and the EEQ Special Committee should retain a single financial advisor for both committees or separate financial advisors for each committee. The EEP/EEQ Special Committees determined to retain separate financial advisors for each committee. On May 17, 2018, Mr. Connelly and representatives of Evercore discussed the potential engagement of Evercore as financial advisor to the Special Committee. On May 17, 2018, Mr. Waldheim and representatives of Goldman Sachs discussed the potential engagement of Goldman Sachs as financial advisor to the EEQ Special Committee. Mr. Connelly also contacted representatives of a second investment bank regarding the potential engagement of such investment bank as financial advisor to the EEQ Special Committee.

On May 18, 2018, EEP and EEQ each issued a press release announcing the receipt of the EEP Initial Proposal and EEQ Initial Proposal, respectively, from Enbridge, and that the GP Delegate Board had established the EEP/EEQ Special Committees to review and consider such proposals.

On May 31, 2018, the Special Committee held a meeting in person at the offices of Bracewell in Houston, Texas, with representatives of Bracewell and Evercore. Representatives of Bracewell provided an overview of the proposed Merger and the legal framework that governs the Special Committee’s review, and representatives of Evercore provided an overview of the proposed Merger structure, process and timing. On June 4, 2018, Evercore delivered a disclosure letter regarding its relationships with Enbridge and its affiliates to the Special Committee and Bracewell. An engagement letter dated June 4, 2018, detailing the terms of Evercore’s engagement, was subsequently executed.

Also on May 31, 2018, the EEQ Special Committee held a meeting in person at the offices of Bracewell in Houston, Texas, with representatives of Bracewell. At such meeting, the EEQ Special Committee conducted interviews with two investment banks regarding their potential service as financial advisor to the EEQ Special Committee. Following such interviews, the EEQ Special Committee determined to retain Goldman Sachs as financial advisor to the EEQ Special Committee. On June 5, 2018, Goldman Sachs delivered an executed disclosure letter regarding certain of its relationships with Enbridge, EEP, ENF and SEP to the EEQ Special Committee and Bracewell. An engagement letter dated June 18, 2018, detailing the terms of Goldman Sachs’ engagement, was subsequently executed.

On June 3, 2018, the directors of the GP Delegate Board, in its capacity as the board of directors of the delegate of the General Partner, determined that (a) each member of the Special Committee would receive a special retainer fee of US$40,000, plus US$1,500 for each related meeting of the Special Committee (or subcommittee thereof) and an additional US$1,500 for any required travel to Houston, Texas for an in-person meeting, and (b) the Chair of the Special Committee would receive an additional retainer fee of US$40,000. In the event that the Merger is consummated, each member of the Special Committee would receive an additional hourly fee of US$500 for any time spent in connection with any litigation arising out of their service on the Special Committee. Also on June 3, 2018, the directors of the GP Delegate Board, in its capacity as the board of directors of EEQ, determined that (a) each member of the EEQ Special Committee (or subcommittee thereof) would receive a special retainer fee of US$40,000, plus US$1,500 for each related meeting of the EEQ Special Committee and an additional US$1,500 for any required travel to Houston, Texas for an in-person meeting, and (b) the Chair of the EEQ Special Committee would receive an additional retainer fee of US$40,000. In the event that the EEQ Merger is consummated, each member of the EEQ Special Committee would receive an additional hourly fee of US$500 for any time spent in connection with any litigation arising out of their service on the EEQ Special Committee.

On June 4, 2018, representatives of Bracewell held discussions with representatives of Friedlander & Gorris, P.A. (“Friedlander & Gorris”), counsel to the plaintiffs in the Derivative Action, concerning a possible meeting with the EEP/EEQ Special Committees and plaintiff’s counsel in the Derivative Action.

On June 5, 2018, members of Enbridge management, along with representatives of BofAML, S&C and Enbridge’s tax advisors, conducted an in-person presentation to the EEP/EEQ Special Committees at a joint meeting thereof, held at the offices of Enbridge in Houston, Texas. Representatives of Bracewell, Evercore and Goldman Sachs also were present during the meeting. During the meeting, representatives of Enbridge management explained to the EEP/EEQ Special Committees and their respective advisors the background to and strategic rationale for the proposed Merger, including, among other things, the decreasing fund flows and equity capital available to MLPs, industry trending toward simplification transactions and streamlined structures and the increasing focus on “self-funding” business models, the proposed EEQ Merger and the Other Merger Transactions, and Enbridge management’s five-year projections for Enbridge on a standalone basis and pro forma, taking into account the proposed Merger, the proposed EEQ Merger and the Other Merger Transactions, and standalone projections for EEP.

Also on June 5, 2018, after completion of the presentation from Enbridge management, the members of the EEP/EEQ Special Committees held a joint meeting with their respective advisors, including representatives of Bracewell, Evercore and Goldman Sachs, to discuss their initial impressions of the EEP Initial Proposal and the EEQ Initial Proposal and the process for evaluating the transactions. Also at the meeting, representatives of Bracewell advised the EEP/EEQ Special Committees that Friedlander & Gorris had requested a meeting with the EEP/EEQ Special Committees concerning the Derivative Action. Also at the meeting, each of the Special Committee and the EEQ Special Committee determined to engage MNAT as special Delaware counsel to assist with its review of the EEP Initial Proposal and the EEQ Initial Proposal, respectively. In connection with engaging MNAT, the EEP/EEQ Special Committees considered, among other things, that MNAT is serving as legal counsel to certain defendants in the Derivative Action, including Messrs. Connelly and Westbrook. An engagement letter dated June 25, 2018, detailing the terms of MNAT’s engagement as legal advisor to the Special Committee, was subsequently executed, and an engagement letter dated June 25, 2018, detailing the terms of MNAT’s engagement as legal advisor to the EEQ Special Committee, was subsequently executed.

On June 12, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell and MNAT. During the meeting, the EEP/EEQ Special Committees discussed and considered the current structure of the two committees and their respective advisors. They considered, in particular, whether the two committees should be comprised of different individuals and whether the two committees should have separate and non-overlapping legal and financial advisors. Representatives of Bracewell and MNAT provided an overview of the provisions in the EEP Partnership Agreement and the Limited Liability Company Agreement of EEQ relating to the EEP/EEQ Special Committees’ respective roles in reviewing the transactions, and the many considerations relating to the structure of the two committees including, among other considerations, that (a) the proposed Merger and the proposed EEQ Merger would be negotiated simultaneously but that EEP and EEQ were each negotiating with Enbridge and not with one another, (b) the proposed EEQ Merger was conditioned upon the consummation of the proposed Merger, (c) the standards governing the approval of related-party transactions are substantially the same for both EEP and EEQ, and that each of the EEP Partnership Agreement and the EEQ LLC Agreement provide that the fair and reasonable nature of a transaction shall be considered in the context of all similar or related transactions and (4) Messrs. Connelly, Waldheim and Westbrook owned Class A common units and did not own listed shares of EEQ. Also during the meeting, the EEP/EEQ Special Committees, together with their legal advisors, discussed certain challenges and considerations in evaluating the proposed Merger and the proposed EEQ Merger, respectively, including, among other things, the taxable nature of the proposed Merger to EEP unitholders, combined with the fact that the merger consideration consisted of Enbridge common shares, and the fact that the U.S. federal tax consequences of the proposed Merger would vary among EEP unitholders depending upon, among other things, the EEP unitholders’ individual tax characteristics and how long they had owned the Class A common units. During the meeting and in light of the factors discussed with Bracewell and MNAT, Messrs. Connelly, Waldheim and Westbrook determined that each of the Special Committee and the EEQ Special Committee would continue to be comprised of the same persons and be represented by a single set of legal advisors and separate financial advisors, as was currently the arrangement.

On June 13, 2018, representatives of Bracewell and MNAT held discussions with representatives of Friedlander & Gorris concerning a possible meeting with the EEP/EEQ Special Committees and plaintiff’s counsel in the Derivative Action.

On June 13, 2018, Enbridge opened an electronic data room to provide materials responsive to due diligence requests made by the EEP/EEQ Special Committees and their legal and respective financial advisors. From June 13, 2018, until the execution of the Merger Agreement and the EEQ Merger Agreement, the EEP/EEQ Special Committees and their respective advisors conducted due diligence on Enbridge, EEP and EEQ, including through the review of materials made available in the data room and conference calls between representatives of the EEP/EEQ Special Committees and their respective advisors and representatives of Enbridge.

During the week of June 18, 2018, representatives of the EEP/EEQ Special Committees provided Enbridge initial due diligence requests with respect to certain legal and financial information of Enbridge.

On June 27, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell and Evercore. During the meeting, representatives of Evercore presented a preliminary analysis to the Special Committee of the financial terms of the proposed Merger based on the financial projections received from EEP and Enbridge management (the “Management Projections”). Also during the meeting, representatives of Bracewell provided the Special Committee with an overview of communications received from EEP unitholders and EEQ shareholders and a summary of the March FERC Announcement.

On June 28, 2018, the Minnesota Public Utilities Commission approved the issuance of a Certificate of Need and pipeline route for construction of Enbridge’s United States Line 3 Replacement Program in Minnesota (the “Line 3 Approval”). The Enbridge common shares closed 4.5% percent higher the day of the Line 3 Approval and 10.8% percent higher one week after the day of the Line 3 Approval, the Class A common units closed 3.7% higher the day of the Line 3 Approval and 8.6% higher one week after the day of the Line 3 Approval, and the listed shares of EEQ closed 2.5% higher the day of the Line 3 Approval and 8.9% higher one week after the day of the Line 3 Approval, in each case, compared to their respective closing prices on the NYSE on the trading day immediately preceding the date of the Line 3 Approval.

On June 28, 2018, the EEQ Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Goldman Sachs discussed with the EEQ Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed EEQ Merger. At the end of the meeting, after discussing Goldman Sachs’ presentation, the EEQ Special Committee engaged its advisors in a discussion of negotiating strategy including, among other things, whether to value the listed shares of EEQ and the Class A common units at parity for purposes of negotiation and whether to submit a joint responsive proposal to Enbridge for both the proposed EEQ Merger and the proposed Merger instead of separate responsive proposals, and the committee agreed to defer consideration of any potential counterproposal until after Goldman Sachs had received certain additional financial and other information from EEP and Enbridge and until after such time as the EEQ Special Committee had the opportunity to further consider the Derivative Action. Also during the meeting, representatives of Bracewell provided an overview of legal considerations relating to the proposed EEQ Merger, including, among other things, issues relating to the March FERC Announcement and a summary of purchase rights held by Enbridge and certain of its affiliates under the Limited Liability Company Agreement of EEQ and its legal advisors’ views on whether any of those purchase rights were implicated by the proposed EEQ Merger or the proposed Merger.

On July 6, 2018, representatives of S&C provided representatives of Bracewell with (a) an initial draft of the Merger Agreement and (b) an initial draft of the EEQ Merger Agreement. The key economic terms of the initial draft merger agreements were consistent with the EEP Initial Proposal and the EEQ Initial Proposal, respectively.

On July 10, 2018, the EEQ Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Goldman Sachs discussed with the EEQ Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed EEQ Merger.

On July 11, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. During the meeting, representatives of Evercore presented the Special Committee with a preliminary analysis of the financial terms of the proposed Merger. The Special Committee also discussed the fact that representatives of BofAML had advised Evercore prior to the meeting that Enbridge was unwilling to convert EEP into a C-corporation for tax purposes. Following the presentation, the Special Committee and its advisors engaged in a discussion regarding Evercore’s presentation and the Special Committee’s strategy for developing a potential responsive proposal to Enbridge including, among other things, whether to value the Class A common units and the listed shares of EEQ at parity for purposes of negotiation and whether to submit a joint responsive proposal for each of the proposed EEQ Merger and the proposed Merger, and the committee determined to prepare a joint responsive proposal to Enbridge in respect of both the proposed Merger and the proposed EEQ Merger and agreed to defer consideration of any potential counter proposal until after its advisors could complete additional diligence and until after such time as the Special Committee had the opportunity to further consider the Derivative Action. The Special Committee further determined to convene a joint meeting of the EEP/EEQ Special Committees and their respective advisors once the additional diligence had been completed. Also during the meeting, representatives of Bracewell provided an analysis of the potential U.S. federal tax impact of the proposed Merger utilizing information obtained from Enbridge management. Following discussion, the Special Committee directed Evercore to request additional financial information with respect to tax matters from Enbridge management.

On July 13, 2018, the EEP/EEQ Special Committees held a joint meeting in person at the offices of Bracewell in Houston, Texas, with representatives of Bracewell, Evercore and Goldman Sachs. The purpose of the meeting was to evaluate information relating to the Derivative Action. The Special Committee, the EEQ Special Committee, Bracewell, Evercore and Goldman Sachs were joined by representatives of the following organizations at different times and in separate meetings: (a) Brager, Eagel & Squire P.C. and Friedlander & Gorris, counsel to the plaintiffs in the Derivative Action, and (b) Paul Hastings LLP and MNAT (telephonically), counsel to certain defendants in the Derivative Action, including Messrs. Connelly and Westbrook. The EEP/EEQ Special Committees had requested the representatives’ views on the Derivative Action in order to review, evaluate and consider the Derivative Action and to determine the value in connection with its review of the proposed Merger and the proposed EEQ Merger, respectively. During the meeting with representatives of Brager, Eagel & Squire P.C. and Friedlander & Gorris, the representatives shared and discussed their views on the Derivative Action and estimated that damages in the Derivative Action were US$743.8 million plus interest of approximately US$186.0 million. Representatives of Brager, Eagel & Squire P.C. and Friedlander & Gorris also advised the EEP/EEQ Special Committees that they would be open to engaging in a mediation process with Enbridge with the objective of settling the Derivative Action. During the meeting with representatives of Paul Hastings LLP and MNAT, the representatives of Paul Hastings LLP shared and discussed its views on the Derivative Action.

On July 13, 2018, the Derivative Action Plaintiff filed the Fourth Amended Complaint with respect to the Derivative Action with the Delaware Chancery Court, bringing derivative claims on behalf of EEP against the General Partner and EEQ, and bringing direct claims on behalf of the unitholders of EEP against the General Partner and Enbridge (the “Direct Claims”), among others, and alleging total damages in “an amount exceeding US$500 million” based in part upon the impact on such EEP unitholders of the special tax allocation which had been approved as part of the 2015 Transaction. The Derivative Action Plaintiff also contended that such special tax allocation unfairly reallocated tax obligations to public unitholders of EEP on more than US$880 million in EEP income.

On July 13, 2018 and July 16, 2018, representatives of Bracewell held telephonic meetings with representatives of S&C, in its capacity as counsel to Enbridge in the Derivative Action, to discuss certain matters related to the Derivative Action. During the meeting on July 16, 2018, representatives of S&C advised representatives of Bracewell that Enbridge was not prepared at that time to participate in the mediation process proposed by Brager, Eagel & Squire P.C. and Friedlander & Gorris.

On July 16, 2018, the EEQ Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Goldman Sachs discussed with the EEQ Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed EEQ Merger. Representatives of Bracewell then presented a summary of considerations that had been raised during prior meetings of each of the Special Committee and the EEQ Special Committee regarding whether any responsive proposal to Enbridge in respect of each of the proposed transactions should value the listed shares of EEQ and the Class A common units at parity for purposes of negotiation and outlining certain related considerations, including that the Class A common units and the listed shares of EEQ each have historically traded at a premium and a discount relative to the other security at a given time.

On July 18, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. During the meeting, representatives of Evercore presented the Special Committee with a preliminary analysis of the financial terms of the proposed Merger. Representatives of Bracewell further discussed considerations relating to EEP’s contractual obligations with respect to its tariffs that establish the rates, terms and conditions under which each system provides service to its customers.

On July 18, 2018, after markets closed, the FERC issued a further order (the “July FERC Announcement”) that (a) dismissed all requests for rehearing of the March FERC Announcement and explained that the March FERC Announcement did not establish a binding rule, but was instead an expression of general policy that the

FERC intended to follow in the future, and (b) provided guidance that if an MLP or other tax pass-through pipeline eliminates its income tax allowance from its cost of service pursuant to the March FERC Announcement, then ADIT will similarly be removed from its cost of service and MLP pipelines may also eliminate previously-accumulated sums in ADIT instead of flowing ADIT balances back to ratepayers. Enbridge common shares closed 3.0% higher the day after the July FERC Announcement, the Class A common units closed 7.0% higher the day after the July FERC Announcement, and the listed shares of EEQ closed 4.5% higher the day after the July FERC Announcement, in each case, compared to their respective closing prices on the NYSE on the date of the July FERC Announcement.

On July 20, 2018, the EEP/EEQ Special Committees each engaged Morris James as special Delaware counsel to assist with their review of the Derivative Action. In deciding to retain Morris James the EEP/EEQ Special Committees took into consideration, among other things, that (a) Morris James did not represent the 2015 Special Committee and was not involved in the Derivative Action, (b) Bracewell represented the 2015 Special Committee and (c) MNAT represents Messrs. Connelly and Westbrook in the Derivative Action. An engagement letter dated July 20, 2018, detailing the terms of Morris James’ engagements as legal advisor to each of the Special Committee and the EEQ Special Committee was subsequently executed.

On July 21, 2018, representatives of Bracewell held a telephonic meeting with representatives of S&C, in its capacity as counsel to Enbridge in the Derivative Action, to discuss certain matters related to the Derivative Action.

On July 23, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell and Morris James. At that meeting, the EEP/EEQ Special Committees discussed the process for reviewing and evaluating the Derivative Action as part of the Special Committee’s review of the EEP Initial Proposal and the EEQ Special Committee’s review of the EEQ Initial Proposal. Following discussion at the meeting, each of the Special Committee and the EEQ Special Committee adopted resolutions forming a sub-committee (the “Derivative Action Subcommittee”) of each committee and in each case comprised solely of Mr. Waldheim, who is not party to the Derivative Action, in order to review, evaluate and consider the Derivative Action and to determine the value, if any, of the Derivative Claims and materiality thereof and to make such recommendations to the EEP/EEQ Special Committees, in its capacity as a subcommittee of each such committee, as it deems appropriate. Mr. Waldheim did not evaluate the value of the Direct Claims in the Derivative Action. In considering whether to form the Derivative Action Subcommittee, the EEP/EEQ Special Committees took into consideration, among other things, that (a) Mr. Waldheim did not serve on the 2015 Special Committee and was not a defendant in the Derivative Action and (b) Messrs. Connelly and Westbrook are named as defendants in the Derivative Action.

On July 25, 2018, representatives of Bracewell met with representatives of Friedlander & Gorris in person at the offices of Bracewell in Houston, Texas, to discuss certain matters related to the Derivative Action. Representatives of Morris James joined the meeting by telephone.

On July 25, 2018, representatives of BofAML provided representatives of Evercore and Goldman Sachs with updated management projections, taking into account the July FERC Announcement, for EEP on a standalone basis, and on July 27, 2018, representatives of BofAML provided representatives of Evercore and Goldman Sachs with updated management projections, taking into account the July FERC Announcement, for Enbridge on a standalone basis and pro forma, taking into account various scenarios with respect to the buy-ins of EEP, EEQ, SEP and ENF (the “Revised Management Projections”).

Also on July 25, 2018 and August 1, 2018, at the direction of the Special Committee, Evercore provided certain illustrative financial analysis of the 2015 Transaction, as of the date of the 2015 Transaction, to the Derivative Action Subcommittee for use in its analysis of the Derivative Claims.

On July 26, 2018, the EEP/EEQ Special Committees held a meeting in person at the offices of Bracewell in Houston, Texas, with representatives of Bracewell, Evercore and Goldman Sachs. Representatives of MNAT joined by telephone. At that meeting, representatives of Evercore and Goldman Sachs reviewed with the EEP/EEQ Special Committees a draft letter to Enbridge prepared by Evercore and Goldman Sachs at the request of the Special Committee and the EEQ Special Committee, respectively, as a potential response by each of the Special Committee and the EEQ Special Committee to the EEP Initial Proposal and the EEQ Initial Proposal, respectively. The Evercore and Goldman Sachs representatives explained to the Special Committee and the EEQ Special Committee, respectively, that the FERC’s guidance regarding ADIT had prompted EEP and Enbridge management to prepare and deliver to the financial advisors the Revised Management Projections, and then the representatives provided the EEP/EEQ Special Committees a high-level overview of the key changes in the Revised Management Projections relative to the Management Projections. The Evercore and Goldman Sachs representatives and the Special Committee and the EEQ Special Committee, respectively, then discussed various arguments to support negotiating for a higher exchange ratio in each of the proposed Merger and the proposed EEQ Merger. The EEQ Special Committee and the representatives of Goldman Sachs then discussed arguments to support negotiating for an exchange ratio in the proposed EEQ Merger equal to the exchange ratio in the proposed Merger. Also at the meeting, representatives of Bracewell explained that representatives of Friedlander & Gorris had met with representatives of Bracewell and Morris James on July 25, 2018, and that representatives of Bracewell had also met with representatives of S&C, in its capacity as counsel to Enbridge in the Derivative Action, on July 21, 2018, in each case to discuss certain matters related to the Derivative Action. Representatives of Bracewell then discussed potential additional conditions that the EEP/EEQ Special Committees could request in connection with the proposed transactions, including (a) that the Special Committee could request the Majority of the Minority Vote and (b) that the EEQ Special Committee could request that the proposed Merger be conditioned upon the consummation of the proposed EEQ Merger. Representatives of Bracewell further explained to the EEP/EEQ Special Committees that, if the proposed Merger is not conditioned upon the consummation of the proposed EEQ Merger, there would be a risk that if the proposed Merger is consummated but the proposed EEQ Merger is not consummated, the sole asset of EEQ would be interests in an entity that is no longer publicly traded.

On July 30, 2018, representatives of Friedlander & Gorris sent representatives of Bracewell a memorandum concerning the Derivative Action, who then distributed such memorandum to the Derivative Action Subcommittee and Morris James. The memorandum provided an update regarding some aspects of the Derivative Action Plaintiff’s litigation path and settlement path respecting the Derivative Action and the Derivative Action Plaintiff’s view of the merit and value of the Derivative Claims.

On July 31, 2018 and August 1, 2018, the Enbridge Board held its regular quarterly meeting, where members of Enbridge management provided an update to the Enbridge Board on the status and timeline of the negotiations with the EEP/EEQ Special Committees and the special committees of Enbridge’s other sponsored vehicles and on the July FERC Announcement.

On July 31, 2018, the Derivative Action Subcommittee held a telephonic meeting with representatives of Bracewell and Morris James. At the meeting, the Derivative Action Subcommittee received additional information relating to its ongoing consideration of the value, if any, of the Derivative Claims. Representatives of Bracewell and Morris James presented the legal advisors’ analysis relating to the standards applicable to the Derivative Action Subcommittee’s review and discussed the approach to the financial analysis of the Derivative Action. Representatives of Bracewell and Morris James also discussed with the Derivative Action Subcommittee the memorandum received from Friedlander & Gorris.

On August 2, 2018, in connection with its quarterly business update, EEP announced that, although assessing the near- and long-term implications of the July FERC Announcement would be challenging pending greater clarification from FERC, EEP estimated that the July FERC Announcement would result in a

US$30 million positive impact to its distributable cash flow for 2018, assuming that the July FERC Announcement is retroactive to March 2018. EEP noted that this benefit to distributable cash flow partially offset the previously estimated US$120 million negative impact to EEP for 2018 of U.S. tax reform and the March FERC Announcement.

On August 2, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. During the meeting, representatives of Evercore presented the Special Committee with a preliminary analysis of the financial terms of the proposed Merger based on the Revised Management Projections. Also during the meeting, representatives of Bracewell and MNAT discussed with the Special Committee whether to negotiate for the Majority of the Minority Vote, and the Special Committee directed representatives of Bracewell to include such requirement in its revised draft of the Merger Agreement. Representatives of Bracewell also provided the Special Committee with an update on the status of the Derivative Action Subcommittee’s review process.

On August 2, 2018, the EEQ Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Goldman Sachs discussed with the EEQ Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed EEQ Merger. Also during the meeting, representatives of Bracewell and MNAT discussed with the EEQ Special Committee whether to negotiate for the proposed Merger to be conditioned upon the consummation of the proposed EEQ Merger, and the EEQ Special Committee directed representatives of Bracewell to include such a requirement in its revised draft of the EEQ Merger Agreement. Representatives of Bracewell also provided the EEQ Special Committee with an update on the status of the Derivative Action Subcommittee’s review process.

During the afternoon on August 2, 2018, the Derivative Action Subcommittee held a telephonic meeting with representatives of Bracewell, Morris James and Evercore. At the meeting, representatives of Bracewell and Morris James provided a summary of the analysis of the Derivative Action to date.

On August 3, 2018, representatives of Bracewell and Morris James held a telephonic meeting with a representative of S&C, in its capacity as counsel to Enbridge in the Derivative Action, to discuss certain matters related to the Derivative Action.

On August 3, 2018, in connection with its quarterly business update, Enbridge announced that there were many uncertainties with respect to implementation of the July FERC Announcement, including the potential for different outcomes as a result of rate case or customer challenges, and that while there would be varying impacts to each of Enbridge’s sponsored vehicles, on a consolidated basis, Enbridge did not expect a material impact to its results of operations or cash flows over the 2018 to 2020 horizon.

On August 9, 2018, the Derivative Action Subcommittee held a telephonic meeting with representatives of Bracewell and Morris James. Representatives of Bracewell and Morris James presented to the Derivative Action Subcommittee a detailed summary of the review and analysis of the Derivative Action and representatives of Morris James presented a proposed methodology to value the Derivative Claims. Throughout the process of reviewing and analyzing the Derivative Action, representatives of Bracewell and Morris James, among other things, analyzed all prior Court of Chancery and Delaware Supreme Court opinions involving the Derivative Action, reviewed the Fourth Amended Complaint, the Motion to Dismiss briefing and the transcript of the hearing on the Motion to Dismiss for the Derivative Action, met with Friedlander & Gorris and considered materials provided by them, met with Paul Hastings and met telphonically with S&C, reviewed transcripts of depositions held in the Derivative Action and reviewed various other documents, including certain deposition exhibits. To arrive at an estimated value of the Derivative Claims, the Derivative Action Subcommittee first identified a range of recoverable damages for each of the three primary categories of alleged damages. The Derivative Action Subcommittee then applied a risk adjustment (stated as a percentage) to the range of recoverable damages for each of the three primary categories of damages which was intended to reflect the Derivative Action Subcommittee’s views regarding the likelihood of the Derivative Action Plaintiff recovering the range of recoverable damages on each of the three categories of alleged damages, assuming the claims would be resolved through trial and subsequent appeal. The Derivative Action Subcommittee then applied estimated prejudgment interest to the risk adjusted amounts to arrive at an estimated value of the claims assuming the claims would be resolved through trial and appeal. To determine an estimated value of the claims assuming the claims would be resolved through a settlement short of a full trial and appeal, the Derivative Action Subcommittee applied an estimated settlement adjustment to reflect the process of compromise that would be anticipated to occur in order to achieve a settlement of the claims short of a full trial and appeal. Finally, the Derivative Action Subcommittee averaged the estimated value of the claims assuming the claims would be resolved through trial and appeal with the estimated value of the claims assuming the claims would be resolved through a settlement short of a full trial and appeal based on the assumption that either outcome was equally likely. Mr. Waldheim, in his capacity of the sole member of the Derivative Action Subcommittee, determined a risk adjusted range of values for the Derivative Claims of US$88.4 million to US$111.2 million (with a midpoint of US$99.8 million) (such midpoint, the “Estimated Derivative Claims Value”). Such value did not include any assessment of the value of any Direct Claims brought in the Derivative Action.

On August 9, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell and Morris James. Representatives of Bracewell and Morris James presented to the EEP/EEQ Special Committees a detailed summary of the Derivative Action Subcommittee’s review and analysis of the Derivative Action and representatives of Morris James provided a summary of the methodology used by the Derivative Action Subcommittee to value the Derivative Claims. The EEP/EEQ Special Committees accepted the range of values determined by the Derivative Action Subcommittee for the Derivative Claims and directed Bracewell to request that Evercore, on behalf of the Special Committee, and Goldman Sachs, on behalf of the EEQ Special Committee, factor the Estimated Derivative Claims Value into their respective analysis of the proposed Merger and the proposed EEQ Merger prior to the meeting to be held on August 10, 2018.

On August 10, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. During the meeting, representatives of Evercore presented the Special Committee with a preliminary analysis of the financial terms of the proposed Merger and representatives of Goldman Sachs presented to the EEQ Special Committee Goldman Sachs’ preliminary, illustrative financial analysis of the proposed EEQ Merger. The Special Committee and the EEQ Special Committee, with their respective advisors, reviewed, discussed and finalized a letter to Enbridge including a responsive proposal for the proposed Merger and the proposed EEQ Merger that included, among other things, an exchange ratio of 0.4000 Enbridge common shares for each issued and outstanding publicly held Class A common unit and for each issued and outstanding publicly held listed share of EEQ in the respective transactions. Following this discussion, the EEP/EEQ Special Committees determined to propose an exchange ratio of 0.4000 Enbridge common shares for each issued and outstanding publicly held Class A common unit and for each issued and outstanding publicly held listed share of EEQ in the respective transactions and directed Evercore and Goldman Sachs to deliver the letter as a responsive proposal to BofAML.

On August 13, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to deliver a counterproposal of 0.4000 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ.

Later on August 13, 2018, representatives of Evercore and Goldman Sachs, on behalf of the EEP/EEQ Special Committees, respectively, shared a letter with representatives of BofAML that communicated the EEP/EEQ Special Committees’ responsive proposal, including, among other things, an exchange ratio of 0.4000 Enbridge common shares for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ (the “August 13 Proposal”). The August 13 Proposal also included (a) the Special Committee’s proposal that the proposed Merger be conditioned upon the Majority of the Minority Vote and (b) the EEQ Special Committee’s proposal that the proposed Merger be conditioned upon the consummation of the proposed EEQ Merger. The August 13 Proposal noted that the EEP/EEQ Special Committees believed that the EEP Initial Proposal and the EEQ Initial Proposal undervalued EEP and EEQ, respectively, and, among other things, did not attribute appropriate value to the Derivative Action. The August 13 Proposal explained that the EEP/EEQ Special Committees established the Derivative Action Subcommittee, consisting solely of Mr. Waldheim, with the authority to review, evaluate and consider the Derivative Action, and that the Derivative Action Subcommittee, in consultation with its legal and financial advisors, determined that an estimated value of the Derivative Claims was US$111.2 million, which value the EEP/EEQ Special Committees included in the August 13 Proposal upon the recommendation of the Derivative Action Subcommittee.

On August 14, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, representatives of Evercore and Goldman Sachs informed the Special Committee and the EEQ Special Committee, respectively that they had delivered the EEP/EEQ Special Committees’ responsive proposal to BofAML, and that BofAML had thereafter indicated it had provided the responsive proposal to Enbridge.

On August 17, 2018, representatives of BofAML, on behalf of Enbridge, shared a letter with representatives of Evercore and representatives of Goldman Sachs (the “August 17 Letter”). In the August 17 Letter, Enbridge made counteroffers (a) to the Special Committee of 0.3160 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and (b) to the EEQ Special Committee of 0.2960 Enbridge common shares in exchange for each issued and outstanding publicly held listed share of EEQ. The August 17 Letter noted that, based on the challenges EEP and EEQ continue to face, Enbridge believed that its offers represented an attractive alternative for EEP unitholders and EEQ shareholders, and Enbridge did not believe that the EEP/EEQ Special Committees’ identified value for the Derivative Claims were supported by relevant facts or applicable law, and that Enbridge ascribed no value to the Derivative Claims other than the costs associated with the defense of the Derivative Action. The August 17 Letter also noted that Enbridge’s counteroffer included the following conditions: (a) the Merger would not be conditioned on the closing of the EEQ Merger and (b) the Merger would not be subject to obtaining the Majority of the Minority Vote.

On August 20, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. The Special Committee and the EEQ Special Committee discussed the August 17 Letter with their legal and respective financial advisors.

On August 24, 2018, Enbridge announced that it had entered into a definitive merger agreement with SEP to acquire all of the issued and outstanding SEP common units not currently owned by Enbridge and its affiliates at an exchange ratio of 1.111 Enbridge common shares for each issued and outstanding publicly held common unit of SEP.

On August 26, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. After considering and discussing the August 17 Letter with their legal and respective financial advisors, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML on behalf of the Special Committee and the EEQ Special Committee, respectively, setting forth an exchange ratio of 0.3720 Enbridge common shares for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ. The Special Committee further proposed that the Merger be conditioned upon the Majority of the Minority Vote, and the EEQ Special Committee further proposed that the Merger be conditioned upon the consummation of the EEQ Merger.

On August 27, 2018, at the respective direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to deliver a counterproposal of 0.3720 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding listed share of EEQ.

Later on August 27, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Goldman Sachs and Evercore shared a letter with representatives of BofAML that communicated the EEP/EEQ Special Committee’s responsive proposal, including, among other things, a proposed exchange ratio of 0.3720 Enbridge common shares for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ (the “August 27 Proposal”). In the August 27 Proposal, the EEP/EEQ Special Committees noted that they did not believe the August 17 Proposal appropriately valued EEP and EEQ, including, among other things, the value of the Derivative Claims, which was reflected in the August 27 Proposal. The EEQ Special Committee maintained that the EEQ exchange ratio should be at parity with the EEP exchange ratio because the market has valued EEQ at parity with EEP, and a precedent transaction to the EEQ Merger, the acquisition by Kinder Morgan, Inc. of Kinder Morgan Energy Partners, L.P. (“KMP”) and Kinder Morgan Management, LLC (“KMR”), also assigned parity between the KMP units and KMR shares. In the August 27 Proposal, the Special Committee also proposed that the Merger be conditioned upon the Majority of the Minority Vote and the EEQ Special Committee further proposed that the Merger be conditioned upon the consummation of the EEQ Merger.

On August 28, 2018, representatives of Goldman Sachs and representatives of Evercore requested from Enbridge management updated pro forma projections for Enbridge, taking into account the final SEP exchange ratio of 1.111 Enbridge common shares for each issued and outstanding publicly held common share of SEP. Later on August 28, 2018, Enbridge management provided such updated projections to the EEP/EEQ Special Committees.

On August 29, 2018, Bracewell provided revised drafts of the Merger Agreement and the EEQ Merger Agreement to S&C (the “August 29 Merger Agreement Drafts”). The August 29 Merger Agreement Drafts provided, among other things, (a) for the Majority of the Minority Vote requirement, (b) that the Merger is conditioned upon the consummation of the EEQ Merger, (c) that Enbridge would reimburse up to US$4 million of EEP’s expenses incurred in connection with the proposed Merger if the Merger Agreement is terminated under certain circumstances and up to US$4 million of EEQ’s expenses incurred in connection with the proposed EEQ Merger if the EEQ Merger Agreement is terminated under certain circumstances, and (d) that EEP would pay distributions in respect of the Class A common units for each completed calendar quarter ended prior to the closing date of the Merger in an amount not less than US$0.35 per Class A common unit per calendar quarter. Both August 29 Merger Agreement Drafts also provided, among other things, for greater flexibility for EEP and EEQ, respectively, to entertain alternate proposals and respond to intervening events, and that the Special Committee and the EEQ Special Committees would remain in place through closing of the Merger and the EEQ Merger, respectively.

On August 29, 2018, the Delaware Court of Chancery issued a memorandum decision in the Derivative Action (the “August 29 Mesirov Decision”). The August 29 Mesirov Decision, among other things, dismissed all Direct Claims against defendants and all non-contractual claims against defendants affiliated with Enbridge, while denying dismissal of derivative claims for, among other things, breach of contract.

On August 30, 2018, Wanda M. Opheim, Senior Vice President, Finance of Enbridge, called Mr. Connelly to advise him that Enbridge would be sending a response to the August 27 Proposal and to request that Mr. Connelly attend a breakfast meeting in Houston, Texas with Ms. Opheim and Vern D. Yu, Executive Vice President & Chief Development Officer of Enbridge, to discuss the status of negotiations with respect to the proposed Merger and the proposed EEQ Merger.

On August 30, 2018, representatives of BofAML, on behalf of Enbridge, shared a letter with representatives of Evercore and representatives of Goldman Sachs (the “August 30 Letter”). In the August 30 Letter, Enbridge made counteroffers (a) to the Special Committee of 0.3200 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and (b) to the EEQ Special Committee of 0.2997 Enbridge common shares in exchange for each issued and outstanding publicly held listed share of EEQ. The August 30 Letter noted that, while Enbridge was still evaluating the August 29 Merger Agreement Drafts, Enbridge continued to believe (a) the closing of the Merger should not be conditioned on the closing of the EEQ Merger, (b) the Merger should not be subject to obtaining the Majority of the Minority Vote, (c) the Class A common units and the listed shares of EEQ should not be valued at parity given the different market valuations of the Class A common units and the listed shares of EEQ, which reflect the different terms and other attributes applicable to those securities, and (d) the value of the Derivative Claims was, at best, the costs associated with the defense of such Derivative Action, particularly given Enbridge’s assessment of the August 29 Mesirov Decision.

On August 31, 2018, Messrs. Waldheim and Westbrook held a telephonic meeting with representatives of Bracewell to discuss the August 29 Mesirov Decision.

Later on August 31, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. After considering and discussing the August 30 Letter with their legal and respective financial advisors, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML setting forth an exchange ratio of 0.3650 Enbridge common shares for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ. The Special Committee further proposed that the Merger be conditioned upon the Majority of the Minority Vote and the EEQ Special Committee further proposed that the Merger be conditioned upon the consummation of the EEQ Merger. The EEP/EEQ Special Committees and their legal and respective financial advisors also discussed Enbridge’s request for a breakfast meeting with Mr. Connelly and determined that the meeting would not be appropriate at that time given how far apart the parties were on price. Mr. Connelly subsequently sent an email to Ms. Opheim declining the meeting.

Also on August 31, 2018, the EEQ Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. The EEQ Special Committee discussed the proposal that the listed shares of EEQ and the Class A common units be valued at parity for purposes of negotiation.

On September 1, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs shared a letter with representatives of BofAML that communicated the EEP/EEQ Special Committees’ responsive proposal, including, among other things, a counteroffer of 0.3650 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ (the “September 1 Proposal”). The September 1 Proposal reiterated the EEP/EEQ Special Committees’ requests that (a) the closing of the Merger be conditioned on the consummation of the EEQ Merger and (b) the Merger be conditioned on obtaining the Majority of the Minority Vote. The September 1 Proposal also noted that the Derivative Action Subcommittee had reviewed the August 29 Mesirov Decision and did not agree with Enbridge’s characterization of such decision, and that the August 29 Mesirov Decision did not change the Derivative Action Subcommittee’s prior determination of an estimated value of the Derivative Claims, which was reflected in the exchange ratio counterproposals presented in the September 1 Proposal.

On September 2, 2018, at the direction of the EEQ Special Committee, representatives of Goldman Sachs held a telephonic meeting with representatives of BofAML to further discuss the EEQ Special Committee’s proposal that the exchange ratio for the proposed EEQ Merger be treated at parity with the exchange ratio for the proposed Merger.

Between September 2, 2018 and September 3, 2018, Enbridge management and its advisors discussed internally the EEQ Special Committee’s proposal that the exchange ratio for the proposed EEQ Merger be treated at parity with the exchange ratio for the proposed Merger. Enbridge management considered, among other things, that (a) a precedent transaction to the EEQ Merger, the acquisition by Kinder Morgan, Inc. of KMP and KMR, also assigned parity between the KMP units and KMR shares, (b) the listed shares of EEQ were created to be economically equivalent securities to the Class A common units and therefore should have similar or near similar intrinsic valuations and (c) while listed shares of EEQ have recently traded at a discount to Class A common units, since the initial public offering of EEQ, there have been periods where listed shares of EEQ have traded at parity with and at a premium to Class A common units.

On September 3, 2018, representatives of BofAML, on behalf of Enbridge, shared a letter with representatives of Evercore and representatives of Goldman Sachs (the “September 3 Letter”). In the September 3 Letter, Enbridge made counteroffers to the EEP/EEQ Special Committees of 0.3200 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ. This counteroffer represented an increase in the exchange ratio in the proposed EEQ Merger to be treated at parity with the exchange ratio in the proposed Merger, but did not represent a change in the exchange ratio for EEP. Enbridge also conceded that the Merger would be conditioned on obtaining the Majority of the Minority Vote. However, Enbridge maintained its position that (a) the closing of the Merger should not be conditioned on the closing of the EEQ Merger, and (b) the value of the Derivative Claims was, at best, the costs associated with defending such Derivative Action.

On September 4, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell. The EEP/EEQ Special Committees discussed their initial views on the September 3 Letter and possible responses thereto.

On September 5, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed the September 3 Letter with their legal and respective financial advisors. After considering and discussing the September 3 Letter, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML setting forth an exchange ratio of 0.3500 Enbridge common shares for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ.

Following the meeting on September 5, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to deliver a counterproposal of 0.3500 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding listed share of EEQ.

On September 8, 2018, representatives of BofAML, on behalf of Enbridge, called representatives of Evercore to convey Enbridge’s position that it was not willing at that time to increase its offer of 0.3200 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ, as Enbridge believed such exchanges ratios were appropriate for EEP and EEQ, and that Enbridge viewed its willingness to agree to parity between the Exchange Ratio and the EEQ exchange ratio as a significant movement. Representatives of BofAML further communicated to representatives of Evercore that, notwithstanding Enbridge’s resolve in the exchange ratios it proposed, Enbridge was continuing to consider the EEP/EEQ Special Committees’ position.

On September 10, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed Enbridge’s September 8, 2018 response with their legal and respective financial advisors.

The EEP/EEQ Special Committees engaged in a discussion of how Enbridge’s proposal compared to the various metrics on which it had evaluated the transactions and the current market price of the Class A common units and the listed shares of EEQ, and determined to reassert the offer made by the EEP/EEQ Special Committees on September 5, 2018. The EEP/EEQ Special Committees also considered whether it was appropriate to send a letter to the GP Delegate Board informing it that negotiations with Enbridge had reached an impasse and requesting that a discussion of the proposed transaction and alternatives thereto be included as an agenda item at the GP Delegate Board’s next meeting.

Following the meeting on September 10, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to convey that the EEP/EEQ Special Committees believed an exchange ratio of 0.3200 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ undervalued EEP and EEQ, and the EEP/EEQ Special Committees were unwilling to enter into an agreement with Enbridge at such exchange ratios. The representatives of Evercore and representatives of Goldman Sachs reasserted the offer made by the EEP/EEQ Special Committees on September 5, 2018, and indicated to representatives of BofAML that the EEP/EEQ Special Committees were drafting a letter to be sent to the GP Delegate Board. Following the conversation, representatives of BofAML contacted representatives of Evercore to discuss the EEP/EEQ Special Committees’ proposed timing with respect to sharing such letter with the GP Delegate Board.

Between September 8, 2018 and September 11, 2018, Enbridge management held a number of internal discussions as well as discussions with Enbridge’s legal and financial advisors with respect to the exchange ratio. Enbridge management decided to increase its proposed exchange ratios for EEP and EEQ based on, among other things, the fact that the July FERC Announcement strengthened EEP’s outlook as compared to when the EEP Initial Proposal was delivered and Enbridge management’s belief that completing the buy-ins would be compelling for EEP unitholders and EEQ and Enbridge shareholders.

On September 11, 2018, representatives of BofAML, on behalf of Enbridge, called representatives of Evercore and representatives of Goldman Sachs to deliver an increased offer of 0.3275 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ.

On September 13, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed Enbridge’s September 11, 2018 proposal with their legal and respective financial advisors. After considering and discussing Enbridge’s proposal, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML setting forth an exchange ratio of 0.3425 Enbridge common shares for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ.

Also on September 13, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. Representatives of Evercore discussed with the Special Committee the exchange ratio in the proposed EEQ Merger, which the EEQ Special Committee had successfully negotiated with Enbridge to be treated at parity with the exchange ratio in the proposed Merger, in order to confirm with the Special Committee whether the Special Committee wished to negotiate for a higher exchange ratio independent of the exchange ratio in the proposed EEQ Merger. The Special Committee members considered the points raised by Evercore and determined not to take any action at the meeting.

Following the meetings on September 13, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs called representatives of BofAML to deliver a counterproposal of 0.3425 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ.

During the afternoon of September 13, 2018, representatives of BofAML, on behalf of Enbridge, called representatives of Evercore and representatives of Goldman Sachs to deliver a counterproposal of 0.3325 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ.

During the afternoon of September 13, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed Enbridge’s September 13, 2018 proposal with their legal and respective financial advisors. After considering and discussing Enbridge’s proposal, the EEP/EEQ Special Committees directed Evercore and Goldman Sachs to deliver a responsive proposal to BofAML setting forth an exchange ratio of 0.3375 Enbridge common shares for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ.

Following the second joint committee meeting on September 13, 2018, at the direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs followed up with representatives of BofAML later on September 13, 2018 to deliver a counterproposal of 0.3375 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ.

During the evening of September 13, 2018, representatives of BofAML, on behalf of Enbridge, called representatives of Evercore and representatives of Goldman Sachs to deliver another counterproposal of 0.335 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ. Representatives of BofAML indicated that this was Enbridge’s “best and final” offer.

On September 14, 2018, the EEP/EEQ Special Committees held a joint telephonic meeting with representatives of Bracewell, MNAT, Evercore and Goldman Sachs. At the meeting, the EEP/EEQ Special Committees discussed Enbridge’s second proposal made on September 13, 2018, with their legal and respective financial advisors. The Special Committee and the EEQ Special Committee discussed various matters relating to the proposed Merger and the proposed EEQ Merger, respectively, including the status of the draft merger agreements. Following additional discussion, it was the consensus of the EEP/EEQ Special Committees that, based upon the totality of the factors and circumstances considered by the EEP/EEQ Special Committees and taking into account the advice of their respective financial advisors, Enbridge’s second September 13, 2018 proposal represented the best terms that the Special Committee would be able to negotiate with Enbridge in respect of the proposed Merger and the best terms that the EEQ Special Committee would be able to negotiate with Enbridge in respect of the proposed EEQ Merger.

On September 14, 2018, at the respective direction of the EEP/EEQ Special Committees, representatives of Evercore and representatives of Goldman Sachs communicated that the Special Committee and the EEQ Special Committee, respectively, were prepared to approve the exchange ratio of 0.335 Enbridge common shares in exchange for each issued and outstanding publicly held Class A common unit and each issued and outstanding publicly held listed share of EEQ in the respective transactions, subject to the negotiation of mutually agreeable definitive documentation and the receipt by each committee of a fairness opinion from its respective financial advisor.

On September 14, 2018, S&C shared with Bracewell revised drafts of the Merger Agreement and the EEQ Merger Agreement. The revised draft Merger Agreement, among other things, (a) provided for an amendment to the EEP Partnership Agreement to be adopted by the General Partner in accordance with the EEP Partnership Agreement, (b) rejected the Special Committee’s proposal regarding distributions in respect of the Class A common units and (c) rejected the EEQ Special Committee’s proposal that the Merger be conditioned upon the consummation of the EEQ Merger. The revised draft EEQ Merger Agreement, among other things, provided for an amendment to the Company Agreement.

Between September 14, 2018 and September 17, 2018, Bracewell and S&C exchanged further drafts of the Merger Agreement and discussed outstanding open issues with respect to the Merger Agreement, including with respect to EEP’s payment of distributions between signing and closing and whether the Merger would be conditioned on the consummation of the EEQ Merger.

On September 17, 2018, the Enbridge Board, upon due consideration and discussion, unanimously (of those voting) (a) approved the Merger Agreement and the EEQ Merger Agreement and the transactions contemplated thereby, including the Merger and the EEQ Merger, on the terms and subject to the conditions set forth in the Merger Agreement and the EEQ Merger Agreement, respectively, and (b) approved the issuance of Enbridge common shares in connection therewith. The Enbridge Board also approved in the same meeting a definitive agreement between Enbridge and ENF and the issuance of Enbridge common shares in connection therewith.

On September 17, 2018, the Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Evercore. During the meeting, representatives of Bracewell discussed an overview of legal matters, the nature of the Derivative Action and the fact that the Special Committee considered the value of the Derivative Claims in its review and evaluation of the proposed Merger and that Evercore had considered the Estimated Derivative Claims Value in its analysis and the status of due diligence matters, and representatives of MNAT discussed the applicable legal standard for the Special Committee’s review. Representatives of Bracewell provided an overview of the terms of the final draft of the Merger Agreement, explained the final negotiated changes to the Merger Agreement, answered questions from the Special Committee regarding the agreement and also explained to the Special Committee the terms of an amendment to the EEP Partnership Agreement that had been proposed by Enbridge in connection with and conditioned upon the consummation of the proposed Merger. Representatives of Evercore presented its financial analysis of the Exchange Ratio. At the request of the Special Committee, Evercore then delivered its oral opinion, which was later confirmed by delivery of a written opinion dated September 17, 2018, that, as of September 17, 2018, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion as set forth in the written fairness opinion, the Exchange Ratio was fair, from a financial point of view, to EEP and the holders of Class A common units other than Enbridge and its affiliates. Goldman Sachs does not express any view or opinion as to any term or aspect of the Merger, the Merger Agreement, or the transactions contemplated thereby. After further discussions and based on prior conclusions of the Special Committee with respect to the risks and merits of the merger transaction, the Special Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to EEP, including the Unaffiliated EEP Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, (c) approved the execution, delivery and performance of the Merger Agreement by EEP, (d) recommended that the GP Delegate Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement by EEP and the consummation of the transactions contemplated thereby and (e) recommended that the GP Delegate Board submit the Merger Agreement to a vote of the limited partners of EEP and recommend the approval of the Merger Agreement and the transactions contemplated thereby by the limited partners of EEP.

On September 17, 2018, the EEQ Special Committee held a telephonic meeting with representatives of Bracewell, MNAT and Goldman Sachs. During the meeting, representatives of Bracewell discussed an overview of legal matters, the nature of the Derivative Action and the fact that the EEQ Special Committee considered the value of the Derivative Claims in its review and evaluation of the proposed EEQ Merger and that Goldman Sachs had reflected the Estimated Derivative Claims Value in its analysis and the status of due diligence matters, and representatives of MNAT discussed the applicable legal standard for the EEQ Special Committee’s review. Representatives of Bracewell provided an overview of the terms of the final draft of the EEQ Merger Agreement, explained the final negotiated changes to the EEQ Merger Agreement, answered questions from the EEQ Special Committee regarding the agreement and also explained to the EEQ Special Committee the terms of an amendment to the Limited Liability Company Agreement of EEQ that had been proposed by Enbridge in connection with and conditioned upon the consummation of the proposed EEQ Merger (the “Company Agreement Amendment”). Representatives of Goldman Sachs presented its illustrative financial analysis of the Exchange Ratio. After further discussions and based on prior conclusions of the EEQ Special Committee with respect to the risks and merits of the merger transaction, the EEQ Special Committee unanimously (a) determined that the EEQ Merger Agreement and the transactions contemplated thereby are fair and reasonable to EEQ, including the holders of listed shares of EEQ (other than Enbridge and its affiliates), (b) approved the EEQ Merger Agreement and the transactions contemplated thereby and the Company Agreement Amendment, (c) approved the execution, delivery and performance of the EEQ Merger Agreement by EEQ, (d) recommended that the GP Delegate Board approve the EEQ Merger Agreement, the Company Agreement Amendment, the execution, delivery and performance of the EEQ Merger Agreement by EEQ and the consummation of the transactions contemplated thereby and (e) recommended that the GP Delegate Board submit the EEQ Merger Agreement and the Company Agreement Amendment to a vote of the EEQ shareholders and recommend the approval of the EEQ Merger Agreement and the transactions contemplated thereby and the Company Agreement Amendment by the EEQ shareholders.

Later that day, based upon the recommendation of the Special Committee, the GP Delegate Board, in its capacity as the board of directors of the delegate of the General Partner, acting in good faith, unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to EEP, including the Unaffiliated EEP Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (c) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (d) resolved to recommend that the limited partners of EEP approve the Merger Agreement and the transactions contemplated thereby and directed that the Merger Agreement be submitted to the limited partners of EEP for their approval. The GP Delegate Board, in its capacity as the board of directors of EEQ, based upon the recommendation of the EEQ Special Committee, also, acting in good faith, unanimously (a) determined that the EEQ Merger Agreement, the transactions contemplated thereby, including the EEQ Merger, and the Company Agreement Amendment are fair and reasonable to EEQ, including the EEQ public shareholders, (b) approved the EEQ Merger Agreement, the transactions contemplated thereby and the Company Agreement Amendment, on the terms and subject to the conditions set forth in the EEQ Merger Agreement and (c) resolved to recommend that holders of listed shares of EEQ approve the EEQ Merger Agreement, the transactions contemplated thereby and the Company Agreement Amendment, and waive Section 9.01(a)(v) of the Company Agreement, and directed that the EEQ Merger Agreement be submitted to the holders of listed shares of EEQ for their approval.

Also on September 17, 2018, based upon the recommendation of the GP Delegate Board, the GP Board, acting in good faith, unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to EEP, including the Unaffiliated EEP Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (c) resolved to recommend that the limited partners of EEP approve the Merger Agreement and the transactions contemplated thereby and directed that the Merger Agreement be submitted to the limited partners of EEP for their approval.

Thereafter, on September 17, 2018, the Merger Agreement was executed by the parties thereto and the EEQ Merger Agreement was executed by the parties thereto.

On September 18, 2018, prior to market open, Enbridge, EEP and EEQ issued a joint press release announcing the execution of the Merger Agreement and the EEQ Merger Agreement, respectively. Enbridge also simultaneously issued a joint press release with ENF announcing its entry into a definitive agreement with respect to its acquisition of all of the outstanding publicly held shares of ENF.

Recommendation of the Special Committee

The Special Committee considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, acting in good faith, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to EEP, including the Unaffiliated EEP Unitholders, and (2) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. The Special Committee recommended that the GP Delegate Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Recommendation of the GP Delegate Board

Based upon the recommendation of the Special Committee, the GP Delegate Board, acting in good faith, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to EEP and the Unaffiliated EEP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. The GP Delegate Board directed that the Merger Agreement be submitted to the limited partners of EEP for their approval. The GP Delegate Board recommends that the limited partners of EEP approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Recommendation of the GP Board

Based upon the recommendation of the GP Delegate Board, the GP Board, acting in good faith, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to EEP and the Unaffiliated EEP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. The GP Board directed that the Merger Agreement be submitted to the limited partners of EEP for their approval. The GP Board recommends that the limited partners of EEP approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Reasons for the Recommendation of the Special Committee

In evaluating the Merger Agreement and the transactions contemplated thereby, the Special Committee considered information supplied by management of Enbridge and EEP, consulted with its legal and financial advisors and considered a number of factors in reaching its determination, approval and recommendation. The Special Committee also consulted with its legal advisors regarding its duties and obligations.

The Special Committee viewed the following factors as being generally positive or favorable in coming to its determination, approval and recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger:

•

The Exchange Ratio of 0.335 of an Enbridge common share for each outstanding Class A common unit held by the Unaffiliated EEP Unitholders represents an implied market value of US$11.48 per Class A common unit based on the closing price of Enbridge common shares on September 17, 2018, the last trading day before the public announcement of the Merger, and represents an implied premium of 13.9% to the closing price of Class A common units on May 16, 2018, the last trading day before Enbridge made its initial proposal, and 17.4% to the 20-trading day volume-weighted average price of Class A common units for the period ended on May 16, 2018.

•

The financial analyses prepared by Evercore, as financial advisor to the Special Committee, and the oral opinion of Evercore delivered to the Special Committee on September 17, 2018, and subsequently confirmed in writing, that, as of September 17, 2018, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion as set forth in the written fairness opinion (as more fully described below under “—Opinion of Evercore—Financial Advisor to the Special Committee”), the Exchange Ratio was fair, from a financial point of view, to EEP and the holders of Class A common units other than Enbridge and its affiliates

•	Through negotiation, the Special Committee was able to increase the Exchange Ratio by 8.7% as compared to the exchange ratio that was first proposed by Enbridge on May 17, 2018.

•	The Special Committee’s belief that the Merger is likely to present the best opportunity to maximize value for the Unaffiliated EEP Unitholders.

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The Special Committee’s belief, based on statements from Enbridge, that Enbridge was unwilling to consider alternative transactions, including the reorganization of EEP into a c-corporation for tax purposes.

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The Special Committee’s belief that it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of EEP in light of Enbridge’s ownership of the general partner interest in EEP and approximately 32.9% of the outstanding limited partner interest in EEP, and it was unlikely that the Special Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of EEP.

•

The Special Committee’s belief that the merger consideration represented the highest consideration that could be obtained from a potential business combination transaction with Enbridge, that the Merger was more favorable to the EEP Unitholders than continuing to hold Class A common units as a stand-alone entity, and that the merger consideration presents the best available opportunity to maximize value for EEP Unitholders in light of Enbridge’s stated position that it was unwilling to consider alternative transactions, such as converting EEP to a c-corporation for tax purposes.

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The Special Committee’s assessment of the negative impact of recent regulatory changes on the long-term financial projections for EEP, including the impact on EEP’s financial outlook from the implementation of the TCJA, the March FERC Announcement and the July FERC Announcement.

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The Special Committee’s belief, based on information received from Enbridge, that the International Joint Tariff Agreement between Enbridge Pipelines, Inc. and Enbridge Energy, Limited Partnership, effective May 6, 2011, could not be renegotiated to increase EEP’s revenue under such agreement.

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The implications for the Unaffiliated EEP Unitholders of remaining with the status quo rather than approving the Merger Agreement and the Merger in light of EEP’s expected need for continuing financial support from Enbridge.

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Enbridge’s stated position that EEP would need to issue US$500 million of additional Class A common units during 2018 as reflected in the Revised Management Projection, and the Special Committee’s belief that the Unaffiliated EEP Unitholders would experience significant dilution if such issuance occurred.

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Enbridge’s stated position that EEP’s cost of capital is ineffective, EEP is no longer an effective financing vehicle for Enbridge and EEP’s valuation is not supportive of future asset contributions from Enbridge.

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The implications for the Unaffiliated EEP Unitholders of remaining with the status quo rather than approving the Merger Agreement and the Merger in light of Enbridge’s stated position that it intended to reduce the amount of quarterly cash distribution payments in respect of the Class A common units from US$1.40 per Class A common unit (on an annualized basis) to US$1.00 per Class A common unit (on an annualized basis) as reflected in the Revised Management Projections.

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The Special Committee’s belief, based on informal guidance received by management of Enbridge from credit rating agencies and provided to the Special Committee, that EEP could experience a downgrade in its credit rating in the near term based on information contained in the Revised Management Projections without a significant equity investment, which Enbridge intends to be in the form of additional units issued to Enbridge.

•	The Special Committee’s belief that EEP would have access to greater financial and other resources and opportunities as a wholly owned subsidiary of Enbridge.

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Upon completion of the Merger, EEP Unitholders will receive Enbridge common shares, which have substantially more liquidity than Class A common units because of the Enbridge common shares’ significantly larger average daily trading volume, as well as Enbridge having a broader investor base and a larger public float.

•	The Merger will provide EEP Unitholders with equity ownership in a combined company that is anticipated to have certain benefits as compared to EEP on a standalone basis:

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The combined company will have an increased scale relative to EEP and is anticipated to have stronger coverage with respect to dividends, which is expected to result in (1) greater market confidence, (2) an enhanced outlook for dividend growth and (3) better positioning for varying and uncertain industry and commodity pricing environments.

•	The combined company is anticipated to be capable of pursuing larger and more meaningful growth opportunities and capital projects than could have been pursued by EEP alone.

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The combined company will operate under a simplified corporate structure to create a stronger and more efficient company and which will, among other things, eliminate potential conflicts of interest between Enbridge and EEP.

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The combined company is anticipated to experience cost savings and other efficiencies, including reduced filing requirements with the Commission and other cost savings, as a result of maintaining one public company rather than two.

•	The combined company will experience a step-up in tax basis resulting from the Merger and the SEP Merger.

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Enbridge’s standalone credit metrics are stronger than EEP’s, and the Merger will further strengthen the combined company’s balance sheet by retaining a higher proportion of internally generated cash flow, thereby reducing the amount of debt financing required to fund growth capital expenditures.

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The Exchange Ratio provided for pursuant to the Merger Agreement is fixed and therefore the implied value of the consideration payable to the Unaffiliated EEP Unitholders will increase in the event the market price of Enbridge common shares increases relative to the market price of Class A common units prior to the closing of the Merger.

•	The lack of significant regulatory hurdles to consummation of the Merger and, as a result, the fact that the Merger will likely be able to be consummated during the fourth quarter of 2018.

•

The fact that the terms and conditions of the Merger Agreement require EEP to continue to pay its regular quarterly cash distributions at historical levels for any completed quarters with a record date prior to the consummation of the Merger, and that Enbridge and EEP will coordinate the payment of dividends.

•

Enbridge’s status as an entity taxed as a corporation for U.S. federal tax purposes provides a number of potential benefits relative to EEP’s structure as an MLP, including that the negative impact of the March FERC Announcement will be reversed.

•	The fact that the Merger Agreement requires Enbridge to pay US$4 million of costs incurred by EEP if the Merger is not approved by the EEP Unitholders, subject to certain exceptions.

•

In addition, the Special Committee considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

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The fact that EEP Unitholders are free to approve or reject the Merger, and approval of the Merger requires the affirmative vote of (1) at least 66 2⁄3% of the outstanding Class A common units and (2) a majority of the outstanding Class A common units (other than Class A common units owned by Enbridge and its affiliates) and the outstanding i-units voted at the direction of EEQ shareholders (other than EEQ shares owned by Enbridge and its affiliates), voting together as a single class.

•

The GP Delegate Board determined in the good faith exercise of its reasonable judgment to establish the Special Committee, composed of directors who are not officers of EEQ or officers, directors or employees of any affiliate of EEQ (other than serving as directors of the General Partner, for which EEQ acts as a delegate).

•

The Special Committee selected and retained its own legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, EEP’s industry generally and EEP particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

•	The terms and conditions of the Merger Agreement were determined through arm’s length negotiations between the Special Committee and Enbridge and their respective representatives and advisors.

•	The Special Committee had no obligation to approve or recommend any transaction.

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Prior to approval of the Merger Agreement by the EEP Unitholders, the Merger Agreement affords EEP flexibility to consider and evaluate superior proposals, and the Special Committee to change its recommendation in response to any such proposals and to certain intervening events, as follows:

•

EEP is permitted, subject to certain limitations, to enter into or participate in discussions or negotiations with, or furnish information to, any person in response to an unsolicited written acquisition proposal for EEP, if the Special Committee, after consultation with outside legal counsel and financial advisors, determines in good faith (1) that such acquisition proposal constitutes or is reasonably likely to result in, a proposal that, if consummated, would be more favorable to the Unaffiliated EEP Unitholders than the Merger and is reasonably likely to be consummated on the proposed terms or (2) that such acquisition proposal did not result from a material breach of the Merger Agreement terms regarding a change in the Special Committee’s recommendation.

•	EEP and the Special Committee are permitted, subject to certain limitations, to disclose to the Unaffiliated EEP Unitholders (1) a position contemplated in connection with certain tender offers or

(2) such information that the Special Committee, after consultation with outside legal counsel and financial advisors, determines in good faith that the failure to disclose such information would be materially adverse to the interests of EEP or the Unaffiliated EEP Unitholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or its obligations under the EEP Partnership Agreement.

•

The Special Committee is permitted, subject to certain limitations, to change its recommendation that the EEP Unitholders approve the Merger Agreement (1) if such change in recommendation occurs in response to receipt of a proposal that did not arise from or in connection with a breach of the no solicitation provisions in the Merger Agreement and the Special Committee, after consultation with outside legal counsel and financial advisors, determines in good faith that, if consummated, such transaction would be more favorable to the Unaffiliated EEP Unitholders than the Merger and is reasonably likely to be consummated and (2) in response to an intervening event involving facts not known to the Special Committee at the time it made its recommendation if the Special Committee, after consultation with outside legal counsel and financial advisors, reasonably determines in good faith that failure to change its recommendation would be materially adverse to the interests of EEP or the Unaffiliated EEP Unitholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or its obligations under the EEP Partnership Agreement.

The Special Committee considered the following additional factors as being potentially negative or unfavorable in making its determination, approval and recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger:

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The Merger should be a taxable transaction to EEP Unitholders for U.S. federal tax purposes, and the EEP Unitholders will receive no cash consideration with which to pay any potential tax liability resulting from the Merger.

•

The U.S. federal tax treatment of owning and disposing of Enbridge common shares received in the Merger will be different than the U.S. federal tax treatment of owning and disposing of Class A common units, including that the income of the resulting combined entity will be subject to double taxation (at the combined company level and shareholder levels) for U.S. federal tax purposes, while the income of EEP is currently subject to only one level of tax (at the unitholder level).

•

The Special Committee’s view that the announcement of and market speculation regarding a possible simplification transaction that might involve Enbridge acquiring EEP resulted in the recent trading price ratio of Enbridge common shares to Class A common units being depressed, which, among other things, would negatively impact the premium for Class A common units implied by the Exchange Ratio.

•

The Exchange Ratio is fixed and therefore the implied value of the consideration payable to the Unaffiliated EEP Unitholders will decrease in the event the market price of Enbridge common shares decreases relative to the market price of Class A common units prior to the closing of the Merger.

•

The Special Committee’s expectation that the Merger will be dilutive to EEP’s distributable cash flow per limited partner unit and distribution per limited partner unit throughout the discrete forecast period.

•	The Special Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of EEP.

•

The Merger Agreement’s limitations on the Special Committee’s ability to solicit or knowingly encourage other offers, and the conditions it places on the Special Committee’s ability to negotiate or discuss alternative proposals with third parties, to change the recommendation of the GP Delegate Board that EEP Unitholders vote to approve the Merger Agreement or to terminate the Merger Agreement to accept a superior proposal.

•

The Merger Agreement restricts the conduct of EEP’s business prior to the completion of the Merger, which may delay or prevent EEP from pursuing business opportunities that may arise pending the completion of the Merger.

•

EEP has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, whether or not the Merger is completed, and EEP is not entitled to reimbursement of such costs and expenses unless the Merger Agreement is terminated under certain circumstances.

•

There is risk that management’s focus and resources for other strategic opportunities and operational matters could be diverted for an extended period of time while the parties work to complete the Merger and integration process and by any litigation that may occur in connection with the Merger.

•	Litigation may be commenced in connection with the Merger, and such litigation may increase costs and result in a diversion of management’s focus.

•	There is risk that the potential benefits expected to be realized in the Merger might not be fully realized, or might not be realized within the expected time period.

•

The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to EEP’s normal business or negatively impact the trading price of Class A common units.

•	EEP Unitholders are not entitled to appraisal rights under the Merger Agreement, the EEP Partnership Agreement or Delaware law.

•	EEP Unitholders will be foregoing any potential benefits that could be realized by remaining common unitholders of a standalone entity.

•	The Enbridge common shares may not trade at expected valuations.

•	The resulting combined company may not achieve its projected financial results or expected synergies.

•	Some of the GP Delegate’s and the General Partner’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of the Unaffiliated EEP Unitholders.

•

The risks of the type and nature described under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement and under the heading “Risk Factors” in the EEP Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports it files under the Exchange Act. See “Where You Can Find More Information”.

The Special Committee considered all of the foregoing factors as a whole and, on balance, concluded that they supported a determination to approve the Merger Agreement. The foregoing discussion of the information and factors considered by the Special Committee includes the material factors, but is not exhaustive. In view of the wide variety of factors considered by the Special Committee in connection with its evaluation of the Merger and the complexity of these matters, the Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Special Committee evaluated the factors described above, among others, and reached a consensus that the Merger Agreement is fair and reasonable to EEP, including the Unaffiliated EEP Unitholders. In considering the factors described above, and any other factors, individual members of the Special Committee may have viewed factors differently or given weight or merit to different factors. The Special Committee approved the Merger Agreement and recommended it to the GP Delegate Board based on the totality of the information presented to and considered by it.

In considering the approval of the Merger Agreement by the Special Committee, you should be aware that the GP Delegate’s and the General Partner’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of EEP Unitholders generally. The Special Committee was aware of these interests and considered them when approving the Merger Agreement. See “The Merger—Interests of Directors and Executive Officers of the GP Delegate and the General Partner in the Merger”.

The explanation of the reasoning of the Special Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Opinion of Evercore—Financial Advisor to the Special Committee

The Special Committee retained Evercore to act as its financial advisor in connection with evaluating the proposed Merger. At the request of the Special Committee, at a meeting of the Special Committee held on September 17, 2018, Evercore rendered its oral opinion to the Special Committee (subsequently confirmed in writing) that, as of September 17, 2018, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion as set forth therein, the Exchange Ratio was fair, from a financial point of view, to EEP and the holders of Class A common units other than Enbridge and its affiliates.

The opinion speaks only as of the date it was delivered and not as of the time the Merger will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after September 17, 2018, which could alter the facts and circumstances on which Evercore’s opinion was based. It is understood that subsequent developments or information of which Evercore is, or was, not aware may affect Evercore’s opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion.

The full text of the written opinion of Evercore, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering its opinion, is attached hereto as Annex B. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Special Committee (in its capacity as such), and only addressed the fairness, from a financial point of view, as of September 17, 2018, to EEP and the holders of Class A common units other than Enbridge and its affiliates of the Exchange Ratio. Evercore’s opinion did not address any other term, aspect or implication of the Merger. Neither Evercore’s opinion, the summary of such opinion nor the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation to the Special Committee, the GP Delegate Board, the holders of the Class A common units or any other persons in respect of the Merger, including as to how any holder of Class A common units or I-units representing limited partner interests in EEP or any holder of listed shares of EEQ should vote or act in respect of the Merger or any other transaction. The summary of Evercore’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly-available business and financial information relating to Enbridge and EEP that Evercore deemed to be relevant, including the Annual Reports on Form 10-K for the year ended December 31, 2017, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC by Enbridge or EEP, as applicable, since January 1, 2018;

•

reviewed certain non-public historical and projected financial and operating data and assumptions relating to Enbridge and EEP prepared and furnished to Evercore by the management of Enbridge and EEP, as applicable, and reviewed and approved for use in connection with Evercore’s opinion by the management of Enbridge and EEP, as applicable;

•

discussed the past and current operations, financial projections and current financial condition of Enbridge and EEP with management of Enbridge and EEP, as applicable (including their views on the risks and uncertainties associated therewith);

•

reviewed certain non-public projected financial data relating to EEP under alternative business assumptions prepared and furnished to Evercore by the management of EEP, and discussed the assumptions stated therein with the management of Enbridge and EEP;

•	reviewed certain cost savings and U.S. federal income tax synergies projected by the management of Enbridge and EEP to result from the Merger;

•	reviewed publicly-available research analysts’ estimates for each of Enbridge’s and EEP’s future financial performance on a standalone basis;

•	performed discounted cash flow analyses on Enbridge and EEP based on forecasts and other data provided by the management of Enbridge and EEP, as applicable;

•	reviewed the reported prices and the historical trading activity of Enbridge common shares and the Class A common units since September 14, 2016;

•

compared the financial performance of Enbridge and EEP, utilizing forecasts and other data provided by the management of Enbridge and EEP, as applicable, and each of their stock market trading multiples with those of certain other publicly-traded partnerships and companies that Evercore deemed relevant;

•

compared the financial performance of Enbridge and EEP utilizing forecasts and other data provided by the management of Enbridge and EEP, as applicable, and the valuation multiples relating to the Merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the Merger Agreement dated September 16, 2018; and

•	performed such other analyses and examinations, held such other discussions, and considered such other factors and information that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly-available, and all of the information supplied or otherwise made available, to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial and operating data relating to Enbridge and EEP referred to above, Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Enbridge and EEP, as applicable, as to the future financial performance of Enbridge and EEP, including projected financial data related to alternative business assumptions for EEP (including, among others, a conversion to a c-corporation) reflected therein. Evercore expressed no view as to any projected financial data relating to Enbridge or EEP or the assumptions on which they were based. Evercore relied, at the direction of the Special Committee, without independent verification, upon the assessments of the management of Enbridge and EEP and their outside advisors.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement, that all conditions to the consummation of the Merger would be satisfied without material waiver or modification thereof, and that the Exchange Ratio would be 0.335 of an Enbridge common share per Class A common unit. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger (including the approval of unitholders to which this prospectus relates) would be obtained without any material delay, limitation, restriction or condition. Evercore relied upon and assumed, without independent verification, that the final version of the Merger Agreement, as well as the agreements, instruments and documents referenced therein, would not differ in any respect that is material to Evercore’s analysis from the respective drafts reviewed by it.

Evercore did not make nor did it assume any responsibility for making any independent valuation or appraisal of any assets or liabilities of Enbridge or EEP, nor was Evercore furnished with any such valuations or appraisals, nor did it evaluate the solvency or fair value of Enbridge or EEP under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date thereof.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, to EEP and the holders of the Class A common units (other than Enbridge and its affiliates) of the Exchange Ratio. Evercore did not express any view on, and its opinion did not address, the fairness of the Merger to, or any exchange ratio received in connection therewith by, the holders of any other securities, creditors or other constituencies of EEP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EEP, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Evercore assumed that any modification to the structure of the Merger subsequent to its review would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the Merger as compared to other transactions or business or financial strategies that might be available to EEP, at the date of the opinion or in the future, including any potential transaction or strategy reviewed by Evercore, nor did it address the underlying business decision of Enbridge or EEP to engage in the Merger or use the Exchange Ratio. Evercore’s opinion did not constitute a recommendation to the Special Committee, the GP Delegate Board, the holders of the Class A common units or any other persons (including unitholders and holders of listed shares of EEQ receiving this proxy statement/prospectus) in respect of the Merger or any other transaction. Evercore expressed no opinion as to the price at which the Class A common units or Enbridge common shares will trade at any time. The opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by Enbridge, EEP and their advisors with respect to legal, regulatory, accounting and tax matters. Without limiting the generality of the foregoing, Evercore’s opinion did not reflect the impact of any regulatory action, unasserted claims or litigation to which Enbridge, EEP or any of their respective affiliates may be subject in the future. Evercore’s opinion, at the direction and with the consent of the Special Committee, made no assumption or evaluation as to whether any assessment or valuation by EEP, Enbridge or the Special Committee of any pending litigation was appropriate or accurate, and the estimated value of any pending litigation used in Evercore’s analysis was provided to it by the Special Committee.

Summary Financial Analyses

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Special Committee on September 17, 2018 in connection with rendering Evercore’s opinion to the Special Committee. Each analysis was provided to the Special Committee. However, the following summary does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including the closing prices for the Class A common units and Enbridge common shares) that existed on September 14, 2018, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Financial data for Enbridge and EEP utilized in the financial analyses described below were based on, among other things, financial projections of Enbridge, on a standalone basis pro forma to give effect to the previously announced merger transaction between Enbridge and SEP based upon the final agreed upon terms, prepared by the management of Enbridge (which is referred to in this section as the “Enbridge forecast”), and financial projections of EEP on a standalone basis prepared by the management of EEP (which is referred to in this section as the “EEP forecast”).

Evercore performed a series of analyses to derive indicative valuation ranges for EEP Class A common units and Enbridge common shares. For each analysis, Evercore adjusted the implied EEP value per Class A common unit ranges and Enbridge value per share ranges to account for the Estimated Derivative Claims Value. This adjustment was performed on a per unit or per share basis, as applicable, and not on a cash flow basis. Evercore subsequently utilized each of the resulting implied valuation ranges for EEP and Enbridge to derive a range of implied exchange ratios of Class A common units to Enbridge common shares, and compared these ratios to the Exchange Ratio. The following is a summary of the material financial analyses performed by Evercore with respect to each of Enbridge and EEP in preparing Evercore’s opinion:

•	discounted cash flow analysis;

•	discounted distributions analysis; and

•	peer group trading analysis.

Evercore calculated the implied exchange ratio ranges reflected in the financial analyses described below by converting the implied EEP unit value ranges from U.S. dollars to Canadian dollars utilizing an exchange rate of 1.304 U.S. dollars per Canadian dollar based on FactSet data as of September 14, 2018, and then comparing (1) the low end of the EEP value per Class A common unit range to the low end of the Enbridge reference value per share range and (2) the high end of the EEP value per Class A common unit range to the high end of the Enbridge reference value per share. Evercore separately considered the impact of the Estimated Derivative Claims Value on the implied exchange ratio by comparing the implied EEP value per Class A common unit ranges and Enbridge value per share ranges after adjusting each per unit or per share value for the Estimated Derivative Claims Value. The Estimated Derivative Claims Value was provided to Evercore by the Special Committee and was not calculated, evaluated or analyzed by Evercore. The resulting implied exchange ratio ranges, both with and without adjustments for the Estimated Derivative Claims Value, were then compared with the Exchange Ratio.

In addition, Evercore performed certain other analyses which were reviewed with the Special Committee for informational and reference purposes only that were not material to Evercore’s opinion, including a premiums paid analysis and precedent M&A transactions analysis, as further described below.

Analysis of EEP

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of EEP by valuing the cash flows to be received by EEP based on the EEP forecast and additional projected tax depreciation and amortization expense as provided by EEP management. Evercore calculated the EEP value per Class A common unit range by discounting, back to present value, EEP’s discrete unlevered free cash flows from July 1, 2018 through December 31, 2022 and estimated terminal values as of December 31, 2022, based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore selected a range of discount rates of 7.0% to 8.0% based on its professional judgment and expertise, including its analysis of the weighted average cost of capital (“WACC”) for EEP, taking into account a capital asset pricing model (“CAPM”) analysis for EEP’s cost of equity based on an analysis of characteristics of EEP and the selected comparable partnerships listed under the heading “EEP Peer Group Trading Analysis” below (the “Selected EEP Peers”). Evercore selected a range of EBITDA exit multiples of 10.0x to 12.0x based on its professional judgment and expertise, taking into account relevant implied multiples of Enterprise Value (as defined below) to EBITDA of the Selected EEP Peers, among other things. For the perpetuity growth rate assumption, Evercore selected a range of 1.25% to 1.75% based on its professional judgment and expertise, taking into consideration the long-term rate of inflation and regulations applicable to many of EEP’s assets, among other things. For both the EBITDA exit multiple approach and the perpetuity growth approach, Evercore calculated (i) the implied equity value per unit range and (ii) the implied equity value per unit range as adjusted for the Estimated Derivative Claims Value.

The Discounted Cash Flow Analysis utilizing the EBITDA exit multiple approach to calculate terminal value resulted in an implied equity value per unit range of US$10.71 to US$16.50 excluding the Estimated Derivative Claims Value and an implied equity value per unit range of US$10.92 to US$16.72 including the Estimated Derivative Claims Value. The Discounted Cash Flow Analysis utilizing the perpetuity growth approach to calculate terminal value resulted in an implied equity value per unit range of US$7.27 to US$13.92 excluding the Estimated Derivative Claims Value and an implied equity value per unit range of US$7.48 to US$14.13 including the Estimated Derivative Claims Value.

Discounted Distribution Analysis

Evercore performed a discounted distribution analysis for the Class A common units based on the present value of the future cash distributions to Class A common unitholders. Evercore utilized a terminal yield range of 9.5% to 12.5% based on EEP trading between EEP’s distribution reduction announced on May 4, 2017 and the March FERC Announcement, as well as EEP’s total distribution coverage and leverage by December 31, 2022. Evercore utilized a cost of equity of 9.5% to 11.5% based on CAPM and a cost of equity of 11.5% to 13.5% based on total expected market return for the Selected EEP Peers. Using the EEP forecast and a cost of equity based on CAPM, Evercore determined an implied equity value per unit range of US$11.24 to US$14.35 excluding the Estimated Derivative Claims Value and an implied equity value per unit range of US$11.46 to US$14.57 including the Estimated Derivative Claims Value. Using the EEP forecast and a cost of equity based on total expected market return, Evercore determined an implied equity value per unit range of US$10.55 to US$13.41 excluding the Estimated Derivative Claims Value and an implied equity value per unit range of US$10.77 to US$13.63 including the Estimated Derivative Claims Value.

EEP Peer Group Trading Analysis

Evercore performed a peer group trading analysis of EEP by reviewing and comparing the market values and trading multiples of the following publicly-traded partnerships that Evercore deemed to have certain characteristics similar to those of EEP:

•	Andeavor Logistics LP

•	Buckeye Partners, L.P.

•	Holly Energy Partners, L.P.

•	Magellan Midstream Partners, L.P.

•	MPLX LP

•	NuStar Energy LP

•	Phillips 66 Partners LP

•	Plains All American Pipeline, L.P.

•	Valero Energy Partners LP

Although the Selected EEP Peers were compared to EEP for purposes of this analysis, no partnership used in the peer group analysis is identical or directly comparable to EEP. In order to calculate peer group trading multiples, Evercore relied on publicly-available filings with the SEC and equity research analyst estimates.

For each of the Selected EEP Peers, Evercore calculated the following trading multiples:

•

Enterprise Value/2018 EBITDA, which is defined as market value of equity based on closing prices as of September 14, 2018, plus debt, plus preferred equity, plus noncontrolling interests and less cash and cash equivalents (“Enterprise Value”), divided by estimated EBITDA (per FactSet consensus, which may vary among the group) for the calendar year 2018; and

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019.

The mean and median trading multiples are set forth below. The table also includes relevant multiple reference ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of EEP noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2018 EBITDA	11.9x	12.3x
Enterprise Value/2019 EBITDA	10.7x	10.8x

Benchmark	Reference Range
Enterprise Value/2018 EBITDA	10.5x—12.5x
Enterprise Value/2019 EBITDA	9.5x—11.5x

Evercore applied the relevant Enterprise Value to EBITDA multiple reference ranges to calendar year 2018 and calendar year 2019 Adjusted EBITDA per the EEP forecast to derive a relevant enterprise value range. Evercore determined an implied equity value per unit range of US$8.75 to US$15.79 excluding the Estimated Derivative Claims Value, and an implied equity value per unit range of US$8.97 to US$16.01 including the Estimated Derivative Claims Value.

Other EEP Analyses

The analyses and data described below were presented to the Special Committee for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion.

Precedent M&A Transaction Analysis

Evercore reviewed publicly-available information for selected transactions involving the acquisition by the sponsor entity of a MLP that Evercore deemed to have certain characteristics similar to those of EEP announced in the prior three years and selected six transactions:

Date Announced	Acquirer	Target
08/2018	Energy Transfer Equity, L.P.	Energy Transfer Partners, L.P.
03/2018	Tallgrass Energy GP, LP	Tallgrass Energy Partners, LP
01/2018	Archrock, Inc.	Archrock Partners, L.P.
06/2017	World Point Terminal, Inc.	World Point Terminals, LP
02/2017	ONEOK, Inc.	ONEOK Partners, L.P.
11/2015	Targa Resources Corp.	Targa Resources Partners LP

Although the selected transactions were compared to the Merger for purposes of this analysis, no selected transaction used in the precedent M&A transaction analysis is identical or directly comparable to the Merger. Evercore reviewed the historical Price to Distributable Cash Flow per Unit observed in each of the selected transactions for (1) the current fiscal year for transactions announced before or on September 30 of such fiscal year and the following fiscal year for transactions announced after September 30 of the current fiscal year (“Current Year”) and (2) the year immediately following Current Year (“Forward Year”).

The mean and median implied multiples of Price to Current Year Distributable Cash Flow per Unit and Price to Forward Year Distributable Cash Flow per Unit are set forth below. The table also includes relevant multiple reference ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of EEP noted by Evercore.

Benchmark	Mean	Median
Price/Current Year Distributable Cash Flow per Unit	9.6x	9.1x
Price/Forward Year Distributable Cash Flow per Unit	9.1x	8.5x

Benchmark	Reference Range
Price/2018 Distributable Cash Flow per Unit	8.5x—10.5x
Price/2019 Distributable Cash Flow per Unit	7.5x—9.5x

Evercore applied the relevant ranges of selected multiples to fiscal year 2018 and fiscal year 2019 Distributable Cash Flow per Unit per the EEP forecast. Evercore determined an implied equity value per unit range of US$11.09 to US$15.87 excluding the Estimated Derivative Claims Value, and an implied equity value per unit range of US$11.31 to US$16.09 including the Estimated Derivative Claims Value.

Premiums Paid Analysis

Evercore compared the premiums implied by the Exchange Ratio with premiums received in selected related-party merger transactions where the target was an MLP or limited liability company. Evercore calculated the implied premiums received considering the implied per LP unit or per share offer value relative to the targets’ prior 1-day closing price, 30-day VWAP, 60-day VWAP and 90-day VWAP using publicly-available information. Evercore considered that premiums paid in the selected precedent merger transactions have varied widely based on specific considerations with respect to each transaction and that there are inherent differences between each of the targets and transactions analyzed by Evercore relative to EEP and the Merger, respectively. Evercore analyzed the following merger transactions:

Date Announced	Acquirer	Target
8/2018	Energy Transfer Equity, L.P.	Energy Transfer Partners, L.P.
6/2018	Cheniere Energy, Inc.	Cheniere Partners LP Holdings, LLC
5/2018	The Williams Companies, Inc.	Williams Partners L.P.
5/2018	Enbridge Inc.	Spectra Energy Partners, LP
3/2018	Tallgrass Energy GP, LP	Tallgrass Energy Partners, L.P.
2/2018	NuStar Energy L.P.	NuStar GP Holdings, LLC
1/2018	Archrock, Inc.	Archrock Partners, L.P.
6/2017	World Point Terminals, Inc.	World Point Terminals, LP
5/2017	Energy Transfer Partners, L.P.	PennTex Midstream Partners, LP
3/2017	VTTI B.V.	VTTI Energy Partners LP
2/2017	ONEOK, Inc.	ONEOK Partners, L.P.
1/2017	Enbridge Energy Co, Inc.	Midcoast Energy Partners, L.P.
9/2016	TransCanada Corporation	Columbia Pipeline Partners LP
8/2016	Transocean Ltd.	Transocean Partners LLC
5/2016	SemGroup Corporation	Rose Rock Midstream, L.P.
11/2015	Targa Resources Corp.	Targa Resources Partners LP
10/2015	Western Refining, Inc.	Northern Tier Energy LP
5/2015	Crestwood Equity Partners LP	Crestwood Midstream Partners LP
8/2014	Kinder Morgan, Inc.	Kinder Morgan Energy Partners, L.P.
8/2014	Kinder Morgan, Inc.	El Paso Pipeline Partners, L.P.

The median and mean premiums are set forth below:

Premium	Median	Mean
1-Day	12.7%	11.8%
30-Day VWAP	10.1%	12.6%
60-Day VWAP	12.0%	15.1%
90-Day VWAP	14.0%	16.1%

Evercore reviewed the relevant merger premiums and derived a range of premiums to EEP’s relevant unit price as of May 16, 2018, the last trading day prior to Enbridge’s announcement of its proposed acquisition of EEP, of 8.0% to 18.0%. Evercore determined an implied equity value per unit range of US$10.89 to US$11.89 excluding the Estimated Derivative Claims Value based upon Enbridge’s common stock closing price on September 14, 2018 on the NYSE of US$33.89 per share, which implied an implied exchange ratio range of 0.3216x to 0.3513x. Including adjustments for the Estimated Derivative Claims Value to EEP’s closing unit price as of May 16, 2018 and Enbridge’s closing share price as of September 14, 2018 on the NYSE, Evercore determined an implied EEP equity value per unit range of US$11.12 to US$12.15 based upon Enbridge’s common stock closing price on September 14, 2018 on the NYSE of US$33.89 per share, which implied an exchange ratio range of 0.3285x to 0.3589x.

Analysis of Enbridge

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Enbridge by valuing the cash flows to be received by Enbridge based on the Enbridge forecast and additional projected unlevered cash taxes as provided by Enbridge management. Evercore calculated the value per share range for the Enbridge common shares by discounting, back to present value, Enbridge’s discrete unlevered free cash flows from July 1, 2018 through December 31, 2022 and estimated terminal values as of December 31, 2022 based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore selected a range of discount rates of 6.5% to 7.5% based on its professional judgment and expertise, including its analysis of the WACC for Enbridge, taking into account a CAPM analysis for Enbridge’s cost of equity based on an analysis of characteristics of Enbridge and the selected comparable companies listed under the heading “Enbridge Peer Group Trading Analysis” below (the “Selected Enbridge Peers”). Evercore selected a range of EBITDA exit multiples of 11.5x to 13.5x based on its professional judgment and expertise, taking into account relevant implied multiples of Enterprise Value to EBITDA multiples of the Selected Enbridge Peers, among other things. For the perpetuity growth rate assumption, Evercore selected a range of 1.25% to 1.75% based on its professional judgment and expertise, taking into consideration the expected long-term rate of inflation and regulations applicable to many of Enbridge’s assets, among other things. For both the EBITDA exit multiple approach and the perpetuity growth approach, Evercore calculated (i) the implied equity value per share range and (ii) the implied equity value per share range as adjusted for the Estimated Derivative Claims Value.

The Discounted Cash Flow Analysis utilizing the EBITDA exit multiple approach to calculate terminal value resulted in an implied equity value per share range of C$44.23 to C$62.02 excluding the Estimated Derivative Claims Value and an implied equity value per share range of C$44.20 to C$61.98 including the Estimated Derivative Claims Value. The Discounted Cash Flow Analysis utilizing the perpetuity growth approach to calculate terminal value resulted in an implied equity value per share range of C$41.67 to C$70.15 excluding the Estimated Derivative Claims Value and an implied equity value per share range of C$41.64 to C$70.12 including the Estimated Derivative Claims Value.

Discounted Dividend Analysis

Evercore performed a discounted dividend analysis of Enbridge common shares based on the present value of the future cash dividends to Enbridge common shareholders. The projected dividends used by Evercore were based on the Enbridge forecast, a terminal yield range of 4.5% to 7.0% based on Enbridge’s dividend yield range during the last 52 weeks, a cost of equity of 8.0% to 10.0% based on a CAPM analysis utilizing the Selected Enbridge Peers and a cost of equity of 10.5% to 13.5% based on the total expected market return utilizing the Selected Enbridge Peers. Using the Enbridge forecast and a cost of equity based on CAPM, Evercore determined an implied equity value per share range of C$44.94 to C$68.37 excluding the Estimated Derivative Claims Value and an implied equity value per share range of C$44.91 to C$68.34 including the Estimated Derivative Claims Value. Using the Enbridge forecast and a cost of equity based on total expected market return, Evercore determined an implied equity value per share range of C$39.79 to C$62.26 excluding the Estimated Derivative Claims Value and an implied equity value per share range of C$39.76 to C$62.23 including the Estimated Derivative Claims Value.

Enbridge Peer Group Trading Analysis

Evercore performed a peer group trading analysis of Enbridge by reviewing and comparing the market values and trading multiples of the Selected Enbridge Peers, which consist of the following publicly-traded midstream companies and MLPs that Evercore deemed to have certain characteristics similar to those of Enbridge:

Canadian Midstream C-Corps

•	Pembina Pipeline Corporation

•	TransCanada Corporation

U.S. Midstream C-Corps

•	Dominion Energy Inc.

•	Kinder Morgan, Inc.

•	ONEOK, Inc.

•	Targa Resources Corp.

•	The Williams Companies, Inc.

Large-Cap / Diversified MLPs

•	Energy Transfer Equity, L.P.

•	Enterprise Products Partners L.P.

•	Magellan Midstream Partners, L.P.

•	MPLX LP

•	Plains All American Pipeline, L.P.

Although the companies and partnerships in the peer group were compared to Enbridge for purposes of this analysis, no company or partnership used in the Enbridge Peer Group Trading Analysis is identical or directly comparable to Enbridge. In order to calculate peer group trading multiples, Evercore relied on publicly-available filings with the SEC and other regulatory agencies and equity research analyst estimates.

For each of the peer group companies and partnerships, Evercore calculated the following trading multiples:

•	Enterprise Value/2018 EBITDA, which is defined as Enterprise Value, divided by estimated EBITDA for the calendar year 2018, as determined based on Wall Street research estimates;

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019, as determined based on Wall Street research estimates; and

•	Current dividend or distribution yield, as applicable, as determined based on the most recently announced dividend per share or distribution per unit.

The mean and median trading multiples and dividend or distribution yields are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and dividend or distribution yields and certain other considerations related to the specific characteristics of Enbridge noted by Evercore.

Canadian Midstream C-Corps Benchmark	Mean		Median
Enterprise Value/2018 EBITDA	11.9	x	11.9	x
Enterprise Value/2019 EBITDA	11.0	x	11.0	x
Current Dividend Yield	6.8%		6.8%

U.S. Midstream C-Corps Benchmark	Mean		Median
Enterprise Value/2018 EBITDA	12.9	x	12.5	x
Enterprise Value/2019 EBITDA	11.9	x	11.7	x
Current Dividend Yield	5.1%		4.8%

Large-Cap / Diversified MLPs Benchmark	Mean		Median
Enterprise Value/2018 EBITDA	12.7	x	12.3	x
Enterprise Value/2019 EBITDA	11.8	x	11.4	x
Current Distribution Yield	6.0%		5.9%

Benchmark	Reference Range
Enterprise Value/2018 EBITDA	11.5x—13.5	x
Enterprise Value/2019 EBITDA	11.0x—13.0	x
Current Dividend Yield	4.5%— 6.5%

Evercore applied the selected Enterprise Value to EBITDA multiple reference ranges to EBITDA per the Enbridge forecast for calendar year 2018 and calendar year 2019 and applied the selected current dividend yield reference range to Enbridge’s current annualized dividend. Evercore determined an implied equity value per share range of C$35.88 to C$59.60 excluding the Estimated Derivative Claims Value, and C$35.84 to C$59.56 including the Estimated Derivative Claims Value.

Other Enbridge Analysis

The analysis and data described below were presented to the Special Committee for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion.

Precedent M&A Transaction Analysis

Evercore performed a valuation analysis of Enbridge common shares based on multiples of transaction value to EBITDA paid in historical transactions involving Canadian midstream corporations since 2015 that Evercore deemed relevant based on its experience in the midstream sector and in mergers and acquisitions involving midstream companies and partnerships, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the Merger or Enbridge. The following list sets forth the transactions analyzed based on such characteristics:

Date Announced	Acquirer	Target
5/2017	Pembina Pipeline Corporation	Veresen Inc.
9/2016	Enbridge Inc.	Spectra Energy Corp
3/2016	TransCanada Corporation	Columbia Pipeline Group, Inc.

For each of the selected transactions, Evercore calculated and compared the consolidated Enterprise Value of the target at the applicable offer value as a multiple of the target’s estimated current calendar year EBITDA. For purposes of this analysis, current calendar year represents the target’s current calendar year for transactions based upon the transaction announcement date. Evercore observed that the mean and median multiples of Enterprise Value to current calendar year EBITDA for the selected precedent transactions were 14.5x and 13.8x, respectively. Evercore derived a range of relevant implied multiples of Enterprise Value to current calendar year EBITDA of 13.0x to 15.0x for its precedent transactions analysis and applied this range to estimated calendar year 2018 EBITDA per the Enbridge forecast. Evercore determined an implied equity value per share range of C$45.88 to C$59.21 excluding the Estimated Derivative Claims Value, and an implied equity value per share range of C$45.84 to C$59.17 including the Estimated Derivative Claims Value.

Exchange Ratio Summary

Evercore analyzed the implied exchange ratios resulting from the discounted cash flow analyses, discounted distribution/dividend analyses and peer group trading analyses utilized to value the Class A common units and Enbridge common shares. The resulting implied exchange ratio reference ranges utilizing each applicable valuation methodology are summarized below.

Benchmark	Excluding Adjustment for Estimated Derivative Claims Value	Including Adjustment for Estimated Derivative Claims Value
Discounted Cash Flow Analysis—EBITDA Multiple	0.3155x—0.3468x	0.3222x—0.3516x
Discounted Cash Flow Analysis—Perpetuity Growth	0.2273x—0.2586x	0.2343x—0.2628x
Discounted Distribution/Dividend Analysis—CAPM	0.2737x—0.3262x	0.2779x—0.3327x
Discounted Distribution/Dividend Analysis—Total Expected Market Return	0.2808x—0.3457x	0.2855x—0.3532x
Peer Group Trading Analysis	0.3178x—0.3454x	0.3261x—0.3504x

Evercore compared the results of the exchange ratio analysis to the Exchange Ratio, noting that the Exchange Ratio was within or above each of the implied exchange ratio ranges derived by Evercore from the aforementioned analyses.

Evercore also analyzed the implied exchange ratios resulting from the premiums paid analysis and precedent M&A transaction analysis and presented such analysis to the Special Committee for informational and reference purposes only. The results did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion. The implied exchange ratios resulting from the EEP and Enbridge precedent M&A transaction analyses were derived in the same manner previously described. To derive the implied exchange ratio range based on the EEP premiums paid analysis, Evercore compared the implied values per Class A common unit, after converting to Canadian dollars at an exchange rate of 1.304 U.S. dollars per Canadian dollar as of September 14, 2018, with the Enbridge closing share price on the Toronto Stock Exchange as of September 14, 2018. Evercore also considered the Estimated Derivative Claims Value in the implied exchange ratio analysis. The resulting implied exchange ratio reference ranges utilizing each applicable valuation methodologies are summarized below.

Benchmark	Excluding Adjustment for Estimated Derivative Claims Value	Including Adjustment for Estimated Derivative Claims Value
Precedent M&A Transaction Analysis	0.3152x—0.3494x	0.3216x—0.3544x
Premiums Paid Analysis	0.3216x—0.3513x	0.3285x—0.3589x

While the resulting implied exchange ratios were calculated for information and reference purposes only, Evercore noted that the Exchange Ratio was within each of the implied exchange ratio ranges derived by Evercore.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. The Special Committee selected Evercore to provide financial advice in connection with its evaluation of the proposed Merger because of, among other reasons, Evercore’s experience, reputation and familiarity with the industry and because its investment banking professionals have substantial experience in transactions similar to the Merger. In connection with the review of the Merger, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Special Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, may have deemed various assumptions more or less probable than other assumptions and, as described above, utilized certain assumptions and assessments provided by EEP without independent analysis. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the Class A common units or Enbridge common shares. No company or partnership used in the above analyses as a comparison is directly comparable to EEP or Enbridge, and no precedent transaction used is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, partnerships or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EEP or Enbridge or their affiliates and their respective advisors.

Evercore prepared these analyses solely for the information and benefit of the Special Committee and for the purpose of providing an opinion to the Special Committee as to the fairness of the Exchange Ratio, from a financial point of view, to EEP and the holders of the Class A common units other than Enbridge and its affiliates. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Special Committee imposed no other restrictions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The Exchange Ratio was determined through arm’s length negotiations between the Special Committee and Enbridge, and the Special Committee approved the Merger Agreement and recommended the Merger Agreement to the GP Delegate Board for approval. Evercore provided advice to the Special Committee during these negotiations. Evercore did not, however, recommend any specific Exchange Ratio to the Special Committee, the GP Delegate Board or EEP or recommend that any specific Exchange Ratio constituted the only appropriate consideration for the Merger. Evercore’s opinion was only one of many factors considered by the Special Committee in evaluating the Merger and making its recommendation to the GP Delegate Board, and the opinion should not be viewed as determinative of the views of the Special Committee with respect to the Merger.

Under the terms of Evercore’s engagement letter with the Special Committee, EEP paid Evercore an initial fee of US$200,000 upon execution of its engagement letter with the Special Committee and a fee of US$3,000,000 (against which the initial fee was credited) upon Evercore’s rendering its opinion, which opinion fee was not contingent upon the conclusion reached in Evercore’s opinion or the consummation of the Merger. Evercore will be entitled to receive an additional fee of up to US$1,500,000 from EEP, subject to the sole discretion of the Special Committee. In addition, EEP has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement. Such expenses are not to exceed US$75,000 without the prior consent of the Special Committee (such consent not to be unreasonably withheld). EEP also agreed to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates and controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In the ordinary course of business, Evercore or its affiliates may actively trade the securities or related derivative securities or financial instruments of EEP, Enbridge and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Since January 1, 2016, Evercore provided financial advisory services to the conflicts committee of the board of directors of Midcoast Holdings, L.L.C., an indirect subsidiary of Enbridge, for which Evercore received a fee of US$2,250,000. Except as described above, during the two-year period prior to the date hereof, no material relationship existed between Evercore and its affiliates and EEP, Enbridge or any of their respective affiliates, pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore has in the past discussed potential engagements with the Special Committee from which no compensation was received. Evercore may provide financial or other services to Enbridge, EEP or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

Unaudited Financial Projections of Enbridge and EEP

In connection with the proposed Merger, management of Enbridge provided financial projections relating to Enbridge and EEP. The financial projections were prepared for Enbridge and EEP, on a standalone basis and taking into account the final SEP exchange ratio of 1.111 Enbridge common shares for each issued and outstanding common unit of SEP not owned by Enbridge or its subsidiaries (without giving effect to any of the Merger, the EEQ merger or the ENF plan of arrangement), and reflected during the periods presented the anticipated impacts of (1) the Midcoast Transaction, (2) the March FERC Announcement and the July FERC Announcement (together, the “FERC Announcements”), (3) the sale by Enbridge of certain renewable assets completed on August 1, 2018 (as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018) (the “Renewable Asset Sale”), and (4) the expected completion of the transactions contemplated by the agreements entered into by Enbridge with Brookfield Infrastructure Partners L.P. and its institutional partners to sell Enbridge’s Canadian natural gas gathering and processing businesses for a cash purchase price of approximately C$4.31 billion (as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018) (the “Canadian G&P Sale”). The financial projections were also prepared for Enbridge, on a pro forma basis and taking into account the final SEP exchange ratio of 1.111 Enbridge common shares for each issued and outstanding common unit of SEP not owned by Enbridge or its subsidiaries, as well as the initial exchange ratios for EEP, EEQ and ENF proposed by Enbridge on May 17, 2018 for the acquisitions of the publicly held securities of those entities of (a) 0.3083 of an Enbridge common share for each issued and outstanding Class A common unit not owned by Enbridge or its subsidiaries, (b) 0.2887 of an Enbridge common share for each issued and outstanding listed share of EEQ not owned by Enbridge or its subsidiaries and (c) 0.7029 of an Enbridge common share for each issued and outstanding common share of ENF not owned by Enbridge or its subsidiaries, and reflected during the periods presented the anticipated impacts of (1) the Midcoast Transaction, (2) the FERC Announcements, (3) the Renewable Asset Sale, and (4) the Canadian G&P Sale. These nonpublic financial projections were provided (a) to the Special Committee for Evercore’s use and consideration in its financial analysis and in preparation of its opinion to the Special Committee, and (b) for use and consideration in financial analysis prepared for the Enbridge Board. A summary of these projections is included below to give Unaffiliated EEP Unitholders and holders of Enbridge common shares access to certain nonpublic unaudited prospective financial information that was made available to the Special Committee, Evercore, the GP Delegate Board, the GP Board and the Enbridge Board in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. None of Enbridge or EEP or any of their affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any EEP unitholder or Enbridge shareholder, or any other person regarding the ultimate performance of EEP or Enbridge compared to the summarized information set forth below or that any such results will be achieved.

The summary financial projections set forth below summarize the financial projections made available to the legal and financial advisors to each of the parties to the Merger Agreement. The inclusion of the following summary financial projections in this proxy statement/prospectus should not be regarded as an indication that EEP, Enbridge, or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary financial projections set forth below should not be relied upon as such.

The Enbridge and EEP financial projections were prepared in connection with the evaluation of the proposed Merger and for internal planning purposes only and not with a view toward public disclosure or guidance or toward compliance with generally accepted accounting principles in the U.S. (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Enbridge’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at such time, and presented, to the best of Enbridge management’s knowledge and belief, the expected course of action and expected future financial performance of Enbridge and EEP. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results. The Enbridge prospective financial information was prepared by and is the responsibility of Enbridge’s management. None of PricewaterhouseCoopers LLP (“PwC”), PricewaterhouseCoopers LLP, Canada or any other independent registered public accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to such financial projections, including any prospective financial information contained therein. Accordingly, neither PwC nor any other independent registered public accounting firm expresses an opinion or any other form of assurance with respect thereto. The reports of PwC incorporated by reference into this proxy statement/prospectus with respect to Enbridge and EEP relate to historical financial information of Enbridge and EEP. Such reports do not extend to the financial projections included below and should not be read to do so. None of the GP Board, the GP Delegate Board, the Special Committee, the GP Delegate, the General Partner, EEP, Enbridge, or the Enbridge Board gives any assurance regarding such financial projections. The Enbridge and EEP financial projections summarized below were prepared and provided to the Special Committee prior to the execution of the Merger Agreement on September 17, 2018. Such projections were prepared for Enbridge and EEP on a standalone basis, giving effect to the SEP merger in which the final SEP exchange ratio is 1.111 Enbridge common shares for each issued and outstanding common unit of SEP not owned by Enbridge or its subsidiaries (without giving effect to any of the Merger, the EEQ merger or the ENF plan of arrangement), and for Enbridge on a pro forma basis, giving effect to the SEP merger in which the final SEP exchange ratio is 1.111 Enbridge common shares for each issued and outstanding common unit of SEP not owned by Enbridge or its subsidiaries and giving effect to the initial exchange ratios proposed by Enbridge on May 17, 2018 for the acquisitions of the publicly held securities of EEP, EEQ and ENF of (a) 0.3083 of an Enbridge common share for each issued and outstanding Class A common unit not owned by Enbridge or its subsidiaries, (b) 0.2887 of an Enbridge common share for each issued and outstanding listed share of EEQ not owned by Enbridge or its subsidiaries and (c) 0.7029 of an Enbridge common share for each issued and outstanding common share of ENF not owned by Enbridge or its subsidiaries, respectively. The Enbridge and EEP financial projections do not take into account any circumstances or events occurring after the date they were prepared. Enbridge can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. ENBRIDGE DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE UNAUDITED PROSPECTIVE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL PROJECTIONS ARE NOT REALIZED, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

The internal financial projections of Enbridge and EEP are, in general, prepared by Enbridge primarily for internal use. Such internal financial projections are inherently subjective in nature, susceptible to interpretation and, accordingly, such financial projections may not be achieved. Such internal financial projections also reflect numerous assumptions made by management of Enbridge, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Enbridge. Enbridge’s management, consistent with past presentations to the GP Board and public guidance representations, develops its financial projections according to several criteria. Additionally, anticipated impacts from prospective capital expenditures were included within the financial projections. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial projections upon which the financial projections provided to the Special Committee were based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. Any inaccuracy of assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of EEP and Enbridge. Although Enbridge’s management believes that there was a reasonable basis for its financial projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period. The projections are forward-looking statements and are subject to risks and uncertainties. Please read the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages [        ] and [        ], respectively.

In developing the financial projections provided to the Special Committee, Enbridge’s management made numerous material assumptions with respect to Enbridge and EEP for the period from 2018 to 2022, including:

•	capital expenditures and operating cash flows, including the related amounts and timing thereof;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flow from existing assets and business activities;

•	the Midcoast Transaction, FERC Announcements, Renewable Assets Sale and Canadian G&P Sale;

•	management’s ability to mitigate the impact of the FERC Announcements, on a pre-merger basis, including planned rate case filings;

•	the prices and production of, and demand for, crude oil, natural gas, NGLs and other hydrocarbon products, which could impact volumes and margins;

•

the in-service dates of the significant competing liquids pipeline systems in Canada and the United States, which reflected a January 1, 2021 in-service date for TransCanada Corporation’s Keystone XL pipeline and an October 1, 2020 in-service date for the TransMountain Pipeline Expansion Project; and

•	other general business, market, and financial assumptions.

The summarized projected financial information for Enbridge and EEP set forth below was based on Enbridge’s and EEP’s standalone projected results for 2018 through 2022, adjusted for the material assumptions set out above, including the anticipated impacts of the SEP merger at the final exchange ratio for such transaction, the Midcoast Transaction, FERC Announcements, Renewable Assets Sale and Canadian G&P Sale, as applicable.

	Year ending December 31,
	2018	2019	2020	2021	2022
	(Millions of Canadian dollars)
Enbridge Adjusted EBITDA(1)	$12,509	$12,858	$14,778	$14,968	$16,578
Enbridge Adjusted Distributable Cash Flow(2)	$7,305	$8,037	$8,798	$9,079	$9,642
Enbridge Dividend per Enbridge Common Share(3)	$2.68	$2.95	$3.24	$3.41	$3.58

The above measures are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Enbridge’s computations of these measures may differ from similarly titled measures used by others.

(1)	Enbridge Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis.
(2)

Enbridge Adjusted Distributable Cash Flow is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors.

(3)

Number of Enbridge common shares reflects the final SEP exchange ratio of 1.111 Enbridge common shares for each issued and outstanding common unit of SEP not owned by Enbridge or its subsidiaries; does not reflect the Merger, the EEQ merger or the ENF plan of arrangement.

	Year ending December 31,
	2018	2019	2020	2021	2022
	(Millions of US dollars, other than per unit amounts)
EEP Adjusted EBITDA(1)	$1,580	$1,673	$1,920	$1,992	$2,021
EEP Adjusted Distributable Cash Flow(2)	$724	$798	$962	$988	$1,015
EEP Distributions per limited partner unit	$1.40	$1.00	$1.20	$1.30	$1.40

The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EEP’s computations of these measures may differ from similarly titled measures used by others.

(1)	EEP Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors.
(2)

EEP Adjusted Distributable Cash Flow is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities, less distributions to noncontrolling interests and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors.

The summarized projected financial information for Enbridge set forth below was based on Enbridge’s pro forma projected results for 2018 through 2022, adjusted for the material assumptions set out above, including the anticipated impacts of the SEP merger at the final exchange ratio for such transaction, the EEP, EEQ and ENF transactions at the initial exchange ratios for such transactions, the Midcoast Transaction, FERC Announcements, Renewable Assets Sale and Canadian G&P Sale.

	Year ending December 31,
	2018	2019	2020	2021	2022
	(Millions of Canadian dollars)
Enbridge Adjusted Distributable Cash Flow(1)	$7,305	$8,815	$9,926	$10,023	$10,866

The above measures are not measures of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Enbridge’s computations of these measures may differ from similarly titled measures used by others.

(1)

Enbridge Adjusted Distributable Cash Flow is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors.

Reasons of the Enbridge Board for the Merger

The Merger is expected to generate several benefits for Enbridge and its shareholders, including Unaffiliated EEP Unitholders that will become Enbridge shareholders if the Merger is successfully completed:

•	Ownership in Core Businesses: The Merger will increase Enbridge’s ownership in its core businesses and further enhance its low-risk profile;

•

Simplified Corporate Structure: The Merger will significantly advance Enbridge’s strategy to simplify and streamline its corporate structure, which will further increase the transparency of its strong cash generating assets;

•	Cash Retention: The Merger will result in Enbridge having higher retention of cash generated from the EEP assets, which will support continued strong dividend coverage and self-funded growth;

•

Enhanced Credit Profile: The Merger will improve Enbridge’s credit profile due to the elimination of EEP public distributions, as well as opportunities to minimize structural subordination of Enbridge debt;

•	Tax Benefits: The Merger will provide significant benefits to Enbridge’s post-2020 outlook primarily due to tax optimization synergies;

•

Regulatory Uncertainty Benefits: The Merger will reduce risks related to uncertainty and potential unfavorable changes associated with regulatory tax policies applied to MLPs and incremental Enbridge support required by EEP in difficult capital markets; and

•

Maintain Financial Profile: The Merger will result in no change to Enbridge’s consolidated EBITDA following the completion of the Merger since the assets held by EEP are already managed and operated by Enbridge’s U.S. subsidiaries and consolidated for accounting purposes by Enbridge.

Regulatory Approvals

In connection with the Merger, Enbridge intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE and the TSX.

In addition, to complete the Merger, EEP and Enbridge must make certain filings, submissions and notices to obtain required authorizations, approvals, consents or expiration or termination of waiting periods from U.S. and Canadian governmental and regulatory bodies, including antitrust and other regulatory authorities. EEP and Enbridge are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties’ completion of the Merger other than those described in this section.

Completion of the Merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period (or any extension of the waiting period) has expired or has been terminated.

Litigation and Regulatory Reviews/Investigations Related to the Merger

Judy Mesirov v. Enbridge Energy Co., Inc. et al.

On July 20, 2015, plaintiff Peter Brinckerhoff, individually and as trustee of the Peter R. Brinckerhoff Trust, filed a Verified Class Action and Derivative Complaint in the Court of Chancery of the State of Delaware against the General Partner, Enbridge, EEQ, Enbridge Pipelines (Alberta Clipper) L.L.C., Enbridge Energy, Limited Partnership, EEP and the following individuals: Jeffrey A. Connelly, Rebecca B. Roberts, Dan A. Westbrook, J. Richard Bird, J. Herbert England, C. Gregory Harper, D. Guy Jarvis, Mark A. Maki and John K. Whelen. The Complaint asserted both class action claims on behalf of holders of EEP’s Class A common units, as well as derivative claims brought on behalf of EEP (the “Derivative Claims”). The Derivative Action Plaintiff’s claims arose out of the January 2, 2015 repurchase (the “2015 Transaction”) by EEP of the General Partner’s 66.67% interest in the pipeline that runs from the Canadian international border near Neche, North Dakota to Superior, Wisconsin on EEP’s Lakehead System (the “Alberta Clipper Pipeline”). First, the Derivative Action Plaintiff alleged that the 2015 Transaction improperly amended the Sixth Amended and Restated Agreement of Limited Partnership of EEP (the “Sixth Amended and Restated EEP LPA”) without the consent of the Unaffiliated EEP Unitholders, so as to allocate to the Unaffiliated EEP Unitholders gross income that should have been allocated to the General Partner (the “Special Tax Allocation”). Second, the Derivative Action Plaintiff alleged that EEP paid an unfair price for the General Partner’s 66.67% interest in the Alberta Clipper Pipeline such that the 2015 Transaction breached the Sixth Amended and Restated EEP LPA because it was not fair and reasonable to EEP. The Complaint asserted claims for breach of fiduciary duty, breach of the covenant of good faith and fair dealing, breach of residual fiduciary duties, tortious interference, aiding and abetting, and rescission and reformation.

On April 29, 2016, the Court of Chancery granted Enbridge’s and the Director Defendants’ motion to dismiss and dismissed the case in its entirety. On May 26, 2016, the Derivative Action Plaintiff appealed that dismissal to the Delaware Supreme Court. On March 20, 2017, the Delaware Supreme Court reversed in part and affirmed in part the ruling of the Court of Chancery. Specifically, the Delaware Supreme Court affirmed that the enactment of the Special Tax Allocation did not breach the Sixth Amended and Restated EEP LPA, but reversed on the question of whether the Derivative Action Plaintiff had adequately alleged that the price EEP paid in the 2015 Transaction, including the Special Tax Allocation component, was fair and reasonable to EEP. On November 15, 2017, the Derivative Action Plaintiff filed a Verified Second Amended Complaint (the “Second Amended Complaint”). The Second Amended Complaint added Piper Jaffray & Co. as successor to Simmons & Company International (“Simmons”) as a direct defendant. Simmons acted as the financial advisor to the Special Committee of EEP in the 2015 Transaction. The Second Amended Complaint also revised many of the allegations against Enbridge and the Director Defendants. On December 18, 2017, all defendants except Simmons filed their brief in support of their motion to dismiss the Second Amended Complaint. On January 19, 2018, Simmons filed its brief in support of its motion to dismiss the Second Amended Complaint.

On February 28, 2018, the Derivative Action Plaintiff filed a Motion for Leave to File a Verified Third Amended Complaint and a Motion to Intervene on behalf of a proposed new plaintiff, Judy Mesirov

(subsequently amended). On March 23, 2018, the Derivative Action Plaintiff filed a Verified Third Amended Complaint and a Motion for Voluntary Dismissal of the Derivative Action Plaintiff. On April 3, 2018, all defendants filed their briefs in support of their motions to dismiss the Third Amended Complaint. Plaintiff Peter Brinckerhoff has now been dismissed as a named plaintiff. The Derivative Action Plaintiff filed a Fourth Amended Complaint, which is substantially the same as the Third Amended Complaint except that it substitutes Judy Mesirov in place of Peter Brinckerhoff as the named plaintiff. On August 29, 2018, the Court granted in part and denied in part defendants’ Motions to Dismiss the Third (now Fourth) Amended Complaint. All direct claims have now been dismissed. Currently, the claims remaining in the case are now the Derivative Claims for (i) breach of contract (including equitable remedies of recission or reformation) against the General Partner, EEQ, Enbridge Energy Management, L.L.C., Enbridge, the Director Defendants, and Enbridge Pipelines (Alberta Clipper) L.L.C. and Enbridge Energy, Limited Partnership and (ii) aiding and abetting a breach of contract against Simmons. On September 28, 2018, the Derivative Action Plaintiff filed a Fifth Amended Complaint, adding Enbridge and the Director Defendants as defendants to the Derivative Claims.

If the Merger closes and Enbridge acquires all of the outstanding Class A common units of EEP, the Derivative Action Plaintiff will lose standing to continue her Derivative Claims on behalf of EEP, and Enbridge will become the owner of such Derivative Claims, effectively extinguishing the Derivative Claims. Trial in the Derivative Action is currently scheduled for the second quarter of 2019.

For a discussion of the Derivative Action Subcommittee, see the section titled “Background of the Merger” beginning on page [        ].

Relationship of the Parties to the Merger Agreement

Enbridge indirectly owns all of the common stock of the General Partner, the general partner of EEP, which, as of October 2, 2018, owns approximately 148.3 million units of EEP (inclusive of the approximately 11.5 million i-units corresponding to the number of shares of the GP Delegate indirectly owned by Enbridge). These units, which consist of approximately 110.8 million Class A common units, 7.8 million Class B common units, 18.1 million Class E units, 1,000 Class F units and approximately 11.5 million i-units (corresponding to the number of shares of the GP Delegate indirectly owned by Enbridge), represent approximately 32.9% of the total outstanding limited partner interests of EEP. In addition, the General Partner owns an effective 2% interest in EEP and its operating partnerships resulting from its general partnership interest in EEP. Together, these limited partner and general partner interests represent approximately 34.2% of EEP’s total effective ownership and economic interest.

The General Partner has delegated to the GP Delegate, subject to limited exceptions, all of its rights and powers to manage and control the business and affairs of EEP and its operating limited partnerships. The General Partner also owns all of the voting shares of the GP Delegate, which are the only shares entitled to vote in the election of the GP Delegate’s directors. The GP Delegate owns all of the outstanding i-units of EEP. As of October 2, 2018, Enbridge indirectly owns approximately 11.5 million listed shares of the GP Delegate, representing in the aggregate approximately 11.7% of the GP Delegate’s total listed shares. In addition, Enbridge owns through the General Partner all of the GP Delegate’s voting shares.

Certain executive officers and directors of Enbridge are also executive officers and directors of the General Partner and the GP Delegate. J. Herbert England serves as a member of the boards of directors of all three companies. The compensation received by the executive officers of Enbridge is paid to them in their capacities as executive officers of Enbridge, the General Partner and the GP Delegate, as applicable. The General Partner and the GP Delegate have the same directors and, with the exception of William Yardley, who is an executive officer of the General Partner only, have the same executive officers.

Interests of Directors and Executive Officers of the GP Delegate and the General Partner in the Merger

In considering the recommendation of the Special Committee, the GP Delegate Board and the GP Board with respect to the Merger proposal, EEP unitholders should be aware that certain of the directors and executive officers of Enbridge, the GP Delegate and the General Partner have interests in the transaction that may differ from, or are in addition to, the interests of EEP unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent they may be substantial, are described below. The members of the Special Committee, the GP Delegate Board and the GP Board were aware of and considered these interests and relationships, among other matters, when they approved the Merger Agreement and when the GP Delegate Board and GP Board recommended that EEP unitholders approve the Merger.

Common Directors and Executive Officers

EEP does not have any employees and relies on the GP Delegate to manage the conduct of EEP’s business. Certain executive officers of Enbridge are also directors and executive officers of the General Partner and the GP Delegate. Enbridge compensates these officers for the performance of their duties to Enbridge, including in respect of the management of the General Partner and the GP Delegate. Persons who are directors or officers of both Enbridge, the General Partner and the GP Delegate owe duties to the equity holders of Enbridge, the General Partner and the GP Delegate, as the case may be, and may have interests in the Merger that are different from the interests of EEP unitholders generally.

The following chart sets forth, as of the date of this proxy statement/prospectus, the executive officers and directors of Enbridge who hold positions at the General Partner and the GP Delegate.

Executive Officer/Director	General Partner / GP Delegate	Enbridge
J. Herbert England	Director	Director
D. Guy Jarvis	Director and Executive Vice President—Liquids Pipelines	Executive Vice President & President, Liquids Pipelines
John K. Whelen	Director	Executive Vice President & Chief Financial Officer

Six of the ten directors of the General Partner and GP Delegate hold positions at Enbridge or its subsidiaries (other than the General Partner or the GP Delegate) and each executive officer of the General Partner and GP Delegate is currently serving, and is expected to continue to serve, as an executive or other officer of Enbridge or its subsidiaries (other than the General Partner and GP Delegate) following the Merger.

In addition, the EEQ Special Committee and the Special Committee were comprised of the same three individuals, Messrs. Connelly, Waldheim and Westbrook. Messrs. Connelly, Waldheim and Westbrook each own Class A common units and do not own any listed shares of EEQ.

Equity Interests of the General Partner’s and GP Delegate’s Directors and Executive Officers in EEP and Enbridge

Six directors of the General Partner and the GP Delegate beneficially own Class A common units and will receive the Merger Consideration upon completion of the Merger in accordance with the Merger Agreement. Three directors and three executive officers of the General Partner and the GP Delegate beneficially own EEQ shares and will receive the applicable Merger Consideration in the EEQ merger. Please read the section titled “Security Ownership of Certain Beneficial Owners of EEP—Security Ownership of the Management and Directors of EEP” beginning on page [        ] for further detail.

All of the executive officers and seven directors, including three non-management directors, of the General Partner and GP Delegate beneficially own Enbridge common shares. Those individuals who own Enbridge common shares, and all of those individuals in the aggregate, hold Enbridge common shares representing less than 1% of Enbridge common shares outstanding as of October 2, 2018.

Executive Compensation

EEP does not directly employ any of the individuals responsible for managing or operating its business. None of the individuals who have served as a director or executive officer at the General Partner, GP Delegate or Enbridge since the beginning of 2017 have any agreements or understandings with Enbridge, the General Partner, the GP Delegate, EEP or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger and is reportable under Item 402(t) of Regulation S-K under the Securities Act, and thus no advisory vote pursuant to Rule 14a-21(c) of the Exchange Act is required to be included in the EEP proxy in connection with this proxy statement/prospectus.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating the proposed Merger, including negotiating the terms and conditions of the Merger Agreement, the GP Delegate Board determined that each member of the Special Committee would receive (1) a retainer fee of US$40,000, plus (2) a fee of US$1,500 in cash for each meeting of the Special Committee (or subcommittee thereof), in addition to reimbursement of out-of-pocket expenses relating to such meeting, plus (3) with respect to any in-person meetings of the Special Committee, reimbursement of travel costs in connection with such meetings and, solely with respect to any members who attend such meetings from outside of the Houston metro area, an additional US$1,500 travel fee. In the event that the Merger is consummated, each member of the Special Committee would receive an additional hourly fee of US$500 for any time spent in connection with any litigation arising out of their service on the Special Committee. The Chairman of the Special Committee would receive an additional retainer fee of US$40,000. The compensation for the Chairman and members of the Special Committee was approved by the GP Delegate Board and was not, and is not, contingent upon the approval of the Merger Agreement and the completion of the Merger or any other transaction. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with their service on the Special Committee) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Indemnification

All of the directors and executive officers of the General Partner and GP Delegate have the right to indemnification under the EEP Partnership Agreement, the organizational documents of the General Partner and the GP Delegate and the Merger Agreement. In addition, all of the directors of Enbridge and all of the officers of Enbridge have the right to indemnification under the organizational documents of Enbridge and indemnification agreements with Enbridge.

Indemnification and Insurance

The parties to the Merger Agreement have agreed that, from and after the Effective Time, to the fullest extent permitted under applicable law, each of Enbridge and EEP, as the surviving entity, will jointly and severally indemnify, defend and hold harmless (subject to certain conditions regarding the advancement of expenses and applicable law) each present and former director and officer of EEP, the GP Delegate and the General Partner, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration, or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise, in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with the transactions contemplated by the Merger Agreement and actions to enforce the indemnification provisions in the Merger Agreement or any other indemnification or the advancement right of any Indemnified Party.

In addition, the Merger Agreement contains certain obligations related to the maintenance of directors’ and officers’ liability insurance for the directors and officers covered under the GP Delegate’s existing policies and fiduciary liability insurance for persons covered under EEP’s existing policies with respect to matters existing or occurring at or prior to the Effective Time of the Merger.

Listing of Enbridge Common Shares

The completion of the Merger is conditioned upon the approval for listing of Enbridge common shares issuable pursuant to the Merger Agreement on the TSX and the NYSE, subject to official notice of issuance.

Delisting and Deregistration of the Class A Common Units

Enbridge expects that, as promptly as practicable after the Effective Time, the Class A common units currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Required Approval by the EEP Unitholders

The approval of the Merger Agreement and the Merger by EEP requires the affirmative vote or consent of (1) the holders of at least 66 2⁄3% of the Outstanding EEP units, and (2) the holders of a majority of the outstanding Class A common units (other than Class A common units held by Enbridge and its affiliates) and the outstanding i-units (other than i-units voted at the direction of Enbridge and its affiliates), voting together as a single class, in each case entitled to vote on such matter at the special meeting or any adjournment or postponement thereof. Pursuant to the terms of the Merger Agreement, Enbridge and certain of its subsidiaries, which as of October 2, 2018, beneficially owned approximately 148.3 million Outstanding EEP units (inclusive of the approximately 11.5 million i-units corresponding to the number of shares of the GP Delegate indirectly owned by Enbridge) representing approximately 32.9% of the Outstanding EEP units, have agreed that, at the special meeting and at any meeting of holders of listed shares of EEQ held for the purpose of determining how the i-units shall be voted, they will vote, or cause to be voted, to the extent permitted under the organizational documents of EEQ, any EEP units or listed shares of EEQ then owned beneficially or of record by then or any of their subsidiaries in favor of the approval of the Merger Agreement.

No Dissenters’ or Appraisal Rights

Holders of Class A common units do not have appraisal rights under applicable law or contractual appraisal rights under the EEP Partnership Agreement or the Merger Agreement.

No Enbridge Shareholder Approval Required

The approval of the Merger Agreement and the Merger by Enbridge does not require the affirmative vote or consent of Enbridge shareholders.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. Because Enbridge controlled EEP both before and after the completion of the Merger, the changes in Enbridge’s ownership interest in EEP will be accounted for as an equity transaction and no gain or loss will be recognized in the condensed consolidated statements of earnings resulting from the Merger. In addition, consistent with ASC 740, Income Taxes, the tax effects of the Merger is presented in additional paid-in capital.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement, which was executed on September 17, 2018. The description of the Merger Agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety, because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Enbridge, EEP or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or in Enbridge’s or EEP’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Enbridge or EEP, as applicable, contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Enbridge, Enbridge (U.S.) Inc., EEP, the General Partner, the GP Delegate and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Enbridge, Enbridge (U.S.) Inc., EEP, the General Partner, the GP Delegate and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders or unitholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the disclosure letters that EEP and Enbridge delivered to each other in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. You should not rely on the Merger Agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Enbridge, EEP or Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

The Merger Agreement provides that, upon the terms and conditions in the Merger Agreement, and in accordance with the EEP Partnership Agreement, the DLLCA and the DRULPA, at the Effective Time of the Merger, Merger Sub will be merged with and into EEP, with EEP being the sole surviving entity of the Merger and an indirect wholly owned subsidiary of Enbridge (the “Surviving Entity”).

Closing and Effective Time of the Merger

The closing of the Merger (the “Closing”) will take place on the third business day following the day on which the last to be satisfied or waived of the conditions to the completion of the Merger, described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [        ] (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied, or that may be waived at Closing, but subject to the satisfaction or waiver of those conditions), have been satisfied or waived in accordance with the Merger Agreement or at such other date, time or place (or by means of remote communication) as EEP and Enbridge may mutually agree in writing. If the parties to the EEQ Merger are ready, willing and able to consummate the EEQ Merger substantially simultaneously with the Merger, then each of the Merger and the EEQ Merger shall be consummated substantially concurrently on the same date.

Assuming timely satisfaction of the necessary closing conditions, the parties currently expect the Closing to occur in the fourth quarter of 2018. The Merger will become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the Certificate of Merger.

Amendment of the Partnership Agreement

Immediately prior to the Effective Time of the Merger, the General Partner, pursuant to Section 15.1(j) of the Partnership Agreement, will amend the Partnership Agreement as set forth in Exhibit A to the Merger Agreement (the Partnership Agreement as so amended, the “Amended Partnership Agreement”). Such amendment contemplates the waiver of Section 5.10(d)(iii) of the Partnership Agreement, which prohibits a merger of EEP with Enbridge at any time during which there are any i-units outstanding, if in such merger a limited partner receives consideration other than cash or common units or a security that is in all material respects the same as a common unit (or, with respect to limited partners holding i-units, i-units or a security that is in all material respects the same as an i-unit).

Organizational Documents of the Surviving Entity

At the Effective Time, (a) the certificate of limited partnership of EEP as in effect immediately prior to the Effective Time will continue as the certificate of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable law, and (b) the Amended Partnership Agreement will remain unchanged and will continue as the agreement of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable law, and in each case any further amendments or restatements must be consistent with the obligations set forth in the Merger Agreement.

Merger Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any holder of EEP partnership interests, each Class A common unit issued and outstanding, other than Excluded Units (each such Class A common unit, an “Eligible Unit”) will be converted into the right to receive 0.335 of an Enbridge common share (such number of Enbridge common shares, the “Merger Consideration”, and the aggregate of such number of Enbridge common shares to be exchanged for the Eligible Units, the “Aggregate Merger Consideration”).

Each Eligible Unit, upon being converted into the right to receive the Merger Consideration, and each certificate and each book-entry unit formerly representing any Eligible Units, will thereafter represent only the right to receive the Merger Consideration with respect to such Eligible Units, and the right, if any, to receive cash in lieu of fractional shares and any dividends or other distributions declared by Enbridge in respect of Enbridge common shares, the record date for which is at or after the Effective Time.

No fractional Enbridge common shares will be issued upon the conversion of Class A common units. All fractional Enbridge common shares that a holder of Eligible Units would otherwise be entitled to receive will be aggregated and rounded to three decimal places. Such holder of Eligible Units will be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in an Enbridge common share to which such holder would otherwise be entitled and (b) an amount equal to the average of the volume-weighted average price per share of Enbridge common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Enbridge and EEP) on the trading day immediately prior to the Effective Time for ten trading days ending on the fifth full business day immediately prior to the Closing Date.

At the Effective Time, by virtue of the Merger and without further action on the part of the parties or any holder of EEP partnership interests, (a) each Excluded Unit will remain outstanding as a Class A common unit in the Surviving Entity, unaffected by the Merger, (b) each Class B common unit, Class E unit, Class F unit and i-unit issued and outstanding immediately prior to the Effective Time will remain outstanding in the Surviving Entity, unaffected by the Merger, and no consideration will be delivered in respect thereof. All other partnership interests in EEP, including the non-economic general partner interest, that are owned immediately prior to the Effective Time by the General Partner, the GP Delegate, Enbridge or any of its subsidiaries will remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger, and no consideration will be delivered in respect thereof.

At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the parties, all membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time will cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

Pre-Merger Subscriptions

On the Closing Date and immediately prior to the Effective Time, the following subscriptions for shares or membership interests will take place in the following order: (a) Enbridge will subscribe for shares of Enbridge US Holdings Inc. in exchange for Enbridge US Holdings Inc. to receive from Enbridge the Aggregate Merger Consideration, (b) Enbridge US Holdings Inc. will subscribe for shares of Enbridge (U.S.) Inc. in exchange for the right of Enbridge (U.S.) Inc. to receive from Enbridge US Holdings Inc. the Aggregate Merger Consideration, (c) Enbridge (U.S.) Inc. will subscribe for shares in the General Partner in exchange for the right of the General Partner to receive from Enbridge (U.S.) Inc. the Aggregate Merger Consideration, and (d) the General Partner will subscribe for additional membership interests of Merger Sub in exchange for the right of Merger Sub to receive from the General Partner the Aggregate Merger Consideration (the “Merger Sub Subscription”). Immediately prior to the Effective Time and following the Merger Sub Subscription, Merger Sub will direct Enbridge to deposit or cause to be deposited the Aggregate Merger Consideration with the Exchange Agent (as defined below) for the benefit (subject to closing) of the holders of Eligible Units.

United States Federal Income Tax Treatment of the Merger

For United States federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the United States federal income tax treatment), the parties have agreed to treat the Merger as a taxable sale of the Eligible Units by the holders of such Eligible Units in exchange for the Merger Consideration. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration, or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (each, a “Proceeding”), with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental entity.

Exchange Procedures

Immediately prior to the Effective Time, Enbridge will deposit, or cause to be deposited, with a nationally recognized financial institution or trust company selected by Enbridge with EEP’s prior approval (which will not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Units upon Closing, an aggregate number of Enbridge common shares to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of Eligible Units and an aggregate amount of cash comprising approximately the amounts required to be delivered in lieu of any fractional shares. In addition, Enbridge will deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, dividends or other distributions, if any, to which the holders of Eligible Units may be entitled, with both a record date and payment date after the Effective Time and prior to the surrender of such Eligible Units, as further described in the section titled “The Merger Agreement—Distributions with Respect to Unsurrendered Certificates” beginning on page [        ]. Such Enbridge common shares, cash in lieu of fractional shares and the amount of any dividends or other distributions deposited with the Exchange Agent collectively constitute the “Exchange Fund”.

With respect to certificates, as promptly as reasonably practicable after the Effective Time (and in any event within three business days thereafter), the Surviving Entity will cause the Exchange Agent to mail to each holder of record of each certificate (a) notice advising such holders of the effectiveness of the Merger, (b) a letter of transmittal in customary form, which will specify that delivery will be effected, and risk of loss and title to a certificate will pass, only upon delivery of the certificate (or an affidavit of loss in lieu of the certificate with the posting of a bond as indemnity) to the Exchange Agent and (c) instructions for surrendering a certificate (or the making of an affidavit of loss in lieu of a certificate and the posting of a bond as indemnity) to the Exchange Agent.

Upon surrender to the Exchange Agent of a certificate (or an affidavit of loss in lieu of a certificate with the posting of a bond as indemnity) together with a duly executed and completed letter of transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Entity will cause the Exchange Agent to mail to each holder of record of any certificate in exchange therefor, as promptly as reasonably practicable thereafter, (a) a statement reflecting the number of whole Enbridge common shares, if any, that such holder is entitled to receive in the name of such record holder and (b) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive. Any certificate that has been so surrendered will be cancelled by the Exchange Agent.

With respect to book-entry units not held through The Depository Trust Company (“DTC”), as promptly as reasonably practicable after the Effective Time (and in any event within three business days thereafter), the Surviving Entity will cause the Exchange Agent to mail to each holder of record of a non-DTC book-entry unit, (a) notice advising such holders of the effectiveness of the Merger, (b) a statement reflecting the number of whole Enbridge common shares, if any, that such holder is entitled to receive pursuant to the Merger Agreement and in the name of such record holder and (c) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive. Any holder of an Eligible Unit that is duplicatively evidenced by both a certificate and book-entry account will not receive the notice, statement and check contemplated by the preceding paragraph with respect to such Eligible Unit, but will surrender the applicable certificate in accordance with the procedures set forth above regarding the surrender of certificates to receive the Merger Consideration and any other amounts due under the Merger Agreement with respect to such Eligible Unit, and no additional Merger Consideration or other amounts under the Merger Agreement will accrue or be payable to the duplicative book-entry account for such Eligible Unit.

With respect to book-entry units held through DTC, Enbridge and EEP will cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or distributions, in each case, that such holder has the right to receive pursuant to the terms of the Merger Agreement.

No interest will be paid or accrued on any amount payable for Eligible Units.

In the event of a transfer of ownership of any certificate that is not registered in the transfer books of EEP as of the Effective Time, the proper number of Enbridge common shares, together with a check for any cash (after giving effect to any required tax withholdings) to be paid upon due surrender of the certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Exchange Agent. Until surrendered, each certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or other distributions. With respect to book-entry units, payment of the applicable Merger Consideration and any cash in lieu of fractional shares and any unpaid dividends or other distributions will only be made to the person in whose name such book-entry units are registered in the stock transfer books of EEP as of the Effective Time.

Distributions with Respect to Unsurrendered Certificates

All Enbridge common shares to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Enbridge in respect of the Enbridge common shares, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all Enbridge common shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of Enbridge common shares will be paid to any holder with respect to any unsurrendered certificate until the certificate (or affidavit of loss in lieu of the certificate with the posting of a bond as indemnity) is surrendered for exchange. Subject to applicable law, following such surrender, dividends or distributions with respect to Enbridge common shares issued in exchange for Eligible Units will be paid to the holders of record of such Eligible Units, without interest, (a) promptly after the time of such surrender for any dividends or other distributions payable with respect to Enbridge common shares with a record date after the Effective Time but a payment date prior to surrender and (b) at the appropriate payment date for any dividends or other distributions payable with respect to Enbridge common shares with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

Termination of the Exchange Fund

Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Enbridge common shares) that remains unclaimed as of the date that is 12 months following the Effective Time will be delivered to Enbridge. Any holder of Eligible Units will thereafter be entitled to look only to Enbridge for delivery of the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive without interest. None of the Surviving Entity, Enbridge, the Exchange Agent or any other person will be liable to any former holder of Class A common units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund which remains undistributed to the holders of Eligible Units immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any governmental entity, will, to the extent permitted by applicable law, become the property of Enbridge, free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen or Destroyed Certificates

In the event that any certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration, cash in lieu of fractional Enbridge common shares, if any, and any unpaid dividends or other distributions, in each case, payable or issuable had such lost, stolen or destroyed certificate been surrendered.

Withholding Rights

Each of Enbridge, the General Partner, Merger Sub, EEP, the Exchange Agent and the Surviving Entity will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement, without duplication, such amounts, which may include Enbridge common shares, as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by, Enbridge, the General Partner, Merger Sub, EEP, the Exchange Agent or the Surviving Entity, as applicable, such withheld amounts (a) will be timely remitted by Enbridge, the General Partner, Merger Sub, EEP, the Exchange Agent or the Surviving Entity, as applicable, to the applicable governmental entity, and (b) to the extent such withheld amounts are remitted to the appropriate governmental entity, will be treated for all purposes of the Merger Agreement as having been paid to the holder of Class A common units in respect of which such deduction and withholding was made by Enbridge, the General Partner, Merger Sub, EEP, the Exchange Agent or the Surviving Entity, as applicable. If withholding is taken in Enbridge common shares, Enbridge, the General Partner, Merger Sub, EEP, the Surviving Entity and the Exchange Agent, as applicable, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate governmental entity.

Adjustments to Prevent Dilution

If, from the date of the Merger Agreement to the earlier of the Effective Time and termination of the Merger Agreement, the issued and outstanding Class A common units or securities convertible or exchangeable into or exercisable for Class A common units or the issued and outstanding Enbridge common shares or securities convertible or exchangeable into or exercisable for Enbridge common shares, will have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period will have been declared, then the Merger Consideration (and the Exchange Ratio) will be equitably adjusted to provide the holders of Class A common units and Enbridge the same economic effect as contemplated by the Merger Agreement prior to such event, and such items so adjusted will, from and after the date of such event, be the Merger Consideration (and the Exchange Ratio).

No Dissenters’ Rights

No dissenters’ or appraisal rights will be available with respect to the Merger or the other transactions contemplated by the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by EEP, the General Partner and the GP Delegate that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by EEP to the SEC (including the exhibits and schedules thereto) prior to the date of the Merger Agreement or in the disclosure letter delivered by EEP, the General Partner and the GP Delegate to Enbridge and Enbridge (U.S.) Inc. in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to do business of the GP Delegate, the General Partner and EEP and any of its subsidiaries;

•	the capital structure of EEP, including regarding:

•	the number of outstanding Class A common units and Class B common units, Class E units, Class F units and i-units, representing limited partner interests in EEP;

•	the non-economic general partner interest outstanding;

•	the due authorization and validity of the Class A common units and Class B common units, Class E units, Class F units, i-units and the limited partner interests represented thereby;

•

the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the limited partners of EEP on any matter; and

•

the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or similar rights;

•

the corporate power, authority and approval relating to the execution, delivery and performance of EEP’s, the General Partner’s and the GP Delegate’s obligations under the Merger Agreement, subject to the approval of the Merger Agreement by the affirmative vote of the holders of 66 2/3% of the outstanding units entitled to vote on the matter;

•

the Special Committee’s unanimous determination that the Merger Agreement and Merger are fair and reasonable to EEP, including the holders of the outstanding units of EEP (other than Enbridge and its affiliates, the “Public Unitholders”);

•	the GP Delegate Board’s unanimous determination that the Merger Agreement and Merger are fair and reasonable to EEP, including EEP’s Public Unitholders;

•	the GP Board’s unanimous determination that the Merger Agreement and Merger are fair and reasonable to EEP, including EEP’s Public Unitholders;

•

government filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

•

the execution, delivery and performance of the Merger Agreement by EEP, the General Partner and the GP Delegate not contravening, violating, resulting in a breach of or otherwise conflicting with the organizational documents of EEP or its subsidiaries or the material contracts of EEP or resulting in the creation of any lien on any of the assets or businesses of any of EEP or its subsidiaries under any such material contract;

•	filings with the SEC since December 31, 2016, the financial statements included therein and the maintenance of a system of internal controls;

•	the absence of a Material Adverse Effect with respect to EEP and its subsidiaries, taken as a whole, since December 31, 2017;

•	the absence of any Proceedings pending or, to the knowledge of EEP, the General Partner or the GP Delegate, threatened in writing against EEP or its subsidiaries;

•	the absence of certain undisclosed liabilities or obligations, other than those incurred in the ordinary course since December 31, 2017;

•	the absence of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any governmental entity against EEP or its subsidiaries;

•

compliance with applicable laws and the possession of and compliance with licenses and permits necessary to the conduct of business as presently conducted, none of which will cease to be effective as a result of the Merger;

•	environmental matters;

•	tax matters;

•	real property;

•	certain material contracts;

•	the opinion of Evercore, as financial advisor to the Special Committee;

•	the absence of undisclosed broker or finders fees; and

•	insurance.

The Merger Agreement also contains customary representations and warranties by Enbridge, Enbridge (U.S.) Inc. and Merger Sub that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by Enbridge to the SEC (including the exhibits and schedules thereto) or filed on the System for Electronic Document Analysis and Retrieval maintained by the Canadian securities regulators prior to the date of the Merger Agreement or in the disclosure letter delivered by Enbridge and Enbridge (U.S.) Inc. to EEP, the General Partner and the GP Delegate in connection with the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to do business of Enbridge and Enbridge (U.S.) Inc.;

•	the capital structure of Enbridge, Enbridge (U.S.) Inc. and Merger Sub, including regarding:

•	the number of Enbridge common shares and preference shares issued and outstanding;

•	the authorized capital stock of Enbridge (U.S.) Inc.;

•	the due authorization and validity of all outstanding Enbridge common shares and shares of Enbridge (U.S.) Inc. common stock;

•

the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with Enbridge shareholders on any matter;

•

the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or similar rights; and

•

the General Partner’s ownership of the limited liability company interests of Merger Sub and Merger Sub’s lack of assets, liabilities or obligations of any nature other than those incident to its formation in connection with the Merger;

•	the corporate power, authority and approval relating to the execution, delivery and performance of Enbridge’s, Enbridge (U.S.) Inc.’s and Merger Sub’s obligations under the Merger Agreement;

•

government filings, notices, reports, consents, registrations, approvals, permits or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

•

the execution, delivery and performance of the Merger Agreement by Enbridge and Enbridge (U.S.) Inc. not contravening, violating, resulting in a breach of or otherwise conflicting with the organizational documents of Enbridge or its subsidiaries (other than EEP and its subsidiaries) or the material contracts of Enbridge or resulting in the creation of any lien on any of the assets or businesses of any of Enbridge or its subsidiaries (other than EEP and its subsidiaries) under any such material contract;

•	filings with the SEC since December 31, 2016, the financial statements included therein and the maintenance of a system of internal controls;

•	the absence of a Material Adverse Effect with respect to Enbridge and its subsidiaries (other than EEP and its subsidiaries), taken as a whole, since December 31, 2017;

•	the absence of any Proceedings pending or, to the knowledge of Enbridge, threatened in writing against Enbridge or its subsidiaries (other than EEP and its subsidiaries);

•	the absence of certain undisclosed liabilities or obligations, other than those incurred in the ordinary course since December 31, 2017;

•

the absence of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any governmental entity against Enbridge or its subsidiaries (other than EEP and its subsidiaries);

•	compliance with applicable laws and the possession of and compliance with licenses and permits necessary to the conduct of business, none of which will cease to be effective as a result of the Merger;

•	environmental matters;

•	tax matters;

•	real property;

•	certain material contracts;

•	the absence of undisclosed broker or finders fees;

•	insurance; and

•	Enbridge having provided to EEP a correct and complete copy of the EEQ Merger Agreement.

Many of the representations and warranties contained in the Merger Agreement are qualified by a “Material Adverse Effect” standard (that is, they would not be deemed untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Enbridge or EEP) and/or by a general materiality standard.

A “Material Adverse Effect” means with respect to EEP or Enbridge, as applicable, any effect, event, development, change or occurrence, individually or in the aggregate with any other events, developments, changes, or occurrences, that is materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of Enbridge and its subsidiaries (other than EEP and its subsidiaries) or EEP and its subsidiaries, in each case taken as a whole, except that none of the following, alone or in combination, will be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

•

effects, events, developments, changes or occurrences affecting the economy, credit, capital, securities or financial markets, or political, regulatory or business conditions, in general in the U.S., Canada or elsewhere in the world;

•

effects that are the result of factors affecting the energy products gathering, drilling, processing, treating, transportation, storage, marketing and other related industries, markets or geographical areas in which such party and its subsidiaries conduct their respective businesses (including any change in the prices of energy products, industry margins or any regulatory changes or changes in applicable law);

•

effects caused by the entry into, announcement or performance of the transactions contemplated by the Merger Agreement, including the Merger, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, governmental entities or employees or any transaction litigation or actions taken or requirements imposed by any governmental entity in connection with the transactions contemplated by the Merger Agreement, including the Merger;

•	changes or modifications in GAAP or applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of the Merger Agreement;

•

any effect resulting from any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any law, decision or protocol or any other legislative or political conditions or policy or practices of any governmental entity;

•

changes in stock price, trading volume, or credit rating or any failure by such party to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

•

any effect, event, development, change or occurrence resulting from acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster or acts of God, whether or not caused by any person;

•

the performance by any party of its obligations under the Merger Agreement, including any action taken or omitted to be taken at the request or with the consent of Enbridge, with respect to EEP, or at the request or with the consent of EEP with respect to Enbridge, as applicable;

•

any effect, event, development, change, occurrence or announcement of an effect, event, development, change or occurrence affecting the credit rating or other rating of financial strength of such party or any of its subsidiaries or any of their respective securities (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

•

a decline in the market price, or change in trading volume, of the Class A common units on the NYSE or the Enbridge common shares on the TSX or the NYSE, as applicable (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

•

any Proceeding commenced by or involving any current or former member, partner, unitholder or stockholder of such person, on their own behalf or on behalf of such person, arising out of or related to the Merger Agreement or the transactions contemplated thereby; or

•

effects, events, developments, changes or occurrences caused by the entry into, announcement, consummation or performance of, or failure to enter into or consummate the Other Merger Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, governmental entities or employees or any litigation related to certain other transactions involving Enbridge or actions taken or requirements imposed by any governmental entity in connection with certain other transactions involving Enbridge;

However, with respect to the first, second, fourth, fifth and seventh bullets listed above, such effect, event, development, change or occurrence will be taken into account in determining whether a Material Adverse Effect has occurred to the extent that it disproportionately adversely affects such party and its subsidiaries compared to other companies operating in the industries in which such party and its subsidiaries operate.

Interim Operations

Under the terms of the Merger Agreement, EEP and Enbridge have agreed that, after the date of the Merger Agreement and prior to the Effective Time, except as contemplated by the Merger Agreement, required by law or contract in effect as of the date of the Merger Agreement or agreed upon by the parties in writing (which approval will not be unreasonably withheld, conditioned or delayed), the business of each of Enbridge and EEP and their respective subsidiaries will be conducted in the ordinary course and each of Enbridge and EEP and their respective subsidiaries will use their commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, distributors, creditors, lessors, employees and business associates. EEP and Enbridge have also agreed that, after the date of the Merger Agreement and prior to the Effective Time, except as, among other things (a) contemplated by the Merger Agreement or in any contract entered into by Enbridge with respect to the Other Merger Transactions, (b) required by law or the terms of any material contract of either Enbridge or EEP, or (c) as approved in writing by the other party (which approval shall not be unreasonably withheld, conditioned or delayed), EEP and Enbridge will not, and will not permit their respective subsidiaries to:

•	make any material change to the nature of its business and operations;

•

make any change to its organizational documents as in effect on the date of the Merger Agreement in any manner that would reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of the party to satisfy any of the conditions to, or consummation of, the Merger or the Other Merger Transactions;

•

merge or consolidate itself or any of its subsidiaries with any other person or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except such transactions solely between or among, or solely involving, the party and one or more of its wholly owned subsidiaries, or a subsidiary of such party and one or more wholly owned subsidiaries of such subsidiary, as would not reasonably be expected to result in a Material Adverse Effect with respect to EEP or Enbridge, as applicable, or as would not reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such party to satisfy any of the conditions to, or consummation of, the Merger or the Other Merger Transactions;

•

issue, sell, grant, transfer or authorize the issuance, sale or grant, or otherwise enter into any contract with respect to the voting of, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable (other than the issuance of partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, (A) by its wholly owned subsidiary to it or another of its wholly owned subsidiaries, (B) by EEP to the GP Delegate pursuant to the EEP Partnership Agreement or (C) in respect of equity-based awards outstanding as of the date of the Merger Agreement in accordance with their terms and, as applicable, the plan documents as in effect on the date of the Merger Agreement), or securities convertible or exchangeable into or exercisable for any such partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or any options, warrants or other rights of any kind to acquire any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or such convertible or exchangeable securities;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or securities convertible or exchangeable for such interests, as applicable;

•

waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Material Adverse Effect on EEP or Enbridge, as applicable;

•

other than in the ordinary course, make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle any material tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on the party’s most recent consolidated balance sheet included in the public filings of EEP or Enbridge, as applicable, or surrender any right to claim a refund of a material amount of taxes;

•	make any material change to its accounting policies, except as may be required as a result of a change in GAAP;

•	make or declare any dividends or distributions to the holders of EEP common units or Enbridge common shares, in each case, other than in the ordinary course; or

•	agree, authorize or commit to do any of the foregoing.

Change in Recommendation

No Solicitation. Except as expressly permitted by the Merger Agreement, EEP will not, and none of its subsidiaries nor any of the directors, officers or employees of it or its subsidiaries will, and EEP will instruct its and its subsidiaries’ directors, officers, principals, partners, managers, members (if such person is a member-managed limited liability company or similar entity), employees, consultants, investment bankers, financial advisors, legal counsel, attorneys-in-fact, accountants or other advisors, agents or other representatives of such person, in each case acting in their capacity as such (the “Representatives”) not to, directly or indirectly:

•	initiate, solicit, propose, encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

engage in, continue or otherwise participate in any discussions with or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•	provide any non-public information to any person in connection with any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

•	otherwise facilitate any effort or attempt to make an acquisition proposal.

No act or failure to act by Enbridge or any of its affiliates or Representatives will be a violation or breach of the above.

Exceptions. Prior to the time, but not after, the Unitholder Approval is obtained, in response to an unsolicited, bona fide written acquisition proposal that did not arise from or in connection with a material breach of certain obligations set forth in the Merger Agreement, EEP may:

•

provide information in response to a request therefor (including non-public information regarding EEP or any of its Subsidiaries) to the person who made such acquisition proposal, provided that such information has previously been made available to, or is made available to, Enbridge prior to or concurrently with the time such information is made available to such person and, prior to furnishing any such information, EEP receives from the person making such acquisition proposal an executed confidentiality agreement containing customary terms (it being understood that such confidentiality agreement need not contain a standstill provision prohibiting the making or amending of an acquisition proposal); and

•	participate in any discussions or negotiations with any such person regarding such acquisition proposal;

in each case, if, and only if, prior to taking any action described above, the Special Committee determines in good faith after consultation with outside legal counsel, based on the information then available and after consultation with its financial advisor, that such acquisition proposal (a) constitutes a superior proposal or would reasonably be expected to result in a superior proposal and (b) such acquisition proposal did not result from a breach of the provisions related to a change in recommendation in the Merger Agreement.

Notice of Acquisition Proposals. EEP will promptly (and, in any event, within 24 hours) give notice to Enbridge if (a) any inquiries, proposals or offers with respect to an acquisition proposal are received by; (b) any non-public information is requested in connection with any acquisition proposal from; or (c) any discussions or negotiations with respect to an acquisition proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter will keep Enbridge reasonably informed, on a current basis (and, in any event, within 24 hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

No Change in Recommendation. Except as permitted by the Merger Agreement, the Special Committee agrees it will not:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the recommendation of the GP Delegate Board that the limited partners approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Partnership Recommendation”) in a manner adverse to Enbridge;

•	fail to include the Partnership Recommendation in the proxy statement/prospectus;

•

fail to recommend, within ten business days after the commencement of such acquisition proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding Class A common units (other than by Enbridge or an affiliate of Enbridge), against acceptance of such tender offer or exchange offer by its limited partners;

•

approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, other than a confidentiality agreement referred to in the Merger Agreement relating to any acquisition proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the above, a “Change of Recommendation”); or

•	except as expressly permitted by the Merger Agreement, recommend that EEP enter into an Alternative Acquisition Agreement.

Prior to the time the Unitholder Approval is obtained, the Special Committee may effect a Change of Recommendation if (a) an unsolicited, bona fide written acquisition proposal that did not arise from or in connection with a breach of the obligations set forth in the Merger Agreement is received by EEP and is not withdrawn, and (b) the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such acquisition proposal constitutes a superior proposal. However, a Change of Recommendation may not be made unless and until EEP has given Enbridge written notice of such action and the basis thereof five days in advance (unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the EEP unitholders meeting, as may be adjusted, in which case such notice will be provided as far in advance as practicable), which notice will set forth in writing that the Special Committee intends to consider whether to take such action and comply in form, substance and delivery with the provisions of the Merger Agreement. After giving such notice and prior to effecting such Change of Recommendation, EEP will negotiate in good faith with Enbridge (to the extent Enbridge wishes to negotiate) to make such revisions to the terms of the Merger Agreement as would permit the Special Committee not to effect a Change of Recommendation in response thereto. At the end of the five-day period (or such shorter period as is permitted), prior to taking action to effect a Change of Recommendation, the Special Committee shall take into account any changes to the terms of the Merger Agreement proposed by Enbridge in writing and any other information offered by Enbridge in response to the notice, and will have determined in good faith, after consultation with outside legal counsel and its financial advisor, that the superior proposal would continue to constitute a superior proposal if such changes offered in writing were to be given effect. Any modification to any acquisition proposal will be deemed to be a new acquisition proposal, except that the advance written notice obligation will be reduced to three days.

Prior to the time the Unitholder Approval is obtained, the Special Committee may also effect a Change of Recommendation in response to an effect, event, development, change or occurrence that is not known or reasonably foreseeable to or by the Special Committee as of the date of the Merger Agreement (or if known, the consequences of which were not known to or by the Special Committee as of the date of the Merger Agreement), which effect, event development, change or occurrence (or consequences) becomes known to or by the Special Committee prior to the Unitholder Approval having been obtained (an “Intervening Event”) if the Special Committee has reasonably determined in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to do so would be materially adverse to the interests of EEP or the Public Unitholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or obligations under the Partnership Agreement. However, a Change of Recommendation may not be made unless and until EEP has given Enbridge written notice of such action and the basis thereof five days in advance (unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the EEP unitholders meeting, as may be adjusted, in which case such notice will be provided as far in advance as practicable), which notice will set forth in writing that the Special Committee intends to consider whether to take such action and a reasonably detailed description of such Intervening Event. After giving such notice and prior to effecting such Change of Recommendation, EEP will negotiate in good faith with Enbridge (to the extent Enbridge wishes to negotiate) to make such revisions to the terms of the Merger Agreement as would permit the Special Committee not to effect a Change of Recommendation in response thereto. At the end of the five-day period (or such shorter period as is permitted), prior to taking action to effect a Change of Recommendation, the Special Committee will take into account any changes to the terms of the Merger Agreement proposed by Enbridge in writing and any other information offered by Enbridge in response to the notice, and will have determined in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to effect a Change of Recommendation would continue to be materially adverse to the interests of EEP or the Public Unitholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or obligations under the Partnership Agreement.

Certain Permitted Disclosures. The Merger Agreement does not prohibit EEP or the Special Committee from disclosures to the Public Unitholders of a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or any disclosure the Special Committee has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be materially adverse to the interests of EEP or the Public Unitholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable law or obligations under the Partnership Agreement.

Existing Discussions. EEP will, and will cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted with respect to any acquisition proposal, or proposal that would reasonably be expected to lead to an acquisition proposal. EEP will promptly deliver a written notice to each such person providing only that EEP is ending all discussions and negotiations with such person with respect to any acquisition proposal, or proposal or transaction that would reasonably be expected to lead to an acquisition proposal and informing such persons of the obligations undertaken in the Merger Agreement, which notice will also request the prompt return or destruction of all confidential information concerning EEP and any of its subsidiaries furnished to such person by or on behalf of EEP or any of its subsidiaries, as applicable.

Prospectus/Proxy Filing; Information Supplied

As promptly as reasonably practicable after the date of the Merger Agreement, EEP will prepare and file with the SEC the proxy statement/prospectus relating to the EEP unitholders meeting (as amended and supplemented from time to time) and Enbridge will prepare and file with the SEC the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. Each of EEP and Enbridge have agreed to use their respective reasonable best efforts to respond promptly to comments from the SEC and have the registration statement declared effective under the Securities Act as promptly as practicable after such filing, to promptly thereafter mail the proxy statement/prospectus (including the registration statement) to the limited partners and to maintain the effectiveness of the registration statement for as long as necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement or until the Merger Agreement is terminated in accordance with its terms.

Each of Enbridge and EEP will promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the registration statement or the proxy statement/prospectus or for additional information and will promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the registration statement or proxy statement/prospectus.

Additionally, each of Enbridge and EEP will provide the other party and their respective legal counsel with a reasonable opportunity to review and comment on drafts of the proxy statement/prospectus, the registration statement and other documents related to the EEP unitholders meeting or the issuance of the Enbridge common shares in respect of the Merger, prior to filing such documents with the applicable governmental entity and mailing such documents to the limited partners of EEP. All comments reasonably and promptly proposed by the other party or its legal counsel will be included and all information relating to Enbridge and its subsidiaries (not including EEP and its subsidiaries) or EEP and its subsidiaries included in the proxy statement/prospectus and the registration statement will be in form and content satisfactory to Enbridge or EEP, respectively, acting reasonably.

Unitholders Meeting

EEP has agreed to take, in accordance with applicable law and its organizational documents, all action necessary to convene the EEP unitholders meeting, as promptly as reasonably practicable after the registration statement is declared effective and the SEC advises it has no further comments on the proxy statement/prospectus, to consider and vote upon the approval of the Merger Agreement and to cause such vote to be taken, and will not postpone or adjourn such meeting except to the extent required by law or pursuant to the Merger Agreement. If EEP delivers a notice of an intent to make a Change of Recommendation within the five days prior to the Original Date (as defined below) or any date that the EEP unitholders meeting is scheduled to be held thereafter in accordance with the terms of the Merger Agreement, if directed by Enbridge, EEP will as promptly as practicable thereafter postpone or adjourn the EEP unitholders meeting for up to ten days in accordance with Enbridge’s direction. Subject to limited exceptions, the GP Delegate Board will recommend such approval and will take all lawful action to solicit such approval.

EEP has also agreed to provide Enbridge with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports) and to give written notice to Enbridge one day prior to the EEP unitholders meeting and, if requested, on the day of, but prior to, the EEP unitholders meeting, indicating whether as of such date sufficient proxies representing the Unitholder Approval have been obtained. However, if, on a date that is two business days prior to the date the EEP unitholders meeting is scheduled (in either case, the “Original Date”), (a) EEP has not received proxies representing the Unitholder Approval, whether or not a quorum is present or (b) it is necessary to ensure that any supplement or amendment to the proxy statement/prospectus is required to be delivered, EEP may, or if Enbridge so requests, will, postpone or adjourn, or make one or more successive postponements or adjournments of, the EEP unitholders meeting as long as the date of the EEP unitholders meeting is not postponed or adjourned more than ten days in connection with any one postponement or adjournment or more than an aggregate of twenty days from the Original Date.

EEP’s obligation to hold the EEP unitholders meeting will not be affected by the making of a Change of Recommendation and its obligations will not be affected by the commencement of or announcement or disclosure of or communication to EEP of any acquisition proposal. EEP will not submit to the vote of the limited partners any acquisition proposal (whether or not a superior proposal) prior to the vote of EEP’s limited partners with respect to the Unitholder Approval at the EEP unitholders meeting.

Cooperation; Efforts to Consummate

On the terms and subject to the conditions of the Merger Agreement, EEP and Enbridge have each agreed to cooperate with each other and use, and cause their respective subsidiaries to use, its respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including (a) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of the Merger Agreement the notification and report form required under the HSR Act), (b) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement and (c) defending any Proceedings challenging the Merger Agreement or any of the other transactions contemplated by the Merger Agreement and seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and any other transactions contemplated by the Merger Agreement. However, no parties will be required to hold separate or make any divestiture of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by the Merger Agreement.

Subject to applicable law relating to the exchange of information, Enbridge will have the right to direct all matters with any governmental entity consistent with its obligations under the Merger Agreement. However,

Enbridge, EEP, the General Partner and the GP Delegate will have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with all of the information relating to Enbridge, EEP, the General Partner or the GP Delegate, as applicable, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the Merger and any other transactions contemplated by the Merger Agreement (including the proxy statement/prospectus). Neither EEP, the General Partner, the GP Delegate nor Enbridge shall permit any of its officers or other Representatives to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the Merger or any other transactions contemplated by the Merger Agreement unless it consults with the other parties in advance and, to the extent permitted by such governmental entity, gives the other parties the opportunity to attend and participate thereat. EEP, the General Partner and the GP Delegate will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Merger and any other transactions contemplated by the Merger Agreement without the prior written consent of Enbridge (which may be withheld in Enbridge’s sole discretion). In exercising the foregoing rights, each of EEP, the General Partner, the GP Delegate and Enbridge will act reasonably and as promptly as reasonably practicable.

Stock Exchange Listing and Delisting

Enbridge will use its reasonable best efforts to cause the Enbridge common shares to be issued in the Merger to be approved for listing on the NYSE and the TSX, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, EEP will cooperate with Enbridge and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Class A common units from the NYSE and the deregistration of the Class A common units under the Exchange Act as promptly as practicable after the Effective Time.

Expenses

Whether or not the Merger is consummated, subject to expense reimbursement described below in “—Payment of EEP Expenses”, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, including all fees and expenses of its Representatives, will be paid by the party incurring such expenses, except that Enbridge will pay for any filing fees with respect to the registration statement of which this proxy statement/prospectus forms a part, the costs and expenses of printing and mailing this proxy statement/prospectus and any filing fees in connection with the HSR Act.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, to the fullest extent permitted under applicable law, each of Enbridge and the Surviving Entity will jointly and severally indemnify, defend and hold harmless each present and former, determined as of the Effective Time, director and officer of EEP, the General Partner and the GP Delegate, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened Proceeding, in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with the transactions contemplated by the Merger Agreement, including the Merger, and actions to enforce indemnification or advancements rights of any Indemnified Party. Enbridge and the Surviving Entity will also advance expenses as incurred in each case described above to the fullest extent permitted under applicable law. However, any person to whom expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such person is not entitled to indemnification.

In addition, Enbridge will maintain in effect, or cause to be maintained in effect, (a) the insurance liability coverage of the existing directors’ and officers’ insurance policies for directors and officers of the GP Delegate and (b) EEP’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date of the Merger Agreement, in each case, for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”), with terms, conditions and limits of liability that are at least as favorable to the insureds as provided in the existing policies providing such coverage as of the date of the Merger Agreement. However, in no event during the Tail Period will Enbridge be required to expend more on the annual cost of the D&O Insurance than an amount per year equal to 300 percent of the current annual premiums charged to EEP by Enbridge for such insurance, except that if the cost of such insurance coverage exceeds such amount, the Surviving Entity will have the option to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If Enbridge in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity, Enbridge may, but will be under no obligation to, prior to the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of the D&O Insurance for the Tail Period with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger).

During the Tail Period, Enbridge will honor, and will cause the General Partner, the GP Delegate and the Surviving Entity to honor, all rights to indemnification, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto as in effect as of the date of the Merger Agreement in favor of any Indemnified Party as provided in the organizational documents of the General Partner, the GP Delegate, EEP and their respective subsidiaries or any indemnification agreement between such Indemnified Party and the General Partner, the GP Delegate, EEP or any of their respective subsidiaries, in each case, as in effect on the date of the Merger Agreement, and all of such rights will survive the Merger and any other transactions contemplated by the Merger Agreement unchanged and will not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

If Enbridge, the General Partner, the GP Delegate or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving person of such consolidation or merger, or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions will be made so that the successors and assigns of Enbridge, the General Partner, the GP Delegate or the Surviving Entity, as applicable, will assume all of the indemnification and D&O Insurance obligations.

The rights of the Indemnified Parties will be in addition to any rights such Indemnified Parties may have under the organizational documents of the General Partner, the GP Delegate, EEP or any of their respective subsidiaries or under any applicable laws or contracts. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each Indemnified Party.

Distributions

Until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the GP Delegate Board shall declare, and shall cause EEP to pay, EEP’s regular quarterly cash distribution in an amount not less than US$0.35 per Class A common unit in accordance with the Partnership Agreement and consistent with EEP’s historical payment schedule of quarterly cash distributions.

EEP and Enbridge will coordinate with each other with respect to the declaration and setting of record dates and payment dates of distributions on Class A common units and Enbridge common shares, subject to applicable law, so that holders of Class A common units do not receive dividends and distributions, as applicable, on both Class A common units and Enbridge common shares received in the Merger or fail to receive a dividend or distribution, as applicable, on either Class A common units or Enbridge common shares received in the Merger in respect of any calendar quarter.

Transaction Litigation

In the event that any unitholder litigation related to the Merger Agreement or any transactions contemplated thereby, including the Merger, is brought, or, to EEP’s knowledge, threatened, against EEP or any members of the GP Delegate Board from and following the date of the Merger Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), EEP will as promptly as reasonably practicable notify Enbridge of such Transaction Litigation and will keep Enbridge reasonably informed with respect to the status thereof. EEP will give Enbridge the opportunity to participate in the defense or settlement and will consider in good faith Enbridge’s advice with respect to such Transaction Litigation. EEP, however, will in any event control such defense or settlement, and the disclosure of information to Enbridge in connection therewith will be subject to the provisions set forth in the Merger Agreement. EEP has agreed not to settle any Transaction Litigation without the prior written consent of Enbridge (which consent will not be unreasonably withheld, conditioned or delayed).

Voting

Enbridge and Enbridge (U.S.) Inc. have covenanted and agreed that, until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, (a) at the EEP unitholders meeting or any other meeting of the limited partners or any vote of the limited partners or of listed shares of the GP Delegate in connection with a vote of the limited partners, however called, Enbridge and Enbridge (U.S.) Inc. will vote, or cause to be voted, to the extent permitted under the organizational documents of the GP Delegate, any EEP units and listed shares of the GP Delegate then owned beneficially or of record by them or any of their subsidiaries, as of the record date for such meeting, in favor of the approval of the Merger Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof, and (b) at any meeting or vote of the holders of listed shares of the GP Delegate or in connection with any approval of the holders of listed shares of the GP Delegate, however called, Enbridge and Enbridge (U.S.) Inc. will vote, or cause to be voted, to the extent permitted under the organizational documents of the GP Delegate, all listed shares of the GP Delegate then owned, beneficially or of record, by them or any of their subsidiaries, as of the record date for such meeting, in favor of, for purposes of determining the manner in which the i-units are voted, the approval of the Merger Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof.

Special Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Enbridge will not and will not permit any of its subsidiaries to take any action intended to cause the GP Delegate to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee, or remove or cause the removal of any director of the GP Delegate Board that is a member of the Special Committee either as a director or as a member of the such committee. However, this will not apply to the filling, in accordance with the provisions of the organizational documents of the GP Delegate, of any vacancies caused by the resignation, death or incapacity of any such director.

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of EEP or the GP Delegate Board is permitted or required pursuant to the

Merger Agreement, such determination, decision, approval, consent, waiver or agreement must be authorized by the Special Committee.

Performance by General Partner

Enbridge has agreed to cause the General Partner and the General Partner to cause the GP Delegate and EEP and its subsidiaries to comply with the provisions of the Merger Agreement. Any actions or inactions by EEP, the GP Delegate, the General Partner and their respective subsidiaries will not be deemed to be breaches or violations or failures to perform by EEP, the GP Delegate, the General Partner and their respective subsidiaries of any of the provisions of the Merger Agreement if such action or inaction was or was not taken, as applicable, at the direction of Enbridge, any of its subsidiaries (other than EEP and its subsidiaries) or any of their respective officers.

Conditions to the Completion of the Merger

Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•	Unitholder Approval. The Unitholder Approval must have been obtained in accordance with applicable law and the EEP Partnership Agreement.

•

Listing. The Enbridge common shares issuable to the holders of Class A common units pursuant to the Merger Agreement must have been authorized for listing on the NYSE and TSX, subject to official notice of issuance.

•

Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement, including the Merger, under the HSR Act must have expired or been earlier terminated.

•

No Orders. There must not have been enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) by any governmental entity of competent jurisdiction that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

•

Registration Statement. The registration statement must have become effective in accordance with the provisions of the Securities Act and must not be the subject of any stop order suspending its effectiveness issued by the SEC and any Proceedings for that purpose must not have been commenced or been threatened by the SEC unless subsequently withdrawn.

The obligations of Enbridge, Enbridge (U.S.) Inc. and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Enbridge at or prior to the Effective Time of the following conditions:

•	Representations and Warranties.

•

Each of the representations and warranties of EEP, the General Partner and the GP Delegate relating to authority, approval and fairness and absence of certain changes set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time);

•

The representations and warranties of EEP relating to the capital structure of EEP set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and

•

Each other representation and warranty of EEP, the General Partner and the GP Delegate must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to EEP.

•	Performance of Obligations. EEP will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

•

Closing Certificate. Enbridge, Enbridge (U.S.) Inc. and Merger Sub must have received a certificate signed on behalf of EEP by an executive officer of EEP certifying that the conditions set forth above have been satisfied.

The obligations of EEP, the General Partner and the GP Delegate to effect the Merger is also subject to the satisfaction or waiver by EEP at or prior to the Closing of the following conditions:

•	Representations and Warranties.

•

Each of the representations and warranties of Enbridge, Enbridge (U.S.) Inc. and Merger Sub relating to authority, approval and absence of certain changes set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time);

•

The representations and warranties of Enbridge relating to the capital structure of Enbridge and Merger Sub set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and

•

Each other representation and warranty of Enbridge, Enbridge (U.S.) Inc. and Merger Sub must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Enbridge.

•

Performance of Obligations. Each of Enbridge, Enbridge (U.S.) Inc. and Merger Sub will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

•

Closing Certificate. EEP must have received a certificate signed on behalf of Enbridge, Enbridge (U.S.) Inc. and Merger Sub by an executive officer of Enbridge certifying that the conditions set forth above have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Enbridge and EEP, by action of the Enbridge Board and the GP Delegate Board, with approval of the Special Committee.

The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Enbridge Board or the GP Delegate Board, with the approval of the Special Committee, if:

•	the Merger has not been consummated by March 18, 2019 (the “Outside Date”);

•	the Unitholder Approval has not been obtained at the special meeting or at any adjournment or postponement thereof taken in accordance with the Merger Agreement; or

•	any law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable;

provided that the right to terminate the Merger Agreement as described above, except as to the Unitholder Approval, will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

In addition, the Merger Agreement may be terminated and the Merger may be abandoned by the Enbridge Board if (a) prior to the time the Unitholder Approval is obtained, the Special Committee has made a Change of Recommendation; or (b) at any time prior to the Effective Time there has been a breach by EEP of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of EEP has become untrue, in either case, such that certain conditions to obligations of Enbridge, Enbridge (U.S.) Inc. and Merger Sub would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date or, if curable prior to the Outside Date, is not cured within the earlier of 60 days after written notice thereof is given by Enbridge to EEP or the Outside Date.

The Merger Agreement may be terminated and the Merger may be abandoned by the GP Delegate Board, with approval of the Special Committee, if, at any time prior to the Effective Time, there has been a breach by Enbridge, Enbridge (U.S.) Inc. or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of Enbridge, Enbridge (U.S.) Inc. or Merger Sub will have become untrue, in either case, such that certain conditions to obligations of EEP, the General Partner and the GP Delegate would not be satisfied and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, is not cured within the earlier of 60 days after written notice thereof is given by EEP to Enbridge or the Outside Date.

However, the right of Enbridge or EEP to terminate the Merger Agreement as described above will not be available to Enbridge or EEP if such party has breached in any material respect its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Under the Merger Agreement, any determination by EEP or the GP Delegate Board to terminate the Merger Agreement must be approved by the Special Committee.

In the event of the termination of the Merger Agreement and the abandonment of the Merger, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party (or any of its Representatives or affiliates). However, no such termination will relieve any party to the Merger Agreement of any liability or damages to the other party to the Merger Agreement resulting from any intentional and willful material breach of, or intentional and willful material failure to perform under, the Merger Agreement. The provisions or agreements of the parties related to definitions, interpretation and construction, survival of certain provisions, payment/allocation of expenses, the effect of termination and abandonment and payment of EEP expenses in the event of termination will survive the termination of the Merger Agreement.

Payment of EEP Expenses

If the Merger Agreement is terminated (a) by EEP due to a breach by Enbridge, Enbridge (U.S.) Inc. or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement such that EEP’s closing condition is not satisfied or (b) by EEP or Enbridge due to the Merger not having been consummated by the Outside Date or failure to obtain the Unitholder Approval, Enbridge will pay to EEP by wire transfer of immediately available funds to an account designated by EEP an amount equal to EEP’s expenses up to a maximum amount of US$4.0 million, and such payment will be made within five business days after such termination.

Modification or Amendment

Subject to the provisions of applicable law and provisions of the Merger Agreement related to indemnification and directors’ and officers’ insurance, at any time prior to the Effective Time, the Merger Agreement may be amended, modified or waived, if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification or waiver, by each of the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendments, modifications or waivers by EEP must be approved by the Special Committee.

Waiver of Conditions

The conditions to each of the parties’ obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are for the sole benefit of such party and may be waived by such party, in whole or in part, to the extent permitted by applicable law. Any such waiver will only be effective if made in writing and executed by the party against whom the waiver is to be effective. However, EEP may not make or authorize any such waiver without the prior approval of the Special Committee.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

In General

This summary is based on the description of the Merger set out in this proxy statement/prospectus, the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies and practices of the Canada Revenue Agency (which is referred to as the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which are referred to as the “proposed amendments”) and assumes that all proposed amendments will be enacted in the form proposed; however, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Merger. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder’s particular status and circumstances, including the country in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders should consult their own tax advisors for advice with respect to the income tax consequences of the Merger in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

This summary does not discuss any non-Canadian income or other tax consequences of the Merger. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the Merger may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult with their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them.

Application

The following summary describes the principal Canadian federal income tax considerations in respect of the Merger generally applicable under the Canadian Tax Act to a beneficial owner of Class A common units who disposes, or is deemed to have disposed, of Class A common units pursuant to the Merger and who, for the purposes of the Canadian Tax Act and at all relevant times, (1) deals at arm’s length with and is not affiliated with Enbridge, Merger Sub or EEP; and (2) holds all Class A common units, and will hold all Enbridge common shares acquired pursuant to the Merger (which is referred to, collectively, in this portion of the summary as the “Securities”) as capital property (each of which is referred to in this portion of the summary as a “Holder”). Generally, the Securities will be considered to be capital property to a Holder for purposes of the Canadian Tax Act provided that the Holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.

Canadian Currency

For the purposes of the Canadian Tax Act, where an amount that is relevant in computing a taxpayer’s “Canadian tax results” is expressed in a currency other than Canadian dollars, the amount must be converted to Canadian dollars using the indicative rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day on which the amount arose, or such other rate of exchange as is acceptable to the CRA.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, Class A common units and will not use or hold, or be deemed to use or hold, Enbridge common shares in a business carried on in Canada (which is referred to in this portion of the summary as a “Non-Canadian Resident Holder”). This portion of the summary is not generally applicable to a Non-Canadian Resident Holder that is: (1) an insurer carrying on an insurance business in Canada and elsewhere or (2) an “authorized foreign bank” (as defined in the Canadian Tax Act).

The following portion of the summary assumes that the Securities will not constitute “taxable Canadian property” to any particular Non-Canadian Resident Holder at any time. Generally, Class A common units will not constitute taxable Canadian property for a Non-Canadian Resident Holder at a particular time provided that at no time during the 60-month period that ends at the particular time less than 50% of the fair market value of the Class A common units is derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian Tax Act), (C) “timber resource properties” (as defined in the Canadian Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. Generally, Enbridge common shares will not constitute taxable Canadian property to a Non-Canadian Resident Holder at a particular time provided that the applicable shares are listed at that time on a designated stock exchange (which includes the TSX and the NYSE), unless at any particular time during the 60-month period that ends at that time (1) one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder does not deal at arm’s length and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the equity securities of Enbridge and (2) more than 50% of the fair market value of Enbridge common shares was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian Tax Act), (C) “timber resource properties” (as defined in the Canadian Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. In certain circumstances set out in the Canadian Tax Act, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property”.

Disposition Pursuant to the Merger

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Class A common units, unless the units are “taxable Canadian property” and are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of disposition.

Non-Canadian Resident Holders whose Class A common units are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their Class A common units constitute treaty-protected property.

Dividends on Enbridge Common Shares (Post-Merger)

Dividends paid or credited, or deemed to be paid or credited, on Enbridge common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the

United States for the purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%. Enbridge will be required to withhold the required amount of withholding tax from the dividend, and to remit the withheld tax to the CRA for the account of the Non-Canadian Resident Holder.

Disposition of Enbridge Common Shares (Post-Merger)

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Enbridge common shares, unless the shares are “taxable Canadian property” and the shares are not “treaty-protected property” (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of disposition.

Non-Canadian Resident Holders whose Enbridge common shares are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their Enbridge common shares constitute treaty-protected property.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of Enbridge common shares received in the Merger. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders of EEP units that hold their EEP units, and will hold their Enbridge common shares received in the Merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	“controlled foreign corporations”, “passive foreign investment companies”, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	holders of Class A common units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•	holders of options, or holders of restricted units or bonus units, granted under any Enbridge benefit plan;

•	persons whose functional currency is not the U.S. dollar;

•

holders of Class A common units that hold such Class A common units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction;

•	persons who own or will acquire (directly, indirectly or by attribution) 10% or more of the total combined voting power or value of the outstanding Enbridge common shares;

•	persons that acquired the Enbridge common shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

•	certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Class A common units or of Enbridge common shares after the Merger that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or any state thereof or the District of Columbia;

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership, (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Class A common units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding Class A common units should consult its own tax advisor about the U.S. federal income tax consequences to them of the Merger and the ownership and disposition of Enbridge common shares received after the Merger.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE OWNERSHIP AND DISPOSITION OF ENBRIDGE COMMON SHARES RECEIVED IN THE MERGER. EACH HOLDER OF CLASS A COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF ENBRIDGE COMMON SHARES RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Certain U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Class A Common Units

Tax Characterization of the Merger.

The receipt of Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for Class A common units pursuant to the Merger should be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger should be treated as a taxable sale of a U.S. holder’s Class A common units in exchange for Enbridge common shares and cash received in lieu of fractional shares, if any, received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized.

A U.S. holder who receives Enbridge common shares and cash in lieu of fractional shares, if any, in exchange for Class A common units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (1) the sum of (A) the amount of any cash received, (B) the fair market value of any Enbridge common shares received and (C) such U.S. holder’s share of EEP’s nonrecourse liabilities immediately prior to the Merger and (2) such U.S. holder’s adjusted tax basis in the Class A common units exchanged therefor (which includes such U.S. holder’s share of EEP’s nonrecourse liabilities immediately prior to the Merger).

A U.S. holder’s initial tax basis in its Class A common units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the Class A common units plus the U.S. holder’s share of EEP’s nonrecourse liabilities. Over time that basis would have (1) increased by the U.S. holder’s share of EEP’s income and by any increases in the U.S. holder’s share of EEP’s nonrecourse liabilities and (2) decreased, but not below zero, by distributions from EEP, by the U.S. holder’s share of EEP’s losses, by any decreases in the U.S. holder’s share of EEP’s nonrecourse liabilities and by the U.S. holder’s share of EEP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of Class A common units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by EEP and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of a Class A common unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s Class A common units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of Class A common units in the Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder’s holding period for its Class A common units is more than 12 months as of the Effective Time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than US$3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may be used to offset only capital gains.

The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on each U.S. holder’s particular situation, including the value of the Enbridge common shares and the amount of cash received in lieu of fractional shares, if any, by each U.S. holder in the Merger, the adjusted tax basis of the Class A common units exchanged by each U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded the U.S. holder’s share of EEP’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in EEP pursuant to the Merger.

Each U.S. holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

EEP Items of Income, Gain, Loss, and Deduction for the Taxable Period Ending on the Date of the Merger.

U.S. holders of Class A common units will be allocated their share of EEP’s items of income, gain, loss, and deduction for the taxable period of EEP ending on the date of the Merger. These allocations will be made in accordance with the terms of the EEP partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from EEP attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the Class A common units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the Class A common units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

Tax Basis and Holding Period in Enbridge Common Shares Received in the Merger.

A U.S. holder’s tax basis in the Enbridge common shares received in the Merger will equal the fair market value of such Enbridge common shares. A U.S. holder’s holding period in Enbridge common shares received in the Merger will begin on the day after the date of the Merger.

Certain U.S. Federal Income Tax Consequences of Owning and Disposing of Enbridge Common Shares Received in the Merger

Dividends

Under the U.S. federal income tax laws, and subject to the passive foreign investment company, which is referred to as “PFIC”, rules discussed below, a U.S. holder generally will be required to treat distributions received with respect to its Enbridge common shares (including any Canadian taxes withheld from such distribution) as dividend income to the extent of Enbridge’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and subject to U.S. federal income taxation. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the Enbridge shareholder’s basis in the Enbridge common shares and thereafter as capital gain. However, Enbridge does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each Enbridge shareholder should expect to generally treat distributions made by Enbridge as dividends. If the Enbridge shareholder is a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable at the preferential rates applicable to long-term capital gains, provided that such Enbridge shareholder holds the Enbridge common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends Enbridge pays with respect to Enbridge common shares generally will be qualified dividend income.

Each Enbridge shareholder must include any Canadian tax withheld from the dividend payment in this gross amount even though such shareholder does not in fact receive the dividend. The dividend is taxable to each Enbridge shareholder when such shareholder receives the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that each Enbridge shareholder must include in their income as a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in such shareholder’s income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the Enbridge shareholder includes the dividend payment in income to the date such shareholder converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such foreign exchange gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to certain limitations, Canadian tax withheld in accordance with the Treaty and paid over to Canada will be creditable or deductible against the Enbridge shareholder’s U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available under Canadian law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against an Enbridge shareholder’s U.S. federal income tax liability.

Dividends will be income from sources outside the United States and will, depending on each Enbridge shareholder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to such shareholder. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. holder’s particular circumstances. Accordingly, U.S. holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Capital Gains

Subject to the PFIC rules discussed below, if an Enbridge shareholder is a U.S. holder and such shareholder sells or otherwise disposes of their Enbridge common shares in a taxable disposition, such Enbridge shareholder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and such shareholder’s tax basis (determined in U.S. dollars) in their Enbridge common shares. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

Special U.S. federal income tax rules apply to U.S. persons owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is passive income, or (2) 50% or more of the value (determined on the basis of a quarterly average) of its assets are considered “passive assets” (generally, assets that generate passive income).

Enbridge believes that Enbridge common shares should not be treated as stock of a PFIC for U.S. federal income tax purposes and Enbridge does not anticipate becoming a PFIC in the foreseeable future, but this conclusion is a factual determination that is made annually and thus may be subject to change. If Enbridge were to be treated as a PFIC for any taxable year during which a U.S. holder owns Enbridge common shares, the U.S. holder generally would be subject to adverse rules, regardless of whether Enbridge continued to be classified as a PFIC. Gain realized on the sale or other disposition of the Enbridge common shares would in general not be treated as capital gain. Instead, unless an Enbridge shareholder elects to be taxed annually on a mark-to-market basis with respect to its Enbridge common shares, such Enbridge shareholder would be treated as if it had realized such gain and certain “excess distributions” ratably over the Enbridge shareholder’s holding period for the Enbridge common shares and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Dividends that an Enbridge shareholder receives from Enbridge will not be eligible for the tax rates applicable to qualified dividend income if Enbridge is treated as a PFIC with respect to an Enbridge shareholder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (1) stocks and securities issued by non-U.S. persons, (2) financial instruments and contracts that have non-U.S. issuers or counterparties, and (3) interests in foreign entities. U.S. holders are urged to consult their own tax advisors regarding the application of this reporting requirement to their ownership of the Enbridge common shares.

Backup Withholding and Information Reporting

If an Enbridge shareholder is a noncorporate U.S. holder, information reporting requirements generally will apply to dividend payments or other taxable distributions made to such Enbridge shareholder within the United

States, and the payment of proceeds to such Enbridge shareholder from the sale of Enbridge common shares effected in the United States or through a United States office of a broker.

In addition, backup withholding may apply to such payments if an Enbridge shareholder fails to comply with applicable certification requirements or is notified by the IRS that such shareholder has failed to report all interest and dividends required to be shown on its federal income tax returns.

Payment of the proceeds from the sale of Enbridge common shares effected through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected through a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (1) the broker has certain connections to the United States, (2) the proceeds or confirmation are sent to the United States or (3) the sale has certain other specified connections with the United States.

Enbridge shareholders generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such shareholder’s income tax liability by filing a refund claim with the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any state, local or non-United States tax consequences. Each EEP unitholder should consult its own tax advisors concerning the U.S. federal income tax consequences of the Merger and the ownership of Enbridge common shares in light of such unitholder’s particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

COMPARISON OF RIGHTS OF ENBRIDGE SHAREHOLDERS AND EEP UNITHOLDERS

This section describes the material differences between the rights of holders of Enbridge shareholders and the rights of EEP unitholders. Enbridge is formed under the federal laws of Canada and, accordingly, the rights of Enbridge shareholders are principally governed by the Canada Business Corporations Act, which is referred to as the “Canada Corporations Act”. EEP is formed under the laws of the State of Delaware and the rights of EEP unitholders are governed by the EEP Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, which is referred to as the “DRULPA”.

The differences between the rights of Enbridge shareholders and EEP unitholders result from differences between the organizational documents, governing law and type of corporate structure of Enbridge and EEP. Enbridge is a Canadian corporation and EEP is a Delaware limited partnership. Ownership interests in a Delaware limited partnership are fundamentally different from ownership interests in a Canadian corporation. The rights of Enbridge shareholders are governed by the Enbridge Articles of Continuance and Certificates of Amendment, which is referred to as “Enbridge’s articles”, Enbridge General By-Law No. 1, as amended, and Enbridge By-Law No. 2, which are referred to collectively as “Enbridge’s by-laws”, and the Canada Corporations Act. The rights of EEP unitholders are governed by the EEP Partnership Agreement and the DRULPA.

As a result of the Merger, EEP unitholders that receive Merger Consideration in respect of their EEP units will become Enbridge shareholders. Accordingly, once the Merger is completed, the rights of EEP unitholders as Enbridge shareholders will be governed by Enbridge’s articles, Enbridge’s by-laws and the Canada Corporations Act. There are many differences between the rights of EEP unitholders and the rights of Enbridge shareholders. Some of these, such as distribution/dividend and voting rights, are significant.

The following description summarizes the material differences that may affect the rights of Enbridge shareholders and EEP unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. EEP unitholders should read carefully the relevant provisions of the Canada Corporations Act and the DRULPA, Enbridge’s articles, Enbridge’s by-laws, the EEP Partnership Agreement and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an Enbridge shareholder and the rights of an EEP unitholder. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the applicable governing document. This summary is qualified in its entirety by reference to the full text of each of Enbridge’s articles, Enbridge’s by-laws and the EEP Partnership Agreement. For information on how to obtain a copy of these documents, see the section titled “Where You Can Find More Information” beginning on page [        ].

Enbridge Shareholders	EEP Unitholders
PURPOSE AND TERM OF EXISTENCE

Neither Enbridge’s articles nor Enbridge’s by-laws provide a stated purpose.

EEP’s stated purposes are to serve as a partner, member, shareholder or other equity interest holder of its subsidiaries and to engage directly in, or enter into any partnership, joint venture or similar arrangement to engage in, any business activity that may be lawfully conducted by a limited partnership organized pursuant to the DRULPA or as permitted under Delaware law.

Enbridge is to have perpetual existence.	EEP’s existence will continue until December 31, 2081, unless sooner terminated under the terms of the EEP Partnership Agreement.

Enbridge Shareholders					EEP Unitholders
AUTHORIZED, ISSUED AND OUTSTANDING CAPITAL

The authorized share capital of Enbridge consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series.

As of October 2, 2018, Enbridge had 1,724,354,289 common shares issued and outstanding and the following preference shares issued and outstanding:

As of October 2, 2018, EEP had the following units outstanding:

•  326,517,110 Class A common units, 110,827,018 of which were owned by Enbridge and its affiliates;

•  7,825,500 Class B common units, all of which were owned by Enbridge and its affiliates;

•  18,114,975 Class E units outstanding, all of which were owned by Enbridge and its affiliates;

•  1,000 Class F units outstanding, all of which were owned by Enbridge and its affiliates; and

•  98,611,092.745544 i-units outstanding, all of which were owned by EEQ. (As of October 2, 2018, Enbridge indirectly owned 11,524,315.661566 of the listed shares of EEQ.)

Class B common units. At such time as the General Partner determines, based on advice of counsel, that all Class B common units have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of the Class A common units then outstanding, all differences and distinctions between Class A common units and Class B common units will automatically cease and Class A common units and Class B common units will thereafter be one class of units called “Common Units”. The Class B common units generally vote together with all other units as a single class.

Class E units. The Class E units are convertible on a one-for-one basis into Class A common units at any time by delivery of written notice to EEP. However, the unitholder of such converted Class E units will not be issued Class A common units or be permitted to transfer such Class A common units to any person other than an affiliate of EEP until the General Partner of EEP determines that such Class A common units have like intrinsic economic and federal income tax characteristics as a Class A common unit issued in the initial public offering of Class A common units. Holders of Class E units are generally entitled to vote as if their Class E units were converted to Class A common units on the record date, unless entitled to vote as a separate class on any matter. EEP may

Preference Shares Series	Number	Per Share Base Redemption Value	Redemption and Conversion Option Date(1)	Right to Convert into
Series A	5,000,000	C$25	—
Series B	18,269,812	C$25	June 1, 2022	Series C
Series C	1,730,188	C$25	June 1, 2022	Series B
Series D	18,000,000	C$25	March 1, 2023	Series E
Series F	20,000,000	C$25	June 1, 2023	Series G
Series H	14,000,000	C$25	September 1, 2023	Series I
Series J	8,000,000	US$25	June 1, 2022	Series K
Series L	16,000,000	US$25	September 1, 2022	Series M
Series N	18,000,000	C$25	December 1, 2018	Series O
Series P	16,000,000	C$25	March 1, 2019	Series Q
Series R	16,000,000	C$25	June 1, 2019	Series S
Series 1	16,000,000	US$25	June 1, 2023	Series 2
Series 3	24,000,000	C$25	September 1, 2019	Series 4
Series 5	8,000,000	US$25	March 1, 2019	Series 6
Series 7	10,000,000	C$25	March 1, 2019	Series 8
Series 9	11,000,000	C$25	December 1, 2019	Series 10
Series 11	20,000,000	C$25	March 1, 2020	Series 12
Series 13	14,000,000	C$25	June 1, 2020	Series 14
Series 15	11,000,000	C$25	September 1, 2020	Series 16
Series 17	30,000,000	C$25	March 1, 2022	Series 18
Series 19	20,000,000	C$25	March 1, 2023	Series 20

(1)   Preference Shares, Series A may be redeemed any time at Enbridge’s option. For all other series of preference shares, Enbridge may, at its option, redeem all or a portion of the outstanding preference shares for the per share base redemption value (as set forth in the table above) plus all accrued and unpaid dividends on the applicable redemption and conversion option date (as set forth in the table above) and on every fifth anniversary thereafter.

Holders of Enbridge common shares and preference shares are entitled to all of the applicable rights and obligations provided under the Canada Corporations Act and Enbridge’s articles and Enbridge’s by-laws, as applicable, with certain additional rights attaching to any series of preference shares. However, none of the existing preference shares carry the right to be convertible into or exchangeable for Enbridge common shares, directly or indirectly.

Under the Canada Corporations Act, the Enbridge Board, without shareholder approval, may approve the issuance of authorized but unissued Enbridge common

Enbridge Shareholders	EEP Unitholders

shares or preference shares, including one or more new series of preference shares.

The number of authorized Enbridge common shares or preference shares of Enbridge may be reduced (but not below the number of issued Enbridge common shares or preference shares of Enbridge, as applicable) through an amendment of Enbridge’s articles authorized by a special resolution of Enbridge shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the Canada Corporations Act.

Repurchases/Redemptions

Under the Canada Corporations Act, Enbridge may repurchase its own shares, provided that there are no reasonable grounds for believing that (i) Enbridge is, or after the payment for the purchase of such shares would be, unable to pay its liabilities as they become due and (ii) the realizable value of Enbridge’s assets would after the payment for the purchase of such shares be less than the aggregate of Enbridge’s liabilities and the stated capital of all classes of Enbridge’s shares.

Under the Canada Corporations Act, Enbridge may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price, or as calculated according to a formula, stated in the articles; provided that Enbridge may only purchase or redeem its redeemable shares if there are no reasonable grounds for believing that (i) Enbridge is, or after the payment for the purchase or redemption of such shares would be, unable to pay its liabilities as they become due and (ii) the realizable value of Enbridge’s assets would after the payment for the purchase or redemption of such shares be less than the aggregate of Enbridge’s liabilities and the amount that would be required to pay the holders of Enbridge’s shares that have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

redeem Class E units for either cash or Class A common units at any time on or after the 30 year anniversary of January 2, 2015.

Class F units. Class F units are not convertible and have no voting rights.

I-Units. i-units receive their distributions in additional i-units (or fractions of i-units), rather than in cash, and with limited exceptions, have the voting rights of a Common Unit. I-Units generally vote together with all other units as a single class, subject to certain exceptions provided in the EEP Partnership Agreement.

EEP may issue additional units and other equity securities, including in additional classes or series, or other partnership securities, with such designations, preferences and relative participating, optional or other special rights, powers and duties which may be senior or in addition to those of its Common Units or other existing classes of units, as the General Partner of EEP may determine, all without the approval of any EEP unitholders, unless as otherwise indicated above or in the EEP Partnership Agreement.

Enbridge Shareholders	EEP Unitholders
DIVIDENDS AND OTHER DISTRIBUTIONS

Under the Canada Corporations Act, the Enbridge Board may declare and pay dividends to the holders of Enbridge common shares or Enbridge preference shares provided there are no reasonable grounds for believing that: (i) Enbridge is, or would after the payment be, unable to pay its liabilities as they become due; and (ii) the realizable value of Enbridge’s assets would as a result of the payment be less than the aggregate of Enbridge’s liabilities and the stated capital of all classes of Enbridge’s shares.

Pursuant to Enbridge’s articles and the Canada Corporations Act, Enbridge shareholders are entitled to receive dividends if, as and when declared by the directors of Enbridge, subject to prior satisfaction of preferential dividends applicable to any preference shares. The preference shares of each series rank on a parity with the preference shares of every other series with respect to dividends and are entitled to a preference over the Enbridge common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends.

The outstanding series of preference shares of Enbridge have the following annual dividend entitlements, for the initial fixed period, as applicable:

Distributions of Available Cash. The EEP Partnership Agreement requires that EEP retain for reinvestment and distribute to its partners 100% of “available cash”, as defined in the EEP Partnership Agreement, within 45 days following the end of each calendar quarter. Available cash means, with respect to any quarter, all of EEP’s cash receipts from all sources, including cash received from its subsidiaries, net reductions in reserves and, as determined by the General Partner, all or any portion of additional cash and cash equivalents resulting from working capital borrowings made subsequent to the end of the applicable quarter less cash disbursements and net additions to reserves.

EEP’s General Partner is granted discretion by EEP’s Partnership Agreement, which discretion has been delegated to EEQ (subject to the approval of the General Partner in certain cases), to establish, maintain and adjust reserves to:

•  provide for the proper conduct of EEP’s business, including reserves for possible rate refunds or future capital expenditures;

•  provide funds for distributions with respect to any of the next four calendar quarters; or

•  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which EEP is a party or by which it is bound or its assets are subject.

EEP’s General Partner and the owners of its Common Units and Class E units receive distributions in cash, while EEQ, as the sole owner of EEP’s i-units, receives distributions in additional i-units (or fractions of i-units). EEP does not distribute cash to i-unit owners but instead retains the cash for use in its business. However, the cash equivalent of distributions of i-units is treated as if it had actually been distributed for purposes of determining the distributions to EEP’s General Partner. Each time EEP makes a distribution, the number of i-units owned by EEQ and, accordingly, the percentage of EEP’s total units owned by EEQ, increase automatically under the provisions of EEP’s Partnership Agreement. While any i-units are outstanding, EEP’s Partnership Agreement provides that EEP may not make a distribution on a Common Unit other than in cash, in additional Common Units

Preference Shares Series	Dividend Yield	Dividend Amount
Series A	5.5%	C$ 1.375
Series B	3.42%	C$0.85360
Series C	3-month treasury bill + 2.40%	—
Series D	4.46%	C$ 1.115
Series F	4.69%	C$1.17225
Series H	4.38%	C$ 1.0940
Series J	4.89%	US$1.22160
Series L	4.96%	US$1.23972
Series N	4.0%	C$ 1.00
Series P	4.0%	C$ 1.00
Series R	4.0%	C$ 1.00
Series 1	5.95%	US$1.48728
Series 3	4.0%	C$ 1.00
Series 5	4.4%	US$ 1.10
Series 7	4.4%	C$ 1.10
Series 9	4.4%	C$ 1.10
Series 11	4.4%	C$ 1.10
Series 13	4.4%	C$ 1.10
Series 15	4.4%	C$ 1.10
Series 17	5.15%	C$1.28750
Series 19	4.90%	C$1.22500

Enbridge Shareholders	EEP Unitholders

or in a security that has in all material respects the same rights and privileges as the Common Units, and that, except in liquidation, it may not make a distribution on an i-unit other than in additional i-units or in a security that has in all material respects the same rights and privileges as the i-units. Pursuant to the EEP Partnership Agreement, distributions are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. As long as Class F units remain outstanding, distributions of cash from both operations and interim capital transactions are distributed in the same fashion, as described in “—Allocation of Distributions from Operations and Interim Capital Transactions”, below.

Cash from Operations. Cash from operations generally refers to EEP’s cash balance at the close of business on the date immediately prior to July 1, 2014, plus all cash generated by the operation of its business since July 1, 2014 through the end of the period, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.

Cash from Interim Capital Transactions. Interim capital transactions generally include borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.

Rule for Characterizing Distributions. All available cash distributed by EEP from any source will be treated as distributions of cash from operations unless the sum of all available cash distributed exceeds the cumulative amount of cash from operations actually generated from the date EEP commenced operations through the end of the calendar quarter prior to any applicable distribution. Any portion of a distribution of available cash for that quarter which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions and treated as described below under “—Allocation of Distributions from Operations and Interim Capital Transactions”. For purposes of calculating the sum of all distributions of available cash, the total equivalent cash amount of all distributions of i-units to EEQ, as the holder of all i-units, will be treated as distributions of available

Enbridge Shareholders	EEP Unitholders

cash, even though the distributions to EEQ are made in additional i-units rather than in cash. EEP retains this cash and uses it in its business.

Allocation of Distributions of Cash from Operations and Cash from Interim Capital Transactions. As long as Class F units are outstanding, available cash, whether from operations or interim capital transactions, for each quarter will be distributed effectively as follows:

•  first, 98% to the owners of Class E units, Class A common units, Class B common units and i-units pro rata and 2% to the General Partner until the owners of such units have received a total of US$0.295 per unit in cash or equivalent i-units for such quarter;

•  second, 85% of any available cash then remaining to the owners of Class E units, Class A common units, Class B common units and i-units pro rata, 13% to owners of Class F units and 2% to EEP’s General Partner until the owners of all classes of units have received a total of US$0.35 per unit in cash or equivalent i-units for such quarter; and

•  third, 75% of any available cash then remaining to the owners of Class E units, Class A common units, Class B common units and i-units pro rata, 23% to owners of Class F units and 2% to the General Partner.

The first two distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units, whether effected by a distribution payable in any type of units or otherwise, but not by reason of the issuance of additional i-units in lieu of distributions of available cash from operations or interim capital transactions or the issuance of additional Common Units, Class E units or i-units for cash or property.

The first two distribution levels may also be adjusted if legislation is enacted which causes EEP to become taxable as a corporation or otherwise subjects EEP to taxation as an entity for federal income tax purposes. In that event, each of the first three distribution levels for each quarter thereafter would be reduced to an amount equal to the product of that distribution level, multiplied by a number which is equal to one minus

Enbridge Shareholders	EEP Unitholders
the sum of (i) the highest effective federal income tax rate to which EEP is subject as an entity, plus (ii) any increase that results from that legislation in the effective overall state and local income tax rate to which EEP is subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

BUSINESS COMBINATIONS

Under the Canada Corporations Act, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of Enbridge other than in the ordinary course of business of Enbridge, including pursuant to an amalgamation (other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation in accordance with the provisions of the Canada Corporations Act) and an arrangement, as defined in the Canada Corporations Act, or a dissolution of Enbridge, is generally required to be approved by special resolution, being 66 2⁄3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enbridge shareholders.

Additionally, Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, which is referred to as “MI 61-101”, of the Canadian Securities Administrators contains detailed requirements in connection with “related party transactions” and “business combinations”. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, acquiring or combining the related party, issuing securities or assuming liabilities. “Related party”, as defined in MI 61-101, includes:

•  directors and senior officers of the issuer;

•  holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities; and

•  holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

A “business combination” means, generally, any amalgamation, arrangement, consolidation, amendment to share terms or other transaction, as a consequence of which the interest of a holder of an equity security may be terminated without the holder’s consent that involves

EEP’s Partnership Agreement allows, subject to certain restrictions, the merger of EEP with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated business upon approval of the merger agreement by the General Partner, in its sole discretion, and the holders of at least 66 2⁄3% of the outstanding units, unless a greater percentage is otherwise required by the merger agreement, EEP Partnership Agreement or DRULPA. Except in certain limited situations, Class F units are not considered “outstanding” for such purposes.

EEP’s Partnership Agreement generally prohibits the General Partner, without the prior approval of the holders of a majority of the outstanding units, from causing EEP to, among other things, merge or consolidate with another entity, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, or approving on EEP’s behalf the sale, exchange or other disposition of all or substantially all of the assets of Enbridge Energy, Limited Partnership. Except in certain limited situations, Class F units are not considered “outstanding” for such purposes. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of EEP’s assets without that approval. The General Partner may also sell any or all of EEP’s assets under a foreclosure of or other realization upon those encumbrances without that approval.

Enbridge Shareholders	EEP Unitholders

a related party who is either a party to the transaction or will receive a benefit as a result of the transaction that is not available to other shareholders.

MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction or business combination where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction or business combination and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction or business combination unless, in addition to any other required shareholder approvals, the disinterested shareholders of the issuer have approved the related party transaction or business combination by a simple majority of the votes cast.

The Canada Corporations Act provides that if an offer is made to shareholders of a distributing corporation, as defined in the Canada Corporations Act, such as Enbridge, at approximately the same time to acquire all of the shares of a class of issued shares, including an offer made by a distributing corporation to repurchase all of the shares of a class of its shares, which is referred to as a “takeover bid”, and such offer is accepted within 120 days of the takeover bid by holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the takeover bid relates, then the offeror is entitled to acquire the shares held by those holders of securities of that class who did not accept the takeover bid either on the same terms on which the offeror acquired shares under the takeover bid or for payment of the fair value of such holder’s shares as determined in accordance with the dissent right procedures under the Canada Corporations Act.

Enbridge has a shareholder rights plan, which is referred to as the “shareholder rights plan”, that is designed to encourage the fair treatment of shareholders in connection with any takeover bid for Enbridge. Rights issued under the shareholder rights plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the outstanding Enbridge common shares without complying with certain provisions set out in the

Enbridge Shareholders	EEP Unitholders

shareholder rights plan or without approval of the Enbridge Board. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase Enbridge common shares at a 50% discount to the market price at that time.

APPRAISAL RIGHTS

The Canada Corporations Act provides that Enbridge shareholders are entitled to exercise dissent rights and to be paid the fair value of their shares as determined in accordance with the provisions of the Canada Corporations Act, if Enbridge:

•  is subject to an order in respect of an “arrangement” (as such term is defined in the Canada Corporations Act) in accordance with the provisions of the Canada Corporations Act;

•  resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

•  resolves to amend its articles to add, change or remove any restriction on the business or businesses that Enbridge may carry on;

•  resolves to amalgamate, other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation, in each case in accordance with the provisions of the Canada Corporations Act;

•  resolves to be continued under the laws of another jurisdiction;

•  resolves to sell, lease or exchange all or substantially all its property other than in the ordinary course of business; or

•  resolves to carry out a “going-private transaction” or a “squeeze-out transaction” (as such terms are defined in the Canada Corporations Act).

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization (as defined in the Canada Corporations Act) or by a court order made in connection with an action for an oppression remedy.

Holders of Class A common units are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law or the EEP Partnership Agreement.

Enbridge Shareholders	EEP Unitholders
MANAGEMENT BY BOARD OF DIRECTORS/GENERAL PARTNER

In accordance with the Canada Corporations Act, Enbridge’s business and affairs are managed by the Enbridge Board.

Enbridge’s articles provide that the number of directors will be determined by the Enbridge Board from time to time, but will in no case be less than one or more than 15. Enbridge’s by-laws provide that until the termination of the 2019 annual general meeting of the Enbridge shareholders, the Enbridge Board will be comprised of 13 directors, of which:

•  five must be individuals who were directors of Spectra Energy immediately prior to February 27, 2017 (the “2017 Effective Time”) and their permitted replacement directors who take office after the 2017 Effective Time who are nominated in accordance with the by-laws, as amended, who are referred to as the “continuing Spectra directors”; and

•  eight must be individuals who were directors of Enbridge immediately prior to the 2017 Effective Time and their permitted replacement directors who take office after the 2017 Effective Time who are nominated in accordance with the by-laws, as amended, who are referred to as the “continuing Enbridge directors”.

The Canada Corporations Act requires that at least 25% of the directors of Enbridge (or if Enbridge ever has less than four directors, at least one director) must be resident Canadians.

The Enbridge Board may delegate certain of its duties to various committees, with the number of directors on each committee determined by the Enbridge Board. Until the termination of the 2019 annual general meeting of the Enbridge shareholders, each committee must contain a pro rata share of, or minimum of one, continuing Spectra directors in proportion to the number of continuing Spectra directors and continuing Enbridge directors on the Enbridge Board, unless otherwise approved by the affirmative vote of at least 75% of the Enbridge Board.

As a Delaware limited partnership, EEP is not managed by a board of directors but by a General Partner. Except as provided in EEP’s Partnership Agreement, EEP’s General Partner conducts, directs and exercises full control over its activities, all management powers over EEP’s business and affairs are exclusively vested in the General Partner, and no limited partner or assignee has any right of control or management power over EEP’s business and affairs. Under a delegation of control agreement, EEP’s General Partner has delegated to EEQ, to the fullest extent permitted under Delaware law and EEP’s Partnership Agreement, all of the General Partner’s power and authority to manage and control EEP’s business and affairs, except for specified actions that require the written approval of the General Partner. Therefore in this proxy statement/prospectus, actions that EEP’s Partnership Agreement describes as being taken by the General Partner generally will be taken by EEQ, as the delegate of the General Partner, subject to the written approval of the General Partner of the actions specified in the delegation of control agreement. This delegation of control does not cause the General Partner to cease to be the sole General Partner nor relieve the General Partner of its responsibilities or obligations to EEP or its limited partners. EEQ is subject to the same standards under EEP’s Partnership Agreement as the General Partner. The General Partner is the sole record holder of the voting shares of EEQ.

Enbridge Shareholders	EEP Unitholders
NOMINATION AND ELECTION OF DIRECTORS/GENERAL PARTNER

Pursuant to Enbridge’s by-laws, directors of Enbridge are elected at the annual meeting of shareholders or at a special meeting of shareholders called for such purpose and hold office until the close of the next annual meeting of shareholders or until their successors are elected.

Nominations of directors can generally be made by the Enbridge Board, by or at the direction or request of one or more shareholders or by a nominating shareholder, as defined in Enbridge’s by-laws. However, for any meeting called for the election of directors prior to the 2019 annual general meeting of the shareholders, the continuing Spectra directors and continuing Enbridge directors will have exclusive authority to nominate, on behalf of the Enbridge Board, nominees to fill the seats of any continuing Spectra directors or continuing Enbridge directors, respectively, unless otherwise determined by the affirmative vote of at least 75% of the entire board.

The election of directors of Enbridge currently occurs pursuant to a plurality voting standard, which provides that shares may only be voted “for” or “withheld” from voting. As a result, in situations where there are not more nominees than directors to be elected, only a single vote in favor of a director is required to elect such director. In situations where there are more nominees than directors to be elected, the nominees receiving the highest number of “for” votes are elected.

In light of the current plurality voting standard and as a requirement of the rules of the TSX, the Enbridge Board has adopted a “majority voting” policy which provides that any nominee for director in an uncontested election who receives more withheld votes than for votes (i.e., the nominee is not elected by at least a majority of 50% + 1 vote) will immediately tender their resignation and will not participate in any meeting of the Enbridge Board or any committee thereof at which the resignation is considered. The Enbridge Board, on the recommendation of the Enbridge Governance Committee, will determine whether or not to accept the resignation within 90 days after the date of the meeting, and will accept the resignation absent exceptional circumstances. Enbridge will promptly issue a news release with the decision of the Enbridge Board, and if the Enbridge Board determines not to accept a resignation, the news release will state the reasons for that decision. The director’s resignation will be effective

EEP unitholders have no right to elect the General Partner unless the General Partner has been removed or withdrawn, as described below, and have no right to elect the directors of either the General Partner or EEQ.

Enbridge Shareholders	EEP Unitholders

when accepted by the Enbridge Board. If the Enbridge Board accepts the director’s resignation, it can appoint a new director to fill the vacancy.

Recent amendments to the Canada Corporations Act that have not yet to come into force and effect as of the date of this proxy statement/prospectus provide for a majority voting standard, replacing the current plurality voting standard, which provides that director nominees can only be elected in uncontested elections if the number of votes cast in favor of such nominee director represents a majority (i.e., the nominee is required to be elected by at least a majority of 50% + 1 vote) of the votes cast for or against them. Incumbent directors who do not meet this majority voting requirement will be able to remain in office until the earlier of 90 days after the date of their election or the day when their successor is appointed or elected.

Under the Canada Corporations Act, cumulative voting is only permitted if the articles of a corporation specifically provide for it. Enbridge’s articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS; WITHDRAWAL OR REMOVAL OF GENERAL PARTNER

The Canada Corporations Act and Enbridge’s by-laws provide that Enbridge shareholders may, by a resolution passed at a special meeting of Enbridge shareholders, remove any director or directors from office with or without cause. Notwithstanding the foregoing, pursuant to Enbridge’s bylaws, prior to the 2019 annual general meeting of shareholders, Enbridge shall not call a special meeting in which the removal of any continuing Spectra director would be proposed (other than as required pursuant to a valid shareholder requisition under the Canada Corporations Act).

In accordance with the rules of the TSX, Enbridge has adopted a “majority voting” policy providing that a director receiving more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Enbridge Board promptly following the applicable shareholder meeting. The Enbridge Board will then consider whether to accept or reject the resignation. See the information set forth in “—Nomination and Election of Directors/General Partner” above for further details regarding Enbridge’s majority voting policy and recent related amendments to the Canada Corporations Act.

EEP’s General Partner may voluntarily withdraw as General Partner by giving 90 days’ written notice to the limited partners, and that withdrawal will not constitute a breach of EEP’s Partnership Agreement. In such a withdrawal, the General Partner also must furnish EEP with an opinion of counsel that the withdrawal, following selection of a successor general partner, will not cause EEP or its subsidiaries to be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes or result in the loss of the limited liability of any limited partner or of any limited partner or member of any of EEP’s subsidiaries. EEP’s Partnership Agreement provides for other events of withdrawal, including specified bankruptcy events.

The General Partner may be removed, upon obtaining an opinion of counsel regarding tax and limited liability matters (as discussed under “—Removal of Directors; Withdrawal or Removal of General Partner” above), with or without cause if approved by both the vote of the holders of at least 66 2⁄3% of EEP’s outstanding Common Units and Class E units (Class E units voting as if converted on the record date) voting as a single class, excluding Common Units held by the General Partner and its affiliates,

Enbridge Shareholders	EEP Unitholders

and a majority of the outstanding i-units voting as a separate class, excluding the number of i-units equivalent to the number of listed and voting shares held by the General Partner and its affiliates. Any such action for removal must also provide for the election and succession of a new general partner.

In the event of removal of the General Partner under circumstances where cause exists or withdrawal of the General Partner where that withdrawal violates EEP’s Partnership Agreement, a successor general partner will have the option to purchase the general partner interest and the Class F units of the General Partner and its affiliates, which is referred to as the “departing interest”, for a cash payment equal to the fair market value of the departing interest, as determined under EEP’s Partnership Agreement. In this context, cause means a situation where a court has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as General Partner. In all other withdrawals or removals, the departing general partner will have the option to require the successor general partner to purchase the departing interest for the same cash amount. If either option described above is not exercised by the departing or the successor general partner, as applicable, the departing general partner’s general partnership interest will automatically convert into Class A common units, pursuant to a valuation made by an investment banking firm or other independent expert selected in accordance with the EEP Partnership Agreement.

FILLING VACANCIES ON THE BOARD; REPLACING THE GENERAL PARTNER

The Canada Corporations Act generally allows a vacancy on the board of directors to be filled by a quorum of directors, except for a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

Pursuant to Enbridge’s by-laws, vacancies in the Enbridge Board may, except as described below, be filled for the remainder of the term of office from among persons qualified for election by the remaining directors if constituting a quorum. Otherwise, such vacancies will be filled at the next annual meeting of shareholders at which directors for the ensuing year are

Upon a voluntary withdrawal by the General Partner, the holders of at least a majority of the outstanding units, excluding Common Units held by the General Partner and its affiliates and the number of i-units corresponding to the number of EEQ voting and listed shares owned by the General Partner and its affiliates, may select a successor to the withdrawing General Partner. Except in certain limited situations, Class F units are not considered “outstanding” for such purposes. If, prior to the effective date of the General Partner’s withdrawal, a successor is not elected or EEP does not receive an opinion of counsel regarding tax and limited liability matters (as discussed above), EEP will be dissolved, wound up and liquidated, unless within 180 days after that

Enbridge Shareholders	EEP Unitholders

to be elected or at a special meeting of shareholders called for that purpose. If at any time the directors in office do not constitute a quorum, the remaining director(s) will call a special meeting of shareholders to fill the vacancies.

However, until the termination of the 2019 annual general meeting of the Enbridge shareholders, any vacancies on the Enbridge Board created by the cessation of service of a continuing Spectra director or continuing Enbridge director will be filled by a nominee selected by the continuing Spectra directors and continuing Enbridge directors, respectively, unless otherwise approved by the affirmative vote of at least 75% of the entire board. Subject to provisions regarding the non-executive Chairman term, the continuing Spectra directors and continuing Enbridge directors will have all the power and may exercise all the authority of the Enbridge Board to fill all vacancies on the Enbridge Board created by the cessation of service of a continuing Spectra director or continuing Enbridge director, respectively, prior to the 2019 annual general meeting of the Enbridge shareholders, provided that in the case of a vacancy created by the cessation of service of a continuing Spectra director, any nominee that was not a director of Spectra Energy immediately prior to the Effective Time will be subject to the approval of the continuing Enbridge directors, not to be unreasonably withheld, delayed or conditioned.

withdrawal, the holders of at least a majority of outstanding units agree in writing to continue its business and appoint a successor general partner.

Any removal of the General Partner is also subject to the approval of a successor general partner by the vote of the holders of at least 66 2⁄3% of EEP’s outstanding units, excluding Common Units held by the General Partner and its affiliates, and a majority of i-units voting as a separate class, excluding the number of i-units corresponding to the number of EEQ voting and listed shares owned by the General Partner and its affiliates, as well as EEP’s receipt of an opinion of counsel regarding limited liability and tax matters. Except in certain limited situations, Class F units are not considered “outstanding” for such purposes.

TRANSFER OF GENERAL PARTNER INTERESTS

Not applicable.

EEP’s General Partner may transfer all, but not less than all, of its general partner interest to an affiliate of the General Partner, or to another entity as part of the merger, consolidation or other combination of the General Partner into another entity or the transfer by the General Partner of all or substantially all of its assets to another entity. Otherwise, the General Partner may not transfer all or any part of its general partner interest to another person without, among other requirements, the approval of the transfer and admission of the transferee as general partner by the holders of:

•  at least 66 2⁄3% of EEP’s outstanding units, excluding Common Units held by the General Partner and its affiliates and excluding the number of i-units corresponding to the number of EEQ shares owned by the General Partner and its affiliates (except in certain limited

Enbridge Shareholders	EEP Unitholders

situations, Class F units are not considered “outstanding” for such purposes); and

•  a majority of EEP’s outstanding i-units voting as a separate class, excluding the number of i-units corresponding to the number of EEQ shares owned by the General Partner and its affiliates.

LIMITED CALL RIGHTS

See “Repurchase/Redemptions” under “Authorized, Issued and Outstanding Capital” section above for a description of certain redemption and repurchase rights attaching to Enbridge’s preference shares.	If at any time less than 15% of the aggregate number of the then outstanding Class A common units and listed shares of EEQ are held by persons other than the General Partner, Enbridge and their respective affiliates, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to EEP, to purchase all, but not less than all, of the Common Units held by unaffiliated persons as of a purchase date to be selected by the General Partner, on at least ten but not more than 60 days’ notice, but only if Enbridge elects to purchase all, but not less than all, of the outstanding listed shares of EEQ that are not held by Enbridge and its affiliates pursuant to the purchase provisions that are a part of the limited liability company agreement of EEQ. The purchase price in the event of this purchase shall be the greatest of the current market price, as defined in EEP’s Partnership Agreement, for the Common Units or listed shares of EEQ as of a specified date, or the highest price paid by the General Partner or any of its affiliates for any Class A common units or listed shares of EEQ purchased within the 90 days preceding that specified date.

PREEMPTIVE RIGHTS

Enbridge shareholders have no preemptive rights to acquire newly issued Enbridge common shares or other securities.	The holders of Class A common units have no preemptive rights to acquire additional Class A common units or other partnership interests.

AMENDMENT OF GOVERNING DOCUMENTS

Under the Canada Corporations Act, certain amendments to Enbridge’s articles require approval by special resolution, being 66 2⁄3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of Enbridge shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the Canada Corporations Act.	Amendments to EEP’s Partnership Agreement may be proposed only by the General Partner. Proposed amendments, other than those described below, must be approved by holders of at least 66 2⁄3% of the outstanding units, if an opinion of counsel on tax and limited liability matters is obtained. Except in certain limited situations, Class F units are not considered “outstanding” for such purposes. Otherwise, the holders of at least 95% of outstanding units must

Enbridge Shareholders	EEP Unitholders

The Enbridge Board may by resolution, make, amend or repeal any by-law that regulates the business or affairs of Enbridge. Where the directors make, amend or repeal a by-law, they are required under the Canada Corporations Act to submit the by-law, or the amendment or repeal of a by-law, to the Enbridge shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, by an ordinary resolution. If the by-law, amendment or repeal is rejected by shareholders, or the directors do not submit the by-law, amendment or repeal to the shareholders as required, the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Until the termination of the 2019 annual general meeting of the Enbridge shareholders, any amendments, modifications or repeals of certain clauses related to the composition of the board, nomination and election of the continuing Spectra directors and the continuing Enbridge directors, and amendments to those clauses, or the adoption, amendment or modification of any by-law provisions to be inconsistent with such clauses, must be approved by an affirmative vote of at least 75% of the entire Enbridge Board and the applicable vote required under the Canada Corporations Act.

Until the termination of the 2020 annual general meeting of the Enbridge shareholders, any amendments, modifications or repeals of certain clauses related to the Chair of the Enbridge Board, and amendments to those clauses, or the adoption, amendment or modification of any by-law provisions to be inconsistent with such clauses, must be approved by an affirmative vote of at least 75% of the entire board, which shall in no case be less than 10 directors, and the applicable vote required under the Canada Corporations Act.

approve such proposed amendment. However, if the effect of an amendment would have a material adverse effect on the rights or preferences of any type or class of outstanding units, the approval of 66 2⁄3% of the outstanding units of the type or class affected is required to adopt the amendment. Any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of EEP unitholders constituting not less than the voting requirement sought to be reduced.

The General Partner may generally make amendments to EEP’s Partnership Agreement without the approval of any limited partner or assignee to reflect:

•  a change in EEP’s name, the location of its principal place of business, its registered agent or its registered office;

•  the admission, substitution, withdrawal or removal of partners in accordance with EEP’s Partnership Agreement;

•  a change that, in the General Partner’s sole discretion, is reasonable and necessary or appropriate to qualify or continue EEP’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or that is necessary or advisable in the General Partner’s opinion to ensure that EEP will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•  a change that, in the sole discretion of the General Partner, does not adversely affect EEP’s limited partners in any material respect;

•  a change that is necessary or appropriate to satisfy any requirements, conditions, guidelines or interpretations contained in any opinion, interpretive release, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•  a change necessary or appropriate to facilitate the trading of EEP’s units or to comply with any rule, regulation, interpretive release, guideline or requirement of any securities exchange on which EEP’s units are or will be listed for trading, compliance with any of which the

Enbridge Shareholders	EEP Unitholders

General Partner determines in its sole discretion to be in EEP’s best interest and the best interest of EEP’s limited partners;

•  a change required to effect the intent of, or is otherwise contemplated by, EEP’s Partnership Agreement;

•  an amendment that is necessary, in the opinion of EEP’s counsel, to prevent EEP or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974;

•  a change that, in the General Partner’s sole discretion, is reasonable and necessary or appropriate in connection with the authorization for issuance of any class or series of units;

•  any amendment expressly permitted in EEP’s Partnership Agreement to be made by the General Partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of EEP’s Partnership Agreement; or

•  any other amendments substantially similar to the foregoing.

Any amendments to Section 15.3 of the EEP Partnership Agreement, governing amendments, must be approved by the holders of not less than 95% of the outstanding units.

No amendments may:

•  enlarge the obligations of any limited partner without that limited partner’s consent;

•  modify the amounts distributable to the General Partner with respect to its general partner interest or modify amounts reimbursable to the General Partner;

•  change certain specified provisions related to dissolution;

•  restrict in any way any action or rights of the General Partner without its consent;

•  change the term of existence of EEP; or

Enbridge Shareholders	EEP Unitholders
• give any person the right to dissolve EEP, other than as provided in the EEP Partnership Agreement.

MEETINGS OF SHAREHOLDERS OR LIMITED PARTNERS

Pursuant to the Canada Corporations Act and Enbridge’s by-laws, meetings of Enbridge shareholders will be held at a place in Canada determined by the directors.

Under the Canada Corporations Act, the Enbridge Board must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of Enbridge’s preceding financial year.

At an annual meeting, shareholders will receive the financial statements of Enbridge and the auditor’s report, elect directors of Enbridge and appoint Enbridge’s auditor. All other business that may properly come before an annual meeting of shareholders or any business coming before a special meeting of shareholders is considered special business. For special business to be properly brought before a meeting, it must be specified in the notice of meeting and include (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

Meetings of the limited partners will be held at a time and place determined by the General Partner on a date not more than 60 days after the mailing of notice of the meeting.

RIGHT TO CALL A SPECIAL MEETING

The Enbridge Board may call a special meeting of shareholders at any time.

In addition, holders of five percent or more of the outstanding shares of Enbridge that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting under the applicable provisions of the Canada Corporations Act. The requisition must state the business to be transacted at the meeting. The Enbridge Board must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The Enbridge Board is not required to call a meeting upon receiving a requisition by a shareholder if:

•  the business stated in the requisition is of a proscribed nature;

•  a record date has already been fixed and notice provided in respect of a meeting; or

Meetings of the limited partners may be called by the General Partner or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed.

Enbridge Shareholders	EEP Unitholders
• the Enbridge Board has already called a meeting and given notice of such meeting.

RECORD DATES

Under the Canada Corporations Act, the Enbridge Board may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend or entitled to participate in a liquidation distribution or for any other purpose, other than to establish a shareholder’s right to receive notice of or to vote at a meeting, which record date must be not more than 60 days before the day on which the particular action is to be taken. If no record date is fixed by the Enbridge Board, the record date will be at the close of business on the day on which the directors pass the resolution in respect of the applicable action.

Under the Canada Corporations Act, the Enbridge Board may fix a record date for the purpose of determining shareholders entitled to receive notice of and vote at a meeting of shareholders, which record date must be not less than 21 days and not more than 60 days before the date of the meeting. If no record date is fixed by the Enbridge Board, the record date for the determination of shareholders entitled to receive notice of or vote at a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given.

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (i) by advertisement in a newspaper published or distributed in the place where Enbridge has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (ii) by written notice to each stock exchange in Canada on which the shares of Enbridge are listed for trading.

The General Partner, pursuant to EEP’s Partnership Agreement, sets the record date for determining:

•  the identity of the limited partners (or assignees, if applicable) entitled to notice of, or to vote at, any meeting of limited partners or entitled to vote by ballot or give approval of action in writing without a meeting or entitled to exercise rights in respect of any lawful action of limited partners;

•  the identity of record holders entitled to receive any report or distribution; or

•  the identity of record holders of Class E units entitled to convert such units.

For purposes of determining the limited partners entitled to notice of or to vote at a meeting of the limited partners, or to give written approvals without a meeting, the General Partner may set a record date, which shall not be less than 10 nor more than 60 days before either the date of the meeting, unless otherwise required by law, or in the event that approvals are sought without a meeting, the date by which the limited partners are requested in writing by the General Partner to give such approvals.

NOTICE OF MEETINGS

Under the Canada Corporations Act, notice of the time and place of a meeting of Enbridge shareholders must be given not less than 21 days and not more than 60 days before the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting.

Notice of a meeting of shareholders at which special business is to be transacted must state (i) the nature of

Notice of a meeting of the limited partners must be given to the EEP unitholders in writing by mail or other means of written communication not more than 60 days before the meeting. Such notice is deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Enbridge Shareholders	EEP Unitholders
that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

ADJOURNMENT OF SHAREHOLDER MEETINGS

The chair of any meeting of Enbridge shareholders may, with the consent of the meeting, and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and from place to place. If a meeting of the Enbridge shareholders is adjourned for less than 30 days, it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of Enbridge shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting will be given as for an original meeting, in accordance with the provisions of the Canada Corporations Act.

In the absence of a quorum, any meeting of limited partners may be adjourned from time to time by the affirmative vote of a majority of the outstanding units represented either in person or by proxy.

If a meeting of the limited partners is adjourned to another time or place for no more than 45 days, it will not be necessary to fix a new record date or give notice of the adjourned meeting, other than by announcement at the meeting which is adjourned. If a meeting of the limited partners is adjourned for more than 45 days or if a new record date is fixed for an adjourned meeting, notice of the adjourned meeting will be given as for an original meeting.

QUORUM

Enbridge’s by-laws provide that a quorum for the transaction of business at a meeting of shareholders will be three persons present and holding, or representing by proxy, at least 25% of the issued and outstanding shares having the right to vote at the meeting.	The holders of at least 66 2⁄3%, or a majority, if that is the vote required to take action at the meeting in question, of the outstanding units of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum.

VOTING RIGHTS

Each Enbridge common share entitles the holder on a record date to one vote at all meetings of Enbridge shareholders, except meetings at which only holders of another specified class or series of shares are entitled to vote.

Except as required by law, including the Canada Corporations Act, holders of the preference shares of Enbridge will not be entitled to receive notice of, to attend or to vote at any meeting of the Enbridge shareholders, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

The EEP unitholders, excluding the holders of Class F units, are generally entitled to vote on the following matters:

•  merger or consolidation of EEP approved by the General Partner;

•  sale, exchange or other disposition of all or substantially all of EEP’s assets;

•  election of a successor general partner upon the withdrawal of the current General Partner;

•  the removal of the General Partner;

•  the election by the General Partner to dissolve EEP;

•  EEP’s continuation after specified events of dissolution;

•  approval of specified actions by the General Partner; and

Enbridge Shareholders	EEP Unitholders

•  certain amendments of EEP’s Partnership Agreement.

Unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of EEP’s limited partners and to act upon matters for which approvals may be solicited. Each record holder, except for holders of Class F units, has a vote according to such holder’s percentage interest in EEP. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, such units will not be voted, except that, in the case of units held by the General Partner on behalf of non-citizen assignees, the General Partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast. The limited liability company agreement of EEQ provides that the i-units owned by EEQ will be voted by it in proportion to the affirmative and negative votes, abstentions and non-votes of the holders of its voting and listed shares.

The limited partners may vote either in person or by proxy at meetings, but may in no case vote on any matter that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of EEP.

ACTION BY WRITTEN CONSENT

The Canada Corporations Act allows any matters required to be voted on at a meeting to be approved by Enbridge shareholders pursuant to a written resolution signed by all of the shareholders entitled to vote on the matter.	Pursuant to EEP’s Partnership Agreement, any action that is required or permitted to be taken by the limited partners may be taken without a meeting if written consents describing the action are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under Enbridge’s by-laws, an eligible Enbridge shareholder wishing to nominate a director for election to the Enbridge Board is required to provide notice to Enbridge, in proper form, within the following time periods:

•  in the case of an annual meeting (including a meeting that is both an annual and special meeting)

Not applicable.

Enbridge Shareholders	EEP Unitholders

of Enbridge shareholders, not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the meeting was made, notice of the nomination will be made not later than the close of business on the 10th day following the first public announcement of the date of the meeting; and

•  in the case of a special meeting (which is not also an annual meeting) of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made.

A nomination must include certain specified information in order to be in proper form.

INDEMNIFICATION AND LIMITATION ON LIABILITY

Under the Canada Corporations Act, Enbridge may indemnify its directors and officers, its former directors and officers or another individual who acts or acted at Enbridge’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which is referred to as an “indemnifiable person”, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in respect of any civil, criminal, administrative, investigative or other proceeding in which the indemnifiable person is involved because of that association with Enbridge or other entity, provided that:

•  the indemnifiable person acted honestly and in good faith with a view to the best interests of Enbridge, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Enbridge’s request; and

•  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnifiable person had reasonable grounds for believing that the indemnifiable person’s conduct was lawful.

Enbridge may advance funds to an indemnifiable person for the costs, charges and expenses of a proceeding referred to above, provided, however, that the

Under EEP’s Partnership Agreement and the delegation of control agreement, EEP will, to the fullest extent permitted by law, indemnify the General Partner, any departing general partner, any person who is or was an affiliate of the General Partner or any departing general partner, any person who is or was an officer, director, employee, partner, agent or trustee of the General Partner, any departing general partner or any affiliate of the General Partner or any departing general partner, or any person who is or was serving at the request of EEP in another entity in a similar capacity; provided, that in each case the foregoing persons or entities, sometimes referred to as indemnitees, acted in good faith and in the manner which the indemnitee believed to be in, or not opposed to, the best interests of EEP, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

Enbridge Shareholders	EEP Unitholders

indemnifiable person will repay the funds if the individual does not fulfill the abovementioned conditions.

An indemnifiable person is also entitled to indemnity from Enbridge in respect of all costs, charges and expenses reasonably incurred by the indemnifiable person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the indemnifiable person is subject because of the indemnifiable person’s association with Enbridge or other entity, if the indemnifiable person:

•  was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the indemnifiable person ought to have done; and

•  fulfills the conditions first set out above.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the requirements first mentioned above.

Under Enbridge’s by-laws, Enbridge will indemnify a director or officer of Enbridge, a former director or officer of Enbridge, or another individual who acts or acted at Enbridge’s request as a director or officer, or an individual acting in a similar capacity, of another entity, to the extent permitted and in accordance with the Canada Corporations Act.

In addition, Enbridge may, under the Canada Corporations Act and its by-laws, purchase and maintain insurance for the benefit of an indemnifiable person against such liabilities and in such amounts as the Enbridge Board may from time to time determine and are permitted by the Canada Corporations Act.

CONFLICTS OF INTEREST; FIDUCIARY DUTIES

Under the Canada Corporations Act, the directors of Enbridge owe a statutory fiduciary duty to Enbridge. The directors have a duty to manage, or supervise the management of, the business and affairs of Enbridge. In exercising their powers and discharging their duties, the directors must act honestly and in good faith with a view to the best interests of Enbridge and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; provided that the directors consider the interests of stakeholders and make a decision that is reasonable in light of

EEP’s Partnership Agreement contains provisions that limit the General Partner’s fiduciary duties to EEP and the EEP unitholders. The EEP Partnership Agreement also restricts the remedies available to EEP unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

Whenever a conflict arises between the General Partner or its affiliates, on the one hand, and EEP or any subsidiary, partner or assignee, on the other

Enbridge Shareholders	EEP Unitholders

conflicting interests, Canadian courts will not generally question the decision. Canadian courts will scrutinize the process by which the directors make their decisions and the apparent objectives of their actions. If business decisions have been made honestly, prudently, in good faith and on reasonable and rational grounds, Canadian courts will generally decline to substitute their own opinion for that of the board of directors, even where subsequent events may cast doubt on the board of directors’ determination.

Each of the directors of Enbridge must disclose to Enbridge, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with Enbridge, if the director:

•  is a party to the contract or transaction;

•  is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or

•  has a material interest in a party to the contract or transaction.

A director who discloses such a conflict of interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his or her remuneration as a director, officer, employee, agent or mandatory of Enbridge or an affiliate, is for indemnity or insurance of directors of Enbridge, or is with an affiliate of Enbridge.

Where Enbridge enters into a material contract or transaction with a director of Enbridge, or with another person or entity of which a director of Enbridge is a director or officer or in which a director of Enbridge has a material interest, the director or officer is not accountable to Enbridge or its shareholders if:

•  disclosure of the interest was made as described above;

•  the directors of Enbridge approved the contract or transaction; and

•  the contract or transaction was reasonable and fair to Enbridge when it was approved.

Despite the foregoing, even if a director’s interest is not disclosed as described above, provided the director was hand, the General Partner will resolve that conflict. Any resolution or course of action with respect to such conflict shall be permitted and deemed approved by all partners, and shall not constitute a breach of EEP’s Partnership Agreement, of any agreement contemplated thereby or of any duties stated or implied by law or equity, if the resolution of the conflict is or is deemed by EEP’s Partnership Agreement to be fair and reasonable to EEP. The General Partner will consider the fair and reasonable nature of any transaction, arrangement or resolution of a conflict of interest in the context of all similar and related transactions.

In resolving a conflict, the General Partner may consider:

•  the relative interests of any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted.

•  party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;

•  any customary or accepted industry practices and any customary or historical dealings with a particular person;

•  any applicable generally accepted accounting or engineering practices or principles; and

•  such additional factors as the General Partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances, unless the factors to consider are otherwise specifically provided for in EEP’s Partnership Agreement.

For example, EEP’s Partnership Agreement permits the General Partner to make a number of decisions in its “sole discretion” or “discretion” that it deems “necessary or appropriate”. This entitles the General Partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, EEP or any of its subsidiaries, affiliates, limited

Enbridge Shareholders	EEP Unitholders

acting honestly and in good faith, such director is not accountable to Enbridge or to its shareholders in respect of a transaction or contract in which the director has an interest, provided that:

•  the contract or transaction is approved or confirmed by special resolution at a meeting of the Enbridge shareholders;

•  disclosure of the interest was made to the Enbridge shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

•  the contract or transaction was reasonable and fair to Enbridge when it was approved or confirmed.

In addition, directors of Enbridge are required to certify compliance with Enbridge’s Statement on Business Conduct on an annual basis.

Enbridge shareholders are not required to disclose their interests in shares of Enbridge, except in limited circumstances, including when nominating a candidate for election as a director, making certain other shareholder proposals or requisitioning a meeting of shareholders in accordance with each of the Canada Corporations Act and Enbridge’s by-laws.

In addition, pursuant to applicable Canadian securities laws, an Enbridge shareholder is required to disclose their interest in Enbridge’s shares where such shareholder’s holdings equal or exceed 10% of the voting rights attached to the voting securities.

partners or assignees. Unless the General Partner has acted in bad faith, the resolution or action taken by the General Partner shall not constitute a breach of its fiduciary duty or EEP’s Partnership Agreement.

Indemnitees are generally permitted to compete with EEP or any subsidiary, except for certain restrictions on the General Partner, and are not restricted from engaging in such business. Neither EEP nor any limited partner or assignee shall have any rights by virtue of EEP’s Partnership Agreement or the partnership relationship established thereby in any business ventures of such indemnitee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF EEP

To EEP’s knowledge, the following tables set forth certain information regarding the beneficial ownership of Class A common units as of the close of business on October 2, 2018 (except as noted in the footnotes below) and with respect to: each person known by EEP, based on public filings, to beneficially own 5% or more of the outstanding Class A common units; each member of the GP Delegate Board and the GP Board; each named executive officer of the GP Delegate and the General Partner; and the members of the GP Delegate Board and the GP Board and GP Delegates and the General Partner’s current executive officers as a group.

EEP has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, EEP believes, based on the information furnished to EEP, that the persons and entities named in the table below have sole voting and investment power with respect to all of the Class A common units that he, she or it beneficially owns.

The percentage of each class of EEP units beneficially owned is based on 326,517,110 Class A common units, 7,825,500 Class B common units, 18,114,975 Class E units, 1,000 Class F units and 98,611,092.745544 i-units outstanding as of October 2, 2018, as applicable. EEP is a publicly-traded MLP of which Enbridge and its affiliates owns approximately 34.2% of EEP’s total effective ownership and economic interest as of October  2, 2018.

Owners of More Than Five Percent of the Outstanding Units of EEP

Name and Address of Beneficial Owner	Title of Class		Amount and Nature of Beneficial Ownership	Percent of Class
Enbridge Energy Management, L.L.C. 5400 Westheimer Court Houston, TX 77056	i-units		98,611,092.745544	100.0%
Enbridge Energy Company, Inc. 5400 Westheimer Court Houston, TX 77056	Class A common units		110,827,018	33.9%
	Class B common units		7,825,500	100.0%
	Class E units	(1)	18,114,975	100.0%
	Class F units		1,000	100.0%

(1)	Class E units are convertible into Class A common units at the option of Enbridge Energy Company, Inc.

Security Ownership of the Management and Directors of EEP

The table below shows the Class A common units (rounded to the nearest whole number) beneficially owned as of October 2, 2018 by (1) each director (who was serving as a director as of that date) and nominee for director, (2) each named executive officer and (3) all current directors and executive officers as a group, in each case of the General Partner and the GP Delegate.(8) In addition, the table also presents the ownership of Enbridge common shares owned of record or beneficially as of October 2, 2018, by each of the individuals referred to in clauses (1), (2) and (3). Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is 5400 Westheimer Court, Houston, Texas 77056.

Name of Beneficial Owner	Number of Class A Common Units of EEP Beneficially Owned(1)	Percent of Class	Number of EEQ Listed Shares Beneficially Owned(1)	Percent of Class	Number of Enbridge Common Shares Beneficially Owned(1)	Percent of Class
Jeffrey A. Connelly(2)	20,000	*	—	—	—	—
J. Richard Bird(3)	—	—	135,796	*	399,827	*
David Bryson	—	—	—	—	390,801	*
J. Herbert England	8,626	*	—	—	22,523	*
D. Guy Jarvis	—	—	—	—	451,808	*
Christopher J. Johnston	—	—	1,628	*	57,252	*
Mark A. Maki	4,000	*	8,391	*	391,757	*
Stephen J. Neyland(4)(5)	1,200	*	12,385	*	213,360	*
Laura J. Buss Sayavedra	—	—	—	—	18,814	*
Bradley F. Shamla	—	—	—	—	351,093	*
William S. Waldheim(6)	6,000	*	—	—	—	—
Dan A. Westbrook(7)	23,000	*	—	—	—	—
John K. Whelen	—	—	—	—	762,952	*
All executive officers, directors and nominees as a group (18 persons)	62,826	*	158,200	*	4,394,219	*

*	Represents less than 1%.
(1)

Unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to all of the Class A common units, listed shares of EEQ or Enbridge common shares attributed to him or her.

(2)

The 20,000 Class A common units deemed beneficially owned by Mr. Connelly, 20,000 Class A common units are held in the Susan K. Connelly Family Trust, of which Mr. Connelly is the trustee and a beneficiary.

(3)	The listed shares of EEQ owned by Mr. Bird are held by an investment holding corporation over which he exercises full control and direction.
(4)	The listed shares of EEQ beneficially owned by Mr. Neyland are held in a Family Trust for which Mr. Neyland is a co-trustee as well as a beneficiary.
(5)	The 1,200 Class A common units beneficially owned by Mr. Neyland are held by a Family Trust for which Mr. Neyland is a co-trustee as well as a beneficiary.
(6)	The 6,000 Class A common units beneficially held by Mr. Waldheim are held in the Waldheim Family Trust.
(7)

Of the 23,000 Class A common units deemed beneficially owned by Mr. Westbrook, 16,000 Class A common units are held by The Westbrook Trust, for which Mr. Westbrook is the trustee and beneficiary, and 7,000 Class A common units are held by the Mary Ruth Westbrook Trust, for which Mr. Westbrook is the sole trustee and beneficiary.

(8)	Mr. William T. Yardley is an executive officer of the General Partner, but not the GP Delegate. The totals in the table above reflect the applicable holdings of Mr. Yardley.

DESCRIPTION OF ENBRIDGE COMMON SHARES

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of Enbridge common shares. The following description is subject to, and qualified by reference to, the terms and provisions of Enbridge’s articles and by-laws. Enbridge is authorized to issue an unlimited number of Enbridge common shares.

Enbridge Common Shares

Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

Under the dividend reinvestment and share purchase plan of the Corporation, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.

The registrar and transfer agent for the common shares in Canada is AST Trust Company (Canada) (formerly CST Trust Company) at its principal transfer offices in Vancouver, British Columbia, Calgary, Alberta, Toronto, Ontario and Montréal, Québec. The co-registrar and co-transfer agent for the common shares in the United States is American Stock Transfer & Trust Company LLC at its principal office in Brooklyn, New York.

Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any take over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, reference should be made to the Shareholder Rights Plan, a copy of which may be obtained by contacting the Director, Investor Relations, Enbridge, 200, 425-1st Street S.W., Calgary, Alberta T2P 3L8, Canada; telephone: 1-800-481-2804; fax: 1-403-231-5780; email: investor.relations@enbridge.com.

NO DISSENTERS’ RIGHTS

Holders of the Class A common units are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law or the EEP Partnership Agreement in connection with the Merger.

LEGAL MATTERS

The validity of the Enbridge common shares to be issued in connection with the Merger and being offered hereby will be passed upon for Enbridge by McCarthy Tétrault LLP. Certain U.S. federal income tax consequences of the Merger will be passed upon for Enbridge by Vinson & Elkins LLP.

EXPERTS

Enbridge

The consolidated financial statements of Enbridge, and the related financial statement schedules, as of December 31, 2017 and 2016 and for the three years ended December 31, 2017 incorporated by reference in this proxy statement/prospectus from the Enbridge annual report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Enbridge’s internal control over financial reporting, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

EEP

The consolidated financial statements of EEP and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

Enbridge is a Canadian corporation. While Enbridge has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this proxy statement/prospectus, it may not be possible for investors to enforce outside the United States judgments against Enbridge obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of Enbridge are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the GP Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before EEP Unitholders at the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the GP Board.

UNITHOLDER/SHAREHOLDER PROPOSALS

EEP

Under the DRULPA and the EEP Partnership Agreement, EEP is not required to hold an annual meeting of EEP unitholders (i.e., the limited partners of EEP). Ownership of Class A common units does not entitle EEP unitholders to make proposals at the special meeting. Under the EEP Partnership Agreement, only the General Partner or limited partners owning 20% or more of the outstanding EEP units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of EEP so as to jeopardize the limited partners’ limited liability under the DRULPA or the law of any other state in which EEP is qualified to do business.

Enbridge

Under the Canada Corporations Act, an eligible Enbridge shareholder who intends to submit a shareholder proposal to be considered for inclusion in the management information circular and proxy for the Enbridge 2018 annual meeting of shareholders must submit the proposal to the Corporate Secretary of Enbridge by [            ], at Enbridge’s head office located at 200, 425-1st Street S.W. Calgary, Alberta T2P 3L8, Canada. Enbridge will not be required to include in any management information circular and proxy any shareholder proposal that does not meet all the requirements for such inclusion established by the Canada Corporations Act or pursuant to Enbridge’s by-laws. For further information regarding the notice requirements for Enbridge shareholder nominations and proposals see the section titled “Comparison of Rights of Enbridge Shareholders and EEP Unitholders—Shareholder Proposals and Director Nominations” beginning on page [        ].

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more unitholders sharing the same address by delivering a single proxy statement addressed to those unitholders. As permitted by the Exchange Act, unless you advised otherwise, if you hold your Class A common units in street name and you and other residents at your mailing address share the same last name and also own Class A common units in an account at the same broker, bank or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as “householding”. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. EEP unitholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A holder of Class A common units who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, or calling collect (212) 269-5550 or toll-free (800) 549-6746. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

WHERE YOU CAN FIND MORE INFORMATION

Both Enbridge and EEP file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either Enbridge or EEP files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the Public Reference Room. In addition, Enbridge and EEP file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain many of these documents, free of charge, from Enbridge’s website at https://www.enbridge.com/ under the “Investment Center” link and then under the heading “Reports and SEC Filings” or from EEP by accessing EEP’s website at https://www.enbridgepartners.com/ under the “Investor Relations” link, and then under the heading “Financial Information”. The information contained on either of Enbridge’s or EEP’s respective websites is not incorporated into this proxy statement/prospectus and is not a part of this proxy statement/prospectus.

Enbridge has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows Enbridge and EEP to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Enbridge:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 16, 2018;

•

The portions of the Enbridge Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2018 that are incorporated by reference into Part III of the Enbridge Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 3, 2018;

•

Current Reports on Form 8-K filed with the SEC on January 22, 2018, January 30, 2018, February 28, 2018, March 1, 2018, April 12, 2018 (both Current Reports on Form 8-K filed on such date), May 10, 2018 (relating to the 2018 Annual Meeting of Shareholders), May 17, 2018, July 27, 2018, August 1, 2018, August 3, 2018, August 24, 2018, September 18, 2018 and September 19, 2018;

•

The description of Enbridge share capital contained in the registration statement on Form F-10, filed on September 15, 2017, and any other amendments or reports filed for the purpose of updating that description; and

•

Annual Report of Employee Stock Purchase, Savings and Similar Plans on Form 11-K for the fiscal year ended December 31, 2017, filed with the SEC on June 29, 2018 (both Annual Reports of Employee Stock Purchase, Savings and Similar Plans on Form 11-K filed on such date), as amended on August 30, 2018 (both amendments to the Annual Reports of Employee Stock Purchase, Savings and Similar Plans on Form 11-K filed on such date).

This document also incorporates by reference the following documents that have previously been filed with the SEC by EEP:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 16, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 3, 2018;

•	Current Reports on Form 8-K filed with the SEC on July 26, 2018, September 18, 2018 and September 19, 2018; and

•

The description of Class A common units contained in the registration statement on Form 8-A, filed with the SEC on November 18, 1991, and any other amendments or reports filed for the purpose of updating that description.

In addition, Enbridge and EEP are incorporating by reference (1) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by Enbridge on [            ], and prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and (2) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement/prospectus and prior to the date on which the Merger is consummated; provided, however, that Enbridge and EEP are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Enbridge or EEP, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Enbridge Energy Partners, L.P.	Enbridge Inc.
5400 Westheimer Court Houston, Texas 77056 Attention: Corporate Secretary Telephone: 1-800-481-2804	200, 425 - 1st Street S.W. Calgary, Alberta T2P 3L8, Canada Attention: Investor Relations Telephone: 1-800-481-2804

In addition, if you have questions about the Merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact D.F. King & Co., Inc., EEP’s proxy solicitor, address and telephone numbers listed below. You will not be charged for any of these documents that you request.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All others call toll-free: (800) 549-6746

Email: Enbridge@dfking.com

To obtain timely delivery of these documents prior to the special meeting, holders of EEP units must request the information no later than [            ] (which is five business days before the date of the special meeting) in order to receive them before the special meeting.

We are responsible for the information contained in, and incorporated by reference into, this proxy statement/prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should bear in mind that although the information contained in, or incorporated by reference into, this proxy statement/prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this proxy statement/prospectus. Enbridge’s and EEP’s business, financial condition, results of operations and prospects may have changed since those dates.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

ENBRIDGE INC.

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On September 17, 2018, Enbridge entered into the Merger Agreement, under which Enbridge has agreed to acquire all of the publicly held Class A common units of EEP not already owned by Enbridge or its subsidiaries in a share-for-unit transaction. At the Effective Time, each Class A common unit, other than those held by Enbridge or its subsidiaries, will be converted into the right to receive 0.335 of an Enbridge common share. The value of Enbridge common shares to be provided to the Unaffiliated EEP Unitholders, based on the publicly held units outstanding and the closing price of the Enbridge common shares traded on the TSX as at October 2, 2018, would total approximately C$3.1 billion.

The accompanying unaudited pro forma condensed consolidated statements of financial position as at June 30, 2018, and the unaudited pro forma condensed consolidated statements of earnings for the six months ended June 30, 2018, and the year ended December 31, 2017 (collectively, the “Unaudited Pro Forma Statements”), have been prepared in accordance with generally accepted accounting principles in the United States of America and Regulation S-X. Accounting policies used in the preparation of the Unaudited Pro Forma Statements are consistent with those disclosed in the audited consolidated financial statements of Enbridge and EEP as at and for the year ended December 31, 2017, and the unaudited consolidated financial statements of Enbridge and EEP as at and for the six months ended June 30, 2018. The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed consolidated financial statements.

In addition to the Merger, the Unaudited Pro Forma Statements give effect to the Midcoast Transaction and the Other Merger Transactions, as defined and described below:(1)

•

As disclosed in Enbridge’s Current Report on Form 8-K filed on August 1, 2018, Enbridge’s indirect subsidiary, Enbridge (U.S.) Inc. closed the sale of its indirect subsidiary Midcoast Operating, L.P. and its subsidiaries (collectively, “Midcoast”, and such transaction, the “Midcoast Transaction”) to AL Midcoast Holdings, LLC for cash proceeds of approximately US$1.1 billion less deposits and other customary closing items.

•

On August 24, 2018, Enbridge entered into a definitive agreement to acquire all of the outstanding public common units of Spectra Energy Partners, LP (“SEP”), and on September 17, 2018, Enbridge entered into separate definitive agreements to acquire all of the outstanding public shares of Enbridge Energy Management, L.L.C. (“EEQ”) and Enbridge Income Fund Holdings Inc. (“ENF”) (collectively, and not including the Merger, the “Other Merger Transactions”). The outstanding common units of SEP, listed shares of EEQ and common shares of ENF, in each case not owned by Enbridge or its subsidiaries, are referred to herein as the “outstanding public equity securities” of such entities.

The Unaudited Pro Forma Statements included herein have been derived from available preliminary information, certain assumptions that Enbridge believes are reasonable under the circumstances and the audited consolidated financial statements of Enbridge as of and for the year ended December 31, 2017, and the unaudited consolidated interim financial statements of Enbridge as of and for the six months ended June 30, 2018.

(1)

The Unaudited Pro Forma Statements do not give effect to the (a) sale by Enbridge of certain renewable assets completed on August 1, 2018, as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference herein, or (b) expected completion of the transactions contemplated by the agreements entered into by Enbridge with Brookfield Infrastructure Partners L.P. and its institutional partners to sell Enbridge’s Canadian natural gas gathering and processing businesses for a cash purchase price of approximately C$4.31 billion, as described in Enbridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference herein.

The pro forma adjustments have been prepared as if the Midcoast Transaction, the Merger and the Other Merger Transactions occurred on June 30, 2018, in the case of the unaudited pro forma condensed consolidated statements of financial position, and on January 1, 2017, in the case of the unaudited pro forma condensed consolidated statements of earnings for the six months ended June 30, 2018 and the year ended December 31, 2017. The Unaudited Pro Forma Statements should be read in conjunction with the related notes, which are included herein, and the financial statements and notes included in Enbridge’s Annual Report on Form 10-K for the year ended December 31, 2017, Enbridge’s Quarterly Report on Form 10-Q for the six months ended June 30, 2018, EEP’s Annual Report on Form 10-K for the year ended December 31, 2017, and EEP’s Quarterly Report on Form 10-Q for the six months ended June 30, 2018, each incorporated by reference herein.

Because Enbridge controls SEP, EEP, EEQ and Enbridge Income Fund (“EIF”) (a consolidated subsidiary of Enbridge with its noncontrolling interests held by ENF, whose business is limited to its investment in EIF) before and after the Merger and Other Merger Transactions, if consummated, the changes in Enbridge’s ownership interest in SEP, EEP, EEQ and ENF will be accounted for as equity transactions and no gains or losses will be recognized in Enbridge’s condensed consolidated statements of earnings resulting from such transactions. In addition, the tax effects of such transactions are presented in additional paid-in capital. Since the Enbridge historical financial information includes the accounts of SEP, EEP and EEQ, the historical financial information of those entities has not been shown separately. The pro forma adjustments related to the historical balances of ENF (an equity investment of Enbridge), after inter-company eliminations, are included in the “Other Merger Transactions Adjustments” column in the Unaudited Pro Forma Statements.

The Unaudited Pro Forma Statements do not necessarily reflect what Enbridge’s financial position and results of operations would have been if it had wholly owned EEP during the periods presented or had consummated the Midcoast Transaction and/or Other Merger Transactions as at the date to which such transactions are given effect. In addition, they are not necessarily indicative of its future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events that are (i) directly attributable to the Merger, the Midcoast Transaction and the Other Merger Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statements of earnings, expected to have a continuing impact on Enbridge. The actual adjustments may differ from the pro forma adjustments.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

As at June 30, 2018	Enbridge Historical	Midcoast Transaction Adjustments	Notes	Pro Forma Subtotal	Merger Adjustments	Notes	Pro Forma Subtotal	Other Merger Transactions Adjustments	Notes	Pro Forma Results
(millions of C$)
Assets
Current assets	7,984	1,133	(a),(b)	9,117	—		9,117	(85)	(r),(v)	9,032
Property, plant and equipment, net	94,058	—		94,058	—		94,058	—		94,058
Long-term investments	16,391	—		16,391	—		16,391	(25)	(s)	16,366
Goodwill	35,436	—		35,436	—		35,436	—		35,436
Other long-term assets	11,567	(993)	(a),(j)	10,574	—		10,574	(4)	(t)	10,570

Total assets	165,436	140		165,576	—		165,576	(114)		165,462

Liabilities and equity
Current liabilities	14,313	(269)	(a),(k)	14,044	—		14,044	(148)	(r)	13,896
Long-term debt	59,940	—		59,940	—		59,940	—		59,940
Other long-term liabilities	8,589	317	(a),(k)	8,906	—		8,906	—		8,906
Deferred income taxes	9,929	82	(f)	10,011	(714)	(l)	9,297	(216)	(t),(u)	9,081

Total liabilities	92,771	130		92,901	(714)		92,187	(364)		91,823

Redeemable noncontrolling interests	4,433			4,433			4,433	(4,433)	(x)	—
Equity
Share Capital
Preference shares	7,747	—		7,747	—		7,747	—		7,747
Common shares	51,548	—		51,548	3,080	(m)	54,628	9,583	(v)	64,211
Additional paid-in capital	4,311	—		4,311	(2,374)	(n)	1,937	(750)	(w)	1,187
Deficit	(2,649)	10	(g)	(2,639)	—		(2,639)	—		(2,639)
Accumulated other comprehensive income	1,277	—		1,277	—		1,277	—		1,277
Reciprocal shareholding	(102)	—		(102)	—		(102)	—		(102)

Total Enbridge Inc. shareholders’ equity	62,132	10		62,142	706		62,848	8,833		71,681
Noncontrolling interests	6,100	—		6,100	8	(o)	6,108	(4,150)	(x)	1,958

	68,232	10		68,242	714		68,956	4,683		73,639

Total liabilities and equity	165,436	140		165,576	—		165,576	(114)		165,462

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

Six months ended June 30, 2018	Enbridge Historical	Midcoast Transaction Adjustments	Notes	Pro Forma Subtotal	Merger Adjustments	Notes	Pro Forma Subtotal	Other Merger Transactions Adjustments	Notes	Pro Forma Results
(millions of C$, except per share amounts)
Operating revenues
Commodity sales	13,719	(1,309)	(c)	12,410	—		12,410	—		12,410
Gas distribution sales	2,782	—		2,782	—		2,782	—		2,782
Transportation and other services	6,970	(85)	(c)	6,885	—		6,885	—		6,885

Total operating revenues	23,471	(1,394)		22,077	—		22,077	—		22,077

Operating expenses
Commodity costs	13,275	(1,214)	(c)	12,061	—		12,061	—		12,061
Gas distribution costs	1,745	—		1,745	—		1,745	—		1,745
Operating and administrative	3,277	(159)	(d)	3,118	(2)	(q)	3,116	(3)	(z)	3,113
Depreciation and amortization	1,653	(5)	(d)	1,648	—		1,648	—		1,648
Impairment of long-lived assets	1,072	(914)	(d)	158	—		158	—		158

Total operating expenses	21,022	(2,292)		18,730	(2)		18,728	(3)		18,725

Operating income	2,449	898		3,347	2		3,349	3		3,352
Income from equity investments	698	(35)	(e)	663	—		663	—		663
Other expense	(134)	(1)	(e)	(135)	—		(135)	—		(135)
Interest expense	(1,346)	—		(1,346)	—		(1,346)	—		(1,346)

Earnings before income taxes	1,667	862		2,529	2		2,531	3		2,534
Income tax recovery/(expense)	170	(197)	(f)	(27)	(1)	(l)	(28)	(38)	(t)	(66)

Earnings	1,837	665		2,502	1		2,503	(35)		2,468
(Earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interests	(143)	—		(143)	3	(p)	(140)	192	(y)	52

Earnings attributable to controlling interests	1,694	665		2,359	4		2,363	157		2,520
Preference share dividends	(178)	—		(178)	—		(178)	—		(178)

Earnings attributable to common shareholders	1,516	665		2,181	4		2,185	157		2,342

Earnings per common share attributable to common shareholders	0.90			1.29			1.24			1.18

Diluted earnings per common share attributable to common shareholders	0.90			1.29			1.24			1.18

Weighted average common shares outstanding	1,690			1,690			1,762			1,986

Diluted weighted average common shares outstanding	1,693			1,693			1,765			1,989

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

Year ended December 31, 2017	Enbridge Historical	Midcoast Transaction Adjustments	Notes	Pro Forma Subtotal	Merger Adjustments	Notes	Pro Forma Subtotal	Other Merger Transactions Adjustments	Notes	Pro Forma Results
(millions of C$, except per share amounts)
Operating revenues
Commodity sales	26,286	(3,002)	(c)	23,284	—		23,284	—		23,284
Gas distribution sales	4,215	—		4,215	—		4,215	—		4,215
Transportation and other services	13,877	(167)	(c)	13,710	—		13,710	—		13,710

Total operating revenues	44,378	(3,169)		41,209	—		41,209	—		41,209

Operating expenses
Commodity costs	26,065	(2,830)	(c)	23,235	—		23,235	—		23,235
Gas distribution costs	2,572	—		2,572	—		2,572	—		2,572
Operating and administrative	6,442	(345)	(d),(i)	6,097	—		6,097	(1)	(z)	6,096
Depreciation and amortization	3,163	(213)	(d)	2,950	—		2,950	—		2,950
Impairment of long-lived assets	4,463	(4,392)	(d)	71	—		71	—		71
Impairment of goodwill	102	(102)	(d)	—	—		—	—		—

Total operating expenses	42,807	(7,882)		34,925	—		34,925	(1)		34,924

Operating income	1,571	4,713		6,284	—		6,284	1		6,285
Income from equity investments	1,102	(48)	(e)	1,054	—		1,054	—		1,054
Other income	452	1	(e)	453	—		453	—		453
Interest expense	(2,556)	(1)	(e)	(2,557)			(2,557)	—		(2,557)

Earnings before income taxes	569	4,665		5,234	—		5,234	1		5,235
Income tax recovery	2,697	(1,075)	(f)	1,622	(38)	(l)	1,584	(11)	(t)	1,573

Earnings	3,266	3,590		6,856	(38)		6,818	(10)		6,808
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(407)	29	(h)	(378)	163	(p)	(215)	176	(y)	(39)

Earnings attributable to controlling interests	2,859	3,619		6,478	125		6,603	166		6,769
Preference share dividends	(330)	—		(330)	—		(330)	—		(330)

Earnings attributable to common shareholders	2,529	3,619		6,148	125		6,273	166		6,439

Earnings per common share attributable to common shareholders	1.66			4.03			3.93			3.54

Diluted earnings per common share attributable to common shareholders	1.65			4.01			3.91			3.52

Weighted average common shares outstanding	1,525			1,525			1,597			1,821

Diluted weighted average common shares outstanding	1,532			1,532			1,604			1,827

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

BASIS OF PRESENTATION

The pro forma adjustments are based on the best information available and assumptions that we believe are factually supportable and directly attributable to the related transactions; however, such adjustments are subject to change. In addition, with respect to the unaudited pro forma condensed consolidated statements of earnings, pro forma adjustments have been made only for items that are expected to have a continuing impact on the consolidated results.

The Unaudited Pro Forma Statements are for illustrative and informational purposes only and are not intended to reflect what Enbridge’s consolidated statements of earnings would have been had the Merger, the Midcoast Transaction and the Other Merger Transactions occurred on the dates indicated and are not necessarily indicative of Enbridge’s future consolidated statements of earnings.

The pro forma adjustments to the condensed consolidated statements of earnings, where applicable, have been translated from the United States Dollar to the Canadian Dollar using the year-to-date average rate for the period presented, except for impairments, which have been translated at the monthly average rate for the month incurred. The pro forma adjustments to the condensed consolidated statement of financial position, where applicable, have been translated from the United States Dollar to the Canadian Dollar using the spot rate as at June 30, 2018.

The impact of the Midcoast Transaction is included in the “Midcoast Transaction Adjustments” column, and the impact of the Other Merger Transactions is included in the “Other Merger Transactions Adjustments” column in the Unaudited Pro Forma Statements. These adjustments have been prepared on the same basis as the Merger.

For the purpose of calculating the pro forma Basic and Diluted earnings per common share attributable to common shareholders, the historical weighted average number of Enbridge common shares outstanding during the period has been adjusted to give pro forma effect to the number of Enbridge common shares required to acquire the outstanding public equity securities of SEP, EEP, EEQ and ENF as at October 2, 2018.

The following is the estimated consideration for the Merger and Other Merger Transactions (in millions of Canadian dollars, except per unit/share amounts).

Consideration
EEP
EEP public units exchanged(3)	216
EEP exchange ratio(1)	0.335
Enbridge common shares assumed to be issued	72
EEQ
EEQ public shares exchanged(3)	87
EEQ exchange ratio(2)	0.335
Enbridge common shares assumed to be issued	29
SEP
SEP public units exchanged(3)	82
SEP exchange ratio(2)	1.111
Enbridge common shares assumed to be issued	91
ENF
ENF public shares exchanged(3)	141
ENF exchange ratio(2)	0.735
Enbridge common shares assumed to be issued	104
Cash paid per ENF common share(2)	$0.45
Total cash paid for ENF common shares	$63
Consideration
Total Enbridge common shares assumed to be issued	296
Enbridge common shares closing price as of October 2, 2018	$42.78

Consideration—Enbridge common shares	$12,663
Consideration—cash paid for ENF common shares	$63

Total consideration(4)	$12,726

1.	Per the Merger Agreement, the exchange ratio is 0.335 of an Enbridge common share per Class A common unit.
2.	Refer to note (v) below for further details on the exchange ratios.
3.	Reflects publicly held EEP, EEQ, SEP and ENF shares or units, as applicable, as of October 2, 2018.
4.

A C$1 increase in the price of an Enbridge common share would increase the total consideration by approximately C$296, and decrease the additional paid-in capital by approximately C$258 for purposes of these Unaudited Pro Forma Statements.

PRO FORMA ADJUSTMENTS

The Unaudited Pro Forma Statements reflect the following adjustments:

Midcoast Transaction Adjustments

(a)	Reflects the elimination of assets and liabilities attributable to Midcoast.

(b)	Represents the receipt of cash consideration of US$1.1 billion at the closing of the Midcoast Transaction.

(c)	Reflects the elimination of Operating revenues and Commodity costs of Midcoast.

(d)

Reflects the elimination of Operating and administrative expenses, Depreciation and amortization, Impairment of long-lived assets and Impairment of goodwill attributable to Midcoast. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated as a result of the disposition.

(e)	Reflects the elimination of non-operating income and expenses relating to Midcoast.

(f)

Represents the estimated income tax and deferred income tax effects of the Midcoast Transaction pro forma adjustments for the periods presented. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(g)

Reflects a gain of C$10 million arising from the Midcoast Transaction based upon the cumulative pro forma adjustments to the unaudited statement of financial position as at June 30, 2018. This estimated gain has not been reflected in the pro forma consolidated statement of earnings as it is considered to be nonrecurring in nature. No adjustment has been made to the sale proceeds to give effect to any working capital adjustments or other potential post-closing adjustments under the terms of the purchase agreement.

(h)	Reflects the elimination of Noncontrolling interests included in Enbridge’s historical Consolidated Statements of Earnings relating to Midcoast.

(i)

Reflects the elimination of US$11 million of incremental transaction costs associated with completing the Midcoast Transaction, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in Enbridge’s historical financial statements for the year ended December 31, 2017.

(j)	Includes the derecognition of US$199 million (C$262 million) of goodwill relating to Enbridge’s sale of Midcoast.

(k)	Reflects a liability of US$298 million (C$393 million) to satisfy future volume commitments retained by Enbridge, of which US$53 million (C$70 million) is expected to be settled in the next 12 months.

The Merger Adjustments

(l)

Reflects the estimated income tax and deferred income tax effects of the Merger pro forma adjustments for the periods presented. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(m)

Reflects the issuance of Enbridge common shares in exchange for the outstanding public equity securities of EEP. EEP unitholders will receive 0.335 of an Enbridge common share per each Class A common unit. The adjustment has been calculated using the number of outstanding public equity securities of EEP and the closing share price of Enbridge common shares traded on TSX as at October 2, 2018.

(n)

Reflects the impact on Additional paid-in capital associated with the acquisition of the public equity securities of EEP. It represents the difference between the fair value of Enbridge common shares issued and the respective Noncontrolling interests that are eliminated upon the acquisition of the related outstanding public equity securities, as well as any tax effects of the transactions.

(o)	Reflects the elimination of Noncontrolling interests included in Enbridge’s historical Consolidated Statements of Financial Position relating to EEP.

(p)	Reflects the elimination of Earnings attributable to noncontrolling interests included in Enbridge’s historical Consolidated Statements of Earnings relating to EEP.

(q)

Reflects the elimination of incremental transaction costs associated with the acquisition of the outstanding public equity securities of the Merger, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in Enbridge’s historical Consolidated Statements of Earnings.

Other Merger Transactions Adjustments

(r)	Reflects the assets and liabilities relating to the consolidation of ENF upon the completion of the ENF plan of arrangement, which is historically accounted for as an equity method investment.

(s)	Reflects the removal of Enbridge’s equity investment in ENF.

(t)

Reflects the estimated income tax and deferred income tax effects of the Other Merger Transactions pro forma adjustments for the periods presented. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(u)

Reflects the reversal of the full valuation allowance of approximately C$270 million on EEQ’s deferred tax asset. Upon the close of the EEQ merger, EEQ’s valuation allowance is expected to be fully reversed with the deferred tax asset carried up to Enbridge.

(v)

Reflects the issuance of Enbridge common shares in exchange for the outstanding public equity securities of EEQ, SEP and ENF, and cash payment in exchange for ENF common shares. As part of the Other Merger Transactions, holders of the outstanding public equity securities of EEQ, SEP and ENF will receive 0.335, 1.111 and 0.735, respectively, of an Enbridge common share per each of their outstanding public equity securities. In addition, unaffiliated ENF shareholders will receive a cash payment of C$0.45 per ENF common share held by such shareholders, as well as entitlement to receive the dividends on Enbridge common shares, as further described in the Enbridge’s Current Report on Form 8-K filed on September 18, 2018. For the purposes of determining the cash paid per ENF common share, it has been assumed that the ENF plan of arrangement will close prior to Enbridge declaring a dividend on the Enbridge common shares and ENF declaring a dividend on the ENF common shares. The value of Enbridge common shares to be provided has been calculated using the number of outstanding public equity securities of EEQ, SEP and ENF, as applicable, and the closing share price of Enbridge common shares traded on TSX as at October 2, 2018.

(w)

Reflects the impact on Additional paid-in capital associated with the acquisition of the outstanding public equity securities of EEQ, SEP and ENF. It represents the difference between the fair value of Enbridge common shares issued and the respective Noncontrolling interests and Redeemable noncontrolling interests that are eliminated upon the acquisition of the related outstanding public equity securities, as well as any tax effects of the transactions.

(x)

Reflects the elimination of Noncontrolling interests and Redeemable noncontrolling interests included in Enbridge’s historical Consolidated Statements of Financial Position relating to EEQ, SEP and EIF (a consolidated subsidiary of Enbridge with its noncontrolling interests held by ENF, whose business is limited to its investment in EIF).

(y)

Reflects the elimination of Earnings attributable to noncontrolling interests and redeemable noncontrolling interests included in Enbridge’s historical Consolidated Statements of Earnings relating to EEQ, SEP and EIF (a consolidated subsidiary of Enbridge with its noncontrolling interests held by ENF, whose business is limited to its investment in EIF).

(z)

Reflects the elimination of incremental transaction costs associated with the acquisition of the outstanding public equity securities of EEP, EEQ and ENF in the Other Merger Transactions, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in Enbridge’s historical Consolidated Statements of Earnings.

The following summarizes the pro forma adjustment to components of Total Enbridge Shareholders’ Equity, Noncontrolling interests and Redeemable noncontrolling interests.

	Enbridge Common Shares	Additional Paid-in Capital	Accumulated Deficit	Total Enbridge Shareholders’ Equity	Noncontrolling Interests	Redeemable Noncontrolling Interests
Midcoast Transaction
Gain on disposition	—	—	10	10	—	—
EEP
Common Shares issued	3,080	(3,080)	—	—	—	—
Eliminates noncontrolling interest related to EEP	—	(8)	—	(8)	8	—
Deferred tax adjustments	—	714	—	714	—	—
EEQ
Common Shares issued	1,241	(1,241)	—	—	—	—
Eliminates noncontrolling interest related to EEQ	—	35	—	35	(35)	—
Deferred tax adjustments	—	270	—	270	—	—
SEP
Common Shares issued	3,893	(3,893)	—	—	—	—
Eliminates noncontrolling interest related to SEP	—	4,115	—	4,115	(4,115)
Deferred tax adjustments		(54)		(54)
ENF
Common Shares issued	4,449	(4,449)	—	—	—	—
Eliminates redeemable noncontrolling interest related to ENF	—	4,433	—	4,433	—	(4,433)
Deferred tax adjustments	—	(4)	—	(4)	—	—
Cash paid for ENF common shares		(63)		(63)		—
Other pro forma adjustments related to ENF	—	101	—	101	—	—

Total Pro Forma Adjustments	12,663	(3,124)	10	9,549	(4,142)	(4,433)

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

ENBRIDGE ENERGY PARTNERS, L.P.,

ENBRIDGE ENERGY COMPANY, INC.,

ENBRIDGE ENERGY MANAGEMENT, L.L.C.,

ENBRIDGE INC.,

ENBRIDGE (U.S.) INC.,

WINTER ACQUISITION SUB II, LLC

and, solely for purposes of ARTICLE I, ARTICLE II and ARTICLE XI,

ENBRIDGE US HOLDINGS INC.

Dated as of September 17, 2018

Page
ARTICLE I

Definitions; Interpretation and Construction

1.1	Definitions	A-6
1.2	Additional Definitions	A-12
1.3	Interpretation and Construction	A-13

ARTICLE II

Pre-Merger Subscriptions

2.1	Subscriptions	A-14
2.2	Transfer of Aggregate Merger Consideration to the Exchange Agent	A-15

ARTICLE III

The Merger

3.1	The Merger	A-15
3.2	Closing	A-15
3.3	Effective Time	A-15
3.4	Amendment of Partnership Agreement	A-15
3.5	Organizational Documents of the Surviving Entity	A-15

ARTICLE IV

Merger Consideration; Effect of the Merger on Partnership Interests

4.1	Merger Consideration	A-16
4.2	Conversion of Class A Common Units	A-16
4.3	Treatment of Excluded Units and Other Parent-Owned Partnership Interests	A-16
4.4	Merger Sub	A-16
4.5	Tax Treatment of the Merger	A-16

ARTICLE V

Delivery of Merger Consideration; Procedures for Surrender

5.1	Exchange Agent	A-16
5.2	Procedures for Surrender	A-17
5.3	Distributions with Respect to Unsurrendered Certificates	A-18
5.4	Transfers	A-18
5.5	Fractional Shares	A-19
5.6	Termination of Exchange Fund	A-19
5.7	Lost, Stolen or Destroyed Certificates	A-19
5.8	Withholding Rights	A-19
5.9	Adjustments to Prevent Dilution	A-20
5.10	No Dissenters’ Rights	A-20

ARTICLE VI

Representations and Warranties of the Partnership Parties

6.1	Organization, Good Standing and Qualification	A-20
6.2	Capital Structure of the Partnership	A-21
6.3	Authority; Approval and Fairness	A-21

6.4	Governmental Filings; No Violations; Certain Contracts; Etc.	A-22
6.5	Partnership Reports; Financial Statements	A-22
6.6	Absence of Certain Changes	A-23
6.7	Litigation and Liabilities	A-23
6.8	Compliance with Laws; Licenses	A-24
6.9	Environmental Matters	A-24
6.10	Tax Matters	A-25
6.11	Property	A-25
6.12	Partnership Material Contracts	A-26
6.13	Opinion of Financial Advisor	A-26
6.14	Brokers and Finders	A-26
6.15	Insurance	A-26
6.16	No Other Representations or Warranties	A-26

ARTICLE VII

Representations and Warranties of the Parent Parties and Merger Sub

7.1	Organization, Good Standing and Qualification	A-27
7.2	Capital Structure of Parent Parties; Capitalization of Merger Sub	A-27
7.3	Authority; Approval	A-28
7.4	Governmental Filings; No Violations	A-28
7.5	Parent Reports; Financial Statements	A-29
7.6	Absence of Certain Changes	A-30
7.7	Litigation and Liabilities	A-30
7.8	Compliance with Laws; Licenses	A-30
7.9	Environmental Matters	A-30
7.10	Tax Matters	A-31
7.11	Property	A-31
7.12	Parent Material Contracts	A-31
7.13	Brokers and Finders	A-32
7.14	Insurance	A-32
7.15	EEQ Merger Agreement	A-32
7.16	No Other Representations or Warranties	A-32

ARTICLE VIII

Covenants

8.1	Interim Operations	A-33
8.2	Change in Recommendation	A-34
8.3	Prospectus/Proxy Filing; Information Supplied	A-37
8.4	Unitholders Meeting	A-38
8.5	Cooperation; Efforts to Consummate	A-39
8.6	Status; Notifications	A-39
8.7	Information; Access and Reports	A-39
8.8	Stock Exchange Listing and Delisting	A-40
8.9	Expenses	A-40
8.10	Indemnification; Directors’ and Officers’ Insurance	A-40
8.11	Takeover Statutes	A-42
8.12	Distributions	A-42
8.13	Section 16 Matters	A-42
8.14	Transaction Litigation	A-43

8.15	Voting	A-43
8.16	Special Committee	A-43
8.17	Performance by General Partner	A-43

ARTICLE IX

Conditions

9.1	Conditions to Obligation of Each Party	A-44
9.2	Conditions to Obligation of Parent, EUS and Merger Sub	A-44
9.3	Conditions to Obligation of the Partnership Parties	A-45

ARTICLE X

Termination

10.1	Termination by Mutual Written Consent	A-45
10.2	Termination by Either Parent or the Partnership	A-45
10.3	Termination by Parent	A-46
10.4	Termination by the Partnership	A-46
10.5	Effect of Termination and Abandonment	A-46
10.6	Payment of Partnership Expenses	A-46

ARTICLE XI

Miscellaneous and General

11.1	Survival	A-47
11.2	Modification or Amendment; Waiver	A-47
11.3	Counterparts	A-47
11.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	A-47
11.5	Specific Performance	A-48
11.6	Notices	A-49
11.7	Entire Agreement	A-50
11.8	Third-Party Beneficiaries	A-50
11.9	Non-Recourse	A-51
11.10	Fulfillment of Obligations	A-51
11.11	Severability	A-51
11.12	Successors and Assigns	A-51

Exhibit A	Form of Partnership Agreement Amendment

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2018, is entered into by and among Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Enbridge Energy Company, Inc., a Delaware corporation and the general partner of the Partnership (the “General Partner”), Enbridge Energy Management, L.L.C., a Delaware limited liability company and the delegate of the General Partner (the “GP Delegate”), Enbridge Inc., a Canadian corporation (“Parent”), Enbridge (U.S.) Inc., a Delaware corporation (“EUS” and, together with Parent, the “Parent Parties”), Winter Acquisition Sub II, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for purposes of ARTICLE I, ARTICLE II and ARTICLE XI, Enbridge US Holdings Inc., a Canadian corporation (“EUSHI” and, together with the Partnership, General Partner, GP Delegate, Parent, EUS and Merger Sub, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger, pursuant to the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, the special committee composed of the independent members (the “Special Committee”) of the board of directors of the GP Delegate (the “Partnership Board”) has, acting in good faith, unanimously (a) determined, based upon the facts and circumstances it deemed relevant, reasonable or appropriate to its decision, that this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Transactions”), are fair and reasonable to the Partnership, including the holders of the Outstanding Units (other than Parent and its Affiliates) (the “Public Unitholders”), (b) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (c) recommended that the Partnership Board approve this Agreement and the Transactions;

WHEREAS, the Partnership Board, upon the recommendation of the Special Committee, has, acting in good faith, unanimously (a) determined that this Agreement and the Transactions are fair and reasonable to the Partnership, including the Public Unitholders, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (c) recommended that the GP Board approve this Agreement and the Transactions, and (d) resolved to recommend that the Limited Partners approve the Transactions and this Agreement (the “Partnership Recommendation”) and directed that this Agreement be submitted to the Limited Partners for their approval;

WHEREAS, the board of directors of the General Partner (the “GP Board”), upon the recommendation of the Partnership Board, has, acting in good faith, unanimously (a) determined that this Agreement and the Transactions are fair and reasonable to the Partnership, including the Public Unitholders, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (c) resolved to recommend that the Limited Partners approve the Transactions and this Agreement and directed that this Agreement be submitted to the Limited Partners for their approval;

WHEREAS, the board of directors of EUS has unanimously approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (of those voting) (a) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (b) approved the issuance of Parent’s common shares (the “Parent Common Stock”), in connection with the Transactions, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION AND CONSTRUCTION

1.1 Definitions. For the purposes of this Agreement, except as otherwise expressly provided herein, the following terms have meanings set forth in this Section 1.1:

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Partnership or any of its Subsidiaries or (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Partnership or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Partnership, in each case, other than the Transactions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for purposes of this Agreement, prior to the Closing, the Partnership and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Affiliates, nor shall Parent or any of Parent’s Affiliates (other than the Partnership and its Subsidiaries) be considered Affiliates of the Partnership or any of its Subsidiaries.

“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York or in Calgary, Alberta, Canada are required or authorized by Law to close.

“Canadian Securities Laws” means all applicable securities Laws in each of the provinces and territories of Canada and the respective rules and regulations made thereunder, together with applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulators.

“Canadian Securities Regulators” means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Class A Common Unit” has the meaning set forth in the Partnership Agreement.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any legally binding written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“DTC” means The Depositary Trust Company.

“EEQ Merger” means the merger of Winter Acquisition Sub I, Inc. with and into the GP Delegate, with the GP Delegate surviving such merger, as provided in the EEQ Merger Agreement.

“EEQ Merger Agreement” means the Agreement and Plan of Merger, dated September 17, 2018, among Parent, the GP Delegate, Winter Acquisition Sub I, Inc. and, for certain purposes set forth therein, Enbridge Energy Company, Inc., as may be amended from time to time in compliance with the applicable provisions thereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

“Effect” means any effect, event, development, change or occurrence.

“Energy Products” means, collectively, natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids.

“Environmental Law” means any Law relating to (a) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement.

“Environmental Permit” means all Licenses required under Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Units” means Class A Common Units owned by Parent, Enbridge Energy Company, Inc., Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Class A Common Units owned by the Partnership Parties or any direct or indirect wholly owned Subsidiary of the Partnership, and in each case not held on behalf of third parties.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Entity with jurisdiction over the environment, natural resources, or workplace health or occupational safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Intervening Event” means any Effect that is not known or reasonably foreseeable to or by the Special Committee as of the date of this Agreement (or if known, the consequences of which were not known by the Special Committee as of the date of this Agreement), which Effect (or consequences) becomes known to or by the Special Committee prior to the Unitholder Approval having been obtained; provided, however, that in no event shall any of the following constitute or be deemed to be an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequences thereof, (ii) any action taken by any Party pursuant to and in compliance with the covenants and agreements set forth in this Agreement, and the consequences of any such action, (iii) changes in the Energy Products gathering, processing, treating, transportation and storage industries, (iv) the fact that, in and of itself, the Partnership exceeds internal or published projections, or (v) changes, in and of themselves, in the market price of the Class A Common Units.

“Knowledge” when used in this Agreement (a) with respect to the Partnership Parties or any of their Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Partnership Disclosure Letter, and (b) with respect to Parent or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Parent Disclosure Letter, in each case, after reasonable inquiry.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Limited Partners” has the meaning set forth in the Partnership Agreement.

“Listed Shares” has the meaning set forth in the Partnership Agreement.

“Majority of the Minority Vote” means approval of this Agreement by the holders of a majority of the Outstanding Class A Common Units (other than Class A Common Units held by Parent and its Affiliates) and the Outstanding I-Units (other than I-Units voted at the direction of Parent and its Affiliates), entitled to vote on such matter at the Partnership Unitholders Meeting or any adjournment or postponement thereof, voting together as a single class.

“Material Adverse Effect”, with respect to Parent or the Partnership, means any Effect that, individually or in the aggregate with any other Effect, is materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of such Party and its Subsidiaries, in each case taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) Effects affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in general in the U.S., Canada or elsewhere in the world;

(b) Effects that are the result of factors affecting the Energy Products gathering, drilling, processing, treating, transportation, storage, marketing and other related industries, markets or geographical areas in which such Party and its Subsidiaries conduct their respective businesses (including any change in the prices of Energy Products, industry margins or any regulatory changes or changes in applicable Law);

(c) Effects caused by the entry into, announcement or performance of the Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders,

partners, Governmental Entities, or employees or any Transaction Litigation or actions taken or requirements imposed by any Governmental Entity in connection with the Transactions;

(d) changes or modifications in GAAP or applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of this Agreement;

(e) any Effect resulting from any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any Law, decision or protocol or any other legislative or political conditions or policy or practices of any Governmental Entity;

(f) changes in stock price, trading volume or credit rating or any failure by such Party to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(g) any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster or acts of God, whether or not caused by any Person;

(h) the performance by any Party of its obligations under this Agreement, including any action taken or omitted to be taken at the request or with the consent of Parent, with respect to the Partnership, or at the request or with the consent of the Partnership, with respect to Parent, as applicable;

(i) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of such Party or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(j) a decline in the market price, or change in trading volume, of the Class A Common Units on the NYSE or the shares of Parent Common Stock on the TSX or the NYSE, as applicable; provided that the exception in this clause (j) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(k) any Proceeding commenced by or involving any current or former member, partner, unitholder or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the Transactions; or

(l) Effects caused by the entry into, announcement, consummation or performance of, or failure to enter into or consummate, the Other Parent Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, Governmental Entities or employees or any litigation related to the Other Parent Transactions or actions taken or requirements imposed by any Governmental Entity in connection with the Other Parent Transactions;

provided, further, that, with respect to clauses (a), (b), (d), (e) and (g), such Effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent it disproportionately adversely affects such Party and its Subsidiaries compared to other companies operating in the industries in which such Party and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents; (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents; and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Parent Transactions” means any and all potential transactions entered into between Parent, on the one hand, and any of the GP Delegate, Spectra Energy Partners, LP, or Enbridge Income Fund Holdings Inc., on the other hand, pursuant to which Parent acquires ownership, directly or indirectly, of all equity interests of the respective counterparty, whether prior to, concurrently with or subsequent to the date of this Agreement, including, for the avoidance of doubt, the EEQ Merger.

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

“Partnership Agreement” means the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 27, 2017, as amended.

“Partnership Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership Parties, including such expenses of the Special Committee, and their respective Subsidiaries in connection with this Agreement and the Transactions up to a maximum amount of $4.0 million.

“Partnership Group Entities” means the Partnership Parties and any Subsidiaries of the Partnership.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Material Adverse Effect” means a Material Adverse Effect on the Partnership and its Subsidiaries, taken as a whole.

“Partnership Parties” means the Partnership, General Partner and GP Delegate.

“Partnership Unitholders Meeting” means the meeting of Limited Partners of the Partnership (including the meeting of holders of Listed Shares for the purpose of determining the manner in which I-Units shall be voted) to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such person, in each case acting in their capacity as such.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person; provided, however, that when used with respect to Parent, the term “Subsidiary” shall not include the Partnership or its Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal that would result in a Person or group (as defined under Section 13 of the Exchange Act), other than Parent or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, more than 50% of the total voting power of the equity securities of the Partnership (or of the surviving entity in a merger involving the Partnership, as applicable) or more than 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Partnership that the Special Committee has determined in good faith, after consultation with outside legal counsel and its financial advisor, that (a) if consummated, would result in a transaction more favorable to the Public Unitholders, from a financial point of view, than the Merger (after taking into account any revisions to the terms of this Agreement proposed by the Partnership pursuant to Section 8.2(d)(ii) and the time likely to be required to consummate such Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and unitholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal; provided that any requisite vote or consent of Parent or its Affiliates that may be required to effect the proposal shall not be taken into account in determining whether a proposal is reasonably likely to be consummated.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto and (b) any liability for the payment of amounts described in clause (a) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Trading Day” means any day on which the NYSE is open for trading.

“TSX” means the Toronto Stock Exchange.

“Unit” means the Class A Common Units, Class B Common Units, Class E Units, Class F Units and I-Units.

“Unitholder Approval” means the approval of this Agreement by (i) Limited Partners constituting the Requisite Partnership Vote and (ii) Limited Partners constituting the Majority of the Minority Vote.

“Willful Breach” means, subject to Section 8.17, an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

1.2 Additional Definitions. For the purposes of this Agreement, the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Agreement	Preamble
Aggregate Merger Consideration	4.1
Alternative Acquisition Agreement	8.2(d)(i)(D)
Amended Partnership Agreement	3.4
Applicable Date	6.5(a)
Bankruptcy and Equity Exception	6.3(a)
Book-Entry Unit	4.2
Certificate	4.2
Certificate of Merger	3.3
Change of Recommendation	8.2(d)(i)(D)
Chosen Courts	11.4(b)
Class B Common Units	6.2(a)
Class E Units	6.2(a)
Class F Units	6.2(a)
Closing	3.2
Closing Date	3.2
D&O Insurance	8.10(b)
DLLCA	Recitals
DRULPA	Recitals
Effective Time	3.3
Eligible Units	4.1
Encumber	6.2(a)
Encumbrance	6.2(a)
Exchange Agent	5.1
Exchange Fund	5.1
EUSHI	Preamble
EUSHI Subscription	2.1(a)
EUS	Preamble
EUS Subscription	2.1(b)
EUS Capital Stock	7.2(a)
Exchange Ratio	4.1
General Partner	Preamble
General Partner Subscription	2.1(c)

Term	Section
GP Board	Recitals
GP Delegate	Preamble
I-Units	6.2(a)
Indemnified Parties	8.10(a)
Letter of Transmittal	5.2(a)
Merger	Recitals
Merger Consideration	4.1
Merger Sub	Preamble
Merger Sub Subscription	2.1(d)
Non-DTC Book-Entry Unit	4.2(b)
Original Date	8.4(b)
Outside Date	10.2(a)
Parent	Preamble
Parent Board	Recitals
Parent Capital Stock	7.2(a)
Parent Common Stock	Recitals
Parent Disclosure Letter	ARTICLE VII
Parent Material Contract	7.12(a)
Parent Parties	Preamble
Parent Reports	7.5(a)
Partnership	Preamble
Partnership Board	Recitals
Partnership Disclosure Letter	ARTICLE VI
Partnership GP Interest	6.2(a)
Partnership Material Contract	6.12(a)
Partnership Recommendation	Recitals
Partnership Reports	6.5(a)
Party/Parties	Preamble
Preference Shares	7.2(a)
Proxy/Prospectus	8.3(a)
Public Unitholders	Recitals
Registration Statement	8.3(a)
Requisite Partnership Vote	6.3(a)
Special Committee	Recitals
Surviving Entity	3.1
Tail Period	8.10(b)
Transaction Litigation	8.14
Transactions	Recitals

1.3 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, schedule and exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto”, “hereof”, “hereby”, “herein”, “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein or in the Partnership Disclosure Letter or the Parent Disclosure Letter, as applicable, the term “dollars” and the symbol “$” mean United States Dollars, and currency amounts referenced in this Agreement, the Partnership Disclosure Letter and the Parent Disclosure Letter are in United States Dollars.

(e) Except as otherwise expressly provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

(f) Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) The Partnership Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE VI or ARTICLE VII, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Partnership Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Partnership Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.

(h) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PRE-MERGER SUBSCRIPTIONS

2.1 Subscriptions. The following matters provided for in this ARTICLE II shall take place on the Closing Date, immediately prior to the Effective Time of the Merger, in the order set forth below:

(a) Subscription for EUSHI Shares. Immediately prior to the Effective Time, Parent shall subscribe for shares of EUSHI in exchange for the right of EUSHI to receive from Parent the Aggregate Merger Consideration (the “EUSHI Subscription”).

(b) Subscription for EUS Shares. Immediately prior to the Effective Time and following the EUSHI Subscription, EUSHI shall subscribe for shares of EUS in exchange for the right of EUS to receive from EUSHI the Aggregate Merger Consideration (the “EUS Subscription”).

(c) Subscription for General Partner Shares. Immediately prior to the Effective Time and following the EUS Subscription, EUS shall subscribe for shares of the General Partner in exchange for the right of the General Partner to receive from EUS the Aggregate Merger Consideration (the “General Partner Subscription”).

(d) Subscription for Merger Sub Membership Interests. Immediately prior to the Effective Time and following the General Partner Subscription, Enbridge Energy Company, Inc. shall subscribe for additional membership interests of Merger Sub in exchange for the right of Merger Sub to receive from Enbridge Energy Company, Inc. the Aggregate Merger Consideration (the “Merger Sub Subscription”).

2.2 Transfer of Aggregate Merger Consideration to the Exchange Agent. Immediately prior to the Effective Time and following the Merger Sub Subscription, Merger Sub shall direct Parent to deposit or cause to be deposited the Aggregate Merger Consideration with the Exchange Agent for the benefit (subject to Closing) of the holders of Eligible Units pursuant to Section 5.1.

ARTICLE III

THE MERGER

3.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Partnership in accordance with the DLLCA and the DRULPA and the separate existence of Merger Sub shall thereupon cease; (b) the Partnership shall be the surviving limited partnership in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and from and after the Effective Time, shall be a Subsidiary of Parent, and the separate existence of the Partnership with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in ARTICLE IV; and (c) the Merger shall have such other effects as provided in the DRULPA and the DLLCA, in each case, except as expressly set forth in this Agreement.

3.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied) or that may be waived at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date, time or place (or by means of remote communication) as the Partnership and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). If the parties to the EEQ Merger are ready, willing and able to consummate the EEQ Merger substantially simultaneously with the Merger, then each of the Merger and the EEQ Merger shall be consummated substantially concurrently on the same date in the sequence set forth in Section 3.2 of the Parent Disclosure Letter.

3.3 Effective Time. As soon as practicable following, and on the date of, the Closing, the Partnership will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

3.4 Amendment of Partnership Agreement. Immediately prior to the Effective Time of the Merger, the General Partner, as general partner of the Partnership, pursuant to Section 15.1(j) of the Partnership Agreement, shall amend the Partnership Agreement as set forth in Exhibit A hereto (the Partnership Agreement, as so amended, the “Amended Partnership Agreement”).

3.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall continue as the certificate of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable Law, and (b) the Amended Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable Law, and in each case any further amendments or restatements must be consistent with the obligations set forth in Section 8.10 of this Agreement.

ARTICLE IV

MERGER CONSIDERATION; EFFECT OF THE MERGER ON PARTNERSHIP INTERESTS

4.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any Partnership Interests, each Class A Common Unit issued and outstanding immediately prior to the Effective Time other than Excluded Units (each such Class A Common Unit, an “Eligible Unit”) shall be exchanged for the right to receive 0.335 shares of Parent Common Stock (such ratio, the “Exchange Ratio”, such number of shares of Parent Common Stock, the “Merger Consideration”, and the aggregate of such number of shares of Parent Common Stock to be exchanged for the Eligible Units, the “Aggregate Merger Consideration”).

4.2 Conversion of Class A Common Units. Each Eligible Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 4.2, and each certificate formerly representing any of the Eligible Units (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Units (each, a “Book-Entry Unit”) shall thereafter represent only the right to receive the Merger Consideration with respect to such Eligible Unit(s) and the right, if any, to receive, pursuant to Section 5.5, cash in lieu of fractional shares into which such Eligible Unit(s) have been converted pursuant to this Section 4.2, and any dividends or other distributions pursuant to Section 5.3.

4.3 Treatment of Excluded Units and Other Parent-Owned Partnership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any partnership interests of the Partnership, (a) each Excluded Unit shall remain outstanding as a Class A Common Unit in the Surviving

Entity, unaffected by the Merger; (b) each Class B Common Unit, Class E Unit, Class F Unit and I-Unit issued and outstanding and immediately prior to the Effective Time shall remain outstanding in the Surviving Entity, unaffected by the Merger, and no consideration shall be delivered in respect thereof; and (c) all other Partnership Interests, including the Partnership GP Interest, that are owned immediately prior to the Effective Time by the General Partner, the GP Delegate, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger, and no consideration shall be delivered in respect thereof.

4.4 Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, all membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

4.5 Tax Treatment of the Merger. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the United States federal income tax treatment), the Parties agree to treat the Merger as a taxable sale of the Eligible Units by the holders of such Eligible Units in exchange for the Merger Consideration. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

ARTICLE V

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

5.1 Exchange Agent. At or immediately prior to the Effective Time, pursuant to Section 2.2, Parent shall deposit or cause to be deposited with a nationally recognized financial institution or trust company selected by Parent with the Partnership’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Units upon Closing, (a) an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of Eligible Units pursuant to Section 4.1 and (b) an aggregate amount of cash comprising approximately the amounts required to be delivered in respect of Eligible Units pursuant to Section 5.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, dividends or other distributions, if any, to which the holders of Eligible Units may be entitled pursuant to Section 5.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Units. Such shares of Parent Common Stock, cash in lieu of fractional shares payable pursuant to Section 5.5 and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 5.1 are referred to collectively in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than the purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by Parent. Any interest or other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Parent. To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly replace or restore the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to fully satisfy such cash payment obligations. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any former holder of Eligible Units to receive the Merger Consideration as provided in this Agreement.

5.2 Procedures for Surrender.

(a) With respect to Certificates, as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) notice advising such holders of the effectiveness of the Merger; (ii) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or satisfaction of the conditions provided in Section 5.7 in lieu of a Certificate) to the Exchange Agent (the “Letter of Transmittal”); and (iii) instructions for surrendering a Certificate (or satisfaction of the conditions provided in Section 5.7 in lieu of a Certificate) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or satisfaction of the conditions provided in Section 5.7 in lieu of a Certificate) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable thereafter, (x) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to ARTICLE IV in the name of such record holder and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 5.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this ARTICLE V. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b) With respect to Book-Entry Units not held through DTC (each, a “Non-DTC Book-Entry Unit”), as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Unit (i) a notice advising such holders of the effectiveness of the Merger; (ii) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to ARTICLE IV in the name of such record holder; and (iii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 5.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this ARTICLE V. Notwithstanding the foregoing, any holder of an Eligible Unit that is duplicatively evidenced by both a Certificate and a book-entry account shall not receive the notice, statement and check contemplated by the immediately preceding sentence with respect to such Eligible Unit, but shall surrender the applicable Certificate in accordance with the procedures set forth in Section 5.2(a) to receive the Merger Consideration and any other amounts due under this Agreement with respect to such Eligible Unit, and no additional Merger Consideration or other amounts under this Agreement will accrue or be payable to the duplicative book-entry account for such Eligible Unit.

(c) With respect to Book-Entry Units held through DTC, Parent and the Partnership shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this ARTICLE V.

(d) No interest will be paid or accrued on any amount payable for Eligible Units pursuant to this ARTICLE V.

5.3 Distributions with Respect to Unsurrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. Subject to Section 5.5, no dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder with respect to any unsurrendered Certificate until the Certificate (or satisfaction of the conditions provided in Section 5.7 in lieu of a Certificate) is surrendered for exchange in accordance with this ARTICLE V. Subject to applicable Law, following such surrender, dividends or distributions with respect to the Parent Common Stock issued in exchange for Eligible Units in accordance with this ARTICLE V shall be paid to the holders of record of such Eligible Units, without interest, (a) promptly after the time of such surrender for any dividends or other distributions with a record date after the Effective Time but a payment date prior to surrender and (b) at the appropriate payment date for any dividends or other distributions payable with respect to shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

5.4 Transfers.

(a) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Partnership of the Eligible Units that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Units shall cease to have any rights with respect to such Eligible Units except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(b) With respect to Certificates, in the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Partnership as of the Effective Time, the proper number of shares of Parent Common Stock, together with a check for any cash (after giving effect to any required Tax withholdings as provided in Section 5.8) to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Until surrendered as contemplated by this Section 5.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this ARTICLE V.

(c) With respect to Book-Entry Units, payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this ARTICLE V, shall only be made to the Person in whose name such Book-Entry Units are registered in the stock transfer books of the Partnership as of the Effective Time.

5.5 Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued upon the conversion of Class A Common Units pursuant to Section 4.1. All fractional shares of Parent Common Stock that a holder of Eligible Units would be otherwise entitled to receive pursuant to Section 4.1, but for this Section 5.5, shall be aggregated and rounded to three decimal places, and such holder shall be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 5.5, be entitled to receive pursuant to Section 4.1, aggregated and rounded to three decimal points, and (b) an amount equal to the average of the volume-weighted average price per share of Parent Common Stock on the New York Stock Exchange as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Parent and the Partnership on the Trading Day immediately prior to the Effective Time for ten Trading Days ending on the fifth full Business Day immediately prior to the Closing Date. No holder of Eligible Units shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 5.5 to any dividends, distributions, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

5.6 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed as of the date that is twelve months following the Effective Time shall be delivered to Parent. Any holder of Eligible Units who has not theretofore complied with this ARTICLE V shall thereafter look only to Parent for delivery of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this ARTICLE V, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Class A Common Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Eligible Units immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

5.7 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this ARTICLE V, had such lost, stolen or destroyed Certificate been surrendered.

5.8 Withholding Rights. Each of Parent, the General Partner, Merger Sub, the Partnership, the Exchange Agent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the General Partner, Merger Sub, the Partnership, the Exchange Agent or the Surviving Entity, as applicable, such withheld amounts (a) shall be timely remitted by Parent, the General Partner, Merger Sub, the Partnership, the Exchange Agent or the Surviving Entity, as applicable, to the applicable Governmental Entity, and (b) to the extent such withheld amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the holder of Class A Common Units in respect of which such deduction and withholding was made by Parent, the General Partner, Merger Sub, the Partnership, the Exchange Agent or the Surviving Entity, as applicable. If withholding is taken in shares of Parent Common Stock, Parent, the General Partner, Merger Sub, the Partnership, the Surviving Entity and the Exchange Agent, as applicable, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

5.9 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with ARTICLE X, the issued and outstanding Class A Common Units or securities convertible or exchangeable into or exercisable for Class A Common Units or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration (and the Exchange Ratio) shall be equitably adjusted to provide the holders of Class A Common Units and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Merger Consideration (and the Exchange Ratio). Nothing in this Section 5.9 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

5.10 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

Except as set forth in the Partnership Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the Parent Parties by the Partnership Parties concurrently with the execution and delivery of this Agreement (the “Partnership Disclosure Letter”), (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VI, disclosure of any item in any section or subsection of the Partnership Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Partnership, and, with respect to themselves where provided for in this ARTICLE VI, the General Partner and the GP Delegate, each hereby represents and warrants to the Parent Parties and Merger Sub that:

6.1 Organization, Good Standing and Qualification. Each of the Partnership Group Entities is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

6.2 Capital Structure of the Partnership.

(a) As of the close of business on September 14, 2018, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of: (i) 326,517,110 Class A Common Units, of which 110,827,018 were owned, directly or indirectly, by Parent; (ii) 7,825,500 Class B common units representing limited partner interests in the Partnership (“Class B Common Units”), all of which were owned, directly or indirectly, by Parent; (iii) 18,114,975 Class E units representing limited partner interests in the Partnership (“Class E Units”), all of which were owned, directly or indirectly, by Parent; (iv) 1,000 Class F units representing limited partner interests in the Partnership (“Class F Units”), all of which were owned, directly or indirectly, by Parent; (v) 98,611,092.745544 I-units representing limited partner interests in the Partnership (the “I-Units”), all of which were owned directly by the GP Delegate; (vi) the general partner interest in the Partnership (the “Partnership GP Interest”); and (vii) no other equity interests or other voting securities of the Partnership were issued or outstanding. All of the outstanding Class A Common Units, Class B Common Units,

Class E Units, Class F Units, I-Units, and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement).

(b) As of the date of this Agreement, the General Partner owns the Partnership GP Interest, and such Partnership GP Interest was duly authorized and validly issued in accordance with the Partnership Agreement and represents the entire general partner interest in the Partnership. The General Partner owns the Partnership GP Interest free and clear of any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions and except those existing or arising pursuant to the applicable Organizational Documents of such entities) (an “Encumbrance”, and any action of correlative meaning, to “Encumber”).

(c) The Partnership does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Limited Partners on any matter. Except as set forth in Section 6.2(c) of the Partnership Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any of the Partnership Group Entities to issue or to sell any Partnership Interests or other securities of any of the Partnership Group Entities or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of the Partnership Group Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

6.3 Authority; Approval and Fairness.

(a) The Partnership Parties have all requisite power and authority and have taken all action necessary in order to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transactions, subject only to approval of this Agreement by the affirmative vote of the holders of 66 2⁄3% of the Outstanding Units entitled to vote on such matter at the Partnership Unitholders Meeting or any adjournment or postponement thereof (the “Requisite Partnership Vote”). This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes a valid and binding agreement of each of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) As of the date of this Agreement, the Special Committee has, acting in good faith, unanimously (i) determined based upon the facts and circumstances it deemed relevant, reasonable or appropriate to its decision, that this Agreement and the Transactions are fair and reasonable to the Partnership, including the Public Unitholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (iii) recommended that the Partnership Board approve this Agreement and the Transactions.

(c) As of the date of this Agreement, the Partnership Board, upon the recommendation of the Special Committee, has, acting in good faith, unanimously (i) determined that this Agreement and the Transactions are fair and reasonable to the Partnership, including the Public Unitholders, (ii) approved this Agreement and the

Transactions, on the terms and subject to the conditions set forth in this Agreement, (iii) recommended that the GP Board approve this Agreement and the Transactions, and (iv) resolved to recommend that the Limited Partners approve the Transactions and this Agreement and directed that this Agreement be submitted to the Limited Partners of the Partnership for their approval.

(d) As of the date of this Agreement, the GP Board, upon the recommendation of the Partnership Board, has, acting in good faith, unanimously (i) determined that this Agreement and the Transactions are fair and reasonable to the Partnership, including the Public Unitholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (iii) resolved to recommend that the Limited Partners approve the Transactions and this Agreement and directed that this Agreement be submitted to the Limited Partners for their approval.

6.4 Governmental Filings; No Violations; Certain Contracts; Etc.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the DRULPA and the DLLCA, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with the NYSE and (iv) under state securities, takeover, public utility and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Partnership Parties with, nor are any required to be made or obtained by the Partnership Parties with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Partnership Parties and the consummation of the Transactions, or in connection with the continuing operation of the business of the Partnership Group Entities following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b) Subject to obtaining the Requisite Partnership Vote, the execution, delivery and performance of this Agreement by the Partnership Parties do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of any of the Partnership or its Subsidiaries; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Partnership Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of any of the Partnership or its Subsidiaries under any such Partnership Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

6.5 Partnership Reports; Financial Statements.

(a) The Partnership has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2016 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Partnership Reports”). Each of the Partnership Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Partnership Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements (x) in any Partnership Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date of this Agreement or (y) with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Partnership Reports.

(b) Each of the consolidated statements of financial position included in or incorporated by reference into the Partnership Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of its date and each of the consolidated statements of comprehensive income, statements of partners capital and statements of cash flows included in or incorporated by reference into the Partnership Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC.

(c) The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13A-15 under the Exchange Act) as required by Rule 13A-15 under the Exchange Act and applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The GP Delegate’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the Partnership Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls.

6.6 Absence of Certain Changes. Since December 31, 2017, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Partnership Material Adverse Effect.

6.7 Litigation and Liabilities.

(a) Except as set forth in Partnership Reports, there are no Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing against the Partnership, any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b) Except for obligations and liabilities (i) reflected or reserved against in the Partnership’s consolidated statements of financial position (and the notes thereto) included in the Partnership Reports filed prior to the date of this Agreement, or (ii) incurred in the Ordinary Course since December 31, 2017, neither the Partnership nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Partnership and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c) As of the date of this Agreement, neither the Partnership, nor any of its Subsidiaries nor any of their respective properties or assets are party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(d) Notwithstanding anything contained in this Section 6.7, no representation or warranty shall be deemed to be made in this Section 6.7 in respect of environmental matters.

6.8 Compliance with Laws; Licenses.

(a) The businesses of each of the Partnership and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b) The Partnership and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct their respective businesses as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. No Licenses shall cease to be effective as a result of the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 6.8, no representation or warranty shall be deemed to be made in this Section 6.8 in respect of environmental matters.

6.9 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) since January 1, 2013, each of the Partnership and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits; (b) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) as of the date of this Agreement, no suspension or cancellation of any Environmental Permit is pending or threatened in writing; (d) no property currently or formerly owned, leased or operated by the Partnership or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance requiring remediation or other action pursuant to any Environmental Law; (e) as of the date of this Agreement, there are no Proceedings pending or threatened in writing against the Partnership or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any Environmental Law; and (f) neither the Partnership nor any of its Subsidiaries is subject to any Governmental Order with any Governmental Entity or any indemnity or other agreement with any third party that imposes any current or future obligations under any Environmental Law.

6.10 Tax Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a) The Partnership and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate in all material respects.

(b) All Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the consolidated statements of financial position of the Partnership and its consolidated Subsidiaries included in the Partnership Reports.

(c) Except as set forth in Section 6.10(c) of the Partnership Disclosure Letter, to the Knowledge of the Partnership, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Partnership or any of its Subsidiaries. There are no Proceedings pending or threatened in writing regarding any material Taxes of the Partnership and its Subsidiaries or the assets of the Partnership and its Subsidiaries.

(d) Except as set forth in Section 6.10(d) of the Partnership Disclosure Letter, each of the Partnership or any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code.

(e) The Partnership is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(f) At least 90% of the gross income of the Partnership for each taxable year ending after October 2002 and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code.

(g) Except as set forth in Section 6.10(g) of the Partnership Disclosure Letter, each Subsidiary of the Partnership is currently (and has been since its respective formation or acquisition by the Partnership) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

6.11 Property. The Partnership or a Subsidiary of the Partnership owns and has good title to all of its owned real property and good title to all of its owned personal property, and has valid leasehold interests in all of its leased real properties free and clear of all Encumbrances, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Encumbrances permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. All leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any of its Subsidiaries and, to the Knowledge of the Partnership Parties, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries or, to the Knowledge of the Partnership Parties, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or, to the Knowledge of the Partnership Parties, the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

6.12 Partnership Material Contracts.

(a) Except for this Agreement and except for Contracts filed with or publicly furnished to the SEC by the Partnership prior to the date of this Agreement, as of the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, “Partnership Material Contract”).

(b) Each Partnership Material Contract is valid and binding on the Partnership or its Subsidiaries, as applicable, and, to the Knowledge of the Partnership Parties, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. There is no default under any such Partnership Material Contracts by the Partnership or its Subsidiaries, or, to the Knowledge of the Partnership Parties, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Partnership or its Subsidiaries, or, to the Knowledge of the Partnership Parties, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

6.13 Opinion of Financial Advisor. The Special Committee has received the opinion of Evercore Group L.L.C., dated as of September 17, 2018, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the holders of Class A Common Units other than Parent and its Affiliates. A copy of such opinion letter will be made available to the Parent Parties as soon as practicable following the date of this Agreement on a confidential basis solely for informational purposes (it being agreed that such opinion is solely for the benefit of the Special Committee and may not be relied upon by the Parent Parties or Merger Sub).

6.14 Brokers and Finders. Neither the Partnership nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Special Committee has engaged Evercore Group L.L.C. as its financial advisor. The Partnership has made available to the Parent Parties correct and complete copies of all Contracts pursuant to which Evercore Group L.L.C. is entitled to any fees and expenses in connection with any of the Transactions.

6.15 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the Energy Products gathering, processing, treating, transportation and storage industries, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the Ordinary Course.

6.16 No Other Representations or Warranties. Except for the representations and warranties made by the Partnership Parties in this ARTICLE VI, none of the Partnership Parties nor any other Person makes any express or implied representation or warranty with respect to the Partnership Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of the Partnership Parties hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of the Partnership Parties nor any other Person makes or has made any representation or warranty to the Parent Parties, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Partnership Parties, any of their respective Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by any of the Partnership Parties in this ARTICLE VI, written information made available to the Parent Parties, Merger Sub or any of their respective Affiliates or Representatives in the course of their evaluation of the Partnership, the negotiation of this Agreement or in the course of the Transactions.

Notwithstanding the foregoing, nothing in this Section 6.16 shall limit the Parent Parties’ or Merger Sub’s remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by the Partnership in this ARTICLE VI.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES AND MERGER SUB

Except as set forth in the Parent Reports filed with or furnished to the SEC or filed on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Regulators prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the Partnership Parties by the Parent Parties concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VII, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub, and, with respect to itself where provided for in this ARTICLE VII, EUS, each hereby represents and warrants to the Partnership Parties that:

7.1 Organization, Good Standing and Qualification. Each of the Parent Parties and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

7.2 Capital Structure of Parent Parties; Capitalization of Merger Sub.

(a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, of which 1,724,340,802 shares were outstanding as of the close of business on September 14, 2018, and an unlimited number of preference shares, issuable in series (“Preference Shares”), of which 5,000,000 Series A Preference Shares, 18,269,812 Series B Preference Shares, 1,730,188 Series C Preference Shares, 18,000,000 Series D Preference Shares, 20,000,000 Series F Preference Shares, 14,000,000 Series H Preference Shares, 8,000,000 Series J Preference Shares, 16,000,000 Series L Preference Shares, 18,000,000 Series N Preference Shares, 16,000,000 Series P Preference Shares, 16,000,000 Series R Preference Shares, 16,000,000 Series 1 Preference Shares, 24,000,000 Series 3 Preference Shares, 8,000,000 Series 5 Preference Shares, 10,000,000 Series 7 Preference Shares, 11,000,000 Series 9 Preference Shares, 20,000,000 Series 11 Preference Shares, 14,000,000 Series 13 Preference Shares, 11,000,000 Series 15 Preference Shares, 30,000,000 Series 17 Preference Shares and 20,000,000 Series 19 Preference Shares were issued and outstanding as of the date of this Agreement (collectively, the “Parent Capital Stock”). The authorized capital stock of EUS consists of 5,000 shares of common stock (the “EUS Capital Stock”). All of the outstanding shares of Parent Capital Stock and EUS Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable.

(b) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote)

with the stockholders of Parent on any matter. Except as set forth in Section 7.2 of the Parent Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of Parent Capital Stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c) All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by the General Partner. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

7.3 Authority; Approval.

(a) No vote of holders of Parent Capital Stock is necessary to approve this Agreement and the Transactions, including the issuance of shares of Parent Common Stock as the Aggregate Merger Consideration. Each of the Parent Parties and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only to approval of this Agreement by the General Partner as the sole member of Merger Sub. This Agreement has been duly executed and delivered by each of the Parent Parties and Merger Sub and constitutes a valid and binding agreement of the Parent Parties and Merger Sub, enforceable against each of the Parent Parties and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued by it pursuant to ARTICLE VI of this Agreement. The shares of Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The shares of Parent Common Stock, when issued, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

7.4 Governmental Filings; No Violations.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the Canada Business Corporations Act, (ii) under the HSR Act, the Exchange Act, the Securities Act and applicable Canadian Securities Laws, (iii) required to be made with the NYSE and the TSX, and (iv) state or provincial securities, takeover, public utility and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Parent Parties or Merger Sub with, nor are any required to be made or obtained by the Parent Parties or Merger Sub with or from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Parent Parties and Merger Sub and the consummation of the Transactions or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Parent Parties do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of any of Parent or its Subsidiaries; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Parent Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of any of Parent or its Subsidiaries under any such Parent Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

7.5 Parent Reports; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act and with applicable Canadian Securities Regulators since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and applicable Canadian Securities Laws. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements in any Parent Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC or with applicable Canadian Securities Regulators prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC or applicable Canadian Securities Regulators with respect to the Parent Reports

(b) Each of the consolidated statements of financial position included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of comprehensive income, changes in equity and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC or Canadian Securities Regulators.

(c) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act and with applicable Canadian Securities Regulators, as applicable. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13A-15 under the Exchange Act) as required by Rule 13A-15 under the Exchange Act, the applicable listing standards of the TSX and applicable Canadian Securities Laws. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act and applicable Canadian Securities Laws are recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC and Canadian Securities Regulators, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

7.6 Absence of Certain Changes. Since December 31, 2017, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

7.7 Litigation and Liabilities.

(a) Except as set forth in the Parent Reports, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent, any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Except for obligations and liabilities (i) reflected or reserved against in Parent’s consolidated statements of financial position (and the notes thereto) included in the Parent Reports filed prior to the date of this Agreement or (ii) incurred in the Ordinary Course since December 31, 2017, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated statement of financial position (or notes thereto) of Parent and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) As of the date of this Agreement, neither Parent, nor any of its Subsidiaries nor any of their respective properties or assets are a party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Notwithstanding anything contained in this Section 7.7, no representation or warranty shall be deemed to be made in this Section 7.7 in respect of environmental matters.

7.8 Compliance with Laws; Licenses.

(a) The businesses of each of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct their respective businesses as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No Licenses shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 7.8, no representation or warranty shall be deemed to be made in this Section 7.8 in respect of environmental matters.

7.9 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) since January 1, 2013, each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits; (b) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) as of the date of this Agreement, no suspension or cancellation of any Environmental Permit is pending or threatened in writing; (d) no property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance requiring remediation or other action pursuant to any Environmental Law; (e) as of the date of this Agreement, there are no Proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any Environmental Law; and (f) neither Parent nor any of its Subsidiaries is subject to any Governmental Order with any Governmental Entity or any indemnity or other agreement with any third party that imposes any current or future obligations under any Environmental Law.

7.10 Tax Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such filed Tax Returns are complete and accurate in all material respects.

(b) All Taxes owed by Parent and each of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the statement of financial position of Parent and its consolidated Subsidiaries included in the Parent Report.

(c) Except as set forth in Section 7.10(c) of the Parent Disclosure Letter, to the Knowledge of Parent, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no Proceedings pending or threatened in writing regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.

(d) Except as set forth in Section 7.10(d) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has been, within the past two years or otherwise, as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

7.11 Property. Parent or a Subsidiary of Parent owns and has good title to all of its owned real property and good title to all of its owned personal property, and has valid leasehold interests in all of its leased real properties free and clear of all Encumbrances, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Encumbrances permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and, to the Knowledge of Parent, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

7.12 Parent Material Contracts.

(a) Except for this Agreement and except for Contracts filed with or publicly furnished to the SEC or filed on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Regulators by Parent or any of its Subsidiaries prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, “Parent Material Contract”).

(b) Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, as applicable, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no default under any such Parent Material Contracts by Parent or its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

7.13 Brokers and Finders. Neither Parent, nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions, except that Parent has employed Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital Inc. as its financial advisors.

7.14 Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the Energy Products gathering, processing, treating, transportation and storage industries and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of or indication of an intention not to renew, any such insurance policy has been received by Parent or any of its Subsidiaries other than in the Ordinary Course.

7.15 EEQ Merger Agreement. Parent has provided the Partnership with a correct and complete copy of the EEQ Merger Agreement.

7.16 No Other Representations or Warranties. Except for the representations and warranties made by the Parent Parties and Merger Sub in this ARTICLE VII, none of the Parent Parties, Merger Sub or any other Person makes any express or implied representation or warranty with respect to the Parent Parties, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of the Parent Parties and Merger Sub hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of the Parent Parties, Merger Sub or any other Person makes or has made any representation or warranty to the Partnership Parties or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent or Merger Sub in this ARTICLE VII, written information made available to the Partnership Parties or any of their respective Affiliates or Representatives in the course of their evaluation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 7.16 shall limit the Partnership Parties’ remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by Parent and Merger Sub in this ARTICLE VII.

ARTICLE VIII

COVENANTS

8.1 Interim Operations.

(a) Each of the Partnership and Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent or the Partnership, as applicable, shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed)), and except as otherwise expressly contemplated by this Agreement, as provided in any Contract in effect as of the date of this Agreement, or as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the Ordinary Course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except as otherwise expressly: (i) contemplated by this Agreement; (ii) contemplated by any Contract entered into prior to, concurrently with or after the date of this Agreement by Parent with respect to the Other Parent Transactions (as such Contract may be amended, supplemented or otherwise modified from time to time); (iii) required by applicable Law or the terms of any Contract in effect on the date of this Agreement, (iv) as approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by the other Party; or (v) set forth in the corresponding subsection of Section 8.1 of the Partnership Disclosure Letter, as it relates to the Partnership and its Subsidiaries, or on Section 8.1 of the Parent Disclosure Letter, as it relates to Parent and its Subsidiaries, each Party, on its own account, shall not and shall not permit its Subsidiaries to:

(i) make any material change to the nature of its business and operations;

(ii) make any change to its Organizational Documents as in effect on the date of this Agreement in any manner that would reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

(iii) (A) merge or consolidate itself or any of its Subsidiaries with any other Person (expressly excluding, for the avoidance of doubt, any of the Other Parent Transactions), or (B) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case, except (1) such transactions solely between or among, or solely involving, such Party and one or more of its wholly owned Subsidiaries, or a Subsidiary of such Party and one or more wholly owned Subsidiaries of such Subsidiary, (2) as would not reasonably be expected to result in a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (3) as would not reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

(iv) issue, sell, grant, transfer or authorize the issuance, sale or grant, or otherwise enter into any Contract with respect to the voting of, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable (other than the issuance of partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, (A) by its wholly owned Subsidiary to it or another of its wholly owned Subsidiaries, (B) by the Partnership to the GP Delegate pursuant to the Partnership Agreement or (C) in respect of equity-based awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement), or securities convertible or exchangeable into or exercisable for any such partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or any options, warrants or other rights of any kind to acquire any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or such convertible or exchangeable securities;

(v) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or securities convertible or exchangeable into or exercisable for any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable;

(vi) waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable;

(vii) other than in the Ordinary Course, make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle any material Tax claim, audit, assessment or dispute for an amount materially in excess of the amount reserved or accrued on such Party’s most recent consolidated balance sheet included in the Parent Reports or Partnership Reports, as applicable, or surrender any right to claim a refund of a material amount of Taxes;

(viii) make any material changes with respect to accounting policies, except as required by changes in GAAP;

(ix) make or declare any dividends or distributions to the holders of Common Units or Parent Common Stock, in each case, other than in the Ordinary Course, subject to Section 8.12; or

(x) agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, a Party’s obligations under Section 8.1(a) to take an action or not to take an action, or to cause its Subsidiaries to take an action or not to take an action, shall, with respect to any Persons (and their respective Subsidiaries) controlled by such Party, or in which such Party otherwise has a voting interest, but that are not wholly owned Subsidiaries of such Party or have public equity holders, only apply (i) to the extent permitted by the organizational documents and governance arrangements of such entity and its subsidiaries, (ii) to the extent a Party is authorized and empowered to bind such entity and its subsidiaries and (iii) to the extent permitted by the Party’s or its Subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders.

8.2 Change in Recommendation.

(a) No Solicitation. Except as expressly permitted by this Section 8.2, the Partnership shall not, and none of its Subsidiaries nor any of the directors, officers or employees of it or its Subsidiaries shall, and the Partnership shall instruct its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit, propose, encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(iii) provide any non-public information to any Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(iv) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

It is understood and agreed that no act or failure to act by Parent or any of its Affiliates or Representatives shall be a violation or breach of this Section 8.2 by the Partnership.

(b) Exceptions. Notwithstanding anything in this Section 8.2(b) to the contrary, prior to the time, but not after, the Unitholder Approval is obtained, in response to an unsolicited, bona fide written Acquisition Proposal that did not arise from or in connection with a material breach of the obligations set forth in this Section 8.2, the Partnership may:

(i) provide information in response to a request therefor (including non-public information regarding the Partnership or any of its Subsidiaries) to the Person who made such Acquisition Proposal, provided that such information has previously been made available to, or is made available to, Parent prior to or concurrently with the time such information is made available to such Person and, prior to furnishing any such information, the Partnership receives from the Person making such Acquisition Proposal an executed confidentiality agreement containing customary terms (it being understood that such confidentiality agreement need not contain a standstill provision prohibiting the making or amending of an Acquisition Proposal); and

(ii) participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Special Committee determines in good faith after consultation with outside legal counsel, based on the information then available and after consultation with its financial advisor, that such Acquisition Proposal (A) constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) such Acquisition Proposal did not result from a breach of this Section 8.2.

(c) Notice of Acquisition Proposals. The Partnership shall promptly (and, in any event, within 24 hours) give notice to Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by; (ii) any non-public information is requested in connection with any Acquisition Proposal from; or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a current basis (and, in any event, within 24 hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

(d) No Change of Recommendation.

(i) Except as permitted by Section 8.2(d)(ii), Section 8.2(d)(iii) and Section 8.2(e), the Special Committee agrees it shall not:

(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Partnership Recommendation in a manner adverse to Parent;

(B) fail to include the Partnership Recommendation in the Proxy/Prospectus;

(C) fail to recommend, within ten Business Days after the commencement of such Acquisition Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding Class A Common Units (other than by Parent or an Affiliate of Parent), against acceptance of such tender offer or exchange offer by its Limited Partners;

(D) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 8.2(a) entered into in compliance with Section 8.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), a “Change of Recommendation”); or

(E) except as expressly permitted by, and after compliance with, Section 8.2(d)(ii), recommend that the Partnership to enter into an Alternative Acquisition Agreement.

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time the Unitholder Approval is obtained, the Special Committee may effect a Change of Recommendation if (A) an unsolicited, bona fide written Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in Section 8.2(a) is received by the Partnership and is not withdrawn, and (B) the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that a Change of Recommendation may not be made unless and until the Partnership has given Parent written notice of such action and the basis thereof five days in advance (unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the Partnership Unitholders Meeting, as may be adjusted pursuant to Section 8.4, in which case such notice shall be provided as far in advance as practicable), which notice shall set forth in writing that the Special Committee intends to consider whether to take such action and comply in form, substance and delivery with the provisions of Section 8.2(c). After giving such notice and prior to effecting such Change of Recommendation the Partnership shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the Special Committee not to effect a Change of Recommendation in response thereto. At the end of the five day period (or such shorter period as is permitted by this Section 8.2(d)(ii)), prior to taking action to effect a Change of Recommendation, the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and shall have determined in good faith after consultation with outside legal counsel and its financial advisor that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing were to be given effect. Any modification to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 8.2(c) and this Section 8.2(d)(ii) except that the advance written notice obligation set forth in this Section 8.2(d)(ii) shall be reduced to three days.

(iii) Notwithstanding anything in this Agreement to the contrary, prior to the time the Unitholder Approval is obtained, the Special Committee may effect a Change of Recommendation in response to an Intervening Event if the Special Committee has reasonably determined in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to do so would be materially adverse to the interests of the Partnership or the Public Unitholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable Law or obligations under the Partnership Agreement; provided, however, that a Change of Recommendation may not be made unless and until the Partnership has given Parent written notice of such action and the basis thereof five days in advance (unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the Partnership Unitholders Meeting, as may be adjusted pursuant to Section 8.4, in which case such notice shall be provided as far in advance as practicable), which notice shall set forth in writing that the Special Committee intends to consider whether to take such action and a reasonably detailed description of such Intervening Event. After giving such notice and prior to effecting such Change of Recommendation the Partnership shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the Special Committee not to effect a Change of Recommendation in response thereto. At the end of the five day period (or such shorter period as is permitted by this Section 8.2(d)(iii)), prior to taking action to effect a Change of Recommendation, the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and shall have determined in good faith after consultation with outside legal counsel and its financial advisor that the failure to effect a Change of Recommendation would continue to be materially adverse to the interests of the Partnership or the Public Unitholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable Law or obligations under the Partnership Agreement.

(e) Certain Permitted Disclosure. Nothing contained in this Section 8.2 or elsewhere in this Agreement shall prohibit the Partnership or the Special Committee from disclosures to the Public Unitholders of: (A) a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (B) any disclosure the Special Committee has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be materially adverse to the interests of the Partnership or the Public Unitholders or would otherwise be reasonably likely to be inconsistent with its duties under applicable Law or obligations under the Partnership Agreement.

(f) Existing Discussions. The Partnership shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Partnership shall promptly deliver a written notice to each such Person providing only that the Partnership is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal and informing such Persons of the obligations undertaken in this Section 8.2 which notice shall also request the prompt return or destruction of all confidential information concerning the Partnership and any of its Subsidiaries heretofore furnished to such Person by or on behalf of the Partnership or any of its Subsidiaries, as applicable.

8.3 Prospectus/Proxy Filing; Information Supplied.

(a) As promptly as reasonably practicable after the date of this Agreement, the Partnership shall prepare and file with the SEC the proxy statement relating to the Partnership Unitholders Meeting (as amended or supplemented from time to time, the “Proxy/Prospectus”), and Parent shall prepare and file with the SEC, Parent’s registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”, with the Proxy/Prospectus constituting a part thereof). Parent and the Partnership each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, to promptly thereafter mail the Proxy/Prospectus (including the Registration Statement) to the Limited Partners, and to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions or until this Agreement is terminated in accordance with its terms.

(b) Each of the Partnership and Parent shall promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Registration Statement or the Proxy/Prospectus or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Registration Statement or Proxy/Prospectus.

(c) Each of the Partnership Parties and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Limited Partners and at the time of the Partnership Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Partnership and Parent further agrees that, if prior to the Closing Date, it should become aware of any information that would cause any of the statements in the Proxy/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the Proxy/Prospectus) not false or misleading, it will promptly inform the other Party thereof and, subject to Section 8.3(d), take the steps necessary to correct such information in an amendment or supplement to the Proxy/Prospectus or the Registration Statement.

(d) Each of Parent and the Partnership will provide the other Party and their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy/Prospectus, the Registration Statement and other documents related to the Partnership Unitholders Meeting or the issuance of the shares of Parent Common Stock in respect of the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Limited Partners of the Partnership. Each Party will include in the Proxy/Prospectus, the Registration Statement and such other documents related to the Partnership Unitholders Meeting or the issuance of the shares of Parent Common Stock in respect of the Merger all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and its Subsidiaries included in the Proxy/Prospectus and the Registration Statement shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Partnership and its Subsidiaries included in the Proxy/Prospectus and the Registration Statement shall be in form and content satisfactory to the Partnership, acting reasonably.

8.4 Unitholders Meeting.

(a) The Partnership will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Partnership Unitholders Meeting as promptly as reasonably practicable after the Registration Statement is declared effective and the SEC advises it has no further comments on the Proxy/Prospectus to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law or pursuant to Section 8.4(b). Notwithstanding the foregoing, if the partnership delivers a notice of an intent to make a Change of Recommendation pursuant to Section 8.2(d)(ii) or Section 8.2(d)(iii) within the five days prior to the Original Date or any date that the Partnership Unitholders Meeting is scheduled to be held thereafter in accordance with the terms of this Section 8.4, if directed by Parent, the Partnership shall as promptly as practicable thereafter postpone or adjourn the Partnership Unitholders Meeting for up to ten days in accordance with Parent’s direction. Subject to Section 8.2 of this Agreement, the Partnership Board shall recommend such approval and shall take all lawful action to solicit such approval.

(b) The Partnership agrees (i) to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports) and (ii) to give written notice to Parent one day prior to the Partnership Unitholders Meeting and, if requested, on the day of, but prior to, the Partnership Unitholders Meeting, indicating whether as of such date sufficient proxies representing the Unitholder Approval have been obtained. Notwithstanding the foregoing, if, on a date that is two

Business Days prior to the date the Partnership Unitholders Meeting is scheduled (in either case, the “Original Date”), (A) the Partnership has not received proxies representing the Unitholder Approval, whether or not a quorum is present or (B) it is necessary to ensure that any supplement or amendment to the Proxy/Prospectus is required to be delivered, the Partnership may, or if Parent so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Partnership Unitholders Meeting as long as the date of the Partnership Unitholders Meeting is not postponed or adjourned more than ten days in connection with any one postponement or adjournment or more than an aggregate of twenty days from the Original Date in reliance on the preceding sentence.

(c) Without limiting the generality of the foregoing, the Partnership agrees that its obligation to hold the Partnership Unitholders Meeting pursuant to this Section 8.4(c) shall not be affected by the making of a Change of Recommendation and its obligations pursuant to this Section 8.4(c) shall not be affected by the commencement of or announcement or disclosure of or communication to the Partnership of any Acquisition Proposal. The Partnership agrees that it shall not submit to the vote of the Limited Partners any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Partnership’s Limited Partners with respect to the Unitholder Approval at the Partnership Unitholders Meeting.

8.5 Cooperation; Efforts to Consummate.

(a) On the terms and subject to the conditions of this Agreement, each of the Partnership and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of this Agreement the notification and report form required under the HSR Act), (ii) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions and (iii) defending any Proceedings challenging this Agreement or the Transactions and seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Merger and the Transactions. Notwithstanding the foregoing, nothing in this Agreement will require any Party to hold separate or make any divestiture of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

(b) Subject to applicable Law relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Partnership Parties shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Partnership Parties, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy/Prospectus). Neither the Partnership Parties nor Parent shall permit any of its officers or other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat. The Partnership Parties shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Parent (which consent, subject to this Section 8.5, may be withheld in Parent’s sole discretion). In exercising the foregoing rights, each of the Partnership Parties and Parent shall act reasonably and as promptly as reasonably practicable.

8.6 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Partnership and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Parent Parties or the Partnership Parties, as applicable, or any of their respective Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions. The Partnership and Parent each shall give prompt notice to the other of any Effect that has had or would reasonably be expected to have a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 8.6 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Partnership Disclosure Letter or Parent Disclosure Letter, as applicable.

8.7 Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 8.7, the Partnership and Parent each shall (and shall cause its Subsidiaries to), upon request by the other Party, furnish the other Party and its Representatives with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be required in connection with the Proxy/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Partnership or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(b) The foregoing provisions of this Section 8.7 shall not require and shall not be construed to require either the Partnership or Parent to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Partnership or Parent, as applicable, would (i) violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement; (ii) result in a violation of applicable Law; (iii) waive the protection of any attorney-client privilege; or (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability.

(c) No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Partnership Parties set forth in this Agreement, and no investigation by the Partnership or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Parent Parties or Merger Sub set forth in this Agreement.

8.8 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE and the TSX, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Partnership shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Class A Common Units from the NYSE and the deregistration of the Class A Common Units under the Exchange Act as promptly as practicable after the Effective Time.

8.9 Expenses. Except as otherwise provided in this Section 8.9 or Section 10.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that Parent shall pay for (a) any filing fees with respect to the Registration Statement, (b) the costs and expenses of printing and mailing of the Proxy/Prospectus and (c) any filing fees in connection with the HSR Act.

8.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Law, each of Parent and the Surviving Entity agrees that it will jointly and severally (i) indemnify, defend and hold harmless each present and former (determined as of the Effective Time) director and officer of the Partnership, the GP Delegate and the General Partner, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened Proceeding, in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (A) the Transactions, and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and (ii) advance expenses as incurred in each case described in clause (i) to the fullest extent permitted under applicable Law; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b) Parent shall maintain in effect, or cause to be maintained in effect, (i) the insurance liability coverage of the existing directors’ and officers’ insurance policies for directors and officers of the GP Delegate, and (ii) the Partnership’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date of this Agreement, in each case, for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”), with terms, conditions and limits of liability that are at least as favorable to the insureds as provided in the existing policies providing such coverage as of the date of this Agreement; provided, however, that in no event during the Tail Period shall Parent be required to expend more on the annual cost of the D&O Insurance than an amount per year equal to 300 percent of the current annual premiums charged to the Partnership by Parent for such insurance; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall have the option to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If Parent in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 8.10(b), Parent may, but shall be under no obligation to, prior to the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of the D&O Insurance for the Tail Period with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(c) Any Indemnified Party wishing to claim indemnification under this Section 8.10, upon learning of any such Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Entity of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) Parent or the Surviving Entity shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Parent nor the Surviving Entity will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Entity elects not to assume such defense or legal counsel or the Indemnified Party advises that there are issues which raise conflicts of interest between Parent or the Surviving Entity and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and Parent or the Surviving Entity shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Parent and the Surviving Entity shall be obligated pursuant to this Section 8.10(c) to pay for only one firm of legal counsel for all Indemnified Parties with respect to any Proceeding in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects to assume such defense, and Parent and the Surviving Entity shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects to assume such defense and Parent and the Surviving Entity shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects not to assume such defense; and (iv) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d) During the Tail Period, Parent shall honor (and shall cause the General Partner, the GP Delegate and the Surviving Entity to honor) all rights to indemnification, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto as in effect as of the date of this Agreement in favor of any Indemnified Party as provided in the Organizational Documents of the General Partner, the GP Delegate, the Partnership or any of their respective Subsidiaries or any indemnification agreement between such Indemnified Party and the General Partner, the GP Delegate, the Partnership or any of their respective Subsidiaries, in each case, as in effect on the date of this Agreement, and all of such rights shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e) If Parent, the General Partner, the GP Delegate or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the General Partner, the GP Delegate or the Surviving Entity, as applicable, shall assume all of the obligations set forth in this Section 8.10.

(f) The rights of the Indemnified Parties under this Section 8.10 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the General Partner, the GP Delegate, the Partnership or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the General Partner, the GP Delegate, the Partnership or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 8.10 is not prior to or in substitution of any such claims under such policies).

(g) This Section 8.10 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 8.10. Any right of an Indemnified Party pursuant to this Section 8.10 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

8.11 Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation is or may become applicable to the Transactions, each of Parent and the Partnership and the Parent Board and the Partnership Board, respectively, shall grant such approvals and use reasonable best efforts to take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

8.12 Distributions.

(a) Until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Partnership Board shall declare, and shall cause the Partnership to pay, the Partnership’s regular quarterly cash distribution in an amount not less than $0.35 per Class A Common Unit in accordance with the Partnership Agreement and consistent with the Partnership’s historical payment schedule of quarterly cash distributions.

(b) Subject to Section 8.12(a), the Partnership and Parent shall coordinate with each other with respect to the declaration and setting of record dates and payment dates of distributions on Class A Common Units and Parent Common Stock, subject to applicable Law, so that holders of Class A Common Units do not receive dividends and distributions, as applicable, on both Class A Common Units and shares of Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend or distribution, as applicable, on either Class A Common Units or shares of Parent Common Stock received in the Merger in respect of any calendar quarter.

8.13 Section 16 Matters. The Partnership and Parent, and the Partnership Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Partnership (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

8.14 Transaction Litigation. In the event that any unitholder litigation related to this Agreement or the Transactions is brought, or, to the Partnership’s Knowledge, threatened, against the Partnership or any members of the Partnership Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Transaction Litigation”), the Partnership shall as promptly as reasonably practicable notify Parent of such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Partnership shall give Parent the opportunity to participate in the defense or settlement and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided that the Partnership shall in any event control such defense or settlement and the disclosure of information to Parent in connection therewith shall be subject to the provisions of Section 8.7; provided, further, that the Partnership shall not agree to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.15 Voting. The Parent Parties covenant and agree that, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (a) at the Partnership Unitholders Meeting or any other meeting of the Limited Partners or any vote of the Limited Partners or of Listed Shares in connection with a vote of the Limited Partners however called, the Parent Parties shall vote, or cause to be voted, to the extent permitted under the Organizational Documents of the GP Delegate, any Units and Listed Shares then owned beneficially or of record them or any of their Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof, and (b) at any meeting or vote of the holders of Listed Shares of the GP Delegate or in connection with any approval of the holders of Listed Shares, however called, the Parent Parties will vote, or cause to be voted, to the extent permitted under the Organizational Documents of the GP Delegate, all Listed Shares then owned, beneficially or of record, by them or any of their Subsidiaries, as of the record date for such meeting, in favor of, for purposes of determining the manner in which the I-Units are voted, the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof.

8.16 Special Committee.

(a) Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the GP Delegate to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Partnership Board that is a member of the Special Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 8.16 shall not apply to the filling, in accordance with the provisions of the Organizational Documents of the GP Delegate, of any vacancies caused by the resignation, death or incapacity of any such director.

(b) Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the Partnership Board is permitted or required pursuant to this Agreement, such determination, decision, approval, consent, waiver or agreement must be authorized by the Special Committee.

8.17 Performance by General Partner. Parent shall cause the General Partner and the General Partner shall cause the GP Delegate and the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the GP Delegate, the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the GP Delegate, the General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent, any of its Subsidiaries or any of their respective officers.

ARTICLE IX

CONDITIONS

9.1 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Partnership Unitholder Approval. The Unitholder Approval shall have been obtained in accordance with applicable Law and the Partnership Agreement.

(b) Listing. The shares of Parent Common Stock issuable to the holders of Class A Common Units pursuant to this Agreement shall have been authorized for listing on the NYSE and the TSX, subject to official notice of issuance.

(c) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

(d) Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or been threatened in writing by the SEC, unless subsequently withdrawn.

9.2 Conditions to Obligation of Parent, EUS and Merger Sub. The respective obligations of Parent, EUS and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Partnership Parties set forth in Section 6.3 (Authority; Approval and Fairness) and Section 6.6 (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of the Partnership set forth in Section 6.2 (Capital Structure of the Partnership) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and (iii) each other representation and warranty of the Partnership Parties set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Partnership Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b) Performance of Obligations of the Partnership. The Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Partnership Closing Certificate. Parent, EUS and Merger Sub shall have received a certificate signed on behalf of the Partnership by an executive officer of the Partnership certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied.

9.3 Conditions to Obligation of the Partnership Parties. The respective obligations of the Partnership Parties to consummate the Merger are also subject to the satisfaction or waiver by the Partnership at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Parent Parties and Merger Sub set forth in Section 7.3 (Authority; Approval) and Section 7.6 (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of Parent set forth in Section 7.2 (Capital Structure of Parent; Capitalization of Merger Sub) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time), except for such inaccuracies as would not be material in amount or effect; and (iii) the other representations and warranties of the Parent Parties and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Parent Material Adverse Effect set forth therein) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent, EUS and Merger Sub. Each of Parent, EUS and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent, EUS and Merger Sub Closing Certificate. The Partnership shall have received a certificate signed on behalf of Parent, EUS and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

10.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Partnership by action of the Parent Board and the Partnership Board, with approval of the Special Committee.

10.2 Termination by Either Parent or the Partnership. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Parent Board or the Partnership Board, with approval of the Special Committee, if:

(a) the Merger shall not have been consummated by March 18, 2019 (the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(b) the Unitholder Approval shall not have been obtained at the Partnership Unitholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(c) any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

10.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by the Parent Board if:

(a) prior to the time the Unitholder Approval is obtained, the Special Committee shall have made a Change of Recommendation; or

(b) at any time prior to the Effective Time, there has been a breach by the Partnership of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Partnership shall have become untrue, in either case, such that the conditions in Section 9.2(a) or Section 9.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty days after the giving of notice thereof by Parent to the Partnership or (ii) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.3(b) shall not be available to Parent if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

10.4 Termination by the Partnership. This Agreement may be terminated and the Merger may be abandoned by the Partnership Board, with approval of the Special Committee, if, at any time prior to the Effective Time, there has been a breach by Parent, EUS or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent, EUS or Merger Sub shall have become untrue, in either case, such that the conditions in Section 9.3(a) or Section 9.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (a) sixty days after the giving of notice thereof by the Partnership to Parent or (b) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.4 shall not be available to the Partnership if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

10.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article X, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement and (b) the provisions set forth in this Section 10.5 and the second sentence of Section 11.1 shall survive the termination of this Agreement.

10.6 Payment of Partnership Expenses. If this Agreement is terminated by (a) the Partnership pursuant to the provisions of Section 10.4 or (b) the Partnership or Parent pursuant to the provisions of Section 10.2(a) or 10.2(b), Parent shall pay to the Partnership by wire transfer of immediately available funds an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five (5) Business Days after such termination.

ARTICLE XI

MISCELLANEOUS AND GENERAL

11.1 Survival. ARTICLE I, this ARTICLE XI and the agreements of the Partnership Parties, the Parent Parties and Merger Sub contained in ARTICLE IV, ARTICLE V, Section 8.9 (Expenses), Section 8.10 (Indemnification; Directors’ and Officers’ Insurance) and Section 8.12 (Distributions) shall survive the Effective Time. ARTICLE I, this ARTICLE XI and the agreements of the Partnership Parties, the Parent Parties and Merger Sub contained in Section 8.9 (Expenses), Section 10.5 (Effect of Termination and Abandonment) and Section 10.6 (Payment of Partnership Expenses) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement.

11.2 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 8.10 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification or waiver, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that, in the case of amendments, modifications or waivers by the Partnership, any such amendments, modifications or waivers must be approved by the Special Committee. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party, in whole or in part, to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective; provided, further, that the Partnership may not make or authorize any such waiver without the prior approval of the Special Committee.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.4 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES: (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(c).

11.5 Specific Performance.

(a) Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including by a Party’s failing to take such actions as are required of such Party hereunder in order to consummate the Transactions), immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts, provided that such Party seeking specific performance, injunction or other equitable remedy pursuant to this Section 11.5 is not in material default under this Agreement. Each Party agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

(b) To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.

11.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and delivered in person or by courier service, by registered or certified mail, return receipt requested, or sent by email; provided that any email transmission must be promptly confirmed by telephone or email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:

If to the Partnership, General Partner or GP Delegate:

Enbridge Energy Partners, L.P.

5400 Westheimer Court

Houston, TX 77056

Attention:         Corporate Secretary

Telephone:       (713) 627-5400

Email:              USCorporateSecretary@enbridge.com

with a copy to the Special Committee’s legal counsel (which shall not constitute notice):

Bracewell LLP

Suite 2300

711 Louisiana Street

Houston, TX 77002

Attention:         Will Anderson

Telephone:       (713) 221-1122

Email:               will.anderson@bracewell.com

If to Parent:

Enbridge Inc.

200 Fifth Avenue Place

425 1st Street S.W.

Calgary, Alberta, Canada

T2P 3L8

Attention:         Corporate Secretary

Telephone:       (201) 231-5935

Email:               corporatesecretary@enbridge.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:         George J. Sampas

Telephone:       (212) 558-4000

Email:               sampasg@sullcrom.com

If to EUS or Merger Sub:

5400 Westheimer Court

Houston, TX 77056

Attention:         Corporate Secretary

Telephone:       (713) 627-5400

Email:               USCorporateSecretary@enbridge.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:         George J. Sampas

Telephone:       (212) 558-4000

Email:               sampasg@sullcrom.com

11.7 Entire Agreement.

(a) This Agreement (including any exhibits hereto), the Partnership Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters.

(b) Each Party acknowledges the provisions set forth in Section 6.16 (No Other Representations or Warranties) and Section 7.15 (No Other Representations or Warranties) and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Partnership Disclosure Letter, the Parent Disclosure Letter or any certificates delivered pursuant to this Agreement: (i) no Party has made or is making any other representations, warranties, statements, information or inducements; (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements; and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements provided to such Party by the other Party, in each case for clauses (i), (ii) and (iii), oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto.

11.8 Third-Party Beneficiaries. Except for, from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 8.10 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.9 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director employee (including any officer), incorporator, manager, member, partner, stockholder, unitholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 11.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

11.10 Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Partnership to take any action, such requirement shall be deemed to include an undertaking on the part of the Partnership to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

11.11 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

11.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 11.10, and any attempted or purported assignment or delegation in violation of this Section 11.12 shall be null and void; provided, however, that Parent may designate another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Partnership with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other wholly owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly owned Subsidiary as of the date of such designation; provided, further, that any such designation shall not prevent or materially impede or materially delay the consummation of the Transactions or otherwise adversely affect the rights of the unitholders of the Partnership under this Agreement in any material respect.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

ENBRIDGE ENERGY PARTNERS, L.P.
By	Enbridge Energy Management, L.L.C. (as delegate of its general partner)

By	/s/ Laura J. Buss Sayavedra
	Name:	Laura J. Buss Sayavedra
	Title:	Vice President

ENBRIDGE ENERGY COMPANY, INC. (acting both in its individual capacity and in its capacity as the general partner of the Partnership)

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

ENBRIDGE ENERGY MANAGEMENT, L.L.C.

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

[Signature Page to Agreement and Plan of Merger]

ENBRIDGE INC.

By	/s/ Al Monaco
	Name:	Al Monaco
	Title:	President & Chief Executive Officer

By	/s/ Tyler W. Robinson
	Name:	Tyler W. Robinson
	Title:	Vice President & Corporate Secretary

ENBRIDGE (U.S.) INC.

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

WINTER ACQUISITION SUB II, LLC

By	/s/ Kenneth C. Lanik
	Name:	Kenneth C. Lanik
	Title:	Tax Officer

ENBRIDGE US HOLDINGS INC.

By	/s/ David Taniguchi
	Name:	David Taniguchi
	Title:	Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Partnership Agreement Amendment

AMENDMENT NO. 2

TO

EIGHTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENBRIDGE ENERGY PARTNERS, L.P.

[●] [●], 20[●]

This Amendment No. 2 (this “Amendment No. 2”) to the Eighth Amended and Restated Agreement of Limited Partnership (as amended to date, the “Partnership Agreement”) of Enbridge Energy Partners, L.P. (the “Partnership”) is hereby adopted by Enbridge Energy Company, Inc., a Delaware corporation (the “General Partner”), as general partner of the Partnership, and the Limited Partners, together with any other Persons who become Partners in the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 15.1(j) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement to reflect an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3 of the Partnership Agreement;

WHEREAS, the Partnership entered into that certain Agreement and Plan of Merger, dated [●], 2018 (the “Merger Agreement”), among the Partnership, the General Partner, Enbridge Energy Management, L.L.C., Enbridge Inc., Enbridge (U.S.) Inc., Winter Acquisition Sub II, LLC and, solely for the purposes set forth therein, Enbridge US Holdings Inc.;

WHEREAS, Unitholder Approval (as defined in the Merger Agreement) of the Merger Agreement was obtained on [●], 2018, which Unitholder Approval constitutes approval of the Merger Agreement in accordance with Section 16.3 of the Partnership Agreement; and

WHEREAS, according pursuant to the power and authority granted to it under Section 15.1(j) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement is effected, necessitated and contemplated by the Merger Agreement.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment. Section 5.10(d)(iii) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows: “[Reserved.]”

Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment No. 2 will be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Amendment No. 2 as of [●][●], 20[●].

GENERAL PARTNER:

ENBRIDGE ENERGY COMPANY, INC.

By:
Name:
Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	Enbridge Energy Company, Inc., General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement.

By:
Name:
Title:

ANNEX B

September 17, 2018

The Special Committee of the Board of Directors

of Enbridge Energy Management, L.L.C.

5400 Westheimer Court

Houston, Texas 77056

Members of the Special Committee:

We understand that Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) among the Partnership, Enbridge Energy Company, Inc., a Delaware corporation and the general partner of the Partnership (the “General Partner”), Enbridge Energy Management, L.L.C., a Delaware limited liability company and the delegate of the General Partner (the “GP Delegate”), Enbridge Inc., a Canadian corporation (the “Parent”), Enbridge (U.S.) Inc., a Delaware corporation, Winter Acquisition Sub II, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Parent (“Merger Sub”), and, solely for the limited purposes set forth in the Merger Agreement, Enbridge US Holdings Inc., a Canadian corporation, pursuant to which Merger Sub will be merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger. As a result of the Merger, each outstanding Class A common unit representing limited partner interests of the Partnership (each, a “Class A Common Unit”) issued and outstanding immediately prior to the Effective Time, other than the Excluded Units, will be converted into the right to receive 0.3350 common shares (the “Exchange Ratio”), no par value, of the Parent (the “Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and defined terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.

The Special Committee of the board of directors of the GP Delegate (the “Special Committee”) has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the holders of Class A Common Units other than the Parent and its affiliates.

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available business and financial information relating to the Parent and the Partnership that we deemed to be relevant, including the Annual Reports on Form 10-K for the year ended December 31, 2017, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, and June 30, 2018, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission (the “Commission”) by the Parent or the Partnership, as applicable, since January 1, 2018;

(ii)

reviewed certain non-public historical and projected financial and operating data and assumptions relating to the Parent and the Partnership prepared and furnished to us by management of the Parent and the Partnership, as applicable, and reviewed and approved for use in connection with this opinion by the management of the Parent and the Partnership, as applicable;

(iii)

discussed the past and current operations, financial projections and current financial condition of the Parent and the Partnership with management of the Parent and the Partnership, as applicable (including their views on the risks and uncertainties associated therewith);

(iv)

reviewed certain non-public projected financial data relating to the Partnership under alternative business assumptions prepared and furnished to us by management of the Partnership, and discussed the assumptions stated therein with management of the Parent and the Partnership;

(v)	reviewed certain cost savings and U.S. federal income tax synergies projected by the management of the Parent and the Partnership to result from the Merger;

(vi)	reviewed publicly-available research analysts’ estimates for each of the Parent’s and the Partnership’s future financial performance on a standalone basis;

(vii)	performed discounted cash flow analyses on the Parent and the Partnership based on forecasts and other data provided by management of the Parent and the Partnership, as applicable;

(viii)	reviewed the reported prices and the historical trading activity of the Parent Common Stock and the Class A Common Units since September 14, 2016;

(ix)

compared the financial performance of the Parent and the Partnership, utilizing forecasts and other data provided by management of the Parent and the Partnership, as applicable, and each of their stock market trading multiples with those of certain other publicly traded partnerships and companies that we deemed relevant;

(x)

compared the financial performance of the Parent and the Partnership utilizing forecasts and other data provided by management of the Parent and the Partnership, as applicable, and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(xi)	reviewed the draft Merger Agreement, dated September 16, 2018; and

(xii)	performed such other analyses and examinations, held such other discussions, and considered such other factors and information that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Parent and the Partnership referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Parent and the Partnership, as applicable, as to the future financial performance of the Parent and the Partnership, including projected financial data related to alternative business assumptions for the Partnership reflected therein. We express no view as to any projected financial data relating to the Parent or the Partnership or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Parent and the Partnership and their outside advisors.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof, and that the Exchange Ratio will not be adjusted from 0.3350 shares of Parent Common Stock per Class A Common Unit. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger (including Unitholder Approval) will be obtained without any material delay, limitation, restriction or condition.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of any assets or liabilities of the Parent or the Partnership, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Parent or the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments or information of which we are not aware may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. In addition, we have relied upon and assumed, without independent verification, that the final Merger Agreement, as well as the agreements, instruments and documents referenced therein, will not differ in any respect that is material to our analysis from the respective drafts reviewed by us.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, to the Partnership and the holders of the Class A Common Units (other than the Parent and its affiliates) of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any exchange ratio received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other transactions or business or financial strategies that might be available to the Partnership currently or in the future, including any potential transaction or strategy reviewed by us, nor does it address the underlying business decision of the Parent or the Partnership to engage in the Merger or use the Exchange Ratio. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Class A Common Units or any business combination or other extraordinary transaction involving the Partnership. This letter, and our opinion, does not constitute a recommendation to the Special Committee, the GP Board of Directors, the holders of the Class A Common Units or any other persons in respect of the Merger, including as to how any holder of Class A Common Units or I-units representing limited partner interests in the Partnership should vote or act in respect of the Merger. We express no opinion herein as to the price at which the Class A Common Units or the Parent Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Parent, the Partnership and their advisors with respect to legal, regulatory, accounting and tax matters. Without limiting the generality of the foregoing, our opinion does not reflect the impact of any regulatory action, unasserted claims or litigation to which the Parent, the Partnership or any of their respective affiliates may be subject in the future. At the direction of the Special Committee and with its consent, our opinion makes no assumption or evaluation as to whether any assessment or valuation by the Partnership, the Parent or the Special Committee of any pending litigation is appropriate or accurate and the estimated value of any pending litigation used in our analysis has been provided to us by the Special Committee.

We received an initial fee for our services and will receive an opinion fee upon the rendering of this opinion (against which the initial fee will be credited). The opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. We may also receive a discretionary fee, subject to the sole discretion of the Special Committee. The Partnership has also agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement. Since January 1, 2016, we provided financial advisory services to the conflicts committee of the board of directors of Midcoast Holdings, L.L.C., an indirect subsidiary of the Parent, for which we received a fee and reimbursement of expenses. Except as described above, during the two-year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Partnership, the Parent or any of their respective affiliates, pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Parent, the Partnership or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Partnership, the Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein, is addressed to, and, except as set forth in our engagement letter with the Special Committee, for the information and benefit of, the Special Committee in connection with its evaluation of the proposed Merger. Except with respect to the use of this opinion in connection with any document relating to the Merger required to be filed with the Commission in accordance with our engagement letter with the Special Committee, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the holders of Class A Common Units other than the Parent and its affiliates.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director

PART II

Item 20. Indemnification of Directors and Officers.

Section 38 of By-law No. 1 of Enbridge Inc. (“Enbridge” or the “Corporation”) provides, with regard to indemnity and insurance under the Canada Business Corporations Act (the “Act”), in part as follows:

“Indemnity of directors, officers and others. Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if the individual:

(a)

acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful”.

The Act provides that a corporation may indemnify a director or officer, a former director or officer, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than an action by or on behalf of Enbridge to procure a judgment in its favor) in which the Indemnified Person is involved because of that association with Enbridge or other entity, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b). In respect of an action by or on behalf of Enbridge or other entity to procure a judgment in its favor, Enbridge, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by an Indemnified Person in connection with such action, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b). Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from Enbridge in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such Indemnified Person is made a party by reason of such Indemnified Person’s association with Enbridge or such other entity, if such Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b) and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such Indemnified Person ought to have done.

As authorized by Section 39 of By-law No. 1, Enbridge has an insurance policy which indemnifies directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the U.S. Securities Act.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the Merger Agreement filed as Exhibit 2.1 hereto, Enbridge agrees, in addition to its existing indemnification obligations under the Enbridge governing documents, to indemnify and hold harmless each present and former director and officer of EEQ and the General Partner, in each case, when acting in such capacity.

For more information on the indemnification and directors’ and officers’ insurance provisions in the Merger Agreement, see the section titled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [        ] in the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4.

Item 21.	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 17, 2018, among Enbridge Energy Management, L.L.C., Enbridge Inc., Winter Acquisition Sub I, Inc. and, solely for the purposes of Article I, Section 2.4 and Article X therein, Enbridge Energy Company, Inc. (attached as Annex A to the proxy statement/prospectus, which forms part of this registration statement) ±

3.1	Articles of Continuance of the Corporation, dated December 15, 1987 (incorporated by reference to Exhibit 2.1(a) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.2	Certificate of Amendment, dated August 2, 1989, to the Articles of the Corporation (incorporated by reference to Exhibit 2.1(b) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.3	Articles of Amendment of the Corporation, dated April 30, 1992 (incorporated by reference to Exhibit 2.1(c) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.4	Articles of Amendment of the Corporation, dated July 2, 1992 (incorporated by reference to Exhibit 2.1(d) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.5	Articles of Amendment of the Corporation, dated August 6, 1992 (incorporated by reference to Exhibit 2.1(e) to Enbridge’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.6	Articles of Arrangement of the Corporation dated December 18, 1992, attaching the Arrangement Agreement, dated December 15, 1992 (incorporated by reference to Exhibit 2.1(f) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.7	Certificate of Amendment of the Corporation (notarial certified copy), dated December 18, 1992 (incorporated by reference to Exhibit 2.1(g) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.8	Articles of Amendment of the Corporation, dated May 5, 1994 (incorporated by reference to Exhibit 2.1(h) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.9	Certificate of Amendment, dated October 7, 1998 (incorporated by reference to Exhibit 2.1(i) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.10	Certificate of Amendment, dated November 24, 1998 (incorporated by reference to Exhibit 2.1(j) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.11	Certificate of Amendment, dated April 29, 1999 (incorporated by reference to Exhibit 2.1(k) to Enbridge Inc.’s Registration Statement on Form S-8 filed May 7, 2001)(P)

3.12	Certificate of Amendment, dated May 5, 2005 (incorporated by reference to Exhibit 2.1(l) to Enbridge Inc.’s Registration Statement on Form S-8 filed August 5, 2005)

3.13	Certificate of Amendment, dated May 11, 2011 (incorporated by reference to Exhibit 3.13 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.14	Certificate of Amendment, dated September 28, 2011 (incorporated by reference to Exhibit 3.14 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.15	Certificate of Amendment, dated November 21, 2011 (incorporated by reference to Exhibit 3.15 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.16	Certificate of Amendment, dated January 16, 2012 (incorporated by reference to Exhibit 3.16 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

Exhibit No.	Description

3.17	Certificate of Amendment, dated March 27, 2012 (incorporated by reference to Exhibit 3.17 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.18	Certificate of Amendment, dated April 16, 2012 (incorporated by reference to Exhibit 3.18 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.19	Certificate of Amendment, dated May 17, 2012 (incorporated by reference to Exhibit 3.19 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.20	Certificate of Amendment, dated July 12, 2012 (incorporated by reference to Exhibit 3.20 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.21	Certificate of Amendment, dated September 11, 2012 (incorporated by reference to Exhibit 3.21 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.22	Certificate of Amendment, dated December 3, 2012 (incorporated by reference to Exhibit 3.22 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.23	Certificate of Amendment, dated March 25, 2013 (incorporated by reference to Exhibit 3.23 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.24	Certificate of Amendment, dated June 4, 2013 (incorporated by reference to Exhibit 3.24 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.25	Certificate of Amendment, dated September 25, 2013 (incorporated by reference to Exhibit 3.25 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.26	Certificate of Amendment, dated December 10, 2013 (incorporated by reference to Exhibit 3.26 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.27	Certificate of Amendment, dated March 10, 2014 (incorporated by reference to Exhibit 3.27 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.28	Certificate of Amendment, dated May 20, 2014 (incorporated by reference to Exhibit 3.28 to Enbridge’s Registration Statement on Form F-4 filed September 23, 2017)

3.29	Certificate of Amendment, dated July 15, 2014 (incorporated by reference to Exhibit 3.29 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.30	Certificate of Amendment, dated September 19, 2014 (incorporated by reference to Exhibit 3.30 to Enbridge Inc.’s Registration Statement on Form F-4 filed September 23, 2017)

3.31	Certificate of Amendment, dated November 22, 2016 (incorporated by reference to Enbridge Inc.’s Report of Foreign Issuer on Form 6-K filed December 1, 2016)

3.32	Certificate of Amendment, dated December 15, 2016 (incorporated by reference to Enbridge Inc.’s Report of Foreign Issuer on Form 6-K filed December 16, 2016)

3.33	Certificate of Amendment, dated July 13, 2017 (incorporated by reference to Enbridge Inc.’s Report of Foreign Issuer on Form 6-K filed July 13, 2017)

3.34	Certificate of Amendment, dated September 25, 2017 (incorporated by reference to Exhibit 3.34 to Enbridge Inc.’s Annual Report on Form 10-K filed February 16, 2018)

3.35	Certificate of Amendment, dated December 7, 2017 (incorporated by reference to Exhibit 3.35 to Enbridge Inc.’s Annual Report on Form 10-K filed February 16, 2018)

3.36	Certificate of Amendment, dated February 27, 2018 (incorporated by reference to Exhibit 3.1 to Enbridge Inc.’s Current Report on Form 8-K filed March 1, 2018)

Exhibit No.	Description

3.37	Certificate of Amendment, dated April 9, 2018 (incorporated by reference to Exhibit 3.1 to Enbridge Inc.’s Current Report on Form 8-K filed April 12, 2018)

3.38	Certificate of Amendment, dated April 10, 2018 (incorporated by reference to Exhibit 3.1 to Enbridge Inc.’s Current Report on Form 8-K filed April 12, 2018)

3.39	Amended and Restated General By-Law No. 1 of Enbridge Inc. (incorporated by reference to Enbridge’s Report of Foreign Issuer on Form 6-K filed February 27, 2017)

3.40	By-Law No. 2 of Enbridge Inc. (incorporated by reference to Enbridge Inc.’s Current Report on Form 6-K filed December 5, 2014)

5.1	Opinion of McCarthy Tétrault LLP regarding the validity of the securities issued by Enbridge Inc.

8.1	Opinion of Vinson & Elkins LLP regarding certain federal income tax matters*

23.1	Consent of McCarthy Tétrault LLP (included as part of Exhibit 5.1 hereto)

23.2	Consent of Vinson & Elkins LLP (included as part of Exhibit 8.1 hereto)*

23.3	Consent of PricewaterhouseCoopers LLP relating to Enbridge Inc.’s financial statements

23.4	Consent of PricewaterhouseCoopers LLP relating to Enbridge Energy Management, L.L.C. financial statements

23.5	Consent of PricewaterhouseCoopers LLP relating to Enbridge Energy Partners, L.P. financial statements referenced in Annex D hereto

24.1	Powers of Attorney (included on the signature page of this registration statement)

99.1	Form of Enbridge Energy Management, L.L.C. Proxy Card*

99.2	Consent of Goldman Sachs & Co. LLC

99.3	Consent of Evercore Group L.L.C.

±	Pursuant to Item 601(b)(2) of Regulation S-K, Enbridge Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.
*	To be filed by amendment.
(P)	Paper exhibits

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 10th day of October, 2018.

ENBRIDGE INC.

By:	/s/ Tyler W. Robinson

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert R. Rooney and Tyler W. Robinson, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the securities of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them deem appropriate in respect of the securities of the Registrant, to any and all amendments, including, without limitation, post-effective amendments, to this Registration Statement, and to any and all instruments and documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Al Monaco Al Monaco	President, Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2018

/s/ John K. Whelen John K. Whelen	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	October 10, 2018

/s/ Allen C. Capps Allen C. Capps	Vice President & Chief Accounting Officer (Principal Accounting Officer)	October 10, 2018

/s/ Gregory L. Ebel Gregory L. Ebel	Chair of the Board of Directors	October 10, 2018

/s/ Pamela L. Carter Pamela L. Carter	Director	October 10, 2018

/s/ Marcel R. Coutu Marcel R. Coutu	Director	October 10, 2018

/s/ Clarence P. Cazalot Jr. Clarence P. Cazalot Jr.	Director	October 10, 2018

/s/ J. Herb England J. Herb England	Director	October 10, 2018

/s/ Charles W. Fischer Charles W. Fischer	Director	October 10, 2018

/s/ V. Maureen Kempston Darkes V. Maureen Kempston Darkes	Director	October 10, 2018

Signature	Title	Date

/s/ Michael McShane Michael McShane	Director	October 10, 2018

/s/ Michael E. J. Phelps Michael E. J. Phelps	Director	October 10, 2018

/s/ Dan C. Tutcher Dan C. Tutcher	Director	October 10, 2018

/s/ Catherine L. Williams Catherine L. Williams	Director	October 10, 2018

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in her capacity as the duly authorized representative of Enbridge Inc. in the City of Houston, State of Texas, United States, on the 10th day of October, 2018.

ENBRIDGE INC.

By:	/s/ Kelly L. Gray
Kelly L. Gray Authorized Representative in the United States